Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:
	:	Chapter 11
:
VERTIS HOLDINGS, INC., et al.,	:
	:	Case Nos. 08-
:
Debtors.	:	(Jointly Administered)
:
x
x
In re	:
	:	Chapter 11
:
	:	Case Nos. 08-
ACG HOLDINGS, INC., et al.,	:
	:	(Jointly Administered)
Debtors.	:
:
x

DISCLOSURE STATEMENT RELATING TO THE JOINT
PREPACKAGED PLANS OF REORGANIZATION OF VERTIS
HOLDINGS, INC., ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY
CODE AND THE JOINT PREPACKAGED PLANS OF REORGANIZATION OF

ACG HOLDINGS, INC., ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP		RICHARDS, LAYTON & FINGER, P.A.
Attorneys for Vertis Debtors and		Attorneys for Vertis Debtors and
Vertis Debtors in Possession		Vertis Debtors in Possession
767 Fifth Avenue		One Rodney Square
New York, New York 10153		P.O. Box 551
Telephone: (212) 310-8000		Wilmington, Delaware 19899
Telephone: (302) 651-7700

KIRKLAND & ELLIS LLP		YOUNG CONAWAY STARGATT & TAYLOR, LLP
Attorneys for ACG Debtors and		Attorneys for ACG Debtors and
ACG Debtors in Possession		ACG Debtors in Possession
153 East 53rd Street		1000 West Street, 17th Floor
New York, New York 10022-4611		Wilmington, Delaware 19801
Telephone: (212) 446-4800		Telephone: (302) 571-6600
— and —
KIRKLAND & ELLIS LLP
Aon Center
200 East Randolph Dr.
Chicago, Illinois 60601
Telephone: (312) 861-2000

Dated:	June 11, 2008

VERTIS HOLDINGS, INC.
250 West Pratt Street, 18th Floor
Baltimore, MD 21201

June 11, 2008

To:	Vertis Holdings General Unsecured Claimants;
Vertis Holdings Term Loan Guarantee Claimants;
Vertis Term Loan Claimants;
Vertis Second Lien Noteholders;
Vertis Senior Noteholders; and
Vertis Senior Subordinated Noteholders:

We deliver to you herewith the attached disclosure statement (the “Disclosure Statement”), distributed pursuant to sections 1125 and 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), and ballots so that you may vote to accept or reject the proposed joint chapter 11 plans of reorganization of Vertis Holdings, Inc. (“Vertis Holdings”), Vertis, Inc. (“Vertis”), and certain subsidiaries of Vertis, Webcraft, LLC (“Webcraft”), Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing LLC, and USA Direct, LLC (collectively, the “Vertis Subsidiary Debtors,” and, collectively with Vertis Holdings and Vertis, the “Vertis Debtors” or the “Vertis Parties,” and the Vertis Debtors after the Effective Date (as defined below), the “Reorganized Vertis Debtors”) (collectively, the “Vertis Prepackaged Plan”), according to the ballot applicable to your respective notes or other claims.  The Vertis Debtors intend to use those votes that are returned to their voting agent, Financial Balloting Group LLC (the “Voting Agent”), by 5:00 p.m., Eastern Time, on July 11, 2008 to seek approval of the Vertis Prepackaged Plan in chapter 11 reorganization cases that the Vertis Debtors intend to commence shortly after such date.

The Vertis Prepackaged Plan effectuates a merger of the Vertis Debtors and ACG Holdings, Inc. (“ACG Holdings”), American Color Graphics, Inc (“ACG”), American Images of North America, Inc., Sullivan Marketing, Inc., and Sullivan Media Corporation (the “ACG Subsidiary Debtors,” and, collectively with ACG Holdings and ACG, the “ACG Debtors” or the “ACG Parties,” and the ACG Debtors after the Effective Date, the “Reorganized ACG Debtors,” together with the Reorganized Vertis Debtors, the “Reorganized Debtors”) – in conjunction with chapter 11 reorganization cases the ACG Debtors shall file contemporaneously with the Vertis Debtors’ chapter 11 cases seeking confirmation of the ACG Debtors’ proposed prepackaged plan of reorganization (the “ACG Prepackaged Plan,” and collectively with the Vertis Prepackaged Plan, the “Prepackaged Plans”) – and a comprehensive financial restructuring of the Vertis Debtors’ existing equity and debt structures.  The Vertis Prepackaged Plan is the product of negotiations over several months between the Vertis Debtors and (I) their creditors, including the holders of (a) substantially all general unsecured claims against Vertis Holdings and (b) holders of more than two-thirds (2/3) of the outstanding principal amount of each of (i) Vertis, Inc. 9¾% Senior Secured Second Lien Notes due 2009 (the “Vertis Second Lien Notes,” and the holders thereof, the “Vertis Second Lien Noteholders”), (ii) Vertis, Inc. 10 7/8% Senior Notes due 2009 (the “Vertis Senior Notes,” and the holders thereof, the “Vertis Senior Noteholders”), and (iii) Vertis, Inc. 13½% Senior Subordinated Notes due 2009 (the “Vertis Senior Subordinated Notes,” and the holders thereof, the “Vertis Senior Subordinated Noteholders”) (the Vertis Senior

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Subordinated Notes, together with the Vertis Second Lien Notes and the Vertis Senior Notes, the “Vertis Notes”), who have agreed to vote to accept the Vertis Prepackaged Plan, and (II) the ACG Debtors and their creditors, including the holders of American Color Graphics, Inc. 10% Senior Second Secured Notes due 2010.

The Vertis Debtors do not have the resources to pay all of their existing note obligations.  Through the merger and the financial restructuring of their equity and debt structures, the Vertis Prepackaged Plan will improve the Vertis Debtors’ financial condition and overall creditworthiness, and provide for significant projected business synergies between the merged Vertis Debtors and ACG Debtors.

The Vertis Prepackaged Plan is comprised of two (2) chapter 11 plans – one (1) for Vertis Holdings and one (1) for the substantively consolidated estates of Vertis and the Vertis Subsidiary Debtors.  The ACG Debtors are co-proponents with the Vertis Debtors of the Vertis Prepackaged Plan in the Vertis Debtors’ proposed chapter 11 cases and the Vertis Debtors are co-proponents of the ACG Prepackaged Plan in the ACG Debtors’ proposed chapter 11 cases.

The Vertis Debtors are seeking your vote on the Vertis Prepackaged Plan prior to the commencement of their chapter 11 cases.  By using this joint “prepackaged chapter 11 reorganization” method, the Vertis Debtors anticipate that their day-to-day business operations will remain largely unaffected by the bankruptcy proceedings, the duration of their chapter 11 cases will be significantly shortened, and the administration of the cases will be simplified and less costly.

Please review the attached Disclosure Statement carefully for details about voting, recoveries, the merger, the proposed financial restructuring, the Vertis Debtors, the ACG Debtors, their respective financial performance, and other relevant matters.  AS A HOLDER OF A CLAIM AGAINST THE VERTIS DEBTORS, YOU ARE ONLY ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “A” AND, UNLESS AND TO THE EXTENT THAT YOU HOLD A CLAIM AGAINST THE ACG DEBTORS,  YOU ARE NOT ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “B.”  The Vertis Debtors have established the following date for determining who is entitled to vote on the Vertis Prepackaged Plan (the “Record Date”) and deadline for their Voting Agent to receive votes (the “Voting Deadline”):

RECORD DATE:	June 5, 2008

VOTING DEADLINE:	July 11, 2008, 5:00 p.m., Eastern Time

Sincerely,

Vertis Holdings, Inc., et al.

/s/ Michael Dubose
Michael Dubose
Chief Executive Officer

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ACG HOLDINGS, INC.
100 Winners Circle
Brentwood, TN 37027

June 11, 2008

To:	ACG Second Lien Noteholders:

We deliver to you herewith the attached disclosure statement (the “Disclosure Statement”), distributed pursuant to sections 1125 and 1126(b) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) and ballots so that you may vote to accept or reject the proposed joint chapter 11 plan of reorganization (the “ACG Prepackaged Plan”) of ACG Holdings, Inc., (“ACG Holdings”) American Color Graphics, Inc. (“ACG”), American Images of North America, Inc., Sullivan Marketing, Inc., and Sullivan Media Corporation (the “ACG Subsidiary Debtors,” collectively with ACG Holdings and ACG, the “ACG Debtors” or the “ACG Parties,” and the ACG Debtors after the Effective Date (as defined below), the “Reorganized ACG Debtors”), according to the ballot applicable to your respective notes or other claims.  The ACG Debtors intend to use those votes that are returned to their voting agent, Financial Balloting Group LLC (the “Voting Agent”), by 5:00 p.m., Eastern Time, on July 11, 2008 to seek approval of the ACG Prepackaged Plan in chapter 11 reorganization cases that the ACG Debtors intend to commence shortly after that date.

The ACG Prepackaged Plan effectuates a merger of Vertis Holdings, Inc. (“Vertis Holdings”), Vertis, Inc. (“Vertis”), and certain subsidiaries of Vertis, Webcraft, LLC (“Webcraft”), Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing LLC, and USA Direct, LLC, (collectively, the “Vertis Subsidiary Debtors,” and, collectively with Vertis Holdings and Vertis, the “Vertis Debtors” or the “Vertis Parties,” and the Vertis Debtors after the Effective Date, the “Reorganized Vertis Debtors,” together with the Reorganized ACG Debtors, the “Reorganized Debtors”) and the ACG Debtors — in conjunction with a chapter 11 reorganization case the Vertis Debtors shall file contemporaneously with the ACG Debtors’ chapter 11 cases seeking confirmation of the Vertis Debtors’ proposed prepackaged plan of reorganization (the “Vertis Prepackaged Plan,” and collectively with the ACG Prepackaged Plan, the “Prepackaged Plans”) – and a comprehensive financial restructuring of the ACG Debtors’ existing equity and debt structures.  The ACG Prepackaged Plan is the product of negotiations over several months between the ACG Debtors, the Vertis Debtors (and certain of their creditors), and the ACG Debtors’ creditors, including the holders of more than two-thirds (2/3) of the outstanding principal amount of American Color Graphics, Inc. 10% Senior Second Secured Notes due 2010 (the “ACG Second Lien Notes,” and the holders thereof, the “ACG Second Lien Noteholders”), who have agreed to vote to accept the ACG Prepackaged Plan.

The ACG Debtors do not have the resources to pay all of their existing note obligations.  Through the merger and the financial restructuring of their equity and debt structures, the ACG Prepackaged Plan will improve the ACG Debtors’ financial condition and overall creditworthiness, and provide for significant projected business synergies between the merged ACG Debtors and Vertis Debtors.

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The ACG Debtors are co-proponents with the Vertis Debtors of the Vertis Prepackaged Plan in the Vertis Debtors’ proposed chapter 11 cases and the Vertis Debtors are co-proponents of the ACG Prepackaged Plan in the ACG Debtors’ proposed chapter 11 cases.

The ACG Debtors are seeking your vote on the ACG Prepackaged Plan prior to the commencement of their chapter 11 cases.  By using this “prepackaged chapter 11 reorganization” method, the ACG Debtors anticipate that their day-to-day business operations will remain largely unaffected by the bankruptcy proceedings, the duration of their chapter 11 cases will be significantly shortened, and the administration of the cases will be simplified and less costly.

Please review the attached Disclosure Statement carefully for details about voting, recoveries, the merger, the proposed financial restructuring, the ACG Debtors, the Vertis Debtors, their financial performance, and other relevant matters.  AS A HOLDER OF A CLAIM AGAINST THE ACG DEBTORS, YOU ARE ONLY ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “B” AND, UNLESS AND TO THE EXTENT THAT YOU HOLD A CLAIM AGAINST THE VERTIS DEBTORS,  YOU ARE NOT ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “A.”  The ACG Debtors have established the following date for determining who is entitled to vote on the ACG Prepackaged Plan (the “Record Date”) and deadline for their Voting Agent to receive votes (the “Voting Deadline”):

RECORD DATE:	June 5, 2008

VOTING DEADLINE:	July 11, 2008, 5:00 p.m., Eastern Time

Sincerely,

ACG Holdings, Inc., et al.

/s/ Stephen M. Dyott
Stephen M. Dyott
Chairman, Chief Executive Officer and President

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THIS SOLICITATION (THE “SOLICITATION”) OF VOTES  IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PREPACKAGED PLANS BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, THE VERTIS DEBTORS AND THE ACG DEBTORS EACH EXPECT TO SEEK PROMPTLY ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING  THE PREPACKAGED PLANS.

DISCLOSURE STATEMENT, DATED JUNE 11, 2008

Solicitation of Votes on the
Prepackaged Plans of Reorganization of

VERTIS HOLDINGS, INC., ET AL. AND
ACG HOLDINGS, INC., ET AL.

from the holders of outstanding

VERTIS HOLDINGS TERM LOAN GUARANTEE CLAIMS

VERTIS HOLDINGS GENERAL UNSECURED CLAIMS

VERTIS TERM LOAN CLAIMS
9¾% SENIOR SECURED SECOND LIEN NOTES OF VERTIS, INC.
10 7/8% SENIOR NOTES OF VERTIS, INC.
13½% SENIOR SUBORDINATED NOTES OF VERTIS, INC.
10% SENIOR SECOND SECURED NOTES OF AMERICAN COLOR GRAPHICS, INC.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE VERTIS PREPACKAGED PLAN AND THE ACG PREPACKAGED PLAN IS 5:00 P.M., EASTERN TIME, ON JULY 11, 2008, UNLESS EXTENDED BY VERTIS HOLDINGS, INC. OR ACG HOLDINGS, INC., AS APPLICABLE.

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RECOMMENDATION BY THE VERTIS DEBTORS

The Board of Directors of Vertis Holdings, Inc. and the Board of Directors or the sole member of each of its wholly owned direct and indirect subsidiaries have unanimously approved the transactions contemplated by the Solicitation and the Vertis Prepackaged Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Vertis Prepackaged Plan.  Holders of more than two-thirds (2/3) in outstanding principal amount of certain of the Classes of Claims entitled to vote on the Vertis Prepackaged Plan have already agreed to vote in favor of the Vertis Prepackaged Plan.

RECOMMENDATION BY THE ACG DEBTORS

The Board of Directors of ACG Holdings, Inc. and the Board of Directors of each of its wholly owned direct and indirect subsidiaries have unanimously approved the transactions contemplated by the Solicitation and the ACG Prepackaged Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the ACG Prepackaged Plan.  Holders of more than two-thirds (2/3) in outstanding principal amount of the one Class of Claims entitled to vote on the ACG Prepackaged Plan have already agreed to vote in favor of the ACG Prepackaged Plan.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO EITHER THE VERTIS PREPACKAGED PLAN OR THE ACG PREPACKAGED PLAN, AS APPLICABLE.

THE NEW VERTIS NOTES, NEW VERTIS HOLDINGS COMMON STOCK, AND NEW WARRANTS EXERCISABLE FOR SUCH COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.  THE ISSUANCE OF SUCH SECURITIES UNDER THE VERTIS PREPACKAGED PLAN IS BEING EFFECTED PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE.  THIS SOLICITATION IS BEING MADE ONLY TO THOSE CREDITORS WHO ARE ACCREDITED INVESTORS AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT.

THE NEW VERTIS NOTES, NEW VERTIS HOLDINGS COMMON STOCK, AND NEW WARRANTS EXERCISABLE FOR SUCH COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE VERTIS PREPACKAGED PLAN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  FORWARD-LOOKING STATEMENTS

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ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH (I) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE NORMAL COURSE, (II) VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE NEW COMMON STOCK TO BE ISSUED UNDER THE VERTIS PREPACKAGED PLAN, (III) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS, (IV) ADDITIONAL FINANCING REQUIREMENTS POST-RESTRUCTURING, (V) FUTURE DISPOSITIONS AND ACQUISITIONS, (VI) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES OR PRICING BY COMPETITORS, (VII) CHANGES TO THE COSTS OF COMMODITIES AND RAW MATERIALS, (VIII) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH, (IX) THE EFFECT OF CONDITIONS IN THE COMMERCIAL PRINTING INDUSTRY ON THE VERTIS DEBTORS AND THE ACG DEBTORS, (X) THE ABILITY TO OBTAIN RELIEF FROM THE BANKRUPTCY COURT TO FACILITATE THE SMOOTH OPERATION UNDER CHAPTER 11, (XI) THE CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLANS, AND (XII) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT.  DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT.  THE VERTIS DEBTORS AND THE ACG DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

HOLDERS OF PREPETITION TRADE CLAIMS, CUSTOMERS AND EMPLOYEES WILL NOT BE IMPAIRED BY THE PREPACKAGED PLANS, AND AS A RESULT THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PREPACKAGED PLANS.  DURING THE CHAPTER 11 CASES, THE VERTIS DEBTORS AND THE ACG DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS AND EMPLOYEES OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

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THE VERTIS DEBTORS AND THE ACG DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PREPACKAGED PLANS AND THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  THE TERMS OF THE VERTIS PREPACKAGED PLAN AND/OR ACG PREPACKAGED PLAN, AS APPROPRIATE, GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

CERTAIN OF THE INFORMATION CONTAINED HEREIN WAS PROVIDED BY THE VERTIS DEBTORS.  THE ACG DEBTORS HAVE NOT PERFORMED AN INDEPENDENT ANALYSIS AS TO THE ACCURACY OR COMPLETENESS THEREOF AND THEREFORE DISCLAIM ANY RESPONSIBILITY FOR SUCH INFORMATION.

CERTAIN OF THE INFORMATION CONTAINED HEREIN WAS PROVIDED BY THE ACG DEBTORS.  THE VERTIS DEBTORS HAVE NOT PERFORMED AN INDEPENDENT ANALYSIS AS TO THE ACCURACY OR COMPLETENESS THEREOF AND THEREFORE DISCLAIM ANY RESPONSIBILITY FOR SUCH INFORMATION.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLANS OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

INTERAL REVENUE SERVICE CIRCULAR 230 NOTICE:  TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR PRECONFIRMATION EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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INTRODUCTION

IMPORTANT — PLEASE READ

The Vertis Debtors and the ACG Debtors submit this Disclosure Statement in connection with (i) the Solicitation from accredited investors of acceptances (“Acceptances”) of the Vertis Prepackaged Plan substantially in the form set forth in Exhibit “A” and of the ACG Prepackaged Plan substantially in the form set forth in Exhibit “B,” both to be filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (ii) the hearing to consider confirmation of the Prepackaged Plans (the “Confirmation Hearing”), which will be scheduled by the Bankruptcy Court after the commencement of chapter 11 cases regarding the Vertis Debtors and ACG Debtors (the “Reorganization Cases”).

The Vertis Prepackaged Plan is comprised of two chapter 11 plans – one for Vertis Holdings and one for the substantively consolidated estates of Vertis and the Vertis Subsidiary Debtors.  The ACG Prepackaged Plan is comprised of five chapter 11 plans – one for ACG Holdings, one for ACG, Inc., one for American Images, one for Sullivan Marketing, and one for Sullivan Media.  The Vertis Debtors and the ACG Debtors are co-proponents of the Vertis Prepackaged Plan and the Vertis Debtors and the ACG Debtors are co-proponents of the ACG Prepackaged Plan.  The fact that the ACG Debtors and the Vertis Debtors have used a single Disclosure Statement to solicit votes to accept or reject their respective Prepackaged Plans will not be deemed to confer standing on holders of Claims against and Equity Interests in the Vertis Debtors in the ACG Debtors’ Reorganization Cases or to confer standing on holders of Claims against and Equity Interests in the ACG Debtors in the Vertis Debtors’ Reorganization Cases.

This Solicitation is being conducted at this time in order to obtain sufficient votes to enable the Prepackaged Plans to be confirmed by the Bankruptcy Court.  Capitalized terms used in this Disclosure Statement but not defined herein have the meanings ascribed to them in the Vertis Prepackaged Plan or ACG Prepackaged Plan, as applicable.

The Vertis Debtors and ACG Debtors are commencing this Solicitation after extensive discussions over the past several months between the Vertis Debtors and the ACG Debtors and their major creditor constituencies.  The discussions have resulted in substantial majorities of their major creditor groups agreeing to support the Restructuring Transaction (as defined below) and vote, as applicable, to accept the Prepackaged Plans subject to, and in accordance with the terms of, a Restructuring Agreement (as defined below) or other letter agreements, each dated May 22, 2008 (collectively with the Restructuring Agreement, the “Plan Support Agreements”).

Significantly, a Plan Support Agreement was executed by at least two-thirds (2/3) of the outstanding principal amount of the Vertis Debtors’ and the ACG Debtors’ public securities, including the:

(i)       Vertis Second Lien Noteholders,

(ii)      Vertis Senior Noteholders,

(iii)     Vertis Senior Subordinated Noteholders, and

(iv)     ACG Second Lien Noteholders.

Specifically, holders over two-thirds (2/3) of the outstanding principal amount of Vertis Second Lien Notes, Vertis Senior Notes, and ACG Second Lien Notes executed the Restructuring Agreement (collectively, the “Consenting Noteholders”).  In addition, taking into account the Vertis Senior Subordinated Notes held by certain shareholders of Vertis Holdings that have executed a Plan Support Agreement, holders of over two-thirds (2/3) of the outstanding principal amount of Vertis Senior Subordinated Notes, as well as holders of over two-thirds (2/3) of the outstanding amount of general unsecured claims against Vertis Holdings (the “Vertis Holdings General Unsecured Claims”), have also committed to vote for the Prepackaged Plans, as applicable.

Plan Support Agreements also were signed by a significant number of the Vertis Debtors’ shareholders, some of which are also creditors of the Vertis Debtors.

Vertis Holdings’ majority shareholders are:

•                  Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., and Thomas H. Lee Investors, L.P. (collectively, the “THL Fund Parties”), and certain other shareholders of Vertis Holdings who have invested in the securities of Vertis with the THL Fund Parties (the “Co-Investors,” and, collectively with the THL Fund Parties, the “THL Shareholder Parties”),

•                  Evercore Capital Partners, L.P., Evercore Capital Partners (NQ) L.P., and Evercore Capital Offshore Partners, L.P. (collectively, the “Evercore Shareholder Parties,” collectively with the THL Shareholder Parties and the controlled affiliates of both (other than the “portfolio companies” controlled or managed by them and the Vertis Debtors, as applicable), the “Vertis Shareholder Parties”), and

•                  CLI Associates, Inc. (“CLI”), which, along with the THL Shareholder Parties, is a member of CLI/THLEF IV Vertis LLC (“CLI/THL LLC”), which is also a shareholder of Vertis Holdings.

The THL Shareholder Parties own Vertis Senior Subordinated Notes and approximately 52% of those certain unsecured mezzanine notes issued by Vertis Holdings (the “Vertis Holdings Mezzanine Notes”).  In addition, the THL Shareholder Parties are members of CLI/THL LLC, which owns the other 48% of the Vertis Holdings Mezzanine Notes, and control 20% of CLI/THL LLC’s vote with respect to such Vertis Holdings Mezzanine Notes.  Certain affiliates of the THL Shareholder Parties, Thomas H. Lee Capital, LLC and THL Equity Advisors IV, LLC (together, the “THL Advisor Parties,” and collectively with the THL Shareholder Parties, the “THL Parties”), hold claims against Vertis Holdings for management fees for 2007 and 2008 pursuant to certain management agreements.

The Evercore Shareholder Parties own Vertis Senior Subordinated Notes.  In addition, an affiliate of the Evercore Shareholder Parties, Evercore Advisors Inc. (collectively with the Evercore Shareholder Parties, the “Evercore Parties,” and the Evercore Parties collectively with the THL Parties, the “THL/Evercore Parties”), holds a claim against Vertis Holdings for management fees for 2007 and 2008 pursuant to certain management agreements.

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CLI is a member of CLI/THL LLC and controls 80% of CLI/THL LLC’s vote with respect to CLI/THL LLC’s Vertis Holdings Mezzanine Notes.

As described below in more detail, the THL/Evercore Parties executed the THL/Evercore Letter Agreement and CLI executed the CLI Letter Agreement.  The Vertis Holdings Mezzanine Notes held by the THL Shareholder Parties and CLI/THL LLC and management fee claims of the THL Advisor Parties and Evercore Advisors Inc. are the only known Vertis Holdings General Unsecured Claims (the THL Shareholder Parties, CLI/THL LLC, and Evercore Advisors Inc., the “Vertis Holdings General Unsecured Claimants”).  Other than the Claims held by the Vertis Holdings General Unsecured Claimants, Vertis Holdings is not aware of any material secured or other claims against it.

Metalmark Subadvisor LLC (“Metalmark”), executed the Metalmark Letter Agreement (as defined below).

The Vertis Prepackaged Plan is premised upon the limited substantive consolidation of Vertis and the Vertis Subsidiary Debtors (but not Vertis Holdings).  This limited substantive consolidation is for purposes of the Vertis Prepackaged Plan only.  Accordingly, for purposes of the Vertis Prepackaged Plan, the assets and liabilities of Vertis and the Vertis Subsidiary Debtors are deemed the assets and liabilities of a single, consolidated entity and distributions to creditors are based upon that pool of assets and liabilities as if Vertis and the Vertis Subsidiary Debtors conducted business as a single economic entity.  The substantive consolidation of Vertis and the Vertis Subsidiary Debtors will not (other than for voting, treatment, and distribution purposes under the Vertis Prepackaged Plan) affect the legal and corporate structures of Vertis and the Vertis Subsidiary Debtors, including the corporate ownership of the Vertis Subsidiary Debtors, or any intercompany claims.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” Vertis Debtor classes are entitled to vote on the Vertis Prepackaged Plan and only holders of claims or interests in “impaired” ACG Debtor classes are entitled to vote on the ACG Prepackaged Plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under the Prepackaged Plans unless (1) the Prepackaged Plans leave unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

The following table summarizes the treatment and estimated recovery for creditors and shareholders under the Vertis Prepackaged Plan who hold Allowed Claims.  For a further explanation, please refer to the discussion in Section IV below, entitled “THE VERTIS PREPACKAGED PLAN” and the Vertis Prepackaged Plan itself:

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

Vertis Holdings Class 1	Vertis Holdings Priority Non-Tax Claims	Unimpaired	No (deemed to accept)	Paid in full in Cash.	100%

3

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

Vertis Holdings Class 2A	Vertis Holdings Revolving Credit Facility Guarantee Claims	Unimpaired	No (deemed to accept)	The treatment described on account of its Allowed Vertis Revolving Credit Facility Claim. Each holder of an Allowed Vertis Revolving Credit Facility Claim shall receive payment in full, in Cash, of the outstanding principal amount of its claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder.	100%

Vertis Holdings Class 2B	Vertis Holdings Term Loan Guarantee Claim	May be Impaired	Yes	The treatment described on account of its Allowed Vertis Term Loan Claim. Each holder of an Allowed Vertis Term Loan Claim shall, at Vertis’ option, subject to Noteholder Consent (as defined below), either (i) have such Claim paid in full, in Cash, in an amount equal to the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder, (ii) receive deferred Cash payments, of a value, as of the Effective Date, of at least the amount of such holder’s Allowed Vertis Term Loan Claim with a maturity date no later than the	100%

4

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

maturity date of the term loan portion of the Exit Financing; or (iii) be treated as otherwise agreed to by Vertis, subject to Noteholder Consent, and such holder of an Allowed Vertis Term Loan Claim.

Vertis Holdings Class 3	Vertis Holdings Other Secured Claims	Unimpaired	No (deemed to accept)

Each Allowed Vertis Holdings Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default. All Secured Claims not due and payable on or before the Effective Date shall, at Vertis Holdings’ option with Noteholder Consent, be paid (i) in the ordinary course of business in accordance with the course of practice between Vertis Holdings and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

100%

Vertis Holdings Class 4	Vertis Holdings General Unsecured	Impaired	Yes	Holders of Allowed Vertis Holdings General Unsecured	Approximately 1.8% (if the THL/Evercore

5

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

Claims

Claims will receive (i) a pro rata share of the $3.232 million Intercompany Payment; and (ii) if the THL/Evercore Letter Agreement and the CLI Letter Agreement have not been terminated as of the Effective Date, (a) the THL Parties shall receive $648,149 to be allocated among them on the same basis on which they participate in the Intercompany Payment, and (b) the Evercore Parties shall receive up to $25,000 in respect of legal fees and expenses incurred by the Evercore Parties in connection with the Restructuring Agreement and the THL/Evercore Letter Agreement; and if the CLI Letter Agreement has not been terminated as of the Effective Date, CLI shall receive $400,000; provided, however, if the THL/Evercore Letter Agreement has not been terminated as of the Effective Date, each holder may elect to receive all or a portion of its recovery in the form of the Vertis Holdings Alternative Recovery; provided further, however, that the value

Letter Agreement and the CLI Letter Agreement are not terminated).(1)

(1) As of the Effective Date, Vertis Holdings General Unsecured Claims are estimated to be approximately $245 million.

6

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

of the New Common Stock to be issued on account of the Vertis Holdings Alternative Recovery shall not exceed $400,000 in the aggregate, and if the amount of the Intercompany Payment to be foregone in respect of the Vertis Holdings Alternative Recovery exceeds $400,000, the Vertis Holdings Alternative Recovery shall be divided pro rata among all Vertis Holdings General Unsecured Claims for which such election was made; provided, further, however, that such maximum amounts allocable directly to the THL Fund Parties and their related Vertis Holdings Shareholders on account of the Vertis Holdings Alternative Recovery shall not exceed $250,000 in the aggregate. As to the New Common Stock that a holder elects to receive on account of the Vertis Holdings Alternative Recovery, the holder shall have the nontransferable right, exercisable within thirty (30) days after the first anniversary of the Effective Date, to sell (in whole and not in part) its shares of the New Common Stock to Vertis Holdings for

7

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

an amount in Cash equal to the holder’s foregone Cash recovery. For every dollar of Cash any holder foregoes in respect of the Vertis Holdings Alternative Recovery, (a) it shall receive the number of shares of New Common Stock equal to the value of the foregone cash based on the reorganized equity value of the Reorganized Vertis Debtors and (b) the Intercompany Payment shall be reduced by one (1) dollar.

Vertis Holdings Class 5	Vertis Holdings Section 510(b) Claims	Impaired	No (deemed to reject)	Each Vertis Holdings Section 510(b) Claim shall be extinguished with no distribution.	0%

Vertis Holdings Class 6	Vertis Holdings Equity Interests	Impaired	No (deemed to reject)	Each Vertis Holdings Equity Interest shall be cancelled with no distribution.	0%

Vertis Class 1	Vertis Priority Non-Tax Claims	Unimpaired	No (deemed to accept)	Each Allowed Vertis Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Allowed Vertis Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business and in accordance with the terms and conditions of any agreements	100%

8

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

				relating thereto.

Vertis Class 2A	Vertis Revolving Credit Facility Claims	Unimpaired	No (deemed to accept)	Each Allowed Vertis Revolving Credit Facility Claim shall be paid in full in Cash.	100%

Vertis Class 2B	Vertis Term Loan Claims	May be Impaired	Yes	Each Allowed Vertis Term Loan Claim will receive, at Vertis’ option (i) payment in full in Cash; (ii) deferred Cash payments of a value, as of the Effective Date, of at least the amount of such holder’s Allowed Vertis Term Loan Claim; or (iii) such other treatment as otherwise agreed to by Vertis, subject to Noteholder Consent, and each holder of an Allowed Vertis Term Loan Claim.	100%

Vertis Class 3	Vertis Other Secured Claims	Unimpaired	No (deemed to accept)	Each Allowed Vertis Other Secured Claim shall be reinstated or otherwise rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.	100%

9

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

Vertis Class 4	Vertis Second Lien Notes Claims	Impaired	Yes	Each holder of an Allowed Vertis Second Lien Notes Claim will receive from Vertis, on the Effective Date, (i) a pro rata share of $350 million in principal amount of the New Vertis Second Lien Notes; and (ii) cash in an amount equal to accrued and unpaid interest as of the Effective Date.	100%

Vertis Class 5	Vertis Senior Notes Claims	Impaired	Yes

Each holder of an Allowed Vertis Senior Notes Claim will receive from Vertis, on the Effective Date, (i) a pro rata share of $107 million in principal amount of New Vertis Senior Notes; and (ii) a pro rata share of 57.04% of the number of shares of New Common Stock outstanding on the Effective Date.

					57%(2)

(2) As of the Effective Date, Vertis Senior Notes Claims are estimated to be approximately $350 million of principal and approximately $22 million for accrued and unpaid interest as of the Petition Date (assuming a Petition Date of July 15, 2008).  This percentage is predicated upon the assumption that the New Vertis Senior Notes are issued at par.

10

Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

Vertis Class 6	Vertis Senior Subordinated Notes Claims	Impaired	Yes

Each holder of an Allowed Vertis Senior Subordinated Notes Claim will receive from Vertis, on the Effective Date, (i) a pro rata share of $27 million in principal amount of New Vertis Senior Notes; (ii) a pro rata share of 10% of the number of shares of New Common Stock outstanding on the Effective Date; and (iii) a pro rata share of the New Warrants.

					19%(3)

Vertis Class 7	Vertis General Unsecured Claims	Unimpaired	No (deemed to accept)	Allowed Vertis General Unsecured Claims shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed Vertis General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Vertis General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of	100%

(3) As of the Effective Date, Vertis Subordinated Notes Claims are estimated to be approximately $293.5 million of principal and approximately $25 million for accrued and unpaid interest as of the Petition Date (assuming a Petition Date of July 15, 2008).  This percentage is predicated upon the assumption that the New Vertis Senior Notes are issued at par.

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Class	Designation	Impairment	Entitled to Vote	Treatment of Allowed Claims	Approximate Recovery

the Vertis Debtors’ business and or (iii) as otherwise agreed by the Vertis Debtors, subject to Noteholder Consent, and the holder of such Claim; provided, however, that subject to the consent of the DIP Lenders, the Vertis Debtors, subject to the reasonable consent of the Vertis Informal Committee and the Vertis Second Lien Noteholder Group, may seek authority from the Bankruptcy Court to pay certain Vertis General Unsecured Claims in advance of the Effective Date in the ordinary course of business.

Vertis Class 8	Vertis Section 510(b) Claims	Impaired	No (deemed to reject)	Each Vertis Section 510(b) Claim shall be extinguished with no distribution.	0%

Vertis Class 9	Vertis Equity Interests	Unimpaired	No (deemed to accept)	All existing Vertis Equity Interests shall continue to be owned by Vertis Holdings. The Equity Interests of the Vertis Subsidiary Debtors shall continue to be owned by Vertis, Inc. or Webcraft, LLC, as applicable.	100%

The following table summarizes the treatment and estimated recovery for creditors and shareholders under the ACG Prepackaged Plan who hold Allowed Claims.  For a further explanation, please refer to the discussion in Section V below, entitled “THE ACG PREPACKAGED PLAN” and the ACG Prepackaged Plan itself:

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Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

ACG Holdings

ACG Holdings Class 1	Priority Non-Tax Claims against ACG Holdings	Unimpaired	No (deemed to accept)	Paid in full in Cash.	100%

ACG Holdings Class 2	ACG First Lien Credit Agreement Claims against ACG Holdings	Unimpaired	No (deemed to accept)	Will receive the treatment described on account of the holder’s Allowed ACG First Lien Credit Agreement Claim against ACG, Inc. in satisfaction of such holder’s First Lien Credit Agreement Claim against ACG Holdings.	100%

ACG Holdings Class 3	ACG Bridge Facility Agreement Claims against ACG Holdings	Unimpaired	No (deemed to accept)	Will receive the treatment described on account of the holder’s Allowed ACG Bridge Facility Agreement Claim against ACG, Inc. in satisfaction of such holder’s Bridge Facility Agreement Claim against ACG Holdings.	100%

ACG Holdings Class 4	ACG Secured Notes Claims against ACG Holdings	Unimpaired	No (deemed to accept)	Shall be cancelled in accordance with, and by operation of the 10% Indenture and the holders of such Claims shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such ACG Secured Notes.	100%

13

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

ACG Holdings Class 5	ACG Second Lien Notes Claims against ACG Holdings	Impaired	Yes

Will receive the treatment described on account of the holder’s Allowed ACG Second Lien Notes Claim against ACG, Inc. in satisfaction of such holder’s ACG Second Lien Note Claim against ACG Holdings. In addition to the foregoing distribution, each holder of an Allowed ACG Second Lien Notes Claim against ACG Holdings consents to the distribution by Vertis, on behalf of Vertis Holdings, of an amount of Cash equal to $92,000, which shall be transferred by the Disbursement Agent to the holders of the Allowed ACG Holdings Equity Interests pro rata based on the number of shares held by each holder of an ACG Holdings Equity Interest.

43%(4)

(4) As of the Effective Date, ACG Second Lien Notes Claims are estimated to be approximately $280 million of principal and $16.3 million accrued and unpaid interest as of the Petition Date (using a Petition Date of July 15, 2008).  This percentage is predicated upon the assumption that the New Vertis Senior Notes are issued at par.

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Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

ACG Holdings Class 6	Other Secured Claims against ACG Holdings	Unimpaired	No (deemed to accept)	Shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.	100%

15

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

ACG Holdings Class 7	General Unsecured Claims against ACG Holdings	Unimpaired	No (deemed to accept)

Shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed General Unsecured Claim against ACG Holdings, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by ACG Holdings and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.

100%

16

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

ACG Holdings Class 8	Section 510(b) Claims against ACG Holdings	Impaired	No (deemed to reject)	Extinguished with no distribution.	0%

ACG Holdings Class 9	ACG Holdings Equity Interests	Impaired	No (deemed to reject)	Cancelled with no distribution.	0%(5)

ACG, Inc.

ACG, Inc. Class 1	Priority Non-Tax Claims against ACG, Inc.	Unimpaired	No (deemed to accept)	Paid in full in Cash.	100%

ACG, Inc. Class 2	ACG First Lien Credit Agreement Claims against ACG, Inc.	Unimpaired	No (deemed to accept)	Paid in full in Cash.	100%

ACG, Inc. Class 3	ACG Bridge Facility Agreement Claims against ACG, Inc.	Unimpaired	No (deemed to accept)	Paid in full in Cash, including any unpaid interest (whether prepetition or postpetition) owing on or prior to the Effective Date.	100%

ACG, Inc. Class 4	ACG Secured Notes Claims against ACG, Inc.	Unimpaired	No (deemed to accept)	Shall be cancelled in accordance with, and by operation of the 10% Indenture and holders of such Claims shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such ACG Secured Notes.	100%

(5) Although the holders of ACG Holdings Equity Interests are receiving no distribution pursuant to the ACG Prepackaged Plan, the holders of ACG Second Lien Notes Claims consent to the distribution by Vertis, on behalf of Vertis Holdings, of an amount of Cash equal to $92,000, which shall be transferred by the Disbursement Agent to the holders of the Allowed ACG Holdings Equity Interests pro rata based on the number of shares held by each holder of an ACG Holdings Equity Interest.

17

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

ACG, Inc. Class 5	ACG Second Lien Notes Claims against ACG, Inc.	Impaired	Yes

Will receive from Vertis, on the Effective Date, (i) a pro rata share of $66 million in principal amount of the New Vertis Senior Notes; and (ii) a pro rata share of 32.96% of the number of shares of New Common Stock outstanding on the Effective Date.

					43%(6)

ACG, Inc. Class 6	Other Secured Claims against ACG, Inc.	Unimpaired	No (deemed to accept)	Shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.	100%

(6) As of the Effective Date, ACG Second Lien Notes Claims are estimated to be approximately $280 million of principal and $16.3 million accrued and unpaid interest as of the Petition Date (using a Petition Date of July 15, 2008).  This percentage is predicated upon the assumption that the New Vertis Senior Notes are issued at par.

18

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

ACG, Inc. Class 7	General Unsecured Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

Shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed General Unsecured Claim against ACG, Inc., which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by ACG, Inc. and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.

					100%

ACG, Inc. Class 8	Section 510(b) Claims against ACG, Inc.	Impaired	No (deemed to reject)	Extinguished with no distribution.	0%

ACG, Inc. Class 9	Equity Interests in ACG, Inc.	Unimpaired	No (deemed to accept)	Will continue to be owned by ACG Holdings.	100%

19

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

American Images

American Images Class 1	Priority Non-Tax Claims against American Images		No (deemed to accept)	Paid in full in Cash.	100%

American Images Class 2	Other Secured Claims against American Images	Unimpaired	No (deemed to accept)	Shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.	100%

20

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

American Images Class 3	General Unsecured Claims against American Images	Unimpaired	No (deemed to accept)

Shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed General Unsecured Claim against American Images, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by American Images and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.

					100%

American Images Class 4	Equity Interests in American Images	Unimpaired	No (deemed to accept)	Will continue to be owned by ACG, Inc.	100%

21

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

Sullivan Marketing

Sullivan Marketing Class 1	Priority Non-Tax Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)	Paid in full in Cash.	100%

Sullivan Marketing Class 2	Other Secured Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)	Shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default. All	100%

22

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

Sullivan Marketing Class 3	General Unsecured Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)

Shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed General Unsecured Claim against Sullivan Marketing, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by Sullivan Marketing and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.

					100%

Sullivan Marketing Class 4	Equity Interests in Sullivan Marketing	Unimpaired	No (deemed to accept)	Will continue to be owned by ACG, Inc.	100%

23

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

Sullivan Media

Sullivan Media Class 1	Priority Non-Tax Claims against Sullivan Media	Unimpaired	No (deemed to accept)	Paid in full in Cash.	100%

Sullivan Media Class 2	Other Secured Claims against Sullivan Media	Unimpaired	No (deemed to accept)	Shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.	100%

24

Class	Designation	Impairment	Entitled to Vote	Treatment	Approximate Recovery

Sullivan Media Class 3	General Unsecured Claims against Sullivan Media	Unimpaired	No (deemed to accept)

Shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of an Allowed General Unsecured Claim against Sullivan Media, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by Sullivan Media and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.

					100%

Sullivan Media Class 4	Equity Interests in Sullivan Media	Unimpaired	No (deemed to accept)	Will continue to be owned by ACG, Inc.	100%

The goal of the Vertis Debtors and the ACG Debtors is to consummate a restructuring transaction of both the Vertis Debtors and the ACG Debtors that is comprised of two (2) primary components (the “Restructuring Transaction”):

25

(i)    the Merger; and

(ii)   the Financial Restructuring (both as defined below).

As discussed in more detail below, in connection with the Prepackaged Plans and as part of the Restructuring Transaction, Victory Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Vertis (“Victory Merger Sub”), will be merged with and into ACG Holdings, with ACG Holdings surviving the merger (the “Merger”).  As a result of the Merger, ACG Holdings and its subsidiaries will become wholly-owned direct and indirect subsidiaries of Vertis.

In addition, on the Effective Date of the Prepackaged Plans and pursuant to the Financial Restructuring, Vertis shall distribute the following: (i) new second lien notes of Vertis in the same principal amount as its second lien existing notes (i.e., $350 million) (the “New Vertis Second Lien Notes”); (ii) new senior notes of Vertis in the total principal amount of $200 million (the “New Vertis Senior Notes,” and together with the New Vertis Second Lien Notes, the “New Vertis Notes”); (iii) one class of common stock of Vertis Holdings (the “New Common Stock”); and (iv) new warrants, which may be exercised, subject to certain terms and conditions described in more detail below, to purchase a number of shares of New Common Stock equal to an aggregate of 11.5% of the number of outstanding shares of New Common Stock as of the Effective Date at an exercise price of $0.01 per share (the “New Warrants”).

Under the Financial Restructuring, (i) the Vertis Holdings General Unsecured Claimants will receive from Vertis Holdings, their pro rata share of $3.232 million (the “Intercompany Payment”) and such other payments described in the THL/Evercore Letter Agreement (as defined below) and the CLI Letter Agreement (as defined below), (ii) the Vertis Second Lien Noteholders will receive from Vertis, New Vertis Second Lien Notes in the same principal amount as their existing notes; (iii) the Vertis Senior Noteholders will receive from Vertis $107 million of New Vertis Senior Notes and 57.04% of the outstanding shares of the New Common Stock; (iii) the Vertis Senior Subordinated Noteholders will receive from Vertis, $27 million of New Vertis Senior Notes, 10% of the outstanding shares of the New Common Stock and the New Warrants; (iv) the holders of the existing common stock of Vertis Holdings will have their shares cancelled and receive no distribution; and (v) the ACG Second Lien Noteholders will receive from Vertis, $66 million of the New Vertis Senior Notes and 32.96% of the New Common Stock.  General Unsecured Claims (other than the Vertis Holdings General Unsecured Claims) will be unimpaired and the existing Common Stock of Vertis Holdings and, pursuant to the Merger, the existing equity of ACG Holdings, will be cancelled.  Moreover, neither the Vertis Debtors nor the ACG Debtors currently plan to seek a bar date for filing Claims in their respective chapter 11 cases.

The Vertis Debtors and the ACG Debtors will seek Bankruptcy Court authority to continue paying trade and other unsecured Claims in the ordinary course of their businesses during their respective chapter 11 cases.

As discussed below in Section II(D), the Merger and Financial Restructuring reduce both Vertis’ and ACG’s leverage and enhance Vertis’ and ACG’s long-term growth prospects and competitive position.  In addition to reducing their debt, the companies expect to improve their operating performance and enhance their value through the realization of significant cost-saving synergies.  In 2009, the companies expect to achieve cost savings of approximately $34,600,000, growing to an annual run-rate of $68,000,000 by 2012, upon

26

completion of all of the expected initiatives.  The companies believe that such results could not be replicated in standalone restructurings of the Vertis Debtors and the ACG Debtors and creditor recoveries would be substantially reduced in standalone restructurings.

WHERE TO FIND ADDITIONAL INFORMATION: For detailed historical and projected financial information and financial estimates, see Section VI below, entitled “PROJECTIONS AND VALUATION ANALYSIS” and the following documents: (i) Vertis’ Form 10-K for the year ended December 31, 2007, filed with the SEC on April 1, 2008, (ii) Vertis’ Form 10-K/A for the year ended December 31, 2007, filed with the SEC on April 3, 2008; (iii) Vertis’ Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 20, 2008; (iv) ACG’s Form 10-K/A for the period ended March 31, 2007, filed with the SEC on August 21, 2007; and (v) ACG’s Form 10-Q for the period ended December 31, 2007, filed with the SEC on February 15, 2008, each of which are incorporated by reference herein  (collectively, the “SEC Filings”).

You may obtain copies of the above-referenced SEC Filings by visiting the website of the Securities and Exchange Commission at http://www.sec.gov and performing a search under the “Filings & Forms (EDGAR)” link.  Alternatively, you may request a copy of (i) any of the Vertis SEC Filings referred to above (excluding exhibits), at no cost, by contacting Vertis at the following address:  Vertis, Inc., 250 West Pratt Street, Baltimore, Maryland 21201, Attention: Company Secretary, or by making a telephone request directed to (410) 528-9800; and (ii) any of the ACG SEC Filings referred to above (excluding exhibits), at no cost, by contacting ACG at the following address:   100 Winners Circle, Brentwood, Tennessee 37027, or by making a telephone request directed to (615) 377-7427.

The Vertis Debtors’ legal advisors are Weil, Gotshal & Manges LLP and Richards, Layton & Finger, P.A. and their financial advisors are Lazard Freres & Co., LLC (“Lazard”).  They can be contacted at:

Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000 Attn: Gary T. Holtzer, Esq. Stephen A. Youngman, Esq.	Lazard Freres & Co., LLC 190 S. LaSalle Street, 31st Floor Chicago, IL 60603 (212) 632-6110 Attn: David Kurtz Dan Aronson

— and —

Richards, Layton & Finger, P.A. One Rodney Square P.O. Box 551 Wilmington, DE 19899 (302) 651-7700 Attn: Mark D. Collins, Esq. Michael D. Merchant, Esq.

The ACG Debtors’ legal advisors are Kirkland & Ellis LLP and Young Conaway Stargatt & Taylor, LLP and their financial advisors are Lehman Brothers.  They can be contacted at:

27

Kirkland & Ellis LLP 13 East 53rd Street New York, New York 10022-4611 (212) 446-4800 Attn: Paul M. Basta, Esq.	Lehman Brothers 745 Seventh Avenue New York, New York 10019 (212) 526-7000 Attn: Mark Shapiro Daniel Flores

— and —

Kirkland & Ellis LLP Aon Center 200 East Randolph Dr. Chicago, Illinois 60601 (312) 861-2000 Attn: Ray C. Schrock, Esq. Chad J. Husnick, Esq.

— and —

Young Conaway Stargatt & Taylor, LLP 1000 West Street, 17th Floor Wilmington, Delaware 19801 Telephone: (302) 571-6600 Attn: James L. Patton, Jr., Esq. Pauline K. Morgan, Esq.

Summary of Voting Procedures

To be counted, your vote (or the Master Ballot (as defined below) cast on your behalf) must be received, pursuant to the following instructions, by the Vertis Debtors’ and the ACG Debtors’ Voting Agent at the following address, before the Voting Deadline of 5 p.m. (Eastern Time) on July 11, 2008 (the “Voting Deadline”):

Financial Balloting Group LLC

By Mail/Overnight Courier/Hand:
Financial Balloting Group LLC
757 Third Avenue, 3rd Floor
New York, NY 10017

Confirm by Telephone: (646) 282-1801

ONLY HOLDERS OF CLAIMS AGAINST THE VERTIS DEBTORS ARE ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “A,” AND SUMMARIZED ABOVE UNDER THE SECTION ENTITLED “THE VERTIS PREPACKGED PLAN.”  HOLDERS OF CLAIMS ONLY AGAINST THE VERTIS DEBTORS ARE NOT ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “B,” AND  SUMMARIZED ABOVE IN THE SECTION ENTITLED “THE ACG

28

PREPACKAGED PLAN.”  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN VERTIS HOLDINGS CLASS 2B (VERTIS HOLDINGS TERM LOAN GUARANTEE CLAIMS, VERTIS HOLDINGS CLASS 4 (VERTIS HOLDINGS GENERAL UNSECURED CLAIMS), VERTIS CLASS 2B (VERTIS TERM LOAN CLAIMS), VERTIS CLASS 4 (VERTIS SECOND LIEN NOTES CLAIMS), VERTIS CLASS 5 (VERTIS SENIOR NOTES CLAIMS), AND VERTIS CLASS 6 (VERTIS SENIOR SUBORDINATED NOTES CLAIMS), EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE VERTIS PREPACKAGED PLAN.

ONLY HOLDERS OF CLAIMS AGAINST THE ACG DEBTORS ARE ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN.  HOLDERS OF CLAIMS ONLY AGAINST THE ACG DEBTORS ARE NOT ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN.  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN ACG CLASS 5 (ACG SECOND LIEN NOTES CLAIM) EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE ACG PREPACKAGED PLAN.

PURSUANT TO THE RESTRUCTURING AGREEMENT, ALL OF THE CONSENTING NOTEHOLDERS INTEND TO VOTE IN FAVOR OF THE VERTIS PREPACKAGED PLAN OR ACG PREPACKAGED PLAN, AS APPLICABLE.

* * *

For detailed voting instructions, see Section VII below, entitled “VOTING PROCEDURES AND REQUIREMENTS”, and the instructions on your Ballot.

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			Page

V.	The ACG Prepackaged plan		72

	A.	Classification and Treatment of Claims and Equity Interests Under the ACG Prepackaged Plan	72

	B.	Securities Law Matters	85

	C.	Means of Implementation and Post-Effective Date Governance:	86

	D.	Provisions Governing Distribution	89

	E.	Procedures for Treating Disputed Claims Under the ACG Prepackaged Plan	92

	F.	Provisions Governing Executory Contracts and Unexpired Leases	93

	G.	Conditions Precedent to the Effective Date	94

	H.	Effect of Confirmation	96

	I.	Retention of Jurisdiction	101

	J.	Miscellaneous Provisions	102

VI.	PROJECTIONS AND VALUATION ANALYSIS		106

	A.	Consolidated Condensed Projected Financial Statements	106

	B.	Valuation	119

VII.	CERTAIN FACTORS AFFECTING THE VERTIS DEBTORS AND ACG DEBTORS		128

	A.	The Bankruptcy Court May Not Approve the Compromises and Settlements Contemplated by the Prepackaged Plans	128

	B.	Parties in Interest May Object to the Vertis Debtors’ and the ACG Debtors’ Classification of Claims	129

	C.	The Vertis Debtors and the ACG Debtors May Object to the Amount or Secured or Priority Status of a Claim	129

	D.	In Certain Instances, Any Chapter 11 Case May be Converted to a Case under Chapter 7 of the Bankruptcy Code	129

	E.	The Bankruptcy Court May Not Confirm the Prepackaged Plans	130

	F.	The Vertis Debtors or ACG Debtors May Fail to Meet All Conditions Precedent to Effectiveness of the Prepackaged Plans	132

	G.	The Vertis Debtors or the ACG Debtors May Be Unable to Obtain Adequate Financing During the Pendency of these Prepackaged Cases	132

	H.	The Announcement of the Restructuring, Could Adversely Affect the Value of the Vertis Debtors’ and the ACG Debtor’s Businesses and thus, the Value of Their Stock and Existing Notes	132

ii

			Page

	I.	The Vertis Debtors or the ACG Debtors May Be Unsuccessful in Obtaining First Day Orders to Authorize Payment to Key Creditors in the Ordinary Course of Business	133

	J.	The Vertis Debtors and the ACG Debtors Cannot Predict the Amount of Time Needed in Bankruptcy to Implement their Respective Prepackaged Plan, and a Lengthy Bankruptcy Case Could Disrupt the Businesses, as well as Impair the Prospect for Reorganization on the Terms Contained in the Prepackaged Plans and Possibly Provide an Opportunity for Other Plans to be Proposed	133

	K.	The Vertis Debtors or the ACG Debtors May Seek to Amend, Waive, Modify or Withdraw their Respective Prepackaged Plan at Any Time Prior to the Confirmation Date	134

	L.	ACG May Be Unable to Obtain the Requisite Consent to Extend the Maturity Date of the 2008 Promissory Notes	135

	M.	Risk Factors Regarding Projections and Synergies	135

VIII.	VOTING PROCEDURES AND REQUIREMENTS		136

	A.	Voting Deadline	136

	B.	Voting Procedures	137

	C.	Parties Entitled to Vote	138

	D.	Nominees	139

	E.	Waivers of Defects, Irregularities, etc.	141

	F.	Further Information, Additional Copies	142

IX.	CONFIRMATION OF THE PREPACKAGED PLANS		142

	A.	Confirmation Hearing	142

	B.	Requirements for Confirmation of the Prepackaged Plans – Consensual Confirmation	143

	C.	Requirements for Confirmation of the Prepackaged Plans – Non-Consensual Confirmation	165

X.	FINANCIAL INFORMATION		167

	A.	General	167

	B.	Selected Financial Data	167

	C.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	167

	D.	Recent Performance	168

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLANs		168

iii

iv

Exhibits to Disclosure Statement

Exhibit A	Vertis Prepackaged Plan
Exhibit B	ACG Prepackaged Plan
Exhibit C	Merger Agreement
Exhibit D	Restructuring Agreement

v

I.

DESCRIPTION OF THE BUSINESSES

A.                                    General

1.                                      Vertis

Vertis is one of the leading printers of advertising inserts, newspaper products, direct mail services and related services to customers such as grocery stores, drug stores and other retail chains, general merchandise producers and manufacturers, financial and insurance service providers, newspapers, and advertising agencies.  By offering an extensive list of solutions across a broad spectrum of media, Vertis enables its customers to reach target customers with the most effective message.  Vertis has built a strong and longstanding customer base by providing high-quality, on-time and consistent solutions through its extensive networks.  For over three (3) decades, Vertis has provided complex solutions to some of the world’s largest companies, including many of today’s “Fortune 500” companies.

The principal methods of competition in Vertis’ business are pricing, quality, flexibility, customer targeting capabilities, breadth of service, timeliness of delivery and other value-added services.  The cost of paper, which is Vertis’ major raw material, is a principal factor in Vertis’ overall pricing to customers.  As such, changes in paper costs or in the proportion of paper supplied by customers may have a significant impact on sales, as Vertis passes through increases or decreases in the cost of paper to customers in the price of the printed product.

Vertis primarily operates through two (2) reportable business segments: advertising inserts (“Advertising Inserts”) and direct mail (“Direct Mail”).  Advertising Inserts provides a full product line of printed targeted advertising products inserted primarily into newspapers.  Direct Mail provides personalized direct mail and marketing products.  In addition, Vertis also provides premedia and related services (“Premedia”) as well as media planning and placement services (“Media Services”).

Advertising Inserts provides a full array of targeted advertising insert products and services.  The products and services include targetable advertising insert programs for retailers and manufacturers, newspaper products (TV magazines, Sunday magazines, color comics and special supplements), and consumer research.  Vertis is one of the leading providers of advertising inserts, newspaper TV listing guides and Sunday comics in the United States.  In 2007, Vertis produced more than thirty-one billion (31,000,000,000) advertising inserts, and this segment accounted for approximately 66.7% of Vertis’ total revenue for 2007.

Direct Mail provides a full array of targeted direct marketing products and services.  The products and services include highly customized one-to-one marketing programs, direct mail production with varying levels of personalization, data design, collection and management to identify target audiences, mailing management services, automated digital fulfillment services, effectiveness measurement and response management, warehousing and fulfillment services.  The total revenue from the Direct Mail segment accounted for approximately 26.4% of Vertis’ total revenue for 2007.

Premedia, Media Services and other technologies assist clients with their advertising campaigns, including digital content management, graphic design and animation, digital photography, compositing and retouching, in-store displays, billboards and building wraps, consulting services, newspaper advertising development, and media planning and placement and software solutions that deliver messages through alternative media channels such as emails, texting, personalized “URLs” and the Internet.  Premedia, Media and other technologies accounted for the remainder of Vertis’ total revenue for 2007.

Vertis Holdings is a Delaware corporation and the direct parent company of Vertis.  Vertis Holdings has no assets other than its shares in Vertis and the Intercompany Claim and it does not conduct any operations other than with respect to its ownership in Vertis.

2.                                      ACG

ACG Holdings is a Delaware corporation and the ultimate parent company of each of the ACG Debtors.  ACG is one of the leading printers of advertising inserts and newspaper products in the United States developed from a business that commenced operations in 1926.  ACG also is one of the most technologically advanced providers of premedia services in the United States.  Most of ACG’s operations are conducted by one Debtor, ACG.

Through its print and premedia services operations, ACG provides its customers with comprehensive services and solutions for their advertising and brand management programs.

ACG’s business historically has been focused upon providing print services.  ACG prints advertising inserts, comics and other publications, including television guide listings and local newspapers for approximately 220 national and regional retailers and approximately 150 newspapers.  Print services accounted for 89% of ACG’s sales in 2007 and 88% of ACG’s sales in 2006 and 2005.  Moreover, approximately 80% of ACG’s print sales derive from the printing of advertising inserts.  ACG’s advertising insert customers consist of discount, department, supermarket, home center, drug and automotive retailers.

ACG conducts its print processes at its eight print plants maintained in the United States and Canada.  ACG primarily utilizes two print processes to provide its advertising insert and other print services:  offset lithography (heatset and coldset) and flexography.  Most of the advertising inserts and comic book publications produced by ACG are printed using the offset process.  ACG uses the flexography process to print Sunday newspaper comics and comic focused advertising inserts.

ACG also offers premedia services to its customers.  Premedia services consist of several processes necessary for the preparation and management of advertising and packaging materials for printing and other mediums, including file preparation, page layout and design, image capture, asset and content management, creative concept and color and brand management.

ACG conducts its premedia operations at its eight print plants, six stand alone premedia facilities and eighteen managed services sites, which are premedia facilities located at a customer’s premises.  Premedia services accounted for 11% of ACG’s sales in 2007 and 12% of ACG’s sales in 2006 and 2005.

ACG Holdings is the ACG Debtors’ ultimate parent company.  ACG Holdings is a privately held company.  ACG Holdings owns all of the outstanding capital stock of ACG, Inc.  ACG, Inc., in turn, owns all of the outstanding capital stock of American Images, Sullivan Marketing, and Sullivan Media.  ACG, Inc. also owns 100% of the interests in non-Debtor American Color Graphics Finance, LLC (“Graphics Finance”).

B.                                    Selected Financial Information

1.                                      Vertis

As of March 31, 2008, Vertis and the Vertis Subsidiary Debtors had approximately $1.3 billion of revenue for the prior 12-month period and approximately 5,600 employees in North America and their unaudited consolidated financial statements reflected assets of approximately $500 million and liabilities of approximately $1.4 billion.  As of March 31, 2008, Vertis Holdings’ unaudited consolidated financial statements reflected assets of approximately $500 million and liabilities of approximately $1.7 billion.  For a reconciliation of Adjusted EBITDA to income or loss from continuing operations, and a description of the adjustments made, see “Vertis Selected Historical Consolidated Financial Data,” and “Unaudited Pro Forma Condensed Consolidated Financial Information” in this Disclosure Statement.

2.                                      ACG

ACG’s revenue for the 12-month period ended December 31, 2007, was approximately $429.4 million.  As of February 29, 2008, ACG has approximately $214.9 million in total assets and approximately $499.3 million in total liabilities, including approximately $388.7 million of secured funded debt.  As of February 29, 2008, the ACG Debtors employed approximately 2,030 employees, including approximately 175 employees in their Canadian print plant.

C.                                    Corporate History and Organization Structure

1.                                      Vertis

Vertis was incorporated in Delaware in 1993 under its previous name, BFP Holdings Corp.  Its parent, Vertis Holdings, was incorporated in Delaware in 1997 under its previous name, Big Flower Holdings, Inc.  The other Vertis Debtors have been acquired by Vertis or Webcraft, one of Vertis’ subsidiaries.  Most recently, in May 2006, Vertis acquired USA Direct, LLC through Webcraft.  All of the Vertis Subsidiary Debtors are also incorporated or organized in Delaware.

The chart below summarizes Vertis’ corporate structure:

Vertis Receivables II, LLC, Laser Tech Color Mexico S.A. de C.V., Vertis Digital Services Ltd. (UK), and Vertis Fragrance SARL (France) are non-debtor subsidiaries of Vertis or Webcraft.

2.                                      ACG

ACG, Inc. was incorporated in New York in 1972.  Its parent, ACG Holdings, was incorporated in Delaware in 1989.  The other ACG Debtors have been acquired by ACG, Inc.  American Images of North America, Inc. is a New York corporation.  Sullivan Marketing, Inc. is a Delaware corporation.  Sullivan Media Corporation is a Delaware corporation.

The chart below summarizes ACG’s corporate structure:

Graphics Finance is a non-Debtor subsidiary of ACG, Inc.  Graphics Finance is a special purpose vehicle formed in conjunction with ACG’s borrowing under the ACG Receivables Facility (as defined below).

D.                                    Prepetition Indebtedness and Capital Structure

1.                                      Vertis

There is no established public trading market for Vertis Holdings’ common stock.  As of March 31, 2008, there were (i) approximately seventy-seven (77) unrestricted shareholders of Vertis Holdings’ common stock, (ii) an additional thirty-three (33) shareholders of Vertis Holdings’ common stock subject to restriction under a management compensation plan and (iii) an additional thirty-four (34) holders of rights to shares of Vertis Holdings’ common stock.  The THL Shareholder Parties maintain the position of controlling shareholder of Vertis Holdings.  The Evercore Shareholder Parties are beneficial owners of Vertis Holdings’ common stock.

(1)           Vertis Revolving Credit Facility and Vertis Term Loan

Vertis’ primary source of funding is a revolving senior credit facility, dated as of December 22, 2004 (as amended, supplemented or otherwise modified from time to time, the “Vertis Prepetition Credit Agreement”), by, among others, Vertis, as a borrower, GECC Capital Markets Group, Inc., as sole lead arranger, General Electric Capital Corporation (“GE Capital”), as agent, and certain lenders party thereto.  The Vertis Prepetition Credit Agreement provides for the availability of $250 million, consisting of $200 million available under a revolving credit facility (the “Vertis Revolving Credit Facility”) and $50 million available under a term loan (the “Vertis Term Loan,” collectively with the Vertis Revolving Credit Facility, the “Vertis First Lien Facility”) and is secured by a first lien on substantially all of Vertis’ personal and real property, other than the accounts receivable sold to Vertis Receivables (as defined below) under the A/R Facility (as defined below).  The Vertis Prepetition Credit Agreement matures on December 22, 2008.  Vertis Holdings and the Vertis Subsidiary Debtors are guarantors under the Vertis

Prepetition Credit Agreement.  As of March 31, 2008, the balance owed under the Vertis Prepetition Credit Agreement was approximately $187.8 million, consisting of $ 137.8 million in revolving credit advances and the $50 million term loan.

(2)           Vertis A/R Facility

Vertis is also party to a three-year Receivables Sale and Servicing Agreement (as amended, supplemented or otherwise modified from time to time, the “A/R Sale and Servicing Agreement”), which terminates on December 22, 2008, pursuant to which Vertis sells substantially all of the trade accounts receivable generated by Vertis (the “A/R Accounts Receivable”) to its non-debtor subsidiary Vertis Receivables II, LLC (the “Vertis Receivables”).  Vertis Receivables funds the purchase of the A/R Accounts Receivable through the issuance of $130 million variable rate trade receivable backed notes pursuant to a Receivables Funding and Administration Agreement (as amended, supplemented or otherwise modified from time to time, the “A/R Funding and Administration Agreement,” and, together with the A/R Sale and Servicing Agreement, the “A/R Facility”), dated as of November 25, 2005, by and among, Vertis Receivables and GE Capital, as lender and administrative agent (the “A/R Agent,” and the lenders under the A/R Facility, the “A/R Lenders”).  As of March 31, 2008, approximately $106.3 million was outstanding under the A/R Funding and Administration Agreement.

(3)           Vertis Notes

In addition, Vertis is the issuer of the Vertis Notes, which, together, constitute:  (i) approximately $350 million aggregate principal amount outstanding of the Vertis Second Lien Notes, issued pursuant to an indenture dated as of June 6, 2003 and expiring on April 1, 2009 (as amended from time to time, the “9 3/4% Indenture”), secured by a second lien on substantially all of the same collateral securing the Vertis Prepetition Credit Agreement; (ii) approximately $350 million aggregate principal amount outstanding of the Vertis Senior Notes, issued pursuant to an indenture dated as of June 24, 2002 and expiring on June 15, 2009 (as amended from time to time, the “10 7/8% Indenture”; and (iii) approximately $294 million aggregate principal amount outstanding of the Vertis Senior Subordinated Notes, issued pursuant to an indenture dated as of February 28, 2003 and expiring on December 7, 2009 (as amended from time to time, the “13 1/2% Indenture”).  The Vertis Subsidiary Debtors have guaranteed repayment of each of the Vertis Notes.

As of March 31, 2008, Vertis Holdings has approximately $240 million in aggregate principal amount outstanding of the Vertis Holdings Mezzanine Notes issued pursuant to a Mezzanine Note and Warrant Purchase Agreement, originally dated as of December 7, 1999, by and among, Vertis Holdings and various purchasers (as amended from time to time, the “Vertis Holdings Mezzanine Agreement”).  The THL Shareholder Parties and the CLI/THL LLC are direct owners of the Vertis Holdings Mezzanine Notes.

2.                                      ACG

ACG Holdings is a privately held company.  ACG Holdings owns all of the outstanding capital stock of ACG, Inc.  As of the February 29, 2008, ACG has approximately $499.3 million in total liabilities, including $388.7 million of secured funded debt.  ACG’s secured funded debt consists of:  (a) a first lien credit facility, secured by substantially all of the ACG Debtors’ assets; (b) a bridge loan facility, secured by substantially all of the ACG Debtors’ assets; (c) a series of second lien notes, secured by substantially all of the ACG Debtors’ assets;

(d) a trade receivables facility, secured by substantially all of the assets of Graphics Finance; (e) $2.6 million of capital leases secured by the underlying equipment.

a.                                       First Lien Credit Facility.

On May 5, 2005, ACG entered into the amended and restated credit agreement (as amended, the “ACG First Lien Credit Agreement”), by and among Debtor American Color Graphics, Inc., as borrower, Banc of America Securities, LLC, as sole lead arranger and book manager, Bank of America, N.A., as administrative agent, and certain lenders.  The First Lien Credit Agreement provides for a $95 million senior secured facility (the “ACG First Lien Facility”) that matures on December 2009, and is comprised of (a) a $55 million revolving credit facility ($40 million of which may be used for letters of credit) and (b) a $40 million term loan facility.  The ACG Debtors’ obligations under the ACG First Lien Facility are secured by a first priority lien on substantially all of the Debtors’ assets, subject to certain exceptions.  As of June 6, 2008, the ACG Debtors have outstanding obligations under the ACG First Lien Facility of approximately $75.4 million (not including approximately $19.5 million in issued, but un-drawn letters of credit).

b.                                       Bridge Facility.

On March 3, 2008, in an effort to improve ACG’s liquidity position, ACG entered into the Bridge Facility Agreement (the “Bridge Facility Agreement”), by and among Debtor ACG, Inc., as borrower, and Special Situations Investing Group, Inc., as administrative agent, and certain lenders party thereto.  The Bridge Facility Agreement provides for term loans in an aggregate principal amount not to exceed $8 million (the “Bridge Facility”).

On June 4, 2008, the Company amended and restated the Bridge Facility Agreement providing for additional term loans in an aggregate principal amount not to exceed $11.265 million.  An initial borrowing under the amended and restated Bridge Facility of $6.5 million was consummated on June 4, 2008.  As of June 6, 2008, approximately $15.3 million remains outstanding under the Bridge Facility.

c.                                       ACG Second Lien Notes.

On July 2, 2003, in connection with a recapitalization of Holdings, the ACG Debtors issued $280,000,000 of 10% senior secured notes due June 15, 2010 (the “ACG Second Lien Notes”) under that certain indenture, dated as of July 3, 2003, by and among Debtor American Color Graphics, Inc., as issuer, ACG Holdings, as guarantor, and The Bank of New York Trust Company, as trustee (the “10% Indenture”).  The ACG Second Lien Notes accrue interest semi-annually at a rate of 10% per annum payable in cash on June 15 and December 15.  ACG Holdings has fully and unconditionally guaranteed on a senior basis the ACG Second Lien Notes.

d.                                       ACG Secured Notes.

On November 14, 2007, in connection with securing the consent of the holders of ACG Second Lien Notes to defer the December 15, 2007 interest payment, ACG, Inc. issued $15.6 million senior, second secured non-interest bearing promissory notes due March 15, 2008 (the “2007 Promissory Notes”) under the 10% Indenture.

On March 14, 2008, in connection with securing the consent of the holders of the 2007 Promissory Notes to defer the March 15, 2008 maturity date, ACG issued $15.2 million senior, second secured non-interest bearing promissory notes due June 15, 2008 (the “2008 Promissory Notes”) under the 10% Indenture.  The holders of 2007 Promissory Notes that did not consent to deferring the maturity date of the 2007 Promissory Notes were paid in full on account of such 2007 Promissory Notes on March 15, 2008.

In June 2008, in connection with securing the consent of the holders of the 2008 Promissory Notes to defer the June 15, 2008 maturity date ACG will issue senior, second secured non-interest bearing promissory notes due September 15, 2008 (the “ACG Secured Notes”) under the 10% Indenture in principal amount equal to the value of the 2008 Promissory Notes held by consenting holders.  The holders of 2008 Promissory Notes that do not consent to deferring the maturity date of the 2008 Promissory Notes will be paid in full on account of such 2008 Promissory Notes on June 15, 2008.  As of June 6, 2008, approximately $15.2 million in aggregate principal amount of 2008 Promissory Notes remain Outstanding.

In accordance with, and by operation of the 10% Indenture, on the Effective Date the ACG Secured Notes shall be cancelled, and the holders of the ACG Secured Notes shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such ACG Secured Notes.

e.                                       ACG Receivables Facility.

On September 26, 2006, ACG entered into the credit agreement (as amended, the “ACG Receivables Credit Agreement”), by and among non-Debtor Graphics Finance, as borrower, Banc of America Securities, LLC, as sole lead arranger and book manager, and Bank of America, N.A., as administrative agent, collateral agent and lender, and certain other lenders.  The ACG Receivables Credit Agreement provides for a trade receivables facility (the “ACG Receivables Facility”) with a maximum borrowing availability of $35 million (subject to a borrowing base limitation linked to 85% of the balances of eligible accounts receivable less certain minimum excess availability requirements).  Borrowings under the ACG Receivables Facility are secured by a first priority lien on substantially all the assets of Graphics Finance, which consist primarily of any receivables sold by Debtor ACG, Inc. to Graphics Finance pursuant to a receivables contribution and sale agreement.  Debtor ACG, Inc. services these receivables pursuant to a servicing agreement with Graphics Finance.  None of the ACG Debtors has guaranteed the obligations of Graphics Finance under the ACG Receivables Facility.  The ACG Receivables Facility expires on December 15, 2009, at which time all outstanding borrowings under the facility become payable in full.  As of June 6, 2008, ACG has outstanding obligations under the ACG Receivables Facility of $20.6 million.

The ACG Debtors intend to seek Bankruptcy Court authority to use the proceeds of the ACG Debtor-in-Possession Financing (as defined below) to refinance the ACG Receivables Facility.  To the extent that the ACG Receivables Facility is not refinanced with the ACG Debtor-in-Possession Financing, the ACG Debtors will pay off any remaining balance with the proceeds of the Exit Financing (defined below).

II.

KEY EVENTS LEADING TO THE SOLICITATION AND DECISION
TO COMMENCE VOLUNTARY CHAPTER 11 REORGANIZATION CASES

A.                                    Financial Concerns Stemming from Industry-Specific Events

As noted above, Vertis and ACG each have a high level of debt and a history of recurring net losses primarily due to their respective need to make large interest payments on their long-term debt.  As further described in the SEC Filings, all incorporated by reference herein, Vertis and ACG have been suffering declining revenues in their core businesses and face significant economic challenges caused by trends in the advertising industry, increased competition, unsustainable levels of debt, general economic conditions and other factors.  Vertis and ACG believe that the financial challenges facing them necessitate restructurings of their respective debt.  Through the reduction of debt levels and the creation of multiple value-creating synergies achieved by the combination of Vertis and ACG, Vertis and ACG believe the Restructuring Transaction will provide greater value to their stakeholders than respective standalone restructurings or any other alternative.

The advertising and marketing services industry is highly competitive and the core businesses of Vertis and ACG face increased competition and pressure on profit margins for a number of reasons.  Vertis and ACG believe that the advertising insert business generally suffers from excess industry capacity, causing industry-wide price pressure and competition for volume.  Moreover, the introduction of new technologies has given Vertis’ and ACG’s customers new and alternative ways of delivering advertising to consumers, making them less reliant on insert advertising.  For example, the development of the Internet has significantly impacted the printing business, leading to a decline in newspaper circulation and a corresponding decline in print advertising.  Other competing forms of traditional and newer media, such as direct mail, e-mail, mobile messaging and personalized “URLs” have had a similar effect.  Furthermore, technological advances in digital transmission of data, low cost computing and advertising creation have resulted in certain end-users producing advertising content in-house, which has negatively impacted profitability.  Marketers have trended toward multi-channel advertising campaigns, which leverage more than one type of medium in addition to advertising inserts, to expand their coverage.  Furthermore, there has been consolidation among businesses that traditionally use advertising inserts to convey their messages.  And, finally, customers are subject to cost pressures, including the increased cost of paper.  These factors have resulted in declining profit margins in the core businesses of Vertis and ACG.  A future period of economic downturn could further increase competition and price pressures and affect sales and profitability.

B.                                    Company-Specific Events

1.                                      Vertis

a.                                       Restructuring Initiatives

Vertis began a restructuring program in the first quarter of 2007 (the “2007 Program”) aimed at streamlining operations to capitalize on operating efficiencies and to reduce overhead, as well as addressing the continuing issue of industry-wide over-capacity.  The goal of the 2007 Program was to allow Vertis to compete more efficiently in the highly competitive business environment.  The 2007 Program included reductions in work force of approximately 275 employees, the closure of two (2) facilities and vacating one (1) floor in Vertis’ corporate offices.  Vertis continued to focus intently on its restructuring initiatives through the first half of 2008, which included additional reductions in workforce of approximately 192 employees, and further cost-cutting initiatives including, among other things, the closure of an Advertising Inserts production facility in San Leandro, California.

In addition to the foregoing operational initiatives, Vertis pursued certain strategic initiatives.  On July 21, 2007, Vertis announced that it and ACG had signed a letter of intent to merge the operations of ACG into Vertis’ nationwide marketing and printing services platform.   Vertis noted the complementary nature of the two (2) privately-held companies’ expertise in advertising inserts and premedia services, other service offerings, and clients.  Vertis also noted that the merger would have integrated ACG’s eight (8) production facilities with capabilities in commercial offset and flexographic printing, and six (6) premedia service centers into Vertis.

On October 1, 2007, however, Vertis announced that it had terminated the letter of intent relating to the proposed merger after its proposed September 30, 2007 deadline passed without an affirmative response from ACG.  Nevertheless, Vertis indicated at that time that it would be open to further merger discussions with ACG.  Please see Section II(C)(i) for further discussions about Vertis’ merger discussions.

b.                                       Vertis’ Liquidity Issues and Highly Leveraged Capital Structure

While it pursued operational and strategic restructuring initiatives, Vertis also realized that it would have to engage in a financial restructuring to fix its overly leveraged balance sheet.  The near-term debt maturities on substantially all of its debt, as well as a substantial concern regarding its ability to finance such debt when it came due, led Vertis to begin negotiations with representatives of its major creditor constituencies.

As noted, the Vertis Prepetition Credit Agreement and the A/R Funding and Administration Agreement – the Vertis Debtors’ primary sources of liquidity – expire on December 22, 2008.  In addition, the Vertis Notes, under which an aggregate of $993.5 million principal amount is outstanding, are due April 1, 2009, June 15, 2009, and December 7, 2009, respectively.  Based on its 2008 forecast, Vertis believed it would not have sufficient liquidity to make the principal payment on the Vertis Prepetition Credit Agreement upon the maturity date unless it was able to refinance, restructure, amend or otherwise replace the facility.  Therefore, Vertis determined that its ability to continue as a going concern beyond December 2008 was dependent upon its ability to refinance the Vertis Prepetition Credit Agreement, as well as the A/R Facility, or obtain alternate financing.  For that reason, Vertis engaged in discussions with the parties to the Vertis Prepetition Credit Agreement and the A/R Funding and Administration Agreement to amend, extend or replace those agreements prior to their December 2008 maturity.

Vertis also explored (or reexplored) other alternatives, including industry consolidation opportunities such as an acquisition or merger.  In connection with these efforts as well as its restructuring efforts, Vertis retained Lazard as its financial advisors.

While it was negotiating a financial restructuring with its creditors, Vertis faced severe liquidity issues.  As of March 31, 2008, Vertis had approximately $26.6 million of availability under the Vertis Prepetition Credit Agreement, which Vertis did not believe was sufficient to meet its obligations inclusive of upcoming interest payments on its debt.  On April 1, 2008, Vertis filed the Annual Report on Form 10-K with the SEC (as amended by a Form 10-K/A on April 3, 2008), which provided disclosure of Vertis’ financial difficulties.  In light of Vertis’ disclosed financial situation, certain of Vertis’ customers and suppliers indicated they were reluctant to do business with Vertis on customary terms, which led to the further tightening of Vertis’ liquidity position.  Accordingly, while it continued negotiations on a financial restructuring, Vertis also took actions to preserve and enhance near-term liquidity.

To that end, on April 1, 2008, Vertis elected to forego making the $17.1 million interest payment due on that date on account of the Vertis Second Lien Notes.  Under the 9¾% Indenture, Vertis had a thirty (30) day grace period in which to make this interest payment before triggering an event of default.  On April 3, 2008, Vertis and certain of the lenders under the Vertis Prepetition Credit Agreement signed a forbearance agreement (the “Vertis Prepetition Credit Agreement Forbearance Agreement”) under which the revolving credit lenders – notwithstanding the default under the Vertis Prepetition Credit Agreement resulting from the missed interest payment – agreed to continue to make revolving credit loans until the earliest to occur of (i) May 27, 2008, (ii) the failure of Vertis to satisfy certain borrowing availability conditions under the Vertis Prepetition Credit Agreement, or (iii) the occurrence of certain other events.  The lenders also agreed to forbear during the forbearance period from exercising certain of their other rights and remedies against Vertis that may exist as a result of Vertis’ failure to make the interest payment on the Vertis Second Lien Notes. (7)

Vertis used the thirty-day grace period to attempt to finalize a restructuring agreement, but were unsuccessful in doing so prior to the expiration thereof.  In light of the ongoing negotiations, however, on April 30, 2008, Vertis and holders of an aggregate of approximately 77% of the outstanding principal amount of the Vertis Second Lien Notes entered into a forbearance agreement (the “Vertis Second Lien Notes Forbearance Agreement”) pursuant to which such holders agreed to forbear from exercising their rights and remedies under the 9¾% Indenture with respect to the missed interest payment and from directing the trustee under the 9¾% Indenture from exercising any such rights and remedies on the holders’ behalf until the occurrence of any of the following events:  (i) the failure of a specified percentage of certain note holders having executed the Restructuring Agreement (as defined below) on or before May 13, 2008; (ii) the termination of the Restructuring Agreement in accordance with its terms; (iii) the occurrence of certain events under the Vertis Prepetition Credit Agreement Forbearance Agreement; (iv) the occurrence of certain events under the A/R Facility Forbearance Agreement; or (v) the occurrence of certain other events described in the Vertis Second Lien Notes Forbearance Agreement.  The holders of the Vertis Second Lien Notes that are parties to the Vertis Second Lien Notes Forbearance Agreement also agreed that during the forbearance period they would not sell, pledge or otherwise transfer any Vertis Second Lien Notes except under certain conditions.  Because the Restructuring Agreement was not finalized prior to May 13, 2008, the parties entered into two (2) amendments to the Vertis Second Lien Notes Forbearance Agreement on May 14, 2008 and May 20, 2008, each extending the applicable forbearance period.  As a result of the Restructuring Agreement having been executed on May 22, 2008, the terms and conditions of the Vertis Second Lien Notes Forbearance Agreement, as amended, remain in full force and effect.

On May 27, 2008, Vertis and certain of the lenders under the Vertis Prepetition Credit Agreement agreed to amend the Vertis Prepetition Credit Agreement Forbearance Agreement.  Pursuant to the amendment (the “Vertis Prepetition Credit Agreement Forbearance

(7) On April 2, 2008, Vertis Receivables, Vertis, the Vertis Subsidiary Debtors, and GE Capital, also entered into a forbearance agreement with respect to the A/R Facility (the “A/R Facility Forbearance Agreement”).

Agreement Amendment”), dated as of May 27, 2008, the Vertis Parties’ lenders agreed to forbear from exercising (i) their right to not make any additional advances or incur any additional letter of credit obligations under the Vertis Prepetition Credit Agreement, and (ii) certain of their rights and remedies against the Vertis Parties that may exist as a result of the Vertis Parties’ failure to make the interest payment on June 1, 2008 under the Vertis Senior Subordinated Notes and on June 15, 2008 under the Vertis Senior Notes, in addition to the interest payment due on April 1, 2008 under the Vertis Second Lien Notes. The agreement to forbear will remain in effect until the earliest to occur of (i) July 16, 2008, (ii) the failure of the Vertis Parties to satisfy certain borrowing availability conditions under the Vertis Prepetition Credit Agreement or (iii) the occurrence of certain other events described in the Vertis Prepetition Credit Agreement Forbearance Agreement Amendment as “Forbearance Defaults”, which include the occurrence of further defaults or events of default under the terms of the Vertis Prepetition Credit Agreement and any breach or default under the Merger Agreement or the Restructuring Agreement, among others (the “New Forbearance Period”).(8)

To preserve liquidity, Vertis determined not to make the interest payment due on the Vertis Senior Subordinated Notes on June 1, 2008 and the interest payment due on the Vertis Senior Notes on June 15, 2008.  In connection therewith, in the Plan Support Agreements, the holders of notes signatory thereto agreed to forbear from exercising any remedies relating to Vertis’ failure to make interest payments on any of the Vertis Notes or the acceleration thereof.

2.                                      ACG

ACG has experienced similar financial difficulties.  The commercial printing industry in which ACG operates is a large, highly fragmented and capital-intensive industry.  The fragmented nature of the industry has resulted in significant overcapacity.  Over the past few years, as a result of such overcapacity, ACG has experienced significant competitive pricing pressures.  The aggressive pricing strategies of certain of ACG’s competitors have negatively impacted ACG’s earnings.  Indeed, since 2004, ACG has experienced net losses ranging from approximately $15.7 million to $28.6 million.

On October 4, 2007, ACG announced that its board of directors had determined to conduct a review of its strategic options and would work with its financial advisor, Lehman Brothers, in connection with the review.  ACG stated that its strategic options could include, among other things, seeking to sell ACG Holdings, seeking to exchange some or all of the ACG Second Lien Notes for other securities of ACG Holdings, seeking waivers or amendments from the requisite lenders under the ACG First Lien Credit Facility, the ACG Receivables Facility, and the ACG Second Lien Notes, seeking to incur additional indebtedness above currently permitted

(8) In connection therewith, pursuant to the First Amendment to Forbearance Agreement (the “Amendment to the A/R Facility Forbearance Agreement”), dated as of May 27, 2008, the A/R Lenders and the A/R Agent agreed to forbear from exercising (i) their right to not make any additional advances under the A/R Facility, and (ii) certain of their rights and remedies that may exist as a result of the Vertis Parties’ failure to make the interest payment on June 1, 2008 under the Vertis Senior Subordinated Notes and on June 15, 2008 under the Vertis Senior Notes, in addition to the interest payment due on April 1, 2008 under the Vertis Second Lien Notes. The agreement to forbear as per the Amendment to the A/R Facility Forbearance Agreement will remain in effect until the earliest to occur of (i) July 16, 2008, (ii) the termination of the New Forbearance Period, and (iii) the occurrence of certain other events described in the Amendment to the A/R Facility Forbearance Agreement as “Forbearance Termination Events”, which include the occurrence of further termination events under the terms of the A/R Facility and any breach or default under the Merger Agreement or the Restructuring Agreement, among others.

levels (if the requisite lenders under the ACG First Lien Credit Facility, ACG Receivables Facility, and the ACG Second Lien Notes permit it), seeking to refinance the ACG First Lien Credit Facility and the ACG Receivables Facility, or taking other actions that could have a material effect on ACG.

On November 5, 2007, to ensure that there was sufficient time and liquidity to carefully consider its strategic options, ACG solicited the consent of the holders of the ACG Second Lien Notes to defer the December 15, 2007 interest payment on the ACG Second Lien Notes in exchange for 2007 Promissory Notes with a principal amount equal to the sum of the amount of the cash interest payment deferred and a consent fee of one-percent of the principal amount of the ACG Second Lien Notes held by each holder.  After receiving the requisite consent of ninety percent of the holders of ACG Second Lien Notes, ACG, Inc. issued the 2007 Promissory Notes on November 14, 2007.

Also on November 14, 2007, the ACG Debtors obtained a waiver of defaults with respect to the ACG Debtors’ non-compliance with certain leverage ratio and reporting obligations covenants under the ACG First Lien Credit Facility and the ACG Receivables Facility.  On November 14, 2007, ACG also obtained a $5 million supplemental term loan under the ACG First Lien Credit Agreement (the “Supplemental Term Loan”).

On February 14, 2008, certain provisions of the ACG First Lien Credit Facility and the ACG Receivables Facility were amended or waived to temporarily waive through and including March 13, 2008, any default under such bank credit facilities resulting from noncompliance with the first lien coverage ratio covenant in each such bank credit facility as of September 30 and December 31, 2007, for all purposes of such bank credit facilities (including, without limitation, for the purpose of determining ACG’s entitlement to make additional borrowings under either such bank credit facility on or prior to such date).  Such amendment and waiver also (a) waived through and including March 13, 2008, the requirement that ACG repay the Supplemental Term Loan, (b) amended certain terms relating to borrowings thereunder, including, without limitation, (i) requiring that all new loans be base rate or prime rate loans, (ii) amending the rates applicable to borrowings to, in effect, increase such rates prospectively, and (iii) changing required interest payment dates on base rate or prime rate loans from quarterly to monthly, (c) required that ACG maintain certain daily levels of minimum total availability under its first lien bank credit facilities going forward (and deleted the total liquidity maintenance covenant in each such facility), and (d) waived through and including March 13, 2008, ACG’s noncompliance with its obligation thereunder to deliver its consolidated financial statements for the fiscal year ended March 31, 2007, accompanied by a report or opinion of its independent certified public accountants that was not subject to any “going concern” explanatory paragraph.

To obtain additional liquidity necessary to continue operations while ACG continued to review its restructuring options, on March 3, 2008, ACG, Inc., as borrower, and ACG Holdings as guarantor, entered into the Bridge Facility providing for additional term loans in an aggregate principal amount not to exceed $8 million.

On March 3, 2008, certain provisions of the ACG First Lien Credit Facility and the ACG Receivables Facility were also amended or waived to temporarily waive, through and including June 6, 2008, any default under such bank credit facilities resulting from noncompliance with the first lien coverage ratio covenant in each such bank credit facility as of September 30 and December 31, 2007, and March 31, 2008, for all purposes of such bank credit facilities (including, without limitation, for the purpose of determining ACG’s entitlement to make additional borrowings under either such bank credit facility on or prior to such date).  Such amendment and waiver also (a) waived through and including June 6, 2008, the requirement that ACG repay the Supplemental Term Loan, (b) permitted the indebtedness and liens under the Bridge Facility, (c) amended the requirement that the Company maintain certain daily levels of minimum total availability under its bank credit facilities going forward, (d) requires that ACG maintain certain daily levels of minimum total indebtedness under the Bridge Facility going forward, and (e) waived through and including June 6, 2008, ACG’s noncompliance with its obligation thereunder to deliver its consolidated financial statements for the fiscal years ended March 31, 2007 and 2008, accompanied by a report or opinion of its independent certified public accountants that was not subject to any “going concern” explanatory paragraph.  Such waivers of defaults are terminable upon the earliest to occur of (a) the occurrence of any other default or event of default under the ACG First Lien Credit Agreement and the ACG Receivables Facility, (b) the occurrence of any default or event of default under the Bridge Facility not waived or cured within the applicable grace period, if any, and (c) the failure of ACG to consummate the consent solicitation by March 14, 2008 in accordance with its terms.  ACG agreed to pay consenting lenders an aggregate amendment fee of $850,000 in connection with such amendments on June 6, 2008, subject to earlier payment under certain circumstances.

On March 5, 2008, ACG solicited the consent of the holders of the 2007 Promissory Notes to defer the March 15, 2008 maturity date for the 2007 Promissory Notes by canceling the 2007 Promissory Notes in exchange for 2008 Promissory Notes with a principal amount equal to the face amount of the 2007 Promissory Notes.  After receiving the requisite consent of ninety-eight percent of the holders of 2007 Promissory Notes, ACG, Inc. issued the 2008 Promissory Notes on March 14, 2008.

On June 4, 2008, certain provisions of the ACG First Lien Credit Facility and the ACG Receivables Facility were also amended or waived to temporarily waive through and including August 15, 2008, any default under such bank credit facilities resulting from noncompliance with the first lien coverage ratio covenant in each such bank credit facility as of September 30 and December 31, 2007, and March 31, 2008, for all purposes of such bank credit facilities (including, without limitation, for the purpose of determining ACG’s entitlement to make additional borrowings under either such bank credit facility on or prior to such date).  Such amendment and waiver also (a) waived through and including August 16, 2008, the requirement that ACG repay the Supplemental Term Loan, (b) permitted the indebtedness and liens under the Bridge Facility, (c) amended the requirement that the Company maintain certain daily levels of minimum total availability under its bank credit facilities going forward, (d) requires that ACG maintain certain daily levels of minimum total indebtedness under the Bridge Facility going forward, and (e) waived through and including August 16, 2008, ACG’s noncompliance with its obligation thereunder to deliver its consolidated financial statements for the fiscal years ended March 31, 2007 and 2008, accompanied by a report or opinion of its independent certified public accountants that was not subject to any “going concern” explanatory paragraph.  Such waivers of defaults are terminable upon the earliest to occur of (a) the occurrence of any other default or event of default under the ACG First Lien Credit Agreement and the ACG Receivables Facility, (b) the occurrence of any default or event of default under the Bridge Facility not waived or cured within the applicable grace period, if any, and (c) the failure of ACG to consummate  the solicitation of consents to defer the June 15, 2008 maturity of the 2008 Promissory Notes by June 13, 2008 in accordance with its terms.

On June 4, 2008, following execution of the Restructuring Agreement and Merger Agreement, ACG began discussions with its existing lenders and noteholders to obtain additional liquidity to continue operations during the Solicitation of approval for the Prepackaged Plans.  ACG entered into an amendment to the Bridge Facility Agreement providing for additional term loans in an aggregate principal amount not to exceed an additional $11.265 million.  An initial borrowing under the amended Bridge Facility of $6.5 million was consummated on June 4, 2008.  Availability of additional borrowings under the Bridge Facility is subject to certain customary conditions precedent, as well as the following additional conditions precedent: (a) commencement and, for funding dates on or after June 16, 2008, consummation of the consent solicitation, (b) continuing effectiveness of all waivers and agreements granted or entered into on February 14, March 3, and June 4, 2008, by or with the lenders under the ACG First Lien Credit Agreement and the ACG Receivables Facility and (c) continuing effectiveness of the Merger Agreement and the Restructuring Agreement.

On June 4, 2008, ACG began soliciting the consent of the holders of the 2008 Promissory Notes to defer the June 15, 2008 maturity date for the 2008 Promissory Notes by canceling the 2008 Promissory Notes in exchange for Amended 2008 Promissory Notes with a principal amount equal to the face amount of the 2008 Promissory Notes.  Upon receiving the requisite consent of ninety-eight percent (98%) of the holders of 2008 Promissory Notes, the ACG Debtors will issue the ACG Secured Notes.  As discussed in the section on Risk Factors (ACG May Be Unable to Obtain the Requisite Consent to Extend the Maturity Date of the 2008 Promissory Notes), there can be no assurance that holders of the 2008 Promissory Notes will deliver the requisite consent to adopt the extension of the maturity date of the 2008 Promissory Notes.

The Restructuring Transaction will provide numerous benefits to Vertis, ACG, and their stakeholders including, among other things, an aggregate reduction in debt obligations and a lowered leverage ratio (particularly after accounting for synergies).

C.                                    The Restructuring Transaction

In February 2008, certain of the Consenting Noteholders approached Vertis and ACG and asked them to reopen their merger discussions.  This led to negotiations among various stakeholders and the entry into the Merger Agreement (as defined below), the Restructuring Agreement (as defined below), and the other Plan Support Agreements, and the formulation of the Prepackaged Plans to effectuate the Restructuring Transaction.

1.                                      The Merger

On May 22, 2008, Vertis Holdings, Vertis, Victory Merger Sub, and ACG Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”), attached to this Disclosure Statement as Exhibit “C.”  Under the terms of the Merger Agreement, on the Effective Date, Victory Merger Sub will be merged with and into ACG Holdings, with ACG Holdings surviving the merger and it and its subsidiaries becoming wholly-owned direct and indirect subsidiaries of Vertis (the “Merger”).

Pursuant to the Merger, each holder of an outstanding share of common stock, par value $0.01 per share, of ACG Holdings (the “ACG Holdings Common Stock”) will receive from Vertis an amount in cash equal to (a) 0.0005 multiplied by (b) the reorganized equity value of Vertis Holdings as set forth herein and divided by (c) the total numbers of shares of ACG Holdings Common Stock outstanding immediately prior to the closing of the Merger.  Any shares of ACG Holdings Common Stock owned directly by ACG Holdings or any of its subsidiaries will be cancelled.

The Merger Agreement requires the Vertis Parties to (i) obtain the New First-Lien Facilities Commitment Letters and First-Lien Facilities Term Sheets (both as defined below) in accordance with the Restructuring Agreement and (ii) complete the financing transactions described in Exhibit “B” to the Restructuring Agreement, subject to the terms and conditions described therein, as promptly as possible.  The Merger Agreement also contains certain covenants regarding Vertis’ and ACG Holdings’ obligations in connection with such financing transactions.  Moreover, the Prepackaged Plans must be confirmed by the Bankruptcy Court as contemplated by the Restructuring Agreement, and the Prepackaged Plans shall become effective simultaneously with the consummation of the Merger.

In connection with the Merger Agreement, ACG entered into a voting agreement with persons who hold a majority of the outstanding ACG Holdings Common Stock pursuant to which such holders agreed to vote their shares of ACG Holdings Common Stock in favor of the adoption of the Merger Agreement.

2.                                      The Restructuring Agreement

On May 22, 2008, the Vertis Parties and the ACG Parties also entered into a Restructuring and Lock-Up Agreement (the “Restructuring Agreement”), attached to this Disclosure Statement as Exhibit “D” with the Consenting Noteholders.  The Consenting Noteholders are represented by (a) an informal committee comprised of certain of the Vertis Senior Noteholders that are parties to the Restructuring Agreement (the “Vertis Informal Committee”), (b) an informal committee comprised of certain of the ACG Second Lien Noteholders that are parties to the Restructuring Agreement (the “ACG Informal Committee,” together with the Vertis Informal Committee, the “Informal Committees”), (c) an ad hoc group comprised of certain of the Vertis Second Lien Noteholders that are parties to the Restructuring Agreement (the “Vertis Second Lien Noteholder Group” and collectively with the Informal Committees, the “Ad Hoc Committees”), and (d) certain Vertis Senior Subordinated Noteholders that are parties to the Restructuring Agreement.  Pursuant to the Restructuring Agreement, the Consenting Noteholders agreed to restructure and recapitalize the Vertis Notes and the ACG Second Lien Notes (the “Financial Restructuring”).  The Vertis Parties and ACG Parties agreed to implement the Financial Restructuring through the Solicitation of votes for the Prepackaged Plans and the filing of chapter 11 cases and the Prepackaged Plans pursuant to the terms set forth in the term sheet attached to the Restructuring Agreement as Exhibit “A” (the “Term Sheet”).  Certain actions or transactions contemplated under the Vertis Prepackaged Plan and the ACG Prepackaged Plan require the reasonable consent of each of the Informal Committees and the Vertis Second Lien Noteholder Group, which to the extent practicable shall be obtained prior to any action requiring such consent (“Noteholder Consent”).

The Term Sheet sets forth the Vertis Debtors’ post-Effective Date capital structure and the distribution each class of the Vertis Debtors’ and the ACG Debtors’ creditors is to receive under the Prepackaged Plans.  As set forth in the Term Sheet, on the Effective Date, Vertis will issue $350 million in New Vertis Second Lien Notes and $200 million in New Vertis Senior Notes.  The terms of the New Vertis Second Lien Notes and New Vertis Senior Notes are described in more detail below and, pursuant to the Term Sheet, are subject to Noteholder Consent.  Immediately prior to or on the Effective Date, the New Common Stock and the New Warrants shall be contributed by Vertis Holdings to Vertis as a contribution of capital.  On the Effective Date, the New Common Stock and the New Warrants shall be distributed on behalf of Vertis.

Specifically, upon consummation of the Prepackaged Plans (the “Effective Date”) and pursuant to the Restructuring Transaction, among other things:

(i)          the Vertis Second Lien Noteholders will receive from Vertis all the New Vertis Second Lien Notes;

(ii)         the Vertis Senior Noteholders will receive from Vertis $107 million of the New Vertis Senior Notes and approximately 57.04% of the number of shares of New Common Stock issued as of such date;

(iii)        the Vertis Senior Subordinated Noteholders will receive from Vertis $27 million of New Vertis Senior Notes, 10% of the of the number of shares of New Common Stock issued as of such date, and New Warrants to acquire an aggregate of 11.5% of the New Common Stock;

(iv)       holders of Allowed Vertis Holdings General Unsecured Claims will receive from Vertis Holdings, their pro rata share of the Intercompany Payment (or, at their election, all or a portion of their recovery under the Intercompany Payment in New Common Stock (the “Vertis Holdings Alternative Recovery”)), and, if the THL/Evercore Letter Agreement and the CLI Letter Agreement have not been terminated prior to the Effective Date, such other payments described in the THL/Evercore Letter Agreement and the CLI Letter Agreement;(9)

(v)        the ACG Second Lien Noteholders will receive from Vertis $66 million of the New Vertis Senior Notes and 32.96% of the New Common Stock issued as of such date;

(vi)       General Unsecured Claims against the Vertis Debtors (other than the Vertis Holdings General Unsecured Claims) and General Unsecured Claims against the ACG Debtors will be unimpaired;

(vii)      the holders of Vertis Holdings’ equity interests will receive no distribution and such equity interests will be cancelled; and

(viii)     the holders of ACG Holdings’ equity interests will receive no distribution and such equity interests will be cancelled.(10)

(9) Pursuant to the THL/Evercore Letter Agreement, on the Effective Date, the Vertis Debtors will pay the THL Parties $648,149 and will pay the Evercore Parties up to $25,000 in respect of legal fees and expenses incurred by the Evercore Parties in connection with the Restructuring Agreement and the THL/Evercore Letter Agreement.  Pursuant to the CLI Letter Agreement, on the Effective Date, the Vertis Debtors will pay CLI $400,000.  Such payments to the THL Parties and CLI are approximately proportionate to such parties’ respective holdings of Vertis Holdings General Unsecured Claims.

(10) The holders of Allowed ACG Second Lien Notes Claims against ACG Holdings consent to the distribution by Vertis on behalf of ACG Holdings and pursuant to the Merger Agreement, of an amount of Cash equal to 0.05% to the reorganized equity value of the Reorganized Debtors, which shall be transferred by the Disbursement Agent to the holders of the Allowed ACG Holdings Equity Interests pro rata based on the number of shares held by each holder of an ACG Holdings Equity Interest.  Based on the reorganized equity value set forth herein, the amount of Cash issued to holders of ACG Holdings Equity Interests as a result thereof will be $92,000.

The Term Sheet also describes the treatment of the claims arising under the Vertis Prepetition Credit Agreement (including claims against Vertis Holdings arising out of Vertis Holdings’ guarantee of Vertis’ obligations thereunder), the A/R Facility, and the ACG Prepetition Credit Agreement, as well as the requirements for the Vertis Debtor-in-Possession Financing, the ACG Debtor-in-Possession Financing, and the New Credit Facilities (all as defined below).

Pursuant to the Restructuring Agreement, the Vertis Parties and the ACG Parties agreed to consummate the Restructuring Transaction through the filing of the Prepackaged Plans, and the Consenting Noteholders agreed to submit Acceptances to the Prepackaged Plans, as applicable, and to support and not interfere with the Prepackaged Plans and the Merger Agreement.  Other key terms of the Restructuring Agreement include:

•                  Noteholder Consent in respect of the Debtors’ ability to amend or terminate the Merger Agreement and over various documents contemplated to be executed and/or filed in connection with the Restructuring Transaction;

•                  an agreement by the Consenting Noteholders to forbear from exercising certain remedies relating to the non-payment of interest on Vertis Notes;

•                  an agreement by the Consenting Noteholders to provide certain mutual releases to the THL/Evercore Parties;

•                  representations and warranties by the Consenting Noteholders and the Vertis Debtors and the ACG Debtors;

•                  conduct of business covenants by the Vertis Debtors and the ACG Debtors; and

•                  disclosure obligations by the Vertis Debtors and the ACG Debtors.

The Restructuring Agreement also provides for various termination events.  Depending on the termination event, either a majority of a certain class of Consenting Noteholders can terminate the Restructuring Agreement, the Vertis Debtors or the ACG Debtors can terminate the Restructuring Agreement, and/or termination of the Restructuring Agreement can happen automatically.  Among the termination events are certain milestones by which the Restructuring Agreement terminates automatically if an event has not occurred by a certain date, including:

•                  twenty-one (21) business days after the commencement of the Solicitation if the Solicitation has not concluded with the Vertis Debtors and the ACG Debtors having received acceptances of the Prepackaged Plans of each of the Vertis Second Lien Notes, Vertis Senior Notes, and ACG Second Lien Notes sufficient to satisfy the conditions for acceptance set forth in sections 1126(b) and (c) of the Bankruptcy Code;

•                  three (3) business days after the conclusion of the Solicitation if the Vertis Debtors and the ACG Debtors have not filed chapter 11 petitions and are not pursuing confirmation of the Prepackaged Plans;

•                  sixty (60) days after the Petition Date if the Prepackaged Plans have not been confirmed by the Bankruptcy Court and consummated; provided, however, that as long as the Vertis Debtors are proceeding in good faith towards confirmation and/or consummation of the Vertis Prepackaged Plan, upon notice from the Vertis Debtors to the ACG Debtors and the Consenting Noteholders holding ACG Second Lien Notes, there shall be an extension of an additional thirty (30) days; and

•                  July 8, 2008, if the Vertis Debtors and the ACG Debtors have failed to obtain the Vertis Debtor-in-Possession Commitment Letter and ACG Debtor-in-Possession Commitment Letter, respectively, the New Credit Facilities Commitment Letters and the New Credit Facilities Term Sheet (as each such term is defined in the Term Sheet), materially consistent with the Term Sheet on the earlier of such date and the date that is five (5) business days prior to the Petition Date.

The Restructuring Agreement can be amended (including the aforementioned dates) with the consent of the Vertis Debtors and ACG Debtors and Consenting Noteholders constituting the Requisite Noteholder Consent (as defined in the Term Sheet).  Upon termination of the Restructuring Agreement, the parties are released from their commitments thereunder.  If the Restructuring Agreement is terminated, it is likely the Merger will not be consummated and the Vertis Prepackaged Plan and ACG Prepackaged Plan will not be confirmed.

The Restructuring Agreement permits the ACG Debtors to pursue a standalone restructuring, subject to certain conditions.  The ACG standalone restructuring cannot be consummated unless the Merger Agreement has been validly terminated and the Effective Date has not occurred within sixty (60) days after the Petition Date; provided, however, that as long as the Vertis Debtors are proceeding in good faith towards confirmation and/or consummation of the Vertis Prepackaged Plan, upon notice from the Vertis Debtors to the ACG Debtors and the Consenting Noteholders holding ACG Second Lien Notes, there shall be an extension of the termination deadline by an additional thirty (30) days.

The Restructuring Agreement and Term Sheet also sets forth other terms that have been incorporated in the Vertis Prepackaged Plan and are discussed elsewhere in this Disclosure Statement, including:

•                  the employment agreements of Vertis and ACG management;

•                  the New Equity Plan;

•                  the New Bonus Plan;

•                  the Stockholders’ Agreement;

•                  Corporate Governance;

•                  Advisory Services Agreements;

•                  Releases/Exculpation/Indemnification Claims; and

•                  Waivers of Avoidance Actions.

3.                                      Related Letter Agreements

Pursuant to the THL/Evercore Letter Agreement, the THL/Evercore Parties agreed, among other things, to the following:  (i) to vote, in a timely fashion, in favor of the Vertis Prepackaged Plan so long as it is consistent in all material respects affecting the Vertis Shareholder Parties with the Restructuring Agreement and the Term Sheet and with the THL/Evercore Letter Agreement; (ii) to refrain from taking any action in opposition to the Vertis Prepackaged Plan; (iii) to waive, extinguish and disallow in their entirety, any claims against Vertis and the Vertis Subsidiary Debtors (other than for Vertis Notes); (iv) to forbear from exercising any rights or remedies relating to Vertis’ failure to make an interest payment on any of the Vertis Notes; (v) not to sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any such Vertis Shareholder Party’s Vertis Holdings Mezzanine Notes or Vertis Senior Subordinated Notes, in whole or in part, or any interest therein, or  grant any proxies, deposit any such Vertis Shareholder Party’s Vertis Holdings Mezzanine Notes or Vertis Senior Subordinated Notes in a voting trust, or enter into a voting agreement with respect to any such Vertis Holdings Mezzanine Notes or Vertis Senior Subordinated Notes, unless certain conditions are met, (vi) to certain restrictions to changes of ownership of their Equity Interests and claiming worthless stock deductions with respect thereto, and (vii) that the THL Parties would be bound by the provisions of the CLI Letter Agreement applicable to them.  In addition, the Vertis Shareholder Parties have agreed to certain releases of Consenting Noteholders (and, in turn, each Consenting Noteholder has agreed to certain releases of the Vertis Shareholder Parties) with or without Bankruptcy Court approval in accordance with the terms and conditions of the THL/Evercore Letter Agreement.  As consideration for the foregoing, Vertis agreed, among other things (a) to pay the THL Parties $648,149 in addition to their pro rata recovery of the Intercompany Payment; (b) to pay the Evercore Parties up to $25,000 in respect of legal fees and expenses incurred in connection with the Restructuring Agreement and the THL/Evercore Letter Agreement; (c) not to sue any of the THL/Evercore Parties; and (d) assume the THL/Evercore Letter Agreement in the Vertis Prepackaged Plan.

The THL/Evercore Letter Agreement terminates upon the earlier of termination of the Restructuring Agreement or the close of business December 24, 2008.  In addition, it terminates upon notice by any of the THL/Evercore Parties that certain specified adverse events or material breaches by Vertis have occurred  and it terminates upon notice by Vertis of a material breach or misrepresentation by any of the THL/Evercore Parties.  Certain provisions of the THL/Evercore Letter Agreement survive the termination of the THL/Evercore Letter Agreement under certain circumstances.

In addition, in connection with the Restructuring Agreement, the Vertis Parties also entered into the CLI Letter Agreement letter agreement with CLI and CLI/THL LLC.  As noted, the THL Parties agreed in the THL/Evercore Letter Agreement to the provisions of the CLI Letter Agreement applicable to them.  Pursuant to the CLI Letter Agreement, among other things (i) CLI and the THL Parties agreed to direct the LLC to, and the LLC agreed that it would vote, in a timely fashion, in favor of the Vertis Prepackaged Plan so long as it is consistent in all material respects affecting CLI and the THL Parties with the Restructuring Agreement, the CLI Letter Agreement and the THL/Evercore Letter Agreement; (ii) CLI agreed not to take any action in opposition to the Vertis Prepackaged Plan; and (iii) CLI agreed not to sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its or the LLC’s right, title, or interest in respect of any party’s Vertis Holdings Mezzanine Notes, in whole or in part, or any interest therein, or grant any proxies, deposit any such party’s Vertis Holdings Mezzanine Notes in a voting trust, or enter into a voting agreement with respect to any such

Vertis Holdings Mezzanine Notes without prior written consent.  In consideration thereof, Vertis agreed to pay CLI $400,000 in addition to CLI’s pro rata recovery of the Intercompany Payment.  The parties also agreed to certain releases, regardless of whether the Bankruptcy Court approves such releases, as set forth in the CLI Letter Agreement.  The CLI Letter Agreement can be terminated by any of the parties thereto upon the occurrence of certain events.  If the CLI Letter Agreement is terminated, among other things, all of the obligations thereunder will expire.

Finally, in connection with the Restructuring Agreement, Metalmark, agreed by letter dated as of May 22, 2008 (the “Metalmark Letter Agreement,” collectively with the THL/Evercore Letter Agreement and the CLI Letter Agreement, the “Letter Agreements”) to confirm to the Consenting Noteholders that, so long as all of the parties (other than the ACG Parties) to the Restructuring Agreement and Merger Agreement (i) are in compliance therewith in all material respects and (ii) shall not have taken, or threatened to take, any action that is, or could reasonably be anticipated to be, hostile or otherwise detrimental to Metalmark or any of its current or former employees (except as expressly permitted in the Restructuring Agreement and/or Merger Agreement), Metalmark will not take any material action with respect to the consummation of the ACG Prepackaged Plan that is materially inconsistent with certain of ACG Holdings’ obligations under the Restructuring Agreement and Merger Agreement.  The Metalmark Letter Agreement terminates if the Restructuring Agreement or Merger Agreement has been terminated.

4.                                      The Stockholders’ Agreement

The Term Sheet provides that holders of notes, together with their affiliates, that will hold 5% or more of the New Common Stock on the Effective Date will enter into a stockholders’ agreement on the Effective Date (the “Stockholders’ Agreement”) and provides a term sheet relating to the terms of the Stockholders’ Agreement (Exhibit G to the Term Sheet).  The Vertis Debtors and the ACG Debtors believe that signatories initially will include affiliates of Avenue Investments (“Avenue”), Goldman Sachs (“Goldman”), and Trust Company of the West (“TCW”).  The Stockholders’ Agreement will provide that after the Effective Date, any person that is offered New Common Stock, options to purchase New Common Stock or other equity interests that are convertible into or exchangeable for New Common Stock may, as a condition to such acquisition, be required to become a party to the Stockholders’ Agreement.

The Stockholders’ Agreement will include the following relevant terms, which do not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined:

•                  the composition and election of the Reorganized Vertis Holdings Board of Directors, and, if requested by Avenue, Reorganized Vertis Holdings’ subsidiaries’ boards of directors;

•                  transfer restrictions with respect to the New Common Stock for parties thereto, including drag-along rights, tag-along rights, rights of first offer, and preemptive rights;

•                  limitations on certain affiliate transactions;

•                  confidentiality and access to information; and

•                  registration rights (including demand rights, piggyback rights, and a lock-up period).

5.                                      New Financing

In connection with the Financial Restructuring, Vertis will be refinancing its existing Vertis Prepetition Credit Agreement, which consists of the Vertis Revolving Credit Facility and Vertis Term Loan, and the A/R Facility.  Vertis expects to enter into commitment letters with a group of lenders that will provide both the Vertis Debtor-in-Possession Financing (as defined below) and the revolving portion of its post-Effective Date credit facility.  Furthermore, Vertis expects that the proceeds from the Vertis Debtor-in Possession Financing will be used to pay off the Vertis Revolving Credit Facility and A/R Facility during the chapter 11 cases.

Similarly, ACG will be refinancing its existing ACG First Lien Credit Facility and the ACG Receivables Facility.  ACG expects to enter into a commitment letter with a group of lenders that will provide the ACG Debtor-in-Possession Financing (as defined below).  Furthermore, ACG expects that the proceeds from the ACG Debtor-in-Possession Financing will be used to, among other things, pay off the ACG First Lien Credit Facility and the ACG Receivables Facility during the ACG Debtors’ Reorganization Cases.

On the Effective Date, Vertis is expected to enter into a revolving loan/letter of credit facility (the “New Revolving Loan Facility”) and one or more debt facilities (the “New Debt Facilities,” and, together with the New Revolving Loan Facility, the “New Credit Facilities”).  The New Revolving Loan Facility will be in the amount of up to $250 million or otherwise reasonably acceptable to each Ad Hoc Committee.  The New Debt Facilities will be in the aggregate amount of $200 million to $400 million or such other amount reasonably acceptable to each Ad Hoc Committee.  Vertis is considering funding a portion of the New Debt Facilities though continuing and extending the maturity on the existing $50 million Vertis Term Loan.  The lenders under the New Credit Facilities are subject to Noteholder Consent.

Under the Term Sheet, Vertis agreed to use its reasonable efforts to obtain one or more fully executed commitment letters (the “New Credit Facilities Commitment Letters”) and detailed term sheets (the “New Credit Facilities Term Sheets”) with regard to the New Credit Facilities reasonably acceptable to the ACG Parties, each Informal Committee and the Vertis Second Lien Noteholder Group, and/or advisors to such parties, at least five (5) business days prior to the Petition Date, but in no event later than July 8, 2008.(11)  Vertis also agreed to share in

(11) On May 16, 2008, Vertis, ACG, counsel to the Vertis Second Lien Noteholder Group, counsel to the Vertis Informal Committee, and certain Consenting Noteholders agreed to certain parameters of the New Debt Facilities that would be reasonably acceptable to the Vertis Second Lien Noteholder Group.  Vertis also agreed to include certain Consenting Noteholders in the solicitation of lenders to fund the New Debt Facilities.  As noted, as of the date hereof, Vertis has not yet obtained commitment letters for the New Credit Facilities.  Pursuant to the Restructuring Agreement, such New Credit Facilities must be reasonably acceptable to the Ad Hoc Committees.  In connection with the Restructuring Agreement, counsel to the Vertis Second Lien Noteholder Group provided a letter to Vertis, providing that the New Debt Facilities will be reasonably acceptable to the Vertis Second Lien Noteholder Group if certain terms fell within stated parameters.  In exchange for such letter, Vertis agreed that the cash interest rate and PIK interest rate on the New Vertis Second Lien Notes will be increased if the effective yield on the New Debt Facilities is greater than certain parameters.  As of the date hereof, Vertis believes that the effective yield on the New Debt Facilities will be within the stated parameters such that the interest rate on the New Vertis Second Lien good faith drafts of the New Credit Facilities Commitment Letters and New Credit Facilities Term Sheets with the advisors to each of the ACG Parties, each Informal Committee and the Vertis Second Lien Noteholder Group periodically and at least three (3) business days in advance of execution thereof.

The proceeds of the New Credit Facilities and the cash of the Vertis Parties on the Effective Date shall constitute the “Exit Financing,” and shall be used for the purpose of funding certain payment obligations under the Vertis Prepackaged Plan, the ACG Prepackaged Plan, and funding the post-merger operations of the Vertis Parties.

6.                                      Summary of the New Vertis Securities

New Vertis Second Lien Notes and New Vertis Senior Notes.  In connection with the Restructuring Transaction, Vertis will be offering $350 million in aggregate principal amount of New Vertis Second Lien Notes due four (4) years from the Effective Date and $200 million in aggregate principal amount of New Vertis Senior Notes due in five (5) years and six (6) months from the Effective Date.

Vertis will pay interest on the New Vertis Second Lien Notes semiannually in arrears at a rate of 13% in cash and 3% in PIK interest.  Vertis will pay interest on the New Vertis Senior Notes semiannually in arrears at a rate of 13.5% in PIK interest.  PIK interest will be paid in the form of an increase in the aggregate principal amount of the applicable series of New Vertis Notes outstanding.  No cash interest will be payable to the holders of the New Vertis Senior Notes until maturity.  Each of the New Vertis Notes will be guaranteed by all of the domestic subsidiaries of Vertis (the “Subsidiary Guarantors”). The New Vertis Second Lien Notes and related guarantees will be senior secured obligations of Vertis and the Subsidiary Guarantors and will be secured by a second priority lien on all of the assets of Vertis and the Subsidiary Guarantors that secure the New Credit Facilities.  The New Vertis Senior Notes and related guarantees will be senior unsecured obligations of Vertis and the Subsidiary Guarantors.  The cash and PIK interest rates payable in respect of the New Vertis Second Lien Notes may be increased in certain circumstances.

Vertis will issue the New Vertis Second Lien Notes under an indenture (the “New Second Lien Indenture”) among itself, the Subsidiary Guarantors and the trustee party thereto. Vertis will issue the New Vertis Senior Notes under an indenture (the “New Senior Indenture”) among itself, the Subsidiary Guarantors and the trustee party thereto.  The forms of the New Second Lien Indenture and the New Senior Indenture are filed as exhibits to the respective Form T-3s filed by Vertis on the date hereof with the Securities and Exchange Commission.

The summary below describes the anticipated principal terms of the New Vertis Notes.  It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.

Issuer	Vertis, Inc.

Notes will remain as described herein, although the credit markets can change and there can be no certainty as to the final effective yield.

Securities	$350 million in aggregate principal amount of New Vertis Second Lien Notes and $200 million in aggregate principal amount of New Vertis Senior Notes.

Maturity	The New Vertis Second Lien Notes will mature four (4) years from the Effective Date and the New Vertis Senior Notes will mature approximately five (5) and one half (1/2) years from the Effective Date.

Interest

The New Vertis Second Lien Notes will accrue interest annually at a rate of 13% in cash and 3% in PIK interest and will be payable semiannually in arrears. No scheduled principal payments are required prior to maturity.

The New Vertis Senior Notes will accrue interest at a rate of 13.5%/year in PIK interest and will be payable semiannually in arrears. No cash interest will be payable to the holders of the New Vertis Senior Notes until the New Vertis Second Lien Notes are paid in full. No scheduled principal payments are required prior to maturity.

PIK interest will be paid in the form of an increase in the aggregate principal amount of the applicable series of New Vertis Notes outstanding.

Guarantees

The New Vertis Second Lien Notes will be guaranteed on a senior second-lien secured basis by all of Vertis’ existing and future domestic subsidiaries that guarantee the New Credit Facilities.

The New Vertis Senior Notes will be guaranteed on a senior unsecured basis by all of Vertis’ existing and future domestic subsidiaries that guarantee the New Credit Facilities or the New Vertis Second Lien Notes.

Ranking

The New Vertis Second Lien Notes and related guarantees will be senior secured obligations of Vertis and the Subsidiary Guarantors and will be secured by a second priority lien on all of the assets of Vertis and the Subsidiary Guarantors that secure the New Credit Facilities.

The New Vertis Senior Notes and related guarantees will be senior unsecured obligations of Vertis and the Subsidiary Guarantors.

The New Vertis Second Lien Notes and related guarantees will:

•      rank senior in right of payment to future debt and other obligations of Vertis and the Subsidiary Guarantors, that are, by their terms, expressly subordinated in right of payment to the New Vertis Second Lien Notes and related guarantees;

•      rank equally in right of payment to all future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the New Vertis Second Lien Notes and the related guarantees; and

•      be effectively subordinated in right of payment to all future secured debt of Vertis and the Subsidiary Guarantors that is secured by a first priority lien (including the New Credit Facilities) to the extent of the value of the assets securing such debt, and effectively subordinated to all obligations of each of Vertis’ subsidiaries that do not guarantee the New Vertis Second Lien Notes.

	The New Vertis Senior Notes and related guarantees will:

•      rank senior in right of payment to future debt and other obligations of Vertis and the Subsidiary Guarantors, that are, by their terms, effectively subordinated in right of payment to the New Vertis Senior Notes and related guarantees;

•      rank equally in right of payment to all future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the New Vertis Senior Notes and the related guarantees; and

•      be effectively subordinated in right of payment to all future secured debt of Vertis and the Subsidiary Guarantors (including the New Credit Facilities and the New Vertis Second Lien Notes) to the extent of the value of the assets securing such debt, and expressly subordinated to all obligations of each of Vertis’ subsidiaries that do not guarantee the New Vertis Senior Notes.

Optional Redemption

Vertis may redeem either series of the New Vertis Notes, in whole or in part, at any time at the redemption prices set forth below (expressed as percentages of the principal amount thereof) plus accrued and unpaid interest, if redeemed during the twelve month period commencing on the Effective Date or each anniversary thereof in the years indicated below:

	Year	Percentage
	2008	105.000%
	2009	102.000%
	2010	101.000%
	2011and thereafter	100.000%

Change of Control

Upon the occurrence certain specified types of changes in control, Vertis must offer to repurchase the New Vertis Notes at 101% of their face amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Covenants	The indentures governing the New Vertis Notes will limit Vertis’ ability and the ability of Vertis’ restricted subsidiaries, among other things, to:

• incur additional debt;
• pay dividends or distributions on capital stock or repurchase capital stock;
• make certain investments;
• create liens;
• merge or consolidate with another company;
• enter into certain transactions with affiliates; and
• transfer and sell assets.

These covenants contain important exceptions, limitations and qualifications.

Transfer and Listing

It is expected that the New Vertis Notes will be issued pursuant to Section 1145 of the Bankruptcy Code and will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code.

Vertis does not intend to list the New Vertis Notes on any securities exchange.

New Common Stock.  Immediately prior to or on the Effective Date, the New Common Stock to be issued to holders of claims against the Vertis Debtors, other than Vertis Holdings, and the ACG Debtors shall be contributed by Vertis Holdings to Vertis as a contribution of capital. On the Effective Date, the New Common Stock shall be distributed on behalf of Vertis to holders of the Allowed Vertis Senior Notes Claims, Allowed Vertis Senior Subordinated Notes Claims and the Allowed ACG Second Lien Notes Claims.  On the Effective Date, the amount of New Common Stock elected on account of the Vertis Holdings Alternative Recovery, if any, shall be distributed to holders of Allowed Vertis Holdings General Unsecured

Claims in accordance with the treatment of the Vertis Holdings General Unsecured Claims class provided in the Vertis Prepackaged Plan and set forth above.(12)

Each share of New Common Stock will have the same rights, preferences, privileges, interests and attributes, and shall be subject to the same limitation, as every other share of New Common Stock. Each share of New Common Stock entitles the holder to one (1) vote with respect to each matter on which the holders of New Common Stock are entitled to vote, including elections of directors.

The holders of the New Common Stock will be entitled to receive such dividends and other distributions in cash, stock, evidences of indebtedness or property of Vertis Holdings as may be declared from time to time by the board of directors of Vertis Holdings out of funds legally available therefor and, upon any liquidation, dissolution or winding up of affairs, will be entitled to participate pro rata (at the same rate per share of the New Common Stock) in all distributions to the holders of New Common Stock.

The board of directors of Vertis Holdings will be authorized to provide for the issuance of preferred stock in one (1) or more series and to fix the preferences, powers and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.  Any preferred stock so issued may rank senior to the New Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both.  In addition, any such shares of preferred stock may have class or series voting rights.

New Warrants.  Pursuant to the Vertis Prepackaged Plan, immediately prior to or on the Effective Date, Vertis Holdings will issue the New Warrants to purchase a number of shares of New Common Stock equal to 11.5% of the number of outstanding shares of New Common Stock as of the Effective Date (at an exercise price of $0.01 per share) and contribute the New Warrants to Vertis as a contribution of capital.  On the Effective Date, the New Warrants will be distributed on behalf of Vertis to holders of the Allowed Vertis Senior Subordinated Notes Claims, in all cases, subject to the warrant agreement governing the New Warrants (the “New Warrant Agreement”).  The summary below describes the anticipated principal terms of the New Warrants.  It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.

Number of Warrants:

Holders of Allowed Vertis Senior Subordinated Notes Claims will receive from Vertis New Warrants to purchase up to 11.5% of the New Common Stock.

Each New Warrant will be exercisable to acquire one share of New Common Stock.

Exercise Price:	$0.01 per share.

Term:	The New Warrants will only be exercisable if, at the time of a Liquidity Event (defined below), the Trigger Value

(12) See Section IV(D)(ii)(b) hereof, entitled “THE VERTIS PREPACKAGED PLAN – Restated  Certificate of Incorporation and Restated Bylaws of Vertis Holdings and the Other Reorganized Vertis Debtors” regarding the issuance of non-voting equity securities.

(defined below) has been achieved.

Expiration:

The New Warrants will expire on the first to occur of (i) the tenth (10th) anniversary of the Effective Date, (ii) thirty (30) days after the occurrence of a sale of Vertis Holdings or all or substantially all of the assets of Vertis Holdings and its subsidiaries (a “Sale”), and (iii) thirty (30) days after an underwritten public offering (“IPO”) of the New Common Stock of Vertis Holdings pursuant to an effective registration statement filed under the Securities Act of 1933, as amended.

Valuation Event:

“Valuation Event” means the first to occur of the following events: (A) a Sale, (B) an IPO; and (C) an appraisal, to be performed six (6) months prior to the expiration date, by a nationally recognized appraisal or valuation firm selected by Vertis Holdings.

Trigger Value:

The Trigger Value shall be a fixed amount at which the product of (x) fully-diluted per share equity value of Vertis Holdings at the time of the Valuation Event and (y) the number of shares of New Common Stock issued to the Vertis Senior Noteholders on the Effective Date exceeds (i) the sum of (a) the Allowed Vertis Senior Noteholder Claims and (b) all unpaid interest and all other Obligations (as defined in the indenture for the Vertis Senior Notes) that accrue from the Petition Date through and including the Effective Date, minus (ii) the face value, as of the Effective Date of the New Vertis Senior Notes issued to the Vertis Senior Noteholders.

Cash dividends or distributions:

If Vertis Holdings pays any cash dividends or distributions to holders of its New Common Stock, holders of New Warrants will be entitled to receive such cash dividends or distributions in an amount in which it would have received had such holder exercised its New Warrants immediately prior to the date of such dividend or distribution.

Antidilution Protection:

Proportionate adjustments to the exercise price and the number of shares of New Common Stock issuable upon the exercise of New Warrants will be made for stock dividends or share distributions, stock splits, combinations, and reclassifications.

D.                                    Purpose

The purpose of the Restructuring Transaction is to reduce both Vertis’ and ACG’s leverage and to enhance Vertis’ and ACG’s joint long-term growth and competitive position via the Merger.  Specifically, the Restructuring Transaction is designed to reduce the book value of both companies’ outstanding debt obligations from approximately $1,811,600,000 as of March 31, 2008 to a book value of approximately $1,075,000,000 (in each case excluding debt discount) on a pro forma basis as of the consummation of the Restructuring Transaction and assuming 100% of the existing notes have been exchanged.  The companies will also be able to improve their liquidity by extending the maturity dates on their existing credit facility and note obligations from 2008 through 2012 to 2014.  In addition to reducing their debt, the companies expect to improve their operating performance and enhance their value through the realization of significant cost-saving synergies.  In 2009, the companies expect to achieve cost savings of approximately $34,600,000, growing to an annual run-rate of $68,600,000 by 2012, upon completion of all of the expected initiatives.  For more projections, see section VI, entitled “Projections and Valuation Analysis,” below.

The Restructuring Transaction permits Vertis to avoid defaulting on its existing debt by refinancing the Vertis Revolving Credit Facility, Vertis Term Loan, and the A/R Facility.  Additionally, the new debt securities will have maturities of 2012.  Similarly, the Restructuring Transaction permits ACG to avoid defaulting on its existing debt by refinancing the ACG First Lien Credit Facility and the ACG Receivables Facility.  Vertis believes this additional time will allow a combined Vertis and ACG to realize significant synergies, increase liquidity and make their combined business an economically sustainable competitor in the industry.  By reducing the cash interest obligations of Vertis and ACG and increasing the amount of funds available under Vertis’ First Lien Facility, Vertis believes the Restructuring Transaction allows for investment in capital expenditures to improve the prospects of Vertis and ACG.  Vertis’ forecasts indicate that the combined company will have sufficient liquidity to meet its operating needs for the foreseeable future.

Vertis believes the combination of the businesses of Vertis and ACG through the Restructuring Transaction will allow the combined company to compete more effectively and more profitably in its core businesses through cost savings, earnings enhancements and value creation than either company could in a stand-alone restructuring.  After an extensive due diligence process, Vertis has identified synergies, including direct cost reductions, improved purchasing power, elimination of redundancies (such as closing excess facilities and consolidating work forces) and revenue enhancement by cross-selling Vertis services to ACG customers.  More specifically, Vertis anticipates synergies through reduction of corporate overhead, consolidation of five (5) plants that produce advertising inserts, cost savings in freight charges and procurement, optimization of premedia services and consolidation of regional and national sales forces.(13)  Vertis projects the approximate value of these cost savings and synergies will be $37.5 million in the first year after the Restructuring Transaction, $58.8 million in year two, $73.9 million in year three, and continuing at an annual rate of $75.7 million thereafter.  These forecasts do not include costs the combined company will incur to achieve cost reductions and synergies, such as severance pay, plant consolidation expenses or capital expenditures.  Vertis estimates these costs to be $74.7 million through 2011, after deduction of projected net proceeds from the sale of non-core real estate.  Vertis’ management and advisors have devoted months to preparing and testing integration plans and believe that their projections of the synergies are reasonable and achievable.

(13) A detailed description of the synergies and the timeline for phasing them in is set forth in Vertis’ current report on Form 8-K filed with the SEC on September 14, 2007 which is incorporated herein by reference.

Vertis also believes the Restructuring Transaction will reassure customers and suppliers that the combined company is financially sound, reduce their reluctance to conduct business with Vertis and ACG and allow the combined company to improve the terms of transactions with its customers and suppliers.  Furthermore, resolution of liquidity concerns and completion of the Restructuring Transaction will allow management of the combined company to focus its attention on operations and long-term planning rather than on short-term financial management.

III.

ANTICIPATED EVENTS DURING THE CHAPTER 11 CASE

A.                                    Administration of the Prepackaged Plans

Each of the Vertis Debtors and the ACG Debtors intends to continue to operate their businesses in the ordinary course throughout their prepackaged chapter 11 cases as they had prior to the commencement date of the chapter 11 cases (the “Petition Date”).  On the Petition Date, the Vertis Debtors and the ACG Debtors intend to seek to have their chapter 11 cases assigned to the same bankruptcy judge (but not jointly administered) given that they are each proponents of each other’s Prepackaged Plan.

B.                                    Chapter 11 Financing

On the Petition Date, the Vertis Parties and ACG Parties each intend to file a motion to approve (i) respective financing arrangements that will provide them with funding during the period they are in bankruptcy and (ii) the use of their respective prepetition secured lenders’ cash collateral and provide “adequate protection” of the interest in their respective prepetition secured lenders’ collateral in the form of, among other things, replacement liens, priority for a portion of their claims, payments equal to the amount of accruing interest on the claims, and reimbursement of the reasonable fees and expenses of the lenders’ advisors.  In addition, the ACG Debtors intend to seek Bankruptcy Court authority to use the proceeds of any  postpetition financing to refinance certain of their prepetition secured obligations including the ACG First Lien Credit Facility and the ACG Receivables Facility.

Pursuant to the Term Sheet, Vertis shall obtain debtor in possession financing (the “Vertis Debtor-in-Possession Financing”) from one or more financial institutions (the “Vertis DIP Lenders”) reasonably acceptable to the Informal Committees and the Vertis Second Lien Noteholder Group in an amount no less than $350 million and no more than $450 million (less any Allowed claims under the Vertis Prepetition Credit Agreement (the “Vertis Prepetition Credit Agreement Claims”) not repaid with the proceeds of the Vertis Debtor-in-Possession Financing).  The Vertis Debtor-in-Possession Financing must be (i) consistent with commitment letters and detailed term sheets reasonably approved by the Informal Committees and the Vertis Second Lien Noteholder Group prior to execution and (ii) otherwise reasonably acceptable to the Informal Committees and the Vertis Second Lien Noteholder Group.  On the Effective Date, all Allowed claims arising under the Vertis Debtor-in-Possession Financing shall be paid in full in cash from the Exit Financing.  Pursuant to the Term Sheet, Vertis shall (i) use commercially reasonable efforts to obtain a fully executed commitment letter at least five (5) days prior to the Petition Date, but in no event later than July 8, 2008 and (ii) share drafts, in good faith, of the commitment letter with the advisors to each of the ACG Parties, the Informal Committees and the Vertis Second Lien Noteholder Group at least three (3) business days in advance of execution thereof.

Pursuant to the Term Sheet, so long as the Restructuring Agreement has not been terminated pursuant to its terms, the Vertis Second Lien Noteholders shall be provided “adequate protection” during the Vertis Debtors’ Reorganization Cases as follows: (i) on the date of entry of the interim order approving the Vertis Debtor-in-Possession Financing, payment in cash of all accrued but unpaid interest to such date at the non-default contract rate, together with interest on the accrued but unpaid interest that was due and payable on April 1, 2008 from April 1, 2008 through and including such date; (ii) subsequent to the date of approval of the interim order approving the Vertis Debtor-in-Possession Financing, payment in cash on a monthly basis of all interest accruing on the Vertis Second Lien Notes at the non-default contract rate; (iii) payment in cash on a current basis of all reasonable fees and expenses of the advisors to the Vertis Second Lien Noteholder Group, in each case, pursuant to the terms of their respective prepetition engagement letters; (iv) superpriority administrative expense claims with respect to the foregoing amounts, junior in all respects to the superpriority administrative expense claims, if any, of the lenders under the Vertis Revolving Credit Facility, Vertis Term Loan and the Vertis Debtor-in-Possession Financing; and (iv) replacement liens, junior in all respects to the liens of the lenders under the Vertis Revolving Credit Facility and Vertis Term Loan (on the same basis as those liens existed prior to the commencement of the Vertis Debtors’ Reorganization Cases and only to the extent that those liens remain outstanding after entry of the final order approving the Vertis Debtor-in-Possession Financing) and the liens of the Vertis DIP Lenders.  The record date for determining the Vertis Second Lien Noteholders entitled to the aforementioned “adequate protection” interest payments shall be determined by Vertis or the Vertis Indenture Trustee, as applicable, in accordance with the 9 3/4% Indenture.  The foregoing shall not be construed as evidence of any entitlement of the Vertis Second Lien Noteholders to adequate protection.

With respect to ACG, the Term Sheet provides that ACG shall obtain debtor in possession financing (the “ACG Debtor-in-Possession Financing,” together with the Vertis Debtor-in-Possession Financing, the “Debtor-in-Possession Financing”) from one or more financial institutions reasonably acceptable to the Informal Committees and the Vertis Second Lien Noteholder Group (the “ACG DIP Lenders”) in an amount no less than $125 million and no more than $150 million (less any Allowed claims under the ACG First Lien Credit Agreement, the Bridge Facility, or the ACG Receivables Facility not repaid with the proceeds of the ACG Debtor-in Possession Financing).  The ACG Debtor-in-Possession Financing must be (i) consistent with commitment letters and detailed term sheets reasonably approved by the Informal Committees and the Vertis Second Lien Noteholder Group prior to execution and (ii) otherwise reasonably acceptable to the Informal Committees and the Vertis Second Lien Noteholder Group.  On the Effective Date, all Allowed claims arising under the ACG Debtor-in-Possession Financing shall be paid in full in cash from the Exit Financing.  Pursuant to the Term Sheet, the ACG Parties shall (i) use commercially reasonable efforts to obtain a fully executed commitment letter at least five (5) days prior to the Petition Date, but in no event later than July 8, 2008 and (ii) share drafts, in good faith, of the commitment letter with the advisors to each of the Vertis Parties, the Informal Committees and the Vertis Second Lien Noteholder Group at least three (3) business days in advance of execution thereof.

As of the date of this Disclosure Statement, each of the Vertis Debtors and the ACG Debtors are in the process of obtaining the aforementioned commitments from their existing senior lenders.

C.                                    Operational Issues After the Petition Date

On the Petition Date, each of the Vertis Debtors and the ACG Debtors, as applicable, intend to request a series of orders from the Bankruptcy Court designed to minimize any disruption of their business operations and to facilitate their reorganization.  These requests include, but are not limited to, the following:

Trade Vendor Matters.  The Vertis Debtors and ACG Debtors both consider good relations with their trade and other business vendors to be essential to the continued operation of their businesses during the pendency of their respective Reorganization Cases.  Accordingly, and in light of the anticipated recovery, subject to Noteholder Consent, to General Unsecured Creditors of 100% of their Allowed Claims, the Vertis Debtors and the ACG Debtors each intend to request an order of the Bankruptcy Court in their respective Reorganization Cases authorizing payments to their respective vendors as they become due in the ordinary course of business, including any amounts that may relate to claims arising prior to the Petition Date, as long as the vendors who receive such payments continue to provide the Vertis Debtors and the ACG Debtors with customary shipments and credit terms.

Employee Matters.  On the Petition Date, the Vertis Debtors and the ACG Debtors each intend to seek an order of the Bankruptcy Court authorizing them to pay their respective wages, salaries, reimbursable employee expenses and accrued and unpaid employee benefits incurred prior to the Petition Date.

Operation of Business.  The Vertis Debtors and ACG Debtors will each also seek various other orders in order to allow a smooth transition through the chapter 11 process.  These include, but are not limited to, orders permitting them to continue their respective customer programs, to pay certain respective insurance obligations (including workers’ compensation insurance), and to maintain their respective cash management systems.

D.                                    Confirmation Hearing

The Vertis Parties and ACG Parties anticipate that as soon as practicable after commencing their respective Reorganization Cases, they will seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (1) the adequacy of the Disclosure Statement and the Solicitation of votes in connection therewith and (2) confirmation of the Prepackaged Plans.  The Vertis Parties and ACG Parties anticipate that notice of these hearings will be published in The Wall Street Journal (National edition) and will be mailed to all known holders of Claims and Equity Interests at least twenty-five (25) days before the date by which objections must be filed with the Bankruptcy Court.  See below the section entitled “Confirmation of the Prepackaged Plans – Confirmation Hearing.”

E.                                      Timetable for Prepackaged Chapter 11 Cases

Assuming that the Bankruptcy Court approves the scheduling motion with respect to the Confirmation Hearing, the Vertis Parties and ACG Parties anticipate that the Confirmation Hearing will occur within approximately forty-five (45) to sixty (60) days of the Petition Date.  The Vertis Debtors and the ACG Debtors do not currently anticipate any significant objections to confirmation.  If such objections were to be raised, the anticipated timing for the Confirmation Hearing could be delayed, perhaps substantially.

F.                                      ACG Debtors’ Canadian Insolvency Proceedings

Simultaneously with the filing of the ACG Debtors’ chapter 11 cases, the ACG Debtors will initiate an ancillary proceeding in Ontario, Canada under the Companies’ Creditors

Arrangement Act (“CCAA”) to seek an “Initial Order” from the Canadian Court recognizing the ACG Debtors’ chapter 11 cases and staying all claims against the ACG Debtors in Canada.

IV.

THE VERTIS PREPACKAGED PLAN

The statements contained in this Disclosure Statement include summaries of the provisions contained in the Vertis Prepackaged Plan and in documents referred to therein.  The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Vertis Prepackaged Plan or documents referred therein, and reference is made to the Vertis Prepackaged Plan and to such documents for the full and complete statements of such terms and provisions.  The Vertis Prepackaged Plan and the documents referred to therein control the actual treatment of claims against and interests in the Vertis Debtors under the Vertis Prepackaged Plan and will, upon the consummation of the Vertis Prepackaged Plan, be binding upon all holders of claims and interests in the Vertis Debtors, their estates, all parties receiving property under the Vertis Prepackaged Plan, and other parties in interest.  In the event of any conflict between this Disclosure Statement, on the one hand, and the Vertis Prepackaged Plan or any other operative document, on the other hand, the terms of the Vertis Prepackaged Plan and/or such other operative document will control.

THE VERTIS DEBTORS PROVIDED THE INFORMATION CONTAINED IN THIS ARTICLE OF THE DISCLOSURE STATEMENT.  THE ACG DEBTORS HAVE NOT PERFORMED AN INDEPENDENT ANALYSIS AS TO THE ACCURACY OR COMPLETENESS THEREOF AND THEREFORE DISCLAIM ANY RESPONSIBILITY FOR SUCH INFORMATION.

ONLY HOLDERS OF CLAIMS AGAINST THE VERTIS DEBTORS ARE ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “A,” AND SUMMARIZED AS FOLLOWS.  HOLDERS OF CLAIMS ONLY AGAINST THE VERTIS DEBTORS ARE NOT ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “B,” AND SUMMARIZED IN THE NEXT SECTION OF THIS DISCLOSURE STATEMENT.

The following is a discussion of the principal provisions of the Vertis Prepackaged Plan.

A.                                    Substantive Consolidation of the Vertis Parties

The Vertis Prepackaged Plan is premised upon the limited substantive consolidation of Vertis and the Vertis Subsidiary Debtors (but not Vertis Holdings) for voting, treatment and distribution purposes under the Vertis Prepackaged Plan only.  The Vertis Parties believe that no creditors would be prejudiced by the Vertis Parties’ limited substantive consolidation, which does not affect the distributions to any creditor and will best utilize the Vertis Parties’ assets to pay to the creditors of each entity the distributions provided under the Vertis Prepackaged Plan.  The only holders of Claims that are impaired are the holders of Claims arising from the Vertis Prepetition Credit Agreement, the 9 3/4% Indenture, the 10 7/8% Indenture and the 13 1/2% Indenture, to which Vertis and the Vertis Subsidiary Debtors are all liable, as primary obligors or as guarantors.  Holders of Claims in these impaired classes would receive the same distribution absent any substantive consolidation.  As such, substantive consolidation is appropriate and warranted under the circumstances.

The proposed treatment involves the pooling and merger of Vertis and the Vertis Subsidiary Debtors’ assets and liabilities and distributions to creditors based upon that pool of assets and liabilities as if Vertis and the Vertis Subsidiary Debtors conducted business as a single economic entity.  The Vertis Prepackaged Plan contemplates that, on the Effective Date, (i) all of Vertis and the Vertis Subsidiary Debtors and their estates (as created under section 541 of the Bankruptcy Code, the “Estates”) shall, for purposes under the Vertis Prepackaged Plan only, be deemed merged and all assets and liabilities of Vertis and the Vertis Subsidiary Debtors shall be treated as though they were merged, (ii) all guarantees of Vertis and the Vertis Subsidiary Debtors of payment, performance, or collection of obligations of any other Vertis Subsidiary Debtors or Vertis shall be eliminated and cancelled, (iii) all joint obligations of two (2) or more Vertis Subsidiary Debtors and/or Vertis and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against Vertis and the Vertis Subsidiary Debtors, and (iv) any Claim filed in the Reorganization Cases of Vertis or any of the Vertis Subsidiary Debtors shall be deemed filed against the consolidated entity and a single obligation of the consolidated Vertis and the Vertis Subsidiary Debtors on and after the Effective Date.  Such limited substantive consolidation shall not (other than for voting, treatment, and distribution purposes) and shall not be deemed to, affect the legal and corporate structures of Vertis and the Vertis Subsidiary Debtors (including the corporate ownership of the Vertis Subsidiary Debtors) or any intercompany claims.

Entry of the Confirmation Order shall constitute the approval, pursuant to §105(a) of the Bankruptcy Code, effective as of the Effective Date, of the limited consolidation of Vertis and the Vertis Subsidiary Debtors, solely for voting, treatment and distribution purposes.  Unless an objection to consolidation is made in writing by any creditor affected by the Vertis Prepackaged Plan on or before the deadline to object to confirmation of the Vertis Prepackaged Plan, the Bankruptcy Court may enter the Confirmation Order.  In the event that any such objections are timely filed, a hearing with respect thereto will be scheduled before the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

The Vertis Debtors believe that no party-in-interest intends to oppose the Vertis Prepackaged Plan’s treatment of Vertis and the Vertis Subsidiary Debtors on a substantively consolidated basis and as such, substantive consolidation will be implemented with consent.  The Vertis Parties believe that substantive consolidation is warranted based on the criteria established by courts in ruling on the propriety of substantive consolidation in other cases.  See In re Owens Corning, 419 F.3d 195, 211 (3d Cir. 2005) (“In our Court what must be proven (absent consent) concerning the entities for whom substantive consolidation is sought is that (i) prepetition they disregarded separateness so significantly their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (ii) postpetition their assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors.”) (emphasis added).  The Vertis Debtors reserve the right to present evidence or other information sufficient to meet the applicable standards for consolidation for limited purposes if any objection to substantive consolidation is properly filed.

B.                                    Classification and Treatment of Claims and Equity Interests Under the Vertis Prepackaged Plan

Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divides the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature.  Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature.  Because an entity may hold multiple claims and/or equity interests that give rise to different legal rights, the “claims” and “equity interests” themselves, rather than their holders, are classified.  Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan).  If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on a plan of reorganization and the right to receive thereunder no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 of the Bankruptcy Code.  A chapter 11 plan cannot be confirmed if there has been improper classification of claims and interests.

Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights.  Typically, this means that the holder of an unimpaired claim will receive on the later of the Effective Date or the date on which amounts owing are actually due and payable, payment in full, in Cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms.  Thus, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

Under certain circumstances, a Class of claims or equity interests may be deemed to reject a plan of reorganization.  For example, a Class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such Class do not receive or retain any property under the plan of reorganization on account of their claims or equity interests.  Under this provision of the Bankruptcy Code, certain Classes are deemed to reject the Vertis Prepackaged Plan because they receive no distribution under the Vertis Prepackaged Plan as such plan discharges the Vertis Debtors from obligations to these holders.  Because certain Classes are deemed to reject the Vertis Prepackaged Plan, the Vertis Debtors are required to demonstrate that the Vertis Prepackaged Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes.  Among these are the requirements that the plan be “fair and equitable” and not “discriminate unfairly” against the holders of claims or equity interests in such Class.  For a more detailed description of the requirements for confirmation, see Section IX below, entitled “CONFIRMATION OF THE PREPACKAGED PLANS – Requirements for Confirmation of the Prepackaged Plans of Reorganization.”

The Vertis Debtors believe that the Vertis Prepackaged Plan classifies all claims and interests in compliance with the provisions of the Bankruptcy Code.  However, after commencement of the chapter 11 cases, a claim holder or interest holder could challenge Vertis’ classification and the Bankruptcy Court could determine that a different classification is required for the Vertis Prepackaged Plan to be confirmed.  In such event, the Vertis Debtors may seek to modify the Vertis Prepackaged Plan to provide for whatever classification may be required by the Bankruptcy Court and to use the sufficient Acceptances received, to the extent permitted by the Bankruptcy Court, to demonstrate the Acceptance of the class or classes which are affected.  Any such reclassification could affect a class’ Acceptance of the Vertis Prepackaged Plan by changing the composition of such class and the required vote for Acceptance of the Vertis Prepackaged Plan and could potentially require a resolicitation of votes on the Vertis Prepackaged Plan.

The Vertis Prepackaged Plan provides for the classification and treatment of holders of claims and interests allowed under section 502 of the Bankruptcy Code.  Only the holder of an Allowed Claim or an Allowed Equity Interest is entitled to receive a distribution under the Vertis Prepackaged Plan.

Consistent with these requirements, the Vertis Prepackaged Plan divides the Allowed Claims against, and Allowed Equity Interests in, the Vertis Debtors into the following classes:

Class	Designation	Impairment	Entitled to Vote

Vertis Holdings Class 1	Vertis Holdings Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Vertis Holdings Class 2A	Vertis Holdings Revolving Credit Facility Guarantee Claims	Unimpaired	No (deemed to accept)

Vertis Holdings Class 2B	Vertis Holdings Term Loan Guarantee Claims	May be Impaired	Yes

Vertis Holdings Class 3	Vertis Holdings Other Secured Claims	Unimpaired	No (deemed to accept)

Vertis Holdings Class 4	Vertis Holdings General Unsecured Claims	Impaired	Yes

Vertis Holdings Class 5	Vertis Holdings Section 510(b) Claims	Impaired	No (deemed to reject)

Vertis Holdings Class 6	Vertis Holdings Equity Interests	Impaired	No (deemed to reject)

Vertis Class 1	Vertis Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Vertis Class 2A	Vertis Revolving Credit Facility Claims	Unimpaired	No (deemed to accept)

Vertis Class 2B	Vertis Term Loan Claims	May be Impaired	Yes

Vertis Class 3	Vertis Other Secured Claims	Unimpaired	No (deemed to accept)

Class	Designation	Impairment	Entitled to Vote
Vertis Class 4	Vertis Second Lien Notes Claims	Impaired	Yes

Vertis Class 5	Vertis Senior Notes Claims	Impaired	Yes

Vertis Class 6	Vertis Senior Subordinated Notes Claims	Impaired	Yes

Vertis Class 7	Vertis General Unsecured Claims	Unimpaired	No (deemed to accept)

Vertis Class 8	Vertis Equity Interests	Unimpaired	No (deemed to accept)

Vertis Class 9	Vertis Section 510(b) Claims	Impaired	No (deemed to reject)

1.                                      Unclassified Claims:

a.                                       Administrative Expenses.

Administrative expenses claims include any right to payment constituting a cost or expense of administration of  the Vertis Debtors’ chapter 11 cases that are Allowed under and in accordance with, sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b)  of the Bankruptcy Code (the “Vertis Administrative Expense Claims”).  Those expenses will include, but are not limited to, (a) any actual and necessary costs and expenses of preserving the Vertis Debtors’ estates or operating the Vertis Debtors’ businesses, (b) any indebtedness or obligations incurred or assumed by the Vertis Debtors during the Vertis Debtors’ Reorganization Cases, (c) any compensation for professional services rendered and reimbursement of expenses incurred, (d) the reasonable fees, costs, and expenses  (“Indenture Trustee Claims”) incurred by the Bank of New York and/or its successors, as indenture trustee under the 9 3/4% Indenture, the 10 7/8% Indenture, and the 13 1/2% Indenture, (the “Vertis Indenture Trustee”), and (f) any Allowed superpriority administrative expense claims approved by Final Order to holders of Allowed Vertis Second Lien Notes Claims or the lenders under the Vertis Revolving Credit Facility, the Vertis Term Loan or the Vertis Debtor-in-Possession Financing.

The Vertis Administrative Expense Claims also include (i) all reasonable fees and expenses incurred by the professional advisors to the Vertis Informal Committee and its members, consisting of Akin Gump Strauss Hauer & Feld LLP pursuant to the terms of its prepetition engagement letter, Skadden, Arps, Slate, Meagher & Flom LLP, Jefferies & Company, Inc., FTI Consulting, Inc. and Delaware local counsel, in each case, without any requirement for the filing of retention applications or fee applications in the Vertis Debtors’ Reorganization Cases, (ii) all reasonable fees and expenses incurred by the professional advisors to the Vertis Second Lien Noteholder Group, consisting of Stroock & Stroock & Lavan LLP, Houlihan Lokey Howard & Zukin Capital, Inc., and Delaware local counsel, in each case, pursuant to the terms of their respective pre-petition engagement letters, without any requirement for the filing of retention applications or fee applications in the Vertis Debtors’ Reorganization Cases, (iii) all reasonable fees and expenses after the May 22, 2008 incurred by Dewey &

LeBoeuf LLP and Delaware local counsel, as counsel to certain holders of Vertis  Senior Subordinated Notes, up to a cap of $100,000, without any requirement for the filing of retention applications or fee applications in the Vertis Debtors’ Reorganization Cases, and (iv) claims for out-of-pocket expenses incurred by the members of the Vertis Informal Committee and the Vertis Second Lien Noteholder Group in connection with the Vertis Debtors’ Reorganization Cases (the “Vertis Informal Committee Claims”).  The Vertis Debtors will not, however, be required to reimburse the members of the Vertis Informal Committee or the Vertis Second Lien Noteholder Group for out-of-pocket expenses in excess of $20,000 each.  The Vertis Informal Committee Claims will be paid in the ordinary course of business pursuant to the terms of their applicable prepetition engagement letters, if applicable, without the requirement to file a fee application with the Bankruptcy Court, but no later than the Effective Date.

Allowed Vertis Administrative Expense Claims representing professional fees and expenses for other advisors will receive payment in full in Cash of any unpaid portion as soon as practicable after Bankruptcy Court approval thereof, or, in the case of professional retained by the Vertis Debtors in the ordinary course of their businesses, if any, on such terms as are customary between the Vertis Debtors and such professionals, and with respect to all other holders of Allowed Vertis Administrative Expense Claims, on the later of the Effective Date and the date on which the payment would be made in the ordinary course of the Vertis Debtor’s business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions, or as otherwise agreed by the holder of such Claim, subject to Noteholder Consent, and the Vertis Debtors.  Disputed but not yet Allowed Vertis Administrative Expense Claims will be reserved for as of the Effective Date.

b.                                       Professional Compensation and Reimbursement Claims.

Except as provided in Section 2.1 of the Vertis Prepackaged Plan, all parties seeking compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code must file an application for compensation for services and reimbursement of expenses with the Bankruptcy Court on or before ninety (90) days after the Effective Date.  Upon Bankruptcy Court approval, the Vertis Prepackaged Plan provides that these parties will be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  The Reorganized Vertis Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

c.                                       Priority Tax Claims.

Priority tax claims essentially consist of unsecured claims of federal and state governmental authorities for the kinds of taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes and employment and withholding taxes (the “Vertis Priority Tax Claims”).  These unsecured claims are given a statutory priority in right of payment.  The Vertis Debtors do not intend to set a bar date for filing proofs of claims, and therefore it is difficult to estimate the number and amount, if any, of Vertis Priority Tax Claims that will be filed with the Bankruptcy Court.

With respect to any Vertis Priority Tax Claims not paid pursuant to prior Bankruptcy Court order, except to the extent that a holder of an Allowed Vertis Priority Tax

Claim agrees to a different treatment, each holder of an Allowed Vertis Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Vertis Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Vertis Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Vertis Debtors and the holder of such Claim.

d.                                       Vertis DIP Lender Claims.

On the Effective Date, Allowed Claims arising under or in connection with the Vertis Debtor-in-Possession Financing (the “Vertis DIP Lender Claims”), if any, shall be paid in full in cash from the Exit Financing.  Upon payment and satisfaction in full of all Allowed Vertis DIP Lender Claims, all liens and security interests granted to secure such obligations, whether in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect.

2.                                      Classified Claims:

a.                                       Vertis Holdings Class 1: Vertis Holdings Priority Non-Tax Claims — (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan and not entitled to vote.)

The Claims (as defined in section 101(5) of the Bankruptcy Code) in Vertis Holdings Class 1 are priority non-tax Claims against Vertis Holdings that are granted priority in payment under section 507(a)(4), (5), (6), or (7) under the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors (the “Vertis Holdings Priority Non-Tax Claims”).  The Vertis Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of Vertis Holdings Priority Non-Tax Claims that will be filed with the Bankruptcy Court.

On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Vertis Holdings Priority Non-Tax Claim in Vertis Holdings Class 1 shall be paid an amount in cash equal to the Allowed amount of such Vertis Holdings Priority Non-Tax Claim.

b.                                       Vertis Holdings Class 2A: Vertis Holdings Revolving Credit Facility Guarantee Claims (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan and not entitled to vote.)

The Claims in Vertis Holdings Class 2A include any Claims against Vertis Holdings arising from Vertis Holdings’ guarantee of Vertis’ obligations arising under or in connection with the Vertis Revolving Credit Facility (the “Vertis Holdings Revolving Credit Facility Guarantee Claims”).  On the Effective Date, each holder of an Allowed Vertis Holdings Revolving Credit Facility Guarantee Claim shall receive the treatment described on account of its Allowed Vertis Revolving Credit Facility Claim and shall not receive any distribution on account of such holder’s Vertis Holdings Revolving Credit Facility Guarantee Claim in this class.

c.                                       Vertis Holdings Class 2B: Vertis Holdings Term Loan Guarantee Claim (May be Impaired.  Entitled to vote to accept or reject the Vertis Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claim will be unimpaired if the holder shall receive the treatment under Section 4.10(b)(i) of the Vertis Prepackaged Plan)

The Claims in Vertis Holdings Class 2B include any Claims against Vertis Holdings arising from Vertis Holdings’ guarantee of Vertis’ obligations arising under or in connection with the Vertis Term Loan (the “Vertis Holdings Term Loan Guarantee Claims”).  On the Effective Date, each holder of an Allowed Vertis Holdings Term Loan Guarantee Claim (the “Vertis Holdings Term Loan Guarantee Claimants”) shall receive the treatment described on account of its Allowed Vertis Term Loan Claim and shall not receive any distribution on account of such holder’s Vertis Holdings Term Loan Guarantee Claim in this class.

d.                                       Vertis Holdings Class 3: Vertis Holdings Other Secured Claims (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan and not entitled to vote.)

The Claims in Vertis Holdings Class 3 include any portion of Claims asserted against Vertis Holdings that, pursuant to section 506 of the Bankruptcy Code, are (a) secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of a Vertis Debtor in and to property of the relevant estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Plan (subject to the occurrence of the Effective Date) (including any Claim that is (i) subject to an offset right under applicable law and (ii) a secured claim against a Vertis Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code.)(a “Secured Claim”), other than a Vertis Holdings Revolving Credit Facility Guarantee Claim or Vertis Holdings Term Loan Guarantee Claim (each, a “Vertis Holdings Other Secured Claim”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of a Vertis Holdings Other Secured Claim agrees to less favorable treatment, each Vertis Holdings Other Secured Claim, if any, shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of a Vertis Holdings Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Vertis Holdings Other Secured Claims that are not due and payable on or before the Effective Date shall, at Vertis Holdings’ option, subject to Noteholder Consent, be paid (i) in the ordinary course of business in accordance with the course of practice between Vertis Holdings and such holder with respect to such Claim, or (ii) by transfer of the Collateral.(14)

(14)  As set forth in the Vertis Prepackaged Plan, “Collateral” means property or interest in property subject to a Lien (as defined in section 101(37) of the Bankruptcy Code), charge of other encumbrance to secure the payment of performance of the Claim, which Lien, charge or encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law

e.                                       Vertis Holdings Class 4: Vertis Holdings General Unsecured Claims (Impaired.  Entitled to vote to accept or reject the Vertis Prepackaged Plan)

The Claims in Vertis Holdings Class 4 include any General Unsecured Claim(15) against Vertis Holdings, including claims arising under or in connection with the Vertis Holdings Mezzanine Note Agreement or the Vertis Holdings Mezzanine Notes, other than a Vertis Holdings Section 510(b) Claim (the “Vertis Holdings General Unsecured Claims”).  The following Vertis Holdings General Unsecured Claims shall be Allowed Claims in the amounts set forth next to such Claim herein, and for the avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person:  (i) Claims on account of Vertis Holdings Mezzanine Notes:  $242,942.323.59 plus any interest accrued between May 1, 2008 and the Petition Date, (ii) Claims of Thomas H. Lee Capital, LLC and THL Equity Advisors IV, LLC on account of management services agreements with Vertis Holdings, dated as of December 7, 1999, as amended:  $1,750,000, and (iii) Claims of Evercore Advisors Inc. on account of a management services agreement with Vertis Holdings, dated as of December 7, 1999, as amended:  $437,500.

The Vertis Holdings General Unsecured Claims are able to receive a recovery under the Vertis Prepackaged Plan as a result of (i) the Intercompany Claim and (ii) the voluntary agreement by Vertis to make certain payments under the THL/Evercore Letter Agreement and the CLI Letter Agreement.

The Intercompany Payment is being made by Vertis, Inc. to Vertis Holdings on account of the Intercompany Claim owed by Vertis, Inc. and the Vertis Subsidiary Debtors to Vertis Holdings.  The Intercompany Claim of $3.232 million is the net intercompany balance between such parties on Vertis’ financial statements as of March 31, 2008, the latest available financial statements as of the execution of the Restructuring Agreement.  The Intercompany Claim is the result of many years of transfers between the parties.  The two (2) main components of the Intercompany Claim are an intercompany note from an entity that was merged into Vertis, Inc. to Vertis Holdings’ predecessor and smaller payments over the years that Vertis, Inc. made on behalf of Vertis Holdings.

In addition to the Intercompany Payment, Vertis has agreed, in consideration of the support of the Vertis Holdings General Unsecured Claimants of the Restructuring Transaction in the THL/Evercore Letter Agreement and the CLI Letter Agreement, to provide certain payments to such creditors.

In light of the foregoing, on the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Vertis Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed Vertis Holdings General Unsecured Claim, each holder of an Allowed Vertis Holdings General Unsecured Claim shall

(15) As set forth in the Vertis Prepackaged Plan, a “General Unsecured Claim” means any Claim against any Vertis Debtor other than an Administrative Expense Claim, Priority Tax Claim, Vertis DIP Lender Claim, Other Priority Non-Tax Claim, Other Secured Claim, Vertis Holdings Revolving Credit Facility Guarantee Claim, Vertis Holdings Term Loan Guarantee Claim, Vertis Holdings Section 510(b) Claim, Vertis Revolving Credit Facility Claim, Vertis Term Loan Claim, Vertis Second Lien Notes Claim, Vertis Senior Notes Claim, Vertis Subordinated Notes Claim, or Vertis Section 510(b) Claim.

receive, in full and final exchange of its Allowed Vertis Holdings General Unsecured Claim, its pro rata share of the Intercompany Payment, and

(A)                              if the THL/Evercore Letter Agreement has not been terminated as of the Effective Date, (i) the THL Parties shall receive $648,149 to be allocated among them on the same basis on which they participate in the Intercompany Payment, and (ii) the Evercore Parties shall receive up to $25,000 in respect of legal fees and expenses incurred by the Evercore Parties in connection with the Restructuring Agreement and the THL/Evercore Letter Agreement; and

(B)                                if the  CLI Letter Agreement has not been terminated as of the Effective Date, CLI shall receive $400,000;

provided, however, if the THL/Evercore Letter Agreement has not been terminated as of the Effective Date, each holder of a claim in the Vertis Holdings General Unsecured Claims’ Class that is an accredited investor may elect on its ballot to receive all or a portion of its recovery in the form of the Vertis Holdings Alternative Recovery; provided further, however, that the value of the New Common Stock to be issued on account of the Vertis Holdings Alternative Recovery (based on the reorganized equity value set forth in the Disclosure Statement) shall not exceed $400,000 in the aggregate, and if the amount of the Intercompany Payment to be foregone in respect of the Vertis Holdings Alternative Recovery exceeds $400,000, the Vertis Holdings Alternative Recovery shall be divided pro rata among all Vertis Holdings General Unsecured Claims for which such election was made; provided, further, however, that such maximum amounts allocable directly to the THL Fund Parties and their related Vertis Shareholders on account of the Vertis Holdings Alternative Recovery shall not exceed $250,000.  As to the New Common Stock that a holder elects to receive on account of the Vertis Holdings Alternative Recovery, the holder shall have the nontransferable right, exercisable within thirty (30) days after the first anniversary of the Effective Date, to sell (in whole and not in part) its shares of the New Common Stock to Vertis Holdings for an amount in Cash equal to the holder’s foregone Cash recovery.  For every dollar of Cash any holder foregoes in respect of the Vertis Holdings Alternative Recovery, (i) it shall receive the number of shares of New Common Stock equal to the value of the foregone cash based on the reorganized equity value of the Reorganized Vertis Debtors set forth in the Disclosure Statement and (ii) the Intercompany Payment shall be reduced by one (1) dollar.

The New Common Stock issued pursuant to the Vertis Holdings Alternative Recovery shall dilute pro rata all other recipients of New Common Stock to be issued on the Effective Date.  As a result, to the extent the Vertis Holdings Alternative Recovery is elected, all holders in other Classes that are receiving New Common Stock under the Vertis Prepackaged Plan and the ACG Prepackaged Plan will have their percentage of the New Common Stock to be received on the Effective Date decreased proportionately (however, the value of the New Common Stock they are receiving on the Effective Date will not change, as the amount of Cash to be paid by the Vertis Debtors to the holders of the Vertis Holdings General Unsecured Claims on the Effective Date will be decreased in such event).

f.                                         Vertis Holdings Class 5: Vertis Holdings Section 510(b) Claims (Impaired.  Deemed to reject the Vertis Prepackaged Plan)

The Claims in Vertis Holdings Class 5 include any Claims against Vertis Holdings that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of

Vertis Holdings or an affiliate of Vertis Holdings, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim (the “Vertis Holdings Section 510(b) Claims”).

On the Effective Date, all Vertis Holdings Section 510(b) Claims shall be extinguished with no distribution; provided, however, that nothing in section 4.6 of the Vertis Prepackaged Plan shall affect or limit the rights and obligations set forth in section 11.11 of the Vertis Prepackaged Plan.

g.                                      Vertis Holdings Class 6: Vertis Holdings Equity Interests (Impaired.  Deemed to reject the Vertis Prepackaged Plan)

The interests in Vertis Holdings Class 6 include the interests of any holders of equity securities of Vertis Holdings represented by issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in Vertis Holdings, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest (the “Vertis Holding Equity Interests”).

On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Vertis Holdings Equity Interests (with the exception of the New Common Stock) shall be cancelled, and the holders of the Allowed Vertis Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any proper or interest in property on account of such Allowed Vertis Holdings Equity Interests.

h.                                      Vertis Class 1: Vertis Priority Non-Tax Claims (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan and not entitled to vote)

The Claims in Vertis Class 1 are priority non-tax Claims against Vertis that are granted priority in payment under section 507(a)(4), (5), (6), or (7) under the Bankruptcy Code, including certain wage, salary and other compensation obligations to employees of the Debtors (the “Vertis Priority Non-Tax Claims”).  The Vertis Debtors do not intend to set a bar date, and therefore it is difficult to estimate the number and amount, if any, of Vertis Priority Non-Tax Claims that will be filed with the Bankruptcy Court.

On the Effective Date, except to the extent that a holder of an Allowed Vertis Priority Non-Tax Claim agrees to less favorable treatment of such Allowed Vertis Priority Non-Tax Claim, each Vertis Allowed Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Allowed Vertis Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business and in accordance with the terms and conditions of any agreements relating thereto.

i.                                         Vertis Class 2A: Vertis Revolving Credit Facility Claims (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan)

The Claims in Vertis Class 2A are Claims against any Vertis Debtor, other than Vertis Holdings, relating to the Revolving Credit Facility, arising under or in connection with the Vertis Prepetition Credit Agreement, including any Claim arising from the Vertis Subsidiary Debtors’ guarantee of Vertis’ obligations arising under or in connection with the Vertis Revolving Credit Facility (the “Vertis Revolving Credit Facility Claims”).

On the Effective Date, except to the extent that a holder of an Allowed Vertis Revolving Credit Facility Claim agrees to less favorable treatment or has not been paid prior to the Effective Date, each holder of an Allowed Vertis Revolving Credit Facility Claim shall receive payment in full, in Cash, of the outstanding principal amount of its claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder.

j.                                         Vertis Class 2B: Vertis Term Loan Claims (May be Impaired.  Entitled to vote to accept or reject the Vertis Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claim will be unimpaired if the holder shall receive the treatment under Section 410(b)(i) of the Vertis Prepackaged Plan)

The Claims in Vertis Class 2B include any Claim against any Vertis Debtor, other than Vertis Holdings, arising under or in connection with, the Vertis Term Loan, including any Claim arising from the Vertis Subsidiary Debtors’ guarantee of Vertis’ obligations arising under or in connection with the Vertis Term Loan (the “Vertis Term Loan Claims”).

On the Effective Date, each holder of an Allowed Vertis Term Loan Claim (the “Vertis Term Loan Claimants”) shall, at Vertis’ option, with the reasonable consent of each Informal Committee and the Vertis Second Lien Noteholder Group, either (i) have such Claim be paid in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder from the Exit Facility, (ii) receive deferred Cash payments, of a value, as of the Effective Date, of at least the amount of such holder’s Allowed Vertis Term Loan Claim with a maturity date no later than the maturity date of the term loan portion of the Exit Facility; or (iii) be treated as otherwise agreed to by Vertis, subject to Noteholder Consent, and each holder of an Allowed Vertis Term Loan Claim.

k.                                     Vertis Class 3: Vertis Other Secured Claims (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan)

The Claims in Vertis Class 3 include any Secured Claim asserted against Vertis or any of the Vertis Subsidiary Debtors other than Vertis Revolving Credit Facility Claims, Vertis Term Loan Claims, and Vertis Second Lien Notes Claims (as defined below) (the “Vertis Other Secured Claims”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Vertis Other Secured Claim agrees to less favorable treatment, each Allowed Vertis Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Vertis Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Allowed Vertis Other Secured Claims that are not due and payable on or before the Effective Date shall, at Vertis’ option, subject to Noteholder Consent be paid (i) in the ordinary course of business in accordance with the course of practice between Vertis and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of the Allowed Other Secured Claim.

l.                                         Vertis Class 4: Vertis Second Lien Note Claims (Impaired.  Entitled to vote to accept or reject the Vertis Prepackaged Plan)

The Claims in Vertis Class 4 include any Claim against any Vertis Debtor arising under or in connection with the Vertis Second Lien Notes or the 9 3/4% Indenture, other than a Vertis Section 510(b) Claim or a Vertis Holdings Section 510(b) Claim. The Vertis Second Lien Notes Claims shall be Allowed in full, and for the avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $350 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the Vertis Second-Lien Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 9 3/4% Indenture), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Second Lien Notes are otherwise provided to be paid or satisfied (the “Vertis Second Lien Notes Claims”).

On the Effective Date, except to the extent that the holder of a Vertis Second Lien Notes Claim agrees to less favorable treatment, each holder of a Vertis Second Lien Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s Vertis Second Lien Notes for: (i) such holder’s pro rata share (based upon the principal amount of the Vertis Second Lien Notes held by each holder) of $350 million in principal amount of the New Vertis Second Lien Notes and (ii) Cash in an amount equal to any accrued but unpaid interest as of the Effective Date.

m.                                   Vertis Class 5: Vertis Senior Notes Claims (Impaired.  Entitled to vote to accept or reject the Vertis Prepackaged Plan)

The Claims in Vertis Class 5 include any Claim against any Vertis Debtor arising under or in connection with the Vertis Senior Notes or the 10 7/8% Indenture, other than a Vertis Section 510(b) Claim or a Vertis Holdings Section 510(b) Claim. The Vertis Senior Notes Claims shall be Allowed in full, and, for the avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $350 million, plus (ii) the accrued but unpaid interest under the Vertis Senior Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 10 7/8% Indenture), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Senior Notes are otherwise provided to be paid or satisfied (the “Vertis Senior Notes Claims”).

On the Effective Date, except to the extent that the holder of a Vertis Senior Notes Claim agrees to less favorable treatment, each Vertis Senior Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s Vertis Senior Notes for (i) such holder’s pro rata share  (based upon the principal amount of the Vertis Senior Notes held by each holder) of $107 million in principal amount of New Vertis Senior Notes and (ii) such holder’s pro rata share  (based upon the principal amount of the Vertis Senior Notes held by each holder) of 57.04% of the number of shares of New Common Stock outstanding on the Effective Date.

n.                                      Vertis Class 6: Vertis Senior Subordinated Notes Claims (Impaired.  Entitled to vote to accept or reject the Vertis Prepackaged Plan)

The Claims in Vertis Class 6 include any Claim arising under or in connection with the Vertis Senior Subordinated Notes or the 13 1/2% Indenture, other than a Vertis Section 510(b) Claim or a Vertis Holdings Section 510(b) Claim. The Vertis Senior Subordinated Notes Claim shall be Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $293.495 million, plus (ii) the accrued but unpaid interest under the Vertis Senior Notes as of the Filing Date, plus (iii) all other Obligations (as defined in the 13 1/2% Indenture), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Senior Subordinated Notes are otherwise provided to be paid or satisfied (the “Vertis Senior Subordinated Notes Claims”).

On the Effective Date, except to the extent that the holder of a Vertis Senior Subordinated Notes Claim agrees to less favorable treatment, each Vertis Senior Subordinated Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s Vertis Senior Subordinated Notes for (i) such holder’s pro rata share (based upon the principal amount of the Vertis Senior Subordinated Notes held by each holder) of $27 million in principal amount of New Vertis Senior Notes, (ii) such holder’s pro rata share  (based upon the principal amount of the Vertis Senior Subordinated Notes held by each holder) of 10% of the number of shares of New Common Stock outstanding on the Effective Date, and (iii) such holder’s pro rata share (based upon the principal amount of Vertis Senior Subordinated Notes held by each holder) of the New Warrants.

o.                                       Vertis Class 7: Vertis General Unsecured Claims (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan)

The Claims in Vertis Class 7 include any General Unsecured Claim against Vertis or any of the Vertis Subsidiary Debtors, including (i) Vertis Informal Committee Claims, to the extent not Allowed as Administrative Expense Claims, (ii) Indenture Trustee Claims of the Vertis Indenture Trustee, to the extent not Allowed as Administrative Expense Claims, and (iii) any Claims of advisors to the Vertis Debtors, to the extent not Allowed as Administrative Expense Claims (the “Vertis General Unsecured Claims”).

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Vertis General Unsecured Claim agrees to less favorable treatment of such Allowed Vertis General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Vertis General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Vertis General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Vertis General Unsecured Claim on the later of (i) the Effective Date, (ii) in the ordinary course of business in accordance with the terms of any agreement that governs such Vertis General Unsecured Claim or in accordance with the course of practice between Vertis and such holder with respect to such Claim, or (iii) as otherwise agreed by the Vertis Debtors, subject to Noteholder Consent, and the holder of such Claim; provided, however, that subject to the reasonable consent of the Vertis Informal Committee and the Vertis

Second Lien Noteholder Group, the consent of the Vertis DIP Lenders, the Vertis Debtors, the Vertis Debtors may seek authority from the Bankruptcy Court to pay certain Vertis General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  Vertis reserves its rights, however, to dispute the validity of any Vertis General Unsecured Claim, whether or not objected to prior to the Effective Date.

p.                                       Vertis Class 8: Vertis Section 510(b) Claims (Impaired.  Deemed to reject the Vertis Prepackaged Plan)

The Claims in Vertis Class 8 include any Claim against Vertis or any Vertis Subsidiary Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of Vertis or any Vertis Subsidiary Debtor or an affiliate of Vertis or any Vertis Subsidiary Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim (the “Vertis Section 510(b) Claims”).

On the Effective Date, all Vertis Section 510(b) Claims shall be extinguished with no distribution; provided, however, that nothing in section 4.16 of the Vertis Prepackaged Plan shall affect or limit the rights and obligations set forth in section 11.11 of the Vertis Prepackaged Plan.

q.                                       Vertis Class 9: Vertis Equity Interests (Unimpaired.  Deemed to accept the Vertis Prepackaged Plan)

The interests in Vertis Class 9 include the interests of any holders of equity securities of Vertis represented by issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in Vertis, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest (the “Vertis Equity Interests”).

All existing Vertis Equity Interests shall continue to be owned by Vertis Holdings.  The Equity Interests of the Vertis Subsidiary Debtors shall continue to be owned by Vertis or Webcraft, as applicable.

C.                                    Securities Law Matters

1.                                      New Vertis Securities

For a summary of the Vertis Notes, New Common Stock and New Warrants, see Section II above.

2.                                      Transfer and Securities Laws Restrictions

(1)                                  The Solicitation.  The Solicitation is being made only to those creditors who are Accredited Investors as defined in Regulation D under the Securities Act.

(2)                                  Issuance and Resale of the New Vertis Notes, New Common Stock, and New Warrants Under the Vertis Prepackaged Plan.  Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate.  In reliance upon this exemption, the New Vertis Notes, New Common Stock and New Warrants issued to holders of claims against the Vertis Debtors and the ACG Debtors generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of new securities issued under the Prepackaged Plans are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

(3)                                  Listing.  Vertis Holdings’ common stock is not, and upon the consummation of the Vertis Prepackaged Plan, the New Vertis Notes, New Common Stock and New Warrants will not be, publicly traded or listed on any nationally recognized market or exchange.  Accordingly, no assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.  Upon the consummation of such offerings, neither Vertis Holdings, Vertis, ACG Holdings nor ACG will be required to file reports with the Securities and Exchange Commission.  Vertis, however, will be required by the terms of the New Vertis Notes to make certain financial and other information available on a website.

(4)                                  Legends.  Certificates evidencing shares of New Vertis Notes, New Common Stock and New Warrants received by holders of at least 10% of the outstanding voting stock of Vertis Holdings will bear a legend substantially in the form below (except no legend shall be required on certificates issued in “street name” or in the name of, or by a nominee, of the Depository Trust Company):

[THIS NOTE] [THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE] [THIS WARRANT AND THE SHARES OF COMMON STOCK FOR WHICH THIS WARRANT IS EXERCISABLE] MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER

THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR UNLESS [VERTIS, INC.][VERTIS HOLDINGS, INC.] RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

D.                                    Means of Implementation and Post-Effective Date Governance:

1.                                      Substantive Consolidation

The Vertis Prepackaged Plan is premised upon the substantive consolidation of Vertis and the Vertis Subsidiary Debtors for purposes of the Vertis Prepackaged Plan only.  Accordingly, on the Effective Date, all of Vertis and the Vertis Subsidiary Debtors and their Estates shall, for purposes of the Vertis Prepackaged Plan only, be deemed merged and (i) all assets and liabilities of Vertis and the Vertis Subsidiary Debtors shall be treated for purposes of the Vertis Prepackaged Plan only as though they were merged, (ii) all guarantees of Vertis and the Vertis Subsidiary Debtors of payment, performance, or collection of obligations of any other Vertis Subsidiary Debtors or Vertis shall be eliminated and cancelled, (iii) all joint obligations of two or more Vertis Subsidiary Debtors and/or Vertis and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against Vertis and the Vertis Subsidiary Debtors, and (iv) any Claim filed in the Vertis Debtors’ Reorganization Cases or any of the Vertis Subsidiary Debtors shall be deemed filed against the consolidated Vertis and the Vertis Subsidiary Debtors and a single obligation of the consolidated Vertis and the Vertis Subsidiary Debtors on and after the Effective Date.  Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Vertis Prepackaged Plan) affect (x) the legal and corporate structures of Vertis and the Vertis Subsidiary Debtors (including the corporate ownership of the Vertis Subsidiary Debtors), and (y) any intercompany claims.

2.                                      Corporate Action

(1)                                  General.  Upon the Effective Date, all actions contemplated by the Vertis Prepackaged Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the agreements with existing management, (ii) selection of the directors and officers for the Reorganized Vertis Debtors, (iii) the execution and entry into the Exit Financing, (vi) the distribution of the New Common Stock, (v) the distribution of the New Warrants, (vi) the issuance of the New Vertis Second Lien Notes and the New Vertis Senior Notes, (vii) adoption of the Equity Incentive Plan and the New Bonus Plan, and (viii) all other actions contemplated by the Vertis Prepackaged Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Vertis Prepackaged Plan involving the corporate structure of the Vertis Debtors or the Reorganized Vertis Debtors, and any corporate action required by the Vertis Debtors or the Reorganized Vertis Debtors in connection with the Vertis Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Vertis Debtors or the Reorganized Vertis Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Vertis Debtors or the Reorganized Vertis Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Vertis Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the Vertis Prepackaged Plan) in the name of and on behalf of the Reorganized Vertis Debtors, including (i) the Exit Financing, (ii) the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture, (iii) the New Warrant Agreement, and (iv) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by Section 6.2(a) of the Vertis

Prepackaged Plan shall be effective notwithstanding any requirements under nonbankruptcy law.  The issuance of the New Common Stock and New Warrants shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

(2)                                  Restated Certificate of Incorporation and Restated Bylaws of Vertis Holdings and the Other Reorganized Vertis Debtors.  On the Effective Date, Vertis Holdings shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of Delaware.  In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Vertis Debtors that are corporations and the organizational documents for the Vertis Debtors that are limited liability companies, shall also be amended, subject to Noteholder Consent, (and as to the corporate Vertis Debtors filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code,(i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. On the Effective Date, the boards of directors of each Reorganized Vertis Debtor shall be deemed to have adopted the restated bylaws for such Reorganized Vertis Debtor, subject to Noteholder Consent.

(3)                                  Boards of Directors of Vertis Holdings and the Other Reorganized Vertis Debtors.  On the Effective Date, the operation of Reorganized Vertis Holdings shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Corporation and Restated Bylaws.  On the Effective Date the operation of each of the other Reorganized Vertis Debtors shall become the general responsibility of its respective board of directors, subject to and in accordance with its respective restated certificate of incorporation and restated bylaws or other organizational documents. The initial boards of directors of the Reorganized Vertis Holdings and the other Reorganized Vertis Debtors shall be disclosed in the Plan Supplement.  The initial board of directors of Reorganized Vertis Holdings will consist of five directors, one of whom shall be Reorganized Vertis Holdings’ Chief Executive Officer, two of whom shall be selected by Avenue, one of whom shall be selected by the Vertis Informal Committee (with such selection being made by one or more members of such committee who hold, in the aggregate, more than 50% of the face amount of the Vertis Senior Notes held by the members of such committee) and one of whom shall be selected by Goldman and TCW.

(4)                                  Officers of Vertis Holdings and the Other Reorganized Vertis Debtors.  The initial officers of Vertis Holdings and the other Reorganized Vertis Debtors shall be disclosed in the Plan Supplement to be filed with the Bankruptcy Court prior to the Effective Date.  The selection of officers of Vertis Holdings and the other Reorganized Vertis Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Vertis Holdings or the applicable Reorganized Vertis Debtor.

3.                                      The Merger Agreement/Other Internal Restructurings

On the Effective Date, without the need for any further action, the Reorganized Vertis Debtors, as applicable, shall consummate the merger as set forth in the Merger Agreement (which shall be deemed assumed without the need for any Cure), file a certificate of merger with the Delaware Secretary of State and execute any additional documents and take any additional action necessary to consummate the merger or otherwise contemplated by the Merger Agreement.  In addition, on the Effective Date, the Reorganized Vertis Debtors may (a) cause the transfer of assets or equity interests between or among the Reorganized Vertis Debtors and the ACG Debtors and/or (b) engage in any other transaction in furtherance of the Vertis Prepackaged Plan.

4.                                      Issuance of New Notes

On the Effective Date, the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture shall be executed and delivered and the Vertis Debtors or the Reorganized Vertis Debtors are authorized to issue the New Vertis Second Lien Notes and New Vertis Senior Notes and to execute, deliver and enter into the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.  On the Effective Date (i) the New Vertis Second Lien Notes shall be distributed on behalf of Vertis to holders of Allowed Vertis Second Lien Notes Claims, (ii) the New Vertis Senior Notes shall be distributed on behalf of Vertis to holders of Allowed Vertis Senior Notes Claims and Allowed Vertis Senior Subordinated Claims, and (iii) the New Vertis Senior Notes shall be distributed pursuant to the ACG Prepackaged Plan on behalf of Vertis to holders of Allowed ACG Second Lien Notes Claims.  Summaries of the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture are contained in the Disclosure Statement and a copy of each indenture will be filed as exhibits to the respective Form T-3s filed by Vertis on the date hereof with the Securities and Exchange Commission.

5.                                      Issuance of New Common Stock

The issuance of New Common Stock by Vertis Holdings is authorized without the need for any further corporate action.  Immediately prior to or on the Effective Date, all the New Common Stock to be issued to holders of claims against the Vertis Debtors, other than Vertis Holdings, and the ACG Debtors, shall be contributed by Vertis Holdings to Vertis as a contribution of capital.  On the Effective Date, the New Common Stock shall be distributed on behalf of Vertis to holders of Allowed Vertis Senior Notes Claims and Allowed Vertis Senior Subordinated Notes Claims and to holders of Allowed ACG Second Lien Notes Claims pursuant to the ACG Prepackaged Plan.  On the Effective Date, the amount of New Common Stock elected on account of the Vertis Holdings Alternative Recovery shall be distributed to holders of Allowed Vertis Holdings General Unsecured Claims in accordance with the treatment of the Vertis Holdings General Unsecured Claims Class provided in the Vertis Prepackaged Plan.

6.                                      Issuance of New Warrants

The issuance of New Warrants by Vertis Holdings in accordance with the Vertis Prepackaged Plan is authorized without the need for any further corporate action.  Immediately prior to or on the Effective Date the New Warrants shall be contributed by Vertis Holdings to Vertis as a contribution of capital.  On the Effective Date, the New Warrants shall be distributed on behalf of Vertis to holders of the Allowed Vertis Senior Subordinated Notes Claims, and in all cases shall be governed by the New Warrant Agreement.

7.                                      Cancellation of Existing Securities and Agreements

On the Effective Date, the 9 3/4% Indenture, the 10 7/8% Indenture, the 13 1/2% Indenture, the Vertis Holdings Mezzanine Note Agreement, and the Vertis Holdings Equity Interests, and related guarantees under the 9 3/4% Indenture, the 10 7/8% Indenture, and the 13 1/2% Indenture, shall be cancelled; provided, however the 9 3/4% Indenture, the 10 7/8% Indenture, the 13 1/2% Indenture and the Vertis Holdings Mezzanine Note Agreement shall continue in effect solely for the purpose of allowing the holders of Vertis Second Lien Notes Claims, Vertis Senior Notes Claims, Vertis Senior Subordinated Notes Claims and Vertis Holdings General Unsecured Claims to receive their distributions hereunder.

8.                                      Surrender of Existing Securities

As soon as practicable, on or after the Effective Date, each holder of Vertis Second Lien Notes Claims, Vertis Senior Notes Claims, and Vertis Senior Subordinated Notes Claims shall surrender its note(s) to the Vertis Indenture Trustee or in the event such note(s) are held in the name of, or by a nominee of The Depository Trust Company, the Reorganized Vertis Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Vertis Indenture Trustee.  No distributions under the Vertis Prepackaged Plan shall be made for or on behalf of such holder unless and until such note is received by the Vertis Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Vertis Indenture Trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Vertis Indenture Trustee as applicable, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Vertis Debtors, the Reorganized Vertis Debtors, and the Vertis Indenture Trustee harmless in respect of such note and any distributions made thereof.  Upon compliance with this Section by a holder of any note, such holder shall, for all purposes under the Vertis Prepackaged Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explains its non-availability to the Vertis Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Vertis Debtors and the Reorganized Vertis Debtors (or their property) or the Vertis Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Vertis Prepackaged Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Vertis Debtors by the Vertis Indenture Trustee, and any such security shall be cancelled.

9.                                      Agreements with Existing Management

On the Effective Date, Vertis shall either enter into new employment agreements with existing Vertis management who are currently subject to written employment agreements with Vertis, subject to the reasonable approval of Avenue, upon consultation with Goldman and TCW, or assume the existing Vertis employment agreements.  All other obligations of Vertis and its subsidiaries to officers, directors, and employees thereof that are referred to in the Merger Agreement shall be assumed.

10.                               Post-Effective Date Advisory Services Agreements

On the Effective Date, the Vertis Debtors shall enter into the Avenue Advisory Services Agreement, the Goldman Advisory Services Agreement and the TCW Advisory Services Agreement.

11.                               Equity Incentive Plan

After the Effective Date, Vertis Holdings shall establish a management equity incentive plan, substantially in the form to be annexed to the Plan Supplement, which will be adopted by the board of directors of Reorganized Vertis Holdings following the Effective Date and will provide for the issuance of equity awards representing an aggregate of 10% of the New Common Stock on a fully diluted basis (with anti-dilution protection for the issuance of the New Common Stock, if any, issued upon exercise of the New Warrants) to officers and key employees of the Reorganized Vertis Debtors and their affiliates after the Effective Date (the “Equity Incentive Plan”).

12.                               New Bonus Plan

On the Effective Date, Vertis Holdings shall make any payments approved under a bonus plan, substantially in the form to be included in the Plan Supplement, providing for the issuance of cash bonuses of an aggregate of no more than $3 million to officers and key employees of the Vertis Debtors and their affiliates, which bonuses will be conditioned on the occurrence of the Effective Date and will be paid upon the Effective Date and subject to the reasonable approval of Avenue, upon consultation with Goldman Sachs and TCW (the “New Bonus Plan”).

13.                               Cancellation of Liens

Except as otherwise provided in the Vertis Prepackaged Plan, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Vertis Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Vertis Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Vertis Debtors.

14.                               Compromise of Controversies

In consideration for the distributions and other benefits provided under the Vertis Prepackaged Plan, the provisions of the Vertis Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Vertis Prepackaged Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

E.             Provisions Governing Distribution

1.                                      Date of Distributions on Account of Allowed Claims

Unless otherwise provided herein, any distributions and deliveries to be made under the Vertis Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter.  In the event that any payment or act under the Vertis Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. For avoidance of doubt, the New Common Stock and New Vertis Senior Notes shall be distributed pursuant to the Vertis

Prepackaged Plan and the ACG Prepackaged Plan to holders of Allowed ACG Second Lien Notes Claims in the ACG Debtors’ Reorganization Cases.

2.                                      Sources of Cash for Plan Distribution

Except as otherwise provided in the Vertis Prepackaged Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Vertis Debtors’ and the Reorganized Vertis Debtors’ operations and Cash on hand and the Exit Financing.

3.                                      Disbursement Agent

All distributions under the Vertis Prepackaged Plan shall be made by Vertis as Disbursement Agent or such other entity designated by Vertis as a Disbursement Agent on the Effective Date.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

4.                                      Rights and Powers of Disbursement Agent

The Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Vertis Prepackaged Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Vertis Prepackaged Plan or as deemed by the Disbursement Agent to be necessary and proper to implement the provisions hereof.

5.                                      Expenses of the Disbursement Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursement Agent (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Vertis Debtors in the ordinary course of business.

6.                                      Record Date for Distribution

The record date for distributions, other than with respect to any publicly held securities, shall be the date that is five (5) Business Days after the date on which the Clerk of the Bankruptcy Court enters an order or orders confirming the Vertis Prepackaged Plan on the docket (the “Confirmation Date”).

7.                                      Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of the Vertis Debtors, unless the applicable Reorganized Vertis Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Vertis Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized Vertis Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred, notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

Pursuant to the CLI Letter Agreement, any distribution to be provided on account of CLI/THLEF IV Vertis LLC’s portion of the of the Vertis Holdings Mezzanine Notes shall be paid directly to the members of CLI/THLEF IV Vertis LLC.

8.                                      Vertis Indenture Trustee

The Vertis Indenture Trustee shall be deemed to be the holder of all Vertis Second Lien Note Claims, Vertis Senior Note Claims and Vertis Senior Subordinated Note Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such notes shall be made to or on behalf of the Vertis Indenture Trustee.  The Vertis Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Vertis Second Lien Note Claims, Allowed Vertis Senior Note Claims and Allowed Vertis Subordinated Note Claim, as applicable.  As soon as practicable following compliance with the requirements set forth in Section 6.8, the Vertis Indenture Trustee shall arrange to deliver such distributions to or on behalf of such noteholders.

9.                                      Manner of Payment Under the Vertis Prepackaged Plan

(1)           All distributions of the New Common Stock and the New Warrants to the holders of Claims, other than holders of Vertis Holdings General Unsecured Claims, under the Vertis Prepackaged Plan (including distributions of the New Common Stock and New Warrants under the ACG Prepackaged Plan) shall be made by the Disbursement Agent on behalf of Vertis.

(2)           All distributions of the New Common Stock to the holders of Vertis Holdings General Unsecured Claims under the Vertis Prepackaged Plan shall be made by the Disbursement Agent on behalf of Vertis Holdings.

(3)           All distributions of the New Vertis Second Lien Notes and the New Vertis Senior Notes to the holders of Claims under the Vertis Prepackaged Plan (including distributions of the New Vertis Senior Notes under the ACG Prepackaged Plan) shall be made by the Disbursement Agent on behalf of Vertis.

(4)           All distributions of Cash under the Vertis Prepackaged Plan shall be made by the Disbursement Agent on behalf of the applicable Vertis Debtor.

(5)           At the option of the Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

10.                               Fractional Shares

No fractional shares of New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Vertis Prepackaged Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore.  The total number of authorized shares of New Common Stock and number of New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

11.                               Setoffs and Recoupment

The Vertis Debtors may, but shall not be required to, setoff against or recoup from any Claim, any Claims of any nature whatsoever that the Vertis Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Vertis Debtors or the Reorganized Vertis Debtors of any such Claim it may have against such claimant.

12.                               Distributions After Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

13.                               Allocations of Payments Under the ACG Prepackaged Plan

In the case of distributions with respect to ACG Holdings Class 5 Claims and ACG, Inc. Class 5 Claims, pursuant to the ACG Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

14.                               Exemption from Securities Laws

The issuance of the New Common Stock, the New Warrants (and the New Common Stock for which such New Warrants are exercisable), the New Vertis Second Lien Notes, and the New Vertis Senior Notes (including any guarantees issued in connection therewith), and any other securities pursuant to the Vertis Prepackaged Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.  For a more detailed discussion of exemptions from Securities Laws, see Section IV(C) above, entitled “VERTIS PREPACKAGED PLAN – Securities Law Matters.”

15.                               Allocation of Payments

In the case of distributions with respect to Vertis Holdings Class 4 Claims, Vertis Class 5 Claims, and Vertis Class 6 Claims, pursuant to the Vertis Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

16.                               No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Vertis Prepackaged Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim; provided, however, that this provision shall not impair the rights, if any, of holders of Vertis Revolving Facility Claims or Vertis Term Loan Claims to recover postpetition interest to the extent required under applicable law.

F.                                      Procedures for Treating Disputed Claims Under the Vertis Prepackaged Plan

1.                                      Disputed Claims/Process

Holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Vertis Prepackaged Plan.  On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Vertis Debtor.  If the Vertis Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Vertis Debtors’ Reorganization Cases had not been commenced and shall survive the Effective Date as if the Vertis Debtors’ Reorganization Cases had not been commenced, provided, however, that the Vertis Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

2.                                      Objections to Claims

Except insofar as a Claim is Allowed under the Vertis Prepackaged Plan, the Vertis Debtors, the Reorganized Vertis Debtors or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (x) the Effective Date and (y) the date that a proof of Claim is filed or amended or Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court.

3.                                      No Distributions Pending Allowance

If the Vertis Debtors object to any Claim, no payment or distribution provided under the Vertis Prepackaged Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4.                                      Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Vertis Prepackaged Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a final order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Vertis Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

G.                                    Provisions Governing Executory Contracts and Unexpired Leases

1.                                      Assumption and Rejection of Contracts and Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Vertis Prepackaged Plan, as of the Effective Date, the Vertis Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Vertis Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed by the Vertis Debtors on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Vertis Debtors as part of the Plan Supplement.  Notwithstanding the foregoing, any management agreement or other agreement with any Vertis Shareholder (other than the THL/Evercore Letter Agreement and the CLI Letter Agreement, which shall each be assumed under the Vertis Prepackaged Plan on the Effective Date unless terminated prior to the Effective Date) shall be either rejected or terminated pursuant to its terms as of the Effective Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

2.                                      Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Vertis Debtors upon assumption thereof.  If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Vertis Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

3.                                      Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Vertis Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the Vertis Debtors, their Estates, and their property.

4.                                      Compensation and Benefit Plans and Treatment of Retirement Plan

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Vertis Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder.  The Vertis Debtors’ obligations under such plans and programs shall survive confirmation of the Vertis Prepackaged Plan, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Vertis Prepackaged Plan (to the extent such rejection does not violate sections 1114 and 1129 (a) (13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

H.                                    Conditions Precedent to the Effective Date

1.                                      Conditions Precedent to Effective Date of the Vertis Prepackaged Plan

The occurrence of the Effective Date of the Vertis Prepackaged Plan is subject to satisfaction of the following conditions precedent:

(1)           Confirmation Order.  The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Vertis Debtors’ Reorganization Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.  The Confirmation Order in the Vertis Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Vertis Debtors, the ACG Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group.

(2)           Confirmation Order in the ACG Debtors’ Reorganization Cases.  The Clerk of the Bankruptcy Court shall have entered an order confirming the ACG Prepackaged Plan, consistent with the terms of the Restructuring Agreement and Term Sheet, in the ACG Debtors’ Reorganization Cases, there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto, and all conditions precedent to the occurrence of the effective date under the ACG Prepackaged Plan shall have been satisfied (or will be satisfied concurrently with the Effective Date).  In addition, the effective date of the ACG Prepackaged Plan shall have occurred simultaneously with the Effective Date. The Confirmation Order in the ACG Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Vertis Debtors, the ACG Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group.

(3)           Consummation of the Merger.  On the Effective Date and without the need for any further action, the Vertis Debtors, as applicable, shall consummate the transactions contemplated by the Merger Agreement.  The conditions set forth in Sections 8.2(a) and 8.3(a) of the Merger Agreement shall have been satisfied (and not waived).

(4)           Restructuring Agreement Still in Effect.  The Restructuring Agreement shall not have been terminated in accordance with the terms thereof (other than the termination concurrent with the Effective Date under Section 8.06 of the Restructuring Agreement).

(5)           Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Vertis Prepackaged Plan shall have been effected, including the Merger Agreement, the Exit Financing and the documents comprising the Plan Supplement and, in each case, shall have been (i) approved with the reasonable consent of the Vertis Debtors and the ACG Debtors and Noteholder Consent and (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(6)           Regulatory Approvals.  The Vertis Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Vertis Prepackaged Plan and that are required by law, regulations or order.

(7)           Consents.  All authorizations, consents and approvals determined by the Vertis Debtors, subject to the reasonable consent of the ACG Debtors and Noteholder Consent, to be necessary to implement the terms of the Vertis Prepackaged Plan shall have been obtained.

(8)           Exit Financing.  Proceeds of the Exit Financing shall be made available to the Reorganized Vertis Debtors to fund distributions hereunder.

(9)           Payment of Fees and Expenses.  The Vertis Informal Committee Claims that were timely presented shall have been paid in full.

(10)         Corporate Formalities. The Restated Certificate of Incorporation shall be filed with the Secretary of State for Delaware contemporaneously with the Effective Date.

(11)         Other Acts.  Any other actions the Vertis Debtors determine are necessary, subject to the reasonable consent of the ACG Debtors and Noteholder Consent, to implement the terms of the Vertis Prepackaged Plan shall have been taken.

2.                                      Waiver of Conditions Precedent

Each of the conditions precedent in Section 10.1 of the Vertis Prepackaged Plan may be waived, in whole or in part, by the Vertis Debtors, subject to the reasonable consent of the ACG Debtors and Noteholder Consent, which consent shall not to be unreasonably withheld, without notice or order of the Bankruptcy Court.

3.                                      Effect of Failure of Conditions.

If the conditions specified in Section 10.1 of the Vertis Prepackaged Plan have not been satisfied or waived in the manner provided in Section 10.2 of the Vertis Prepackaged Plan within the periods set forth in Section 8.04(e) of the Restructuring Agreement, unless otherwise waived by the Vertis Debtors and the ACG Debtors and with Noteholder Consent, then:  (i) the Confirmation Order shall be of no further force or effect; (ii) no distributions under the Prepackaged Plan shall be made; (iii) the Vertis Debtors and all holders of Claims and Equity Interests in the Vertis Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) all of the Vertis Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Vertis Prepackaged Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Vertis Debtors or any other person or to prejudice in any manner the rights of the Vertis Debtors or any person in any further proceedings involving the Vertis Debtors and the Prepackaged Plan shall be deemed withdrawn.  Upon such occurrence, the Vertis Debtors shall file a written notification with the Bankruptcy Court and serve it upon counsel for each Informal Committee, the Vertis Second Lien Noteholder Group, the ACG Debtors and the United States Trustee.

4.                                      Reservation of Rights

The Vertis Prepackaged Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the Vertis Prepackaged Plan, any statement or provision contained in the Vertis Prepackaged Plan, or action taken by the Debtors with respect to the Vertis Prepackaged Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Vertis Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

5.                                      Substantial Consummation

Substantial consummation of the Vertis Prepackaged Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

I.                                         Effect of Confirmation

1.                                      Vesting of Assets

Except as otherwise provided in the Vertis Prepackaged Plan, each of the Vertis Debtors, as Reorganized Vertis Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized Vertis Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

2.                                      Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Vertis Prepackaged Plan shall bind any holder of a Claim against, or Equity Interest in, the Vertis Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Vertis Prepackaged Plan and whether or not such holder has accepted the Vertis Prepackaged Plan.

3.                                      Discharge of the Vertis Debtors

Except to the extent otherwise provided in the Vertis Prepackaged Plan, the treatment of all Claims against or Equity Interests in the Vertis Debtors under the Vertis Prepackaged Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the Vertis Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property.  Except as otherwise provided in the Vertis Prepackaged Plan, upon the Effective Date, all Claims against and Equity Interests in the Vertis Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Vertis Prepackaged Plan.  Except as otherwise provided in the Vertis Prepackaged Plan, all entities shall be precluded from asserting against the Vertis Debtors, the Reorganized Vertis Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

4.                                      Exculpation

The Reorganized Vertis Debtors, each Informal Committee, the Vertis Second Lien Noteholder Group, any noteholder signatory to the Restructuring Agreement, and the Vertis Indenture Trustee, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons, shall have no liability to any holder of a Claim or Equity Interest (including, notwithstanding anything herein to the contrary, CLI) for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and pursuit of approval of the Disclosure Statement or the Vertis Prepackaged Plan or the Solicitation of votes for, or confirmation of, the Vertis Prepackaged Plan, the funding of the Vertis Prepackaged Plan, the consummation of the Vertis Prepackaged Plan, or the administration of the Vertis Prepackaged Plan or the property to be distributed under the Vertis Prepackaged Plan, except for fraud, willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Vertis Prepackaged Plan.

5.                                      Releases By the Vertis Debtors

Except for the right to enforce the Prepackaged Plan, the Vertis Debtors shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge (i) any holder signatory to the Restructuring Agreement that is a holder Vertis Second Lien Notes, Vertis Senior Notes or Vertis Senior Subordinated Notes and such holder’s successors and assigns thereunder; (ii) the Vertis Indenture Trustee; (iii) the Vertis Informal Committee and its respective member;s (iv) the Vertis Second Lien Noteholder Group and its members; (v) the Vertis Shareholders; (vi) the lenders and administrative agent under the Vertis Prepetition Credit Agreement and their successor and assigns; (vii) the Vertis DIP Lenders and their successors and assigns; (viii) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the Vertis Debtors; (ix) the Vertis Debtors; (x) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (i) through (ix) hereof, provided, however, that professional advisors and attorneys in clause (x) shall only include those that provided services related to the transactions contemplated by the Vertis Prepackaged Plan, the Restructuring Agreement (and any predecessor restructuring transaction), and/or the Merger Agreement, including the acquisition of any financing related to any such transactions; and (xi) the directors, officers, partners, members, representatives and employees of the parties described in clauses (i) through (x) hereof (the “Vertis Released Parties”), and (i) any holder signatory to the Restructuring Agreement that is a holder of ACG Second Lien Notes and such holder’s successors and assigns thereunder; (ii) the ACG Indenture Trustee, (iii) the ACG Informal Committee and its respective members; (iv) the ACG Shareholders; (v) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the ACG Debtors; (vi) the ACG Debtors, (vii) the lenders and the administrative agent under the ACG Bridge Facility Agreement, (viii) the lenders and the administrative agent under the ACG First Lien Credit Agreement and their successors and assigns; (ix) the ACG DIP Lenders and their successors and assigns; (x) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (i) through (ix), and (xi) the directors, officers, partners, members, representatives and employees of the parties described in clauses (i) through (x) hereof; provided, however, that each of the parties described in (i) though (viii) shall only be an ACG Released Party to the extent that any such party forever releases, waives, and discharges all claims, demands, causes of action, and the like, relating to the Vertis Debtors or their affiliates or the ACG Debtors or their affiliates, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, subject to a limited carve-out solely for criminal acts or fraud, against the Vertis Released Parties (the “ACG Released Parties”) of an from any and all Claims, demands, causes of action and the like, relating to the Vertis Debtors and/or their affiliates, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise, subject to a limited carve-out solely for criminal acts and fraud (the “Carve-out”).  Notwithstanding the foregoing or anything else in the Vertis Prepackaged Plan, nothing therein shall adversely affect the right of any party in interest to object pursuant to Section 8.2of the Vertis Prepackaged Plan or adversely affect the basis or grounds for any such objection or of any defense or response thereto with regard to professional advisors of Vertis employed prior to the Petition Date and not retained in the Vertis Debtors’ Reorganization Cases pursuant to section 327 or 328 of the Bankruptcy Code.

6.                                      Releases By Holders of Claims and Equity Interests

Except for the right to enforce the Prepackaged Plan, each Person who votes to accept the Vertis Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the Vertis Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge the Vertis Released Parties and the ACG Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Vertis Debtors or their affiliates, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise, subject to the Carve-out.

Notwithstanding anything to the contrary in the Section 11.6 of the Vertis Prepackaged Plan,, (i) if the CLI Letter Agreement has not been terminated prior to the Effective Date, CLI will only be releasing the Vertis Debtors, the ACG Debtors (with respect to matters relating to any of the Vertis Debtors) and any current (as of the Effective Date) or former (as of the Effective Date) director or officer of any of the Vertis Debtors, with such release applying solely to acts or omissions taken or omitted in their capacity as an officer or director of any of the Vertis Debtors, (ii) to the extent any party does not provide the release provided in section 11.6 of the Vertis Prepackaged Plan (a) a Vertis Released Party or an ACG Released Party, that non-releasing party shall not receive a release from such Vertis Released Party or ACG Released Party, and (iii) the Carve-out shall not apply to payments to Vertis Shareholders on account of interest on the Vertis Second Lien Notes, the Vertis Senior Notes, the Vertis Senior Subordinated Notes or the Vertis Holdings Mezzanine Notes, management fees, or expense reimbursements.

The provisions above provide that all persons who vote in favor of or are entitled to receive distributions under the Vertis Prepackaged Plan release all claims against the Vertis Released Parties and the ACG Released Parties, other than claims arising from criminal acts or fraud.  The Vertis Released Parties and ACG Released Parties include generally the following:  (i) the noteholders who signed the Restructuring Agreement and their Indenture Trustees, committees and groups; (ii) the shareholders of the Vertis Debtors and ACG Debtors; (iii) the current and former officers and directors of the Vertis Debtors and ACG Debtors; (iv) the Vertis Debtors and ACG Debtors; (v) the lenders and administrative agent under the ACG Bridge Facility Agreement; (vi) the lenders and administrative agent under the Vertis Prepetition Credit Agreement; (vii) and the professional advisors, managers, directors, officers and employees and other agents of the above parties.

These releases were heavily negotiated by the parties, are an integral component of the transactions, and were required by the Vertis Released Parties and the ACG Released Parties in exchange for compromises without which the transaction likely could not be achieved.  The Vertis Released Parties and ACG Released Parties participated for months in negotiating the transactions and agreed in the Restructuring Agreement and the Plan Support Agreements to numerous compromises that provide substantial benefits to the Vertis Debtors and all creditor constituencies.  Without agreement to pursue a joint restructuring and merger transaction from the major creditor and equity constituencies of both the Vertis Debtors and the ACG Debtors, the ACG Debtors would not agree to merge with the Vertis Debtors.  As such, the support of the Vertis Released Parties and the ACG Released Parties enables the Vertis Debtors – and all parties that are receiving distributions under the Vertis Prepackaged Plan – to realize the substantially greater value that the Merger will create in comparison to other restructuring alternatives, such as standalone reorganizations for Vertis and ACG, non-consensual reorganizations, sales, or liquidations.  In addition to the benefit of synergies that will be realized through the Merger, the compromises of the Vertis Released Parties and ACG Released Parties facilitated a tax-efficient restructuring and all creditor constituencies will benefit from the tax advantages of the Transactions in comparison to other restructuring alternatives.  The Vertis Released Parties and ACG Released Parties demanded the releases set forth in Sections 11.5 and 11.6 of the Vertis Prepackaged Plan as a condition to supporting the transaction.  As such, the releases were critical to the Vertis Debtors’ successful reorganization.

The Vertis Released Parties and ACG Released Parties gave valuable consideration for the releases.  In consideration for these releases, the parties to the Restructuring Agreement and the Vertis Shareholders (which, as described above, also hold Claims against the Vertis Debtors) agreed to vote their Claims to accept the Vertis Prepackaged Plan and support (and not object to) the Vertis Prepackaged Plan.  They also agreed not to transfer their Claims to persons who did not agree to be parties to the Restructuring Agreement, ensuring that a consensual restructuring would not be frustrated by a transferee.  Importantly, such parties also agreed to forbear from exercising remedies relating to the nonpayment of interest on certain of the Vertis Notes.  As noted, Vertis did not make its April 1, 2008 interest payment on the Vertis Second Lien Notes and its June 1, 2008 interest payment on the Vertis Senior Notes, and will also not pay the June 15, 2008 interest payment on the Vertis Senior Subordinated Notes.  The agreement by the Consenting Noteholders to forbear from exercising remedies relating to the nonpayment of interest ensures the Vertis Debtors that no such notes will be accelerated.  An acceleration of any such notes would lead to an event of default on the Vertis Prepetition Credit Agreement and could significantly impair the value of the Vertis Debtors and jeopardize the Transactions.  In addition to agreeing to vote their Claims to accept the Vertis Prepackaged Plan and forbear from exercising certain remedies, the Vertis Shareholders also agreed to restrictions on their ability to transfer or acquire equity in the Vertis Debtors, agreed to forbear from claiming a worthless stock deduction under the Internal Revenue Code in order to preserve valuable net operating losses for the Vertis Debtors, and agreed to waive certain claims against the Vertis Debtors and ACG Debtors.  The Consenting Noteholders demanded that the Vertis Shareholders, as well as the ACG Shareholders, support the Transactions.  As a result, their support was critical to ensuring the success of the value-creating Transaction.

To ensure that no party benefits disproportionately from the releases, the Vertis Prepackaged Plan provides that only parties who provide releases will be beneficiaries of the releases provided under the plan.  For example, in executing the CLI Letter Agreement, CLI indicated that it did not want to release any claims against certain parties; therefore, CLI is not a Vertis Released Party.

7.                                      Waiver of Avoidance Actions

Effective as of the Effective Date, the Vertis Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Vertis Debtors and/or which the Vertis Debtors could have prosecuted as debtors or debtors in possession against the Vertis Released Parties relating to distributions made on account of interest or other obligations under and relating to the Vertis Second Lien Notes, the Vertis Senior Notes, the Vertis Senior Subordinated Notes, or the Vertis Holdings Mezzanine Notes, management fees or expense reimbursements whether brought under the Bankruptcy Code or other applicable law.

8.                                      Waiver of Certain Claims

Any and all Claims asserted or otherwise existing against Vertis and/or the Vertis Subsidiary Debtors by the Vertis Shareholders for management fees or otherwise (including rejection damages arising from the rejection of any agreement among such parties) shall be waived, extinguished and/or disallowed in their entirety; provided, however, the Vertis Shareholders may assert Vertis Second Lien Noteholder Claims, Vertis Senior Subordinated Noteholder Claims, and Vertis Subordinated Noteholder Claims, if any, which Claims shall be treated in accordance with the Vertis Prepackaged Plan, and the Vertis Shareholders may assert any Claims they have against Vertis Holdings, which shall be treated in accordance with the Vertis Prepackaged Plan; provided further, however, the Vertis Shareholders are not releasing any Claims to which the Carve-out applies.

9.                                      Term of Injunctions or Stays

Except as otherwise expressly provided herein, all Persons or entities who have held, hold or may hold Claims against or Equity Interests in any Vertis Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Vertis Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Vertis Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Vertis Debtor, or against the property or interests in property of any Reorganized Vertis Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Vertis Debtor, or against the property or interests in property of any Reorganized Vertis Debtor with respect to any such Claim or Equity

Interest, and (v) pursuing any Claim released pursuant to Section 11.5 or 11.6 of the Vertis Prepackaged Plan.

Unless otherwise provided, all injunctions or stays arising under or entered during the Vertis Debtors’ Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

Unless otherwise ordered by the Bankruptcy Court, on or after the Confirmation Date, any person or group of persons constituting a “fifty percent shareholder” of Vertis Holdings within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in Vertis Holdings held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the earlier of the Effective Date and December 24, 2008.

10.                               Termination of Subordination Rights and Settlement of Related Claims

The classification and manner of satisfying all Claims and Equity Interests under the Vertis Prepackaged Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, distributions under the Vertis Prepackaged Plan to holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

11.                               Indemnification Obligations

Notwithstanding anything to the contrary in the Vertis Prepackaged Plan, subject to the occurrence of the Effective Date, the obligations of the Vertis Debtors as provided in the Vertis Debtors’ respective certificates of incorporation, bylaws, applicable law or other applicable agreement as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Vertis Debtors at any time prior to the Effective Date, respectively, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Vertis Prepackaged Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date.  Any Claim based on the Vertis Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each Vertis Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such Vertis Debtor at any time prior to the Effective Date at least to the same extent as the bylaws of

Vertis Holdings in effect on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Vertis Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Vertis Debtors’ obligations or such directors’ or officers’ rights under Section 11.11 of the Vertis Prepackaged Plan.

In addition, after the Effective Date, none of the Reorganized Vertis Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, and all directors and officers of the Vertis Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

12.                               Preservation of Claims

Except as otherwise provided in the Vertis Prepackaged Plan, including Sections 11.5, 11.6 and 11.7 as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise (collectively, “Causes of Action”) accruing to the Vertis Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the Vertis Debtors.  After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

J.                                      Retention of Jurisdiction

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Vertis Debtors’ Reorganization Cases and the Vertis Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(1)           To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(2)           To determine any and all adversary proceedings, applications and contested matters in the Vertis Debtors’ Reorganization Cases and grant or deny any application involving the Vertis Debtors that may be pending on the Effective Date;

(3)           To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Vertis Prepackaged Plan;

(4)           To hear and determine any timely objections to Vertis Administrative Expense Claims or to proofs of claim and equity interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(5)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(6)           To issue such orders in aid of execution of the Vertis Prepackaged Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(7)           To consider any amendments to or modifications of the Vertis Prepackaged Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(8)           To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(9)           To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Vertis Prepackaged Plan, the Vertis Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated by the Restructuring Agreement including the Vertis Prepackaged Plan or any agreement, instrument or other document governing or relating to any of the foregoing;

(10)         To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(11)         To hear any other matter not inconsistent with the Bankruptcy Code;

(12)         To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 of the Vertis Prepackaged Plan;

(13)         To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 11.4 of the Vertis Prepackaged Plan;

(14)         To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Vertis Prepackaged Plan; and

(15)         To enter a final decree closing the Vertis Debtors’ Reorganization Cases.

K.            Miscellaneous Provisions

1.                                      Payment of Statutory Fees

All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

2.                                      Payment of Indenture Trustee Fees

The Reorganized Vertis Debtors shall pay all reasonable fees, costs and expenses incurred by the Vertis Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Vertis Prepackaged Plan or the implementation of any provisions of the Vertis Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the Vertis Indenture Trustee’s professionals).

3.                                      Administrative Expenses Incurred After the Confirmation Date

Subject to the terms and conditions of any order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by the Vertis Debtors or the Reorganized Vertis Debtor(s) after the Confirmation Date, including Claims for professionals’ fees and expenses, shall not be subject to application and may be paid by the Vertis Debtors or the Vertis Reorganized Debtors, as applicable, in the ordinary course of business and without further Bankruptcy Court approval.

4.                                      Filing of Additional Documents

The Vertis Debtors or the Reorganized Vertis Debtors, as applicable, with the reasonable consent of the ACG Debtors and Noteholder Consent, may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Vertis Prepackaged Plan.

5.                                      Intercompany Claims

Notwithstanding anything to the contrary herein, on or after the Effective Date, any debts held by a Vertis Debtor against another Vertis Debtor, other than the Intercompany Claim, will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Vertis Debtors, subject to Noteholder Consent, taking into account the economic condition of the applicable Reorganized Vertis Debtor.

6.                                      Amendment or Modification of the Vertis Prepackaged Plan

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Vertis Prepackaged Plan may be proposed in writing by the Vertis Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject to the reasonable consent of the ACG Debtors and Noteholder Consent.  Holders of Claims that have accepted the Vertis Prepackaged Plan shall be deemed to have accepted the Vertis Prepackaged Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Vertis Prepackaged Plan because such Claims were unimpaired shall continue to be deemed to accept the Vertis Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

7.                                      Inconsistency

In the event of any inconsistency among the Vertis Prepackaged Plan, the Disclosure Statement, and any exhibit or schedule to the Disclosure Statement, the provisions of the Vertis Prepackaged Plan shall govern.

8.                                      Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, the Vertis Debtors shall be deemed to have solicited acceptances of the Vertis Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Vertis Debtors (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Vertis Prepackaged Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the Solicitation of acceptances or rejections of the Vertis Prepackaged Plan or the offer and issuance of the securities under the Vertis Prepackaged Plan.

9.                                      Compliance with Tax Requirements

In connection with the Vertis Prepackaged Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the Vertis Prepackaged Plan, including any party described in Sections 6.4, 6.5 and 6.6 of the Vertis Prepackaged Plan, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Vertis Prepackaged Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Vertis Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the Vertis Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

10.                               Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Vertis Prepackaged Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Vertis Prepackaged Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Vertis Prepackaged Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.  All sale transactions consummated by the Vertis Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the Vertis Prepackaged Plan, the sale by the Vertis Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Vertis Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Vertis Prepackaged Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

11.                               Expedited Tax Determination

The Reorganized Vertis Debtors may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Vertis Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.                               Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment

Any statutory committees appointed in the Vertis Debtors’ Reorganization Cases shall be dissolved on the Effective Date.  The Reorganized Vertis Debtors shall no longer be responsible for paying any fees and expenses incurred by the advisors to the Vertis Informal Committee, the Vertis Second Lien Noteholder Group and any statutory committees after the Effective Date.

13.                               Severability of Vertis Prepackaged Plan Provisions

If prior to the entry of the Confirmation Order, any term or provision of the Vertis Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Vertis Debtors, subject to the reasonable consent of the ACG Debtors and Noteholder Consent, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Vertis Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Vertis Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Vertis Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.                               Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Vertis Prepackaged Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Vertis Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

15.                               No Admissions

If the Effective Date does not occur, the Vertis Prepackaged Plan shall be null and void in all respects, and nothing contained in the Vertis Prepackaged Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Vertis Debtor, (b) prejudice in any manner the rights of any Vertis Debtor or any other party in interest, including the ACG Debtors, the Informal Committees and the Vertis Second Lien Noteholder Group (or their respective members), or (c) constitute an admission of any sort by any Vertis Debtor or other party in interest, including the Informal Committees and the Vertis Second Lien Noteholder Group (or their respective members).

V.

THE ACG PREPACKAGED PLAN

The statements contained in this Disclosure Statement include summaries of the provisions contained in the ACG Prepackaged Plan and in documents referred to therein.  The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the ACG Prepackaged Plan or documents referred therein, and reference is made to the ACG Prepackaged Plan and to such documents for the full and complete statements of such terms and provisions.  The ACG Prepackaged Plan and the documents referred to therein control the actual treatment of claims against and interests in the ACG Debtors under the ACG Prepackaged Plan and will, upon the consummation of the ACG Prepackaged Plan, be binding upon all holders of claims and interests in the ACG Debtors, their estates, all parties receiving property under the ACG Prepackaged Plan, and other parties in interest.  In the event of any conflict between this Disclosure Statement, on the one hand, and the ACG Prepackaged Plan or any other operative document, on the other hand, the terms of the ACG Prepackaged Plan and/or such other operative document will control.

THE ACG DEBTORS PROVIDED THE INFORMATION CONTAINED IN THIS ARTICLE OF THE DISCLOSURE STATEMENT.  THE VERTIS DEBTORS HAVE NOT PERFORMED AN INDEPENDENT ANALYSIS AS TO THE ACCURACY OR COMPLETENESS THEREOF AND THEREFORE DISCLAIM ANY RESPONSIBILITY FOR SUCH INFORMATION.

ONLY HOLDERS OF CLAIMS AGAINST THE ACG DEBTORS ARE ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “B,” AND SUMMARIZED AS FOLLOWS.  HOLDERS OF CLAIMS ONLY AGAINST THE ACG DEBTORS ARE NOT ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “A,” AND SUMMARIZED IN THE IMMEDIATELY PRECEDING SECTION OF THIS DISCLOSURE STATEMENT.

The following is a discussion of the principal provisions of the ACG Prepackaged Plan.

A.                                    Classification and Treatment of Claims and Equity Interests Under the ACG Prepackaged Plan

The ACG Debtors believe that the ACG Prepackaged Plan classifies all claims and interests in compliance with the provisions of the Bankruptcy Code.  However, after commencement of the chapter 11 cases, a claim holder or interest holder could challenge ACG’s classification and the Bankruptcy Court could determine that a different classification is required for the ACG Prepackaged Plan to be confirmed.  In such event, the ACG Debtors may seek to modify the ACG Prepackaged Plan to provide for whatever classification may be required by the Bankruptcy Court and to use the sufficient Acceptances received, to the extent permitted by the Bankruptcy Court, to demonstrate the Acceptance of the class or classes which are affected.  Any such reclassification could affect a class’ Acceptance of the ACG Prepackaged Plan by changing the composition of such class and the required vote for Acceptance of the ACG Prepackaged Plan and could potentially require a resolicitation of votes on the ACG Prepackaged Plan.

The ACG Prepackaged Plan provides for the classification and treatment of holders of Claims and Equity Interests allowed under section 502 of the Bankruptcy Code.  Only the holder of an Allowed Claim or an Allowed Equity Interest is entitled to receive a distribution under the ACG Prepackaged Plan.

Consistent with these requirements, the ACG Prepackaged Plan divides the Claims against, and Equity Interests in, the ACG Debtors into the following classes:

Class	Designation	Impairment	Entitled to Vote

ACG Holdings

ACG Holdings Class 1	Priority Non-Tax Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 2	ACG First Lien Credit Agreement Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 3	ACG Bridge Facility Agreement Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 4	ACG Secured Notes Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 5	ACG Second Lien Notes Claims against ACG Holdings	Impaired	Yes

ACG Holdings Class 6	Other Secured Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 7	General Unsecured Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 8	Section 510(b) Claims against ACG Holdings	Impaired	No (deemed to reject)

ACG Holdings Class 9	ACG Holdings Equity Interests	Impaired	No (deemed to reject)

ACG, Inc.

ACG, Inc. Class 1	Priority Non-Tax Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 2	ACG First Lien Credit Agreement Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

Class	Designation	Impairment	Entitled to Vote

ACG, Inc. Class 3	ACG Bridge Facility Agreement Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 4	ACG Secured Notes Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 5	ACG Second Lien Notes Claims against ACG, Inc.	Impaired	Yes

ACG, Inc. Class 6	Other Secured Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 7	General Unsecured Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 8	Section 510(b) Claims against ACG, Inc.	Impaired	No (deemed to reject)

ACG, Inc. Class 9	Equity Interests in ACG, Inc.	Unimpaired	No (deemed to accept)

American Images

American Images Class 1	Priority Non-Tax Claims against American Images	Unimpaired	No (deemed to accept)

American Images Class 2	Other Secured Claims against American Images	Unimpaired	No (deemed to accept)

American Images Class 3	General Unsecured Claims against American Images	Unimpaired	No (deemed to accept)

American Images Class 4	Equity Interests in American Images	Unimpaired	No (deemed to accept)

Sullivan Marketing

Sullivan Marketing Class 1	Priority Non-Tax Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Marketing Class 2	Other Secured Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Marketing Class 3	General Unsecured Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Marketing Class 4	Equity Interests in Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Media

Sullivan Media Class 1	Priority Non-Tax Claims against Sullivan Media	Unimpaired	No (deemed to accept)

Sullivan Media Class 2	Other Secured Claims against Sullivan Media	Unimpaired	No (deemed to accept)

Sullivan Media Class 3	General Unsecured Claims against Sullivan Media	Unimpaired	No (deemed to accept)

Sullivan Media Class 4	Equity Interests in Sullivan Media	Unimpaired	No (deemed to accept)

1.                                      Unclassified Claims

a.                                       Administrative Expenses.

Each holder of an Allowed Administrative Expense Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of the ACG Informal Committee Claims, in the ordinary course of business pursuant to the terms of prepetition engagement letters, if applicable, without the requirement to file a fee application with the Bankruptcy Court, but no later than the Effective Date; (b) in the case of professional fees and expenses for other advisors, as soon as practicable after Bankruptcy Court approval thereof or, in the case of professionals retained by the ACG Debtors in the ordinary course of their business, if any, on such terms as are customary between the ACG Debtors and such professionals; (c) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the ACG Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to such transactions; or (d) with respect to any Claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such Claim and, subject to Noteholder Consent, the ACG Debtors.  Disputed but not yet Allowed Administrative Expense Claims will be reserved for as of the Effective Date.

b.                                       Professional Compensation and Reimbursement Claims

Except as provided in Section 2.1 of the ACG Prepackaged Plan, all entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  The Reorganized ACG Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

c.                                       Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim against an ACG Debtor agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the ACG Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the ACG Debtors and the holder of such Claim.

d.                                       ACG DIP Lender Claims.

On the Effective Date, all Allowed ACG DIP Lender Claims, if any, shall be paid in full in Cash from the Exit Financing. Upon payment and satisfaction in full of all Allowed ACG DIP Lender Claims, all Liens, and security interests granted to secure such obligations, whether in the ACG Debtors’ Reorganization Cases or otherwise, shall be terminated and of no further force or effect.

2.                                      Classified Claims

a.                                       ACG Holdings Class 1: Priority Non-Tax Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG Holdings Class 1 consists of all Priority Non-Tax Claims against ACG Holdings.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against ACG Holdings shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

b.                                       ACG Holdings Class 2: ACG First Lien Credit Agreement Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG Holdings Class 2 consists of all ACG First Lien Credit Agreement Claims against ACG Holdings.

On the Effective Date, except to the extent that the holder of an Allowed ACG First Lien Credit Agreement Claim against ACG Holdings agrees to less favorable treatment, each holder of an Allowed ACG First Lien Credit Agreement Claim against ACG Holdings shall receive the treatment described on account of its Allowed ACG First Lien Credit Agreement Claim against ACG, Inc. in satisfaction of such holder’s ACG First Lien Credit Agreement Claim against ACG Holdings.

c.                                       ACG Holdings Class 3:  ACG Bridge Facility Agreement Claims (Unimpaired.   Deemed to accept the ACG Prepackaged Plan.)

ACG Class 3 consists of all ACG Bridge Facility Agreement Claims against ACG Holdings.

ACG Holdings Class 3 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Bridge Facility Agreement Claim against ACG Holdings is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

On the Effective Date, except to the extent that the holder of an Allowed ACG Bridge Facility Agreement Claim against ACG Holdings agrees to less favorable treatment, each holder of an ACG Bridge Facility Agreement Claim against ACG Holdings shall receive the treatment described on account of its Allowed ACG Bridge Facility Agreement Claim against ACG, Inc. in satisfaction of such holder’s ACG Bridge Facility Agreement Claim against ACG Holdings.

d.                                       ACG Holdings Class 4: ACG Secured Notes Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG Class 4 consists of all ACG Secured Notes Claims against ACG Holdings.

In accordance with, and by operation of the 10% Indenture, on the Effective Date, the ACG Secured Notes shall be cancelled, and the holders of the ACG Secured Notes Claims shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such ACG Secured Notes.

e.                                       ACG Holdings Class 5: ACG Second Lien Notes Claims (Impaired.  Entitled to vote to accept or reject the ACG Prepackaged Plan)

ACG Class 5 consists of all ACG Second Lien Notes Claims against ACG Holdings.

The ACG Second Lien Notes Claims against ACG Holdings are Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

On the Effective Date, except to the extent that the holder of an Allowed ACG Second Lien Notes Claim against ACG Holdings agrees to less favorable treatment, each holder of an ACG Second Lien Notes Claim against ACG Holdings shall receive the treatment described on account of its Allowed ACG Second Lien Notes Claim against ACG, Inc. in satisfaction of such holder’s ACG Second Lien Notes Claim against ACG Holdings.  In addition to the foregoing distribution, each holder of an Allowed ACG Second Lien Notes Claim against ACG Holdings consents to the distribution by Vertis, on behalf of ACG Holdings and pursuant to the Merger Agreement, of an amount of Cash equal to $92,000, which shall be transferred by the

Disbursement Agent to the holders of the Allowed ACG Holdings Equity Interests pro rata based on the number of shares held by each holder of an ACG Holdings Equity Interest.

f.                                         ACG Holdings Class 6: Other Secured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG Holdings Class 6 consists of all Other Secured Claims against ACG Holdings.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against ACG Holdings agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

g.                                      ACG Holdings Class 7: General Unsecured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG Class 7 consists of all General Unsecured Claims against ACG Holdings.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against ACG Holdings agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against ACG Holdings, that is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by ACG Holdings and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  ACG Holdings reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

h.                                      ACG Holdings Class 8: Section 510(b) Claims (Impaired.  Deemed to reject the ACG Prepackaged Plan.)

ACG Class 8 consists of all Section 510(b) Claims against ACG Holdings.

On the Effective Date, all Section 510(b) Claims against ACG Holdings shall be extinguished with no distribution; provided that nothing in Section 4.8 of the ACG Prepackaged Plan shall affect or limit the rights and obligations set forth in Section 11.11 of the ACG Prepackaged Plan.

i.                                         ACG Holdings Class 9: ACG Holdings Equity Interests (Impaired.  Deemed to reject the ACG Prepackaged Plan.)

ACG Holdings Class 9 consists of all ACG Holdings Equity Interests.

On the Effective Date, pursuant to and in accordance with the Merger Agreement, all existing ACG Holdings Equity Interests shall be cancelled.  Following the merger, all common stock of Reorganized ACG Holdings shall be owned by Vertis.

j.                                         ACG, Inc. Class 1: Priority Non-Tax Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG, Inc. Class 1 consists of all Priority Non-Tax Claims against ACG, Inc.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against ACG, Inc. shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

k.                                     ACG, Inc. Class 2: ACG First Lien Credit Agreement Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG, Inc. Class 2 consists of all First Lien Credit Agreement Claims against ACG, Inc.

On the Effective Date, each holder of an Allowed ACG First Lien Credit Agreement Claim against ACG, Inc. shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually payable to such holder.

l.                                         ACG, Inc. Class 3: ACG Bridge Facility Agreement Claims (Unimpaired.   Deemed to accept the ACG Prepackaged Plan.)

ACG Class 3 consists of all Bridge Facility Agreement Claims against ACG, Inc.

The ACG Bridge Facility Agreement Claims against ACG, Inc. are Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

On the Effective Date, each holder of an Allowed ACG Bridge Facility Agreement Claim against ACG, Inc. shall receive payment in full, in Cash, of the full amount of its Claim, including any unpaid interest (whether prepetition or postpetition) owing to each on or prior to the Effective Date.

m.                                   ACG, Inc. Class 4: ACG Secured Notes Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG Class 4 consists of all ACG Secured Notes Claims against ACG, Inc.

Allowed ACG Secured Notes Claims against ACG, Inc. are unimpaired by the ACG Prepackaged Plan.  In accordance with, and by operation of the 10% Indenture, on the Effective Date, the ACG Secured Notes shall be cancelled, and the holders of the ACG Secured Notes shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such ACG Secured Notes Claims.

n.                                      ACG, Inc. Class 5: ACG Second Lien Notes Claims (Impaired.  Entitled to vote to accept or reject the ACG Prepackaged Plan)

ACG Class 5 consists of all ACG Second Lien Notes Claims against ACG, Inc.

The ACG Second Lien Notes shall be Allowed in the aggregate amount of (i) $280 million, plus (ii) the accrued but unpaid interest under the ACG Second Lien Notes as of the Petition Date, plus all other Obligations (as defined in the 10% Indenture), except to the extent that the Claims of the ACG Indenture Trustee are otherwise provided herein to be paid or satisfied, and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

On the Effective Date, except to the extent that the holder of an Allowed ACG Second Lien Notes Claim against ACG, Inc. agrees to less favorable treatment, each holder of an ACG Second Lien Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s ACG Second Lien Notes for:  (i) such holder’s pro rata share (based upon the principal amount of ACG Second Lien Notes held by each holder) of $66 million in principal amount of New Vertis Senior Notes; and (ii) such holder’s pro rata share (based upon the principal amount of ACG Second Lien Notes held by each holder) of 32.96% of the number of shares of New Common Stock outstanding on the Effective Date.

On the Effective Date and following the completion of all exchanges and distributions in Section 4.14(d) of the ACG Prepackaged Plan, the ACG Second Lien Notes Claims shall be held by Vertis and, in the discretion of Vertis, either (i) adjusted (including by contribution, in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by Vertis, with Noteholder Consent, taking into account the economic condition of the Reorganized ACG Debtors, or (ii) exchanged by Vertis for stock of Reorganized ACG Holdings; provided that notwithstanding anything to the contrary in the ACG Prepackaged Plan, the foregoing shall not affect in any manner any of the distributions or treatment provided for under the ACG Prepackaged Plan.

o.                                       ACG, Inc. Class 6: Other Secured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG, Inc. Class 6 consists of all Other Secured Claims against ACG, Inc.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against ACG, Inc. agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

p.                                       ACG, Inc. Class 7: General Unsecured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG Class 7 consists of all General Unsecured Claims against ACG, Inc.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against ACG, Inc. agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against ACG, Inc., that is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by ACG, Inc. and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  ACG, Inc. reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

q.                                       ACG, Inc. Class 8: Section 510(b) Claims (Impaired.  Deemed to reject the ACG Prepackaged Plan.)

ACG, Inc. Class 8 consists of all Section 510(b) Claims against ACG, Inc.

On the Effective Date, all Section 510(b) Claims against ACG, Inc. shall be extinguished with no distribution; provided that nothing in Section 4.17 of the ACG Prepackaged Plan shall affect or limit the rights and obligations set forth in Section 11.11 of the ACG Prepackaged Plan.

r.                                       ACG, Inc. Class 9: Equity Interests (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

ACG, Inc. Class 9 consists of all Equity Interests in ACG, Inc.

On the Effective Date, all Equity Interests in ACG, Inc. shall continue to be owned by ACG Holdings.

s.                                       American Images Class 1: Priority Non-Tax Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

American Images Class 1 consists of all Priority Non-Tax Claims against American Images.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against American Images shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

t.                                         American Images Class 2: Other Secured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

American Images Class 2 consists of all Other Secured Claims against American Images.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against American Images agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

u.                                      American Images Class 3: General Unsecured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

American Images Class 3 consists of all General Unsecured Claims against American Images.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against American Images agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against American Images, that is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by American Images and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  American Images reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

v.                                        American Images Class 4: Equity Interests (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

American Images Class 4 consists of all Equity Interests in American Images.

On the Effective Date, all Equity Interests in American Images shall continue to be owned by ACG Inc.

w.                                     Sullivan Marketing Class 1: Priority Non-Tax Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

Sullivan Marketing Class 1 consists of all Priority Non-Tax Claims against Sullivan Marketing.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against Sullivan Marketing shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

x.                                       Sullivan Marketing Class 2: Other Secured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

Sullivan Marketing Class 2 consists of all Other Secured Claims against Sullivan Marketing.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against Sullivan Marketing agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

y.                                       Sullivan Marketing Class 3: General Unsecured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

 Sullivan Marketing Class 3 consists of all General Unsecured Claims against Sullivan Marketing.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against Sullivan Marketing agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against Sullivan Marketing, that is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by Sullivan Marketing and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  Sullivan Marketing reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

z.                                       Sullivan Marketing Class 4: Equity Interests (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

 Sullivan Marketing Class 4 consists of all Equity Interests in Sullivan Marketing.

On the Effective Date, all Equity Interests in Sullivan Marketing shall continue to be owned by ACG Inc.

aa.                                 Sullivan Media Class 1: Priority Non-Tax Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

 Sullivan Media Class 1 consists of all Priority Non-Tax Claims against Sullivan Media.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against Sullivan Media shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

bb.                                 Sullivan Media Class 2: Other Secured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

 Sullivan Media Class 2 consists of all Other Secured Claims against Sullivan Media.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against Sullivan Media agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

cc.                                 Sullivan Media Class 3: General Unsecured Claims (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

Sullivan Media Class 3 consists of all General Unsecured Claims against Sullivan Media.

On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against Sullivan Media agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against Sullivan Media, that is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by Sullivan Media and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  Sullivan Media reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

dd.                                 Sullivan Media Class 4: Equity Interests (Unimpaired.  Deemed to accept the ACG Prepackaged Plan.)

Sullivan Media Class 4 consists of all Equity Interests in Sullivan Media.

On the Effective Date, all Equity Interests in Sullivan Media shall continue to be owned by ACG Inc.

B.                                    Securities Law Matters

1.                                      New Vertis Securities

For a summary of the Vertis Notes, New Common Stock and New Warrants, see Section II above.

2.                                      Transfer and Securities Laws Restrictions

(1)                                  The Solicitation.  The Solicitation is being made only to those creditors who are Accredited Investors as defined in Regulation D under the Securities Act.

(2)                                  Issuance and Resale of the New Vertis Notes, New Common Stock, and New Warrants Under the ACG Prepackaged Plan.  Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or equity interest in, such debtor or affiliate.  In reliance upon this exemption, the New Vertis Notes, New Common Stock and New Warrants issued to holders of claims against both the Vertis Debtors and the ACG Debtors generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of new securities issued under the ACG Prepackaged Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

(3)                                  Listing.  Vertis Holdings’ common stock is not, and upon the consummation of the Vertis Prepackaged Plan, the New Vertis Notes, New Common Stock and New Warrants will not be, publicly traded or listed on any nationally recognized market or exchange.  Accordingly, no assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.  Upon the consummation of such offerings, neither Vertis Holdings, Vertis, ACG Holdings nor ACG will be required to file reports with the Securities and Exchange Commission.  Vertis, however, will be required by the terms of the New Vertis Notes to make certain financial and other information available on a website.

(4)                                  Legends.  Certificates evidencing shares of New Vertis Notes, New Common Stock and New Warrants received by holders of at least 10% of the outstanding voting stock of Vertis Holdings will bear a legend substantially in the form below (except no legend shall be required on certificates issued in “street name” or in the name of, or by a nominee of, the Depository Trust Company):

[THIS NOTE] [THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE] [THIS WARRANT AND THE SHARES OF COMMON STOCK FOR WHICH THIS WARRANT IS EXERCISABLE] MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR UNLESS [VERTIS, INC.][VERTIS HOLDINGS, INC.] RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

C.                                    Means of Implementation and Post-Effective Date Governance

1.                                      Corporate Action

(1)                                  General.  Upon the Effective Date, all actions contemplated by the ACG Prepackaged Plan shall be deemed authorized and approved in all respects, including (i) assumption of the agreements with existing management, (ii) selection of the directors and officers for the Reorganized ACG Debtors, (iii) the execution and entry into the Exit Financing, (iv) the distribution of the New Common Stock, (v) the issuance of any securities required to be issued pursuant to the ACG Prepackaged Plan, the Vertis Prepackaged Plan, and the Merger

Agreement, and (vi) all other actions contemplated by the ACG Prepackaged Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the ACG Prepackaged Plan involving the corporate structure of the ACG Debtors or the Reorganized ACG Debtors, and any corporate action required by the ACG Debtors or the Reorganized ACG Debtors in connection with the ACG Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the ACG Debtors or the Reorganized ACG Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the ACG Debtors or the Reorganized ACG Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the ACG Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the ACG Prepackaged Plan) in the name of and on behalf of the Reorganized ACG Debtors, including (i) the Exit Financing and (ii) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section shall be effective notwithstanding any requirements under nonbankruptcy law.  The issuance of the New Common Stock shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

(2)                                  Restated Certificates of Incorporation and Restated Bylaws of the Reorganized ACG Debtors.  Pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificates of the ACG Debtors shall be amended, among other things, subject to Noteholder Consent, to include (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.  On the Effective Date, the Restated Certificates of Incorporation of the ACG Debtors shall be filed with the Secretary of State of their respective states of incorporation, without the need for any further corporate action on the part of the Debtors.  On the Effective Date, the boards of directors of each Reorganized ACG Debtor shall be deemed to have adopted the applicable Restated Bylaws, subject to Noteholder Consent.

(3)                                  Boards of Directors of the Reorganized ACG Debtors.  On the Effective Date, the operation of each of the Reorganized ACG Debtors shall become the general responsibility of its respective board of directors, subject to, and in accordance with its respective restated certificate of incorporation and restated bylaws or other organizational documents.  The initial boards of directors of the Reorganized ACG Debtors shall be disclosed in the Plan Supplement.

(4)                                  Officers of the Reorganized ACG Debtors.  The initial officers of the Reorganized ACG Debtors shall be disclosed in the Plan Supplement to be filed with the Bankruptcy Court prior to the Effective Date.  The selection of officers of the Reorganized ACG Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of the applicable Reorganized ACG Debtor.

2.                                      The Merger Agreement/Other Internal Restructurings

On the Effective Date, without the need for any further action, the Reorganized ACG Debtors shall consummate the merger as set forth in the Merger Agreement (which shall be deemed assumed without the need for any Cure), file a certificate of merger with the Delaware Secretary of State, and execute any additional documents and take any additional action necessary to consummate the merger or otherwise contemplated by the Merger Agreement.  In addition, on the Effective Date, the Reorganized ACG Debtors may (a) cause the transfer of assets or equity interests between or among the Reorganized ACG Debtors and the ACG Debtors and/or (b) engage in any other transaction in furtherance of the ACG Prepackaged Plan.  In addition, on the Effective Date, the equity of Reorganized ACG Holdings shall be issued to Vertis pursuant to the terms of the Merger Agreement.

3.                                      Vertis Prepackaged Plan

The New Vertis Senior Notes Indenture, a summary of which is contained above in this Disclosure Statement, will be filed with the Plan Supplement.  The New Vertis Senior Notes, the New Common Stock, and any other security provided for under the Vertis Prepackaged Plan shall be authorized and issued by the Vertis Debtors pursuant to the terms and conditions of the ACG Prepackaged Plan and the Vertis Prepackaged Plan.

4.                                      Cancellation of Existing Securities and Agreements

On the Effective Date, the 10% Indenture and the ACG Holdings Equity Interests shall be cancelled; provided that the 10% Indenture and the ACG Holdings Equity Interests shall continue in effect solely for the purpose of allowing the holders of ACG Second Lien Notes Claims and ACG Equity Interests to receive their distributions under the ACG Prepackaged Plan.

5.                                      Surrender of Existing Securities

As soon as practicable on or after the Effective Date, each holder of ACG Second Lien Notes Claims shall surrender its note(s) to the ACG Indenture Trustee or in the event such note(s) are held in the name of, or by a nominee of The Depository Trust Company, the Reorganized ACG Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the ACG Indenture Trustee.  No distributions under the ACG Prepackaged Plan shall be made for or on behalf of such holder unless and until such note is received by the ACG Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the ACG Indenture Trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of the ACG Indenture Trustee which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the ACG Debtors, the Reorganized ACG Debtors, and the ACG Indenture Trustee, harmless in respect of such note and any distributions made thereof.  Upon compliance with this Section by a holder of any note, such holder shall, for all purposes under the ACG Prepackaged Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explains its non-availability to the ACG Indenture Trustee, within one (1) year of the Effective Date shall be deemed to have no further Claim against the ACG Debtors and the Reorganized ACG Debtors (or their property) or the ACG Indenture Trustee in respect of such Claim and shall not participate in any distribution under the ACG Prepackaged Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized ACG Debtors by the ACG Indenture Trustee, and any such security shall be cancelled.

6.                                      Post-Effective Date Advisory Services Agreements

On the Effective Date, the ACG Debtors shall enter into the Avenue Advisory Services Agreement, the Goldman Advisory Services Agreement, and the TCW Advisory Services Agreement.

7.                                      Cancellation of Liens

Except as otherwise provided in the ACG Prepackaged Plan, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any ACG Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized ACG Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized ACG Debtors.

8.                                      Compromise of Controversies

In consideration for the distributions and other benefits provided under the ACG Prepackaged Plan, the provisions of the ACG Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the ACG Prepackaged Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

D.                                    Provisions Governing Distribution

1.                                      Date of Distributions on Account of Allowed Claims

Unless otherwise provided in the ACG Prepackaged Plan, any distributions and deliveries to be made under the ACG Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter.  In the event that any payment or act under the ACG Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  Notwithstanding anything to the contrary in the ACG Prepackaged Plan, all distributions to holders of Allowed ACG Bridge Facility Agreement Claims shall be made on the Effective Date.

2.                                      Sources of Cash for Plan Distributions

Except as otherwise provided in the ACG Prepackaged Plan or Confirmation Order, all Cash required for the payments to be made under the ACG Prepackaged Plan shall be obtained from the ACG Debtors’ and the Reorganized ACG Debtors’ operations and Cash on hand and the Exit Financing.

3.                                      Disbursement Agent

All distributions under the ACG Prepackaged Plan shall be made by Vertis as Disbursement Agent or such other entity designated by Vertis as a Disbursement Agent on the Effective Date.  A Disbursement Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

4.                                      Rights and Powers of Disbursement Agent

The Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the ACG Prepackaged Plan, (b) make all distributions contemplated by the ACG Prepackaged Plan, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the ACG Prepackaged Plan or as deemed by the Disbursement Agent to be necessary and proper to implement the provisions of the ACG Prepackaged Plan.

5.                                      Expenses of the Disbursement Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursement Agent (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized ACG Debtors in the ordinary course of business.

6.                                      Record Date for Distribution

The record date for distributions shall be the date that is five (5) Business Days after the date on which the Clerk of the Bankruptcy Court enters an order or orders confirming the ACG Prepackaged Plan on the docket.

7.                                      Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of the ACG Debtors, unless the applicable Reorganized ACG Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the ACG Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized ACG Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

8.                                      ACG Indenture Trustee

The ACG Indenture Trustee shall be deemed to be the holder of all ACG Second Lien Notes Claims and ACG Secured Notes Claims, as applicable, for purposes of distributions to be made under the ACG Prepackaged Plan, and all distributions on account of such notes shall be made to or on behalf of the ACG Indenture Trustee.  The ACG Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed ACG Second Lien Notes Claims and Allowed ACG Secured Notes Claims, as applicable.  As soon as practicable following compliance with the requirements set forth in Section 6.5 of the ACG Prepackaged Plan, the

ACG Indenture Trustee shall arrange to deliver such distributions to or on behalf of such noteholders.

9.                                      Manner and Payment Under the ACG Prepackaged Plans

(1)                                  All distributions of the New Common Stock to the holders of Claims under the ACG Prepackaged Plan shall be made by the Disbursement Agent on behalf of Vertis.

(2)                                  All distributions of the New Vertis Senior Notes to the holders of Claims under the ACG Prepackaged Plan shall be made by the Disbursement Agent on behalf of Vertis.

(3)                                  All distributions of cash under the ACG Prepackaged Plan shall be made by the Disbursement Agent on behalf of the applicable ACG Debtor.

(4)                                  At the option of the Disbursement Agent, any cash payment to be made under the ACG Prepackaged Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

10.                               Fractional Shares

No fractional shares of New Common Stock shall be distributed and no cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the ACG Prepackaged Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore.  The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

11.                               Setoffs and Recoupment

The ACG Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the ACG Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim under the ACG Prepackaged Plan shall constitute a waiver or release by the ACG Debtors or the Reorganized ACG Debtors of any such Claim it may have against such claimant.

12.                               Distributions After Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

13.                               Exemption from Securities Law

The issuance of the New Common Stock and the New Vertis Senior Notes (including any guarantees issued in connection therewith) and any other securities pursuant to the Prepackaged Plan and any subsequent sales, resales, transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code. For a more detailed discussion of the exemptions from Securities Laws, see Section B above, entitled “Securities Law Matters.”

14.                               Allocation of Payments

In the case of distributions with respect to ACG Holdings Class 5 Claims and ACG, Inc. Class 5 Claims, pursuant to the ACG Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

15.                               No Postpetition Interest on Claims

Unless otherwise specifically provided for in the ACG Prepackaged Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the ACG Debtors, and no holder of a Claim against the ACG Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim; provided that this provision shall not impair the rights, if any, of holders of ACG First Lien Credit Agreement Claims and ACG Bridge Facility Agreement Claims to recover postpetition interest to the extent required under applicable bankruptcy law.

E.                                      Procedures for Treating Disputed Claims Under the ACG Prepackaged Plan

1.                                      Disputed Claims/Process

Holders of Claims and Equity Interests in the ACG Debtors’ Reorganization Cases need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the ACG Prepackaged Plan.  On and after the Effective Date, except as otherwise provided in the ACG Prepackaged Plan, all Claims will be paid in the ordinary course of business of the Reorganized ACG Debtors.  If the ACG Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the ACG Debtors’ Reorganization Cases had not been commenced and shall survive the Effective Date as if the ACG Debtors’ Reorganization Cases had not been commenced, provided that the ACG Debtors and any other party in interest may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

2.                                      Objections to Claims

Except insofar as a Claim is Allowed under the ACG Prepackaged Plan, the ACG Debtors, the Reorganized ACG Debtors, or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (a) on or before the ninetieth (90th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as ordered by the Bankruptcy Court.

3.                                      No Distributions Pending Allowance

If an objection to a Claim is filed as set forth in Section 8.2 of the ACG Prepackaged Plan, no payment or distribution provided under the ACG Prepackaged Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4.                                      Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the ACG Prepackaged Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a final order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the ACG Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

F.                                      Provisions Governing Executory Contracts and Unexpired Leases

1.                                      Assumption and Rejection of Contracts and Leases

Except as otherwise provided in the ACG Prepackaged Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the ACG Prepackaged Plan, as of the Effective Date, the ACG Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the ACG Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to reject filed by the ACG Debtors on or before the Confirmation Date, or (d) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the ACG Debtors as part of the Plan Supplement.  Notwithstanding the foregoing, any management agreement or other agreement with any ACG Shareholder (other than the Metalmark Letter Agreement, which shall each be assumed under the ACG Prepackaged Plan on the Effective Date unless terminated prior to the Effective Date) shall be either rejected or terminated pursuant to its terms as of the Effective Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

2.                                      Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which any executory contract and unexpired lease to be assumed under the ACG Prepackaged Plan shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the ACG Debtors upon assumption thereof.  If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the ACG Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the

Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

3.                                      Claims Based on Rejection of Executory Contracts or Unexpired Leases

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the ACG Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the ACG Debtors, their Estates, and their property.

4.                                      Compensation and Benefit Plans and Treatment of Retirement Plan

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the ACG Debtors including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the ACG Prepackaged Plan.  The ACG Debtors’ obligations under such plans and programs shall survive confirmation of the ACG Prepackaged Plan, except for (a) executory contracts or Benefit Plans specifically rejected pursuant to the ACG Prepackaged Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

5.                                      Agreements with respect to Officers, Directors, and Employees.

Notwithstanding anything to the contrary in the ACG Prepackaged Plan, the ACG Employment Agreements and all other obligations of ACG and its subsidiaries to officers, directors, and employees thereof that are referred to in the Merger Agreement shall be assumed.

G.                                    Conditions Precedent to the Effective Date

1.                                      Conditions Precedent to the Effective Date of ACG Prepackaged Plan

The occurrence of the Effective Date of the ACG Prepackaged Plan is subject to satisfaction of the following conditions precedent:

(1)                                  Confirmation Order.  The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in the ACG Debtors’ Reorganization Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.  The Confirmation Order in the ACG Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the ACG Debtors, the Vertis Debtors, and Noteholder Consent.

(2)                                  Confirmation Order in the Vertis Debtors’ Reorganization Cases.  The Clerk of the Bankruptcy Court shall have entered an order confirming the Vertis Prepackaged

Plan, consistent with the terms of the Restructuring Agreement and Term Sheet, in the Vertis Debtors’ Reorganization Cases, there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto, and all conditions precedent to the occurrence of the effective date under the Vertis Prepackaged Plan shall have been satisfied (or will be satisfied concurrently with the Effective Date).  In addition, the effective date of the Vertis Prepackaged Plan shall have occurred simultaneously with the Effective Date of the ACG Prepackaged Plan.  The Confirmation Order in the Vertis Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Vertis Debtors, the ACG Debtors, and Noteholder Consent.

(3)                                  Consummation of the Merger.  On the Effective Date and without the need for any further action, the ACG Debtors shall consummate the transactions contemplated by the Merger Agreement.  The conditions set forth in Sections 8.2(a) and 8.3(a) of the Merger Agreement shall have been satisfied (and not waived).

(4)                                  Restructuring Agreement Still in Effect.  The Restructuring Agreement shall not have terminated in accordance with the terms thereof (other than the termination concurrent with the Effective Date under Section 8.06 of the Restructuring Agreement).

(5)                                  Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the ACG Prepackaged Plan shall have been effected, including without limitation the Merger Agreement, the Exit Financing, and the documents comprising the Plan Supplement and shall, in each case, have been (i) approved with the reasonable consent, in each case, of the ACG Debtors and Vertis Debtors and Noteholder Consent and (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(6)                                  Regulatory Approvals.  The ACG Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the ACG Prepackaged Plan and that are required by law, regulations, or order.

(7)                                  Consents.  All authorizations, consents, and approvals determined by the ACG Debtors, subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, to be necessary to implement the terms of the ACG Prepackaged Plan shall have been obtained.

(8)                                  Exit Financing. Proceeds of the Exit Financing shall be made available to the Reorganized ACG Debtors to fund distributions under the ACG Prepackaged Plan.

(9)                                  Payment of Fees and Expenses.  The ACG Informal Committee Claims that were timely presented shall have been paid in full.

(10)                            Corporate Formalities.  The Restated Certificates of Incorporation shall be filed with the Secretary of State for Delaware contemporaneously with the Effective Date.

(11)                            Other Acts. Any other actions the ACG Debtors determine are necessary, subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, to implement the terms of the ACG Prepackaged Plan shall have been taken.

2.                                      Waiver of Conditions Precedent

Each of the conditions precedent in Section 10.1 of the ACG Prepackaged Plan may be waived, in whole or in part, by the ACG Debtors subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, without notice or order of the Bankruptcy Court.

3.                                      Effect of Failure of Conditions

If the conditions specified in Section 10.1 of the ACG Prepackaged Plan have not been satisfied or waived in the manner provided in Section 10.2 of the ACG Prepackaged Plan within the period set forth in Section 8.04(e) of the Restructuring Agreement, unless otherwise waived by the ACG Debtors and the Vertis Debtors and with Noteholder Consent, then: (a) the Confirmation Order shall be of no further force or effect; (b) no distributions under the ACG Prepackaged Plan shall be made; (c) the ACG Debtors and all holders of Claims and Equity Interests in the ACG Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (d) all of the ACG Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the ACG Prepackaged Plan and nothing contained in the ACG Prepackaged Plan shall be deemed to constitute a waiver or release of any Claims by or against the ACG Debtors or any other person or to prejudice in any manner the rights of the ACG Debtors or any person in any further proceedings involving the ACG Debtors and the ACG Prepackaged Plan shall be deemed withdrawn.  Upon such occurrence, the ACG Debtors shall file a written notification with the Bankruptcy Court and serve it upon counsel for each Informal Committee, the Vertis Second Lien Noteholder Group, the Vertis Debtors, and the United States Trustee.

4.                                      Reservation of Rights

The ACG Prepackaged Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the ACG Prepackaged Plan, any statement or provision contained in the ACG Prepackaged Plan, or action taken by the ACG Debtors with respect to the ACG Prepackaged Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any ACG Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

5.                                      Substantial Consummation

Substantial consummation of the ACG Prepackaged Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

H.                                    Effect of Confirmation

1.                                      Vesting of Assets

Except as otherwise provided in the ACG Prepackaged Plan, each of the ACG Debtors, as Reorganized ACG Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized ACG Debtors shall be authorized to operate their respective businesses, and to use, acquire, or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

2.                                      Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the ACG Prepackaged Plan shall bind any holder of a Claim against, or Equity Interest in, the ACG Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the ACG Prepackaged Plan and whether or not such holder has accepted the ACG Prepackaged Plan.

3.                                      Discharge of the ACG Debtors

Except to the extent otherwise provided in the ACG Prepackaged Plans, the treatment of all Claims against or Equity Interests in the ACG Debtors under the ACG Prepackaged Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the ACG Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property.  Except as otherwise provided in the ACG Prepackaged Plan, upon the Effective Date, all Claims against and Equity Interests in the ACG Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the ACG Prepackaged Plan.  Except as otherwise provided in the ACG Prepackaged Plan, all entities shall be precluded from asserting against the ACG Debtors, the Reorganized ACG Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

4.                                      Exculpation

The Reorganized ACG Debtors, each Informal Committee, the Vertis Second Lien Noteholder Group, the ACG Indenture Trustee, any noteholder signatory to the Restructuring Agreement, and their respective successors, predecessors, control persons, members, officers, directors, employees, and agents (and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) shall have no liability to any holder of a Claim or Equity Interest (including, notwithstanding anything herein to the contrary, CLI Associates LLC) for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and pursuit of approval of the Disclosure Statement or the ACG Prepackaged Plan or the Solicitation of votes for, or confirmation of, the ACG Prepackaged Plan, the funding of the ACG Prepackaged Plan, the consummation of the ACG Prepackaged Plan, or the administration of the ACG Prepackaged Plan or the property to be distributed under the ACG Prepackaged Plan, except for fraud, willful misconduct, or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the ACG Prepackaged Plan.

5.                                      Releases By the ACG Debtors

Except for the right to enforce the ACG Prepackaged Plan, the ACG Debtors shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive, and discharge the ACG Released Parties and the Vertis Released Parties of and from any and all Claims, demands, causes of action, and the like, relating to the ACG Debtors and/or their affiliates existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity, or otherwise, subject to a limited carve-out solely for criminal acts and fraud (the “Carve-out”); provided that notwithstanding anything to the contrary in the ACG Prepackaged Plan, the Carve-out shall not include claims, demands, causes of action, and the like of the ACG Debtors for constructive fraudulent conveyances or preferences, whether brought under the Bankruptcy Code or other applicable law.

These provisions provide that all Persons voting to accept the ACG Prepackaged Plan or entitled to receive distributions under the ACG Prepackaged Plan release all Claims against the Vertis Released Parties and the ACG Released Parties, other than Claims arising from criminal acts or fraud.  The Vertis and ACG Released Parties include generally the following:  the noteholders who signed the Restructuring Agreement and their Indenture Trustees, committees and groups; the shareholders of the Vertis Debtors and ACG Debtors; the current and former officers and directors of the Vertis Debtors and ACG Debtors; the Vertis Debtors and ACG Debtors; the lenders and administrative agent under the ACG Bridge Facility Agreement; and the professional advisors, managers, directors, officers and employees and other agents of the above parties.

These releases were heavily negotiated by the parties, are an integral component of the transactions, and were required by the Vertis Released Parties and ACG Released Parties in exchange for compromises without which the transaction likely could not be achieved.  The Vertis Released Parties and ACG Released Parties participated for months in negotiating the transactions and agreed in the Restructuring Agreement and/or the Letter Agreements to numerous compromises that provide substantial benefits to the ACG Debtors and all creditor constituencies.  Without agreement to pursue a joint restructuring and merger transaction from the major creditor and equity constituencies of both the Vertis Debtors and ACG Debtors, the ACG Debtors would not agree to merge with the Vertis Debtors.  As such, the support of the Vertis Released Parties and the ACG Released Parties enables the ACG Debtors — and all parties that are receiving distributions under the ACG Prepackaged Plan — to realize the substantially greater value that the Merger will create in comparison to other restructuring alternatives, such as standalone reorganizations for Vertis and ACG, non-consensual reorganizations, sales, or liquidations.  In addition, the compromises of the Vertis Released Parties and ACG Released Parties facilitated a tax-efficient restructuring and all creditor constituencies will benefit from the tax advantages of the transactions in comparison to other restructuring alternatives.  The Vertis Released Parties and ACG Released Parties demanded the releases set forth in Sections 11.5 and 11.6 of the ACG Prepackaged Plan as a condition to supporting the transaction.  As such, the releases were critical to the ACG Debtors’ successful reorganization.

The Vertis Released Parties and ACG Released Parties gave valuable consideration for the releases, which is set forth, in part, below.  In consideration for these releases, the parties to the Restructuring Agreement and the ACG Shareholders agreed to vote their Claims to accept the ACG Prepackaged Plan and support (and not object to) the ACG Prepackaged Plan.  They also agreed not to transfer their Claims to persons who did not agree to be parties to the Restructuring Agreement, ensuring that a consensual restructuring would not be frustrated by a transferee.  Importantly, as part of the ACG Debtors’ restructuring, certain holders of ACG Second Lien Notes Claims agreed to defer interest payments.  Moreover, the holders of the ACG Secured Notes have agreed that such notes equal to one interest payment (plus accrued interest thereon) will be canceled without receiving any distributions upon consummation of the ACG Prepackaged Plan.  In agreeing not to take any action materially inconsistent with the obligation of ACG Holdings or its subsidiaries under certain sections of the Restructuring

Agreement, the ACG Shareholders also agreed to waive certain claims against the ACG Debtors.  The Consenting Noteholders demanded that the ACG Shareholders, as well as the Vertis Shareholders, support the transactions.  As a result, their support was critical to ensuring the success of the value-creating transaction.

To ensure that no party benefits disproportionately from the releases, the ACG Prepackaged Plan provides that only parties who provide releases will be beneficiaries of the releases provided under the ACG Prepackaged Plan.

6.                                      Releases By Holders of Claims and Equity Interests

Except for the right to enforce the ACG Prepackaged Plan, each Person who votes to accept the ACG Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the ACG Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee, or securities intermediary shall be deemed to forever release, waive, and discharge the ACG Released Parties and the Vertis Released Parties of and from any and all Claims, demands, causes of action, and the like, relating to the ACG Debtors or their affiliates, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed, or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity, or otherwise, subject to the Carve-out.

7.                                      Waiver of Avoidance Actions

Effective as of the Effective Date, the ACG Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law, other than actions based on a fraudulent transfer made with intent to defraud, that belong to the ACG Debtors and/or which the ACG Debtors could have prosecuted as debtors or debtors in possession against any Person.

8.                                      Waiver of Certain Claims

Any and all Claims asserted or otherwise existing against the ACG Debtors, and/or the ACG Debtors by the ACG Shareholders for management fees or otherwise (including rejection damages arising from the rejection of any agreement among such parties) shall be waived, extinguished, and/or disallowed in their entirety; provided that the ACG Shareholders may assert ACG Second Lien Notes Claims, if any, which Claims shall be treated in accordance with the ACG Prepackaged Plan.

9.                                      Term of Injunctions or Stays

(1)                                  Except as otherwise expressly provided herein, all Persons or entities who have held, hold, or may hold Claims against or Equity Interests in the ACG Debtors are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized ACG Debtor, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against any Reorganized ACG Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any Reorganized ACG Debtor, or against the property or interests in property of any Reorganized ACG Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from any Reorganized ACG Debtor, or against the property or interests in property of any Reorganized ACG Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any claim released pursuant to Section 11.5 or 11.6 of the ACG Prepackaged Plan.

(2)                                  Unless otherwise provided, all injunctions or stays arising under or entered during the ACG Debtors’ Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(3)                                  Unless otherwise ordered by the Bankruptcy Court, on or after the Confirmation Date, any person or group of persons constituting a “fifty percent shareholder” of ACG Holdings within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in ACG Holdings held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the earlier of the Effective Date and December 24, 2008.

10.                               Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the ACG Prepackaged Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the ACG Prepackaged Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, distributions under the ACG Prepackaged Plan to holders of Allowed Claims and Equity Interests will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

11.                               Indemnification Obligations

Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the ACG Debtors as provided in the ACG Debtors’ respective certificates of incorporation, bylaws, applicable law, or other applicable agreement as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such ACG Debtor at any time prior to the Effective Date, respectively, against any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the ACG Prepackaged Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation, or limitation is owed in connection with an event occurring before or after the Petition Date.  Any Claim based on the ACG Debtors’ obligations in the ACG Prepackaged Plan shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each ACG Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such ACG Debtor, at any time prior to the Effective Date at least to the same extent as the bylaws of ACG Holdings in effect on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized ACG Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized ACG Debtors’ obligations or such directors’ or officers’ rights under this Section 11.11.

In addition, after the Effective Date, none of the Reorganized ACG Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, and all directors and officers of the ACG Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

12.          Preservation of Claims.

Except as otherwise provided in the ACG Prepackaged Plan, including Sections 11.5, 11.6, and 11.7, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise (collectively, “Causes of Action”) accruing to the ACG Debtors shall become assets of the Reorganized ACG Debtors, and the Reorganized ACG Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the ACG Debtors.  After the Effective Date, the Reorganized ACG Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

I.              Retention of Jurisdiction

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the ACG Debtors’ Reorganization Cases and the ACG Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(1)           To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(2)           To determine any and all adversary proceedings, applications, and contested matters in the ACG Debtors’ Reorganization Cases and grant or deny any application involving the ACG Debtors that may be pending on the Effective Date;

(3)           To ensure that distributions to holders of Allowed Claims are accomplished as provided in the ACG Prepackaged Plan;

(4)           To hear and determine any timely objections to Administrative Expense

Claims or to proofs of claim and equity interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(5)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(6)           To issue such orders in aid of execution of the ACG Prepackaged Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(7)           To consider any amendments to or modifications of the ACG Prepackaged Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(8)           To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(9)           To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the ACG Prepackaged Plan, the Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated by the Restructuring Agreement including the ACG Prepackaged Plan or any agreement, instrument or other document governing or relating to any of the foregoing;

(10)         To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(11)         To hear any other matter not inconsistent with the Bankruptcy Code;

(12)         To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 of the ACG Prepackaged Plan;

(13)         To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under section 11.4 of the ACG Prepackaged Plan;

(14)         To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the ACG Prepackaged Plan; and

(15)         To enter a final decree closing the ACG Debtors’ Reorganization Cases.

J.             Miscellaneous Provisions

1.             Payment of Statutory Fees

All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. All fees payable under section 1930, chapter 123, title 28, United States Code, 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

2.             Payment of Indenture Trustee Fees

The Reorganized ACG Debtors shall pay all reasonable fees, costs, and expenses incurred by the ACG Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the ACG Prepackaged Plan or the implementation of any provisions of the ACG Prepackaged Plan (including the reasonable fees, costs, and expenses incurred by the ACG Indenture Trustee’s professionals).

3.             Filing of Additional Documents.

The ACG Debtors or the Reorganized ACG Debtors, as applicable, with the reasonable consent of the Vertis Debtors and Noteholder Consent, may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the ACG Prepackaged Plan.

4.             Schedules and Exhibits Incorporated.

All exhibits and schedules to the ACG Prepackaged Plan, including the Plan Supplement, are incorporated into and are a part of the ACG Prepackaged Plan as if fully set forth herein.

5.             Administrative Expenses Incurred After the Confirmation Date

Subject to the terms and conditions of any order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by the ACG Debtors or the Reorganized ACG Debtor(s) after the Confirmation Date, including Claims for professionals’ fees and expenses, shall not be subject to application and may be paid by the ACG Debtors or the Reorganized ACG Debtors, as applicable, in the ordinary course of business and without further Bankruptcy Court approval.

6.             Intercompany Claims

Notwithstanding anything to the contrary in the ACG Prepackaged Plan, on or after the Effective Date, any debts held by an ACG Debtor against another ACG Debtor will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the ACG Debtors, subject to Noteholder Consent, taking into account the economic condition of the applicable Reorganized ACG Debtor.

7.             Amendment or Modification of the ACG Prepackaged Plan

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments, or modifications of the ACG Prepackaged Plan may be proposed in writing by the ACG Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject to the reasonable consent of the Vertis Debtors and Noteholder Consent.  Holders of Claims that have accepted the ACG Prepackaged Plan shall be deemed to have accepted the ACG Prepackaged Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such holder; provided that any holders of Claims who were deemed to accept the ACG Prepackaged Plan because such

Claims were unimpaired shall continue to be deemed to accept the ACG Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

8.             Inconsistency.

In the event of any inconsistency among the ACG Prepackaged Plan, the Disclosure Statement, any exhibit or schedule to the Disclosure Statement, the provisions of the ACG Prepackaged Plan shall govern.

9.             Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, the ACG Debtors shall be deemed to have solicited acceptances of the ACG Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The ACG Debtors (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys, and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the ACG Prepackaged Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the Solicitation of acceptances or rejections of the ACG Prepackaged Plan or the offer and issuance of the securities under the ACG Prepackaged Plan.

10.          Compliance with Tax Requirements

In connection with the ACG Prepackaged Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the ACG Prepackaged Plan, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the ACG Prepackaged Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the ACG Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the ACG Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

11.          Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the ACG Prepackaged Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the ACG Prepackaged Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the ACG Prepackaged Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.  All sale transactions consummated by the ACG Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the ACG Prepackaged Plan, the sale by the ACG Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the ACG Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the ACG Prepackaged Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.          Expedited Tax Determination

The Reorganized ACG Debtors may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the ACG Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

13.          Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the ACG Debtors’ Reorganization Cases shall be dissolved on the Effective Date.  The Reorganized ACG Debtors shall no longer be responsible for paying any fees and expenses incurred by the advisors to the ACG Informal Committee and any statutory committees after the Effective Date.

14.          Severability of ACG Prepackaged Plan Provisions

If, prior to the entry of the Confirmation Order, any term or provision of the ACG Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the ACG Debtors subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remaining terms and provisions of the ACG Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the ACG Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.          Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the ACG Prepackaged Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the ACG Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

16.          No Admissions

If the Effective Date does not occur, the ACG Prepackaged Plan shall be null and void in all respects, and nothing contained in the ACG Prepackaged Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any ACG Debtor; (b) prejudice in any manner the rights of any ACG Debtor or any other party in interest, including the Vertis Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group (or their respective members); or (c) constitute an admission of any sort by any ACG Debtor or other party in interest, including the Vertis Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group (or their respective members).

VI.

PROJECTIONS AND VALUATION ANALYSIS

A.            Consolidated Condensed Projected Financial Statements

1.             Special Note Regarding Forward-Looking Statements

Some matters discussed herein contain forward-looking statements that are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors which may impact future results and financial condition.  In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expects,” “plans,” “projected,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continues,” or the negative of these terms or other comparable terminology.  In addition, except for historical facts, the “Projections and Valuation Analysis” provided in Section V herein, and the “Certain Factors Affecting the Debtors” provided in Section VI herein, should be considered forward-looking statements.  Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Debtors may vary materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on beliefs and assumptions of the Debtors’ management and on information currently available to such management.  Forward-looking statements speak only as of the date they are made, and the Debtors undertake no obligation to update publicly any of them in light of new information or future events.  Undue reliance should not be placed on such forward-looking statements, which are based on current expectations. Forward-looking statements are not guarantees of performance.  For additional information about the Debtors, their operating and financial condition, and relevant risk factors, reference is made to the Debtors’ SEC Filings.

2.             Financial Projections

(1)  Introduction

As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, see Section IX, entitled “CONFIRMATION OF THE PREPACKAGED PLANS.”  In connection with the development of the Vertis Prepackaged Plan and the ACG Prepackaged Plan, and for purposes of determining whether the Prepackaged Plans satisfy this feasibility standard, the Vertis Debtors’ management and the ACG Debtors’ management analyzed the ability of the Reorganized Vertis Debtors and the Reorganized ACG Debtors, respectively, to meet their obligations under the Prepackaged Plans with sufficient liquidity and capital resources to conduct their businesses.  As a part of such analysis, the Vertis Debtors’ management developed and prepared certain projections (the “Projections”) from a variety of information – including information provided by the ACG Debtors’ management – of the Reorganized Debtors’ operating profit, free cash flow and certain other items for the fiscal years 2008 through 2012 (the “Projection Period”).

THE VERTIS DEBTORS AND THE ACG DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS, BUDGETS OR STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITIONS OR RESULTS OF OPERATIONS.  ACCORDINGLY, THE VERTIS DEBTORS AND THE ACG DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS, BUDGETS OR PROJECTIONS, UNLESS OTHERWISE PROVIDED IN AN OPERATIVE AGREEMENT, TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE VERTIS DEBTORS OR THE ACG DEBTORS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS OR DEBTHOLDERS OF THE REORGANIZED DEBTORS AFTER THE EFFECTIVE DATE, OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR ANY SECURITIES EXCHANGE OR ASSOCIATION, OR OTHERWISE MAKE SUCH INFORMATION PUBLICLY AVAILABLE.

The Projections contained herein have been updated since the Form 8-K issued on May 22, 2008 (the  “Vertis Form 8-K”), which can be located on the Securities & Exchange Commission website at http://www.sec.gov.  Based on the views of the Vertis Debtors’ management, the following changes have been reflected in the Projections: 1) working capital assumptions have been slightly revised; 2) based on additional tax diligence, additional deferred tax assets are assumed to be created as a result of the fresh start accounting adjustments; and 3) synergy projections have been adjusted to delay the expected timing of plant consolidation benefits, as well as the costs to realize such benefits, by one year.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein, the historical consolidated financial information of the Vertis Debtors and the ACG Debtors, including the notes thereto, included in the Vertis 2007 Form 10-K and ACG 2007 Form 10-K/A and the pro forma financial information of the Vertis Debtors, including the notes thereto, included in the Form 8-Ks, entitled “Risk Factors — Historical Financial Information Will Not Be Comparable.”

(2)  Principal Assumptions

The Projections are based on, and assume the successful implementation of, the Reorganized Debtors’ business plan.  Both the Reorganized Debtors’ business plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Vertis Debtors, the ACG Debtors or the Reorganized Debtors.  Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period could vary materially from the Projections.  These variations may be material.  Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Reorganized Debtors to achieve the Projections,  see Section VII, entitled “CERTAIN FACTORS AFFECTING THE VERTIS DEBTORS AND ACG DEBTORS” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

Moreover, management of each of the ACG Debtors and the Vertis Debtors relied upon projections provided by the other party in preparing the Projections, and as the acquiring party in conjunction with the Merger, the Vertis Debtors were principally responsible for preparing the Projections for the Reorganized Debtors, with input from the ACG Debtors and their advisors.

Although the Vertis Debtors’ management (regarding the Reorganized Vertis Debtors) and the ACG Debtors’ management (regarding the Reorganized ACG Debtors) believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized.  In deciding whether to vote to accept or reject the Vertis Prepackaged Plan or the ACG Prepackaged Plan, holders of Claims entitled to vote must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections, see Section VII, entitled “CERTAIN FACTORS AFFECTING THE VERTIS DEBTORS AND ACG DEBTORS.”

The independent auditors for the Vertis Debtors and the ACG Debtors have not examined nor compiled the Projections presented herein and, accordingly, assume no responsibility for them.  Moreover, the Projections have not been prepared to comply with guidelines established with respect to projections by the Securities and Exchange Commission or the American Institute of Certified Public Accountants.

In addition to the foregoing, the principal assumptions used in preparing the Projections are as follows:

Effective Date; Terms of the Prepackaged Plans.  The Projections assume confirmation of the Prepackaged Plans and the occurrence of the Effective Date on August 31, 2008; however, the Projections are presented with balances rolled forward to September 30, 2008.  The Projections also assume that:

the total amount of Allowed Claims in each Class is the estimated amount thereof set forth in Section IV, entitled “THE VERTIS PREPACKAGED PLAN - Classification and Treatment of Claims and Equity Interests Under the Prepackaged Plan” and Section V, entitled “THE ACG PREPACKAGED PLAN - Classification and Treatment of Claims and Equity Interests Under the ACG Prepackaged Plan”;

Costs related to the Exit Financing facility fees associated with the implementation of the Prepackaged Plans, but incurred after the Effective Date, is $15 million.  Payment of these fees, as well as other professional fees associated with the implementation of the Prepackaged Plans incurred in the final month prior to the Effective Date, are included in the recapitalization adjustments in the “REORGANIZED VERTIS PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEETS,” set forth below.

General Economic Conditions.  The Projections were prepared based on assumptions that economic conditions existing at the time the Projections were prepared will last throughout the Projection Period and that the general economic climate in the U.S. remains relatively stable.

Principal Operating and Financial Assumptions.

(I)            Revenue

The Vertis Debtors

The Reorganized Vertis Debtors’ 2008 revenue projections are based on an analysis of the business prospects by customer prepared by the managers responsible for each of the Vertis Debtors’ business segments.  The Vertis Debtors’ corporate management reviewed all of the financial projections and made certain adjustments based on its views of the industry and potential new business prospects as well as potential business delays and other risks and contingencies related to the bankruptcy filing.

The Projections estimate revenue growth of 2% in the Advertising Inserts segment, 7% in the Direct Mail segment, 14% in the Premedia segment and 5% for the multimedia solutions segment in 2008.  In 2009, the expected growth by segment is 4% in Inserts, 6.5% in Direct Mail, 9% in Premedia and 4% in multimedia solutions. The 2009 growth rates assume that the Reorganized Vertis Debtors will successfully recapture approximately 50% of the business that was delayed as a resulted of the bankruptcy filing. The Projections for 2010 and thereafter assume annual growth rates of 2.5% in the Advertising Inserts and multimedia solutions segments and 5% in the Direct Mail and Premedia segments.

The ACG Debtors

The Reorganized ACG Debtors’ revenue projections are based on an analysis of the business prospects by customer prepared by the managers responsible for each of the ACG Debtors’ business segments.  All of the financial projections were reviewed and certain adjustments were made based on views of the industry and potential business delays and other risks and contingencies related to the bankruptcy filing.

In the print segment, the Reorganized ACG Debtors expect printing unit volume levels to decrease slightly in fiscal year 2009 (twelve months ending March 31, 2009) due to continued weakness in the retail market and the negative impact of increased paper prices, rebound back to more normalized levels in fiscal year 2010 and grow at 2% annually thereafter due to a combination of both industry growth and increased market share.  Product mix revenue is assumed to improve at a rate of approximately 1% of value-added revenue annually due to the continuation by retailers of more targeted advertising campaigns, with 50% of the improvement generally offset by mix cost increases.  Paper prices are assumed to further increase in the second half of calendar year 2008 and then remain flat over the projection period, with customer supplied paper assumed to remain at current levels.  Pure pricing is assumed to decline at a rate of approximately 0.5% - 1% of the value-added revenue per year.  Also, certain adjustments have been made in consideration of the risks and contingencies associated with the ACG Debtors’ capital structure issues.

In the premedia segment, the Reorganized ACG Debtors expect a rebound in the packaging business in fiscal year 2009 and continued growth in both retail and packaging premedia services through fiscal year 2012.

(II)           Cost of Goods Sold and Operating Expenses

The Vertis Debtors

The Projections assume planned expense reductions identified by the Vertis Debtors’ management are offset by negative price/mix impact and overall inflation in the cost of operating the business in 2008, due in part to the stigma surrounding the financial condition of the business and the bankruptcy filing and other related organizational inefficiencies.  The Projections assume no further bankruptcy contingencies and related organizational inefficiencies in 2009, and that, going forward, cost reduction initiatives will offset overall inflationary pressures on the business, with paper costs passed on to customers, which is in line with historical business practices.

The ACG Debtors

The print segment projections assume printing productivity cost improvements more than offset inflationary cost increases throughout the projection period.  In addition, fiscal year 2009 projections also assume year-over-year cost improvements at the Sylacauga plant.  The premedia segment projections assume cost improvements, however, will slightly trail inflationary cost increases.  Sales, general, administrative and other costs are generally assumed to increase at inflationary levels throughout the Projection Period.

Synergies

Based on an in-depth review of the potential synergies by the Vertis Debtors’ management at the time of the original merger announcement in 2007, including analysis by third-party business consultants, it is estimated that the Reorganized Vertis Debtors could achieve approximately $69 million of incremental EBITDA from costs savings related to the Merger by 2012.  These synergies are comprised of approximately $23 million related to corporate and divisional overhead reductions, approximately $17 million of savings from plant consolidations, approximately $5 million reduction related to the sales force, approximately $20 million of procurement-related savings, approximately $6 million savings as a result of optimizing the combined premedia businesses and approximately $5 million of potential savings related to freight expenses.  The Projections assume approximately $2 million of the synergies to be achieved in 2008, approximately $35 million in 2009, approximately $54 million in 2010, approximately $63 million in 2011 and approximately $69 million in 2012.  The total expenses related to implementing the aforementioned synergies is expected to be approximately $85 million, with approximately $9 million incurred in 2008, approximately $10 million in 2009, approximately $43 million in 2010 (of which $8 million corresponds to synergy-related capital costs) and approximately $24 (of which $14 million corresponds to synergy-related capital costs) million in 2011.  The synergy benefits summarized above and the costs related to realizing those synergies exclude savings of approximately $15 million per year beginning 2009 previously identified as “Vertis Standalone Synergies,” as well as costs related to realizing the “Vertis Standalone Synergies” of approximately $2 million in 2009.

The timing of recording of expenses related to exit activities and restructuring under accounting guidance varies based on the nature of the expense, the timing of approval of plans and communications and whether or not the plans involve the aquiree or the acquiring organization.  As such, for modeling purposes, the costs to implement the synergy activities have been recorded in the period the expense is expected to be paid.  The actual recording of these expenses will be different, but should not materially affect the Projections.

Adjustments – Revenue Breakage

The aforementioned revenue breakage is estimated to result in an annual decrease in EBITDA of approximately $5 million.

(III)         Income Taxes.

The Projections assume that all of the Vertis Debtors’ NOL carryforwards and a substantial portion of the ACG Debtors’ NOL carryforwards will have been used to offset income resulting from cancellation of debt related to the reorganization.  The remaining ACG Debtors’ NOL carryforwards are expected to be severely restricted due to change of control limitations, and as such, are not included in the Projections.

Based on fresh start accounting adjustments, the Reorganized Debtors’ estimate approximately $32 million of deferred tax assets will be available to offset future tax obligations upon consummation of the transactions. In addition, the Reorganized Debtors’ expected tax losses in 2009 offset taxable income in 2010 and 2011 and reduce tax obligations in 2012.  It is assumed that the Reorganized Debtors’ have a minimum $1.5 million of cash taxes related to AMT, state and foreign taxes in all periods, notwithstanding the use of NOL carryforwards and other deferred tax assets.  In all periods, the effective tax rate is assumed to be 38%.  Further analysis of the tax deductibility of certain expenses as well as the underlying assumptions of the Reorganized Debtors’ depreciable assets will be required to refine the projected taxes assumed in the Projections.

(IV)         Post-Reorganization Debt and Interest Expense.

The Projections assume that, immediately after the Effective Date, the Reorganized Debtors’ debt will include the New Revolving Loan Facility component of the Exit Financing (with $125 million of the expected $250 million commitment drawn) and the first lien term loan component of the Exit Financing (with an outstanding principal amount of $400 million), as well as the exchanged New Vertis Second Lien Notes (with an outstanding principal amount of $350 million) and New Vertis Senior Notes (with an outstanding principal amount of $200 million).  The debt is assumed to remain outstanding throughout the Projection Period, with 100% of free cash flows assumed to pay down the New Revolving Loan Facility initially and the first lien term loan upon full repayment of the New Revolving Loan Facility.  The New Revolving Loan Facility is assumed to pay cash interest at the London Interbank Offered Rate (assumed to be 3.0%) plus an applicable margin of 2.50%. The first lien term loan is assumed to pay a maximum cash interest of 12.00% per annum,  New Vertis Second Lien Notes are assumed to pay cash interest of 13.00% and accrue PIK interest at a rate of 3.00% per annum and the New Vertis Senior Notes are assumed to accrue PIK interest of 13.50% per annum.

(V)           Fresh-Start Reporting.

The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections.  The AICPA has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (the “Reorganization SOP”).  The Reorganized Debtors will be required to determine the amount by which its reorganization value as of the Effective Date exceeds, or is less than, the fair value of its assets as of the Effective Date.  Such determination will be based upon the fair values as of that time, which could be materially higher or lower than the values assumed in the foregoing computations and may be based on, among other things, a different methodology with respect to the valuation of Reorganized Debtors’ reorganization value.  In all events, such valuation, as well as the determination of the fair value of Reorganized Debtors’ assets and the determination of its actual liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

The Projections have been prepared to reflect a simplified “fresh-start” presentation, assuming an Effective Date of August 31, 2008 and presented with balances rolled forward to September 30, 2008.  The Projections reflect adjustments to goodwill and other intangible assets of $762 million, accounting for the reorganization value of assets and liabilities in excess of amounts allocable to identifiable assets based on the midpoint of the estimated reorganization equity value of approximately $200 million, see Section VI(B), entitled “PROJECTIONS AND VALUATION ANALYSIS – Valuation.”

Intercompany Payment.

The Projections assume that immediately prior to or on the Effective Date the holders of Vertis Holdings General Unsecured Claims receive a $3.232 million cash distribution from the Vertis Debtors pursuant to the Intercompany Payment, see Section IV(B)(ii)(5), entitled “THE VERTIS PREPACKAGED PLAN - Classification and Treatment of Claims and Equity Interests Under the Vertis Prepackaged Plan - Vertis Holdings Class 4: Vertis Holdings General Unsecured Claims.”

(iii)  Projections

As indicated above, the projected consolidated financial statements of the Reorganized Debtors set forth below have been prepared based on the assumption that the Effective Date is August 31, 2008.  Although the Vertis Debtors and ACG Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually will occur.

The Reorganized Debtors projected consolidated balance sheet as of September 30, 2008, set forth below, presents:  (a) the projected consolidated financial position of the Reorganized Debtors as of September 30, 2008, assuming the consummation of the transactions which the Vertis Prepackaged Plan contemplates have not occurred; (b) the projected adjustments to such projected consolidated financial position required to reflect confirmation and the consummation of the transactions contemplated by the Vertis Prepackaged Plan to occur on the Effective Date; (c) the projected consolidated financial position of Reorganized Debtors as of September 30, 2008, after giving effect to the balance sheet adjustments (collectively, the “Vertis Balance Sheet Adjustments”), prior to the effectuation of the Merger; (d) the projected consolidated financial position of the ACG Debtors as of September 30, 2008, including adjustments to such projected consolidated  financial position required to reflect confirmation and the consummation of the transactions contemplated by the ACG Prepackaged Plan to occur on the Effective Date (collectively, the “ACG Balance Sheet Adjustments”); and (e)  the projected consolidated financial position of Reorganized Debtors as of September 30, 2008, after giving effect to the Vertis Balance Sheet Adjustments and ACG Balance Sheet Adjustments, including the impact of the Merger.  The Balance Sheet Adjustments set forth in the columns captioned “Recapitalization Adjustments” and “Fresh-Start” reflect the assumed effects of the consummation of the transactions contemplated by the Prepackaged Plans.  The various Vertis Balance Sheet Adjustments and ACG Balance Sheet Adjustments are described in greater detail in the “NOTES TO REORGANIZED VERTIS PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEET.”

The “REORGANIZED DEBTORS’ PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEET,” set forth below, presents the projected consolidated financial position of the Reorganized Debtors as of September 30, 2008, after giving effect to the consummation of the transactions contemplated by the Vertis Prepackaged Plan and the ACG Prepackaged Plan to occur on the Effective Date, and as of each of December 31, 2008, 2009, 2010, 2011, and 2012.

The “REORGANIZED DEBTORS’ PROJECTED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS,” set forth below presents the projected consolidated results of operations of the Reorganized Debtors for the period commencing September 30, 2008, after giving effect to the consummation of the transactions contemplated by the Vertis Prepackaged Plan and the ACG Prepackaged Plan to occur on the Effective Date, and for the fiscal years ending December 31, 2008, 2009, 2010, 2011, and 2012.

The “REORGANIZED DEBTORS’ PROJECTED PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS,” set forth below presents the projected cash flows of the Reorganized Debtors commencing September 30, 2008, after giving effect to the consummation of the transactions contemplated by the Vertis Prepackaged Plan and the ACG Prepackaged Plan to occur on the Effective Date, and for the fiscal years ending December 31, 2008, 2009, 2010, 2011, and 2012.

REORGANIZED DEBTORS
PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2008

(UNAUDITED)

(DOLLARS IN MILLIONS)

(AMOUNTS MAY NOT ADD TO TOTALS DUE TO ROUNDING)

	Vertis	Emergence Adjustments				Vertis		ACG		Emergence Adjustments			ACG	Combined
	9/30/2008	Recapitalization		Fresh		9/30/2008		9/30/2008		Recapitalization		Fresh	9/30/2008	Company
	Projected	Adjustments		Start		Pro Forma		Projected		Adjustments		Start	Pro Forma	Pro Forma
ASSETS
Cash Balance	$1	—		—		$1		$0		—		—	$0	$1
Accounts Receivable, Net	221	—		—		221		57		—		—	57	278
Inventories, Net	62	—		—		62		10		—		—	10	72
Deferred Taxes	0	—		29		29		1		—		2	3	32
Other Current Assets	36	—		—		36		5		—		—	5	42
Current Assets	$320	$0		$29		$350		$73		$0		$2	$75	$425

Net Property, Plant, and Equipment	$316	—		—		$316		$72		—		—	$72	$388
Goodwill and other Excess Valuation	0	—		548	(a)	548		67		—		148 (a)	214	762
Deferred Financing	1	10	(b)	—		11		—		4	(b)	—	4	15
Other Intangible Assets	1	—		—		1		—		—		—	0	1
LT Investments in Outside Equity	0	—		—		0		—		—		—	0	0
Other Long Term Assets	19	—		—		19		7		—		—	7	27
Long Term Assets	$22	$10		$548		$580		$74		$4		$148	$225	$805

Total Assets	$658	$10		$577		$1,246		$218		$4		$150	$372	$1,617

LIABILITIES
Accounts Payable	$128	—		—		$128		$47		—		—	$47	$175
Accrued Expenses	82	(31	)(c)	—		50		23		(5	)(c)	—	18	69
Accrued Interest	50	(43	)(d)	—		7		0		4	(d)	—	4	11
Other Current Liabilities	17	—		—		17		0		—		—	0	17
Current Liabilities	$277	$(74)		$0		$203		$70		$(1)		$0	$69	$272

Deferred Taxes	—	—		—		—		$6		—		$(6)	$0	$0
Vertis DIP Revolver	63	(63	)(e)	—		—		—		—		—	—	—
Vertis DIP Term Loans	283	(283	)(e)	—		—		—		—		—	—	—
Vertis 9 3/4% 2nd Lien Notes	349	(349	)(f)	—		—		—		—		—	—	—
Vertis 10 7/8% Senior Notes	350	(350	)(g)	—		—		—		—		—	—	—
Vertis 13 1/2% Subordinated Notes	293	(293	)(g)	—		—		—		—		—	—	—
Vertis Mezzanine Debt	248	(248	)(h)	—		—		—		—		—	—	—
Vertis Subordinated Bridge Loan	(3)	3	(i)	—		—		—		—		—	—	—
ACG DIP Borrowings	—	—		—		—		94		(94	)(e)	—	—	—
ACG Bridge Facility	—	—		—		—		19		(19	)(e)	—	—	—
ACG Capital Leases	—	—		—		—		1		(1	)(e)	—	—	—
ACG 10% 2nd Lien Notes	—	—		—		—		280		(280	)(g)	—	—	—
ACG Secured (Promisory) Notes	—	—		—		—		15		(15	)(j)	—	—	—
New ABL Revolver	—	95	(k)	—		95		—		30	(k)	—	30	125
New 1st Lien Term Loan	—	304	(l)	—		304		—		96	(l)	—	96	400
Exchanged 2nd Lien Notes	—	350	(f)	—		350		—		—		—	—	350
New Senior PIK Notes	—	134	(m)	—		134		—		66	(m)	—	66	200
Other LT Liabilities	26	—		—		26		44	(n)	—		—	44	71
Long-Term Liabilities	$1,610	$(702)		$0		$909		$461		$(218)		$(6)	$237	$1,146

Total Liabilities	$1,887	$(776)		$0		$1,112		$531		$(219)		$(6)	$306	$1,417

TOTAL SHAREHOLDERS’ EQUITY
Total Stockholders’ Equity	$(1,229)	$786		$577		$134	(o)	$(313)		$223		$156	$66	$200

Total Liabilities and Equity	$658	$10		$577		$1,246		$218		$4		$150	$372	$1,617

THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS UNDER THE CAPTION “ — PROJECTED FINANCIAL INFORMATION,” THE CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF THE VERTIS DEBTORS AND ACG DEBTORS, AS APPLICABLE, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS 2007 FORM 10-K, THE ACG 2007 FORM 10-K/A, AND THE CONSOLIDATED PRO FORMA FINANCIAL INFORMATION OF THE REORGANIZED VERTIS DEBTORS, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS FORM 8-K.

NOTES TO REORGANIZED DEBTORS PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEET

UPON EMERGENCE FROM CHAPTER 11, THE REORGANIZED DEBTORS WILL BE REQUIRED TO ADOPT “FRESH START ACCOUNTING” IN ACCORDANCE WITH SOP 90-7, WHICH REQUIRES THE REORGANIZED DEBTORS TO REVALUE ASSETS AND LIABILITIES AT THEIR ESTIMATED FAIR VALUE.  FRESH START ACCOUNTING REFLECTS THE VALUE OF THE REORGANIZED DEBTORS AS DEFINED IN THE VERTIS PREPACKAGED PLAN OR ACG PREPACKAGED PLAN, AS APPLICABLE.  UNDER FRESH START ACCOUNTING, THE REORGANIZED DEBTORS’ ASSET VALUES ARE REMEASURED USING FAIR VALUE, AND ARE ALLOCATED IN CONFORMITY WITH STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 141, “BUSINESS COMBINATIONS” (“SFAS 141”).  THE EXCESS OF REORGANIZATION VALUE OVER THE FAIR VALUE OF NET TANGIBLE AND IDENTIFIABLE INTANGIBLE ASSETS AND LIABILITIES IS RECORDED AS GOODWILL IN THE ACCOMPANYING STATEMENTS.  THE FOREGOING ESTIMATES AND ASSUMPTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND CONTROL OF THE REORGANIZED DEBTORS.  ACCORDINGLY, THE REORGANIZED DEBTORS CANNOT PROVIDE ASSURANCE THAT THE ESTIMATES, ASSUMPTIONS, AND VALUES REFLECTED IN THE VALUATIONS WILL BE REALIZED, AND ACTUAL RESULTS COULD VARY MATERIALLY.  IN ACCORDANCE WITH SFAS 141, THE PRELIMINARY ALLOCATION OF THE REORGANIZATION VALUE IS SUBJECT TO ADDITIONAL ADJUSTMENT WITHIN ONE-YEAR AFTER EMERGENCE FROM BANKRUPTCY TO PROVIDE THE REORGANIZED DEBTORS TIME TO COMPLETE THE VALUATION OF ASSETS AND LIABILITIES.  MOST ASSETS AND LIABILITIES HAVE BEEN SHOWN AT BOOK VALUE, WHICH IN MANAGEMENT’S OPINION APPROXIMATED FAIR VALUE, EXCEPT WHERE NOTED.  THE NEW VERTIS NOTES HAVE BEEN SHOWN AT FACE VALUE, WHICH THE REORGANIZED DEBTORS BELIEVES TO APPROXIMATE FAIR VALUE.

(a)                                  Represents adjustments to reflect the reorganization value of assets and liabilities in excess of amounts allocable to identifiable assets based on the midpoint of the estimated reorganization equity value (approximately $200 million).  Equity value allocated approximately 67% to Vertis and approximately 33% to ACG.  Amounts will be further allocated to identifiable intangible assets to be determined through additional valuations.

(b)                                 Represents adjustment of existing deferred financing assets and estimated underwriting fees for both the New Revolving Credit Facility and term loan of $15 million.

(c)                                  Represents payment of professional fees incurred in connection with the restructuring and Merger transactions.

(d)                                 Represents cancellation of prepetition accrued interest owed to unsecured creditors. Adjustments include interest accrued from the assumed Effective Date of August 31, 2008 through September 30, 2008.

(e)                                  Represents paydown of certain pre-petition liabilities in cash with proceeds from drawdown under New Revolving Credit Facility. Adjustments to ACG Capital Leases assumes payment in cash, though Reorganized Vertis Debtors may not be required to pay such obligations in cash.

(f)                                    Represents exchange of existing Vertis Second Lien Notes for New Vertis Second Lien Notes.

(g)                                 Represents cancellation of prepetition liabilities in exchange for the issuance of New Common Stock and New Vertis Senior Notes.

(h)                                 Represents cancellation of prepetition liabilities in exchange for the payment of cash and issuance of New Common Stock.

(i)                                     Represents the discount on the Vertis Senior Subordinated Notes, which is eliminated with cancellation of the notes.

(j)                                     Represents cancellation of pre-petition liabilities.

(k)                                  Represents $125 million drawn portion of the New Revolving Credit Facility allocated assuming relative contribution of Vertis and ACG, Inc. existing first lien obligations, including fees incurred by each.

(l)                                     Represents new first lien term loan with $400 million outstanding principal amount allocated assuming relative contribution of Vertis and ACG, Inc. existing first lien obligations, including fees incurred by each.

(m)                               Represents $200 million of New Vertis Senior Notes allocated approximately 67% to Vertis and approximately 33% to ACG.

(n)                                 Includes $35.6 million in deferred income related to multi-year contracts to purchase raw materials.  Management estimates the fair value approximates the unamortized portion of these contract provisions, which equals the liability recorded.

(o)                                 Reflects cancellation of prepetition equity and the issuance of New Common Stock, based on the midpoint of the estimated reorganization value (approximately $200 million) allocated approximately 67% to Vertis and approximately 33% to ACG, see Section VI(B), entitled “PROJECTIONS AND VALUATION ANALYSIS – Valuation.”

REORGANIZED DEBTORS
PROJECTED PRO FORMA CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)

(Amounts may not add to totals due to rounding)

	Q308	Q4 FY2008	FY 2009	FY2010	FY2011	FY2012
ASSETS
Cash Balance	$1	$1	$1	$1	$1	$1
Accounts Receivable, Net	278	296	283	294	303	312
Inventories, Net	72	54	53	55	56	58
Other Assets	42	39	41	42	44	45
Deferred Taxes	32	31	37	38	19	5
Current Assets	$425	$421	$414	$429	$423	$421

Net Property, Plant, and Equipment	$388	$372	$364	$362	$371	$359

Goodwill	$762	$762	$762	$762	$762	$762
Deferred Financing	15	14	10	7	3	0
Other Intangible Assets	1	1	1	1	1	1
LT Investments in Outside Equity	0	0	0	0	0	0
Other Long Term Assets	27	27	27	27	27	27
Other Assets	$805	$804	$800	$797	$793	$790

Total Assets	$1,617	$1,598	$1,579	$1,588	$1,587	$1,570

LIABILITIES
Accounts Payable	$175	$190	$185	$187	$194	$201
Accrued Expenses	69	71	71	74	76	79
Accrued Interest	11	19	20	20	21	21
Other Current Liabilities	17	18	18	19	20	20
Current Liabilities	$272	$298	$294	$300	$310	$321

ABL Revolver	$125	$67	$26	$0	$0	$0
1st Lien Term Loans	400	400	400	398	308	171
New Senior Notes	200	209	238	271	309	352
Exchanged 2nd Lien Notes	350	354	364	375	387	398
Other LT Liabilities	71	67	61	48	44	40
Long-Term Liabilities	$1,146	$1,097	$1,089	$1,092	$1,047	$961

Total Liabilities	$1,417	$1,395	$1,383	$1,392	$1,357	$1,282

TOTAL SHAREHOLDERS’ EQUITY	$200	$203	$196	$196	$230	$288

Total Liabilities and Equity	$1,617	$1,598	$1,579	$1,588	$1,587	$1,570

THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS UNDER THE CAPTION “ — PROJECTED FINANCIAL INFORMATION,” THE CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF THE DEBTORS, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS 2007 FORM 10-K, THE ACG 2007 FORM 10-K/A, AND THE CONSOLIDATED PRO FORMA FINANCIAL INFORMATION OF THE REORGANIZED VERTIS DEBTORS, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS FORM 8-K.

REORGANIZED DEBTORS

PROJECTED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in Millions)

(Amounts may not add to totals due to rounding)

	Q4 FY2008	FY 2009	FY2010	FY2011	FY2012

Revenue	$545	$1,929	$2,001	$2,066	$2,132

EBITDA	$64	$216	$253	$279	$301

Depreciation and Amortization	$18	$72	$70	$69	$67
Cost to Implement Synergies	6	12	35	10	0

Operating Profit	$40	$132	$147	$200	$234

Amortization of Deferred Financing	$1	$4	$4	$4	$3
Net Interest Expense	35	140	143	143	136
Tax Expense / (Benefit)	2	(4)	0	20	36

Net Income	$3	$(7)	$0	$33	$59

THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS UNDER THE CAPTION “ — PROJECTED FINANCIAL INFORMATION,” THE CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF THE DEBTORS, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS 2007 FORM 10-K, THE ACG 2007 FORM 10-K/A, AND THE CONSOLIDATED PRO FORMA FINANCIAL INFORMATION OF THE REORGANIZED VERTIS DEBTORS, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS FORM 8-K.

REORGANIZED DEBTORS

PROJECTED PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in Millions)

(Amounts may not add to totals due to rounding)

	Q4 FY2008	FY 2009	FY2010	FY2011	FY2012
Cash from Operating Activities
Net Income	$3	$(7)	$0	$33	$59
Addback Non-Cash Interest	9	40	44	49	55
D&A	18	72	70	69	67
Change in Other Long Term Liabilities	(3)	(7)	(13)	(4)	(4)
Change in Operating Assets and Liabilities
Accounts Receivable, Net	(19)	13	(11)	(9)	(9)
Inventories, Net	18	1	(2)	(2)	(2)
Other Assets	3	(2)	(2)	(1)	(1)
Deferred Taxes	1	(6)	(1)	19	14
Accounts Payable	14	(5)	2	7	7
Accrued Expenses	3	(0)	3	2	2
Accrued Interest	11	0	0	0	1
Other Current Liabilities	1	0	1	1	1
Net Cash Provided by Continuing Operations	$60	$101	$93	$164	$189

Cash from Investing Activities
Capital Expenditures	$(16)	$(64)	$(72)	$(78)	$(64)
Asset Sales	13	0	4	0	9
Net Cash Provided by Investing Activities	$(3)	$(64)	$(68)	$(78)	$(55)

Cash from Financing Activities
ABL Revolver Borrowing/ (Repayment)	$(58)	$(41)	$(26)	$0	$0
Amortization of Financing Fees	1	4	4	4	3
Term Loan Borrowing/ (Repayment)	0	0	(2)	(90)	(137)
Net Cash Used in Financing Activities	$(57)	$(37)	$(24)	$(87)	$(134)

Net Increase/ Decrease in Cash	$0	$0	$0	$0	$0
Beginning Cash	1	1	1	1	1
Ending Cash	1	1	1	1	1

THE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS UNDER THE CAPTION “ — PROJECTED FINANCIAL INFORMATION,” THE CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF THE DEBTORS, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS 2007 FORM 10-K, THE ACG 2007 FORM 10-K/A, AND THE CONSOLIDATED PRO FORMA FINANCIAL INFORMATION OF THE REORGANIZED VERTIS DEBTORS, INCLUDING THE NOTES THERETO, INCLUDED IN THE VERTIS FORM 8-K.

B.                                    Valuation

THE VALUATION INFORMATION CONTAINED IN THIS SECTION WITH REGARD TO THE REORGANIZED DEBTORS IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE VERTIS PREPACKAGED PLAN.

CERTAIN OF THE INFORMATION CONTAINED HEREIN WAS PROVIDED BY THE VERTIS DEBTORS AND/OR LAZARD.  THE ACG DEBTORS HAVE NOT PERFORMED AN INDEPENDENT ANALYSIS AS TO THE ACCURACY OR COMPLETENESS THEREOF AND THEREFORE DISCLAIM ANY RESPONSIBILITY FOR SUCH INFORMATION.

CERTAIN OF THE INFORMATION CONTAINED HEREIN WAS PROVIDED BY THE ACG DEBTORS AND/OR LEHMAN.  THE VERTIS DEBTORS HAVE NOT PERFORMED AN INDEPENDENT ANALYSIS AS TO THE ACCURACY OR COMPLETENESS THEREOF AND THEREFORE DISCLAIM ANY RESPONSIBILITY FOR SUCH INFORMATION.

1.             Overview

Lazard and Lehman have estimated the going concern value of the entity to be formed by the Merger of the Vertis Debtors and the ACG Debtors as of the date of this Disclosure Statement.  Lazard undertook this analysis to determine the value available for distribution to holders of Allowed Claims pursuant to the Vertis Prepackaged Plan and to analyze the relative recoveries to such holders thereunder.  Lehman undertook this analysis to determine the value available for distribution to holders of Allowed Claims pursuant to the ACG Prepackaged Plan and to analyze the relative recoveries to such holders thereunder.  The estimated total value available for distribution to holders of Allowed Claims (the “Distributable Value”) of the Vertis Debtors and the ACG Debtors consists of the estimated value of the Reorganized Debtors’ operations (post-Merger) on a going concern basis (the “Enterprise Value,”), taking into account (i) the value of potential synergies resulting from the Merger, (ii) the costs necessary to realize those synergies, (iii) the expected proceeds from asset sales, (iv) the value of present and future NOL carryforwards, and (v) other restructuring and one-time expenses.  The valuation analysis assumes that the Merger takes place on August 31, 2008 (the “Assumed Effective Date”) and is based on projections provided separately by the Vertis Debtors’ and the ACG Debtors’ management.  The Vertis Debtors’ management combined the financial projections, adjusting for expected synergies, revenue breakage risk, and other factors, based on their judgment.

Based on these financial projections and solely for purposes of the Vertis Prepackaged Plan and the ACG Prepackaged Plan, Lazard and Lehman estimate that the Enterprise Value of the Reorganized Debtors falls within a range from approximately $1,100 million to $1,300 million, with a midpoint of $1,200 million.  For purposes of this valuation, Lazard and Lehman assume that no material changes that would affect value occur between the date of this Disclosure Statement and the Assumed Effective Date.  Including estimated value from other assets, which includes projected proceeds from asset sales and value of current and future deferred tax assets, of approximately $40 million, the estimated Distributable Value is approximately $1,140 million to $1,340 million.  Based on an average estimated net debt balance for the next twelve (12) months of approximately $1,040 million (debt of approximately $1,040 million less excess cash of $0) , this implies a range of value for the New Common Stock of the Reorganized Debtors from approximately $100 million to $300 million, with a midpoint of $200 million.  At this valuation, the Vertis Senior Noteholders and the Vertis Senior Subordinated Noteholders will receive approximately 67%, or approximately $134 million of value, in the form of New Common Stock, while the ACG Second Lien Noteholders will receive approximately 33%, or approximately $66 million of value, in the form of New Common Stock.  These values do not give effect to the potentially dilutive impact of any shares of New Common Stock issued upon exercise of the New Warrants or any shares of New Common Stock issued upon exercise of any options that may be granted under a long-term incentive plan which the Board of Directors of the Reorganized Debtors may authorize for management of the Reorganized Debtors.  Lazard’s and Lehman’s estimate of Distributable Value does not constitute an opinion as to fairness from a financial perspective of the consideration to be received under the Vertis Prepackaged Plan or of the terms and provisions of the Vertis Prepackaged Plan.

THE ASSUMED DISTRIBUTABLE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE, REFLECTS WORK PERFORMED BY LAZARD AND LEHMAN ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD AND LEHMAN AS OF JUNE 2008.  ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S AND LEHMAN’S CONCLUSIONS, NEITHER LAZARD, LEHMAN, THE VERTIS DEBTORS, NOR THE ACG DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM THE ESTIMATE.

Lazard and Lehman assumed that the Projections prepared by the management of the Vertis Debtors were reasonably prepared in good faith and on a basis reflecting the Vertis Debtors’ most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors.  Lazard’s and Lehman’s estimated Distributable Value range assumes the Reorganized Debtors will achieve their Projections in all material respects, including EBITDA growth and improvements in EBITDA margins, earnings and cash flow.  If the business performs at levels below those set forth in the Projections, such performance may have a materially negative impact on Enterprise Value.

In estimating the Enterprise Value and the value of New Common Stock of the Reorganized Debtors, Lazard:  (a) reviewed certain historical financial information of the Vertis Debtors for recent years and interim periods (and relied upon the information the ACG Debtors provided); (b) reviewed certain internal financial and operating data of the Vertis Debtors; (c) discussed the Vertis Debtors’ operations and future prospects with the Vertis Debtors’ senior management team; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally comparable to the operating business of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating business; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.  Although Lazard conducted a review and analysis of the Reorganized Debtors’ business, operating assets and liabilities and the Reorganized Debtors’ business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Vertis Debtors’ management and the ACG Debtors’ management, as well as publicly available information.

In estimating the Enterprise Value and the value to New Common Stock of the Reorganized Debtors, Lehman:  (a) reviewed certain historical financial information of the ACG Debtors for recent years and interim periods (and relied upon the Vertis Debtors’ information provided); (b) reviewed certain internal financial and operating data of the ACG Debtors, including the Projections as described in this Disclosure Statement, which data were prepared and provided to Lehman by the management of the ACG Debtors, and which relate to the Reorganized Debtors’ business and its prospects; (c) discussed ACG Debtors’ operations and future prospects with the ACG Debtors’ senior management team; (d) reviewed extensive publicly available financial data for, and considered the market value of, public companies that Lehman deemed generally comparable to the operating business of the Reorganized Debtors; (e) considered certain economic and industry information relevant to the operating business; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.  Although Lehman conducted a review and analysis of the Reorganized Debtors’ business, operating assets and liabilities and the Reorganized Debtors’ business plan, it assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Vertis Debtors’ management and the ACG Debtors’ management, as well as publicly available information.

In addition, neither Lazard nor Lehman independently verified the Vertis Debtors’ and ACG Debtors’ managements’ Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Vertis Debtors or the ACG Debtors were sought or obtained in connection herewith.  Such estimates were developed solely for purposes of the formulation and negotiation of the Vertis Prepackaged Plan and the ACG Prepackaged Plan and the analysis of implied relative recoveries to holders of Allowed Claims thereunder.

Lazard’s and Lehman’s estimated Enterprise Value of the Reorganized Debtors does not constitute a recommendation to any holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Vertis Prepackaged Plan or the ACG Prepackaged Plan.  Neither Lazard nor Lehman has been asked to nor did either express any view as to what the trading value of the Reorganized Debtors’ securities would be on issuance at any other time.  The estimated Enterprise Value of the Reorganized Debtors set forth herein does not constitute an opinion as to fairness from a financial perspective to any person of the consideration to be received by such person under the Vertis Prepackaged Plan or of the terms and provisions of the Vertis Prepackaged Plan or the ACG Prepackaged Plan.

Lazard’s and Lehman’s estimate of Enterprise Value reflect the application of standard valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Vertis Prepackaged Plan and the ACG Prepackaged Plan, which may be significantly different from the amounts set forth herein.  The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.  As a result, the estimated Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Neither the Reorganized Debtors, Lazard, Lehman, nor any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes.  Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Reorganized Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Reorganized Debtors’ industry and economic conditions generally, and other factors which generally influence the prices of securities.

2.             Valuation Methodology

The following is a brief summary of certain financial analyses performed by Lazard and Lehman to arrive at their range of estimated Enterprise Values and Distributable Values for the Reorganized Debtors.  In performing the financial analyses described below and certain other relevant procedures, Lazard reviewed all significant assumptions with the management of the Vertis Debtors.  In performing the financial analyses described below and certain other relevant procedures, Lehman reviewed all significant assumptions with the management of the ACG Debtors.  Lazard’s and Lehman’s valuation analysis must be considered as a whole.  Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to Enterprise Value.

Comparable Company Analysis

The comparable company valuation analysis is based on the enterprise values of publicly traded companies that have operating and financial characteristics similar to the Reorganized Debtors.  Under this methodology, the enterprise value for each selected public company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company.  Those enterprise values are commonly expressed as multiples of various measures of operating statistics, most commonly earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”) and net income.  In addition, each of the selected public company’s operational performance, operating margins, profitability, leverage and business trends were examined.  Based on these analyses, financial multiples and ratios are calculated to apply to the Reorganized Debtors’ actual and projected operational performance.  Lazard focused mainly on EBITDA multiples in using the market valuations of the selected comparable companies to value the Reorganized Debtors.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Reorganized Debtors.  Common criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, location, market presence and size and scale of operations.  The selection of appropriate comparable companies is often difficult, a matter of judgment, and subject to limitations due to sample size and the availability of meaningful market-based information.

Lazard selected the following publicly traded companies (the “Peer Group”) on the basis of general comparability to the Reorganized Debtors in one (1) or more of the factors described above: Bowne & Co. Inc., Cenveo Inc., Consolidated Graphics Inc., Courier Corp., Deluxe Corp, RR Donnelley and Sons Co. and Transcontinental Inc.  In addition to the Peer Group, Lazard took into consideration the valuation and trading statistics of selected direct marketing companies, including Harte-Hanks Inc. and Valassis Communications Inc., to review the appropriate range of multiples used in the valuation, although the businesses of these companies are less comparable to the Reorganized Debtors’ business segments than the businesses of the Peer Group.  Lehman agrees with the selection.

Lazard calculated market multiples for the Peer Group based on 2008 and 2009 EBITDA by dividing the enterprise value of each comparable company as of May 30, 2008 by its projected 2008 and 2009 EBITDA as estimated by equity research analysts and reported by Institutional Brokers’ Estimate System (IBES). In determining the applicable EBITDA multiple ranges, Lazard considered a variety of factors, including both qualitative attributes and quantitative measures such as historical and projected revenue and EBITDA results, historical enterprise value/EBITDA trading multiples, EBITDA margins, financial distress impacting trading values, size, and similarity in business lines.  Based on this analysis, Lazard’s selected EBITDA multiple ranges for 2008 and 2009 EBITDA are set forth in the table below.

	Enterprise Value/EBITDA Multiple
	Low		High
2008E	5.0	x	6.0	x
2009E	4.5	x	5.5	x

Lazard then applied the range of multiples described above to the Reorganized Debtors’ adjusted pre-synergy 2008E and 2009E EBITDA to determine a range of Enterprise Values.  Lazard then calculated an “Adjusted EBITDA” for the Reorganized Debtors by (i) excluding non-recurring expenses/charges, restructuring fees, losses from discontinued or inactive operations and other one-time events from the 2008 and 2009 EBITDA projected by management (“2008E EBITDA” and “2009E EBITDA”), (ii) adding $5 million to 2008E EBITDA related to one-time bankruptcy-related organizational inefficiencies, and (iii) decreasing both 2008E and 2009E EBITDA for $4 million of amortization of deferred revenue related to certain ACG purchasing agreements.  Lazard then applied the range of multiples described in the table above to the Adjusted EBITDA for the Reorganized Debtors to determine a range of Enterprise Values reflecting such adjustments.  Lehman agrees with this analysis.

Precedent Transactions Analysis

The precedent transactions valuation analysis is based on the enterprise values of companies involved in public merger and acquisition transactions that have operating and financial characteristics similar to the Reorganized Debtors.  Under this methodology, the enterprise value of each such company is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction.  As in a comparable company valuation analysis, those enterprise values are commonly expressed as multiples of various measures of operating statistics, such as revenue, EBITDA, and EBIT.  Lazard reviewed industry-wide valuation multiples, considering prices paid as a multiple of revenue, EBITDA and EBIT, for companies in similar lines of business to the Reorganized Debtors.  The derived multiples are then applied to the Reorganized Debtors’ operating statistics to determine the Enterprise Value or value to a potential strategic buyer.  Similar to the comparable company analysis, Lazard focused mainly on EBITDA multiples in comparing the valuations of the Reorganized Debtors and the selected comparable companies.  Lehman agrees with this multiple.

Unlike the comparable company analysis, the enterprise valuation derived using this methodology reflects a “control” premium (i.e., a premium paid to purchase a majority or controlling position in a company’s assets).  Thus, this methodology generally produces higher valuations than the comparable public company analysis.  In addition, other factors not directly related to a company’s business operations can affect a valuation based on precedent transactions, including:  (a) circumstances surrounding a merger transaction may introduce “diffusive quantitative results” into the analysis (e.g., a buyer may pay an additional premium for reasons that are not solely related to competitive bidding); (b) the market environment is not identical for transactions occurring at different periods of time; and (c) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

As with the comparable company analysis, because no precedent merger or acquisition used in any analysis will be identical to the target transaction, valuation conclusions cannot be based solely on quantitative results.  The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations, and prospects of each.  Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition.  The number of completed transactions for which public data is available also limits this analysis.  Furthermore, the data available for all the precedent transactions may have discrepancies due to varying sources of information. As described above, the precedent transaction analysis explains other aspects of value besides the inherent value of a company.  Thus there are limitations as to the use of this methodology in the valuation of the Reorganized Debtors.

In deriving a range of Enterprise Values for the Reorganized Debtors under this methodology, Lazard calculated multiples of total transaction value (“Transaction Value”) to the latest twelve (12) months (“LTM”) EBITDA of the acquired companies and applied these multiples to the Adjusted EBITDA for the Reorganized Debtors for the latest twelve (12) months.  To calculate LTM Adjusted EBITDA, Lazard adjusted the Reorganized Debtors’ earnings before interest, taxes, depreciation and amortization to exclude non-recurring expenses/charges, restructuring fees, losses from discontinued or inactive operations and other one-time events.  In addition, LTM EBITDA was decreased for $4 million of amortization of deferred revenue related to ACG purchasing agreements.

Lazard evaluated various merger and acquisition transactions that have occurred in the commercial printing industry over the past nine (9) years.  Over that time period, there were a limited number of precedent transactions, and of those that are relevant, limited financial information was disclosed.  In addition, many of these transactions occurred under drastically different credit and other market conditions from those prevailing currently.  These considerations reduce the relevance of the precedent transaction analysis.  Lazard and Lehman calculated multiples of the target companies by dividing the disclosed purchase price of the target’s equity, plus any debt assumed as part of the transaction less any cash on the target’s balance sheet, by disclosed LTM EBITDA.  Based on this calculation and the qualitative factors described above, Lazard selected the EBITDA multiple ranges set forth in the table below:

	Enterprise Value/ EBITDA Multiple
	Low		High

LTM EBITDA	6.5	x	7.5	x

Lehman agrees with this analysis.

Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business.  Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”).  The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its capital structure.  The enterprise value of the firm is determined by calculating the present value of the Reorganized Debtors’ unlevered after-tax free cash flows based on the Projections plus an estimate for the value of the firm beyond the period of 2008 to 2012 (the “Projection Period”) known as the terminal value.  The terminal value is derived by evaluating two (2) approaches:  1) applying a multiple to the Reorganized Debtors’ projected EBITDA in the final year of the Projection Period, discounted back to the Assumed Effective Date by the Discount Rate; and 2) dividing the projected unlevered free cash flow in the year following the final projected year by the Discount Rate minus a range of perpetual growth rates, discounted back to the Assumed Effective Date by the Discount Rate.

To estimate the Discount Rate, Lazard used the cost of equity and the after-tax cost of debt for the Reorganized Debtors, assuming a targeted long-term debt-to-total capitalization ratio based on the adjusted average (defined as the average adjusted to exclude the highest and lowest data points) ratio of its Peer Group.  Lazard and Lehman calculated the cost of equity based on the “Capital Asset Pricing Model,” which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock’s performance to the return on the broader market.  To estimate the cost of debt, Lazard and Lehman estimated what would be the Reorganized Debtors’ blended cost of debt based on current capital markets conditions and the financing costs for comparable companies with leverage similar to the Reorganized Debtors’ target capital structure.  In determining the terminal multiple, Lazard used the 2008E EBITDA multiple range for the Reorganized Debtors’ Peer Group.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and terminal multiples.  Lazard calculated the Reorganized Debtors’ DCF valuation on a range of Discount Rates and terminal value EBITDA multiples as indicated below:

DCF Assumptions
	Discount Rate	Terminal Multiple/ Perpetuity Growth Rate

Method 1:	11.5% - 12.5%	5.0x - 6.0x

Method 2:	11.5% - 12.5%	2.0% - 3.0%

In applying the above methodology, Lazard and Lehman utilized management’s detailed Projections for the period beginning June 30, 2008 and ending December 31, 2012 to derive unlevered after-tax free cash flows.  Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures.  For purposes of the DCF, the Reorganized Debtors are assumed to be full taxpayers at the applicable regional corporate income tax rates (the effective tax rate is assumed to be 38%).  These cash flows, along with the terminal value, are discounted back to the Assumed Effective Date using the range of Discount Rates described above to arrive at a range of Enterprise Values.

The DCF analysis does not include the value of Merger synergies, asset sales, and NOL carryforwards, each of which was valued separately by Lazard.

Lehman agrees with this analysis.

Synergy Analysis

Lazard applied a DCF analysis to value the potential merger synergies in the proposed Merger with ACG.  Under this methodology, Lazard derived the free cash flow of the synergies by subtracting the annual one-time costs of implementing the synergies from the annual EBITDA increase related to the merger synergies. For purposes of this DCF analysis, the Reorganized Debtors are assumed to be full taxpayers at the applicable regional corporate income tax rates (the effective tax rate is assumed to be 38%) and are assumed to pay this tax on incremental synergy operating profit.

Lazard determined the value of the synergies by evaluating DCF values derived by employing both methodologies used in the DCF analysis of the overall company. The Terminal Value EBITDA multiples and perpetual growth rate assumptions used in this DCF were also identical to the assumptions used in the DCF analysis of the overall company.  In arriving at a Discount Rate, Lazard added an incremental 5% risk premium to the Weighted Average Cost of Capital of the overall company to reflect the inherent risk of executing and realizing 100% of the projected synergies.

Lehman agrees with this analysis.

Other Assets/ Liabilities Valuation

Lazard also applied DCF analyses to the value of deferred tax assets, including future NOL carryforwards, and asset sales. Although Lazard assumes that the Vertis Debtors’ and the ACG Debtors’ existing NOL carryforwards are fully used to offset income resulting from the cancellation of debt in the Restructuring Transaction or will otherwise be significantly restricted, certain deferred tax assets are created as a result of fresh start accounting adjustments and the Reorganized Debtors generate additional NOL carryforwards in 2009, which are assumed to reduce cash taxes payable in 2010 and 2011. To value this benefit, Lazard discounted the annual tax benefit at the mean of the Discount Rate range used to in the DCF analysis of the overall company.  Further tax diligence will be required to confirm the underlying tax assumptions used in the valuation.

Lazard estimated the values of expected asset sales contemplated as a part of the Reorganized Debtors’ restructuring using the same DCF methodology. Although asset sales are used in arriving at the Reorganized Debtors’ projected free cash flow, Lazard has estimated the value of the projected proceeds from asset sales separately from the operations of the ongoing concern.

Lazard has included the $5 million non-recurring impacts from bankruptcy-related organizational inefficiencies in its valuation of other liabilities.  Other restructuring costs and professional fees are included in either the Reorganized Debtors’ free cash flows or in the cost related implementing merger synergies, which are taken into account in the valuation of synergies.

Lehman agrees with this analysis.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY LAZARD AND LEHMAN.  THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION.  IN PERFORMING THESE ANALYSES, LAZARD, LEHMAN, AND THE VERTIS DEBTORS AND THE ACG DEBTORS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS.  THE ANALYSES PERFORMED BY LAZARD AND LEHMAN ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

VII.

CERTAIN FACTORS AFFECTING THE VERTIS DEBTORS AND ACG DEBTORS

A.                                   The Bankruptcy Court May Not Approve the Compromises and Settlements Contemplated by the Prepackaged Plans.

As described in more detail in Section 11.9 of the Vertis Prepackaged Plan and Section 11.9 of the ACG Prepackaged Plan, each of the Vertis Prepackaged Plan and the ACG

Prepackaged Plan constitutes a settlement, compromise, and release of rights arising from or relating to the allowance, classification, and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions and treatments under the respective Prepackaged Plan, take into account for and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination or section 510(b) and (c) of the Bankruptcy Code.  This settlement, compromise, and release requires approval by the Bankruptcy Court in the Confirmation Order.  The Vertis Debtors and the ACG Debtors cannot ensure that the Bankruptcy Court will approve of the settlement contemplated in Section 6.14 of the Vertis Prepackaged Plan or Section 6.8 of the ACG Prepackaged Plan, respectively.

B.                                   Parties in Interest May Object to the Vertis Debtors’ and the ACG Debtors’ Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a chapter 11 plan of reorganization may place a claim or equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class.  The Vertis Debtors and the ACG Debtors believe that the classification of Claims and Equity Interests under their respective Prepackaged Plan complies with the requirements set forth in the Bankruptcy Code.  The Vertis Debtors and the ACG Debtors believe that Claims that are subject to indentures, including the Vertis Second Lien Notes Claims, the Vertis Senior Notes Claims, the Vertis Senior Subordinated Notes Claims, and the ACG Second Lien Notes Claims are properly separated from each other and from the General Unsecured Claims against the Vertis Debtors and ACG Debtors, as applicable.  Certain Holders of Claims may object to this.

C.                                   The Vertis Debtors and the ACG Debtors May Object to the Amount or Secured or Priority Status of a Claim.

The Vertis Debtors and the ACG Debtors reserve the right to object to the amount or the secured or priority status of any Claim or Equity Interest under their respective Prepackaged Plan, except where indicated otherwise in such Prepackaged Plan.  The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of any Claims or Equity Interest whose Claim or Equity Interest is subject to an objection.  Any such Holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

D.                                   In Certain Instances, Any Chapter 11 Case May be Converted to a Case under Chapter 7 of the Bankruptcy Code.

If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors, any of the Vertis Debtors’ and/or the ACG Debtors’ chapter 11 cases may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate Vertis’ or ACG’s assets for distribution in accordance with the priorities established by the Bankruptcy Code.  Vertis and ACG believe that liquidation under chapter 7 would result in no distributions being made to either of such parties’ equity security holders and smaller distributions being made to Vertis’ or ACG’s creditors than those provided for in the respective Prepackaged Plan because of (i) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing the Vertis Debtors’ and the ACG Debtors’ businesses, as applicable, as a going concern; (ii) additional administrative expenses involved in the appointment of a trustee; and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations.

E.                                     The Bankruptcy Court May Not Confirm the Prepackaged Plans.

Although the Vertis Debtors and the ACG Debtors believe that their respective Prepackaged Plans will satisfy all requirements necessary for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Prepackaged Plans will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.  In the event that the Bankruptcy Court refuses to confirm the Prepackaged Plans, the Vertis Debtors and/or the ACG Debtors, as applicable, may be required to seek an alternative restructuring of their obligations to their creditors and equity holders.  The alternative restructuring may or may not include the Merger.  There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the companies’ creditors and shareholders as those proposed in the Prepackaged Plans.

The confirmation of the Prepackaged Plans is subject to certain conditions and requirements of the Bankruptcy Code.  If the Prepackaged Plans are filed, the Bankruptcy Court may determine that one (1) or more of those requirements is not satisfied.

For example, the Bankruptcy Court might determine that one (1) or both of the Prepackaged Plans is not “feasible” pursuant to section 1129(a)(11) of the Bankruptcy Code.  For the Prepackaged Plans to be feasible, the Vertis Debtors and the ACG Debtors must establish that the confirmation of their respective Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Vertis Debtors, the ACG Debtors, or any successor of the Vertis Debtors or the ACG Debtors under the respective Prepackaged Plan, as applicable, unless such liquidation or reorganization is proposed in the plan.  While the feasibility requirement is not rigorous, it does require the Vertis Debtors and the ACG Debtors to put forth concrete evidence indicating that they have a reasonable likelihood of meeting their obligations under their Prepackaged Plans and remaining a commercially viable entity.  The Vertis Debtors and ACG Debtors believe that their projections demonstrate that the Prepackaged Plans are feasible in that they will be able to satisfy all of their obligations under the Prepackaged Plans and confirmation of the Prepackaged Plans is not likely to be followed by a liquidation or the need for a further financial reorganization.  However, given that, after the proposed Merger, the Vertis Debtors will have significant payment obligations due in 2012 and that the ability to make those payments is dependent on certain assumptions set forth in the projections, an objecting creditor may argue, and the Bankruptcy Court may find, that the Prepackaged Vertis Plan is not feasible.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.  The Vertis Debtors and ACG Debtors believe that the classification of claims and interests under their Prepackaged Plans complies with the requirements set forth in the Bankruptcy Code.  After the Petition Date, however, a claim or interest holder could challenge the classification.  In such event, the cost of the Prepackaged Plans and the time needed to confirm the Prepackaged Plans could increase and the Bankruptcy Court may not agree with the Vertis Debtors’ or the ACG Debtors’ classification of claims and interests, as applicable.  If the Bankruptcy Court concludes that the classification of claims and equity interests under the Prepackaged Plans does not comply with the requirements of the

Bankruptcy Code, the Vertis Debtors and/or the ACG Debtors may need to modify their respective Prepackaged Plan. Such modification could require a resolicitation of votes on the Prepackaged Plans.  If the Bankruptcy Court determined that the Vertis Debtors’ and/or the ACG Debtors’ classification of claims and equity interests was not appropriate or if the Bankruptcy Court determined that the different treatment provided to claim or interest holders was unfair or inappropriate, the applicable Prepackaged Plan may not be confirmed. If this occurs, the amended plan of reorganization that would ultimately be confirmed may be less attractive to certain classes of the Vertis Debtors’ and/or the ACG Debtors’ claim and equity interest holders than the applicable Prepackaged Plan.

In most instances, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a chapter 11 case.  Where a debtor proposes a prepackaged plan as the Vertis Debtors and the ACG Debtors are here, the Vertis Debtors and the ACG Debtors may solicit votes prior to the Petition Date in accordance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b).  The Bankruptcy Court could conclude, however, that this Disclosure Statement does not meet the disclosure requirements set forth therein.

With regard to Solicitation of votes prior to the commencement of a bankruptcy case, if the Bankruptcy Court concludes that the requirements of section 1126(b) of the Bankruptcy Code and/or Bankruptcy Rule 3018(b) have not been met, then the Bankruptcy Court could deem such votes invalid, and the Prepackaged Plans would not be confirmed without a resolicitation of votes to accept or reject the Prepackaged Plans.  While the Vertis Debtors and the ACG Debtors believe that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, the Bankruptcy Court may not reach the same conclusion.  The United States Trustee or other parties in interest could move the Bankruptcy Court to “designate” the votes of the holders of existing notes that are a party to the Restructuring Agreement pursuant to section 1126(e) of the Bankruptcy Code, which permits a bankruptcy court to designate – and nullify for purposes of determining acceptances and rejections of the subject plan – an entity whose acceptance or rejection of a plan was not in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If the Bankruptcy Court were to find any of these deficiencies, the Vertis Debtors and the ACG Debtors could be required to restart the process of filing another plan and disclosure statement by (i) seeking Bankruptcy Court approval of a disclosure statement, (ii) soliciting votes from classes of debt and equity holders, and (iii) seeking Bankruptcy Court confirmation of the newly proposed plan of reorganization.  A resolicitation of acceptances of the Prepackaged Plans likely could not take place within a sufficiently short period of time to prevent the release of the Consenting Noteholders from their obligations under the Restructuring Agreement to support the Prepackaged Plans.  If this occurs, confirmation of the Prepackaged Plans would be delayed and possibly jeopardized.  Additionally, should the Prepackaged Plans fail to be approved, confirmed, or consummated, parties with an interest against the Vertis Debtors and/or the ACG Debtors, as applicable, may be in a position to propose alternative plans of reorganization.  Therefore, any failure to confirm the Prepackaged Plans would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon the Vertis Debtors’ and/or the ACG Debtors’ businesses and financial condition, as applicable.

F.                                     The Vertis Debtors or ACG Debtors May Fail to Meet All Conditions Precedent to Effectiveness of the Prepackaged Plans.

Although the Vertis Debtors and the ACG Debtors believe that the Effective Date may occur very shortly after the Confirmation Date, there can be no assurance as to such timing.  Moreover, if the conditions precedent to the Effective Date, including the entry of a Confirmation Order, consummation of the Merger, the continued effectiveness of the Restructuring Agreement, execution and delivery of certain documents, and receipt of all necessary authorizations and regulatory approvals, have not occurred, the Prepackaged Plans may be vacated by the Bankruptcy Court.

In addition, the Restructuring Agreement provides that it shall be automatically terminated and votes on the Prepackaged Plans withdrawn if certain key milestones are not met.

G.                                   The Vertis Debtors or the ACG Debtors May Be Unable to Obtain Adequate Financing During the Pendency of these Prepackaged Cases.

On or shortly after the Petition Date, the Vertis Debtors and the ACG Debtors each intend to ask the Bankruptcy Court to authorize certain respective financing arrangements with their senior lenders to provide for funding during their respective chapter 11 cases.  Each of the Vertis Debtors and the ACG Debtors are seeking commitments for such postpetition financing.  These financing arrangements are intended to provide liquidity to the Vertis Debtors and the ACG Debtors during the pendency of these prepackaged chapter 11 cases.  There can be no assurance that the Bankruptcy Court will approve the financing on the terms requested by the Vertis Debtors or the ACG Debtors.  Moreover, if the chapter 11 cases take longer than expected to conclude, the Vertis Debtors or the ACG Debtors, as applicable, may exhaust their financing.  There is no assurance that they will be able to obtain additional financing from their existing lenders or otherwise.  In either such case, the liquidity necessary for the orderly functioning of the Vertis Debtors’ or the ACG Debtors’ businesses, as applicable, may be materially impaired.

H.                                   The Announcement of the Restructuring, Could Adversely Affect the Value of the Vertis Debtors’ and the ACG Debtor’s Businesses and thus, the Value of Their Stock and Existing Notes.

It is possible that announcement of the restructuring or the filing of prepackaged bankruptcy cases could adversely affect the Vertis Debtors’ and/or the ACG Debtors’ operations and relationships with employees, customers and suppliers.  Due to uncertainties, many risks exist, including the following:

•                 customers could switch to competitors;

•                 employees may be distracted from performance of their duties or more easily attracted to other employment opportunities, including with the companies’ competitors;

•                 customers may delay making payments;

•                 although the Prepackaged Plans provides for payment in full, the general unsecured creditors, other than the holders of the existing notes, customers, lessors, and creditors may suspend or terminate their relationship with the companies, exercise rights of set-off or similar remedies, further restrict ordinary credit terms or require guarantee of payment;

•                 business partners could terminate their relationship or require financial assurances or enhanced performance;

•                 trade creditors could require payment in advance or cash on delivery;

•                 the ability to renew existing contracts and compete for new business may be adversely affected;

•                 the ability to pursue acquisitions and obtain financing for such acquisitions may be negatively impacted; and

•                 competitors may take business away from the companies.

A delay in completing the Restructuring Transaction may result in the same adverse consequences.  The occurrence of one or more of these events could have a material and adverse effect on the financial condition, operations and prospects of the Debtors and the value of their stock and existing notes.

I.                                        The Vertis Debtors or the ACG Debtors May Be Unsuccessful in Obtaining First Day Orders to Authorize Payment to Key Creditors in the Ordinary Course of Business.

There can be no guaranty that the Vertis Debtors and/or the ACG Debtors, as applicable, will be successful in obtaining the necessary approvals of the Bankruptcy Court to authorize payment of accounts payable to key creditors in the ordinary course of business.  As a result, the Vertis Debtors and/or the ACG Debtors, as applicable, may be unable to make certain prepetition payments to customers, vendors, employees and other key creditors, in which case the businesses may suffer.

J.                                     The Vertis Debtors and the ACG Debtors Cannot Predict the Amount of Time Needed in Bankruptcy to Implement their Respective Prepackaged Plan, and a Lengthy Bankruptcy Case Could Disrupt the Businesses, as well as Impair the Prospect for Reorganization on the Terms Contained in the Prepackaged Plans and Possibly Provide an Opportunity for Other Plans to be Proposed.

The Vertis Debtors and ACG Debtors cannot be certain their respective Reorganization Cases will be of relatively short duration (e.g., 30 to 90 days) and would not unduly disrupt their businesses.  It is impossible to predict with certainty the amount of time needed in bankruptcy, and the Vertis Debtors and the ACG Debtors cannot be certain that their respective Prepackaged Plan will be confirmed. Moreover, time limitations exist for which the Vertis Debtors and ACG Debtors, respectively, have an exclusive right to file a plan before other proponents can propose and file their own plan.

A lengthy chapter 11 case would also involve additional expenses and divert the attention of management from operation of the businesses, as well as create concerns for employees, vendors and customers.  The disruption that a chapter 11 case would inflict upon the businesses would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the respective Prepackaged Plan from the perspective of the constituent parties, including essential vendors, employees, and customers.

If the Vertis Debtors and/or the ACG Debtors, as applicable, are unable to obtain confirmation of their respective Prepackaged Plan on a timely basis, because of a challenge to a respective Prepackaged Plan or a failure to satisfy the conditions to the effectiveness of a respective Prepackaged Plan, the Vertis Debtors and/or the ACG Debtors, as applicable, may be forced to operate in bankruptcy for an extended period while trying to develop a different reorganization plan that can be confirmed.  A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above.  Such a protracted process would also jeopardize the proposed Merger and the synergistic benefits Vertis and ACG expect to obtain therefrom.

K.                                   The Vertis Debtors or the ACG Debtors May Seek to Amend, Waive, Modify or Withdraw their Respective Prepackaged Plan at Any Time Prior to the Confirmation Date.

The Vertis Debtors and/or the ACG Debtors reserve the right, prior to their confirmation or substantial consummation thereof, subject to the provisions of section 1127 of the Bankruptcy Code and Rule 3019 of the Bankruptcy Rules and Noteholder Consent, to amend the terms of their respective Prepackaged Plan or waive any conditions thereto, if and to the extent such amendments or waivers are necessary or desirable to consummate their respective Prepackaged Plan. The potential impact of any such amendment or waiver on the holders of claims and interests cannot presently be foreseen, but may include a change in the economic impact of the Prepackaged Plans on some or all of the classes or a change in the relative rights of such classes.  All holders of claims and interests will receive notice of such amendments or waivers required by applicable law and the Bankruptcy Court.  If, after receiving sufficient acceptances but prior to confirmation of the Prepackaged Plans, the Vertis Debtors and/or the ACG Debtors, as applicable, seek to modify their respective Prepackaged Plan, the previously solicited Acceptances will be valid only if (i) all classes of adversely affected creditors and interest holders accept the modification in writing, or (ii) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders of accepting claims and interests.

If a chapter 11 petition is filed by or against the Vertis Debtors and/or the ACG Debtors, as applicable, the Vertis Debtors and/or the ACG Debtors, as applicable, reserve the right not to file their respective Prepackaged Plan, or, if the Vertis Debtors and/or the ACG Debtors, as applicable, file their respective Prepackaged Plan, to revoke and withdraw such Prepackaged Plan at any time prior to confirmation with Noteholder Consent.  If the Vertis Debtors or the ACG Debtors revoke or withdraw their respective Prepackaged Plan, the applicable Prepackaged Plan and all votes thereon will be deemed to be null and void.  In such event, nothing contained in the applicable Prepackaged Plan will be deemed to constitute a waiver or release of any claims by or against, or interests of or in the Vertis Debtors or the ACG Debtors, as the case may be, or any other person or to prejudice in any manner the Vertis Debtors’ or the ACG Debtors’ rights or those of any other person.

L.                                    ACG May Be Unable to Obtain the Requisite Consent to Extend the Maturity Date of the 2008 Promissory Notes.

ACG commenced a consent solicitation on June 4, 2008 seeking consents from holders of the (i) 2008 Promissory Notes relating to an extension of the maturity date of the 2008 Promissory Notes and (ii) the ACG Second Lien Notes relating to a forbearance of the interest payment due June 15, 2008 under the ACG Second Lien Notes.  ACG is seeking to extend the maturity date of the 2008 Promissory Notes to preserve cash for certain cash flow requirements of ACG and its subsidiaries during the pendency of the ACG Debtors’ Reorganization Cases.  In order for the maturity date of the 2008 Promissory Notes to be extended, ACG must receive consents by holders, who are also “accredited investors,” of at least ninety-eight percent (98%) in aggregate principal amount of the outstanding 2008 Promissory Notes; provided that such requisite consent may be decreased in certain circumstances by mutual agreement between ACG and certain holders.  In the event such requisite consent is not received, even if mutually decreased, by ACG, then ACG may be forced to file a voluntary reorganization case under chapter 11 of the Bankruptcy Code.  There can be no assurance that holders of the 2008 Promissory Notes will deliver the requisite consent to adopt the extension of the maturity date of the 2008 Promissory Notes.  In such case, the liquidity necessary for the orderly functioning of the ACG Debtors’ businesses may be materially impaired.

M.                                 Risk Factors Regarding Projections and Synergies

The fundamental premise of the Vertis Prepackaged Plan, the ACG Prepackaged Plan, and the Merger is the implementation and realization of the business plan and the synergies described therein.  The Projections reflect numerous assumptions concerning the anticipated post-Merger performance of, and synergies achieved by, the Reorganized Debtors, some of which may not materialize.  Such assumptions include, among other items, assumptions concerning the seamlessness of the Merger, the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow the company’s sales base and control future operating expenses.  The Vertis Debtors believe that the assumptions underlying the Projections are reasonable.  However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the Reorganized Debtors’ ability to maximize the synergies of the Merger and undermine the financial results of the Reorganized Debtors.  Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, and such variations may be material and adverse.

Moreover, certain additional factors could affect the outcome of the Merger and execution of the business plan.  These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the failure to satisfy other conditions to completion of the Merger; (3) the failure of the Vertis Debtors (or the ACG Debtors) to obtain the financing necessary to consummate the Merger and the failure to consummate the refinancing of certain of their outstanding indebtedness (or that of the ACG Debtors); (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (5) the ability to recognize the benefits of the Merger, including any synergies that may result therefrom; and (6) the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger.  Many of the factors that will determine the outcome of the Merger and the implementation of the business plan are beyond the Reorganized Debtors’ ability to control or predict.

VIII.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Prepackaged Plans, each eligible note holder should carefully review the applicable Prepackaged Plan attached as Exhibits “A” and “B,” respectively, and described herein above under “The Vertis Prepackaged Plan,” and the “ACG Prepackaged Plan,” respectively.   All descriptions of the Prepackaged Plans set forth in this Disclosure Statement are subject to the terms and conditions of the Prepackaged Plans.

ONLY HOLDERS OF CLAIMS AGAINST THE VERTIS DEBTORS ARE ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “A,” AND SUMMARIZED ABOVE UNDER THE SECTION ENTITLED “THE VERTIS PREPACKAGED PLAN.”  HOLDERS OF CLAIMS ONLY AGAINST THE VERTIS DEBTORS ARE NOT ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN, ATTACHED TO THE DISCLOSURE STATEMENT AS EXHIBIT “B,” AND SUMMARIZED ABOVE IN THE SECTION ENTITLED “THE ACG PREPACKAGED PLAN.”  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN VERTIS HOLDINGS CLASS 2B (VERTIS HOLDINGS TERM LOAN GUARANTEE CLAIMS, VERTIS HOLDINGS CLASS 4 (VERTIS HOLDINGS GENERAL UNSECURED CLAIMS), VERTIS CLASS 2B (VERTIS TERM LOAN CLAIMS), VERTIS CLASS 4 (VERTIS SECOND LIEN NOTES CLAIMS), VERTIS CLASS 5 (VERTIS SENIOR NOTES CLAIMS), AND VERTIS CLASS 6 (VERTIS SENIOR SUBORDNIATED NOTES CLAIMS), EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE VERTIS PREPACKAGED PLAN.

ONLY HOLDERS OF CLAIMS AGAINST THE ACG DEBTORS ARE ELIGIBLE TO VOTE ON THE ACG PREPACKAGED PLAN.  HOLDERS OF CLAIMS ONLY AGAINST THE ACG DEBTORS ARE NOT ELIGIBLE TO VOTE ON THE VERTIS PREPACKAGED PLAN.  IT IS IMPORTANT THAT THE HOLDERS OF CLAIMS IN ACG CLASS 5 (ACG SECOND LIEN NOTES CLAIM) EXERCISE THEIR RIGHTS TO VOTE TO ACCEPT OR REJECT THE ACG PREPACKAGED PLAN.

A.                                   Voting Deadline

All known eligible holders of the foregoing claims in the foregoing classes entitled to vote on the respective Prepackaged Plan have been sent a Ballot together with this Disclosure Statement.  Such holders should read the Ballot carefully and follow the instructions contained therein.  Please use only the Ballot that accompanies this Disclosure Statement to cast your vote.  Special procedures are set forth below for holders of securities through a bank, broker or other nominee.

The Vertis Debtors and ACG Debtors have engaged Financial Balloting Group LLC as their Voting Agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Prepackaged Plans.  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE VOTING AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 5:00 P.M., EASTERN TIME, ON JULY 11, 2008 (THE “VOTING DEADLINE”).  The Vertis Debtors and ACG Debtors reserve the absolute right, at any time or from time to time, with Noteholder Consent, to extend by the collective agreement of such Vertis Debtors and the ACG Debtors, by oral or written notice to the Voting Agent, the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason including, but not limited to, determining whether or not requisite acceptances of the respective Prepackaged Plan have been received, by making a public announcement of such extension no later than 9:00 a.m. (Eastern Time) on the first business day next succeeding the previously announced Voting Deadline.  Without limiting the manner in which the Vertis Debtors and the ACG Debtors may choose to make any public announcement except as otherwise set forth in the Restructuring Agreement, the Vertis Debtors and the ACG Debtors will not have any obligation to publish, advertise, or otherwise communicate any such public announcement.  There can be no assurance that the Vertis Debtors and the ACG Debtors will exercise their right to extend the Voting Deadline.

A BENEFICIAL OWNER HOLDING EXISTING NOTES IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.

IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK, BROKER OR OTHER NOMINEE, OR TO THEIR AGENT, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN THE MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT.  ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE APPLICABLE PREPACKAGED PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

Financial Balloting Group LLC
Telephone: 646-282-1800

Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the telephone number set forth immediately above.

B.                                   Voting Procedures

The Vertis Debtors and ACG Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and, where appropriate, a Ballot (collectively, a “Solicitation Package”), to registered holders of existing notes, as applicable.  Registered holders of existing notes may include brokerage firms, commercial banks, trust companies, or other nominees.  If such entities do not hold existing notes for their own account, they must provide copies of the Solicitation Package to their customers that are beneficial owners of existing notes as of the Record Date.  Any beneficial owner of existing notes who has not received a Ballot should contact his, her or its nominee, or the Voting Agent.

Holders of existing notes should provide all of the information requested by the Ballot.  Holders of existing notes should complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot either to the Voting Agent or their Nominee, as applicable.

The Record Date for determining which holders are entitled to vote on the respective Prepackaged Plan is June 5, 2008.  The Indenture Trustee will not vote on behalf of the holders.  Holders of existing notes must submit their own Ballot.

C.                                   Parties Entitled to Vote

Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan.  If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the respective Prepackaged Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan.

The claims in the following classes are impaired under the Prepackaged Vertis Plan and entitled to vote to accept or reject the Vertis Prepackaged Plan:

•                  Vertis Holdings Class 2B:  Vertis Holdings Term Loan Guarantee Claims (may be impaired)

•                  Vertis Holdings Class 4:  Vertis Holdings General Unsecured Claims

•                  Vertis Class 2B:  Vertis Term Loan Claims (may be impaired)

•                  Vertis Class 4:  Vertis Second Lien Note Claims

•                  Vertis Class 5:  Vertis Senior Notes Claims

•                  Vertis Class 6:  Vertis Senior Subordinated Notes Claims

•                  The claims in the following class are impaired under the Prepackaged ACG Plan and entitled to vote to accept or reject the ACG Prepackaged Plan:

•                  ACG Holdings Class 5:  ACG Second Lien Notes Claims against ACG Holdings

•                  ACG, Inc. Class 5:  ACG Second Lien Notes Claims against ACG, Inc.

1.                                      Beneficial Owners

A beneficial owner holding existing notes as record holder in its own name should vote on the applicable Prepackaged Plan by completing and signing a Ballot (the “Beneficial Owner Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage paid envelope.

A beneficial owner holding existing notes in “street name” through a nominee may vote on the applicable Prepackaged Plan by one of the following two methods (as selected by such beneficial owner’s nominee):

Complete and sign the enclosed Beneficial Owner Ballot.  Return the Ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process your instructions and return a completed Master Ballot to the Voting Agent by the Voting Deadline.  If no self-addressed, postage paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

Complete and sign the pre-validated Beneficial Owner Ballot (as described below) provided to you by your nominee.  Return the pre-validated Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the offering memorandum.

Any Beneficial Owner Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the respective Prepackaged Plan until such nominee properly completes and delivers to the Voting Agent that Ballot (properly validated) or a Master Ballot casting the vote of such beneficial owner.

If any beneficial owner owns existing notes through more than one nominee, such beneficial owner may receive multiple mailings containing the Beneficial Owner Ballots.  The beneficial owner should execute a separate Beneficial Owner Ballot for each block of existing notes that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope provided therewith.  Beneficial owners who execute multiple Beneficial Owner Ballots with respect to existing notes in a single class held through more than one nominee must indicate on each Beneficial Owner Ballot the names of all such other nominees and the additional amounts of such existing notes so held and voted.

D.                                   Nominees

A nominee that, on the Record Date, is the registered holder of existing notes for one or more beneficial owners can obtain the votes of the beneficial owners of such existing notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

1.                                      Pre-Validated Ballots

The nominee may “pre-validate” a Beneficial Owner Ballot by (1) signing the Ballot; (2) indicating on the Ballot the name of the registered holder, the amount of existing notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such existing notes are held by the nominee; and (3) forwarding such Beneficial Owner Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the beneficial owner for voting.  The beneficial owner must then complete the information requested on the Beneficial Owner Ballot, review the certifications contained on the Ballot, and return the Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline.

2.                                      Master Ballots

If the nominee elects not to prevalidate Beneficial Owner Ballots, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Beneficial Owner Ballots, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded.  Each such beneficial owner must then indicate his, her or its vote on the Beneficial Owner Ballot, complete the information requested on the Ballot, review the certifications contained on the Ballot, execute the Ballot and return the Ballot to the nominee.  After collecting the Beneficial Owner Ballots, the nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Owner Ballots, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline.  All Beneficial Owner Ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by nominees for inspection for at least one year from the Voting Deadline.  EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.                                      Miscellaneous

All Ballots must be signed by the holder of existing notes of record or any person who has obtained a properly completed Ballot proxy from the record holder of the existing notes on such date.  For purposes of voting to accept or reject the respective Prepackaged Plan, the beneficial owners of existing notes will be deemed to be the “holders” of the claims represented by such existing notes.  Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the respective Prepackaged Plan has not been indicated, will not be counted.  Where applicable, the Vertis Debtors and the ACG Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballots.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of existing notes who actually vote will be counted.  The failure of a holder to deliver a duly executed Ballot to the Voting Agent or its Nominee will be deemed to constitute an abstention by such holder with respect to voting on the applicable Prepackaged Plan and such abstentions will not be counted as votes for or against the relevant Prepackaged Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Vertis Debtors or the ACG Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the applicable Prepackaged Plan.

4.                                      Fiduciaries And Other Representatives

If a Beneficial Owner Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Vertis Debtors or the ACG Debtors, as applicable, must submit proper evidence satisfactory to the applicable Debtors of authority to so act.  Authorized signatories should submit the separate Beneficial Owner Ballot of each beneficial owner for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE APPLICABLE PREPACKAGED PLAN; PROVIDED, HOWEVER, THAT THE VERTIS DEBTORS AND ACG DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BALLOT BE COUNTED.

5.                                      Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor with respect to such Ballot to accept (1) all of the terms of, and conditions to, this Solicitation; and (2) the terms of the applicable Prepackaged Plan including the releases or exculpations set forth in Sections 11.5 and 11.6 therein.  All parties in interest retain their right to object to confirmation of the applicable Prepackaged Plan pursuant to section 1128 of the Bankruptcy Code, subject to any applicable terms of the Restructuring Agreement or Term Sheet.

6.                                      Change of Vote

Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the applicable Prepackaged Plan.

E.                                      Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent, the Vertis Debtors and/or the ACG Debtors, as applicable, in their sole discretion, which determination will be final and binding.  The Vertis Debtors and/or the ACG Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Vertis Debtors or the ACG Debtors or their counsel, as applicable, be unlawful.  The Vertis Debtors and the ACG Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors.  The interpretation (including the Ballot and the respective instructions thereto) by the applicable Vertis Debtor and/or ACG Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the applicable Vertis Debtors or ACG Debtors (or the Bankruptcy Court) determines.  Neither the Vertis Debtors, the ACG Debtors, nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.  Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived.  Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

F.                                      Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your existing notes or about the packet of material you received, or if you wish to obtain an additional copy of the Vertis Prepackaged Plan and/or the ACG Prepackaged Plan, this offering memorandum, or any exhibits to such documents, please contact the Voting Agent.

IX.

CONFIRMATION OF THE PREPACKAGED PLANS

A.                                    Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold the Confirmation Hearing.  On, or as promptly as practicable after the Petition Date, the Vertis Debtors and the ACG Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing.  Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan.  Any objection to confirmation of the Vertis Prepackaged Plan or the ACG Prepackaged Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objecting party, the nature and amount of claims or interests held or asserted by the objecting party against the Vertis Debtors’ or the ACG Debtors’ estates or property, as applicable, and the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon (1) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, N.Y. 10153, Attn: Gary T. Holtzer, Esq., and Stephen A. Youngman, Esq., (2) Kirkland & Ellis LLP, 153 East 53rd Street, New York, N.Y. 10022, Attn: Paul Basta and Kirkland & Ellis LLP, Aon Center, 200 East Randolph Dr., Chicago IL 60601, Attn: Ray C. Schrock, Esq., and Chad J. Husnick, Esq., (3) Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn: Dennis F. Dunne, Esq., Abhilash M. Raval, Esq., and Debra Alligood White, Esq., (4) Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 1002, Attn: Ira Dizengoff, Esq., and David Simonds, Esq., (5) Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attn: Kristopher M. Hansen, Esq. and Jayme T. Goldstein, Esq., (6) the United States Trustee for the District of Delaware, and (7) such other parties as the Bankruptcy Court may order, so as to be received no later than the date and time designated in the notice of the confirmation hearing.

Objections to confirmation of the Prepackaged Plans are governed by Bankruptcy Rule 9014.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                                    Requirements for Confirmation of the Prepackaged Plans – Consensual Confirmation

1.                                     General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

(1)                                 The Prepackaged Plans comply with the applicable provisions of the Bankruptcy Code.

(2)                                 The Vertis Debtors and ACG Debtors separately have complied with the applicable provisions of the Bankruptcy Code.

(3)                                 The Prepackaged Plans have been proposed in good faith and not by any means proscribed by law.

(4)                                 Any payment made or promised by the Vertis Debtors or the ACG Debtors, as applicable, or by a person issuing securities or acquiring property under the Prepackaged Plans for services or for costs and expenses in, or in connection with, the Reorganization Cases, or in connection with the Prepackaged Plans and incident to the Reorganization Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Prepackaged Plans is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plans, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(5)                                 The Vertis Debtors have disclosed (i) the identity and affiliations of any individual proposed to serve, after confirmation of the Vertis Prepackaged Plan, as a director, officer or voting trustee of the Reorganized Vertis Debtors, (ii) any affiliate of the Vertis Debtors participating in the Vertis Prepackaged Plan with the Vertis Debtors, or a successor to the Vertis Debtors under the Vertis Prepackaged Plan, and (iii) the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Vertis Debtors have disclosed the identity of any insider that will be employed or retained by the Vertis Debtors, and the nature of any compensation for such insider.  If applicable, the ACG Debtors have disclosed (x) the identity and affiliations of any individual proposed to serve, after confirmation of the ACG Prepackaged Plan, as a director, officer or voting trustee of the Reorganized ACG Debtors, (y) any affiliate of the ACG Debtors participating in the ACG Prepackaged Plan with the ACG Debtors, or a successor to the ACG Debtors under the ACG Prepackaged Plan, and (y) the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the ACG Debtors have disclosed the identity of any insider that will be employed or retained by the ACG Debtors, and the nature of any compensation for such insider.

(6)                                 Any governmental regulatory commission with jurisdiction, after confirmation of the applicable Prepackaged Plan, over the rates of the Vertis Debtors or ACG Debtors, as applicable, has approved any rate change provided for in the applicable Prepackaged Plan, or such rate change is expressly conditioned on such approval.

(7)                                 With respect to each class of claims or equity interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the applicable Prepackaged Plan or will receive or retain under the applicable Prepackaged Plan on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date of the applicable Prepackaged Plan, that is not less than the amount such holder would receive or retain if the Vertis Debtors or the ACG Debtors, as applicable, were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.  See discussion of “Best Interests Test” below.

(8)                                 Except to the extent the respective Prepackaged Plan meet the “Non-consensual Confirmation” standards discussed below, each class of Claims or Equity Interests has either accepted the applicable Prepackaged Plan or is not impaired under the applicable Prepackaged Plan.

(9)                                 Except to the extent that the holder of a particular claim has agreed to a different treatment of such Claim, the applicable Prepackaged Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding five (5) years after the date of the order for relief, of a value, as of the effective date, equal to the allowed amount of such Claims with interest from the Effective Date.

(10)                           At least one (1) class of impaired claims has accepted the applicable Prepackaged Plan, determined without including any Acceptance of the applicable Prepackaged Plan by any insider holding a claim in such class.

(11)                           Confirmation of the respective Prepackaged Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Vertis Debtors or the ACG Debtors or any successor to the Vertis Debtors or the ACG Debtors, as applicable, under the respective Prepackaged Plan, unless such liquidation or reorganization is proposed in the respective Prepackaged Plan.  See discussion of “Feasibility” below.

(12)                           All fees payable under section 1930 of title 28, as determined by the court at the hearing on confirmation of the applicable Prepackaged Plan, have been paid or the applicable Prepackaged Plan provides for the payment of all such fees on the Effective Date of the applicable Prepackaged Plan.

(13)                           The respective Prepackaged Plan provide for the continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114(a) of the Bankruptcy Code), at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the respective

Prepackaged Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

2.                                      Best Interests Test

As described above, section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (i) accept the plan of reorganization or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the applicable debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date.  This is referred to as the “Best Interests Test.”

To show compliance with this test, the Vertis Debtors estimated a range of proceeds that would be generated from a chapter 7 liquidation of the Vertis Debtors (the “Liquidation Analysis”).  The Liquidation Analysis assumes a liquidation date of June 30, 2008.  While the Effective Date is expected approximately sixty (60) days later (which in turn would likely result in further post-petition claims not reflected herein), no material difference in outcome is anticipated between the two dates.

The first step in the Liquidation Analysis is to determine the dollar amount that would be generated from a hypothetical chapter 7 liquidation of the Vertis Debtors’ assets where a chapter 7 trustee is appointed and charged with reducing to cash any and all of the Vertis Debtors’ assets.  In this hypothetical liquidation scenario, the trustee would be required to either (i) sell the assets owned by the Vertis Debtors (and their non-Debtor affiliates) as going-concerns or (ii) shut down the Vertis Debtors’ businesses and sell the individual assets of the Vertis Debtors (and their non-Debtor affiliates).(16)  The gross amount of cash available from a liquidation of the Vertis Debtors’ assets would be the sum of the proceeds from the disposition of the Vertis Debtors’ assets and cash held by the Vertis Debtors (and their non-Debtor affiliates’ assets) at the time of the commencement of the hypothetical chapter 7 cases.  The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Vertis Debtors’ businesses and the use of chapter 7 for purposes of the hypothetical liquidation.  Any net cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.  Finally, the Vertis Debtors compare the Liquidation Analysis to the value provided under the Vertis Prepackaged Plan.

The Liquidation Analysis assumes: (i) that the Vertis Debtors will have access to cash collateral over the course of the hypothetical chapter 7 case; (ii) the Vertis Debtors’ Direct Mail operations and their Premedia operations in Mexico (“Premedia Mexico”) will be sold as going concerns, with proceeds from those sales flowing to the Vertis Debtors’ Estates; (iii) all other operating divisions are liquidated; and (iv) an expedited liquidation, entailing three (3) months of wind-down expenses (e.g., trustee fees, shutdown costs, cash needed for/during the Direct Mail and Premedia Mexico sales processes).  A general summary of the other assumptions used by the Vertis Debtors in preparing this Liquidation Analysis follows below, while more specific assumptions are discussed in the Notes below.

In estimating the gross amount of proceeds available under a hypothetical chapter 7 liquidation, estimates were made of the cash proceeds that might be realized from the

(16) In a chapter 7 scenario, there is a risk that the trustee would be unable to liquidate the assets as a going-concern.

liquidation of the Vertis Debtors’ assets based upon the book value of assets as of March 31, 2008, or more recent financial information, where available.  These values have not been subject to any review, compilation or audit by any independent accounting firm.  THE VERTIS DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE VERTIS DEBTORS’ ASSETS.  Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Vertis Debtors or a chapter 7 trustee.  In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Vertis Debtors’ assets will result in an accurate estimate of the proceeds that would be realized were the Vertis Debtors to undergo an actual liquidation.  The actual amounts of claims against the Vertis Debtors’ Estates could vary significantly from the estimate set forth herein, depending on the claims asserted during the pendency of the Vertis Debtors’ hypothetical chapter 7 cases.  Accordingly, the actual liquidation value of the Vertis Debtors is speculative in nature and could vary materially from the estimates provided herein.

Subject to the qualifications, assumptions and schedules herein, this Liquidation Analysis estimates that a range of gross proceeds, net of wind-down costs, trustee fees and professional fees will not be adequate to make full payment on secured claims under either the high end or low end of the range.  Consequently, the only proceeds available for the administrative claims or for unsecured creditors appear to relate to 35% of the proceeds from the sale of the Premedia Mexico operations.  The assumptions and schedules supporting these results are set forth herein.

As illustrated by the Liquidation Analysis, creditors with administrative and priority claims, as well as pre-petition unsecured creditors, will recover more value from confirmation of the proposed Vertis Prepackaged Plan than through an orderly liquidation and sale process.

3.                                      The Vertis Debtors’ Liquidation Analysis

This Liquidation Analysis was developed utilizing the Vertis Debtors’ balance sheets as of March 31, 2008 and represents the Vertis Debtors’ current estimates for asset recovery, assuming a chapter 7 liquidation commencing on June 30, 2008.  The Vertis Debtors expect no material changes to asset values to occur between the date of the balance sheet used in the analysis and the date of the hypothetical liquidation (i.e., June 30, 2008).  And while the Vertis Debtors would expect certain additional claims to be incurred during this ninety (90) day period (which have not been reflected herein), the ultimate inclusion of such additional claims is not expected to change the result of this Liquidation Analysis in any material form or fashion.

Lazard and Alvarez & Marsal, LLC, the Vertis Debtors’ financial advisors, assisted the Vertis Debtors in the compilation of the Liquidation Analysis.  The advisors received information on asset recovery from various operating personnel who have relevant market knowledge to determine potential recoveries.  The Vertis Debtors do not provide any assurance of such recoveries but have given their best estimates in this scenario.

(a)                                 Timing – The Liquidation Analysis assumes an orderly and expedited wind-down of the businesses to maximize recovery values.  While the Liquidation Analysis assumes that the majority of the wind-down is done in approximately ninety (90) days, the complete liquidation of the Vertis Debtors’ estates is expected to take twelve (12) months.

(b)                                Business Dispositions – The Liquidation Analysis assumes the following dispositions for the following key business units:

Direct Mail – The Vertis Debtors’ Direct Mail operations are assumed to be sold through an auction process using estimated ranges of annual EBITDA and market rate “multiples” identified by the Vertis Debtors and their advisors.  The Vertis Debtors believe that, given its better market valuations, the Direct Mail operations can attain a better recovery through an orderly going concern sale process.  Furthermore, the Direct Mail operation is sufficiently separate and apart from the remainder of the Vertis Debtors’ operations in regards to operating structure, personnel, systems, locations and marketplace, excluding some back office support that it could be supported by or transitioned to a new owner.

Other Domestic Entities – Wind-down of operations is assumed through a collection of receivables and sale of miscellaneous inventory, property, plant and equipment, and other assets.  An orderly wind-down by which the Vertis Debtors are able to work with customers to sell their existing job-specific inventory to other printers will result in optimal recoveries.

Premedia Mexico – The Premedia Mexico business is assumed to be sold through an auction process using estimated ranges of annual EBITDA and market rate “multiples” identified by the Vertis Debtors and their advisors.  Premedia Mexico will not file for bankruptcy, but will require a new structure to operate.  The Vertis Debtors will sell Premedia Mexico as a going concern to maximize recovery.

Other Foreign Entities (e.g., Europe Premedia, Europe Direct Mail, DMS Europe and DMS Europe Discontinued Operations).  No value is attributed to these entities, as they are either dormant or currently in liquidation.

Liquidation Analysis

The table below summarizes the recovery estimates for proceeds that would be available for distribution in Vertis’ (together with the Vertis Subsidiary Debtors) and Vertis Holdings’ hypothetical chapter 7 bankruptcy cases.

Vertis

Liquidation Analysis

		March 31, 2008	Potential Recovery
		Book Value	Low		Medium		High
($’s in thousands)	Notes	(Unaudited)	($)	(%)	($)	(%)	($)	(%)
Cash	(A)	$149	$149	100.0%	$149	100.0%	$149	100.0%
Accounts Receivable	(B)	67,252	39,711	59.0%	46,437	69.0%	53,162	79.0%
Inventory	(C)	34,607	22,517	65.1%	24,816	71.7%	27,115	78.4%
Deferred Income Taxes	(D)	—	—	0.0%	—	0.0%	—	0.0%
Prepaid Expenses	(E)	25,987	10,691	41.1%	13,710	52.8%	17,570	67.6%
Property, Plant & Equipment, Net	(F)	242,493	107,697	44.4%	132,310	54.6%	164,514	67.8%
Deferred Financing	(G)	7,846	—	0.0%	—	0.0%	—	0.0%
Other Intangible Assets	(H)	161	—	0.0%	—	0.0%	—	0.0%
Other Long Term Assets	(I)	16,935	9,169	54.1%	10,618	62.7%	12,277	72.5%
Recovery from Sale of Direct Mail Operations	(J)	Going Concern	160,000		180,000		200,000
65% of Recovery from Sale of Premedia Mexico	(K)	Going Concern	1,300		1,625		1,950
Gross Liquidation Proceeds			351,235		409,665		476,736

Less: Wind-Down Costs
Shutdown Costs	(L)		(6,449)		(6,449)		(6,449)
Trustee Fees	(M)		(7,022)		(8,190)		(9,532)
Professional Fees	(N)		(13,226)		(13,633)		(14,039)
Total Liquidation Costs			(26,697)		(28,272)		(30,020)
Net Liquidation Proceeds Available for 1st Lien Secured Debt			$324,538		$381,393		$446,717
Revolving Credit Facility		137,838	137,838		137,838		137,838
Term Loan		50,000	50,000		50,000		50,000
Accrued Interest - 1st Lien	(O)	1,367	1,367		1,367		1,367
Total 1st Lien Secured Claims		189,205	189,205	100.0%	189,205	100.0%	189,205	100.0%
Net Liquidation Proceeds Available for 2nd Lien Secured Debt			$135,333		$192,188		$257,511
9.75% Senior Secured 2nd Lien Notes		348,408	126,072		179,036		239,889
Accrued Interest - 2nd Lien	(O)	25,594	9,261		13,152		17,622
Total 2nd Lien Secured Claims		374,002	135,333	36.2%	192,188	51.4%	257,511	68.9%
Net Liquidation Proceeds Available for Admin & Priority Claims			$—		$—		$—
Plus: 35% of Recovery from Sale of Premedia Mexico	(K)	Going Concern	700		875		1,050
Total Proceeds Available for Admin & Priority Claims			$700		$875		$1,050
Accrued Compensation and Benefits		33,628	371		463		556
Accrued Income Taxes		1,300	14		18		21
503(b)(9) Administrative Claims	(P)	28,604	315		394		473
Total Administrative & Priority Claims		63,532	700	1.1%	875	1.4%	1,050	1.7%
Net Estimated Liquidation Proceeds Available for Unsecured Claims			$—		$—		$—
Accounts Payable	(Q)	49,549	—		—		—
Accrued Interest - Unsecured	(O)	43,730	—		—		—
Other Liabilities	(R)	24,117	—		—		—
Related Party Notes Payable		7,599	—		—		—
10 7/8 Senior Notes		349,560	—		—		—
13 1/2 Subordinated Notes, Net of Sub Bridge Loan		290,141	—		—		—
Total Unsecured Claims		764,697	—	0.0%	—	0.0%	—	0.0%
Net Estimated Liquidation Proceeds Available for Vertis Holdings			$—		$—		$—

Vertis Holdings

Liquidation Analysis

		March 31, 2008	Potential Recovery
		Book Value	Low		Medium		High
($’s in thousands)	Notes	(Unaudited)	($)	(%)	($)	(%)	($)	(%)
Net Estimated Liquidation Proceeds Available for Vertis Holdings			$—		$—		$—
Related Party Notes Receivable		7,599	—	0.0%	—	0.0%	—	0.0%
Deferred Financing		591	—	0.0%	—	0.0%	—	0.0%
Net Available Proceeds Available for Mezzanine Debt		8,190	—		—		—

Mezzanine Debt		240,338	—		—		—
Other Unsecured Claims		85	—		—		—
Total 1st Lien Secured Claims		240,423	—	0.0%	—	0.0%	—	0.0%

Net Estimated Liquidation Proceeds Available for Equity			$—		$—		$—

Notes to the Liquidation Analysis ($’s in thousands)

A.            Cash

The book cash balance as of March 31, 2008 was approximately $149.  The Liquidation Analysis assumes that under all scenarios, the balance will remain the same at the liquidation date.

B.            The A/R Accounts Receivable

The Liquidation Analysis assumes that the residual accounts receivable not covered by the A/R Facility will be collected at a recovery rate between 59.0% and 79.0%.

		March 31, 2008	Potential Recovery
		Book Value	Low		Medium		High
($ ’s in thousands)	Notes	(Unaudited)	($)	(%)	($)	(%)	($)	(%)
Trade A/R		$123,094
Less: Securitization Advances	(i)	(69,109)
Residual Interest Total		53,985

Breakdown of Residual Interest	(ii)
Current		14,371	10,060	70.0%	11,497	80.0%	12,934	90.0%
31-60 Days		34,700	19,085	55.0%	22,555	65.0%	26,025	75.0%
61-90 Days		3,200	1,280	40.0%	1,600	50.0%	1,920	60.0%
Over 90 Days		1,714	—	0.0%	171	10.0%	343	20.0%
Other Receivables	(iii)	13,267	9,287	70.0%	10,614	80.0%	11,940	90.0%

Total Accounts Receivable, net		$67,252	$39,712	59.0%	$46,437	69.0%	$53,162	79.0%

(i)    The Vertis Debtors’ A/R Facility recoveries wil be 100% of its claim as the Vertis Debtors’ outstanding accounts receivable will be first used to address the A/R Facility’s claim. The remaining net receivables, or residual interest, will be liquidated to satisfy other of the Verts Debtors’ claims.

(ii)   Recovery on the A/R Accounts Receivable residual interest is based on the aging of the receivables not sold to the securitization, based on the assumption that the most current receivables were applied first to satisfy the securitization facility. Estimated recovery rates were then applied to each class of aged receivables.

(iii)  Primarily includes shipped, but not yet billed receivables. The mix and ultimare recovery rates assumed are consistent with those for current receivables.

C.            Inventory

The Liquidation Analysis assumes the recovery of inventory assets through the sale of specific products to competitors, vendors, and on the secondary market.  Inventory is assumed to be liquidated at a recovery rate of 65.1% to 78.4% of the total book value.

		March 31, 2008	Potential Recovery
		Book Value	Low		Medium		High
($’s in thousands)	Notes	(Unaudited)	($)	(%)	($)	(%)	($)	(%)
Paper	(i)	$20,992	$13,645	65.0%	$14,694	70.0%	$15,744	75.0%
Ink	(ii)	1,220	183	15.0%	244	20.0%	305	25.0%
Press	(iii)	988	395	40.0%	494	50.0%	593	60.0%
Other	(iv)	1,579	632	40.0%	790	50.0%	947	60.0%
Total Raw Materials		24,779	14,855		16,222		17,589
Work-in-Process	(v)	2,290	687	30.0%	916	40.0%	1,145	50.0%
Finished Goods	(vi)	6,515	6,515	100.0%	7,167	110.0%	7,818	120.0%
Other	(vii)	1,023	460	45.0%	512	50.0%	563	55.0%
Total Inventory		$34,607	$22,517	65.1%	$24,816	71.7%	$27,115	78.4%

(i)	Paper inventory is assumed to be sold through the following channels:
•

50% of paper inventory is sold on the secondary market at a 50% recovery rate, which is expected to cover trimming and shipping costs, as well as to provide incentive to purchase on the secondary market

•

50% of paper inventory is sold to competitors at a 90% recovery as current Vertis customers transition to new printers. These printers are assumed to pay full price, less an estimated cost of shipping, in order to attract these customers without an interruption in production.

(ii)

Ink inventory is assumed to be sold back to the vendor at a 20% recovery rate, providing incentive to the vendor to re-sell the ink at a profit. It is assumed that the sale of ink inventory in the secondary market would result in a minimal recovery due to the potential for significant liability as a result of ink that is old, stale or not properly tailored to a specific printing press.

(iii)	Press inventory is assumed to be sold back to the vendor at a 50% discount. These parts do not change (e.g. nuts, bolts, etc.), and can be re-sold.
(iv)	Includes chemicals, envelopes, shipping related supplies and other. These items are assume to have a 50% recovery.
(v)

Work-in-Process recovery rates assume that the cost of continuing operations is expected to significantly outweigh the benefit of completing these orders. It is assumed that incomplete orders can still be sold for a recovery as some product has already been printed.

(vi)	Finished Goods reflects inventory that is completed and ready to be shipped. It is assumed that finished goods inventory can be sold at cost plus a margin.
(vii)	Other inventory is assumed to be sold at a 50% discount.

D.            Deferred Income Taxes

The Vertis Debtors’ valuation allowance zeroes out all deferred tax assets and therefore no amounts are reported in the Balance Sheet.  Similarly there is no expected recovery for deferred income taxes.

E.             Prepaid Expenses

The Liquidation Analysis assumes maintenance parts and other prepaid expenses would be liquidated in an orderly manner to maximize recovery.  The Liquidation Analysis further assumes that prepaid expenses can be liquidated for a recovery between 41.1% and 67.6% of the book value.

		March 31, 2008	Potential Recovery
		Book Value	Low		Medium		High
($’s in thousands)	Notes	(Unaudited)	($)	(%)	($)	(%)	($)	(%)
Prepaid Maintenance Parts - Net	(i)	18,505	8,446	45.6%	10,718	57.9%	13,829	74.7%
Prepaid Other	(ii)	7,482	2,245	30.0%	2,993	40.0%	3,741	50.0%
Total Prepaid Expenses		$25,987	$10,691	41.1%	$13,710	52.8%	$17,570	67.6%

(i)

Sold in the same manner as PP&E Production Equipment, based on the net orderly liquidation value per the September ‘07 appraisal used in the current borrowing base certificate for the Vertis Revolving Credit Facility.

(ii)	Includes prepaid insurance, inventory (paper and ink), relocation advances, installment payments and other. It is assumed that a 40% recovery can be realized.

F.             Property, Plant & Equipment (the “PP&E”)

The Liquidation Analysis assumes liquidation of PP&E in an orderly manner in order to maximize recovery.  The Liquidation Analysis further assumes that PP&E can be liquidated for a recovery between 44.4% and 67.8% of the book values.

		March 31, 2008	Potential Recovery
		Net Book Value	Low		Medium		High
($’s in thousands)	Notes	(Unaudited)	($)	(%)	($)	(%)	($)	(%)
Production Equipment	(i)	161,971	73,929	45.6%	93,809	57.9%	121,046	74.7%
Property	(ii)	31,834	27,526	86.5%	29,680	93.2%	31,834	100.0%
Leasehold Improvements	(iii)	6,396	—	0.0%	—	0.0%	—	0.0%
Hardware Costs	(iv)	17,049	3,410	20.0%	5,115	30.0%	6,820	40.0%
Software Related Costs	(v)	6,151	—	0.0%	—	0.0%	—	0.0%
Construction in Progress	(vi)	10,284	2,347	22.8%	2,978	29.0%	3,843	37.4%
Capital Interest	(vii)	6,380	—	0.0%	—	0.0%	—	0.0%
Other	(viii)	2,428	486	20.0%	728	30.0%	971	40.0%
Total PP&E		$242,493	$107,697	44.4%	$132,310	54.6%	$164,514	67.8%

(i)

Assumed recoveries on production equipment is based on the appraisal conducted by AccVal during September 2007, which is currently applied to calculate the Vertis Debtors’ asset base per the borrowing base certificate for the Vertis Revolving Credit Facility. The mid-point reflects the Net Orderly Liquidation value on equipment in leased locations and the In-Place Ongoing Liquidation Value on equipment in owned locations.

(ii)	Assumed recoveries on property is based on the most recent appraisal conducted for each property in either December 2007 by C&W or in August 2006 by CBRE.
(iii)	Assumed recovery is 0% as capital improvements to leased property cannot be sold.
(iv)	Primarily computer equipment, which is assumed to be sold in a orderly manner.
(v)	Primarily reflects internally capitalized software costs, and is not expected to result in any recovery.
(vi)

Construction in process relates to equipment being re-manufactured. This is assumed to be liquidated at half of the recovery rates for production equipment, reflecting the cost involved with remanufacturing the equipment.

(vii)	Capital Interest is assumed to not generate any recovery.
(viii)	Other includes furniture, fixtures, vehicles and other assets. The analysis assumes these assets are sold in an orderly manner.

G.            Deferred Financing Costs

No recovery is anticipated for deferred financing costs, which represent amortization of debt financing costs of over the term of the loan.

H.            Intangible Assets

Primarily includes customer lists.  The Liquidation Analysis assumes no recovery on intangible assets.

I.              Other Long-Term Assets

The Liquidation Analysis assumes Other Long-Term Assets would be sold in an orderly manner, based on asset type, to maximize the potential recovery.  Specifically, the Liquidation Analysis assumes any cash investments would be sold for fair market value, and maintenance parts would be sold in a manner consistent with prepaid maintenance parts and PP&E.  The Liquidation Analysis further assumes that Other Long-Term Assets would be liquidated for a recovery between 54.1% and 72.5% of the book value.

		March 31, 2008	Potential Recovery
		Book Value	Low		Medium		High
($’s in thousands)	Notes	(Unaudited)	($)	(%)	($)	(%)	($)	(%)
Deposits	(i)	1,982	—	0.0%	—	0.0%	—	0.0%
Cash Surrender Value Life	(ii)	8,831	7,065	80.0%	7,948	90.0%	8,831	100.0%
Long-Term Maintenance Parts	(iii)	4,611	2,105	45.6%	2,671	57.9%	3,446	74.7%
Other	(iv)	1,511	—	0.0%	—	0.0%	—	0.0%
Total Other Long-Term Assets		$16,935	$9,169	54.1%	$10,618	62.7%	$12,277	72.5%

(i)	Primarily related to real estate lease deposits, and is assumed to not be recovered by the estate for distribution to creditors.
(ii)	Refers to investment in marketable securities. This analysis assumes a 100% recovery.
(iii)

Sold in the same manner as PP&E Production Equipment, based on the net orderly liquidation value per the September ‘07 appraisal used in the current borrowing base certificate for the Revolving Credit Facility.

(iv)	Primarily includes deferred receivables and long-term prepaids related to AMI. No recovery is anticipated.

J.             Recovery From Sale of Direct Mail

The Liquidation Analysis assumes that the Vertis Debtors’ Direct Mail business would be sold on a going concern basis due to the expectation that it would lead to a greater recovery for shareholders than if liquidated.  Accordingly, Lazard has conducted a desktop valuation which suggests that based on an analysis of recent precedent transactions and public market comparable company analysis, the indicative range of values for the Direct Mail business is approximately $160 million to $200 million.

K.            Recovery From Sale of Premedia Mexico

The Liquidation Analysis also assumes that Premedia Mexico will be sold on a going concern basis to maximize its recovery.  To determine the recovery from a sale of this operation, the Vertis Debtors arrived at estimates based on a multiple range between 4.0x and 6.0x times EBITDA of approximately $0.5 million.  It was further noted that 65% of the proceeds from the sale would be available for distribution to secured creditors, and 35% for administrative, priority and unsecured claims.

L.            Shutdown Costs

Detail regarding the cash needed to operate the business during the wind-down is set forth below.  Excluded from the Liquidation Analysis is the debt service payable on any funding the chapter 7 trustee  would potentially require to fund the operations during the shutdown period.

		Monthly Forecast
($’s in thousands)	Notes	Jul-08	Aug-08	Sep-08	Total
Payroll Related	(i)	1,565	646	646	2,858
Utilities	(ii)	482	207	207	896
Premises Costs	(iii)	1,451	622	622	2,696
Direct Mail Operations	(iv)	—	—	—	—
Mexico Operations	(v)	—	—	—	—
Total Wind-Down Costs		$3,498	$1,476	$1,476	$6,449

(i)	Reflects a build-up of forecast payroll related costs, including estimated retention amounts, by division, as follows:
•

Inserts: 8 plants are forecast to be potentially sold to competitors. These plants are expected to incur additional payroll costs for 1 month, while the remaining plants are forecast to require payroll costs for 3-months. Payroll costs are assumed to include hourly employees for security, maintenance and material handling.

• Other: Primarily includes premedia and corporate office. Payroll needs are forecast to include 2-5 employees to assist with the handling of furniture, equipment and other.
•

3 additional corporate level employees are assumed to be retained for the forecast period to assist in the collection of receivables, the liquidation of inventory and oversee other administative tasks.

(ii)

Forecast based on the average utility expense during January through April 2008. An 80% reduction is assumed for plants related to the inserts division as presses will not be operating. Utility costs are expected to be incurred as long as the property is open.

(iii)

Based on the average premises costs (primarily includes rent), excluding Direct Mail, during January through April 2008. It reflects 1-month of costs for inserts plants expected to be closed, and 3-months for those winding down. Additionaly other offices (including premedia, but excluding the corporate office) are assumed to closed within a week.

(iv)

Assumed to have no cash requirement as expected inefficiencies due to the liquidation of the Inserts and other business lines during the sales process may offset the impact of positive operating performance.

(v)	Assumed to have a negligible net cash requirement during the forecast period.

M.           Trustee Fees

The Liquidation Analysis assumes 2% of gross liquidation proceeds less cash, which equates to between $7.0 and $9.5 million of total fees.

N.            Professional Fees

The Liquidation Analysis assumes that the chapter 7 trustee retains both financial advisors and legal counsel, fees for which are assumed to be $10.0 million, reflecting $4.0 million for financial advisors, $4.0 million for legal counsel and $2.0 million for other advisors.  Additional fees of between $3.2 and $4.0 million are also assumed for a separate investment banker and legal counsel to assist in the sale of the Direct Mail and Premedia Mexico businesses.

O.            Accrued Interest

Based on the balance as of March 31, 2008 but rolled forward to June 30, 2008, assuming that interest is not paid on the Vertis Second Lien Notes, the Vertis Senior Notes, and the Vertis Senior Subordinated Notes.

P.            503(b)(9) Administrative Claims

The Bankruptcy Code provides vendors with an administrative priority claim for the value of any goods received by the Vertis Debtors’ within twenty (20) days before the Petition Date, as long as the goods have been sold to the Vertis Debtors in the ordinary course of business.  The estimated amount of these claims is $28.6 million.

Q.            Accounts Payable

Reflects total accounts payable, including media, less the estimated amount of section 503(b)(9) administrative claims discussed above.

R.            Other Liabilities

Includes accrued restructuring costs and other current and long-term liabilities as of March 31, 2008.  The Liquidation Analysis does not include estimates for the following additional claims that may arise as part of any conversion to a chapter 7 liquidation:

Potential lease rejection claims associated with section 365 of the Bankruptcy Code.  As of December 31, 2007, the Vertis Debtors (excluding the Direct Mail business) leased their corporate headquarters and twenty-two (22) of their thirty (30) production facilities.  As a result, proceeds available for the unsecured claims would be further diluted by the amount of such potential lease rejection claims;

Potential claims associated with the rejection of various management employment contracts; and

Potential obligations that would arise in connection with the Worker Adjustment and Retraining Notification Act (the “WARN Act”), relating to plant closures and termination of employees.(17)

S.            Avoidance Actions

A comprehensive analysis of potential avoidance actions was not performed by the Vertis Debtors or their advisors in connection with this Liquidation Analysis.  A preliminary analysis of potential avoidance actions, however, did not identify any material impact to the result of this Liquidation Analysis.

T.            Postpetition Claims

As noted in the narrative leading into this Liquidation Analysis, the basis of presentation assumes a petition date liquidation.  As such, the Liquidation Analysis does not reflect the evolution of Debtor in Possession financing claims, as well as additional administrative claims that would inherently result from converting this Liquidation Analysis to a true “effective date” approach.  However, in the view of Vertis Debtors and their advisors, such inclusion would not materially impact the result reflected in the attached Liquidation Analysis and, as such, have been excluded.

4.             The ACG Liquidation Analysis

Introduction

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code.  To demonstrate that the ACG Prepackaged Plan satisfies the “best interests” of creditors test, the

(17) The WARN Act offers protection to workers, their families and communities by requiring employers to provide sixty (60) calendar days advance written notice of covered plant closings and mass layoffs.

ACG Debtors have prepared the following hypothetical liquidation analysis (the “ACG Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and in the notes accompanying the ACG Liquidation Analysis (the “Notes”).

The ACG Liquidation Analysis estimates potential Cash distributions to holders of Allowed Claims against and Equity Interests in the ACG Debtors in a hypothetical chapter 7 liquidation of the ACG Debtors’ assets.  Asset values discussed in the ACG Liquidation Analysis may differ materially from values referred to in the ACG Prepackaged Plan and Disclosure Statement.  The ACG Debtors prepared the ACG Liquidation Analysis with the assistance of their advisors.

Scope, Intent and Purpose of the ACG Liquidation Analysis.

The determination of the costs of, and hypothetical proceeds from, the liquidation of the ACG Debtors’ assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the ACG Debtors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the ACG Debtors, their management and their advisors.  Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation.  The ACG Liquidation Analysis was prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be generated if the ACG Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code.  The ACG Liquidation Analysis is not intended and should not be used for any other purpose.  The underlying financial information in the ACG Liquidation Analysis was not compiled or examined by any independent accountants.  No independent appraisals were conducted in preparing the ACG Liquidation Analysis.  NEITHER THE ACG DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE ACG LIQUIDATION ANALYSIS.  ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the ACG Liquidation Analysis, the ACG Debtors estimated Allowed Claims against the ACG Debtors based upon a review of Claims reflected on the ACG Debtors’ books and records to date.  In addition, the ACG Liquidation Analysis includes estimates for Claims that could be asserted and Allowed in a chapter 7 liquidation, including Administrative Expense Claims, wind-down costs and trustee fees.  Because this is a prepackaged chapter 11 reorganization, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims against the ACG Debtors used for purposes of preparing the ACG Liquidation Analysis.  For purposes of the ACG Liquidation Analysis, the ACG Debtors’ estimates of Allowed Claims against the ACG Debtors contained in the ACG Liquidation Analysis references specific Claims estimates, even though the ACG Debtors’ estimates of ranges of projected recoveries under the ACG Prepackaged Plan to holders of Allowed Claims against and Equity Interests in the ACG Debtors are based on ranges of Allowed Claims against and Equity Interests in the ACG Debtors.  Therefore, the ACG Debtors’ estimate of Allowed Claims against the ACG Debtors set forth in the ACG Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of such Allowed Claims and Equity Interests under the ACG Prepackaged Plan.  NOTHING CONTAINED IN THE ACG LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE ACG DEBTORS.  THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE ACG DEBTORS’ REORGANIZATION CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Global Notes to the ACG Liquidation Analysis

1.             Liquidation Date and Appointment of Chapter 7 Trustee.

The ACG Liquidation Analysis assumes that the ACG Debtors enter chapter 7 liquidation on June 1, 2008 (the “Liquidation Date”).  On the Liquidation Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Chapter 7 Trustee”) to oversee the liquidation of the ACG Debtors’ estates (the “ACG Estates”).  Should multiple Chapter 7 Trustees be appointed to administer the ACG Estates, lower recoveries and higher administrative costs could result and distributions to holders of Claims against the ACG Debtors could be delayed.

2.             Liquidation of the ACG Debtors.

The Liquidation Analysis assumes the ACG Debtors’ liquidation beginning on the Liquidation Date and continuing for a period of approximately twelve (12) months.  During such liquidation period, the ACG Debtors’ assets would be sold and the cash proceeds, net of liquidation-related costs, would then be distributed to holders of Allowed Claims against or Equity Interests in the ACG Debtors.

3.             Value of the ACG Debtors’ Assets.

Unless otherwise stated herein, the book values of the ACG Debtors’ assets used in the Liquidation Analysis are the un-audited net book values each of the ACG Debtors as of February 29, 2008, and are assumed to be a proxy for the ACG Debtors’ assets as of the Liquidation Date.

4.             Liquidation Analysis Waterfall and Recovery Ranges.

The Liquidation Analysis assumes that the proceeds generated from the sale of each of the ACG Debtors’ assets and will be available to the Chapter 7 Trustee (the “Liquidation Proceeds”).  The Chapter 7 Trustee then would use the Liquidation Proceeds to satisfy the costs and expenses of the liquidation, including wind-down costs and the Chapter 7 Trustee fees and such additional Administrative Expense Claims, Priority Tax Claims, and Priority Non-Tax Claims that are estimated to be incurred in a chapter 7 liquidation.  Any remaining net Liquidation Proceeds would then be allocated to holders of Claims against and Equity Interests in the ACG Debtors in accordance with the priorities set forth in section 726 of the Bankruptcy Code.  The Liquidation Analysis provides for high and low recovery percentages for Claims against and Equity Interests in the ACG Debtors upon the Chapter 7 Trustee’s application of the Liquidation Proceeds.  The high and low recovery ranges reflect a high and low range of estimated Liquidation Proceeds from the Chapter 7 Trustee’s sale of the ACG Debtors’ assets.

5.             Factors Considered in Valuing Hypothetical Liquidation Proceeds.

Certain factors may limit the amount of the Liquidation Proceeds available to the Chapter 7 Trustee.  Certain of these factors are discussed in further detail below.  In addition, it is possible that distribution of the Liquidation Proceeds would be delayed while the Chapter 7 Trustee and his or her professionals become knowledgeable about the ACG Debtors’ Reorganization Cases and the ACG Debtors’ business and operations.  This delay could materially reduce the value, on a “present value” basis, of the Liquidation Proceeds.

ACG Holdings, Inc

Hypothetical Liquidation Analysis

(Unaudited)

		Book	Estimated Recovery Rate		Estimated Recovery Value
($ in 000’s)	Notes	Value	Low	High	Low	High
Assets
Current assets:
Receivables:
Trade accounts	1	—	0.0%	0.0%	—	—
Intercompany	2	$1,098	0.0%	0.0%	—	—
Other	3	—	0.0%	0.0%	—	—
Total receivables		1,098	0.0%	0.0%	—	—
Inventories	4	—	0.0%	0.0%	—	—
Deferred income taxes	5	—	0.0%	0.0%	—	—
Prepaid expenses and other current assets	6	—	0.0%	0.0%	—	—
Total current assets		1,098	0.0%	0.0%	—	—
Net property, plant and equipment	7	—	0.0%	0.0%	—	—
Excess of cost over net assets acquired	8	—	0.0%	0.0%	—	—
Deferred Debt Issuance Cost	9	—	0.0%	0.0%	—	—
Other assets	10		0.0%	0.0%	—	—

Investment in Subsidiaries	11	558			—	—
Total Assets/Proceeds		1,656			—	—

Ch 7 Administrative Claims
Chapter 7 Trustee Fees	12				—	—
Professional Fees	13				—	—
Winddown Cost	14				—	—
Total Ch 7 Administrative Claims					—	—

Net Proceeds Available to Creditors					—	—

	Estimated
Estimated Recovery to Creditors by Class	Allowed

ACG First Lien Credit Agreement Claims	—	0.0%	0.0%	—	—
Proceeds available to Priority and Administrative Claims				—	—

Priority Tax Claims	—	0.0%	0.0%	—	—
Administrative Expense Claim	—	0.0%	0.0%	—	—
Priority Non-Tax Claims	—	0.0%	0.0%	—	—
Proceeds available to ACG Bridge Facility, ACG Secured Notes Claims and ACG Second Lien Notes Claims	—			—	—

ACG Bridge Facility Agreement Claims	—	0.0%	0.0%	—	—
ACG Secured Notes Claims and ACG Second Lien Notes Claims	—	0.0%	0.0%	—	—
Proceeds available to Other Secured Claims	—			—	—

Other Secured Claims	—	0.0%	0.0%	—	—
Proceeds available to Unsecured Claims				—	—

General Unsecured Claims	—	0.0%	0.0%	—	—
Proceeds Available for Intercompany Claims, 510(b) Claims and Equity Interests				—	—

American Color Graphics, Inc.

Hypothetical Liquidation Analysis

(Unaudited)

		Book	Estimated Recovery Rate		Estimated Recovery Value
($ in 000’s)	Notes	Value	Low	High	Low	High
Assets
Current assets:
Receivables:
Trade accounts	1	$17,353	73.6%	85.7%	$12,775	$14,880
Intercompany	2	5,613	0.0%	0.0%	—	—
Other	3	1,773	40.0%	60.0%	709	1,064
Total receivables		24,739	54.5%	64.4%	13,485	15,944
Inventories	4	7,795	47.0%	69.1%	3,664	5,384
Deferred income taxes	5	623	0.0%	0.0%	—	—
Prepaid expenses and other current assets	6	5,737	21.5%	42.8%	1,234	2,454
Total current assets		38,894	47.3%	61.1%	18,383	23,782
Net property, plant and equipment	7	75,275	60.2%	81.7%	45,322	61,492
Excess of cost over net assets acquired	8	66,548	0.0%	0.0%	—	—
Deferred Debt Issuance Cost	9	10,481	0.0%	0.0%	—	—
Other assets	10	7,401	24.9%	49.9%	1,845	3,690

Investment in Subsidiaries	11				1,294	3,612
Total Assets/Proceeds		198,599			66,844	92,576

Ch 7 Administrative Claims
Chapter 7 Trustee Fees	12				(2,005)	(2,777)
Professional Fees	13				(9,450)	(7,875)
Winddown Cost	14				(38,934)	(32,445)
Total Ch 7 Administrative Claims					(50,389)	(43,097)

Net Proceeds Available to Creditors					16,455	49,479

		Estimated
Estimated Recovery to Creditors by Class		Allowed

ACG First Lien Credit Agreement Claims		94,888	17.3%	52.1%	16,455	49,479
Proceeds available to Priority and Administrative Claims					—	—

Priority Tax Claims		2,430	0.0%	0.0%	—	—
Administrative Expense Claim		16,479	0.0%	0.0%	—	—
Priority Non-Tax Claims		20,922	0.0%	0.0%	—	—
Proceeds available to ACG Bridge Facility, ACG Secured Notes Claims and ACG Second Lien Notes Claims					—	—

ACG Bridge Facility Agreement Claims		19,265	0.0%	0.0%	—	—
ACG Secured Notes Claims and ACG Second Lien Notes Claims		306,067	0.0%	0.0%	—	—
Proceeds available to Other Secured Claims					—	—

Other Secured Claims		2,642	0.0%	0.0%	—	—
Proceeds available to Unsecured Claims					—	—

General Unsecured Claims		61,510	0.0%	0.0%	—	—
Proceeds Available for Intercompany Claims, 510(b) Claims and Equity Interests					—	—

Intercompany Claims -ACG Holdings		1,098	0.0%	0.0%	—	—
Intercompany Claims - SMI		194	0.0%	0.0%	—	—
Proceeds Available for Equity Interests and 510 (b) Claims					—	—

American Color Graphics Finance LLC

Hypothetical Liquidation Analysis

(Unaudited)

		Book	Estimated Recovery Rate		Estimated Recovery Value
($ in 000’s)	Notes	Value	Low	High	Low	High
Assets
Current assets:
Cash		$219	100.0%	100.0%	$219	$219
Receivables:
Trade accounts	1	23,186	80.0%	90.0%	18,549	20,867
Intercompany	2	—	0.0%	0.0%	—	—
Other	3	1	80.0%	90.0%	1	1
Total receivables		23,187	80.9%	90.9%	18,769	21,087
Inventories	4	—	0.0%	0.0%	—	—
Deferred income taxes	5	—	0.0%	0.0%	—	—
Prepaid expenses and other current assets	6	45	0.0%	0.0%	—	—
Total current assets		23,232	80.8%	90.8%	18,769	21,087
Net property, plant and equipment	7	—	0.0%	0.0%	—	—
Excess of cost over net assets acquired	8	—	0.0%	0.0%	—	—
Deferred Debt Issuance Cost	9	572	0.0%	0.0%	—	—
Other assets	10	—	0.0%	0.0%	—	—

Investment in Subsidiaries	11				—	—
Total Assets/Proceeds		23,804			18,769	21,087

Ch 7 Administrative Claims
Chapter 7 Trustee Fees	12				(563)	(633)
Professional Fees	13				(500)	(250)
Winddown Cost	14				(200)	(100)
Total Ch 7 Administrative Claims					(1,263)	(983)

Net Proceeds Available to Creditors					17,506	20,105

		Estimated
Estimated Recovery to Creditors by Class		Allowed

American Color Graphics Finance Credit Faility Claims		17,449	100.0%	100.0%	17,449	17,449
Proceeds available to Priority and Administrative Claims					57	2,656

Priority Tax Claims		—	0.0%	0.0%	—	—
Administrative Expense Claim		—	0.0%	0.0%	—	—
Priority Non-Tax Claims		—	0.0%	0.0%	—	—
Proceeds available to Old Notes					57	2,656

Other Secured Claims		—	0.0%	0.0%	—	—
Proceeds available to Unsecured Claims					57	2,656

General Unsecured Claims		26	100.0%	100.0%	26	26
Proceeds Available for Equity Interests and 510 (b) Claims					31	2,630

Sullivan Media, Corp. (SMC)

Hypothetical Liquidation Analysis

(Unaudited)

		Book	Estimated Recovery Rate		Estimated Recovery Value
($ in 000’s)	Notes	Value	Low	High	Low	High
Assets
Current assets:
Receivables:
Trade accounts	1	—	0.0%	0.0%	—	—
Intercompany	2	—	0.0%	0.0%	—	—
Other	3	—	0.0%	0.0%	—	—
Total receivables		—	0.0%	0.0%	—	—
Inventories	4	—	0.0%	0.0%	—	—
Deferred income taxes	5	—	0.0%	0.0%	—	—
Prepaid expenses and other current assets	6	—	0.0%	0.0%	—	—
Total current assets		—	0.0%	0.0%	—	—
Net property, plant and equipment	7	—	0.0%	0.0%	—	—
Excess of cost over net assets acquired	8	—	0.0%	0.0%	—	—
Deferred Debt Issuance Cost	9	—	0.0%	0.0%	—	—
Other assets	10	—	0.0%	0.0%	—	—

Investment in Subsidiaries	11				—	—
Total Assets/Proceeds		—			—	—

Ch 7 Administrative Claims
Chapter 7 Trustee Fees	12				—	—
Professional Fees	13				—	—
Winddown Cost	14				—	—
Total Ch 7 Administrative Claims					—	—

Net Proceeds Available to Creditors					—	—

		Estimated
Estimated Recovery to Creditors by Class		Allowed

Priority Tax Claims		—	0.0%	0.0%	—	—
Administrative Expense Claim		—	0.0%	0.0%	—	—
Priority Non-Tax Claims		—	0.0%	0.0%	—	—
Proceeds available to Other Secured Claims		—			—	—

Other Secured Claims		—	0.0%	0.0%	—	—
Proceeds available to Unsecured Claims		—			—	—

General Unsecured Claims		—	0.0%	0.0%	—	—
Proceeds Available for Intercompany Claims		—			—	—

Intercompany Claims		5,613	0.0%	0.0%	—	—
Proceeds Available for Equity Interest					—	—

Sulivan Marketing, Inc. (SMI)

Hypothetical Liquidation Analysis

(Unaudited)

		Book	Estimated Recovery Rate		Estimated Recovery Value
($ in 000’s)	Notes	Value	Low	High	Low	High
Assets
Current assets:
Receivables:
Trade accounts	1	—	0.0%	0.0%	—	—
Intercompany	2	194	0.0%	0.0%	—	—
Other	3	—	0.0%	0.0%	—	—
Total receivables		194	0.0%	0.0%	—	—
Inventories	4	—	0.0%	0.0%	—	—
Deferred income taxes	5	—	0.0%	0.0%	—	—
Prepaid expenses and other current assets	6	—	0.0%	0.0%	—	—
Total current assets		194	0.0%	0.0%	—	—
Net property, plant and equipment	7	—	0.0%	0.0%	—	—
Excess of cost over net assets acquired	8	—	0.0%	0.0%	—	—
Deferred Debt Issuance Cost	9	—	0.0%	0.0%	—	—
Other assets	10		0.0%	0.0%	—	—

Investment in Subsidiaries	11				—	—
Total Assets/Proceeds		194			—	—

Ch 7 Administrative Claims
Chapter 7 Trustee Fees	12				—	—
Professional Fees	13				—	—
Winddown Cost	14				—	—
Total Ch 7 Administrative Claims					—	—

Net Proceeds Available to Creditors					—	—

		Estimated
Estimated Recovery to Creditors by Class		Allowed

Administrative Expense Claim		—	0.0%	0.0%	—	—
Priority Non-Tax Claims		—	0.0%	0.0%	—	—
Proceeds available to Other Secured Claims		—			—	—

Other Secured Claims		—	0.0%	0.0%	—	—
Proceeds available to Unsecured Claims		—			—	—

General Unsecured Claims		—	0.0%	0.0%	—	—
Proceeds Available for Intercompany Claims					—	—

Intercompany Claims		5,613	0.0%	0.0%	—	—
Proceeds Available for Equity Interest					—	—

American Images of North America, Inc.

Hypothetical Liquidation Analysis

(Unaudited)

		Book	Estimated Recovery Rate		Estimated Recovery Value
($ in 000’s)	Notes	Value	Low	High	Low	High
Assets
Current assets:
Receivables:
Trade accounts	1	—	0.0%	0.0%	—	—
Intercompany	2	—	0.0%	0.0%	—	—
Other	3	—	0.0%	0.0%	—	—
Total receivables		—	0.0%	0.0%	—	—
Inventories	4	—	0.0%	0.0%	—	—
Deferred income taxes	5	—	0.0%	0.0%	—	—
Prepaid expenses and other current assets	6	—	0.0%	0.0%	—	—
Total current assets		—	0.0%	0.0%	—	—
Net property, plant and equipment	7	—	0.0%	0.0%	—	—
Excess of cost over net assets acquired	8	—	0.0%	0.0%	—	—
Deferred Debt Issuance Cost	9	—	0.0%	0.0%	—	—
Other assets	10	—	0.0%	0.0%	—	—

Investment in Subsidiaries	11	—	0.0%	0.0%	—	—
Total Assets/Proceeds		—			—	—

Ch 7 Administrative Claims
Chapter 7 Trustee Fees	12				—	—
Professional Fees	13				—	—
Winddown Cost	14				—	—
Total Ch 7 Administrative Claims					—	—

Net Proceeds Available to Creditors					—	—

		Estimated
Estimated Recovery to Creditors by Class		Allowed

Priority Tax Claims		—	0.0%	0.0%	—	—
Administrative Expense Claim		—	0.0%	0.0%	—	—
Priority Non-Tax Claims		—	0.0%	0.0%	—	—
Proceeds available to Other Secured Claims					—	—

Other Secured Claims		—	0.0%	0.0%	—	—
Proceeds available to Unsecured Claims		—			—	—

General Unsecured Claims		—	0.0%	0.0%	—	—
Proceeds Available for Intercompany Claims					—	—

Intercompany Claims		788	0.0%	0.0%	—	—s
Proceeds Available for Equity Interest					—	—

The numerical designation for a particular line item in the “notes” column of the Liquidation Analysis corresponds to a specific note below.

1.             Trade Accounts Receivable.

Trade accounts receivable represent amounts owed to the ACG Debtors by the ACG Debtors’ customers. Based upon a review of the aging of customer accounts, accounts receivable is estimated to have a recovery rate between 80.0% and 90.0%.  Accounts receivable related to unbilled work in process is estimated at 50%.

2.             Intercompany Accounts Receivable.

Recoveries in amounts due to ACG, Inc. from its direct subsidiaries and to ACG Holdings from ACG, Inc. are based upon amounts available to general unsecured Claims at each subsidiary in accordance with the absolute priority of distributions rule.  In general, the value of the assets at each entity was not sufficient to provide any recovery to intercompany creditors.

3.             Other Accounts Receivables.

Other accounts receivables includes accrued rebates, miscellaneous receivables.  The estimated recovery for other accounts receivable is between 40.0% and 60.0%.

4.             Inventory.

This represents the ACG Debtors’ supply of paper, ink and miscellaneous supplies. Based upon a review of the components of inventory, the estimated recovery is assumed to be between 47.4% and 69.1%.

5.             Deferred Income Taxes.

The ACG Liquidation Analysis assumes no recovery for deferred income tax assets.

6.             Prepaid Expenses and Other Current Assets.

Prepaid expenses and other current assets include items such as spare parts inventory, preventive maintenance contracts and various other prepaid expenses.   Recovery estimates for these assets are based upon factors such as the nature of the asset, its potential use during the liquidation period and the ACG Debtors’ ability to recover its value.  For purposes of the ACG Liquidation Analysis, the ACG Debtors have assumed no recovery for preventive maintenance contracts and prepaid expenses.  The aggregate estimated recovery for other current assets is assumed to be between 21.5% and 42.8%.

7.             Property, Plant and Equipment.

Property, plant and equipment primarily consists of land, buildings, machinery and equipment, furniture and fixtures and leased assets under capital lease.  Estimated recovery values are based on an appraisal of  fair market values as of January 15, 2008.  The aggregate estimated recovery is assumed to be between 60.1% and 81.5% of the net book value.

8.             Excess of Cost over Net Assets Acquired.

Excess cost over net assets acquired represents goodwill related to the ACG Debtors’ print and premedia segments.  Goodwill is assumed to have no liquidation recovery value.

9.             Deferred Debt Issuance Cost.

Deferred debt issuance cost represents financing cost deferred and amortized over the term of the agreement.  These prepaid assets are assumed to have no value in a liquidation.

10.           Other Assets.

Other assets include spare parts and miscellaneous other long-term assets.  The analysis estimates between 25% and 50% recovery of spare parts and 0% recovery of miscellaneous other long-term assets for which management and its advisors believe there is no ready market for sale. The aggregate estimated recovery is assumed to be between 24.9% and 49.9%.

11.           Investment in Subsidiaries.

This represents each ACG Debtor’s net equity interest in their respective direct subsidiaries based on the orderly liquidation of such subsidiaries’ assets.

12.           Chapter 7 Trustee Fees.

It is assumed that the Chapter 7 Trustee fees would be paid by the ACG Debtors in accordance with section 326 of the Bankruptcy Code.  Chapter 7 Trustee fees are estimated based upon historical experience in other similar cases and are calculated to be 3% of the total asset recovery value.

13.           Professional Fees.

Professional fees include the fees and expenses incurred by any attorneys, accountants, investment bankers and other professionals retained by the Chapter 7 Trustee and any official committee of unsecured creditors during the liquidation period.

14.           Wind-Down Costs.

The ACG Debtors estimate that to liquidate and completely wind-down their operations will take eighteen (18) months.  The ACG Debtors anticipate that they would incur certain costs in connection with the wind-down of their operations.  Such costs include wages and benefits for employed personnel, postpetition taxes, general overhead costs and professional fees for professionals retained by the Chapter 7 Trustee and any statutory committee.  The ACG Debtors assume that they will continue to maintain their facilities for ninety (90) days after the Liquidation Date to facilitate an orderly wind-down of their business.  As such, the wind-down costs also include the costs associated with maintaining the facilities during this period, including rent and utilities.  Administrative costs would be incurred to liquidate the non-manufacturing assets, collect outstanding accounts receivable, prepare final securities filings and tax returns and reconcile claims.

15.           Secured Claims.

With respect to ACG Inc., Secured Claims consist of the ACG First Lien Credit Agreement Claims, the ACG Bridge Facility Agreement Claims, the ACG Secured Notes Claims, the ACG Second Lien Notes Claims, and Other Secured Claims.  The ACG First Lien Credit Agreement Claims consist of Claims arising under or in connection with the ACG First Lien Credit Agreement.  The ACG Debtors’ obligations under the ACG First Lien Credit Agreement are secured by a first priority lien on substantially all of the ACG Debtors’ assets, subject to certain exceptions.  ACG First Lien Credit Agreement Claims are assumed to be paid on a pro rata basis from net proceeds of the liquidation of the ACG Debtors’ assets.  No proceeds are estimated to be available for distribution to holders of the ACG Bridge Facility Agreement Claims, the ACG Secured Notes Claims, the ACG Second Lien Notes Claims, or Other Secured Claims.

With respect to Graphics Finance, Secured Claims consist of amounts outstanding under the ACG Receivables Facility.

16.           Other Claims and Equity Interests.

No proceeds are estimated to be available for distribution to holders of Administrative Expense Claims, Priority Non-Tax Claims, General Unsecured Claims, Section 510(b) Claims, and Equity Interests in the ACG Debtors.

5.                                      Feasibility

The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization.  For purposes of determining whether the Prepackaged Plans meets this requirement, the Vertis Debtors have prepared the projections contained in Section VI above, entitled “PROJECTIONS AND VALUATION ANALYSIS.”  These projections are based upon the assumption that the Prepackaged Plans will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Prepackaged Plans and their substantial consummation will take place on or about August 31, 2008.  The projections include balance sheets, statements of operations and statements of cash flows.  Based upon the projections, the Vertis Debtors and the ACG Debtors believe they will be able to make all payments required to be made pursuant to their respective Prepackaged Plan.

C.                                    Requirements for Confirmation of the Prepackaged Plans – Non-Consensual Confirmation

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met.  This power to confirm a plan over dissenting classes – often referred to as “cram down” – is an important part of the reorganization process.  It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

The Bankruptcy Court may confirm the Prepackaged Plans over the rejection or deemed rejection of the Prepackaged Plans by a class of claims or equity interests if the Prepackaged Plans “do not discriminate unfairly” and are “fair and equitable” with respect to such class.

No Unfair Discrimination.  This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

Fair and Equitable Test.  This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class.

Secured Claims.  Each holder of an impaired secured claim either (i) retains its liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred Cash payments having a value, as of the consummation date of the plan, of at least the allowed amount of such claim or (ii) receives the “indubitable equivalent” of its allowed secured claim.

Unsecured Claims.  Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

Equity Interests.  Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

All classes of Claims against Vertis (except (i) Vertis Holdings Class 5 – Vertis Holdings Section 510(b) Claims, (ii) Vertis Holdings Class 6 – Vertis Holdings Equity Interests, and (iii) Vertis Class 8 – Vertis Section 510(b) Claims) are either unimpaired or will have accepted the Vertis Prepackaged Plan as a condition to the Vertis Debtors filing their chapter 11 cases.  Nevertheless, the Vertis Debtors reserve the right to seek confirmation of the Vertis Prepackaged Plan notwithstanding rejection of the Vertis Prepackaged Plan by the class of Vertis Senior Subordinated Notes Claims (Vertis Class 6) pursuant to section 1129(b) of the Bankruptcy Code, and will request the Bankruptcy Court to confirm the Vertis Prepackaged Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to the Classes of Vertis Holdings Section 510(b) Claims, Vertis Holdings Equity Interests, and Vertis Section 510(b) Claims.

Similarly, the ACG Debtors believe that the ACG Prepackaged Plan will meet the requirements specified in section 1129 of the Bankruptcy Code.  All classes of claims (except ACG Holdings Class 8 (Section 510(b) Claims against ACG Holdings)) are either unimpaired or will have accepted the ACG Prepackaged Plan as a condition to the ACG Debtors filing the chapter 11 cases.  Moreover, the ACG Debtors will request that the Bankruptcy Court rule that the ACG Prepackaged Plan meets the requirements specified in sections 1129(a)(10) and 1129(b) of the Bankruptcy Code as it relates to the ACG Holdings Class 8 (Section 510(b) Claims against ACG Holdings) and ACG Holdings Class 9 (ACG Holdings Equity Interests) because there is at least one accepting class of impaired Claims and the ACG Prepackaged Plan does not discriminate unfairly and is fair and equitable.

X.

FINANCIAL INFORMATION

A.                                    General

The audited consolidated balance sheets as of December 31, 2007 and December 31, 2006 and the related consolidated statements of operations and cash flows for the year ended December 31, 2007 of Vertis and its subsidiaries are contained in Item 8 – “Financial Statements and Supplementary Data” in Vertis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (as amended by Form 10-K/A).  This financial information, which is incorporated herein by reference, will permit the holders of claims and equity interests to better understand Vertis’ historical business performance and the impact of the Reorganization Case on Vertis’ businesses.

The audited consolidated balance sheets as of March 31, 2007 and March 31, 2006 and the related consolidated statements of operations and cash flows for the year ended December 31, 2007 of ACG and its subsidiaries are contained in Item 8 – “Financial Statements and Supplementary Data” in ACG’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007.  This financial information, which is incorporated herein by reference, will permit the holders of claims and equity interests to better understand ACG’s historical business performance and the impact of the Reorganization Case on ACG’s businesses.

B.                                    Selected Financial Data

See the selected financial data contained in Vertis’ Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007.  This data should be read in conjunction with the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Vertis’ Annual Report on Form 10-K filed for the period ended December 31, 2007.

See the selected financial data contained in ACG’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007 and Form 10-Q for the quarter ended December 31, 2007.  The data should be read in conjunction with the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in ACG’s Annual Report for the fiscal year ended March 31, 2007 on Form 10-K/A and ACG’s Quarterly Report on Form 10-Q filed for the period ended December 31, 2007.

C.                                    Management’s Discussion and Analysis of Financial Condition and Results of Operations

For a detailed discussion by management of Vertis’ financial condition, results of operations, and liquidity and capital resources, see Item 7 – “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007.

For a detailed discussion by management of ACG’s financial condition, results of operations, and liquidity and capital resources, see Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007.

D.                                    Recent Performance

See Vertis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

See ACG’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007.

XI.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PREPACKAGED PLANS

If the Prepackaged Plans are not confirmed and consummated, the alternatives to the Prepackaged Plans include (i) liquidation of the Vertis Debtors and/or the ACG Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization or plans of reorganization.

A.                                 Liquidation Under Chapter 7

If the respective Prepackaged Plan cannot be confirmed, the prepackaged chapter 11 cases proposed as part of the respective Prepackaged Plan may be converted to a case (or cases) under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of the Vertis Debtors and/or the ACG Debtors, as applicable, for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Vertis Debtors’ and the ACG Debtors’ respective liquidation analyses are set forth above in section IX(B)(ii), entitled “Vertis’ Liquidation Analysis,” and “ACG Liquidation Analysis,” respectively.  The Vertis Debtors and the ACG Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to their respective creditors than those provided for in the respective Prepackaged Plan because of (a) the likelihood that the assets of such Vertis Debtors or ACG Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Vertis Debtors’ and/or the ACG Debtors’ operations, and (ii) no or limited distributions being made to holders of General Unsecured Claims.

B.            Alternative Plans of Reorganization

If the respective Prepackaged Plan are not confirmed, the Vertis Debtors and/or the ACG Debtors, (or if the Vertis Debtors’ or the ACG Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest), as applicable, could attempt to formulate a different plan.  Such a plan might involve either a reorganization and continuation of the Vertis Debtors’ and/or the ACG Debtors’ businesses or an orderly liquidation of their assets.  With respect to an alternative plan, each of the Vertis Debtors and the ACG Debtors have explored various alternatives in connection with the formulation and development of the respective Prepackaged Plan.  The Vertis Debtors and the ACG Debtors believe that their respective Prepackaged Plan, as described herein, enables their respective creditors to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7.  Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.  Although preferable to a chapter 7 liquidation, the Vertis Debtors and the ACG Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to their respective creditors and equity interest holders than their respective Prepackaged Plan because of the greater return provided by their respective Prepackaged Plan.

XII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLANS

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Prepackaged Plans and the Merger to Vertis Holdings and its subsidiaries, to ACG Holdings and its subsidiaries, and to certain holders of Claims.  This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or otherwise entitled to payment in full in cash under the Prepackaged Plans or to holders of Equity Interests.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties.  Vertis has not requested a ruling from the IRS or any other tax authority, or an opinion of counsel, with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities.  Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign persons, mutual funds, small business investment companies, regulated investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders that are, or hold existing notes through, pass-through entities, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, and persons holding existing notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction).  If a partnership holds existing notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  Moreover, the following discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the exchange consideration in the secondary market.

This discussion also assumes that the existing notes, the New Vertis Notes, the New Common Stock, and the New Warrants are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code, and that the various debt and other arrangements to which Vertis and ACG are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of Claims.

IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, holders of Claims and Equity Interests are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by Vertis Holding, Vertis, ACG Holdings and ACG of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.            Consequences to the Debtors

For U.S. federal income tax purposes, the Vertis Debtors are members of an affiliated group of corporations, of which Vertis Holdings is the common parent, and file a single consolidated federal income tax return (the “Vertis Group”).  The Vertis Group reported in the most recent Form 10-K filed by Vertis and its subsidiaries consolidated net operating loss (“NOL”) and capital loss carryforwards for U.S. federal income tax purposes of approximately $324 million and $100 million, respectively, as of the end of 2007 (excluding the NOL carryforwards attributable to Vertis Holdings).  See Vertis, Inc. 2007 Form 10-K, at Note M (Income Taxes).  In addition, there are NOL carryforwards of approximately $20 million attributable to Vertis Holdings as of the end of 2007.  The Vertis Group expects to incur further operating losses during the taxable year ending December 31, 2008.  The amount of any such losses remains subject to audit and adjustment by the IRS.

The ACG Debtors are currently, and through the date of the consummation of the Merger will be, members of a separate affiliated group of corporations for U.S. federal income tax purposes, of which ACG Holdings is the common parent, and file a single consolidated federal income tax return (the “ACG Group”).  Beginning the date after the merger, the members of the ACG Group will become members of the Vertis Group, and the ACG Group will terminate.  The ACG Group reported in its most recent Form 10K consolidated NOL carryforwards for U.S.

federal income tax purposes of approximately $173 million as of March 31, 2007.  See American Color Graphics Inc. 2007 Form 10-K/A, at Note 8 (Income Taxes).  The ACG Group has incurred additional operating losses during the taxable year ending March 31, 2008, and expects to incur further operating losses for the following taxable year ending March 31, 2009.  The amount of any such losses also remains subject to audit and adjustment by the IRS.

As discussed below, in connection with the implementation of the Prepackaged Plans and the Merger, the amount of the Vertis Group’s consolidated NOL and capital loss carryforwards and the amount of the ACG Group’s Consolidated NOL may be significantly reduced or eliminated, and other tax attributes of the Vertis Group and the ACG Group may be reduced.  In addition, the subsequent utilization of any losses and NOL carryforwards remaining following the Effective Date and the Merger may be severely restricted.

1.             Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets – by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan.  The COD incurred is generally the amount by which the indebtedness discharged (reduced by any unamortized original issue discount) exceeds any consideration given in exchange therefor.  Certain statutory or judicial exceptions can generally apply to limit the amount of COD incurred for U.S. federal income tax purposes (e.g., where the cash payment of the cancelled debt would have given rise to a tax deduction such as in the case of the Vertis Holdings Mezzanine Notes, to the extent that a tax deduction for accrued interest was deferred until paid in cash under the high-yield discount obligation rules of the Tax Code).  If advantageous, the borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes.  Where the borrower joins in the filing of a consolidated federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced.  Any reduction in tax attributes in respect of excluded COD income does not occur until the end of the taxable year in which the COD is incurred.

The Vertis Debtors and the ACG Debtors will incur substantial COD as a result of the implementation of the Prepackaged Plans.  The amount of COD incurred depends, in significant part, on the fair market value of the New Common Stock and the “issue price” of the New Vertis Notes (see Ownership and Disposition of the New Vertis Notes—Stated Interest and Original Issue Discount, below) being issued on the Effective Date.  It is anticipated that the Vertis Group’s consolidated NOL and capital loss carryforwards and the ACG Group’s NOL carryforwards will be significantly reduced, and depending on the amount of COD incurred, could be eliminated.  In the latter event, other tax attributes may also be required to be reduced.

2.             Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining loss carryforwards and certain other tax attributes (including current year NOLs) allocable to periods prior to the Effective Date (collectively, “pre-change losses”), will be subject to limitation under section 382 of the Tax Code as a result of the changes in ownership of the Vertis Group and the ACG Group, respectively, as described below.  These limitations apply in addition to, and not in lieu of, the attribute reduction that results from the COD arising in connection with the Prepackaged Plans.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation.  The issuance of the New Common Stock pursuant to the Prepackaged Plans and the Merger will constitute an “ownership change” of both the Vertis Group and the ACG Group for these purposes.

In general, the amount of the annual limitation to which a corporation (or consolidated group) that undergoes an ownership change would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (4.71% for ownership changes occurring in June 2008).  As discussed below, this annual limitation often may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change.  For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change after giving effect to the surrender of creditors’ claims, but subject to certain adjustments (which can result in a reduced stock value); in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.  However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, or possibly if certain shareholders claim worthless stock deductions and continue to hold their stock in the corporation (or the parent of the consolidated group) at the end of the taxable year, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built in gains discussed below.

Accordingly, the impact of an ownership change of the Vertis Group and the ACG Group pursuant to the Prepackaged Plans and the Merger depends upon, among other things, the amount of pre-change losses remaining after the reduction of attributes due to the COD, the value of both the stock and assets of the respective groups at such time, the continuation of their respective businesses, and the amount and timing of future taxable income.

a.             Built In Gains and Losses.  Section 382 of the Tax Code can operate to limit the deduction of built-in losses recognized subsequent to the date of the ownership change.  If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation.

Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss.  Such corporations would nevertheless be taken into account in determining whether the consolidated group has a net unrealized built-in gain.  In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.  Whether the Vertis Group or the ACG Group will benefit from adjustment for “built-in” gains or be subject to the limitation for “built-in” losses will depend upon the respective value of the groups’ assets immediately before the Effective Date.

b.             Special Bankruptcy Exception.  An exception to the foregoing annual limitation rules generally applies where qualified creditors of a debtor corporation receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan.  This exception is potentially applicable in respect of the Vertis Debtors.  However, it is not currently anticipated that this exception would provide any appreciable benefit in the present case, and the Vertis Group expects it would elect out of the exception.

3.             The Merger.

The Merger has been structured as a stock purchase for U.S. federal income tax purposes.  It is not anticipated that either the Vertis Group or the ACG Group will recognize gain or loss as a result of the Merger.

4.             Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.            Consequences to Holders of Certain Claims

Pursuant to the Prepackaged Plans, and in satisfaction of their respective Claims, the following exchanges will occur between Vertis and holders of existing Vertis Notes:  (i) holders of Vertis Second Lien Notes Claims (Vertis Class 4) will receive, in exchange for their Allowed Claims (including accrued but unpaid interest through the Effective Date), New Vertis Second Lien Notes and cash and (ii) holders of Vertis Senior Notes Claims (Vertis Class 5) and Vertis Subordinated Notes Claims (Vertis Class 6) will receive, in exchange for their Allowed Claims, New Vertis Senior Notes, New Common Stock and, in the case of Vertis Class 6, New Warrants.  In addition, holders of Vertis Holdings General Unsecured Claims (Vertis Holdings Class 4) will receive from Vertis Holdings, in satisfaction and discharge of their Allowed Claims, cash and/or New Common Stock.

Also, pursuant to the Prepackaged Plans, and in satisfaction and exchange of their Allowed Claims, holders of ACG Second Lien Notes Claims (ACG Class 5) will receive:  (i) from Vertis, New Vertis Senior Notes and New Common Stock, and (ii) from ACG Holdings, a cash amount (which amount will be immediately paid, on behalf of the holders of ACG Second Lien Notes Claims, to the holders of the ACG Holdings Equity Interests).

1.             Consequences to Holders of Vertis Second Lien Notes Claims, Vertis Senior Notes Claims and Vertis Subordinated Notes Claims

The U.S. federal income tax consequences of the Vertis Prepackaged Plan to a holder of Vertis Second Lien Notes Claims, Vertis Senior Notes Claims and Vertis Subordinated Notes Claims depend, in part, on whether the holder’s existing notes constitute “securities” for U.S. federal income tax purposes, and if so, whether any New Vertis Notes received therefor also constitute “securities” for U.S. federal income tax purposes (such that the exchange would qualify for “recapitalization” treatment under the Tax Code).

This determination is made separately for each Class of Claims.  For example, if the Vertis Second Lien Notes constitute securities and New Vertis Second Lien Notes received in exchange for such notes pursuant to the Vertis Prepackaged Plan also constitute securities, then the receipt of the New Vertis Second Lien Notes will be treated as a “recapitalization” for U.S. federal income tax purposes, with the consequences described below in “—Potential Recapitalization Treatment.”  If, on the other hand, either the Vertis Second Lien Notes do not constitute securities or (even if the Vertis Second Lien Notes were to so qualify) the New Vertis Second Lien Notes do not constitute securities, then the receipt of the New Vertis Second Lien Notes would be treated as a fully taxable transaction, with the consequences described below in “—Fully Taxable Exchange.”  The New Common Stock and New Warrants do not impact this initial determination.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions.  The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt.  One of the most significant factors considered in determining whether a particular debt is a security is its original term.  In general, debt obligations issued with a weighted average maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities.  Additionally, the IRS has ruled that new debt instruments with a term of less than five

(5) years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represented a continuation of the holder’s investment in the corporation in substantially the same form.  The existing Vertis Notes all have an original maturity between five (5) and ten (10) years and therefore all or some of the Vertis Notes may be treated as securities.  All holders of claims on account of Vertis Notes (the “Vertis Note Claims”) are urged to consult their tax advisors regarding the appropriate status for U.S. federal income tax purposes of their existing Vertis Notes and the New Vertis Notes to be received.

a.             Fully Taxable Exchange.  If, in respect of any Vertis Note Claims, either the existing Vertis note does not constitute a security, or alternatively, the New Vertis Notes to be received in exchange therefor do not constitute securities for U.S. federal income tax purposes, the holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the “issue price” of New Vertis Notes (see “—Ownership and Disposition of the New Vertis Notes—Stated Interest and Original Issue Discount,” below) and the fair market value of any New Common Stock and New Warrants received (other than in respect of any Claim for accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in the Vertis Notes exchanged (other than any basis attributable to accrued but unpaid interest).  See “—Character of Gain or Loss,” below.  In addition, a holder of Vertis Second Lien Notes Claims will have interest income for any accrued and unpaid interest not previously included in income.  A holder of Vertis Senior Notes Claims or Vertis Subordinated Notes Claims will have interest income to the extent of any exchange consideration allocable to accrued and unpaid interest not previously included in income.  See “— Payment of Accrued Interest,” below.

A holder’s tax basis in the New Vertis Notes received will equal the issue price of such notes, and a holder’s tax basis in any New Common Stock or New Warrants received should equal the fair market value of such stock or warrants on the date of the exchange.  A holder’s holding period in such notes and stock or warrants should begin the day following the exchange date.

b.             Potential Recapitalization Treatment.  The classification of an exchange as a recapitalization for U.S. federal income tax purposes (as discussed above) generally serves to defer the recognition of any gain or loss by the holder.  However, if an exchange qualifies as a recapitalization, a holder that would otherwise have taxable gain on the exchange will generally still be required to recognize that gain to the extent, if any, that the holder receives consideration that is neither stock nor securities of the exchanging company (here, Vertis, Inc.).

In the case of the Vertis Second Lien Notes Claims, if the exchange for New Vertis Second Lien Notes qualifies as a recapitalization (i.e., both the existing and new notes constitute securities), no gain or loss should be recognized by the holder aside from the treatment of accrued interest.  See “—Payment of Accrued Interest,” below.

In the case of the Vertis Senior Notes Claims and the Vertis Subordinated Notes Claims, if the receipt of New Vertis Senior Notes qualifies as a recapitalization, a holder generally will not recognize any loss upon the exchange of such notes, but should recognize its gain (if any) to the extent of the fair market value of the New Common Stock and any New Warrants received.  See “—Character of Gain or Loss” below.  In the present context, the New Common Stock and New Warrants should not qualify for tax-free exchange treatment, because the New Common Stock and New Warrants are not stock or securities of Vertis, Inc., the exchanging party, but rather of Vertis Holdings.  A holder of Vertis Senior Notes Claims or

Vertis Subordinated Notes Claims will also have interest income to the extent of any exchange consideration allocable to accrued and unpaid interest not previously included in income.  See “— Payment of Accrued Interest,” below.

In a recapitalization exchange, a holder’s aggregate tax basis in any New Vertis Notes received should equal the holder’s aggregate adjusted tax basis in the Vertis Notes exchanged therefor, increased by any gain or interest income recognized in the exchange, and decreased by any consideration received that does not constitute securities of Vertis (i.e., the fair market value of any New Common Stock or New Warrants).  In general, a holder’s holding period in any New Vertis Notes received will include the holder’s holding period in the Vertis Notes exchanged, except to the extent of any notes treated as received in respect of accrued but unpaid interest.

A holder’s tax basis in any New Common Stock and New Warrants received should equal the fair market value of such stock or warrants on the date of the exchange.  A holder’s holding period in such stock and warrants should begin the day following the exchange date.

2.             Consequences to Holders of ACG Second Lien Notes Claims.

The exchange of ACG Second Lien Notes for New Vertis Senior Notes and New Common Stock should be a taxable exchange to the holders thereof.  As a result, a holder should recognize gain or loss on the exchange in an amount equal to the difference, if any, between (i) the sum of the “issue price” of the New Vertis Senior Notes (see “—Ownership and Disposition of the New Vertis Notes—Stated Interest and Original Issue Discount,” below) and the fair market value of the New Common Stock received in the exchange (other than in respect of any Claim for accrued but unpaid interest), and (ii) the holder’s adjusted tax basis in the ACG Second Lien Notes exchanged (other than any basis attributable to accrued but unpaid interest).  Although the holders of ACG Second Lien Notes Claims are also entitled to receive a cash payment from ACG Holdings, such payment is required to be immediately paid over to the holders of ACG Holdings Equity Interests; as such, the receipt and payment over should be effectively offsetting for U.S. federal income tax purposes.  In addition, a holder of ACG Second Lien Notes Claims will have interest income to the extent of any exchange consideration allocable to accrued and unpaid interest not previously included in income.  See “—Character of Gain or Loss” and “—Payment of Accrued Interest,” below.

A holder’s tax basis in the New Vertis Senior Notes received will equal the issue price of such notes.  A holder’s basis in the New Common Stock should equal the fair market value of such stock on the date of the exchange.  A holder’s holding period in such notes and stock should begin the day following the exchange date.

3.             Consequences to Holders of Vertis Holdings General Unsecured Claims

Pursuant to the Vertis Prepackaged Plan, each holder of a Vertis Holdings General Unsecured Claim will receive a pro rata share of the Intercompany Payment in cash in respect of its Allowed Claim, except to the extent the holder (at its election) participates in the Vertis Holdings Alternative Recovery and receives New Common Stock in lieu of the cash payment.  In addition, a holder that participates in the Vertis Holdings Alternative Recovery will receive a put right that, for a limited period after one year, allows the recipient (at its option) to sell the New Common Stock received back to Vertis Holdings.

In general, each holder of a Vertis Holdings General Unsecured Claim (other than as described below in the case of a holder of Vertis Holdings Mezzanine Notes who elects to receive New Common Stock) should recognize gain or loss in an amount equal to the difference between (x) the sum of the amount of any cash and the fair market value of any New Common Stock and any put right received by the holder (other than in respect of any Claim for accrued but unpaid interest) and (y) the holder’s adjusted tax basis in its Claim (other than any basis attributable to accrued but unpaid interest).  See “—Character of Gain or Loss,” below.  For a discussion of the tax consequences of any Claim allocable to accrued but unpaid interest, see “—Payment of Accrued Interest,” below.  Any New Common Stock received (other than as discussed below) and any put right received will have a tax basis equal to its fair market value on the date of the exchange, and a holding period that begins the day following the exchange date.

In contrast, if the Vertis Holdings Mezzanine Notes qualify as “securities” of Vertis Holdings for U.S. federal income tax purposes (see discussion of “securities” in connection with other Claims above), the receipt of New Common Stock in partial satisfaction of such notes should qualify as a “recapitalization” exchange.  In such event, a holder of Vertis Holdings Mezzanine Notes who elects to receive New Common Stock generally will not recognize any loss upon the exchange of such notes for New Common Stock, but should recognize its gain (if any) to the extent of any cash and the fair market value of the put right received in exchange for its Vertis Holdings Mezzanine Notes.  This treatment assumes that a holder’s decision to exercise the put right will be based on independent considerations at the time of exercise.  A holder of Vertis Holdings Mezzanine Notes will have interest income to the extent of any exchange consideration allocable to accrued and unpaid interest not previously included in income.  See “— Payment of Accrued Interest,” below.

In a recapitalization exchange, a holder’s aggregate tax basis in any New Common Stock received should equal the holder’s aggregate adjusted tax basis in the Vertis Holdings Mezzanine Notes exchanged therefor, increased by any gain or interest income recognized in the exchange, and decreased by any consideration received that does not constitute securities of Vertis (here, any cash received and the fair market value of the put right).  In general, a holder’s holding period in any New Common Stock received in a recapitalization exchange will include the holder’s holding period in the Vertis Holdings Mezzanine Notes exchanged, except to the extent of any stock received in respect of accrued but unpaid interest.

In the event of a lapse of the put right, the holder generally will recognize a capital loss equal to its tax basis in the put right.  In general, such gain or loss will be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied.  Holders of Vertis Holdings General Unsecured Claims should consult their tax advisors regarding the federal income tax consequences owning, disposing and exercising of the put right.

4.             Character of Gain or Loss

Where gain or loss is recognized by a holder in respect of the satisfaction and exchange of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.  Each holder of a Claim is urged to consult its tax advisor for a determination of the character of any gain or loss recognized in respect to the satisfaction of its Claim.

Holders of claims who recognize capital losses as a result of the distributions under the Prepackaged Plans will be subject to limits on their use of capital losses.  For noncorporate holders, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  Holders, other than corporations, may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years.  For corporate holders, losses from the sale or exchange of capital assets may only be used to offset capital gains.  Holders who have more capital losses than can be used in a tax year may be allowed to carry over unused capital losses for the five (5) taxable years following the capital loss year, but are allowed to carry back unused capital losses to the three (3) taxable years preceding the capital loss year.

A holder that purchased its existing notes from a prior holder at a “market discount” (relative to the principal amount of the existing notes at the time of acquisition) may be subject to the market discount rules of the Tax Code.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” (generally, a constant stated amount of interest payable in cash at least annually) or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Under these rules, any gain recognized on the exchange of such existing notes generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued.  If a holder of such notes did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its existing notes, such deferred amounts would become deductible at the time of the exchange, up to the amount of gain that the holder recognizes in the exchange.

5.             Payment of Accrued Interest

In general, to the extent that any consideration received pursuant to the Prepackaged Plans by a holder of an Allowed Claim is received in satisfaction of accrued interest or original issue discount (“OID”) during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly it is also unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

Pursuant to the Vertis Prepackaged Plan, a holder of Vertis Second Lien Notes Claims will receive cash in the amount of any accrued but unpaid interest due on their existing notes as of the Effective Date.  Vertis believes, and this discussion assumes, that to the extent any cash payments are made to a holder of Vertis Second Lien Notes Claims on account of accrued but unpaid interest, such payments should be respected as payments of interest and not as payments reducing principal.

With respect to a holder of Vertis Senior Notes Claims, Vertis Subordinated Notes Claims, ACG Second Lien Notes Claims and Vertis Holdings General Unsecured Claims, the Prepackaged Plans provide that consideration received in respect of such Claims is allocable first to the principal amount of the existing notes (as determined for federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the notes and stock received between principal and interest, or an allocation first to accrued but unpaid interest).  See Section 7.14 of the Vertis Prepackaged Plan and Section 7.14 of the ACG Prepackaged Plan.

There is no assurance that the IRS will respect such allocations for federal income tax purposes.  Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for federal income tax purposes.

6.             Ownership and Disposition of New Vertis Notes

a.             Stated Interest and Original Issue Discount.  A holder of New Vertis Notes will be required to include stated interest on the New Vertis Notes (as applicable) in income in accordance with the holder’s regular method of accounting to the extent such stated interest is “qualified stated interest.”  Stated interest is “qualified stated interest” if it is payable in cash at least annually.  The 13% portion of the interest payable in cash on the New Vertis Second Lien Notes is qualified stated interest.

The remainder of the stated interest payable on the New Vertis Second Lien Notes, and all the stated interest payable on the New Vertis Senior Notes, is payable only at maturity (the “deferred” interest); this portion of the stated interest on the New Vertis Notes will be included in the determination of the OID on those notes.  Accordingly, the New Vertis Notes will be issued with OID to the extent of the deferred interest, and depending on their issue price (discussed below), may be issued with additional OID.

A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” by more than a de minimis amount.  A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the notes, other than qualified stated interest.  Thus, the deferred portion of the stated interest payments on the New Vertis Notes (which, in the case of the New Vertis Senior Notes, is the entire stated interest) will be included in the stated redemption price at maturity and taxed as part of OID.

The “issue price” of any class of New Vertis Notes depends on whether, at any time during the 60-day period ending 30 days after the exchange date, such class of new notes is traded on an “established market” or any class of existing notes exchanged (in whole or in part) for such class of new notes is traded on an established market.  If, as Vertis believes is likely, the New Vertis Notes or the existing notes are treated for this purpose as traded on an established market, the issue price of the New Vertis Second Lien Notes and the New Vertis Senior Notes will equal (or approximate) the fair market value of such notes, respectively, as of the Effective Date.  In such event, a New Vertis Second Lien Note or a New Vertis Senior Note will be treated as issued with OID (in addition to any OID resulting from the deferred portion of the stated interest thereon) to the extent that its issue price is less than its principal amount.  Depending on the fair market value of the new notes, the total amount of OID could be substantial.

Pursuant to applicable Treasury regulations, an “established market” need not be a formal market.  It is sufficient that the notes appear on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions.  Also, under certain circumstances, notes are considered to be publicly traded when price quotations for such notes are readily available from dealers, brokers or traders.  If neither the class of New Vertis Notes nor the existing notes exchanged therefore are traded on an established market, the issue price for such notes should be the stated principal amount of the notes.  In general, Vertis’s determination of issue price will be binding on all holders, other than a holder that explicitly discloses its inconsistent treatment in a statement attached to its timely filed tax return for the taxable year in which the exchange occurs.

A holder of a New Vertis Note that is issued with OID generally will be required to include any OID in income over the term of the note (for so long as the notes continue to be owned by the holder) in accordance with a constant yield-to-maturity method, regardless of whether the holder is a cash or accrual method taxpayer, and regardless of whether and when the holder receives cash payments of interest on the notes (other than cash attributable to qualified stated interest).  Accordingly, a holder could be treated as receiving interest income in advance of a corresponding receipt of cash.  Any OID that a holder includes in income will increase the tax basis of the holder in its notes.  A holder of New Vertis Notes will not be separately taxable on any cash payments of interest that have already been taxed under the OID rules, but will reduce its tax basis in such notes by the amount of such payments.

In compliance with applicable Treasury regulations, Vertis will furnish annually to the IRS and the indenture trustee of any New Vertis Notes treated as issued with OID information describing the amount of any accrued OID.

b.             Acquisition Premium.  The amount of OID includible in a holder’s gross income with respect to a New Vertis Note will be reduced if the note is acquired (or deemed to be acquired) at an “acquisition premium.”  A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the issue price of the debt.  Only if an exchange qualifies as a recapitalization for U.S. federal income tax purposes should a holder have acquisition premium.  Otherwise, a holder’s initial tax basis in a New Vertis Note will equal the issue price of the note.  Thus, a holder of ACG Second Lien Notes will not acquire its New Vertis Notes with acquisition premium.

If a holder has acquisition premium, the amount of any OID includible in its gross income with respect to such notes in any taxable year will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such notes by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

Prospective holders should consult their own tax advisors regarding the application of the “acquisition premium” rules under the Tax Code.

c.             Sale, Exchange or Other Disposition of the New Notes.  Except as discussed below with respect to market discount, any gain or loss recognized by a holder on a sale, exchange or other disposition of a New Vertis Note generally should be capital gain or loss in an amount equal to the difference, if any, between the amount realized by the holder and the holder’s adjusted tax basis in the note immediately before the sale, exchange, redemption or other disposition (increased for any OID accrued through the date of disposition, which OID would be includible as ordinary income).  Any such gain or loss generally should be long-term capital gain or loss if the holder’s holding period in its note is more than one year at that time.

In the case of an exchange of existing Vertis Notes that qualifies as a recapitalization for U.S. federal income tax purposes, the Tax Code indicates that any accrued market discount in respect of the Vertis Notes in excess of the gain recognized in the exchange should not be currently includible in income.  However, such accrued market discount would carry over to any non-recognition property received in exchange therefor (i.e., to the New Vertis Notes received in the exchange), such that any gain recognized by the holder upon a subsequent disposition or repayment of such New Vertis Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income.  To date, specific Treasury regulations implementing this rule have not been issued.

If a holder of accrued market discount notes did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry such notes, such deferred amounts would become deductible at the time of a later taxable disposition, up to the amount of gain that the holder recognizes in the disposition.

7.             Ownership and Disposition of New Common Stock

Subject to the discussion below, any gain or loss recognized by a holder on the sale, exchange, or other disposition of the New Common Stock generally should be capital gain or loss in an amount equal to the difference, if any, between the amount realized by the holder and the holder’s adjusted tax basis in the New Common Stock immediately before the sale, exchange, or other disposition.  Any such gain or loss generally should be long-term if the holder’s holding period for its stock is more than one year at that time.  The use of capital losses is subject to limitations.

If a holder received the New Common Stock in exchange for Vertis Note Claims or Vertis Holdings General Unsecured Claims, any gain recognized by the holder upon a subsequent taxable disposition of the stock (or any stock or property received for it in a later tax-free exchange) would be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Claim for which stock was received and any ordinary loss deductions incurred upon satisfaction of the Claim, less any income (other than interest income) recognized by the holder upon satisfaction of the Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

8.             Ownership, Disposition and Exercise of New Warrants

The characterization of the New Warrants for U.S. federal income tax purposes is uncertain – whether, for example, the New Warrants would be respected as simply options to acquire stock, treated currently as convertible stock (such as due to the right to participate in any cash dividends on an as-if exercised basis), or otherwise.

If the New Warrants are respected as warrants for U.S. federal income tax purposes, a holder generally will not recognize gain or loss when the New Warrants are exercised to acquire the underlying New Common Stock and the holder’s aggregate tax basis in the New Common Stock acquired generally will equal the holder’s aggregate tax basis in the exercised warrants increased by the exercise price.  In such instance, a holder’s holding period in the New Common Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

The New Warrants will participate, on an as-exercised basis, in any cash dividends paid on the New Common Stock.  Although the treatment of these cash distributions from the perspective of an option to acquire stock is unclear, it seems reasonable that any such distributions should be taxable as ordinary income to the holder of the New Warrant.

Upon the lapse or disposition of a New Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant.  In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending on whether the requisite holding period was satisfied.

Alternatively, if the New Warrants are treated as convertible stock for U.S. federal income tax purposes, holding and disposing of the New Warrants generally will be similar to the tax consequences discussed above with respect to the New Common Stock above.  See “—Ownership and Disposition of New Common Stock,” above.  In addition, if the New Warrants are treated as stock, the exercise of such warrants should be treated as a tax-free conversion for U.S. federal income tax purposes in which the holder’s tax basis (increased by the exercise price) and holding period carry over.

In addition, regardless of the treatment of the New Warrants as warrants or stock, any adjustment to the number of shares of New Common Stock for which the New Warrants may be exercised (or to the exercise price of the New Warrants) may under certain circumstances result in constructive distributions that could be taxable to the holder of the New Warrants, or possibly to the holders of New Common Stock.

Accordingly, holders of New Warrants are urged consult their tax advisors regarding the federal income tax consequences to them of owning, disposing and exercising the New Warrants.

9.             Information Reporting and Backup Withholding

Payments of interest or dividends (including accruals of OID) and any other reportable payments, possibly including amounts received pursuant to the Plan and the Merger and payments of proceeds from the sale, retirement or other disposition of new securities, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information.  Backup withholding is not an additional tax.  Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is provided under rules established by the IRS.  Furthermore, certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner.

Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions.  Information may also be required to be provided to the IRS concerning payments, unless an exemption applies.  Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds.  Holders are urged to consult their tax advisors regarding these regulations and whether the exchanges contemplated by the Plan or the Merger would be subject to these regulations and require disclosure on the holders’ tax returns.

XIII.

CONCLUSION

Vertis believes that confirmation and implementation of the Vertis Prepackaged Plan is in the best interests of the holders of claims in Vertis Holdings Class 2B (Vertis Holdings Term Loan Claims), Vertis Holdings Class 4 (Vertis Holdings General Unsecured Claims), Vertis Class 2B (Vertis Term Loan Claims), Vertis Class 4 (Vertis Second Lien Notes Claims), Vertis Class 5 (Vertis Senior Notes Claims), Vertis Class 6 (Vertis Senior Subordinated Notes Claims) who are entitled to vote on the Vertis Prepackaged Plan and urges such holders to vote to accept the Vertis Prepackaged Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent no later than 5:00 p.m., Eastern Time, on July 11, 2008.

ACG believes that confirmation and implementation of the ACG Prepackaged Plan is in the best interests of the holders of claims in ACG Holdings Class 5 (ACG Second Lien Notes Claims against ACG Holdings) and ACG, Inc. Class 5 (ACG Second Lien Notes Claims against ACG, Inc.) who are entitled to vote on the ACG Prepackaged Plan and urges such holders to vote to accept the ACG Prepackaged Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent no later than 5:00 p.m., Eastern Time, on July 11, 2008.

Dated:  June 11, 2008

Respectfully submitted,

By:	/s/ Michael DuBose
Name: Michael DuBose
Title: Chief Executive Officer of Vertis, Inc., Vertis Holdings, Inc., Webcraft, LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing LLC, and USA Direct, LLC

Respectfully submitted,

By:	/s/ Stephen Dyott
Name: Stephen Dyott
Title: Chief Executive Officer of American Color Graphics, Inc., ACG Holdings, Inc., American Images of North America, Inc., Sullivan Marketing, Inc., and Sullivan Media Corporation

Exhibit A

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:
	:	Chapter 11
:
VERTIS HOLDINGS, INC., et al.,	:
	:	Case Nos. 08-
:
Debtors.	:	(Jointly Administered)
:
x

JOINT PREPACKAGED PLANS OF REORGANIZATION
OF VERTIS HOLDINGS, INC., ET AL. PROPOSED BY
VERTIS HOLDINGS, INC., ET AL. AND ACG HOLDINGS, INC., ET AL.

Vertis Holdings, Inc., Vertis, Inc., Webcraft, LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing LLC, and USA Direct, LLC (the “Vertis Debtors”) and ACG Holdings, Inc., American Color Graphics, Inc, American Images of North America, Inc., Sullivan Marketing, Inc., and Sullivan Media Corporation (collectively, the “ACG Debtors”) propose the following joint prepackaged chapter 11 plans for the Vertis Debtors (collectively, the “Prepackaged Plan”) pursuant to section 1121(a) of the Bankruptcy Code.

This Prepackaged Plan contemplates joint chapter 11 plans for the Vertis Debtors, of which the Vertis Debtors and the ACG Debtors are co-proponents.  The Vertis Debtors are co-proponents with the ACG Debtors of the chapter 11 plan proposed for the ACG Debtors in the ACG Debtors’ Reorganization Cases (as defined herein).  This Prepackaged Plan is comprised of two chapter 11 plans – one for Vertis Holdings, Inc. and one for the substantively consolidated estates of the other Vertis Debtors.

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ARTICLE I

DEFINITIONS AND INTERPRETATION

A.            Definitions.

The following terms used herein shall have the respective meanings set forth below:

1.1           9 3/4% Indenture means that certain indenture, dated as of June 6, 2003, between Vertis, the Vertis Indenture Trustee, and the Vertis Subsidiary Debtors as guarantors, pursuant to which the Vertis Second Lien Notes were issued.

1.2           10% Indenture means that certain indenture, dated as of July 3, 2003, between American Color Graphics, Inc., the ACG Indenture Trustee, and ACG Holdings as guarantor, pursuant to which the ACG Second Lien Notes and the ACG Secured Notes were issued.

1.3           10 7/8% Indenture means that certain indenture, dated as of June 24, 2002, between Vertis, the Vertis Indenture Trustee, and the Vertis Subsidiary Debtors as guarantors, pursuant to which the Vertis Senior Notes were issued.

1.4           13 1/2% Indenture means that certain indenture, dated as of February 28, 2003, between Vertis, the Vertis Indenture Trustee, and the Vertis Subsidiary Debtors as guarantors, pursuant to which the Vertis Senior Subordinated Notes were issued.

1.5           ACG Bridge Facility Agreement means that certain Amended and Restated Bridge Facility Agreement, dated as of June 4, 2008, among American Color Graphics, Inc., as borrower, ACG Holdings, Inc., as guarantor, Special Situations Investing Group, Inc., as administrative agent, and certain lenders.

1.6           ACG Debtor-in-Possession Financing means the postpetition financing agreement among the ACG Debtors and lenders party thereto as described in the Term Sheet.

1.7           ACG Debtors has the meaning ascribed to such term in the introduction.

1.8           ACG Debtors’ Prepackaged Plan means the chapter 11 plans of the ACG Debtors, under which the Vertis Debtors are co-proponents, filed with the Bankruptcy Court on the date hereof.

1.9           ACG Debtors’ Reorganization Cases means each of the ACG Debtors’ voluntary cases filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

1.10         ACG DIP Lenders means the lenders party to the ACG Debtor-in-Possession Financing.

1.11         ACG First Lien Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of May 5, 2005, among American Color Graphics, Inc., as borrower, ACG Holdings, Inc., as guarantor, and Bank of America, N.A. as administrative agent.

1.12         ACG Indenture Trustee means The Bank of New York Trust Company N.A. and/or its successors, as indenture trustee under the 10% Indenture.

1.13         ACG Informal Committee means that certain informal committee comprised of certain holders of the ACG Second Lien Notes that are parties to the Restructuring Agreement.

1.14         ACG Released Parties means (i) any holder signatory to the Restructuring Agreement that is a holder of ACG Second Lien Notes and such holder’s successors and assigns thereunder; (ii) the ACG Indenture Trustee; (iii) the ACG Informal Committee and its members; (iv) the ACG Shareholders; (v) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the ACG Debtors; (vi) the ACG Debtors; (vii) the lenders and the administrative agent under the ACG Bridge Facility Agreement; (viii) the lenders and the administrative agent under the ACG First Lien Credit Agreement and their successors and assigns; (ix) the ACG DIP Lenders and their successors and assigns; (x) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (i) through (ix); and (xi) the directors, officers, partners, members, representatives and employees of the parties described in clauses (i) through (x) hereof; provided, however, that each of the parties described in (i) though (xi) shall only be an ACG Released Party to the extent that any such party forever releases, waives, and discharges all claims, demands, causes of action, and the like, relating to the Vertis Debtors or their affiliates or the ACG Debtors or their affiliates, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, subject to a limited carve-out solely for criminal acts and fraud, against the Vertis Released Parties.

1.15         ACG Second Lien Notes means those certain 10% Senior Secured Second Lien Notes due 2010 issued by American Color Graphics, Inc. pursuant to the 10% Indenture.

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1.16         ACG Second Lien Notes Claim means any Claim against any ACG Debtor arising under or in connection with the ACG Second Lien Notes or the 10% Indenture, other than an ACG Section 510(b) Claim and an ACG Secured Notes Claim.

1.17         ACG Section 510(b) Claim means any Claim against an ACG Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of an ACG Debtor or an affiliate of an ACG Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.18         ACG Secured Notes means those certain secured non-interest bearing promissory notes due September 15, 2008 issued pursuant to the 10% Indenture.

1.19         ACG Secured Notes Claim means any Claim against the ACG Debtors arising under or in connection with the ACG Secured Notes or the 10% Indenture other than an ACG Section 510(b) Claim and an ACG Second Lien Notes Claim.

1.20         ACG Shareholders means Metalmark Subadvisor LLC and its controlled affiliates (other than the “portfolio companies” controlled or managed by it, and the ACG Debtors).

1.21         Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Vertis Debtors’ Reorganization Cases Allowed under and in accordance with, as applicable, sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including (i) any actual and necessary costs and expenses of preserving the Vertis Debtors’ estates, (ii) any actual and necessary costs and expenses of operating the Vertis Debtors’ businesses, (iii) any indebtedness or obligations incurred or assumed by the Vertis Debtors during the Vertis Debtors’ Reorganization Cases, (iv) any compensation for professional services rendered and reimbursement of expenses incurred, (v) Vertis Informal Committee Claims, (vi) Indenture Trustee Claims, and (vii) any Allowed superpriority administrative expense claims approved by Final Order to holders of Allowed Vertis Second Lien Notes Claims or the lenders under the Vertis Revolving Credit Facility, the Vertis Term Loan or the Debtor-in-Possession Financing.  Any fees or charges assessed against the estates of the Vertis Debtors under section 1930 of chapter 123 of title 28 of the United States Code is excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.1 of the Prepackaged Plan.

1.22         Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed within the period specified in Section 8.2 hereof or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Vertis Debtors and the amount thereof are

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determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly allowed hereunder.

1.23         Avenue means Avenue Investments, L.P., CDP Global Opportunities Fund, L.P., Avenue International Master, L.P., Avenue Special Situations Fund IV, L.P. Avenue Special Situations Fund V, L.P. and their associated affiliates (other than the “portfolio companies” controlled or managed by them).

1.24         Avenue Advisory Services Agreement means the advisory services agreement to be entered into by the Vertis Debtors and the ACG Debtors on the Effective Date with multiple affiliates of Avenue, substantially in the form to be included in the Plan Supplement.

1.25         Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

1.26         Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court of the United States having jurisdiction over the Vertis Debtors’ Reorganization Cases.

1.27         Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code.

1.28         Benefit Plans means all benefit plans, policies, and programs sponsored by the Vertis Debtors, including all savings plans and health and welfare plans.

1.29         Business Day means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.30         Carve-out has the meaning ascribed to such term in Section 11.5 of the Prepackaged Plan.

1.31         Cash means legal tender of the United States of America.

1.32         Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.33         Class means any group of substantially similar Claims or Equity Interests classified by the Prepackaged Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.34         CLI means CLI Associates, LLC.

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1.35         CLI Letter Agreement means that certain letter agreement, dated May 22, 2008, by and among Vertis, Vertis Holdings, CLI, and CLI/THLEF IV Vertis LLC relating to the Restructuring Agreement.

1.36         Collateral means any property or interest in property of the estates of the Vertis Debtors subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.37         Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.38         Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Prepackaged Plan, as such hearing may be adjourned or continued from time to time.

1.39         Confirmation Order means the order or orders of the Bankruptcy Court confirming the Prepackaged Plan.

1.40         Cure means the payment of Cash by the Vertis Debtors, or the distribution of other property (as the parties may agree, subject to Noteholder Consent, or the Bankruptcy Court may order), as necessary to (i) cure a monetary default by the Vertis Debtors in accordance with the terms of an executory contract or unexpired lease of the Vertis Debtors and (ii) permit the Vertis Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.41         Debtor-in-Possession Financing means the postpetition financing agreement among the DIP Lenders and the Vertis Debtors as described in the Term Sheet.

1.42         DIP Lenders means the lenders party to the Debtor-in-Possession Financing.

1.43         DIP Lender Claim means any Claim arising under or in connection with the Debtor-in-Possession Financing.

1.44         Disbursement Agent means any entity in its capacity as a disbursement agent under Section 7.3 of the Prepackaged Plan.

1.45         Disclosure Statement means that certain disclosure statement relating to the Prepackaged Plan, including all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time with the reasonable consent of the Vertis Debtors and the ACG Debtors and with Noteholder Consent, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

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1.46         Disputed Claim means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest (a) to the extent neither Allowed nor disallowed under the Prepackaged Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Vertis Debtors or any party in interest has interposed a timely objection or request for estimation prior to the Confirmation Date in accordance with the Prepackaged Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.47         Distribution Record Date means, other than with respect to any publicly held securities, the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims, which date shall be five (5) Business Days after the Effective Date.

1.48         Effective Date means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 10.1 hereof shall have been satisfied or waived as provided in Section 10.2 hereof; provided, however, that if a stay, injunction or similar prohibition of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay, injunction or similar prohibition is no longer in effect.

1.49         Equity Incentive Plan means a management equity incentive plan, substantially in the form to be annexed to the Plan Supplement, which will be adopted by the board of directors of Reorganized Vertis Holdings following the Effective Date.

1.50         Equity Interest means the interest of any holders of equity securities of any of the Vertis Debtors represented by issued and outstanding shares of common or preferred stock or other instruments evidencing a present ownership interest in any of the Vertis Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, acquire any such interest.

1.51         Estates means the estates of each of the Vertis Debtors as created under section 541 of the Bankruptcy Code.

1.52         Evercore Parties means Evercore Capital Partners, L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners, L.P. and Evercore Advisors, Inc.

1.53         Exit Financing means the financing facility to be entered into by the Reorganized Debtors and the Reorganized ACG Debtors, subject to Noteholder Consent, on the Effective Date, which shall be in the form of (i) a first lien revolving credit facility in an amount of up to $250 million and (ii) one or more debt facilities in an aggregate amount of no less than $200 million and no more than $400 million, commitment letters for which will be included in the Plan Supplement.

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1.54         Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.55         General Unsecured Claim means any Claim against any Debtor other than an Administrative Expense Claim, Priority Tax Claim, DIP Lender Claim, Other Priority Non-Tax Claim, Other Secured Claim, Vertis Holdings Revolving Credit Facility Guarantee Claim, Vertis Holdings Term Loan Guarantee Claim, Vertis Holdings Section 510(b) Claim, Vertis Revolving Credit Facility Claim, Vertis Term Loan Claim, Vertis Second Lien Notes Claim, Vertis Senior Notes Claim, Vertis Senior Subordinated Notes Claim, or Vertis Section 510(b) Claim.

1.56         Goldman means Goldman, Sachs & Co.

1.57         Goldman Advisory Services Agreement means the advisory services agreement to be entered into by the Vertis Debtors and the ACG Debtors on the Effective Date with an affiliate of Goldman, substantially in the form to be included in the Plan Supplement.

1.58         Indenture Trustee Claims means the reasonable fees, costs, and expenses incurred by the Vertis Indenture Trustee under the Vertis indentures in the performance of its duties and as provided under the Vertis indentures (including the reasonable fees, costs, and expenses incurred by the Vertis Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs, and expenses are reimbursable under the terms of the applicable indenture and provided, further that Vertis shall pay all reasonable fees, costs, and expenses incurred by the financial advisor to the Vertis Indenture Trustee so long as such financial advisor is Houlihan Lokey Howard & Zukin Capital, Inc. (whose fees, costs and expenses are to be paid pursuant to Section 13.2 hereof).

1.59         Informal Committees means the Vertis Informal Committee and the ACG Informal Committee.

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1.60         Intercompany Claim means the net intercompany Claim owing to Vertis Holdings from Vertis and certain of its subsidiaries, which shall be Allowed in the amount of $3.232 million.

1.61         Intercompany Payment means the payment in full, in Cash, of the Intercompany Claim less any Cash forgone in connection with the Vertis Holdings Alternative Recovery.

1.62         Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.63         Local Bankruptcy Rules means the Local Bankruptcy Rules for the District of Delaware.

1.64         Merger Agreement means that certain Agreement and Plan of Merger among Vertis Holdings, Inc., Vertis, Inc. and ACG Holdings, Inc, dated as of May 22, 2008.

1.65         New Bonus Plan means a plan, substantially in the form to be included in the Plan Supplement, adopted by Vertis Holdings providing for the issuance of cash bonuses of an aggregate of no more than $3 million to officers and key employees of the Vertis Debtors, the ACG Debtors and their affiliates, which bonuses will be conditioned on the occurrence of the Effective Date and will be paid upon the Effective Date and subject to the reasonable approval of Avenue, upon consultation with Goldman and TCW.

1.66         New Common Stock means the new common stock, par value $.001 per share, issued by Vertis Holdings prior to the Effective Date, as further described in the Disclosure Statement in the section thereof titled “Description of New Common Stock,” of which twenty-five million (25,000,000) shares shall be authorized pursuant to the Restated Certificate of Incorporation and up to ten million (10,000,000) shares shall be issued pursuant to the Prepackaged Plan.  In respect of distributions of New Common Stock pursuant to the Prepackaged Plan and the ACG Debtors’ Prepackaged Plan (other than with respect to Vertis Holdings Class 4 Claims), the New Common Stock shall be contributed immediately prior to or on the Effective Date as a capital contribution to Vertis by Vertis Holdings, and distributed on the Effective Date by the Disbursement Agent on behalf of Vertis.

1.67         New Vertis Second Lien Indenture means that certain indenture pursuant to which the New Vertis Second Lien Notes will be issued, substantially in the form to be included in the Plan Supplement.

1.68         New Vertis Second Lien Notes means those certain new second lien notes that will be issued by Vertis pursuant to the New Vertis Second Lien Indenture, as further described in the Disclosure Statement in the section titled “Description of New Vertis Second Lien Notes.”

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1.69         New Vertis Senior Notes means those certain new senior unsecured notes that will be issued by Vertis pursuant to the New Vertis Senior Indenture, as further described in the Disclosure Statement section titled “Description of New Vertis Senior Notes.”

1.70         New Vertis Senior Notes Indenture means that certain indenture pursuant to which the New Vertis Senior Notes will be issued, substantially in the form to be included in the Plan Supplement.

1.71         New Warrants means warrants issued by Vertis Holdings, to acquire New Common Stock, as further described in the “Description of New Warrants” section in the Disclosure Statement, and governed by the New Warrant Agreement.  In respect of distributions of New Warrants pursuant to the Prepackaged Plan, the New Warrants shall be contributed immediately prior to or on the Effective Date as a capital contribution to, and distributed on the Effective Date on behalf of, Vertis.

1.72         New Warrant Agreement means the warrant agreement governing the New Warrants, substantially in the form to be included in the Plan Supplement.

1.73         Noteholder Consent means the reasonable consent of each Informal Committee and the Vertis Second Lien Noteholder Group, which to the extent practicable shall be obtained prior to any action requiring such consent.

1.74         Other Secured Claim means any Secured Claim against the Vertis Debtors other than a Vertis Second Lien Notes Claim, Vertis Holdings Revolving Credit Facility Guarantee Claim, Vertis Holdings Term Loan Guarantee Claim, Vertis Revolving Credit Facility Claim or Vertis Term Loan Claim.

1.75         Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

1.76         Petition Date means the date on which each of the respective Vertis Debtors files its voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code.

1.77         Plan Supplement means the compilation of documents and exhibits relevant to the implementation of the Prepackaged Plan filed with the Bankruptcy Court not later than ten (10) days prior to the deadline for filing objections to the Prepackaged Plan, each in form and substance, including any alteration, amendment, modification or supplement, subject to the reasonable consent of the Vertis Debtors and ACG Debtors and Noteholder Consent, including the Stockholders’ Agreement, the Restated Certificates of Incorporation, the Restated Bylaws, the New Vertis Second Lien Notes Indenture, the New Vertis Senior Notes Indenture, the New Warrant Agreement, the Equity Incentive Plan, the New Bonus Plan, the schedule of executory contracts and unexpired leases to be rejected, the Avenue Advisory Services Agreement, the Goldman

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Advisory Services Agreement, the TCW Advisory Services Agreement, and the Exit Financing commitment letters.  In addition, the Plan Supplement shall include the list of the initial members of the board of directors and officers of the Reorganized Debtors and the list of the initial members of the board of directors and officers of each ACG Reorganized Debtor, to be selected in accordance with Section 6.2(c) hereof.

1.78         Prepackaged Plan means these joint prepackaged plans of reorganization, including the exhibits and schedules hereto and contained in the Plan Supplement.

1.79         Priority Non-Tax Claim means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

1.80         Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.81         Reorganized ACG Debtor means any of the ACG Debtors after the effective date in the ACG Debtors’ Reorganization Cases.

1.82         Reorganized Debtor means any of the Vertis Debtors after the Effective Date.

1.83         Reorganized Vertis Holdings means Vertis Holdings after the Effective Date.

1.84         Restated Bylaws means the amended or restated bylaws to be adopted by Vertis Holdings upon the Effective Date, substantially in the form to be included in the Plan Supplement.

1.85         Restated Certificate of Incorporation means the second amended and restated certificate of incorporation to be adopted by Vertis Holdings and filed with the Secretary of State of Delaware prior to or on the Effective Date, which shall be substantially in the form to be included in the Plan Supplement.

1.86         Restructuring Agreement means that certain agreement, dated May 22, 2008, by and among the Vertis Debtors, certain of the ACG Debtors and certain holders of the Vertis Second Lien Notes, Vertis Senior Notes, Vertis Senior Subordinated Notes and ACG Second Lien Notes, attached to the Disclosure Statement as Exhibit D, which presents the material terms of the Prepackaged Plan in accordance with the terms and conditions set forth in the Term Sheet.

1.87         Secured Claim means, with respect to any Claim against any Vertis Debtor, that portion which, pursuant to section 506 of the Bankruptcy Code, is (a) secured by a valid, perfected and enforceable security interest, Lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or nonbankruptcy law, in or upon any right, title or interest of a Vertis Debtor in and to

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property of the relevant estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the Prepackaged Plan (subject to the occurrence of the Effective Date).  The defined term Secured Claim includes any Claim that is:  (i) subject to an offset right under applicable law, and (ii) a secured claim against a Vertis Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code.

1.88         Stockholders’ Agreement means that certain agreement, by and among Vertis Holdings and certain holders of the New Common Stock, to be entered into on the Effective Date on terms and conditions consistent with the Shareholder Term Sheet attached to the Term Sheet as Exhibit G, and substantially in the form to be included in the Plan Supplement.

1.89         TCW means Trust Company of the West.

1.90         TCW Advisory Services Agreement means the advisory services agreement to be entered into by the Vertis Debtors and the ACG Debtors on the Effective Date with an affiliate of TCW, substantially in the form to be included in the Plan Supplement.

1.91         Term Sheet means that certain agreement, dated May 22, 2008, which sets forth the material terms of the proposed restructuring and the Prepackaged Plan, and is attached to the Restructuring Agreement as Exhibit A.

1.92         THL/Evercore Letter Agreement means that certain letter agreement, dated May 22, 2008, by and among Vertis, Vertis Holdings, the THL Parties and the Evercore Parties, relating to the Restructuring Agreement.

1.93         THL Fund Parties means Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., and Thomas H. Lee Investors, L.P.

1.94         THL Parties means the THL Fund Parties, the shareholders of Vertis Holdings that have invested in the securities of Vertis with the THL Fund Parties and have executed the THL/Evercore Letter Agreement, Thomas H. Lee Capital, LLC and THL Equity Advisors IV, LLC.

1.95         Vertis means Vertis, Inc.

1.96         Vertis Credit Agreement means that certain Credit Agreement, as amended, dated as of December 22, 2004, by and among Vertis, Vertis Limited, and Vertis Digital Services, as Borrowers, and General Electric Capital Corporation, as Agent, L/C Issuer, Swing Line Lender and a Lender, and the Other Financial Institutions Party hereto, as Lenders and GECC Capital Markets Group, Inc. as Lead Arranger, and Bank of America, N.A. as Documentation Agent and Joint-Lead Arranger, as amended from time to time, consisting of the Vertis Revolving Credit Facility and the Vertis Term Loan.

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1.97         Vertis Debtors has the meaning ascribed to such term in the introduction.

1.98         Vertis Equity Interest means any Equity Interest in Vertis or any of the Vertis Subsidiary Debtors.

1.99         Vertis General Unsecured Claim means any General Unsecured Claim against Vertis or any of the Vertis Subsidiary Debtors, including (i) Vertis Informal Committee Claims, to the extent not Allowed as Administrative Expense Claims, (ii) Indenture Trustee Claims, to the extent not Allowed as Administrative Expense Claims and (iii) any Claims of advisors to the Vertis Debtors, to the extent not Allowed as Administrative Expense Claims.

1.100       Vertis Holdings means Vertis Holdings, Inc.

1.101       Vertis Holdings Alternative Recovery means the option provided to holders of a Vertis Holdings General Unsecured Claim to receive from Vertis Holdings all or a portion of their recovery in New Common Stock (based on the reorganized equity value set forth in the Disclosure Statement) instead of Cash.

1.102       Vertis Holdings Equity Interest means any Equity Interest in Vertis Holdings.

1.103       Vertis Holdings General Unsecured Claim means any General Unsecured Claim against Vertis Holdings, including claims arising under or in connection with the Vertis Holdings Mezzanine Note Agreement or the Vertis Holdings Mezzanine Notes, other than a Vertis Holdings Section 510(b) Claim.

1.104       Vertis Holdings Mezzanine Note Agreement means that certain Mezzanine Note and Warrant Purchase Agreement of Vertis Holdings, dated as of December 7, 1999 between Vertis Holdings and certain investors named therein.

1.105       Vertis Holdings Mezzanine Notes means those certain Mezzanine Notes of Vertis Holdings issued pursuant to the Vertis Holdings Mezzanine Note Agreement.

1.106       Vertis Holdings Other Secured Claims means any Other Secured Claim against Vertis Holdings.

1.107       Vertis Holdings Priority Non-Tax Claim means any Priority Non-Tax Claim against Vertis Holdings.

1.108       Vertis Holdings Revolving Credit Facility Guarantee Claim means any Claim against Vertis Holdings arising from Vertis Holdings’ guarantee of Vertis’ obligations arising under or in connection with the Revolving Credit Facility.

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1.109       Vertis Holdings Section 510(b) Claim means any Claim against Vertis Holdings that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of Vertis Holdings or an affiliate of Vertis Holdings, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

1.110       Vertis Holdings Term Loan Guarantee Claim means any Claim against Vertis Holdings arising from Vertis Holdings’ guarantee of Vertis’ obligations arising under or in connection with the Vertis Term Loan.

1.111       Vertis Indenture Trustee means The Bank of New York, and/or its successors, as indenture trustee under the 9 3/4% Indenture, the 10 7/8% Indenture and the 13 1/2% Indenture.

1.112       Vertis Informal Committee means that certain informal committee comprised of certain holders of the Vertis Senior Notes that are parties to the Restructuring Agreement.

1.113       Vertis Informal Committee Claims means (i) all reasonable fees and expenses incurred by the professional advisors to the Vertis Informal Committee and its members, consisting of Akin Gump Strauss Hauer & Feld LLP pursuant to the terms of its prepetition engagement letter, Skadden, Arps, Slate, Meagher & Flom LLP, Jefferies & Company, Inc., FTI Consulting, Inc., and Delaware local counsel,  in each case, without any requirement for the filing of retention applications or fee applications in the Vertis Debtors’ Reorganization Cases, (ii) all reasonable fees and expenses incurred by the professional advisors to the Vertis Second Lien Noteholder Group, consisting of Stroock & Stroock & Lavan LLP, Houlihan Lokey Howard & Zukin Capital, Inc., and Delaware local counsel, in each case, pursuant to the terms of their respective pre-petition engagement letters, without any requirement for the filing of retention applications or fee applications in the Vertis Debtors’ Reorganization Cases, (iii) all reasonable fees and expenses after May 22, 2008 incurred by Dewey & LeBoeuf LLP and Delaware local counsel, as counsel to certain holders of Vertis Senior Subordinated Notes, up to a cap of $100,000, without any requirement for the filing of retention applications or fee applications in the Vertis Debtors’ Reorganization Cases, and (iv) claims for out-of-pocket expenses incurred by the members of the Vertis Informal Committee and the Vertis Second Lien Noteholder Group in connection with the Vertis Debtors’ Reorganization Cases, which, in each case ((i) and (ii) above), shall be Allowed in full and shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenges under any applicable law or regulation by any Person; provided, however, Vertis shall not be required to reimburse the members of the Vertis Informal Committee for out-of-pocket expenses in excess of $20,000 in the aggregate and Vertis shall not be required to reimburse the members of the Vertis Second Lien Noteholder Group for out-of-pocket expenses in excess of $20,000 in the aggregate.

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1.114       Vertis Other Secured Claims means any Other Secured Claim against Vertis or any of the Vertis Subsidiary Debtors.

1.115       Vertis Priority Non-Tax Claim means any Priority Non-Tax Claim against Vertis or any of the Vertis Subsidiary Debtors.

1.116       Vertis Released Parties means (i) any holder signatory to the Restructuring Agreement that is a holder of Vertis Second Lien Notes, Vertis Senior Notes or Vertis Senior Subordinated Notes and such holder’s successors and assigns thereunder; (ii) the Vertis Indenture Trustee; (iii) the Vertis Informal Committee and its members; (iv) the Vertis Second Lien Noteholder Group and its members, (v) the Vertis Shareholders; (vi) the lenders and administrative agent under the Vertis Credit Agreement and their successors and assigns; (vii) the DIP Lenders and their successors and assigns; (viii) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the Vertis Debtors; (ix) the Vertis Debtors; (x) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (i) through (ix) hereof;  provided, however, that professional advisors and attorneys in clause (x) shall only include those that provided services related to the transactions contemplated by this Prepackaged Plan, the Restructuring Agreement (and any predecessor restructuring transaction), and/or the Merger Agreement, including the acquisition of any financing related to any such transactions; and (xi) the directors, officers, partners, members, representatives and employees of the parties described in clauses (i) through (x) hereof.

1.117       Vertis Revolving Credit Facility means the portion of the Vertis Credit Agreement pursuant to which certain lenders thereunder provide revolving credit advances.

1.118       Vertis Revolving Credit Facility Claim means any Claim, against any Vertis Debtor other than Vertis Holdings relating to the Vertis Revolving Credit Facility, arising under or in connection with the Vertis Credit Agreement, including any Claim arising from the Vertis Subsidiary Debtors’ guarantee of Vertis’ obligations arising under or in connection with the Vertis Revolving Credit Facility.

1.119       Vertis Second Lien Noteholder Group means a group comprised of certain holders of the Vertis Second Lien Notes that are parties to the Restructuring Agreement.

1.120       Vertis Second Lien Notes means those certain 9 3/4% Senior Secured Second Lien Notes due 2009, issued by Vertis pursuant to the 9 3/4% Indenture.

1.121       Vertis Second Lien Notes Claim means any Claim against any Vertis Debtor arising under or in connection with, the Vertis Second Lien Notes or the 9 3/4% Indenture, other than a Vertis Section 510(b) Claim or a Vertis Holdings Section 510(b) Claim.

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1.122       Vertis Section 510(b) Claim means any Claim against Vertis or any Vertis Subsidiary that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of Vertis or any Vertis Subsidiary or an affiliate of Vertis or any Vertis Subsidiary, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

1.123       Vertis Senior Notes means those certain 10 7/8% Senior Notes due 2009, issued by Vertis pursuant to the 10 7/8% Indenture.

1.124       Vertis Senior Notes Claim means any Claim against any Vertis Debtor arising under or in connection with the Vertis Senior Notes or the 10 7/8% Indenture, other than a Vertis Section 510(b) Claim or a Vertis Holdings Section 510(b) Claim.

1.125       Vertis Senior Subordinated Notes means those certain 13 1/2% Senior Subordinated Notes due 2009, issued by Vertis pursuant to the 13 1/2% Indenture.

1.126       Vertis Senior Subordinated Notes Claim means any Claim arising under or in connection with the Vertis Senior Subordinated Notes or the 13 1/2% Indenture, other than a Vertis Section 510(b) Claim or a Vertis Holdings Section 510(b) Claim.

1.127       Vertis Shareholders means (i) the THL Fund Parties, the shareholders of Vertis Holdings that have invested in the securities of Vertis with the THL Fund Parties and have signed or hereafter sign the THL/Evercore Letter Agreement, Thomas H. Lee Capital, LLC, and THL Equity Advisors IV, LLC; (ii) Evercore Capital Partners, L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners, L.P., and Evercore Advisors Inc.; and (iii) the controlled affiliates of the entities in (i)-(ii) (other than the “portfolio companies” controlled or managed by them and Vertis).

1.128       Vertis Subsidiary Debtors means Webcraft LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing LLC, and USA Direct, LLC.

1.129       Vertis Term Loan means the portion of the Vertis Credit Agreement pursuant to which certain lenders thereunder provided a term loan to Vertis in the original principal amount of $50 million.

1.130       Vertis Term Loan Claim means any Claim against any Vertis Debtor, other than Vertis Holdings arising under or in connection with, the Vertis Term Loan, including any Claim arising from the Vertis Subsidiary Debtors’ guarantee of Vertis’ obligations arising under or in connection with the Vertis Term Loan.

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B.            Rules of Interpretation.

For purposes of the Prepackaged Plan:  (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) unless otherwise specified, any reference in the Prepackaged Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the Prepackaged Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to an entity as a holder of a Claim or Equity Interest includes that entity’s successors and assigns; (5) unless otherwise specified, all references in the Prepackaged Plan to articles are references to articles of the Prepackaged Plan; (6) unless otherwise specified, all references in the Prepackaged Plan to exhibits are references to exhibits in the Plan Supplement; (7) the words “herein,” “hereof,” and “hereto” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to articles of the Prepackaged Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise set forth in the Prepackaged Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form in the Prepackaged Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (12) all references to docket numbers of documents filed in the Vertis Debtors’ Reorganization Cases or the ACG Debtors’ Reorganization Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Vertis Debtors’ Reorganization Cases or the ACG Debtors’ Reorganization Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further Bankruptcy Court order.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

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ARTICLE II

PROVISIONS FOR PAYMENT OF UNCLASSIFIED
ADMINISTRATIVE, PROFESSIONAL AND TAX CLAIMS

2.1           Administrative Expense Claims.

Each holder of an Allowed Administrative Expense Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of Vertis Informal Committee Claims, in the ordinary course of business pursuant to the terms of prepetition engagement letters, if applicable, without the requirement to file a fee application with the Bankruptcy Court, but no later than the Effective Date, (b) in the case of professional fees and expenses for other advisors, as soon as practicable after Bankruptcy Court approval thereof, or, in the case of professionals retained by the Vertis Debtors in the ordinary course of their business, if any, on such terms as are customary between the Vertis Debtors and such professionals; (c) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Vertis Debtor’s business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions, or (d) with respect to any Claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such Claim and, subject to Noteholder Consent, the Vertis Debtors.  Disputed but not yet Allowed Administrative Expense Claims will be reserved for as of the Effective Date.

2.2           Professional Compensation and Reimbursement Claims.

Except as provided in Section 2.1 hereof, all entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3           Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim against a Debtor agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax

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Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Vertis Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the Vertis Debtors and the holder of such Claim.

2.4           DIP Lender Claims.

On the Effective Date, all Allowed DIP Lender Claims, if any, shall be paid in full in Cash from the Exit Financing. Upon payment and satisfaction in full of all Allowed DIP Lender Claims, all Liens and security interests granted to secure such obligations, whether in the Vertis Debtors’ Reorganization Cases or otherwise, shall be terminated and of no further force or effect.

ARTICLE III

CLASSIFICATION OF CLAIMS
AND EQUITY INTERESTS

The Prepackaged Plan is premised upon the substantive consolidation of Vertis and the Vertis Subsidiary Debtors (but not Vertis Holdings) for purposes of the Prepackaged Plan only.  Accordingly, for purposes of the Prepackaged Plan, the assets and liabilities of Vertis and the Vertis Subsidiary Debtors are deemed the assets and liabilities of a single, consolidated entity.

The categories of Claims and Equity Interests are classified for all purposes, including voting, confirmation, and distribution, pursuant to the Prepackaged Plan as follows:

Class	Designation	Impairment	Entitled to Vote

Vertis Holdings Class 1	Vertis Holdings Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Vertis Holdings Class 2A	Vertis Holdings Revolving Credit Facility Guarantee Claims	Unimpaired	No (deemed to accept)

Vertis Holdings Class 2B	Vertis Holdings Term Loan Guarantee Claims	May be Impaired	Yes

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Class	Designation	Impairment	Entitled to Vote

Vertis Holdings Class 3	Vertis Holdings Other Secured Claims	Unimpaired	No (deemed to accept)

Vertis Holdings Class 4	Vertis Holdings General Unsecured Claims	Impaired	Yes

Vertis Holdings Class 5	Vertis Holdings Section 510(b) Claims	Impaired	No (deemed to reject)

Vertis Holdings Class 6	Vertis Holdings Equity Interests	Impaired	No (deemed to reject)

Vertis Class 1	Vertis Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

Vertis Class 2A	Vertis Revolving Credit Facility Claims	Unimpaired	No (deemed to accept)

Vertis Class 2B	Vertis Term Loan Claims	May be Impaired	Yes

Vertis Class 3	Vertis Other Secured Claims	Unimpaired	No (deemed to accept)

Vertis Class 4	Vertis Second Lien Notes Claims	Impaired	Yes

Vertis Class 5	Vertis Senior Notes Claims	Impaired	Yes

Vertis Class 6	Vertis Senior Subordinated Notes Claims	Impaired	Yes

Vertis Class 7	Vertis General Unsecured Claims	Unimpaired	No (deemed to accept)

Vertis Class 8	Vertis Section 510(b) Claims	Impaired	No (deemed to reject)

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Class	Designation	Impairment	Entitled to Vote

Vertis Class 9	Vertis Equity Interests	Unimpaired	No (deemed to accept)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1           Vertis Holdings Class 1 – Vertis Holdings Priority Non-Tax Claims.

(a)           Impairment and Voting.  Vertis Holdings Class 1 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Holdings Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practical, each holder of an Allowed Vertis Holdings Priority Non-Tax Claim shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

4.2           Vertis Holdings Class 2A – Vertis Holdings Revolving Credit Facility Guarantee Claim.

(a)           Impairment and Voting. Vertis Holdings Class 2A is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Holdings Revolving Credit Facility Guarantee Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to accept the Prepackaged Plan.

(b)           Distribution.  On the Effective Date, each holder of an Allowed Vertis Holdings Revolving Credit Facility Guarantee Claim shall receive the treatment described on account of its Allowed Vertis Revolving Credit Facility Claim and shall not receive any distribution on account of such holder’s Vertis Holdings Revolving Credit Facility Guarantee Claim.

4.3           Vertis Holdings Class 2B – Vertis Holdings Term Loan Guarantee Claim.

(a)           Impairment and Voting. Vertis Holdings Class 2B may be impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Holdings Term Loan Guarantee Claim is entitled to vote to accept or reject the Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claim will be unimpaired if the holder shall receive the treatment under Section 4.10(b)(i) hereof.

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(b)           Distribution.  On the Effective Date, each holder of an Allowed Vertis Holdings Term Loan Guarantee Claim shall receive the treatment described on account of its Allowed Vertis Term Loan Claim in satisfaction of such holder’s Vertis Holdings Term Loan Guarantee Claim.

4.4           Vertis Holdings Class 3 – Vertis Holdings Other Secured Claims.

(a)           Impairment and Voting.  Vertis Holdings Class 3 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Holdings Other Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Vertis Holdings Other Secured Claim agrees to less favorable treatment, each Allowed Vertis Holdings Other Secured Claim, if any, shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Vertis Holdings Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Allowed Vertis Holdings Other Secured Claims that are not due and payable on or before the Effective Date shall, at Vertis Holdings’ option, subject to Noteholder Consent, be paid (i) in the ordinary course of business in accordance with the course of practice between Vertis Holdings and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

4.5           Vertis Holdings Class 4 – Vertis Holdings General Unsecured Claims.

(a)           Allowance of Claims, Impairment and Voting. The following Vertis Holdings General Unsecured Claims shall be Allowed Claims in the amounts set forth next to such Claim herein and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person:  (i) Claims on account of Vertis Holdings Mezzanine Notes:  $242,942.323.59 plus any interest accrued between May 1, 2008 and the Petition Date, (ii) Claims of Thomas H. Lee Capital, LLC and THL Equity Advisors IV, LLC on account of management services agreements with Vertis Holdings, dated as of December 7, 1999, as amended:  $1,750,000, and (iii) Claims of Evercore Advisors Inc. on account of a management services agreement with Vertis Holdings, dated as of December 7, 1999, as amended:  $437,500.  Vertis Holdings Class 4 is impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Holdings General Unsecured Claim is entitled to vote to accept or reject the Prepackaged Plan.

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(b)           Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Vertis Holdings General Unsecured Claim agrees to less favorable treatment of such Allowed Vertis Holdings General Unsecured Claim, each holder of an Allowed Vertis Holdings General Unsecured Claim shall receive, in full and final satisfaction of its Allowed Vertis Holdings General Unsecured Claim, its pro rata share of the Intercompany Payment and

(A)          if the THL/Evercore Letter Agreement has not been terminated as of the Effective Date, (i) the THL Parties shall receive $648,149 to be allocated among them on the same basis on which they participate in the Intercompany Payment, and (ii) the Evercore Parties shall receive up to $25,000 in respect of legal fees and expenses incurred by the Evercore Parties in connection with the Restructuring Agreement and the THL/Evercore Letter Agreement; and

(B)           if the  CLI Letter Agreement has not been terminated as of the Effective Date, CLI shall receive $400,000;

 provided, however, if the THL/Evercore Letter Agreement has not been terminated as of the Effective Date, each holder of a claim in the Vertis Holdings General Unsecured Claims’ Class that is an accredited investor may elect on its ballot to receive all or a portion of its recovery in the form of the Vertis Holdings Alternative Recovery; provided further, however, that the value of the New Common Stock to be issued on account of the Vertis Holdings Alternative Recovery (based on the reorganized equity value set forth in the Disclosure Statement) shall not exceed $400,000 in the aggregate, and if the amount of the Intercompany Payment to be foregone in respect of the Vertis Holdings Alternative Recovery exceeds $400,000, the Vertis Holdings Alternative Recovery shall be divided pro rata among all Vertis Holdings General Unsecured Claims for which such election was made; provided, further, however, that such maximum amounts allocable directly to the THL Fund Parties and their related Vertis Shareholders on account of the Vertis Holdings Alternative Recovery shall not exceed $250,000.  As to the New Common Stock that a holder elects to receive on account of the Vertis Holdings Alternative Recovery, the holder shall have the nontransferable right, exercisable within thirty (30) days after the first anniversary of the Effective Date, to sell (in whole and not in part) its shares of the New Common Stock to Vertis Holdings for an amount in Cash equal to the holder’s foregone Cash recovery.  For every dollar of Cash any holder foregoes in respect of the Vertis Holdings Alternative Recovery, (i) it shall receive the number of shares of New Common Stock equal to the value of the foregone cash based on the reorganized equity value of the Reorganized Debtors set forth in the Disclosure Statement and (ii) the Intercompany Payment shall be reduced by one (1) dollar.

The New Common Stock issued pursuant to the Vertis Holdings Alternative Recovery shall dilute pro rata all other recipients of New Common Stock to be issued on the Effective Date.  As a result, to the extent the Vertis Holdings Alternative Recovery is elected, all holders in other Classes that are receiving New Common Stock under the Prepackaged Plan and the ACG Debtors’ Prepackaged Plan will have their

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 percentage of the New Common Stock to be received on the Effective Date decreased proportionately (however, the value of the New Common Stock they are receiving on the Effective Date will not change, as the amount of Cash to be paid by the Vertis Debtors to the holders of the Vertis Holdings General Unsecured Claims on the Effective Date will be decreased in such event).

4.6           Vertis Holdings Class 5 – Vertis Holdings Section 510(b) Claims.

(a)           Impairment and Voting.  Vertis Holdings Class 5 is impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Holdings Section 510(b) Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have rejected the Prepackaged Plan.

(b)           Distribution.  On the Effective Date, all Vertis Holdings Section 510(b) Claims shall be extinguished with no distribution; provided, however, nothing in this Section 4.6 shall affect or limit the rights and obligations set forth in Section 11.11 hereof.

4.7           Vertis Holdings Class 6 – Vertis Holdings Equity Interests.

(a)           Impairment and Voting.  Vertis Holdings Class 6 is impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Holdings Equity Interest is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have rejected the Prepackaged Plan.

(b)           Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Vertis Holdings Equity Interests (with the exception of the New Common Stock) shall be cancelled, and the holders of the Allowed Vertis Holdings Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Allowed Vertis Holdings Equity Interests.

4.8           Vertis Class 1 – Vertis Priority Non-Tax Claims.

(a)           Impairment and Voting.  Vertis Class 1 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Priority Non-Tax Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)           Distributions.  On the Effective Date, except to the extent that a holder of an Allowed Vertis Priority Non-Tax Claim agrees to less favorable treatment of such Allowed Vertis Priority Non-Tax Claim, each Allowed Vertis Priority Non-Tax Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Allowed Vertis Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business and in accordance with the terms and conditions of any agreements relating thereto.

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4.9           Vertis Class 2A – Vertis Revolving Credit Facility Claims.

(a)           Impairment and Voting. Vertis Class 2A is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Revolving Credit Facility Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)           Distributions. On the Effective Date, except to the extent that a holder of an Allowed Vertis Revolving Credit Facility Claim agrees to less favorable treatment or has not been paid prior to the Effective Date, each holder of an Allowed Vertis Revolving Credit Facility Claim shall receive payment in full, in Cash, of the outstanding principal amount of its claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder.

4.10         Vertis Class 2B – Vertis Term Loan Claims.

(a)           Impairment and Voting. Vertis Class 2B may be impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Term Loan Claim is entitled to vote to accept or reject the Prepackaged Plan; provided, however, that such vote shall be disregarded and such Claim will be unimpaired if the holder shall receive the treatment under Section 4.10(b)(i) hereof.

(b)           Distributions.  On the Effective Date each holder of an Allowed Vertis Term Loan Claim shall, at Vertis’ option, subject to Noteholder Consent, either (i) have such Claim paid in full, in Cash, the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually owing to such holder, (ii) receive deferred Cash payments, of a value, as of the Effective Date, of at least the amount of such holder’s Allowed Vertis Term Loan Claim with a maturity date no later than the maturity date of the term loan portion of the Exit Financing; or (iii) be treated as otherwise agreed to by Vertis, subject to Noteholder Consent, and each holder of an Allowed Vertis Term Loan Claim.

4.11         Vertis Class 3 – Vertis Other Secured Claims.

(a)           Impairment and Voting.  Vertis Class 3 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Other Secured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Vertis Other Secured Claim agrees to less favorable treatment, each Allowed Vertis Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Vertis Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Allowed Vertis Other Secured Claims that are not due and

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payable on or before the Effective Date shall, at Vertis’ option, subject to Noteholder Consent, be paid (i) in the ordinary course of business in accordance with the course of practice between Vertis and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

4.12         Vertis Class 4 – Vertis Second Lien Notes Claims.

(a)           Allowance, Impairment and Voting.   The Vertis Second Lien Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $350 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the Vertis Second-Lien Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the 9 3/4% Indenture), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Second Lien Notes are otherwise provided to be paid or satisfied. Vertis Class 4 is impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Second Lien Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)           Distributions.  On the Effective Date, except to the extent that the holder of an Allowed Vertis Second Lien Notes Claim agrees to less favorable treatment, each holder of a Vertis Second Lien Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s Vertis Second Lien Notes for:

(A)          such holder’s pro rata share (based upon the principal amount of Vertis Second Lien Notes held by each holder) of $350 million in principal amount of the New Vertis Second Lien Notes; and

(B)           Cash in an amount equal to any accrued but unpaid interest as of the Effective Date.

4.13         Vertis Class 5 – Vertis Senior Notes Claims.

(a)           Allowance, Impairment and Voting.  The Vertis Senior Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $350 million, plus (ii) the accrued but unpaid interest under the Vertis Senior Notes as of the Petition Date, plus (iii) all other Obligations (as defined in the 10 7/8% Indenture), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Senior Notes are otherwise provided to be paid or satisfied.  Vertis Class 5 is impaired by the Prepackaged Plan.  Each holder of an

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Allowed Vertis Senior Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)           Distribution.  On the Effective Date, except to the extent that the holder of an Allowed Vertis Senior Notes Claim agrees to less favorable treatment, each Senior Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s Vertis Senior Notes for:

(A)          such holder’s pro rata share (based upon the principal amount of Vertis Senior Notes held by each holder) of $107 million in principal amount of New Vertis Senior Notes; and

(B)           such holder’s pro rata share (based upon the principal amount of Vertis Senior Notes held by each holder) of 57.04% of the number of shares of New Common Stock outstanding on the Effective Date.

4.14         Vertis Class 6 – Vertis Senior Subordinated Notes Claims.

(a)           Allowance, Impairment and Voting.  The Vertis Senior Subordinated Notes Claim shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $293.495 million, plus (ii) the accrued but unpaid interest under the Vertis Senior Subordinated Notes as of the Filing Date, plus (iii) all other Obligations (as defined in the 13 1/2% Indenture), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Senior Subordinated Notes are otherwise provided to be paid or satisfied. Vertis Class 6 is impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Senior Subordinated Notes Claim is entitled to vote to accept or reject the Prepackaged Plan.

(b)           Distribution.  On the Effective Date, except to the extent that the holder of an Allowed Vertis Senior Subordinated Notes Claim agrees to less favorable treatment, each Vertis Senior Subordinated Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s Vertis Senior Subordinated Notes for:

(A)          such holder’s pro rata share (based upon the principal amount of Vertis Senior Subordinated Notes held by each holder) of $27 million in principal amount of New Vertis Senior Notes;

(B)           such holder’s pro rata share (based upon the principal amount of Vertis Senior Subordinated Notes held by each holder) of 10% of the number of shares of New Common Stock outstanding on the Effective Date; and

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(C)           such holder’s pro rata share (based upon the principal amount of Vertis Senior Subordinated Notes held by each holder) of the New Warrants.

4.15         Vertis Class 7 – Vertis General Unsecured Claims.

(a)           Impairment and Voting  Vertis Class 7 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis General Unsecured Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have accepted the Prepackaged Plan.

(b)           Distribution.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Vertis General Unsecured Claim agrees to less favorable treatment of such Allowed Vertis General Unsecured Claim or has been paid prior to the Effective Date, each Allowed Vertis General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed Vertis General Unsecured Claim, which is not due and payable on or before the Effective Date, will receive payment in full in Cash of the unpaid portion of such Allowed Vertis General Unsecured Claim on the latest of (i) the Effective Date, (or as soon thereafter as reasonably practicable), (ii) the date on which such claim would be paid in the ordinary course of the Vertis Debtors’ business and or (iii) as otherwise agreed by the Vertis Debtors, subject to Noteholder Consent, and the holder of such Claim; provided, however, that subject to the consent of the DIP Lenders, the Vertis Debtors, subject to the reasonable consent of the Vertis Informal Committee and the Vertis Second Lien Noteholder Group, may seek authority from the Bankruptcy Court to pay certain Vertis General Unsecured Claims in advance of the Effective Date in the ordinary course of business. Vertis reserves its rights, however, to dispute the validity of any Vertis General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.16         Vertis Class 8 – Vertis Section 510(b) Claims.

(a)           Impairment and Voting.  Vertis Class 8 is impaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Section 510(b) Claim is not entitled to vote to accept or reject the Prepackaged Plan and shall be conclusively deemed to have rejected the Prepackaged Plan.

(b)           Distribution.  On the Effective Date, all Vertis Section 510(b) Claims shall be extinguished with no distribution; provided, however, nothing in this Section 4.16 shall affect or limit the rights and obligations set forth in Section 11.11 hereof.

4.17         Vertis Class 9 – Vertis Equity Interests.

(a)           Impairment and Voting.  Vertis Class 9 is unimpaired by the Prepackaged Plan.  Each holder of an Allowed Vertis Equity Interest is conclusively

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presumed to have accepted the Prepackaged Plan and is not entitled to vote to accept or reject the Prepackaged Plan.

(b)           Distribution.  All Vertis Equity Interests shall continue to be owned by Vertis Holdings.  The Equity Interests of the Vertis Subsidiary Debtors shall continue to be owned by Vertis, Inc. or Webcraft, LLC, as applicable.

ARTICLE V

IDENTIFICATION OF CLASSES OF CLAIMS AND
EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR
REJECTION OF THIS PLAN OF REORGANIZATION

5.1           Holders of Claims and Equity Interests Entitled to Vote.

Each of Vertis Holdings Class 2B (Vertis Holdings Term Loan Guarantee Claims), Vertis Holdings Class 4 (Vertis Holdings General Unsecured Claims), Vertis Class 2B (Vertis Term Loan Claims), Vertis Class 4 (Vertis Second Lien Notes Claims), Vertis Class 5 (Vertis Senior Notes Claims), and Vertis Class 6 (Vertis Senior Subordinated Notes Claims) is entitled to vote to accept or reject this Prepackaged Plan.

5.2           Holders of Claims and Equity Interests Not Entitled to Vote.

Each of Vertis Holdings Class 1 (Vertis Holdings Priority Non-Tax Claims), Vertis Holdings Class 3 (Vertis Holdings Other Secured Claims), Vertis Holdings Class 2A (Vertis Revolving Credit Facility Guarantee Claims), Vertis Class 1 (Vertis Priority Non-Tax Claims), Vertis Class 2A (Vertis Revolving Credit Facility Claims), Vertis Class 3 (Vertis Other Secured Claims), Vertis Class 7 (Vertis General Unsecured Claims), and Vertis Class 9 (Vertis Equity Interests), is unimpaired by the Prepackaged Plan and the holders of Allowed Claims or Allowed Equity Interests in each of such Classes are conclusively presumed to have accepted the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan.

Each of Vertis Holdings Class 5 (Vertis Holdings Section 510(b) Claims), Vertis Holdings Class 6 (Vertis Holdings Equity Interests), and Vertis Class 8 (Vertis Section 510(b) Claims) is impaired by the Prepackaged Plan and the holders of claims in such Classes are presumed to have rejected the Prepackaged Plan and are not entitled to vote to accept or reject the Prepackaged Plan.

5.3           Nonconsensual Confirmation.

If any impaired Class of Claims entitled to vote shall not accept the Prepackaged Plan by the requisite statutory majority provided in section 1126(c) or (d) of the Bankruptcy Code, the Vertis Debtors reserve the right, subject to Noteholder Consent, to amend the Prepackaged Plan in accordance with Section 13.6 of the Prepackaged Plan or, other than with respect to the Vertis Second Lien Notes Claims or the Vertis Senior

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Notes Claims, to undertake to have the Bankruptcy Court confirm the Prepackaged Plan under section 1129(b) of the Bankruptcy Code or both.

ARTICLE VI

MEANS OF IMPLEMENTATION
AND POST-EFFECTIVE DATE GOVERNANCE

6.1           Substantive Consolidation.

The Prepackaged Plan is premised upon the substantive consolidation of Vertis and the Vertis Subsidiary Debtors for purposes of the Prepackaged Plan only.  Accordingly, on the Effective Date, all of Vertis and the Vertis Subsidiary Debtors and their Estates shall, for purposes of the Prepackaged Plan only, be deemed merged and (i) all assets and liabilities of Vertis and the Vertis Subsidiary Debtors shall be treated for purposes of the Prepackaged Plan only as though they were merged, (ii) all guarantees of Vertis and the Vertis Subsidiary Debtors of payment, performance, or collection of obligations of any other Vertis Subsidiary Debtors or Vertis shall be eliminated and cancelled, (iii) all joint obligations of two or more Vertis Subsidiary Debtors and/or Vertis and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against Vertis and the Vertis Subsidiary Debtors, and (iv) any Claim filed in the Vertis Debtors’ Reorganization Cases or any of the Vertis Subsidiary Debtors shall be deemed filed against the consolidated Vertis and the Vertis Subsidiary Debtors and a single obligation of the consolidated Vertis and the Vertis Subsidiary Debtors on and after the Effective Date.  Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Prepackaged Plan) affect (x) the legal and corporate structures of Vertis and the Vertis Subsidiary Debtors (including the corporate ownership of the Vertis Subsidiary Debtors), and (y) any intercompany claims.

6.2           Corporate Action.

(a)           General.  Upon the Effective Date, all actions contemplated by the Prepackaged Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the agreements with existing management, (ii) selection of the directors and officers for the Reorganized Debtors, (iii) the execution and entry into the Exit Financing, (iv) the distribution of the New Common Stock, (v) the distribution of the New Warrants, (vi) the issuance of the New Vertis Second Lien Notes and the New Vertis Senior Notes, (vii) adoption of the Equity Incentive Plan and the New Bonus Plan, and (viii) all other actions contemplated by the Prepackaged Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Prepackaged Plan involving the corporate structure of the Vertis Debtors or the Reorganized Debtors, and any corporate action required by the Vertis Debtors or the Reorganized Debtors in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Vertis Debtors or the Reorganized Debtors.  On or (as applicable) prior to

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the Effective Date, the appropriate officers of the Vertis Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including (i) the Exit Financing, (ii) the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture, (iii) the New Warrants Agreement, and (iv) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section 6.2(a) shall be effective notwithstanding any requirements under nonbankruptcy law.  The issuance of the New Common Stock and New Warrants shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

(b)           Restated Certificate of Incorporation and Restated Bylaws of Vertis Holdings and the Other Reorganized Debtors.  On the Effective Date, Reorganized Vertis Holdings shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of Delaware.  In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Vertis Debtors that are corporations and the organization documents for the Vertis Debtors that are limited liability companies, shall also be amended, subject to Noteholder Consent, (and as to the corporate Vertis Debtors filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. On the Effective Date, the boards of directors of each Reorganized Debtor shall be deemed to have adopted the restated bylaws for such Reorganized Debtor, subject to Noteholder Consent.

(c)           Boards of Directors of Vertis Holdings and the Other Reorganized Debtors.  On the Effective Date, the operation of Reorganized Vertis Holdings shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Corporation and Restated Bylaws.  On the Effective Date the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents. The initial boards of directors of the Reorganized Vertis Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The initial board of directors of Reorganized Vertis Holdings will consist of five directors, one of whom shall be Reorganized Vertis Holdings’ Chief Executive Officer,

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two of whom shall be selected by Avenue, one of whom shall be selected by the Vertis Informal Committee (with such selection being made by one or more members of such committee who hold, in the aggregate, more than 50% of the face amount of the Vertis Senior Notes held by the members of such committee) and one of whom shall be selected by Goldman and TCW.

(d)           Officers of Vertis Holdings and the Other Reorganized Debtors.  The initial officers of Vertis Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement to be filed with the Bankruptcy Court prior to the Effective Date.  The selection of officers of Vertis Holdings and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Vertis Holdings or the applicable Reorganized Debtor.

6.3           The Merger Agreement/Other Internal Restructurings.

On the Effective Date, without the need for any further action, the Reorganized Debtors shall consummate the merger as set forth in the Merger Agreement (which shall be deemed assumed without the need for any Cure), file a certificate of merger with the Delaware Secretary of State and execute any additional documents and take any additional action necessary to consummate the merger or otherwise contemplated by the Merger Agreement.  In addition, on the Effective Date, the Reorganized Debtors may (a) cause the transfer of assets or equity interests between or among the Reorganized Debtors and the ACG Debtors and/or (b) engage in any other transaction in furtherance of the Prepackaged Plan.

6.4           Issuance of New Notes.

On the Effective Date, the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture shall be executed and delivered and the Vertis Debtors or the Reorganized Debtors are authorized to issue the New Vertis Second Lien Notes and New Vertis Senior Notes and to execute, deliver and enter into the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.  On the Effective Date (i) the New Vertis Second Lien Notes shall be distributed on behalf of Vertis to holders of Allowed Vertis Second Lien Notes Claims, (ii) the New Vertis Senior Notes shall be distributed on behalf of Vertis to holders of Allowed Vertis Senior Notes Claims and Allowed Vertis Senior Subordinated Claims, and (iii) the New Vertis Senior Notes shall be distributed pursuant to the ACG Debtors’ Prepackaged Plan on behalf of Vertis to holders of Allowed ACG Second Lien Notes Claims.  Summaries of the New Vertis Second Lien Notes Indenture and the New Vertis Senior Notes Indenture are contained in the Disclosure Statement and a copy of each indenture will be filed with the Plan Supplement.

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6.5           Issuance of New Common Stock.

The issuance of New Common Stock by Vertis Holdings is authorized without the need for any further corporate action.  Immediately prior to or on the Effective Date, all the New Common Stock to be issued to holders of Claims against the Vertis Debtors, other than Vertis Holdings, and the ACG Debtors shall be contributed by Vertis Holdings to Vertis as a contribution of capital.  On the Effective Date, the New Common Stock shall be distributed on behalf of Vertis to holders of Allowed Vertis Senior Notes Claims and Allowed Vertis Senior Subordinated Notes Claims and to holders of Allowed ACG Second Lien Notes Claims pursuant to the ACG Debtors’ Prepackaged Plans.  On the Effective Date, the amount of New Common Stock elected on account of the Vertis Holdings Alternative Recovery shall be distributed to holders of Allowed Vertis Holdings General Unsecured Claims in accordance with the treatment of the Vertis Holdings General Unsecured Claims Class provided in this Prepackaged Plan.

6.6           Issuance of New Warrants.

The issuance of New Warrants by Vertis Holdings in accordance with the Prepackaged Plan is authorized without the need for any further corporate action.  Immediately prior to or on the Effective Date the New Warrants shall be contributed by Vertis Holdings to Vertis as a contribution of capital.  On the Effective Date, the New Warrants shall be distributed on behalf of Vertis to holders of the Allowed Vertis Senior Subordinated Notes Claims, and in all cases shall be governed by the New Warrant Agreement.

6.7           Cancellation of Existing Securities and Agreements.

On the Effective Date, the 9 3/4% Indenture, the 10 7/8% Indenture, the 13 1/2% Indenture, the Vertis Holdings Mezzanine Note Agreement, and the Vertis Holdings Equity Interests, and related guarantees under the 9 3/4% Indenture, the 10 7/8% Indenture, and the 13 1/2% Indenture, shall be cancelled; provided, however the 9 3/4% Indenture, the 10 7/8% Indenture, the 13 1/2% Indenture and the Vertis Holdings Mezzanine Note Agreement shall continue in effect solely for the purpose of  allowing the holders of Vertis Second Lien Notes Claims, Vertis Senior Notes Claims, Vertis Senior Subordinated Notes Claims and Vertis Holdings General Unsecured Claims to receive their distributions hereunder.

6.8           Surrender of Existing Securities.

As soon as practicable, on or after the Effective Date, each holder of  Vertis Second Lien Notes Claims, Vertis Senior Notes Claims, and Vertis Senior Subordinated Notes Claims shall surrender its note(s) to the Vertis Indenture Trustee or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Vertis Indenture Trustee.  No distributions under the Prepackaged Plan shall be made for or on behalf of such holder

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unless and until such note is received by the Vertis Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Vertis Indenture Trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Vertis Indenture Trustee as applicable, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Vertis Debtors, the Reorganized Debtors, and the Vertis Indenture Trustee harmless in respect of such note and any distributions made thereof.  Upon compliance with this Section by a holder of any note, such holder shall, for all purposes under the Prepackaged Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explains its non-availability to the Vertis Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Vertis Debtors and the Reorganized Debtors (or their property) or the Vertis Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Prepackaged Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Vertis Indenture Trustee and any such security shall be cancelled.

6.9           Agreements with Existing Management.

On the Effective Date, Vertis shall either enter into new employment agreements with existing Vertis management who are currently subject to a written employment agreement with Vertis, subject to the reasonable approval of Avenue, upon consultation with Goldman and TCW, or assume the existing Vertis employment agreements.  All other obligations of Vertis and its subsidiaries to officers, directors, and employees thereof that are referred to in the Merger Agreement shall be assumed.

6.10         Post-Effective Date Advisory Services Agreements.

On the Effective Date, the Vertis Debtors shall enter into the Avenue Advisory Services Agreement, the Goldman Advisory Services Agreement and the TCW Advisory Services Agreement.

6.11         Equity Incentive Plan.

After the Effective Date, Vertis Holdings shall establish the Equity Incentive Plan which will provide for the issuance of equity awards representing an aggregate of 10% of the New Common Stock on a fully diluted basis (with anti-dilution protection for the issuance of the New Common Stock, if any, issued upon exercise of the New Warrants) to officers and key employees of the Reorganized Debtors and their affiliates after the Effective Date.

6.12         New Bonus Plan.

On the Effective Date, Vertis Holdings shall make any payments approved under the New Bonus Plan.

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6.13         Cancellation of Liens.

Except as otherwise provided in the Prepackaged Plan, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Vertis Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

6.14         Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Prepackaged Plan, the provisions of the Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Prepackaged Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1           Date of Distributions on Account of Allowed Claims.

Unless otherwise provided herein, any distributions and deliveries to be made under the Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter.  In the event that any payment or act under the Prepackaged Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  For avoidance of doubt, the New Common Stock and New Vertis Senior Notes shall be distributed pursuant to the Prepackaged Plan and the ACG Debtors’ Prepackaged Plan, to holders of Allowed ACG Second Lien Notes Claims in the ACG Debtors’ Reorganization Cases.

7.2           Sources of Cash for Plan Distribution.

Except as otherwise provided in the Prepackaged Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Vertis Debtors’ and the Reorganized Debtors’ operations and Cash on hand and the Exit Financing.

7.3           Disbursement Agent.

All distributions under this Prepackaged Plan shall be made by Vertis as Disbursement Agent or such other entity designated by Vertis as a Disbursement Agent

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on the Effective Date.  A Disbursement Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.4           Rights and Powers of Disbursement Agent.

The Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Prepackaged Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan or as deemed by the Disbursement Agent to be necessary and proper to implement the provisions hereof.

7.5           Expenses of the Disbursement  Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursement Agent (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

7.6           Record Date for Distribution.

The record date for distributions shall be the Distribution Record Date.

7.7           Delivery of Distributions.

(a)           Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of the Vertis Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Vertis Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

(b)           Pursuant to the CLI Letter Agreement, any distribution to be provided on account of CLI/THLEF IV Vertis LLC’s portion of the of the Vertis

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Holdings Mezzanine Notes shall be paid directly to the members of CLI/THLEF IV Vertis LLC.

7.8           Vertis Indenture Trustee.

The Vertis Indenture Trustee shall be deemed to be the holder of all Vertis Second Lien Note Claims, Vertis Senior Note Claims and Vertis Senior Subordinated Note Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such notes shall be made to or on behalf of the Vertis Indenture Trustee.  The Vertis Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Vertis Second Lien Note Claims, Allowed Vertis Senior Note Claims and Allowed Vertis Subordinated Note Claim, as applicable.  As soon as practicable following compliance with the requirements set forth in Section 6.8, the Vertis Indenture Trustee shall arrange to deliver such distributions to or on behalf of such noteholders.

7.9           Manner of Payment Under Prepackaged Plan.

(a)           All distributions of the New Common Stock and the New Warrants to the holders of Claims, other than holders of Vertis Holdings General Unsecured Claims, under the Prepackaged Plan (including distributions of the New Common Stock and New Warrants under the ACG Debtors’ Prepackaged Plan) shall be made by the Disbursement Agent on behalf of Vertis.

(b)           All distributions of the New Common Stock to the holders of Vertis Holdings General Unsecured Claims under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of Vertis Holdings.

(c)           All distributions of the New Vertis Second Lien Notes and the New Vertis Senior Notes to the holders of Claims under the Prepackaged Plan (including distributions of the New Vertis Senior Notes under the ACG Debtors’ Prepackaged Plan) shall be made by the Disbursement Agent on behalf of Vertis.

(d)           All distributions of Cash under the Prepackaged Plan shall be made by the Disbursement Agent on behalf of the applicable Vertis Debtor.

(e)           At the option of the Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

7.10         Fractional Shares.

No fractional shares of  New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common

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Stock or New Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore.  The total number of authorized shares of New Common Stock and number of New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

7.11         Setoffs and Recoupment.

The Vertis Debtors may, but shall not be required to, setoff against or recoup from any Claim any Claims of any nature whatsoever that the Vertis Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Vertis Debtors or the Reorganized Debtor of any such Claim it may have against such claimant.

7.12         Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

7.13         Exemption from Securities Law.

The issuance of the New Common Stock, the New Warrants (and the New Common Stock for which such New Warrants are exercisable), the New Vertis Second Lien Notes, and the New Vertis Senior Notes (including any guarantees issued in connection therewith), and any other securities pursuant to the Prepackaged Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.14         Allocation of Payments

In the case of distributions with respect to Vertis Holdings Class 4 Claims, Vertis Class 5 Claims, and Vertis Class 6 Claims, pursuant to this Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

7.15         No Postpetition Interest on Claims.

Unless otherwise specifically provided for in this Prepackaged Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim; provided, however, that this provision shall not impair the rights, if any, of holders of Vertis Revolving Facility

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Claims or Vertis Term Loan Claims to recover postpetition interest to the extent required under applicable bankruptcy law.

ARTICLE VIII

PROCEDURES FOR TREATING
DISPUTED CLAIMS UNDER THE PREPACKAGED PLAN

8.1           Disputed Claims/Process.

Holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Prepackaged Plan.  On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtor.  If the Vertis Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Vertis Debtors’ Reorganization Cases had not been commenced and shall survive the Effective Date as if the Vertis Debtors’ Reorganization Cases had not been commenced, provided, however, that the Vertis Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

8.2           Objections to Claims.

Except insofar as a Claim is Allowed under the Prepackaged Plan, the Vertis Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (x) the Effective Date and (y) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court.

8.3           No Distributions Pending Allowance.

If an objection to a Claim is filed as set forth in Section 8.2, no payment or distribution provided under the Prepackaged Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

8.4           Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Prepackaged Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a final order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of

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the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE IX

TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

9.1           Assumption and Rejection of Contracts and Leases.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Prepackaged Plan, as of the Effective Date, the Vertis Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Vertis Debtors, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed by the Vertis Debtors on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Vertis Debtors as part of the Plan Supplement.  Notwithstanding the foregoing, any management agreement or other agreement with any Vertis Shareholder (other than the THL/Evercore Letter Agreement and the CLI Letter Agreement, which shall each be assumed under the Prepackaged Plan on the Effective Date unless terminated prior to the Effective Date) shall be either rejected or terminated pursuant to its terms as of the Effective Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

9.2           Payments Related to Assumption of Contracts and Leases.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Vertis Debtors upon assumption thereof.  If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Vertis Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be

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assumed or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

9.3           Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Vertis Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the Vertis Debtors, their Estates, and their property.

9.4           Compensation and Benefit Plans and Treatment of Retiree Benefits.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the Vertis Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder.  The Vertis Debtors’ obligations under such plans and programs shall survive confirmation of the Prepackaged Plan, except for (i) executory contracts or Benefit Plans specifically rejected pursuant to the Prepackaged Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

ARTICLE X

CONDITIONS PRECEDENT
TO EFFECTIVE DATE

10.1         Conditions Precedent to Effective Date of Prepackaged Plan.

The occurrence of the Effective Date of the Prepackaged Plan is subject to satisfaction of the following conditions precedent:

(a)           Confirmation Order.  The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in the Vertis Debtors’ Reorganization Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.  The Confirmation Order in the Vertis Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Vertis Debtors, the ACG Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group.

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(b)           Confirmation Order in the ACG Debtors’ Reorganization Cases.  The Clerk of the Bankruptcy Court shall have entered an order confirming the ACG Debtors’ Prepackaged Plan, consistent with the terms of the Restructuring Agreement and Term Sheet, in the ACG Debtors’ Reorganization Cases, there shall not be a stay or injunction  (or similar prohibition) in effect with respect thereto, and all conditions precedent to the occurrence of the effective date under the ACG Debtors’ Prepackaged Plan shall have been satisfied (or will be satisfied concurrently with the Effective Date).  In addition, the effective date of the ACG Debtors’ Prepackaged Plan shall have occurred simultaneously with the Effective Date. The Confirmation Order in the ACG Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Vertis Debtors, the ACG Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group.

(c)           Consummation of the Merger.  On the Effective Date and without the need for any further action, the Vertis Debtors, as applicable, shall consummate the transactions contemplated by the Merger Agreement.  The conditions set forth in Sections 8.2(a) and 8.3(a) of the Merger Agreement shall have been satisfied (and not waived).

(d)           Restructuring Agreement Still in Effect.  The Restructuring Agreement shall not have terminated in accordance with the terms thereof (other than the termination concurrent with the Effective Date under Section 8.06 of the Restructuring Agreement).

(e)           Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Prepackaged Plan shall have been effected, including the Merger Agreement, the Exit Financing and the documents comprising the Plan Supplement and, in each case, shall have been (i) approved with the reasonable consent of the Vertis Debtors and the ACG Debtors and Noteholder Consent and (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(f)            Regulatory Approvals.  The Vertis Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Prepackaged Plan and that are required by law, regulations or order.

(g)           Consents.  All authorizations, consents and approvals determined by the Vertis Debtors, subject to the reasonable consent of the ACG Debtors and Noteholder Consent, to be necessary to implement the terms of the Prepackaged Plan shall have been obtained.

(h)           Exit Financing.  Proceeds of the Exit Financing shall be made available to the Reorganized Debtors to fund distributions hereunder.

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(i)            Payment of Fees and Expenses.  The Vertis Informal Committee Claims that were timely presented shall have been paid in full.

(j)            Corporate Formalities. The Restated Certificate of Incorporation shall be filed with the Secretary of State for Delaware contemporaneously with the Effective Date.

(k)           Other Acts.  Any other actions the Vertis Debtors determine are necessary, subject to the reasonable consent of the ACG Debtors and Noteholder Consent, to implement the terms of the Prepackaged Plan shall have been taken.

10.2         Waiver of Conditions Precedent.

Each of the conditions precedent in Section 10.1 of the Prepackaged Plan may be waived, in whole or in part, by the Vertis Debtors subject to the reasonable consent of the ACG Debtors and Noteholder Consent, without notice or order of the Bankruptcy Court.

10.3         Effect of Failure of Conditions.

If the conditions specified in Section 10.1 have not been satisfied or waived in the manner provided in Section 10.2 within the periods set forth in Section 8.04(e) of the Restructuring Agreement, unless otherwise waived by the Vertis Debtors and the ACG Debtors and with Noteholder Consent, then:  (i) the Confirmation Order shall be of no further force or effect; (ii) no distributions under the Prepackaged Plan shall be made; (iii) the Vertis Debtors and all holders of Claims and Equity Interests in the Vertis Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (iv) all of the Vertis Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Prepackaged Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Vertis Debtors or any other person or to prejudice in any manner the rights of the Vertis Debtors or any person in any further proceedings involving the Vertis Debtors and the Prepackaged Plan shall be deemed withdrawn.  Upon such occurrence, the Vertis Debtors shall file a written notification with the Bankruptcy Court and serve it upon counsel for each Informal Committee, the Vertis Second Lien Noteholder Group, the ACG Debtors and the United States Trustee.

10.4         Reservation of Rights

                The Prepackaged Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or action taken by the Vertis Debtors with respect to the Prepackaged Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Vertis Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

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10.5         Substantial Consummation

                Substantial consummation of the Prepackaged Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

ARTICLE XI

EFFECT OF CONFIRMATION

11.1         Vesting of Assets.

Except as otherwise provided in the Prepackaged Plan, each of the Vertis Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

11.2         Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Prepackaged Plan shall bind any holder of a Claim against, or Equity Interest in, the Vertis Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Prepackaged Plan and whether or not such holder has accepted the Prepackaged Plan.

11.3         Discharge of the Vertis Debtors.

Except to the extent otherwise provided in the Prepackaged Plan, the treatment of all Claims against or Equity Interests in the Vertis Debtors under the Prepackaged Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against or Equity Interests in the Vertis Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property.  Except as otherwise provided in the Prepackaged Plan, upon the Effective Date, all Claims against and Equity Interests in the Vertis Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Prepackaged Plan.  Except as otherwise provided in the Prepackaged Plan, all entities shall be precluded from asserting against the Vertis Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

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11.4         Exculpation.

The Reorganized Debtors, each Informal Committee, the Vertis Second Lien Noteholder Group, any noteholder signatory to the Restructuring Agreement, and the Vertis Indenture Trustee, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons, shall have no liability to any holder of a Claim or Equity Interest (including, notwithstanding anything herein to the contrary, CLI) for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and pursuit of approval of the Disclosure Statement or the Prepackaged Plan or the solicitation of votes for, or confirmation of, the Prepackaged Plan, the funding of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for fraud, willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan.

11.5         Releases By the Vertis Debtors.

Except for the right to enforce the Prepackaged Plan, the Vertis Debtors shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge the Vertis Released Parties and the ACG Released Parties of and from any and all Claims, demands, causes of action and the like, relating to the Vertis Debtors and/or their affiliates, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise, subject to a limited carve-out solely for criminal acts and  fraud (the “Carve-out”).  Notwithstanding the foregoing or anything else in the Prepackaged Plan, nothing herein shall adversely affect the right of any party in interest to object pursuant to Section 8.2 hereof or adversely affect the basis or grounds for any such objection or of any defense or response thereto with regard to professional advisors of Vertis employed prior to the Petition Date and not retained in the Reorganization Cases pursuant to section 327 or 328 of the Bankruptcy Code.

11.6         Releases By Holders of Claims and Equity Interests

(a)           Except for the right to enforce the Prepackaged Plan, each Person who votes to accept the Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge the Vertis Released Parties and the ACG Released Parties of and from any and all Claims, demands, causes of action and the

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like, relating to the Vertis Debtors or their affiliates, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise, subject to the Carve-out.

(b)           Notwithstanding anything to the contrary in the foregoing Section 11.6(a), (i) if the CLI Letter Agreement has not been terminated prior to the Effective Date, CLI will only be releasing the Vertis Debtors, the ACG Debtors (with respect to matters relating to any of the Vertis Debtors) and any current (as of the Effective Date) or former (as of the Effective Date) director or officer of any of the Vertis Debtors, with such release applying solely to acts or omissions taken or omitted in their capacity as an officer or director of any of the Vertis Debtors, (ii) to the extent any party does not provide the release provided in section 11.6(a) to a Vertis Released Party or an ACG Released Party, that non-releasing party shall not receive a release from such Vertis Released Party or ACG Released Party, and (iii) the Carve-out shall not apply to payments to Vertis Shareholders on account of interest on the Vertis Second Lien Notes, the Vertis Senior Notes, the Vertis Senior Subordinated Notes or the Vertis Holdings Mezzanine Notes, management fees, or expense reimbursements.

11.7         Waiver of Avoidance Actions

Effective as of the Effective Date, the Vertis Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that belong to the Vertis Debtors and/or which the Vertis Debtors could have prosecuted as debtors or debtors in possession against the Vertis Released Parties relating to distributions made on account of interest or other obligations under and relating to the Vertis Second Lien Notes, the Vertis Senior Notes, the Vertis Senior Subordinated Notes, or the Vertis Holdings Mezzanine Notes, management fees or expense reimbursements whether brought under the Bankruptcy Code or other applicable law.

11.8         Waiver of Certain Claims.

Any and all Claims asserted or otherwise existing against Vertis and/or the Vertis Subsidiary Debtors by the Vertis Shareholders for management fees or otherwise (including rejection damages arising from the rejection of any agreement among such parties) shall be waived, extinguished and/or disallowed in their entirety; provided, however, the Vertis Shareholders may assert Vertis Second Lien Noteholder Claims, Vertis Senior Subordinated Noteholder Claims, Vertis Subordinated Noteholder Claims and ACG Second Lien Noteholder Claims, if any, which Claims shall be treated in accordance with the Prepackaged Plan, and the Vertis Shareholders may assert any Claims they have against Vertis Holdings, which shall be treated in accordance with the Prepackaged Plan; provided further, however, the Vertis Shareholders are not releasing any Claims to which the Carve-out applies.

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11.9         Term of Injunctions or Stays.

(a)           Except as otherwise expressly provided herein, all Persons or entities who have held, hold or may hold Claims against or Equity Interests in any Vertis Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 11.5 or 11.6 of the Prepackaged Plan.

(b)           Unless otherwise provided, all injunctions or stays arising under or entered during the Vertis Debtors’ Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(c)           Unless otherwise ordered by the Bankruptcy Court, on or after the Confirmation Date, any person or group of persons constituting a “fifty percent shareholder” of Vertis Holdings within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in Vertis Holdings held by such person(s) (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person(s) ending prior to the earlier of the Effective Date and December 24, 2008.

11.10       Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the Prepackaged Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, distributions under the Prepackaged Plan to holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

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11.11       Indemnification Obligations.

Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the Vertis Debtors as provided in the Vertis Debtors’ respective certificates of incorporation, bylaws, applicable law or other applicable agreement as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Vertis Debtors at any time prior to the Effective Date, respectively, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Prepackaged Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date.  Any Claim based on the Vertis Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each Vertis Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such Vertis Debtor at any time prior to the Effective Date at least to the same extent as the bylaws of Vertis Holdings in effect on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights under this Section 11.11.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, and all directors and officers of the Vertis Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

11.12       Preservation of Claims.

Except as otherwise provided in this Prepackaged Plan, including Sections 11.5, 11.6 and 11.7, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise (collectively, “Causes of Action”) accruing to the Vertis Debtors shall become assets of the Reorganized Debtors, and the Reorganized

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Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the Vertis Debtors.  After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

ARTICLE XII

RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Vertis Debtors’ Reorganization Cases and the Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)           To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b)           To determine any and all adversary proceedings, applications and contested matters in the Vertis Debtors’ Reorganization Cases and grant or deny any application involving the Vertis Debtors that may be pending on the Effective Date;

(c)           To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Prepackaged Plan;

(d)           To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(e)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(f)            To issue such orders in aid of execution of the Prepackaged Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(g)           To consider any amendments to or modifications of the Prepackaged Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(h)           To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i)            To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Prepackaged Plan, the Confirmation

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Order, the documents comprising the Plan Supplement, any transactions or payments contemplated by the Restructuring Agreement including the Prepackaged Plan or any agreement, instrument or other document governing or relating to any of the foregoing;

(j)            To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(k)           To hear any other matter not inconsistent with the Bankruptcy Code;

(l)            To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 11.3 of the Prepackaged Plan;

(m)          To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 11.4 of the Prepackaged Plan;

(n)           To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Prepackaged Plan; and

(o)           To enter a final decree closing the Vertis Debtors’ Reorganization Cases.

ARTICLE XIII

MISCELLANEOUS

13.1         Payment of Statutory Fees.

All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

13.2         Payment of Indenture Trustee Fees.

The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Vertis Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the Vertis Indenture Trustee’s professionals).

13.3         Filing of Additional Documents.

                The Vertis Debtors or the Reorganized Debtors, as applicable, with the reasonable consent of the ACG Debtors and Noteholder Consent, may file such

49

agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Prepackaged Plan.

13.4         Schedules and Exhibits Incorporated.

                All exhibits and schedules to this Prepackaged Plan, including the Plan Supplement, are incorporated into and are a part of the Prepackaged Plan as if fully set forth herein.

13.5         Intercompany Claims.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any debts held by a Vertis Debtor against another Vertis Debtor, other than the Intercompany Claim, will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Vertis Debtors, subject to Noteholder Consent, taking into account the economic condition of the applicable Reorganized Debtor.

13.6         Amendment or Modification of the Prepackaged Plan.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Prepackaged Plan may be proposed in writing by the Vertis Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject  to the reasonable consent of the ACG Debtors and Noteholder Consent.  Holders of Claims that have accepted the Prepackaged Plan shall be deemed to have accepted the Prepackaged Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Prepackaged Plan because such Claims were unimpaired shall continue to be deemed to accept the Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

13.7         Inconsistency.

In the event of any inconsistency among the Prepackaged Plan, the Disclosure Statement, any exhibit or schedule to the Disclosure Statement, the provisions of the Prepackaged Plan shall govern.

13.8         Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, the Vertis Debtors shall be deemed to have solicited acceptances of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Vertis Debtors (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys and other professionals) have participated in good faith and in compliance with

50

the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Prepackaged Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or the offer and issuance of the securities under the Prepackaged Plan.

13.9         Compliance with Tax Requirements.

In connection with the Prepackaged Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the Prepackaged Plan, including any party described in Sections 6.4, 6.5 and 6.6 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Prepackaged Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

51

13.10       Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Prepackaged Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Prepackaged Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Prepackaged Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.  All sale transactions consummated by the Vertis Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the Prepackaged Plan, the sale by the Vertis Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Vertis Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Prepackaged Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.11       Expedited Tax Determination.

The Reorganized Debtor may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Vertis Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

13.12       Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the Vertis Debtors’ Reorganization Cases shall be dissolved on the Effective Date.  The Reorganized Debtors shall no longer be responsible for paying any fees and expenses incurred by the advisors to the Vertis Informal Committee, the Vertis Second Lien Noteholder Group and any statutory committees after the Effective Date.

13.13       Severability of Provisions in the Prepackaged Plan.

If prior to the entry of the Confirmation Order, any term or provision of the Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Vertis Debtors, subject to the reasonable consent of the ACG Debtors and Noteholder Consent, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted.  Notwithstanding any such holding, alteration or

52

interpretation, the remaining terms and provisions of the Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.14       Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Prepackaged Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

13.15       No Admissions.

If the Effective Date does not occur, the Prepackaged Plan shall be null and void in all respects, and nothing contained in the Prepackaged Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any Vertis Debtor, (b) prejudice in any manner the rights of any Vertis Debtor or any other party in interest, including the ACG Debtors, the Informal Committees and the Vertis Second Lien Noteholder Group (or their respective members), or (c) constitute an admission of any sort by any Vertis Debtor or other party in interest, including  the ACG Debtors, the Informal Committees and the Vertis Second Lien Noteholder Group (or their respective members).

13.16       Notices.

All notices, requests, and demands to or upon the Vertis Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)           if to the Vertis Debtors, to:

 4775 Walnut Street

 Suite D1

 Boulder, CO 80301

 Facsimile: (410) 454-8460

 Attention:  Chief Legal Officer

 E-mail address:  jhoward@vertisinc.com

53

 with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Facsimile: (212) 310-8007
Attention:  Gary Holtzer, Esq. and Ted S. Waksman, Esq.
E-mail addresses:  gary.holtzer@weil.com and

ted.waksman@weil.com

(b)                                if to the ACG Debtors, to:

100 Winners Circle

Brentwood, Tennessee  37027

Facsimile:  (203) 431-7134

Attention:  Chief Executive Officer

E-mail address:  steve.dyott@acgholdings.com

 with copies to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022-4611

Facsimile:  (212) 446-4900

Attention:  Paul M. Basta, Esq.

E-mail address:  pbasta@kirkland.com

and

Kirkland & Ellis LLP

Aon Center

200 East Randolph Dr.

Chicago, IL 60601

Facsimile: (312) 861-2200

Attention:  Ray C. Schrock, Esq. and Chad J. Husnick, Esq.

E-mail address:  rschrock@kirkland.com and

chusnick@kirkland.com

(c)                                 if to the Informal Committees, to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Facsimile: (212) 822-5123
Attention:  Dennis F. Dunne, Esq., Abhilash M. Raval, Esq. and

Debra Alligood White, Esq.
E-mail address: ddunne@milbank.com, araval@milbank.com, and

dwhite@milbank.com.

54

and

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York  10022
Facsimile: (212) 872-1002
Attention:  Ira Dizengoff, Esq. and David Simonds, Esq.
E-mail address:  idizengoff@akingump.com and

dsimonds@akingump.com

(d)                                if to the Vertis Second Lien Noteholder Group, to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038
Facsimile: (212) 806-9056

Attention: Kristopher M. Hansen, Esq. and Jayme T. Goldstein, Esq.

E-mail address: khansen@stroock.com and

jgoldstein@stroock.com

(e)                                 if to certain holders of the Vertis Senior Subordinated Notes who are signatories to the Restructuring Agreement, to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 259-6333

Attention:  Martin J. Bienenstock, Esq.

E-mail address: mbienenstock@dl.com

Dated:           , 2008

Respectfully submitted,

By:

Name: Michael DuBose
Title: Chief Executive Officer of Vertis,
Inc., Vertis Holdings, Inc., Webcraft, LLC,
Webcraft Chemicals, LLC, Enteron Group,
LLC, Vertis Mailing LLC, and USA Direct,
LLC

55

COUNSEL:

Mark D. Collins, Esq.
Michael D. Merchant, Esq.
Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
(302) 651-7700

-and-

Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Weil, Gotshal & Manges LLP
Attorneys for the Vertis Debtors
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Respectfully submitted (as co-proponents),
By:
Name: Stephen Dyott
Title: Chief Executive Officer of American
Color Graphics, Inc., ACG Holdings, Inc.,
American Images of North America, Inc.,
Sullivan Marketing, Inc., and Sullivan
Media Corporation

COUNSEL:

James L. Patton, Jr., Esq.
Pauline K. Morgan, Esq.
Young Conaway Stargatt & Taylor, LLP
1000 West Street, 17th Floor
Wilmington, Delaware 19801
Telephone: (302) 571-6600

-and-

Paul M. Basta, Esq.
Kirkland & Ellis, LLP
Attorneys for the ACG Debtors
153 East 53rd Street
New York, New York 10022
(212) 446-4750

56

Ray C. Schrock, Esq.

Chad J. Husnick, Esq.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2413

57

EXHIBIT B

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
In re	:
	:	Chapter 11
:
	:	Case Nos. 08-
ACG HOLDINGS, INC., et al.,	:
	:	(Jointly Administered)
Debtors.	:
:
x

JOINT PREPACKAGED PLANS OF REORGANIZATION OF
ACG HOLDINGS, INC., AMERICAN COLOR GRAPHICS, INC., AMERICAN
IMAGES OF NORTH AMERICA, INC., SULLIVAN MARKETING, INC.,
AND SULLIVAN MEDIA CORPORATION, PROPOSED BY

ACG HOLDINGS, INC., ET AL. and VERTIS HOLDINGS, INC., ET AL.

ACG Holdings, Inc., American Color Graphics, Inc., American Images of North America, Inc., Sullivan Marketing, Inc., and Sullivan Media Corporation (the “ACG Debtors”) and Vertis Holdings, Inc., Vertis, Inc., Webcraft, LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing LLC, and USA Direct, LLC (the “Vertis Debtors”) propose the following joint prepackaged chapter 11 plans (the “ACG Prepackaged Plan”) pursuant to section 1121(a) of title 11 of the United States Code, 11 U.S.C. §§ 101-1532.  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in Article I.A.

The ACG Prepackaged Plan contemplates joint chapter 11 plans for the ACG Debtors, of which the Vertis Debtors and the ACG Debtors are co-proponents.  The ACG Prepackaged Plan is comprised of five chapter 11 plans – one for each of the ACG Debtors.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION			1
A.	Definitions		1
	1.1	9 3/4% Indenture	1
	1.2	10% Indenture	1
	1.3	10 7/8% Indenture	1
	1.4	13 1/2% Indenture	1
	1.5	ACG	1
	1.6	ACG Bridge Facility Agreement	1
	1.7	ACG Bridge Facility Agreement Claim	1
	1.8	ACG Debtor-in-Possession Financing	1
	1.9	ACG Debtors	1
	1.10	ACG Debtors’ Reorganization Cases	1
	1.11	ACG DIP Lenders	2
	1.12	ACG DIP Claim	2
	1.13	ACG Employment Agreements	2
	1.14	ACG First Lien Credit Agreement	2
	1.15	ACG First Lien Credit Agreement Claim	2
	1.16	ACG Holdings	2
	1.17	ACG Holdings Equity Interest	2
	1.18	ACG, Inc.	2
	1.19	ACG Indenture Trustee	2
	1.20	ACG Informal Committee	2
	1.21	ACG Informal Committee Claims	2
	1.22	ACG Prepackaged Plan	3
	1.23	ACG Released Parties	3
	1.24	ACG Second Lien Notes	3
	1.25	ACG Second Lien Notes Claim	3
	1.26	ACG Secured Notes	3
	1.27	ACG Secured Notes Claim	3
	1.28	ACG Shareholders	3
	1.29	ACG Subsidiary Debtors	3
	1.30	Administrative Expense Claim	3
	1.31	Allowed	4
	1.32	American Images	4
	1.33	Avenue	4
	1.34	Avenue Advisory Services Agreement	4
	1.35	Bankruptcy Code	4
	1.36	Bankruptcy Court	4
	1.37	Bankruptcy Rules	4
	1.38	Benefit Plans	4
	1.39	Business Day	4
	1.40	Carve-out	4
	1.41	Cash	4

i

1.42	Claim	5
1.43	Class	5
1.44	CLI	5
1.45	CLI Letter Agreement	5
1.46	Collateral	5
1.47	Confirmation Date	5
1.48	Confirmation Hearing	5
1.49	Confirmation Order	5
1.50	Cure	5
1.51	Disbursement Agent	5
1.52	Disclosure Statement	5
1.53	Disputed Claim	6
1.54	Distribution Record Date	6
1.55	Effective Date	6
1.56	Equity Incentive Plan	6
1.57	Equity Interest	6
1.58	Estates	6
1.59	Evercore Parties	6
1.60	Exit Financing	6
1.61	Final Order	7
1.62	General Unsecured Claim	7
1.63	Goldman	7
1.64	Goldman Advisory Services Agreement	7
1.65	Indenture Trustee Claims	7
1.66	Informal Committees	7
1.67	Lien	7
1.68	Local Bankruptcy Rules	7
1.69	Merger Agreement	8
1.70	Metalmark Letter Agreement	8
1.71	New Bonus Plan	8
1.72	New Common Stock	8
1.73	New Vertis Second Lien Indenture	8
1.74	New Vertis Second Lien Notes	8
1.75	New Vertis Senior Notes	8
1.76	New Vertis Senior Notes Indenture	8
1.77	New Warrants	8
1.78	New Warrant Agreement	9
1.79	Noteholder Consent	9
1.80	Other Secured Claim	9
1.81	Person	9
1.82	Petition Date	9
1.83	Plan Supplement	9
1.84	Priority Non-Tax Claim	9
1.85	Priority Tax Claim	10
1.86	Reorganized ACG Debtor	10

ii

	1.87	Reorganized ACG Holdings	10
	1.88	Reorganized Vertis Debtor	10
	1.89	Reorganized Vertis Holdings	10
	1.90	Restated Bylaws	10
	1.91	Restated Certificate of Incorporation	10
	1.92	Restated Vertis Bylaws	10
	1.93	Restated Vertis Holdings Certificate of Incorporation	10
	1.94	Restructuring Agreement	10
	1.95	Section 510(b) Claim	10
	1.96	Secured Claim	11
	1.97	Stockholders’ Agreement	11
	1.98	Sullivan Marketing	11
	1.99	Sullivan Media	11
	1.100	TCW	11
	1.101	TCW Advisory Services Agreement	11
	1.102	Term Sheet	11
	1.103	THL/Evercore Letter Agreement	11
	1.104	THL Fund Parties	11
	1.105	THL Parties	11
	1.106	Vertis	11
	1.107	Vertis Credit Agreement	12
	1.108	Vertis Debtor-in-Possession Financing	12
	1.109	Vertis Debtors	12
	1.110	Vertis Debtors’ Reorganization Cases	12
	1.111	Vertis DIP Lenders	12
	1.112	Vertis Holdings	12
	1.113	Vertis Indenture Trustee	12
	1.114	Vertis Informal Committee	12
	1.115	Vertis Prepackaged Plan	12
	1.116	Vertis Released Parties	12
	1.117	Vertis Second Lien Noteholder Group	13
	1.118	Vertis Second Lien Notes	13
	1.119	Vertis Senior Notes	13
	1.120	Vertis Senior Subordinated Notes	13
	1.121	Vertis Shareholders	13
B.	Rules of Interpretation		13

ARTICLE II PROVISIONS FOR PAYMENT OF UNCLASSIFIED ADMINISTRATIVE, PROFESSIONAL AND TAX CLAIMS			14
	2.1	Administrative Expense Claims	14
	2.2	Professional Compensation and Reimbursement Claims	15
	2.3	Priority Tax Claims	15
	2.4	ACG DIP Lender Claims	16

iii

ARTICLE III CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS		16

ARTICLE IV TREATMENT OF CLAIMS AND EQUITY INTERESTS		18
4.1	ACG Holdings Class 1 – Priority Non-Tax Claims	18
4.2	ACG Holdings Class 2 – ACG First Lien Credit Agreement Claims	19
4.3	ACG Holdings Class 3 – ACG Bridge Facility Agreement Claims	19
4.4	ACG Holdings Class 4 – ACG Secured Notes Claims	20
4.5	ACG Holdings Class 5 – ACG Second Lien Notes Claims	20
4.6	ACG Holdings Class 6 – Other Secured Claims	21
4.7	ACG Holdings Class 7 – General Unsecured Claims	21
4.8	ACG Holdings Class 8 – Section 510(b) Claims	22
4.9	ACG Holdings Class 9 – ACG Holdings Equity Interests	22
4.10	ACG, Inc. Class 1 – Priority Non-Tax Claims	22
4.11	ACG, Inc. Class 2 – ACG First Lien Credit Agreement Claims	23
4.12	ACG, Inc. Class 3 – ACG Bridge Facility Agreement Claims	23
4.13	ACG, Inc. Class 4 – ACG Secured Notes Claims	23
4.14	ACG, Inc. Class 5 – ACG Second Lien Notes Claims	24
4.15	ACG, Inc. Class 6 – Other Secured Claims	25
4.16	ACG, Inc. Class 7 – General Unsecured Claims	25
4.17	ACG, Inc. Class 8 – Section 510(b) Claims	26
4.18	ACG, Inc. Class 9 – Equity Interests	26
4.19	American Images Class 1 – Priority Non-Tax Claims	26
4.20	American Images Class 2 – Other Secured Claims	27
4.21	American Images Class 3 – General Unsecured Claims	27
4.22	American Images Class 4 – Equity Interests	28
4.23	Sullivan Marketing Class 1 – Priority Non-Tax Claims	28
4.24	Sullivan Marketing Class 2 – Other Secured Claims	28
4.25	Sullivan Marketing Class 3 – General Unsecured Claims	29
4.26	Sullivan Marketing Class 4 – Equity Interests	29
4.27	Sullivan Media Class 1 – Priority Non-Tax Claims	29
4.28	Sullivan Media Class 2 – Other Secured Claims	30
4.29	Sullivan Media Class 3 – General Unsecured Claims	30
4.30	Sullivan Media Class 4 – Equity Interests	31

ARTICLE V IDENTIFICATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THIS PLAN OF REORGANIZATION		31
5.1	Holders of Claims and Equity Interests Entitled to Vote	31
5.2	Holders of Claims and Equity Interests Not Entitled to Vote	31
5.3	Nonconsensual Confirmation	32

iv

ARTICLE VI MEANS OF IMPLEMENTATION AND POST-EFFECTIVE DATE GOVERNANCE		32
6.1	Corporate Action	32
6.2	The Merger Agreement/Other Internal Restructurings	34
6.3	Vertis Prepackaged Plan	34
6.4	Cancellation of Existing Securities and Agreements	34
6.5	Surrender of Existing Securities	34
6.6	Post-Effective Date Advisory Services Agreements	35
6.7	Cancellation of Liens	35
6.8	Compromise of Controversies	35

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		35
7.1	Date of Distributions on Account of Allowed Claims	35
7.2	Sources of Cash for Plan Distribution	36
7.3	Disbursement Agent	36
7.4	Rights and Powers of Disbursement Agent	36
7.5	Expenses of the Disbursement Agent	36
7.6	Record Date for Distribution	36
7.7	Delivery of Distributions	36
7.8	ACG Indenture Trustee	37
7.9	Manner of Payment Under ACG Prepackaged Plan	37
7.10	Fractional Shares	38
7.11	Setoffs and Recoupment	38
7.12	Distributions After Effective Date	38
7.13	Exemption from Securities Law	38
7.14	Allocation of Payments	38
7.15	No Postpetition Interest on Claims	39

ARTICLE VIII PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN		39
8.1	Disputed Claims/Process	39
8.2	Objections to Claims	39
8.3	No Distributions Pending Allowance	39
8.4	Distributions After Allowance	40

ARTICLE IX TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		40
9.1	Assumption and Rejection of Contracts and Leases	40
9.2	Payments Related to Assumption of Contracts and Leases	41
9.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases	41
9.4	Compensation and Benefit Plans and Treatment of Retiree Benefits	41
9.5	Agreements with respect to Officers, Directors, and Employees	41

v

ARTICLE X CONDITIONS PRECEDENT TO EFFECTIVE DATE		42
10.1	Conditions Precedent to Effective Date of ACG Prepackaged Plan	42
10.2	Waiver of Conditions Precedent	43
10.3	Effect of Failure of Conditions	43
10.4	Reservation of Rights	44
10.5	Substantial Consummation	44

ARTICLE XI EFFECT OF CONFIRMATION		44
11.1	Vesting of Assets	44
11.2	Binding Effect	44
11.3	Discharge of the ACG Debtors	45
11.4	Exculpation	45
11.5	Releases By the ACG Debtors	45
11.6	Releases By Holders of Claims and Equity Interests	46
11.7	Waiver of Avoidance Actions	46
11.8	Waiver of Certain Claims	46
11.9	Term of Injunctions or Stays	46
11.10	Termination of Subordination Rights and Settlement of Related Claims	47
11.11	Indemnification Obligations	48
11.12	Preservation of Claims	49

ARTICLE XII RETENTION OF JURISDICTION		49

ARTICLE XIII MISCELLANEOUS		50
13.1	Payment of Statutory Fees	50
13.2	Payment of Indenture Trustee Fees	51
13.3	Filing of Additional Documents	51
13.4	Schedules and Exhibits Incorporated	51
13.5	Intercompany Claims	51
13.6	Amendment or Modification of the ACG Prepackaged Plan	51
13.7	Inconsistency	52
13.8	Section 1125(e) of the Bankruptcy Code	52
13.9	Compliance with Tax Requirements	52
13.10	Exemption from Transfer Taxes	52
13.11	Expedited Tax Determination	53
13.12	Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment	53
13.13	Severability of Provisions in the ACG Prepackaged Plan	53
13.14	Governing Law	53
13.15	No Admissions	54
13.16	Notices	55

vi

ARTICLE I

DEFINITIONS AND INTERPRETATION

A.                                    Definitions.

The following terms used herein shall have the respective meanings set forth below:

1.1           9 3/4% Indenture means that certain indenture, dated as of June 6, 2003, between Vertis, the Vertis Indenture Trustee, and the Vertis Subsidiary Debtors, as guarantors, pursuant to which the Vertis Second Lien Notes were issued.

1.2           10% Indenture means that certain indenture, dated as of July 3, 2003, between ACG, Inc., the ACG Indenture Trustee, and ACG Holdings, as guarantor, pursuant to which the ACG Second Lien Notes and the ACG Secured Notes were issued.

1.3           10 7/8% Indenture means that certain indenture, dated as of June 24, 2002, between Vertis, the Vertis Indenture Trustee, and the Vertis Subsidiary Debtors, as guarantors, pursuant to which the Vertis Senior Notes were issued.

1.4           13 1/2% Indenture means that certain indenture, dated as of February 28, 2003, between Vertis, the Vertis Indenture Trustee, and the Vertis Subsidiary Debtors, as guarantors, pursuant to which the Vertis Senior Subordinated Notes were issued.

1.5           ACG means ACG, Inc., ACG Holdings, and the ACG Subsidiary Debtors.

1.6           ACG Bridge Facility Agreement means that certain Amended and Restated Bridge Facility Agreement, dated as of June 4, 2008, among ACG, Inc., as borrower, ACG Holdings, as guarantor, Special Situations Investing Group, Inc., as administrative agent and certain lenders.

1.7           ACG Bridge Facility Agreement Claim means any Claim arising under or in connection with the ACG Bridge Facility Agreement.

1.8           ACG Debtor-in-Possession Financing means the postpetition financing agreement among the ACG Debtors and lenders party thereto as described in the Term Sheet.

1.9           ACG Debtors has the meaning ascribed to such term in the introduction.

1.10         ACG Debtors’ Reorganization Cases means each of the ACG Debtors’ voluntary cases filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

1.11         ACG DIP Lenders means the lenders party to the ACG Debtor-in-Possession Financing.

1.12         ACG DIP Claim means any Claim arising under or in connection with the ACG Debtor-in-Possession Financing.

1.13         ACG Employment Agreements means the employment agreements dated as of April 19, 2007, between ACG, Inc. and each of Stephen M. Dyott, Kathleen A. DeKam, and Patrick W. Kellick.

1.14         ACG First Lien Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of May 5, 2005, among ACG, Inc., as borrower, ACG Holdings, as guarantor, and Bank of America, N.A., as administrative agent.

1.15         ACG First Lien Credit Agreement Claim means any Claim arising under or in connection with the ACG First Lien Credit Agreement.

1.16         ACG Holdings means ACG Holdings, Inc.

1.17         ACG Holdings Equity Interest means any Equity Interest in ACG Holdings.

1.18         ACG, Inc. means American Color Graphics, Inc.

1.19         ACG Indenture Trustee means The Bank of New York Trust Company N.A., and/or its successors, as indenture trustee under the 10% Indenture.

1.20         ACG Informal Committee means that certain informal committee comprised of certain holders of the ACG Second Lien Notes that are parties to the Restructuring Agreement.

1.21         ACG Informal Committee Claims means (a) all reasonable fees and expenses incurred by the professional advisors to the ACG Informal Committee, consisting of Milbank, Tweed, Hadley & McCloy, L.L.P, and Perella Weinberg Partners, L.P., pursuant to the terms of their respective prepetition engagement letters, as applicable, Wachtell, Lipton, Rosen & Katz, and Delaware local counsel, in each case, without any requirement for the filing of retention applications or fee applications in the ACG Debtors’ Reorganization Cases and (b) claims for out-of-pocket expenses incurred by the members of the ACG Informal Committee in connection with the ACG Debtors’ Reorganization Cases; provided that ACG shall not be required to reimburse the members of the ACG Informal Committee for out-of-pocket expenses in excess of $20,000 in the aggregate, which in each case ((a) and (b) above) shall be Allowed in full and shall not be subject to any avoidance, reductions, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

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1.22         ACG Prepackaged Plan means these joint plans, including the exhibits and schedules hereto or contained in the Plan Supplement.

1.23         ACG Released Parties means (a) any holder of an ACG Second Lien Note signatory to the Restructuring Agreement and such holder’s successors and assigns thereunder; (b) the ACG Indenture Trustee; (c) the ACG Informal Committee and its members; (d) the ACG Shareholders; (e) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the ACG Debtors; (f) the ACG Debtors; (g) the lenders and the administrative agent under the ACG Bridge Facility Agreement; (h) the lenders and the administrative agent under the ACG First Lien Credit Agreement and their successors and assigns; (i) the ACG DIP Lenders and their successors and assigns; (j) any professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (a) through (i) hereof; and (k) the directors, officers, partners, members, representatives, and employees of the parties described in clauses (a) through (j) hereof.

1.24         ACG Second Lien Notes means those certain 10% Senior Secured Second Lien Notes due 2010, issued by ACG, Inc. pursuant to the 10% Indenture.

1.25         ACG Second Lien Notes Claim means any Claim against any ACG Debtor arising under or in connection with the ACG Second Lien Notes or the 10% Indenture, other than a Section 510(b) Claim and an ACG Secured Notes Claim.

1.26         ACG Secured Notes means those certain secured non-interest bearing promissory notes due September 15, 2008 issued pursuant to the 10% Indenture.

1.27         ACG Secured Notes Claim means any Claim against any ACG Debtor arising under or in connection with the ACG Secured Notes or the 10% Indenture, other than a Section 510(b) Claim and an ACG Second Lien Notes Claim.

1.28         ACG Shareholders means Metalmark Subadvisor LLC and its controlled affiliates (other than the “portfolio companies” controlled or managed by it, and the ACG Debtors).

1.29         ACG Subsidiary Debtors means American Images, Sullivan Marketing, and Sullivan Media.

1.30         Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the ACG Debtors’ Reorganization Cases Allowed under and in accordance with, as applicable, sections 330, 364(c)(1), 365, 503(b), 507(a)(2), and 507(b) of the Bankruptcy Code, including (a) any actual and necessary costs and expenses of preserving the ACG Debtors’ estates, (b) any actual and necessary costs and expenses of operating the ACG Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the ACG Debtors during the ACG Debtors’ Reorganization Cases, (d) any compensation for professional services rendered and reimbursement of expenses incurred, (e) ACG Informal Committee Claims, and (f) Indenture Trustee Claims.  Any fees or charges assessed against the estates of the ACG

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Debtors under section 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. § 1930, is excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.1 of the ACG Prepackaged Plan.

1.31         Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed within the period specified in Section 8.2 hereof or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the ACG Debtors and the amount thereof are determined by Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (c) any Claim or Equity Interest expressly allowed hereunder.

1.32         American Images means American Images of North America, Inc.

1.33         Avenue means Avenue Investments, L.P., CDP Global Opportunities Fund, L.P., Avenue International Master, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., and their associated affiliates (other than the “portfolio companies” controlled or managed by them).

1.34         Avenue Advisory Services Agreement means the advisory services agreement to be entered into by the Vertis Debtors and the ACG Debtors on the Effective Date with affiliates of Avenue, substantially in the form to be included in the Plan Supplement.

1.35         Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

1.36         Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court of the United States having jurisdiction over the ACG Debtors’ Reorganization Cases.

1.37         Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075.

1.38         Benefit Plans means all benefit plans, policies, and programs sponsored by the ACG Debtors, including all savings plans and health and welfare plans.

1.39         Business Day means any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.40         Carve-out has the meaning ascribed to such term in Section 11.5 of the ACG Prepackaged Plan.

1.41         Cash means legal tender of the United States of America.

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1.42         Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.43         Class means any group of substantially similar Claims or Equity Interests classified by the ACG Prepackaged Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.44         CLI means CLI Associates, LLC.

1.45         CLI Letter Agreement means that certain letter agreement, dated May 22, 2008, by and among Vertis, Vertis Holdings, CLI, and CLI/THLEF IV Vertis LLC, relating to the Restructuring Agreement.

1.46         Collateral means any property or interest in property of the estates of the ACG Debtors subject to a Lien, charge, or other encumbrance to secure the payment or performance of a Claim, which Lien, charge, or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.47         Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.48         Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the ACG Prepackaged Plan, as such hearing may be adjourned or continued from time to time.

1.49         Confirmation Order means the order or orders of the Bankruptcy Court confirming the ACG Prepackaged Plan.

1.50         Cure means the payment of Cash by the ACG Debtors, or the distribution of other property (as the parties may agree, subject to Noteholder Consent, or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the ACG Debtors in accordance with the terms of an executory contract or unexpired lease of the ACG Debtors and (b) permit the ACG Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.51         Disbursement Agent means any entity in its capacity as a disbursement agent under Section 7.3 of the ACG Prepackaged Plan.

1.52         Disclosure Statement means that certain disclosure statement relating to the ACG Prepackaged Plan, including all exhibits and schedules thereto, as the same may be amended, supplemented, or otherwise modified from time to time with the reasonable consent of the ACG Debtors and the Vertis Debtors and with Noteholder Consent, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

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1.53         Disputed Claim means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest (a) to the extent neither Allowed nor disallowed under the ACG Prepackaged Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the ACG Debtors or any party in interest has interposed a timely objection or request for estimation prior to the Confirmation Date in accordance with the ACG Prepackaged Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.54         Distribution Record Date means other than with respect to any publicly held securities, the record date for purposes of making distributions under the ACG Prepackaged Plan on account of Allowed Claims, which date shall be five (5) Business Days after the Effective Date.

1.55         Effective Date means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 10.1 hereof shall have been satisfied or waived as provided in Section 10.2 hereof; provided that if a stay, injunction, or similar prohibition of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay, injunction, or similar prohibition is no longer in effect.

1.56         Equity Incentive Plan means a management equity incentive plan, substantially in the form to be annexed to the Plan Supplement, which will be adopted by the board of directors of Reorganized Vertis Holdings following the Effective Date.

1.57         Equity Interest means the interest of any holders of equity securities of any of the ACG Debtors represented by issued and outstanding shares of common or preferred stock or other instruments evidencing a present ownership interest in any of the ACG Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, acquire any such interest.

1.58         Estates means the estates of each of the ACG Debtors as created under section 541 of the Bankruptcy Code.

1.59         Evercore Parties means Evercore Capital Partners, L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners, L.P., and Evercore Advisors, Inc.

1.60         Exit Financing means the financing facility to be entered into by the Reorganized ACG Debtors and the Reorganized Vertis Debtors, subject to Noteholder Consent, on the Effective Date, which shall be in the form of (a) a first lien revolving credit facility in an amount of up to $250 million and (b) one or more debt facilities in an aggregate amount of no less than $200 million and no more than $400 million, commitment letters for which will be included in the Plan Supplement.

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1.61         Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a stay, new trial, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument, or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.62         General Unsecured Claim means any Claim against any ACG Debtor other than an Administrative Expense Claim, Priority Tax Claim, ACG DIP Lender Claim, Priority Non-Tax Claim, ACG First Lien Credit Agreement Claim, ACG Bridge Facility Agreement Claim, ACG Secured Notes Claim, ACG Second Lien Notes Claim, Other Secured Claim, or Section 510(b) Claim.

1.63         Goldman means Goldman, Sachs & Co.

1.64         Goldman Advisory Services Agreement means the advisory services agreement to be entered into by the Vertis Debtors and the ACG Debtors on the Effective Date with an affiliate of Goldman, substantially in the form to be included in the Plan Supplement.

1.65         Indenture Trustee Claims means the reasonable fees, costs, and expenses incurred by the ACG Indenture Trustee under the 10% Indenture in the performance of its duties and as provided under the 10% Indenture (including the reasonable fees, costs, and expenses incurred by the ACG Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs, and expenses are reimbursable under the terms of the 10% Indenture.

1.66         Informal Committees means the Vertis Informal Committee and the ACG Informal Committee.

1.67         Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.68         Local Bankruptcy Rules means the Local Bankruptcy Rules for the District of Delaware.

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1.69         Merger Agreement means that certain Agreement and Plan of Merger among Vertis Holdings, Inc., Vertis, Inc., and ACG Holdings, dated as of May 22, 2008.

1.70         Metalmark Letter Agreement means the letter dated May 22, 2008, from Metalmark Subadvisor LLC relating to the Restructuring Agreement.

1.71         New Bonus Plan means a plan, substantially in the form to be included in the Plan Supplement, adopted by Vertis Holdings providing for the issuance of cash bonuses of an aggregate of no more than $3 million to officers and key employees of the Vertis Debtors, the ACG Debtors and their affiliates, which bonuses will be conditioned on the occurrence of the  Effective Date and will be paid upon the Effective Date and subject to the reasonable approval of Avenue, upon consultation with Goldman and TCW.

1.72         New Common Stock means the new common stock, par value $.001 per share, issued by Vertis Holdings prior to the Effective Date, as further described in the Disclosure Statement in the section thereof titled “Description of New Common Stock,” of which twenty-five million (25,000,000) shares shall be authorized pursuant to the Restated Vertis Holdings Certificate of Incorporation and up to ten million (10,000,000) shares shall be issued pursuant to the Vertis Prepackaged Plan.  In respect of distributions of New Common Stock pursuant to the ACG Prepackaged Plan and the Vertis Prepackaged Plan, the New Common Stock shall be contributed immediately prior to or on the Effective Date as a capital contribution to Vertis by Vertis Holdings, and distributed on the Effective Date by the Disbursement Agent on behalf of Vertis.

1.73         New Vertis Second Lien Indenture means that certain indenture pursuant to which the New Vertis Second Lien Notes will be issued, substantially in the form to be included in the Plan Supplement.

1.74         New Vertis Second Lien Notes means those certain new second lien notes that will be issued by Vertis pursuant to the New Vertis Second Lien Indenture, as further described in the Disclosure Statement in the section titled “Description of New Vertis Second Lien Notes.”

1.75         New Vertis Senior Notes means those certain new senior unsecured notes that will be issued by Vertis pursuant to the New Vertis Senior Indenture, as further described in the Disclosure Statement section titled “Description of New Vertis Senior Notes.”

1.76         New Vertis Senior Notes Indenture means that certain indenture pursuant to which the New Vertis Senior Notes will be issued, substantially in the form to be included in the Plan Supplement.

1.77         New Warrants means warrants issued by Vertis Holdings, to acquire New Common Stock, as further described in the “Description of New Warrants”

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section in the Disclosure Statement, and governed by the New Warrant Agreement.  In respect of distributions of New Warrants pursuant to the Vertis Prepackaged Plan, the New Warrants shall be contributed immediately prior to or on the Effective Date as a capital contribution to, and distributed on the Effective Date on behalf of, Vertis.

1.78         New Warrant Agreement means the warrant agreement governing the New Warrants, substantially in the form to be included in the Plan Supplement.

1.79         Noteholder Consent means the reasonable consent of each Informal Committee and the Vertis Second Lien Noteholder Group, which to the extent practicable shall be obtained prior to any action requiring such consent.

1.80         Other Secured Claim means any Secured Claim against an ACG Debtor other than a ACG First Lien Credit Agreement Claim, ACG Bridge Facility Agreement Claim, ACG Second Lien Notes Claim, or ACG Secured Notes Claim.

1.81         Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof, or any other form of legal entity.

1.82         Petition Date means the date on which each of the respective ACG Debtors files its voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code.

1.83         Plan Supplement means the compilation of documents and exhibits relevant to the implementation of the ACG Prepackaged Plan filed with the Bankruptcy Court not later than ten (10) days prior to the deadline for filing objections to the ACG Prepackaged Plan, each in form and substance, including any alteration, amendment, modification, or supplement, subject to the reasonable consent of the ACG Debtors and Vertis Debtors and Noteholder Consent, including the Stockholders’ Agreement, the Restated Certificates of Incorporation, the Restated Bylaws, Restated Vertis Bylaws, Restated Vertis Holdings Certifications of Incorporation, the New Vertis Second Lien Notes Indenture, the New Vertis Senior Notes Indenture, the New Warrant Agreement, the Equity Incentive Plan, the New Bonus Plan, the schedule of executory contracts and unexpired leases to be rejected, the Avenue Advisory Services Agreement, the Goldman Advisory Services Agreement, the TCW Advisory Services Agreement, and the Exit Financing commitment letters.  In addition, the Plan Supplement shall include the list of the initial members of the board of directors and officers of the Reorganized Vertis Debtors and the list of the initial members of the board of directors and officers of each Reorganized ACG Debtor, to be selected in accordance with Section 6.1(c) hereof.

1.84         Priority Non-Tax Claim means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6), or (7) of the Bankruptcy Code.

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1.85         Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.86         Reorganized ACG Debtor means any of the ACG Debtors after the Effective Date.

1.87         Reorganized ACG Holdings means ACG Holdings after the Effective Date.

1.88         Reorganized Vertis Debtor means any of the Vertis Debtors after the Effective Date.

1.89         Reorganized Vertis Holdings means Vertis Holdings after the Effective Date.

1.90         Restated Bylaws means the by-laws of each of the Reorganized ACG Debtors, each subject to Noteholder Consent and substantially in the form to be included in the Plan Supplement.

1.91         Restated Certificate of Incorporation means the certificate of incorporation of each of the Reorganized ACG Debtors, each subject to Noteholder Consent and substantially in the form to be included in the Plan Supplement.

1.92         Restated Vertis Bylaws means the amended or restated bylaws to be adopted by Vertis Holdings upon the Effective Date, substantially in the form to be included in the Plan Supplement.

1.93         Restated Vertis Holdings Certificate of Incorporation means the second amended and restated certificate of incorporation to be adopted by Vertis Holdings and filed with the Secretary of State of Delaware prior to or on the Effective Date, which shall be substantially in the form to be included in the Plan Supplement.

1.94         Restructuring Agreement means that certain agreement, dated May 22, 2008, by and among the Vertis Debtors, certain of the ACG Debtors, and certain holders of the Vertis Second Lien Notes, Vertis Senior Notes, Vertis Senior Subordinated Notes, and ACG Second Lien Notes, attached to the Disclosure Statement as Exhibit D, which presents the material terms of the ACG Prepackaged Plan in accordance with the terms and conditions set forth in the Term Sheet.

1.95         Section 510(b) Claim means any Claim against ACG Holdings or ACG, Inc. arising from rescission of a purchase or sale of a security of ACG Holdings or ACG, Inc. or an affiliate of ACG Holdings or ACG, Inc., for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

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1.96         Secured Claim means, with respect to any Claim against any ACG Debtor, that portion, which, pursuant to section 506 of the Bankruptcy Code is (a) secured by a valid, perfected, and enforceable security interest, Lien, mortgage, or other encumbrance, that is not subject to avoidance under applicable bankruptcy or nonbankruptcy law, in or upon any right, title, or interest of an ACG Debtor in and to property of the relevant estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date or (b) Allowed as such pursuant to the terms of the ACG Prepackaged Plan (subject to the occurrence of the Effective Date).  The defined term Secured Claim includes any Claim that is:  (a) subject to an offset right under applicable law and (b) a secured claim against an ACG Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code.

1.97         Stockholders’ Agreement means that certain agreement, by and among Vertis Holdings and certain holders of the New Common Stock, to be entered into on the Effective Date on terms and conditions consistent with the Shareholder Term Sheet attached to the Term Sheet as Exhibit G, and substantially in the form to be included in the Plan Supplement.

1.98         Sullivan Marketing means Sullivan Marketing, Inc.

1.99         Sullivan Media means Sullivan Media Corporation.

1.100       TCW means Trust Company of the West.

1.101       TCW Advisory Services Agreement means the advisory services agreement to be entered into by the Vertis Debtors and the ACG Debtors on the Effective Date with an affiliate of TCW, substantially in the form to be included in the Plan Supplement.

1.102       Term Sheet means that certain agreement, dated May 22, 2008, which sets forth the material terms of the proposed restructuring and the ACG Prepackaged Plan, and is attached to the Restructuring Agreement as Exhibit A.

1.103       THL/Evercore Letter Agreement means that certain letter agreement, dated May 22, 2008, by and among Vertis, Vertis Holdings, the THL Parties and the Evercore Parties, relating to the Restructuring Agreement.

1.104       THL Fund Parties means Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., and Thomas H. Lee Investors, L.P.

1.105       THL Parties means the THL Fund Parties, the shareholders of Vertis Holdings that have invested in the securities of Vertis with the THL Fund Parties and have executed the THL/Evercore Letter Agreement, Thomas H. Lee Capital, LLC, and THL Equity Advisors IV, LLC.

1.106       Vertis means Vertis, Inc.

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1.107       Vertis Credit Agreement means that certain Credit Agreement, as amended, dated as of December 22, 2004, by and among Vertis, Vertis Limited, and Vertis Digital Services, as Borrowers, and General Electric Capital Corporation, as Agent, L/C Issuer, Swing Line Lender and a Lender, and the Other Financial Institutions Party hereto, as Lenders and GECC Capital Markets Group, Inc. as Lead Arranger, and Bank of America, N.A. as Documentation Agent and Joint-Lead Arranger, as amended from time to time, consisting of the Vertis Revolving Credit Facility and the Vertis Term Loan.

1.108       Vertis Debtor-in-Possession Financing means the postpetition financing agreement among the Vertis Debtors and lenders party thereto, as described in the Term Sheet.

1.109       Vertis Debtors has the meaning ascribed to such term in the introduction.

1.110       Vertis Debtors’ Reorganization Cases means each of the Vertis Debtor’s voluntary cases filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

1.111       Vertis DIP Lenders means the lenders party to the Vertis Debtor-in-Possession Financing.

1.112       Vertis Holdings means Vertis Holdings, Inc.

1.113       Vertis Indenture Trustee means The Bank of New York, and/or its successors, as indenture trustee under the 9 3/4% Indenture, the 10 7/8% Indenture, and the 13 1/2% Indenture.

1.114       Vertis Informal Committee means that certain informal committee comprised of certain holders of the Vertis Senior Notes that are parties to the Restructuring Agreement.

1.115       Vertis Prepackaged Plan means the chapter 11 plans of the Vertis Debtors, under which the ACG Debtors are co-proponents, dated as of the date hereof, together with any amendments or modifications thereto that are reasonably acceptable to the ACG Debtors and subject to Noteholder Consent.

1.116       Vertis Released Parties means (a) any holder signatory to the Restructuring Agreement that is a holder of Vertis Second Lien Notes, Vertis Senior Notes, or Vertis Senior Subordinated Notes and such holder’s successors and assigns thereunder; (b) the Vertis Indenture Trustee; (c) the Vertis Informal Committee and its members; (d) the Vertis Second Lien Noteholder Group and its members; (e) the Vertis Shareholders; (f) the lenders and administrative agent under the Vertis Credit Agreement and their successors and assigns; (g) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of each of the Vertis Debtors; (h) the Vertis Debtors; (i) the Vertis DIP Lenders and their successors and assigns, (j) any

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professional advisors, attorneys, sub-advisors, managers, and managing and executive directors of the parties described in clauses (a) through (i) hereof, provided that professional advisors and attorneys in clause (j) shall only include those that provided services related to the transactions contemplated by the Vertis Prepackaged Plan, the Restructuring Agreement (and any predecessor restructuring transaction), and/or the Merger Agreement, including the acquisition of any financing related to any such transactions; and (k) the directors, officers, partners, members, representatives, and employees of the parties described in clauses (a) through (j) hereof; provided that each of the parties described in (a) through (k) hereof shall only be Vertis Released Parties to the extent that any such party forever releases, waives, and discharges all claims, demands, causes of action, and the like, relating to the Vertis Debtors or their affiliates or the ACG Debtors or their affiliates, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, subject to a limited carve-out solely for criminal acts and fraud against the ACG Released Parties.

1.117       Vertis Second Lien Noteholder Group means a group comprised of certain holders of the Vertis Second Lien Notes that are parties to the Restructuring Agreement.

1.118       Vertis Second Lien Notes means those certain 9 3/4% Senior Secured Second Lien Notes due 2009, issued by Vertis pursuant to the 9 3/4% Indenture.

1.119       Vertis Senior Notes means those certain 10 7/8% Senior Notes due 2009, issued by Vertis pursuant to the 10 7/8% Indenture.

1.120       Vertis Senior Subordinated Notes means those certain 13 1/2% Senior Subordinated Notes due 2009, issued by Vertis pursuant to the 13 1/2% Indenture.

1.121       Vertis Shareholders means (a) the THL Fund Parties, the shareholders of Vertis Holdings that have invested in the securities of Vertis with the THL Fund Parties and have signed or hereafter sign the THL/Evercore Letter Agreement, Thomas H. Lee Capital, LLC, and THL Equity Advisors IV, LLC; (b) Evercore Capital Partners, L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners, L.P., and Evercore Advisors Inc.; and (c) the controlled affiliates of the entities in (a)-(b) (other than the “portfolio companies” controlled or managed by them and Vertis).

B.                                    Rules of Interpretation.

For purposes of the ACG Prepackaged Plan:  (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the ACG Prepackaged Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in

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such form or substantially on such terms and conditions; (3) unless otherwise specified, any reference in the ACG Prepackaged Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to an entity as a holder of a Claim or Equity Interest includes that entity’s successors and assigns; (5) unless otherwise specified, all references in the ACG Prepackaged Plan to articles are references to articles of the ACG Prepackaged Plan; (6) unless otherwise specified, all references in the ACG Prepackaged Plan to exhibits are references to exhibits in the Plan Supplement; (7) the words “herein,” “hereof,” and “hereto” refer to the ACG Prepackaged Plan in its entirety rather than to a particular portion of the ACG Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the ACG Prepackaged Plan, the rights and obligations arising pursuant to the ACG Prepackaged Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to articles of the ACG Prepackaged Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the ACG Prepackaged Plan; (10) unless otherwise set forth in the ACG Prepackaged Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form in the ACG Prepackaged Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (12) all references to docket numbers of documents filed in the Vertis Debtors’ Reorganization Cases or the ACG Debtors’ Reorganization Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Vertis Debtors’ Reorganization Cases or the ACG Debtors’ Reorganization Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized ACG Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the ACG Prepackaged Plan all without further Bankruptcy Court order.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

PROVISIONS FOR PAYMENT OF UNCLASSIFIED
ADMINISTRATIVE, PROFESSIONAL AND TAX CLAIMS

2.1           Administrative Expense Claims.

Each holder of an Allowed Administrative Expense Claim will receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of the ACG Informal Committee Claims, in the ordinary course of

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business pursuant to the terms of prepetition engagement letters, if applicable, without the requirement to file a fee application with the Bankruptcy Court, but no later than the Effective Date; (b) in the case of professional fees and expenses for other advisors, as soon as practicable after Bankruptcy Court approval thereof or, in the case of professionals retained by the ACG Debtors in the ordinary course of their business, if any, on such terms as are customary between the ACG Debtors and such professionals; (c) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the ACG Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to such transactions; or (d) with respect to any Claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such Claim and, subject to Noteholder Consent, the ACG Debtors.  Disputed but not yet Allowed Administrative Expense Claims will be reserved for as of the Effective Date.

2.2           Professional Compensation and Reimbursement Claims.

Except as provided in Section 2.1 hereof, all entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is ninety (90) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  The Reorganized ACG Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3           Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim against an ACG Debtor agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the ACG Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) be treated on such other terms and conditions as are acceptable to the ACG Debtors and the holder of such Claim.

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2.4                                 ACG DIP Lender Claims.

On the Effective Date, all Allowed ACG DIP Lender Claims, if any, shall be paid in full in Cash from the Exit Financing.  Upon payment and satisfaction in full of all Allowed ACG DIP Lender Claims, all Liens, and security interests granted to secure such obligations, whether in the ACG Debtors’ Reorganization Cases or otherwise, shall be terminated and of no further force or effect.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The categories of Claims and Equity Interests are classified for all purposes, including voting, confirmation, and distribution, pursuant to the ACG Prepackaged Plan as follows:

Class	Designation	Impairment	Entitled to Vote

ACG Holdings

ACG Holdings Class 1	Priority Non-Tax Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 2	ACG First Lien Credit Agreement Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 3	ACG Bridge Facility Agreement Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 4	ACG Secured Notes Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 5	ACG Second Lien Notes Claims against ACG Holdings	Impaired	Yes

ACG Holdings Class 6	Other Secured Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 7	General Unsecured Claims against ACG Holdings	Unimpaired	No (deemed to accept)

ACG Holdings Class 8	Section 510(b) Claims against ACG Holdings	Impaired	No (deemed to reject)

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Class	Designation	Impairment	Entitled to Vote

ACG Holdings Class 9	ACG Holdings Equity Interests	Impaired	No (deemed to reject)

ACG, Inc.

ACG, Inc. Class 1	Priority Non-Tax Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 2	ACG First Lien Credit Agreement Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 3	ACG Bridge Facility Agreement Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 4	ACG Secured Notes Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 5	ACG Second Lien Notes Claims against ACG, Inc.	Impaired	Yes

ACG, Inc. Class 6	Other Secured Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 7	General Unsecured Claims against ACG, Inc.	Unimpaired	No (deemed to accept)

ACG, Inc. Class 8	Section 510(b) Claims against ACG, Inc.	Impaired	No (deemed to reject)

ACG, Inc. Class 9	Equity Interests in ACG, Inc.	Unimpaired	No (deemed to accept)

American Images

American Images Class 1	Priority Non-Tax Claims against American Images	Unimpaired	No (deemed to accept)

American Images Class 2	Other Secured Claims against American Images	Unimpaired	No (deemed to accept)

American Images Class 3	General Unsecured Claims against American Images	Unimpaired	No (deemed to accept)

American Images Class 4	Equity Interests in American Images	Unimpaired	No (deemed to accept)

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Class	Designation	Impairment	Entitled to Vote

Sullivan Marketing

Sullivan Marketing Class 1	Priority Non-Tax Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Marketing Class 2	Other Secured Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Marketing Class 3	General Unsecured Claims against Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Marketing Class 4	Equity Interests in Sullivan Marketing	Unimpaired	No (deemed to accept)

Sullivan Media

Sullivan Media Class 1	Priority Non-Tax Claims against Sullivan Media	Unimpaired	No (deemed to accept)

Sullivan Media Class 2	Other Secured Claims against Sullivan Media	Unimpaired	No (deemed to accept)

Sullivan Media Class 3	General Unsecured Claims against Sullivan Media	Unimpaired	No (deemed to accept)

Sullivan Media Class 4	Equity Interests in Sullivan Media	Unimpaired	No (deemed to accept)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1                                 ACG Holdings Class 1 – Priority Non-Tax Claims.

(a)                                  Classification.  ACG Holdings Class 1 consists of all Priority Non-Tax Claims against ACG Holdings.

(b)                                 Impairment and Voting.  ACG Holdings Class 1 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Priority Non-Tax Claim against ACG Holdings is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against ACG Holdings shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

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4.2                                 ACG Holdings Class 2 – ACG First Lien Credit Agreement Claims.

(a)                                  Classification.  ACG Holdings Class 2 consists of all ACG First Lien Credit Agreement Claims against ACG Holdings.

(b)                                 Impairment and Voting.  ACG Holdings Class 2 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG First Lien Credit Agreement Claim against ACG Holdings is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distribution.  On the Effective Date, except to the extent that the holder of an Allowed ACG First Lien Credit Agreement Claim against ACG Holdings agrees to less favorable treatment, each holder of an Allowed ACG First Lien Credit Agreement Claim against ACG Holdings shall receive the treatment described on account of its Allowed ACG First Lien Credit Agreement Claim against ACG, Inc. (see Section 4.11  below) in satisfaction of such holder’s ACG First Lien Credit Agreement Claim against ACG Holdings.

4.3                                 ACG Holdings Class 3 – ACG Bridge Facility Agreement Claims.

(a)                                  Classification.  ACG Holdings Class 3 consists of all ACG Bridge Facility Agreement Claims against ACG Holdings.

(b)                                 Allowance. The ACG Bridge Facility Agreement Claims against ACG Holdings are Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(c)                                  Impairment and Voting.  ACG Holdings Class 3 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Bridge Facility Agreement Claim against ACG Holdings is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(d)                                 Distribution.  On the Effective Date, except to the extent that the holder of an Allowed ACG Bridge Facility Agreement Claim against ACG Holdings agrees to less favorable treatment, each holder of a ACG Bridge Facility Agreement Claim against ACG Holdings shall receive the treatment described on account of its Allowed ACG Bridge Facility Agreement Claim against ACG, Inc. (see Section 4.12 below) in satisfaction of such holder’s ACG Bridge Facility Agreement Claim against ACG Holdings.

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4.4                                 ACG Holdings Class 4 – ACG Secured Notes Claims.

(a)                                  Classification.  ACG Holdings Class 4 consists of all ACG Secured Notes Claims against ACG Holdings.

(b)                                 Impairment and Voting.  ACG Holdings Class 4 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Secured Notes Claim against ACG Holdings is conclusively presumed to have accepted the ACG Prepackaged Plan and is not entitled to vote to accept or reject the ACG Prepackaged Plan.

(c)                                  Distributions.    In accordance with, and by operation of the 10% Indenture, on the Effective Date, the ACG Secured Notes shall be cancelled, and the holders of the ACG Secured Notes shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such ACG Secured Notes.

4.5                                 ACG Holdings Class 5 – ACG Second Lien Notes Claims.

(a)                                  Classification.  ACG Holdings Class 5 consists of all ACG Second Lien Notes Claims against ACG Holdings.

(b)                                 Allowance.   The ACG Second Lien Notes Claims against ACG Holdings are Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c)                                  Impairment and Voting.  ACG Holdings Class 5 is impaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Second Lien Notes Claim against ACG Holdings is entitled to vote to accept or reject the ACG Prepackaged Plan.

(d)                                 Distributions.  On the Effective Date, except to the extent that the holder of an Allowed ACG Second Lien Notes Claim against ACG Holdings agrees to less favorable treatment, each holder of an ACG Second Lien Notes Claim against ACG Holdings shall receive the treatment described on account of its Allowed ACG Second Lien Notes Claim against ACG, Inc. (see Section 4.14 below) in satisfaction of such holder’s ACG Second Lien Notes Claim against ACG Holdings.  In addition to the foregoing distribution, each holder of an Allowed ACG Second Lien Notes Claim against ACG Holdings consents to the distribution by Vertis, on behalf of ACG Holdings and pursuant to the Merger Agreement, of an amount of Cash equal to $92,000, which shall be transferred by the Disbursement Agent to the holders of the Allowed ACG Holdings Equity Interests pro rata based on the number of shares held by each holder of an ACG Holdings Equity Interest.

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4.6                                 ACG Holdings Class 6 – Other Secured Claims.

(a)                                  Classification.  ACG Holdings Class 6 consists of all Other Secured Claims against ACG Holdings.

(b)                                 Impairment and Voting.  ACG Holdings Class 6 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Other Secured Claim against ACG Holdings is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against ACG Holdings agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

4.7                                 ACG Holdings Class 7 – General Unsecured Claims.

(a)                                  Classification.  ACG Holdings Class 7 consists of all General Unsecured Claims against ACG Holdings.

(b)                                 Impairment and Voting.  ACG Class 7 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed General Unsecured Claim against ACG Holdings is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against ACG Holdings agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against ACG Holdings that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by ACG Holdings and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  ACG Holdings reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

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4.8                                 ACG Holdings Class 8 – Section 510(b) Claims.

(a)                                  Classification.  ACG Holdings Class 8 consists of all Section 510(b) Claims against ACG Holdings.

(b)                                 Impairment and Voting.  ACG Holdings Class 8 is impaired by the ACG Prepackaged Plan.  Each holder of an Allowed Section 510(b) Claim against ACG Holdings is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have rejected the ACG Prepackaged Plan.

(c)                                  Distribution.  On the Effective Date, all Section 510(b) Claims against ACG Holdings shall be extinguished with no distribution; provided that nothing in this Section 4.8 shall affect or limit the rights and obligations set forth in Section 11.11 hereof.

4.9                                 ACG Holdings Class 9 – ACG Holdings Equity Interests.

(a)                                  Classification.  ACG Holdings Class 9 consists of all ACG Holdings Equity Interests.

(b)                                 Impairment and Voting.  ACG Holdings Class 9 is impaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Holdings Equity Interest is conclusively presumed to have rejected the ACG Prepackaged Plan and is not entitled to vote to accept or reject the ACG Prepackaged Plan.

(c)                                  Distribution.  On the Effective Date, pursuant to and in accordance with the Merger Agreement, all existing ACG Holdings Equity Interests shall be cancelled.  Following the merger, all common stock of Reorganized ACG Holdings shall be owned by Vertis.

4.10                           ACG, Inc. Class 1 – Priority Non-Tax Claims.

(a)                                  Classification.  ACG, Inc. Class 1 consists of all Priority Non-Tax Claims against ACG, Inc.

(b)                                 Impairment and Voting.  ACG, Inc. Class 1 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Priority Non-Tax Claim against ACG, Inc. is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against ACG, Inc. shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

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4.11                           ACG, Inc. Class 2 – ACG First Lien Credit Agreement Claims.

(a)                                  Classification.  ACG, Inc. Class 2 consists of all ACG First Lien Credit Agreement Claims against ACG, Inc.

(b)                                 Impairment and Voting.  ACG, Inc. Class 2 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG First Lien Credit Agreement Claim against ACG, Inc. is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distribution.  On the Effective Date, each holder of an Allowed ACG First Lien Credit Agreement Claim against ACG, Inc. shall receive payment in full, in Cash, of the outstanding principal amount of its Claim, any accrued and unpaid interest thereon, and other amounts contractually payable to such holder.

4.12                           ACG, Inc. Class 3 – ACG Bridge Facility Agreement Claims.

(a)                                  Classification.  ACG, Inc. Class 3 consists of all ACG Bridge Facility Agreement Claims against ACG, Inc.

(b)                                 Allowance.  The ACG Bridge Facility Agreement Claims against ACG, Inc. are Allowed in full and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(c)                                  Impairment and Voting.  ACG, Inc. Class 3 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Bridge Facility Agreement Claim against ACG, Inc. is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(d)                                 Distribution.  On the Effective Date, each holder of an Allowed ACG Bridge Facility Agreement Claim against ACG, Inc. shall receive payment in full, in Cash, of the full amount of its Claim, including any unpaid interest (whether prepetition or postpetition) owing to each on or prior to the Effective Date.

4.13                           ACG, Inc. Class 4 – ACG Secured Notes Claims.

(a)                                  Classification.  ACG, Inc. Class 4 consists of all ACG Secured Notes Claims against ACG, Inc.

(b)                                 Impairment and Voting.  ACG, Inc. Class 4 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Secured Notes Claim against ACG, Inc. is conclusively presumed to have accepted the ACG Prepackaged Plan and is not entitled to vote to accept or reject the ACG Prepackaged Plan.

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(c)                                  Distributions.  Allowed ACG Secured Notes Claims against ACG, Inc. are unimpaired by the ACG Prepackaged Plan.  In accordance with, and by operation of the 10% Indenture, on the Effective Date, the ACG Secured Notes shall be cancelled, and the holders of the ACG Secured Notes shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such ACG Secured Notes.

4.14                           ACG, Inc. Class 5 – ACG Second Lien Notes Claims.

(a)                                  Classification.  ACG, Inc. Class 5 consists of all ACG Second Lien Notes Claims against ACG, Inc.

(b)                                 Allowance.  The ACG Second Lien Notes shall be Allowed in the aggregate amount of (i) $280 million, plus (ii) the accrued but unpaid interest under the ACG Second Lien Notes as of the Petition Date, plus all other Obligations (as defined in the 10% Indenture), except to the extent that the Claims of the ACG Indenture Trustee are otherwise provided herein to be paid or satisfied, and, for the avoidance of doubt, shall not be subject to any avoidance, reduction, set off, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(c)                                  Impairment and Voting.  ACG, Inc. Class 5 is impaired by the ACG Prepackaged Plan.  Each holder of an Allowed ACG Second Lien Notes Claim against ACG, Inc. is entitled to vote to accept or reject the ACG Prepackaged Plan.

(d)                                 Distributions.  On the Effective Date, except to the extent that the holder of an Allowed ACG Second Lien Notes Claim against ACG, Inc. agrees to less favorable treatment, each holder of an ACG Second Lien Notes Claim shall exchange with Vertis all, and not less than all, of such holder’s ACG Second Lien Notes for:

(i)                                    such holder’s pro rata share (based upon the principal amount of ACG Second Lien Notes held by each holder) of $66 million in principal amount of New Vertis Senior Notes; and

(ii)                                such holder’s pro rata share (based upon the principal amount of ACG Second Lien Notes held by each holder) of 32.96% of the number of shares of New Common Stock outstanding on the Effective Date.

On the Effective Date and following the completion of all exchanges and distributions in this Section 4.14(d), the ACG Second Lien Notes Claims shall be held by Vertis and, in the discretion of Vertis, either (i) adjusted (including by contribution, in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by Vertis, with Noteholder Consent, taking into account the economic condition of the Reorganized ACG Debtors, or (ii) exchanged by Vertis for stock of Reorganized ACG Holdings; provided that notwithstanding anything

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to the contrary herein, the foregoing shall not affect in any manner any of the distributions or treatment provided for under the ACG Prepackaged Plan.

4.15                           ACG, Inc. Class 6 – Other Secured Claims.

(a)                                  Classification.  ACG, Inc. Class 6 consists of all Other Secured Claims against ACG, Inc.

(b)                                 Impairment and Voting.  ACG, Inc. Class 6 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Other Secured Claim against ACG, Inc. is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against ACG, Inc. agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

4.16                           ACG, Inc. Class 7 – General Unsecured Claims.

(a)                                  Classification.  ACG, Inc. Class 7 consists of all General Unsecured Claims against ACG, Inc.

(b)                                 Impairment and Voting.  ACG, Inc. Class 7 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed General Unsecured Claim against ACG, Inc. is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against ACG, Inc. agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against ACG, Inc. that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by ACG, Inc. and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  ACG, Inc. reserves its rights,

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however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.17                           ACG, Inc. Class 8 – Section 510(b) Claims.

(a)                                  Classification.  ACG, Inc. Class 8 consists of all Section 510(b) Claims against ACG, Inc.

(b)                                 Impairment and Voting.  ACG, Inc. Class 8 is impaired by the ACG Prepackaged Plan.  Each holder of an Allowed Section 510(b) Claim against ACG, Inc. is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have rejected the ACG Prepackaged Plan.

(c)                                  Distribution.  On the Effective Date, all Section 510(b) Claims against ACG, Inc. shall be extinguished with no distribution; provided that nothing in this Section 4.17 shall affect or limit the rights and obligations set forth in Section 11.11 hereof.

4.18                           ACG, Inc. Class 9 – Equity Interests.

(a)                                  Classification.  ACG, Inc. Class 9 consists of all Equity Interests in ACG, Inc.

(b)                                 Impairment and Voting.  ACG, Inc. Class 9 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Equity Interest in ACG, Inc. is conclusively presumed to have accepted the ACG Prepackaged Plan and is not entitled to vote to accept or reject the ACG Prepackaged Plan.

(c)                                  Distribution.  All Equity Interests in ACG, Inc. shall continue to be owned by ACG Holdings.

4.19                           American Images Class 1 – Priority Non-Tax Claims.

(a)                                  Classification.  American Images Class 1 consists of all Priority Non-Tax Claims against American Images.

(b)                                 Impairment and Voting.  American Images Class 1 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Priority Non-Tax Claim against American Images is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against American Images shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

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4.20                           American Images Class 2 – Other Secured Claims.

(a)                                  Classification.  American Images Class 2 consists of all Other Secured Claims against American Images.

(b)                                 Impairment and Voting.  American Images Class 2 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Other Secured Claim against American Images is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against American Images agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

4.21                           American Images Class 3 – General Unsecured Claims.

(a)                                  Classification.  American Images Class 3 consists of all General Unsecured Claims against American Images.

(b)                                 Impairment and Voting.  American Images Class 3 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed General Unsecured Claim against American Images is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against American Images agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against American Images that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by American Images and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  American Images reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

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4.22                           American Images Class 4 – Equity Interests.

(a)                                  Classification.  American Images Class 4 consists of all Equity Interests in American Images.

(b)                                 Impairment and Voting.  American Images Class 4 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Equity Interest in American Images is conclusively presumed to have accepted the ACG Prepackaged Plan and is not entitled to vote to accept or reject the ACG Prepackaged Plan.

(c)                                  Distribution.  All Equity Interests in American Images shall continue to be owned by ACG, Inc.

4.23                           Sullivan Marketing Class 1 – Priority Non-Tax Claims.

(a)                                  Classification.  Sullivan Marketing Class 1 consists of all Priority Non-Tax Claims against Sullivan Marketing.

(b)                                 Impairment and Voting.  Sullivan Marketing Class 1 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Priority Non-Tax Claim against Sullivan Marketing is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against Sullivan Marketing shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

4.24                           Sullivan Marketing Class 2 – Other Secured Claims.

(a)                                  Classification.  Sullivan Marketing Class 2 consists of all Other Secured Claims against Sullivan Marketing.

(b)                                 Impairment and Voting.  Sullivan Marketing Class 2 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Other Secured Claim against Sullivan Marketing is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against Sullivan Marketing agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

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4.25                           Sullivan Marketing Class 3 – General Unsecured Claims.

(a)                                  Classification.  Sullivan Marketing Class 3 consists of all General Unsecured Claims against Sullivan Marketing.

(b)                                 Impairment and Voting.  Sullivan Marketing Class 3 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed General Unsecured Claim against Sullivan Marketing is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against Sullivan Marketing agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against Sullivan Marketing that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by Sullivan Marketing and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  Sullivan Marketing reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.26                           Sullivan Marketing Class 4 – Equity Interests.

(a)                                  Classification.  Sullivan Marketing Class 4 consists of all Equity Interests in Sullivan Marketing.

(b)                                 Impairment and Voting.  Sullivan Marketing Class 4 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Equity Interest in Sullivan Marketing is conclusively presumed to have accepted the ACG Prepackaged Plan and is not entitled to vote to accept or reject the ACG Prepackaged Plan.

(c)                                  Distribution.  All Equity Interests in Sullivan Marketing shall continue to be owned by ACG, Inc.

4.27                           Sullivan Media Class 1 – Priority Non-Tax Claims.

(a)                                  Classification.  Sullivan Media Class 1 consists of all Priority Non-Tax Claims against Sullivan Media.

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(b)                                 Impairment and Voting.  Sullivan Media Class 1 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Priority Non-Tax Claim against Sullivan Media is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim against Sullivan Media shall be paid an amount in Cash equal to the Allowed amount of such Priority Non-Tax Claim.

4.28                           Sullivan Media Class 2 – Other Secured Claims.

(a)                                  Classification.  Sullivan Media Class 2 consists of all Other Secured Claims against Sullivan Media.

(b)                                 Impairment and Voting.  Sullivan Media Class 2 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Other Secured Claim against Sullivan Media is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that the holder of an Allowed Other Secured Claim against Sullivan Media agrees to less favorable treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.

4.29                           Sullivan Media Class 3 – General Unsecured Claims.

(a)                                  Classification.  Sullivan Media Class 3 consists of all General Unsecured Claims against Sullivan Media.

(b)                                 Impairment and Voting.  Sullivan Media Class 3 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed General Unsecured Claim against Sullivan Media is not entitled to vote to accept or reject the ACG Prepackaged Plan and shall be conclusively deemed to have accepted the ACG Prepackaged Plan.

(c)                                  Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed General Unsecured Claim against Sullivan Media agrees to less favorable treatment of such Allowed General Unsecured Claim or has been paid prior to the Effective Date, each Allowed General Unsecured Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code.  Each holder of an Allowed General Unsecured Claim against Sullivan Media that is not due and payable on or before the Effective Date will receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim

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on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) in the ordinary course of the ACG Debtors’ business, and (iii) as otherwise agreed by Sullivan Media and the holder of such Claim consistent with the terms of the Restructuring Agreement; provided that subject to the consent of the ACG DIP Lenders, the ACG Debtors, with the reasonable consent of the ACG Informal Committee, may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  Sullivan Media reserves its rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.30                           Sullivan Media Class 4 – Equity Interests.

(a)                                  Classification.  Sullivan Media Class 4 consists of all Equity Interests in Sullivan Media.

(b)                                 Impairment and Voting.  Sullivan media Class 4 is unimpaired by the ACG Prepackaged Plan.  Each holder of an Allowed Equity Interest in Sullivan Media is conclusively presumed to have accepted the ACG Prepackaged Plan and is not entitled to vote to accept or reject the ACG Prepackaged Plan.

(c)                                  Distribution.  All Equity Interests in Sullivan Media shall continue to be owned by ACG, Inc.

ARTICLE V

IDENTIFICATION OF CLASSES OF CLAIMS AND
EQUITY INTERESTS IMPAIRED; ACCEPTANCE OR
REJECTION OF THIS PLAN OF REORGANIZATION

5.1                                 Holders of Claims and Equity Interests Entitled to Vote.

ACG Holdings Class 5 (ACG Second Lien Notes Claims against ACG Holdings) and ACG, Inc. Class 5 (ACG Second Lien Notes Claims against ACG, Inc.) are entitled to vote to accept or reject the ACG Prepackaged Plan.

5.2                                 Holders of Claims and Equity Interests Not Entitled to Vote.

Each of ACG Holdings Class 1 (Priority Non-Tax Claims against ACG Holdings), ACG Holdings Class 2 (ACG First Lien Credit Agreement Claims against ACG Holdings), ACG Holdings Class 3 (ACG Bridge Facility Agreement Claims against ACG Holdings), ACG Holdings Class 4 (ACG Secured Notes Claims against ACG Holdings), ACG Holdings Class 6 (Other Secured Claims against ACG Holdings), ACG  Holdings Class 7 (General Unsecured Claims against ACG Holdings), ACG, Inc. Class 1 (Priority Non-Tax Claims against ACG, Inc.), ACG, Inc. Class 2 (ACG First Lien Credit Agreement Claims against ACG, Inc.), ACG, Inc. Class 3 (ACG Bridge Facility Agreement Claims against ACG, Inc.), ACG, Inc. Class 4 (ACG Secured Notes Claims against ACG, Inc.), ACG, Inc. Class 6 (Other Secured Claims against ACG, Inc.), ACG,

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Inc. Class 7 (General Unsecured Claims against ACG, Inc.), ACG, Inc. Class 9 (Equity Interests in ACG, Inc.), American Images Class 1 (Priority Non-Tax Claims against American Images), American Images Class 2 (Other Secured Claims against American Images), American Images Class 3 (General Unsecured Claims against American Images), American Images Class 4 (Equity Interests in American Images), Sullivan Marketing Class 1 (Priority Non-Tax Claims against Sullivan Marketing), Sullivan Marketing Class 2 (Other Secured Claims against Sullivan Marketing), Sullivan Marketing Class 3(General Unsecured Claims against Sullivan Marketing), Sullivan Marketing Class 4 (Equity Interests in Sullivan Marketing), Sullivan Media Class 1 (Priority Non-Tax Claims against Sullivan Media), Sullivan Media Class 2 (Other Secured Claims against Sullivan Media), Sullivan Media Class 3 (General Unsecured Claims against Sullivan Media), and Sullivan Media Class 4 (Equity Interests in Sullivan Media) is unimpaired by the ACG Prepackaged Plan and the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the ACG Prepackaged Plan and are not entitled to vote to accept or reject the ACG Prepackaged Plan.

Each of ACG Holdings Class 8 (Section 510(b) Claims against ACG Holdings), ACG Holdings Class 9 (ACG Holdings Equity Interests), and ACG, Inc. Class 8 (Section 510(b) Claims against ACG, Inc.) is impaired by the ACG Prepackaged Plan and the holders of claims in such Classes are presumed to have rejected the ACG Prepackaged Plan and are not entitled to vote to accept or reject the ACG Prepackaged Plan.

5.3                                 Nonconsensual Confirmation.

If any impaired Class (excluding ACG Holdings Class 5 and ACG, Inc. Class 5) shall not accept the ACG Prepackaged Plan by the requisite statutory majority provided in section 1126(c) or (d) of the Bankruptcy Code, the ACG Debtors reserve the right, subject to Noteholder Consent, to amend the ACG Prepackaged Plan in accordance with Section 13.6 of the ACG Prepackaged Plan or undertake to have the Bankruptcy Court confirm the ACG Prepackaged Plan under section 1129(b) of the Bankruptcy Code or both.

ARTICLE VI

MEANS OF IMPLEMENTATION
AND POST-EFFECTIVE DATE GOVERNANCE

6.1                                 Corporate Action.

(a)                                  General.  Upon the Effective Date, all actions contemplated by the ACG Prepackaged Plan shall be deemed authorized and approved in all respects, including (i) assumption of the agreements with existing management, (ii) selection of the directors and officers for the Reorganized ACG Debtors, (iii) the execution and entry into the Exit Financing, (iv) the distribution of the New Common Stock, (v) the issuance of any securities required to be issued pursuant to the ACG Prepackaged Plan, the Vertis

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Prepackaged Plan, and the Merger Agreement, and (vi) all other actions contemplated by the ACG Prepackaged Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the ACG Prepackaged Plan involving the corporate structure of the ACG Debtors or the Reorganized ACG Debtors, and any corporate action required by the ACG Debtors or the Reorganized ACG Debtors in connection with the ACG Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the ACG Debtors or the Reorganized ACG Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the ACG Debtors or the Reorganized ACG Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the ACG Prepackaged Plan (or necessary or desirable to effect the transactions contemplated by the ACG Prepackaged Plan) in the name of and on behalf of the Reorganized ACG Debtors, including (i) the Exit Financing and (ii) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section shall be effective notwithstanding any requirements under nonbankruptcy law.  The issuance of the New Common Stock shall be exempt from the requirements of Section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

(b)                                 Restated Certificates of Incorporation and Restated Bylaws of the Reorganized ACG Debtors.  Pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificates of the ACG Debtors shall be amended, among other things, subject to Noteholder Consent, to include (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.  On the Effective Date, the Restated Certificates of Incorporation of the ACG Debtors shall be filed with the Secretary of State of their respective states of incorporation, without the need for any further corporate action on the part of the Debtors.  On the Effective Date, the boards of directors of each Reorganized ACG Debtor shall be deemed to have adopted the applicable Restated Bylaws, subject to Noteholder Consent.

(c)                                  Boards of Directors of the Reorganized ACG Debtors.  On the Effective Date, the operation of each of the Reorganized ACG Debtors shall become the general responsibility of its respective board of directors, subject to, and in accordance with its respective restated certificate of incorporation and restated bylaws or other organizational documents.  The initial boards of directors of the Reorganized ACG Debtors shall be disclosed in the Plan Supplement.

(d)                                 Officers of the Reorganized ACG Debtors.  The initial officers of the Reorganized ACG Debtors shall be disclosed in the Plan Supplement to be filed with

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the Bankruptcy Court prior to the Effective Date.  The selection of officers of the Reorganized ACG Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of the applicable Reorganized ACG Debtor.

6.2                                 The Merger Agreement/Other Internal Restructurings.

On the Effective Date, without the need for any further action, the Reorganized ACG Debtors shall consummate the merger as set forth in the Merger Agreement (which shall be deemed assumed without the need for any Cure), file a certificate of merger with the Delaware Secretary of State, and execute any additional documents and take any additional action necessary to consummate the merger or otherwise contemplated by the Merger Agreement.  In addition, on the Effective Date, the Reorganized ACG Debtors may (a) cause the transfer of assets or equity interests between or among the Reorganized ACG Debtors and the ACG Debtors and/or (b) engage in any other transaction in furtherance of the ACG Prepackaged Plan.  In addition, on the Effective Date, the equity of Reorganized ACG Holdings shall be issued to Vertis pursuant to the terms of the Merger Agreement.

6.3                                 Vertis Prepackaged Plan.

The New Vertis Senior Notes Indenture, a summary of which is contained in the Disclosure Statement, will be filed with the Plan Supplement.  The New Vertis Senior Notes, the New Common Stock, and any other security provided for under the Vertis Prepackaged Plan shall be authorized and issued by the Vertis Debtors pursuant to the terms and conditions of the ACG Prepackaged Plan and the Vertis Prepackaged Plan.

6.4                                 Cancellation of Existing Securities and Agreements.

On the Effective Date, the 10% Indenture and the ACG Holdings Equity Interests shall be cancelled; provided that the 10% Indenture and the ACG Holdings Equity Interests shall continue in effect solely for the purpose of allowing the holders of ACG Second Lien Notes Claims and ACG Holdings Equity Interests to receive their distributions hereunder.

6.5                                 Surrender of Existing Securities.

As soon as practicable on or after the Effective Date, each holder of ACG Second Lien Notes Claims shall surrender its note(s) to the ACG Indenture Trustee or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized ACG Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the ACG Indenture Trustee.  No distributions under the ACG Prepackaged Plan shall be made for or on behalf of such holder unless and until such note is received by the ACG Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the ACG Indenture Trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of the ACG Indenture Trustee which satisfaction may require such holder to

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submit (a) a lost instrument affidavit and (b) an indemnity bond holding the ACG Debtors, the Reorganized ACG Debtors, and the ACG Indenture Trustee, harmless in respect of such note and any distributions made thereof.  Upon compliance with this Section by a holder of any note, such holder shall, for all purposes under the ACG Prepackaged Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explains its non-availability to the ACG Indenture Trustee, within one (1) year of the Effective Date shall be deemed to have no further Claim against the ACG Debtors and the Reorganized ACG Debtors (or their property) or the ACG Indenture Trustee in respect of such Claim and shall not participate in any distribution under the ACG Prepackaged Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized ACG Debtors by the ACG Indenture Trustee, and any such security shall be cancelled.

6.6                                 Post-Effective Date Advisory Services Agreements.

On the Effective Date, the ACG Debtors shall enter into the Avenue Advisory Services Agreement, the Goldman Advisory Services Agreement, and the TCW Advisory Services Agreement.

6.7                                 Cancellation of Liens.

Except as otherwise provided in the ACG Prepackaged Plan, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any ACG Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized ACG Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized ACG Debtors.

6.8                                 Compromise of Controversies.

In consideration for the distributions and other benefits provided under the ACG Prepackaged Plan, the provisions of the ACG Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the ACG Prepackaged Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1                                 Date of Distributions on Account of Allowed Claims.

Unless otherwise provided herein, any distributions and deliveries to be made under the ACG Prepackaged Plan shall be made on the Effective Date or as soon as practicable thereafter.  In the event that any payment or act under the ACG Prepackaged

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Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  Notwithstanding anything to the contrary herein, all distributions to holders of Allowed ACG Bridge Facility Agreement Claims shall be made on the Effective Date.

7.2                                 Sources of Cash for Plan Distribution.

Except as otherwise provided in the ACG Prepackaged Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the ACG Debtors’ and the Reorganized ACG Debtors’ operations and Cash on hand and the Exit Financing.

7.3                                 Disbursement Agent.

All distributions under the ACG Prepackaged Plan shall be made by Vertis as Disbursement Agent or such other entity designated by Vertis as a Disbursement Agent on the Effective Date.  A Disbursement Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.4                                 Rights and Powers of Disbursement Agent.

The Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the ACG Prepackaged Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the ACG Prepackaged Plan or as deemed by the Disbursement Agent to be necessary and proper to implement the provisions hereof.

7.5                                 Expenses of the Disbursement Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursement Agent (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized ACG Debtors in the ordinary course of business.

7.6                                 Record Date for Distribution.

The record date for distributions shall be the Distribution Record Date.

7.7                                 Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the books and records of the ACG Debtors, unless the applicable Reorganized ACG Debtor has been

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notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the ACG Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized ACG Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

7.8                                 ACG Indenture Trustee.

The ACG Indenture Trustee shall be deemed to be the holder of all ACG Second Lien Notes Claims and ACG Secured Notes Claims, as applicable, for purposes of distributions to be made hereunder, and all distributions on account of such notes shall be made to or on behalf of the ACG Indenture Trustee.  The ACG Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed ACG Second Lien Notes Claims and Allowed ACG Secured Notes Claims, as applicable.  As soon as practicable following compliance with the requirements set forth in Section 6.5, the ACG Indenture Trustee shall arrange to deliver such distributions to or on behalf of such noteholders.

7.9                                 Manner of Payment Under ACG Prepackaged Plan.

(a)                                  All distributions of the New Common Stock to the holders of Claims under the ACG Prepackaged Plan shall be made by the Disbursement Agent on behalf of Vertis.

(b)                                 All distributions of the New Vertis Senior Notes to the holders of Claims under the ACG Prepackaged Plan shall be made by the Disbursement Agent on behalf of Vertis.

(c)                                  All distributions of Cash under the ACG Prepackaged Plan shall be made by the Disbursement Agent on behalf of the applicable ACG Debtor.

(d)                                 At the option of the Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

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7.10                           Fractional Shares.

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the ACG Prepackaged Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore.  The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

7.11                           Setoffs and Recoupment.

The ACG Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the ACG Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the ACG Debtors or the Reorganized ACG Debtors of any such Claim it may have against such claimant.

7.12                           Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

7.13                           Exemption from Securities Law.

The issuance of the New Common Stock, the New Vertis Senior Notes (including any guarantees in connection therewith), and any other securities, pursuant to the ACG Prepackaged Plan and any subsequent sales, resales, transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.14                           Allocation of Payments.

In the case of distributions with respect to ACG Holdings Class 5 Claims and ACG, Inc. Class 5 Claims, pursuant to the ACG Prepackaged Plan, the amount of any Cash and the fair market value of any other consideration received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

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7.15                           No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the ACG Prepackaged Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the ACG Debtors, and no holder of a Claim against the ACG Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim; provided that this provision shall not impair the rights, if any, of holders of ACG First Lien Credit Agreement Claims and ACG Bridge Facility Agreement Claims to recover postpetition interest to the extent required under applicable bankruptcy law.

ARTICLE VIII

PROCEDURES FOR TREATING
DISPUTED CLAIMS UNDER THE PLAN

8.1                                 Disputed Claims/Process.

Holders of Claims and Equity Interests need not file proofs of claim with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the ACG Prepackaged Plan.  On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized ACG Debtor.  If the ACG Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the ACG Debtors’ Reorganization Cases had not been commenced and shall survive the Effective Date as if the ACG Debtors’ Reorganization Cases had not been commenced, provided that the ACG Debtors may elect, at their sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim.

8.2                                 Objections to Claims.

Except insofar as a Claim is Allowed under the ACG Prepackaged Plan, the ACG Debtors, the Reorganized ACG Debtors, or any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (a) on or before the ninetieth (90th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as ordered by the Bankruptcy Court.

8.3                                 No Distributions Pending Allowance.

If an objection to a Claim is filed as set forth in Section 8.2, no payment or distribution provided under the ACG Prepackaged Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

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8.4                                 Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the ACG Prepackaged Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a final order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the ACG Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE IX

TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

9.1                                 Assumption and Rejection of Contracts and Leases.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the ACG Prepackaged Plan, as of the Effective Date, the ACG Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the ACG Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to reject filed by the ACG Debtors on or before the Confirmation Date, or (d) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the ACG Debtors as part of the Plan Supplement. Notwithstanding the foregoing, any management agreement or other agreement with any ACG Shareholder (other than the Metalmark Letter Agreement, which shall each be assumed under the ACG Prepackaged Plan on the Effective Date unless terminated prior to the Effective Date) shall be either rejected or terminated pursuant to its terms as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

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9.2                                 Payments Related to Assumption of Contracts and Leases.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the ACG Debtors upon assumption thereof. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the ACG Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

9.3                                 Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the ACG Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the ACG Debtors, their Estates, and their property.

9.4                                 Compensation and Benefit Plans and Treatment of Retiree Benefits.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and Benefit Plans of the ACG Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed hereunder. The ACG Debtors’ obligations under such plans and programs shall survive confirmation of the ACG Prepackaged Plan, except for (a) executory contracts or Benefit Plans specifically rejected pursuant to the ACG Prepackaged Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

9.5                                 Agreements with respect to Officers, Directors, and Employees.

Notwithstanding anything to the contrary in the ACG Prepackaged Plan, the ACG Employment Agreements and all other obligations of ACG and its subsidiaries to officers, directors, and employees thereof that are referred to in the Merger Agreement shall be assumed.

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ARTICLE X

CONDITIONS PRECEDENT

TO EFFECTIVE DATE

10.1                           Conditions Precedent to Effective Date of ACG Prepackaged Plan.

The occurrence of the Effective Date of the ACG Prepackaged Plan is subject to satisfaction of the following conditions precedent:

(a)                                  Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in the ACG Debtors’ Reorganization Cases and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto. The Confirmation Order in the ACG Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the ACG Debtors, the Vertis Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group.

(b)                                 Confirmation Order in the Vertis Debtors’ Reorganization Cases. The Clerk of the Bankruptcy Court shall have entered an order confirming the Vertis Prepackaged Plan, consistent with the terms of the Restructuring Agreement and Term Sheet, in the Vertis Debtors’ Reorganization Cases, there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto, and all conditions precedent to the occurrence of the effective date under the Vertis Prepackaged Plan shall have been satisfied (or will be satisfied concurrently with the Effective Date). In addition, the effective date of the Vertis Prepackaged Plan shall have occurred simultaneously with the Effective Date. The Confirmation Order in the Vertis Debtors’ Reorganization Cases shall be in form and substance reasonably satisfactory to the Vertis Debtors, the ACG Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group.

(c)                                  Consummation of the Merger. On the Effective Date and without the need for any further action, the ACG Debtors, as applicable, shall consummate the transactions contemplated by the Merger Agreement. The conditions set forth in Sections 8.2(a) and 8.3(a) of the Merger Agreement shall have been satisfied (and not waived).

(d)                                 Restructuring Agreement Still in Effect. The Restructuring Agreement shall not have terminated in accordance with the terms thereof (other than the termination concurrent with the Effective Date under Section 8.06 of the Restructuring Agreement).

(e)                                  Execution and Delivery of Other Documents. All other actions and all agreements, instruments, or other documents necessary to implement the terms and provisions of the ACG Prepackaged Plan shall have been effected, including the Merger Agreement, the Exit Financing, and the documents comprising the Plan Supplement and shall, in each case, have been (i) approved with the reasonable consent, in each case, of the ACG Debtors and Vertis Debtors and Noteholder Consent and

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(ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(f)                                    Regulatory Approvals. The ACG Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the ACG Prepackaged Plan and that are required by law, regulations or order.

(g)                                 Consents. All authorizations, consents, and approvals determined by the ACG Debtors, subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, to be necessary to implement the terms of the ACG Prepackaged Plan shall have been obtained.

(h)                                 Exit Financing. Proceeds of the Exit Financing shall be made available to the Reorganized ACG Debtors to fund distributions hereunder.

(i)                                     Payment of Fees and Expenses. The ACG Informal Committee Claims that were timely presented shall have been paid in full.

(j)                                     Corporate Formalities. The Restated Certificates of Incorporation shall be filed with the Secretary of State for Delaware contemporaneously with the Effective Date.

(k)                                  Other Acts. Any other actions the ACG Debtors determine are necessary, subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, to implement the terms of the ACG Prepackaged Plan shall have been taken.

10.2                           Waiver of Conditions Precedent.

Each of the conditions precedent in Section 10.1 of the ACG Prepackaged Plan may be waived, in whole or in part, by the ACG Debtors subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, without notice or order of the Bankruptcy Court.

10.3                           Effect of Failure of Conditions.

If the conditions specified in Section 10.1 have not been satisfied or waived in the manner provided in Section 10.2 within the period set forth in Section 8.04(e) of the Restructuring Agreement, unless otherwise waived by the ACG Debtors and the Vertis Debtors and with Noteholder Consent, then: (a) the Confirmation Order shall be of no further force or effect; (b) no distributions under the ACG Prepackaged Plan shall be made; (c) the ACG Debtors and all holders of Claims and Equity Interests in the ACG Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (d) all of the ACG Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the ACG Prepackaged Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the

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ACG Debtors or any other person or to prejudice in any manner the rights of the ACG Debtors or any person in any further proceedings involving the ACG Debtors and the ACG Prepackaged Plan shall be deemed withdrawn. Upon such occurrence, the ACG Debtors shall file a written notification with the Bankruptcy Court and serve it upon counsel for each Informal Committee, the Vertis Second Lien Noteholder Group, the Vertis Debtors, and the United States Trustee.

10.4                           Reservation of Rights.

The ACG Prepackaged Plan shall have no force or effect unless and until the Effective Date. Prior to the Effective Date, none of the filing of the ACG Prepackaged Plan, any statement or provision contained in the ACG Prepackaged Plan, or action taken by the ACG Debtors with respect to the ACG Prepackaged Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any ACG Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

10.5                           Substantial Consummation.

Substantial consummation of the ACG Prepackaged Plan under section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

ARTICLE XI

EFFECT OF CONFIRMATION

11.1                           Vesting of Assets.

Except as otherwise provided in the ACG Prepackaged Plan, each of the ACG Debtors, as Reorganized ACG Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized ACG Debtors shall be authorized to operate their respective businesses, and to use, acquire, or dispose of assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

11.2                           Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the ACG Prepackaged Plan shall bind any holder of a Claim against or Equity Interest in the ACG Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the ACG Prepackaged Plan and whether or not such holder has accepted the ACG Prepackaged Plan.

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11.3                           Discharge of the ACG Debtors.

Except to the extent otherwise provided in the ACG Prepackaged Plan, the treatment of all Claims against or Equity Interests in the ACG Debtors under the ACG Prepackaged Plan shall be in exchange for and in complete satisfaction, discharge, and release of, all Claims against or Equity Interests in the ACG Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their Estate or properties or interests in property. Except as otherwise provided in the ACG Prepackaged Plan, upon the Effective Date, all Claims against and Equity Interests in the ACG Debtors shall be satisfied, discharged, and released in full exchange for the consideration provided under the ACG Prepackaged Plan. Except as otherwise provided in the ACG Prepackaged Plan, all entities shall be precluded from asserting against the ACG Debtors, the Reorganized ACG Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

11.4                           Exculpation.

The Reorganized ACG Debtors, each Informal Committee, the Vertis Second Lien Noteholder Group, the ACG Indenture Trustee, any noteholder signatory to the Restructuring Agreement, and their respective successors, predecessors, control persons, members, officers, directors, employees, and agents (and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) shall have no liability to any holder of a Claim or Equity Interest (including, notwithstanding anything herein to the contrary, CLI Associates LLC) for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and pursuit of approval of the Disclosure Statement or the ACG Prepackaged Plan or the solicitation of votes for, or confirmation of, the ACG Prepackaged Plan, the funding of the ACG Prepackaged Plan, the consummation of the ACG Prepackaged Plan, or the administration of the ACG Prepackaged Plan or the property to be distributed under the ACG Prepackaged Plan, except for fraud, willful misconduct, or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the ACG Prepackaged Plan.

11.5                           Releases By the ACG Debtors.

Except for the right to enforce the ACG Prepackaged Plan, the ACG Debtors shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive, and discharge the ACG Released Parties and the Vertis Released Parties of and from any and all Claims, demands, causes of action, and the like, relating to the ACG Debtors and/or their affiliates existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or

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undisputed, known or unknown, foreseen or unforeseen, in law, equity, or otherwise, subject to a limited carve-out solely for criminal acts and fraud (the “Carve-out”); provided that notwithstanding anything to the contrary in the ACG Prepackaged Plan, the Carve-out shall not include claims, demands, causes of action, and the like of the ACG Debtors for constructive fraudulent conveyances or preferences, whether brought under the Bankruptcy Code or other applicable law.

11.6                           Releases By Holders of Claims and Equity Interests.

Except for the right to enforce the ACG Prepackaged Plan, each Person who votes to accept the ACG Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the ACG Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee, or securities intermediary shall be deemed to forever release, waive, and discharge the ACG Released Parties and the Vertis Released Parties of and from any and all Claims, demands, causes of action, and the like, relating to the ACG Debtors or their affiliates, existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct or derivative, liquidated or unliquidated, fixed, or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity, or otherwise, subject to the Carve-out.

11.7                           Waiver of Avoidance Actions.

Effective as of the Effective Date, the ACG Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law, other than actions based on a fraudulent transfer made with intent to defraud, that belong to the ACG Debtors and/or which the ACG Debtors could have prosecuted as debtors or debtors in possession against any Person.

11.8                           Waiver of Certain Claims.

Any and all Claims asserted or otherwise existing against the ACG Debtors, and/or the ACG Debtors by the the ACG Shareholders for management fees or otherwise (including rejection damages arising from the rejection of any agreement among such parties) shall be waived, extinguished, and/or disallowed in their entirety; provided that the ACG Shareholders may assert ACG Second Lien Notes Claims, if any, which Claims shall be treated in accordance with the ACG Prepackaged Plan.

11.9                           Term of Injunctions or Stays.

(a)                                  Except as otherwise expressly provided herein, all Persons or entities who have held, hold, or may hold Claims against or Equity Interests in the ACG Debtors are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any

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kind on any such Claim or Equity Interest against any Reorganized ACG Debtor, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against any Reorganized ACG Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized ACG Debtor, or against the property or interests in property of any Reorganized ACG Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from any Reorganized ACG Debtor, or against the property or interests in property of any Reorganized ACG Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 11.5 or 11.6 of the ACG Prepackaged Plan.

(b)                                 Unless otherwise provided, all injunctions or stays arising under or entered during the ACG Debtors’ Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(c)                                  Unless otherwise ordered by the Bankruptcy Court, on and after the Confirmation Date, any person constituting a “fifty percent shareholder” of ACG Holdings within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in ACG Holdings held by such person (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person ending prior to the earlier of the Effective Date and November 29, 2008. Notwithstanding the foregoing, provided that such person reports such worthlessness for both federal and state purposes as arising in a taxable year no earlier than the taxable year containing the earlier of the Effective Date and November 29, 2008, and, if challenged by the Internal Revenue Service with respect to the timing of such deduction, defends its position in good faith on audit, if the Internal Revenue Service nonetheless denies such person the worthlessness deduction so claimed, such person shall no longer be enjoined from claiming a worthless stock deduction with respect to any Equity Interests in ACG Holdings held by such person (or otherwise treating such Equity Interests as worthless for U.S. federal income tax purposes) for any taxable year of such person ending prior to the earlier of the Effective Date and November 29, 2008.

11.10                     Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the ACG Prepackaged Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the ACG Prepackaged Plan shall be discharged and terminated, and all actions

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related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the ACG Prepackaged Plan to holders of Allowed Claims and Equity Interests will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

11.11                     Indemnification Obligations.

Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the ACG Debtors as provided in the ACG Debtors’ respective certificates of incorporation, bylaws, applicable law, or other applicable agreement as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such ACG Debtor at any time prior to the Effective Date, respectively, against any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the ACG Prepackaged Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation, or limitation is owed in connection with an event occurring before or after the Petition Date. Any Claim based on the ACG Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, each ACG Debtor’s bylaws shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of such ACG Debtor, at any time prior to the Effective Date at least to the same extent as the bylaws of ACG Holdings in effect on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized ACG Debtors shall amend and/or restate its certificate of incorporation or bylaws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized ACG Debtors’ obligations or such directors’ or officers’ rights under this Section 11.11.

In addition, after the Effective Date, none of the Reorganized ACG Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, and all directors and officers of the ACG Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

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11.12                     Preservation of Claims.

Except as otherwise provided in the ACG Prepackaged Plan, including Sections 11.5, 11.6, and 11.7, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise (collectively, “Causes of Action”) accruing to the ACG Debtors shall become assets of the Reorganized ACG Debtors, and the Reorganized ACG Debtors shall have the authority to commence and prosecute such Causes of Action for the benefit of the Estates of the ACG Debtors. After the Effective Date, the Reorganized ACG Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court.

ARTICLE XII

RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the ACG Debtors’ Reorganization Cases and the ACG Prepackaged Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)                                  To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b)                                 To determine any and all adversary proceedings, applications, and contested matters in the ACG Debtors’ Reorganization Cases and grant or deny any application involving the ACG Debtors that may be pending on the Effective Date;

(c)                                  To ensure that distributions to holders of Allowed Claims are accomplished as provided in the ACG Prepackaged Plan;

(d)                                 To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(e)                                  To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(f)                                    To issue such orders in aid of execution of the ACG Prepackaged Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

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(g)                                 To consider any amendments to or modifications of the ACG Prepackaged Plan, or to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(h)                                 To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i)                                     To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the ACG Prepackaged Plan, the Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated by the Restructuring Agreement including the ACG Prepackaged Plan or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)                                     To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(k)                                  To hear any other matter not inconsistent with the Bankruptcy Code;

(l)                                     To hear and determine all disputes involving the existence, scope, and nature of the discharges granted under Section 11.3 of the ACG Prepackaged Plan;

(m)                               To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 11.4 of the ACG Prepackaged Plan;

(n)                                 To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the ACG Prepackaged Plan; and

(o)                                 To enter a final decree closing the ACG Debtors’ Reorganization Cases.

ARTICLE XIII

MISCELLANEOUS

13.1                           Payment of Statutory Fees.

All fees payable under section 1930, chapter 123, title 28, United States Code, 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

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13.2                           Payment of Indenture Trustee Fees.

The Reorganized ACG Debtors shall pay all reasonable fees, costs, and expenses incurred by the ACG Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the ACG Prepackaged Plan or the implementation of any provisions of the ACG Prepackaged Plan (including the reasonable fees, costs, and expenses incurred by the ACG Indenture Trustee’s professionals).

13.3                           Filing of Additional Documents.

The ACG Debtors or the Reorganized ACG Debtors, as applicable, with the reasonable consent of the Vertis Debtors and Noteholder Consent, may file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the ACG Prepackaged Plan.

13.4                           Schedules and Exhibits Incorporated.

All exhibits and schedules to the ACG Prepackaged Plan, including the Plan Supplement, are incorporated into and are a part of the ACG Prepackaged Plan as if fully set forth herein.

13.5                           Intercompany Claims.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any debts held by an ACG Debtor against another ACG Debtor will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the ACG Debtors, subject to Noteholder Consent, taking into account the economic condition of the applicable Reorganized ACG Debtor.

13.6                           Amendment or Modification of the ACG Prepackaged Plan.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments, or modifications of the ACG Prepackaged Plan may be proposed in writing by the ACG Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date and in all cases subject to the reasonable consent of the Vertis Debtors and Noteholder Consent. Holders of Claims that have accepted the ACG Prepackaged Plan shall be deemed to have accepted the ACG Prepackaged Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such holder; provided that any holders of Claims who were deemed to accept the ACG Prepackaged Plan because such Claims were unimpaired shall continue to be deemed to accept the ACG Prepackaged Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

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13.7                           Inconsistency.

In the event of any inconsistency among the ACG Prepackaged Plan, the Disclosure Statement, any exhibit or schedule to the Disclosure Statement, the provisions of the ACG Prepackaged Plan shall govern.

13.8                           Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, the ACG Debtors shall be deemed to have solicited acceptances of the ACG Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The ACG Debtors (and each of their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, investment bankers, financial advisors, accountants, attorneys, and other professionals) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the ACG Prepackaged Plan. Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the ACG Prepackaged Plan or the offer and issuance of the securities under the ACG Prepackaged Plan.

13.9                           Compliance with Tax Requirements.

In connection with the ACG Prepackaged Plan and all instruments issued in connection herewith and distributed hereunder, any party issuing any instruments or making any distribution under the ACG Prepackaged Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the ACG Prepackaged Plan shall be subject to any withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the ACG Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party issuing any instruments or making any distribution under the ACG Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

13.10                     Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the ACG Prepackaged Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the ACG Prepackaged Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the ACG Prepackaged Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions

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consummated by the ACG Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including the transfers effectuated under the ACG Prepackaged Plan, the sale by the ACG Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the ACG Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the ACG Prepackaged Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.11                     Expedited Tax Determination.

The Reorganized ACG Debtor may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the ACG Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

13.12                     Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the ACG Debtors’ Reorganization Cases shall be dissolved on the Effective Date. The Reorganized ACG Debtors shall no longer be responsible for paying any fees and expenses incurred by the advisors to the ACG Informal Committee and any statutory committees after the Effective Date.

13.13                     Severability of Provisions in the ACG Prepackaged Plan.

If, prior to the entry of the Confirmation Order, any term or provision of the ACG Prepackaged Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the ACG Debtors subject to the reasonable consent of the Vertis Debtors and Noteholder Consent, shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remaining terms and provisions of the ACG Prepackaged Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the ACG Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.14                     Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the ACG Prepackaged Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable

53

to such exhibit), the rights, duties, and obligations arising under the ACG Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

13.15                     No Admissions.

If the Effective Date does not occur, the ACG Prepackaged Plan shall be null and void in all respects, and nothing contained in the ACG Prepackaged Plan shall (a) constitute a waiver or release of any claims by or against, or any interests in, any ACG Debtor;  (b) prejudice in any manner the rights of any ACG Debtor or any other party in interest, including the Vertis Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group (or their respective members); or (c) constitute an admission of any sort by any ACG Debtor or other party in interest, including the Vertis Debtors, the Informal Committees, and the Vertis Second Lien Noteholder Group (or their respective members).

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13.16                     Notices.

All notices, requests, and demands to or upon the ACG Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)                                  if to the ACG Debtors, to:

100 Winners Circle

Brentwood, Tennessee 37027

Facsimile:  (203) 431-7134

Attention:  Chief Executive Officer

E-mail address:  steve.dyott@acgholdings.com

with copies to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022-4611

Facsimile:  (212) 446-4900

Attention:  Paul M. Basta, Esq.

E-mail address:  pbasta@kirkland.com

and

Kirkland & Ellis LLP
Aon Center

200 East Randolph Dr.

Chicago, IL 60601

Facsimile: (312) 861-2200

Attention:  Ray C. Schrock, Esq. and Chad J. Husnick, Esq.

E-mail address:  rschrock@kirkland.com and

chusnick@kirkland.com

and

Young Conaway Stargatt & Taylor, LLP

1000 West Street, 17th Floor

Wilmington, DE 19801

Facsimile: (302) 571-1253

Attention:  James L. Patton, Jr., Esq. and Pauline K. Morgan, Esq.

E-mail addresses:  jpatton@ycst.com and pmorgan@ycst.com

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(b)                                 if to the Vertis Debtors, to:

4775 Walnut Street

Suite D1

Boulder, CO 80301

Facsimile: (410) 454-8460

Attention:  Chief Legal Officer

E-mail address:  jhoward@vertisinc.com

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention:  Gary Holtzer, Esq. and Ted S. Waksman, Esq.
E-mail addresses:  gary.holtzer@weil.com and

ted.waksman@weil.com

and

Richards, Layton & Finger, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
Facsimile: (302) 651-7700
Attention:  Mark D. Collins, Esq. and Michael D. Merchant, Esq.
Email addresses:  collins@rlf.com and merchant@rlf.com

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(c)                                  if to the Informal Committees, to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Facsimile: (212) 822-5123
Attention:  Dennis F. Dunne, Esq., Abhilash M. Raval, Esq. and
Debra Alligood White, Esq.
E-mail address: ddunne@milbank.com, araval@milbank.com, and
dwhite@milbank.com

and

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022
Facsimile: (212) 872-1002
Attention:  Ira Dizengoff, Esq. and David Simonds, Esq.
E-mail address:  idizengoff@akingump.com and
dsimonds@akingump.com

(d)                                 if to the Vertis Second Lien Noteholder Group, to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038
Facsimile: (212) 806-9056

Attention: Kristopher M. Hansen, Esq. and Jayme T. Goldstein, Esq.

E-mail address: khansen@stroock.com and
jgoldstein@stroock.com

(e)                                  if to certain holders of the Vertis Senior Subordinated Notes who are signatories to the Restructuring Agreement, to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 259-6333

Attention: Martin J. Bienenstock, Esq.

E-mail address: mbienenstock@dl.com

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Dated:         , 2008

Respectfully submitted,
By:
Name: Stephen Dyott
Title: Chief Executive Officer of American Color Graphics, Inc., ACG Holdings, Inc., American Images of North America, Inc., Sullivan Marketing, Inc., and Sullivan Media Corporation
COUNSEL:

Paul M. Basta, Esq.
Kirkland & Ellis, LLP
Attorneys for the ACG Debtors
153 East 53rd Street
New York, New York 10022
(212) 446-4750

Ray C. Schrock, Esq.
Chad J. Husnick, Esq.
Kirkland & Ellis LLP
Aon Center
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2413

Respectfully submitted,
By:
Name: Michael DuBose (as co-proponents)
Title: Chief Executive Officer of Vertis, Inc., Vertis Holdings, Inc., Webcraft, LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing LLC, and USA Direct, LLC
COUNSEL:

Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Weil, Gotshal & Manges LLP
Attorneys for the Vertis Debtors
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

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EXHIBIT C

AGREEMENT AND PLAN OF MERGER

by and among

Vertis Holdings, Inc.

Vertis, Inc.

Victory Merger Sub, LLC

and

ACG Holdings, Inc.

Dated as of May 22, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2008 (this “Agreement”), is entered into by and among Vertis Holdings, Inc., a Delaware corporation (“Holdings”), Vertis, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Holdings (“Vertis”), Victory Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Vertis (“Victory Merger Sub”), and ACG Holdings, Inc., a Delaware corporation (“ACG”).

The parties have agreed pursuant to this Agreement that Victory Merger Sub will be merged with and into ACG with ACG as the surviving entity, as described in Article I of this Agreement (the “Merger”).

The sole member of Victory Merger Sub and the Board of Directors of ACG have each approved the merger of Victory Merger Sub with and into ACG in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware General Corporation Law (the “DGCL”), respectively, and subject to the conditions set forth herein, which merger will result in, among other things, ACG becoming a wholly-owned subsidiary of Vertis.

As a condition to Holdings and Vertis entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Vertis and certain ACG stockholders are entering into a Voting Agreement (the “ACG Voting Agreement”) in the form attached hereto as Exhibit 1, pursuant to which, among other things, certain stockholders of ACG have agreed, subject to the terms and conditions thereof, to vote all shares of ACG Common Stock owned by it in accordance with the terms of the ACG Voting Agreement.

In connection with the Merger and pursuant to the Restructuring Agreement, each of Holdings and ACG and certain of their respective subsidiaries intend to file a voluntary petition for reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Victory Merger Sub shall be merged with and into ACG in the Merger.  Following the Merger, ACG shall continue its existence under the laws of the State of Delaware as the surviving entity of the Merger (the “Surviving Entity”) and a wholly owned subsidiary of Vertis and the separate corporate existence of Victory Merger Sub shall cease.

1.2           Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on the Closing Date.  The term “Effective Time” shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Certificate of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the DLLCA.

1.4           Closing of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on the date that is the second business day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Section 8, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree.  For purposes of this Agreement, the date on which the closing occurs is the “Closing Date”.

1.5           Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Entity shall be amended in its entirety to read as set forth in Exhibit 1.5, until thereafter amended in accordance with applicable Law.

1.6           Bylaws.  At the Effective Time, the bylaws of the Surviving Entity shall be as set forth in Exhibit 1.6, until thereafter amended in accordance with applicable Law.

1.7           Board of Directors.  The directors of Victory Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity, until their respective successors are duly elected or appointed (as the case may be) and qualified.

1.8           Officers.  The officers of Victory Merger Sub, if any, immediately prior to the Effective Time shall be the officers of the Surviving Entity, each to hold office until the earlier of such officer’s resignation or removal.

1.9           Contribution of Holdings Securities to Vertis.  Prior to the Effective Time, Holdings shall contribute to Vertis as a contribution to capital the securities of Holdings necessary to effectuate the Financing Transactions.

1.10         Availability of Restructuring Agreement Securities.  At or prior to the Effective Time, Vertis shall make available the securities of Vertis and Holdings to be issued pursuant to the Restructuring Agreement, the Vertis Plan (as defined in the Restructuring Agreement) and the ACG Plan (as defined in the Restructuring Agreement).

1.11         Tax Effects of the Merger.  The parties intend that, for federal income tax purposes, the Merger shall be treated as a taxable disposition by the shareholders of ACG to Vertis of the stock of ACG and shall not qualify as either a “reorganization” under the provisions of Section 368(a) of the Code or an exchange under the provisions of Section 351 of the Code.

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2.             EFFECT OF THE MERGER ON THE CONSTITUENT ENTITIES

2.1           Conversion of ACG Capital Stock.  At the Effective Time, without any action on the part of any Vertis Party, ACG or the holder of any of the shares of ACG Common Stock, the Merger shall be effected in accordance with the following terms:

(a)           All shares of common stock, par value $0.01 per share, of ACG (the “ACG Common Stock”) owned directly by ACG (including treasury shares) or any of its Subsidiaries shall be cancelled and retired (the “Cancelled Shares”) and shall not evidence capital stock of the Surviving Entity and shall not be exchanged for shares of common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”), cash or other consideration.

(b)           Each outstanding share of ACG Common Stock (other than the Cancelled Shares) shall be converted into the right to receive from Vertis an amount in cash equal to: (a) 0.0005 multiplied by (b) the reorganized equity value of Holdings to be set forth in the disclosure statement for the Vertis Solicitation (as defined in the Restructuring Agreement), divided by (c) the total number of shares of ACG Common Stock outstanding immediately prior to the Closing.

2.2           Membership Interests Victory Merger Sub.  Each unit of membership interest of Victory Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into a share of common stock of the Surviving Entity and shall thereafter constitute all the issued and outstanding shares of capital stock of the Surviving Entity.

3.             EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1           Vertis to Make Merger Consideration Available.  At the Effective Time, Vertis shall deposit, or shall cause to be deposited, with a bank or trust company or other Person designated by Vertis and reasonably acceptable to ACG (the “Exchange Agent”), for the benefit of the holders of certificates that immediately prior to the Effective Time evidenced shares of ACG Common Stock (each a “Certificate”) for exchange in accordance with this Section 3 the cash payable pursuant to Section 2.1(b) (such cash being hereinafter referred to as the “Exchange Fund”).

3.2           Exchange of Shares.

(a)           At and after the Effective Time, the Exchange Agent shall make available to or mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the cash into which the shares of ACG Common Stock evidenced by such Certificate or Certificates shall have been converted pursuant to this Agreement.  Subject to Section 2.1(b), upon proper surrender of a Certificate for exchange and cancellation to Vertis at the Closing or to the Exchange Agent following the Closing, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive from Vertis in exchange therefor a check for the amount of cash payable pursuant to Section 2.1(b) which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so

3

surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable pursuant to Section 2.1(b).

(b)           At or after the Effective Time, there shall be no transfers on the stock transfer books of ACG of the shares of ACG Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates evidencing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for cash deliverable in respect thereof pursuant to this Agreement.

(c)           Any portion of the Exchange Fund that remains unclaimed by the former stockholders of ACG for six months after the Effective Time shall be paid, at the request of Vertis, to Vertis.  Any stockholders of ACG who have not theretofore complied with this Section 3 shall thereafter look only to Vertis for payment of cash pursuant to Section 2.1(b), without any interest thereon.  Notwithstanding anything to the contrary contained herein, none of Holdings, Vertis, Victory Merger Sub, ACG, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of ACG Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Vertis or the Exchange Agent, the posting by such person of a bond in such amount as Vertis or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof pursuant to this Agreement.

(e)           Vertis or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of ACG Common Stock such amounts as Vertis (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. Federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Vertis or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the ACG Common Stock in respect of whom such deduction and withholding were made by Vertis or the Exchange Agent.

4

4.             REPRESENTATIONS AND WARRANTIES OF ACG.

Except as set forth in the disclosure letter delivered by ACG to Vertis on or prior to the execution of this Agreement (the “ACG Disclosure Letter”), which identifies exceptions by specific Section references (and no exception identified to a Section shall apply to any other Section unless specifically identified as an exception to that other Section), and except as disclosed in the Form 10-K and Form 10-K/A of ACG for the fiscal period ended March 31, 2007 (the “ACG Form 10-K”), and the Form 10-Q’s, Form 8-K’s and Form 12b-25 filed from the date of the filing of the ACG Form 10-K to the date of this Agreement (other than disclosures in the “Special Note Regarding Forward-Looking Statements” section and statements that are not of fact contained in the “Risk Factors” section of such SEC reports), ACG hereby represents and warrants to Vertis as follows:

4.1           Corporate Organization.

(a)           ACG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  ACG has the corporate power and authority to own or lease all its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have an ACG Material Adverse Effect.

(b)           The copies of the certificate of incorporation and bylaws of ACG that have previously been provided or made available to Vertis are true, complete and correct copies of such documents as in effect as of the date hereof.

(c)           Each Subsidiary of ACG (i) is duly organized, validly existing and in good standing as a corporation, limited liability company or other business entity, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have, individually or in the aggregate, an ACG Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2           Capitalization.

(a)           The authorized capital stock of ACG consists of 5,852,223 shares of ACG Common Stock and 15,823 shares of preferred stock, par value $.01 per share, of ACG (“ACG Preferred Stock”).  As of the date hereof, there are 175,531.962 shares of ACG Common Stock outstanding, no shares of ACG Common Stock held in ACG’s treasury, and no shares of ACG Preferred Stock outstanding.  As of the date hereof, no shares of ACG Common Stock are reserved or to be made available for issuance.  All the issued and outstanding shares of ACG Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date hereof, ACG does not have and is not bound by any outstanding subscriptions, options,

5

warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of ACG Common Stock or any other equity securities of ACG or any securities representing the right to purchase or otherwise receive any shares of ACG Common Stock (including any rights plan or agreement).  Section 4.2(a) of the ACG Disclosure Letter sets forth, as of the date hereof, a true, complete and correct list of the aggregate number of shares of ACG Common Stock issuable upon the exercise of each stock option granted under the ACG Stock Plans that are outstanding as of the date hereof and the exercise price for each such ACG stock option.

(b)           Section 4.2(b) of the ACG Disclosure Letter lists, as of the date hereof, the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of ACG in which ACG beneficially owns or controls, directly or indirectly, any equity interest.  ACG owns, directly or indirectly, all the issued and outstanding shares of capital stock of or all other equity interests in each of ACG’s Subsidiaries, free and clear of any liens, charges, adverse rights or claims and security interests whatsoever (“Liens”), and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Neither ACG nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of ACG or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

4.3           Authority; No Violation.

(a)           ACG has full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.  The Board of Directors of ACG at a duly held meeting has duly approved the Merger, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby.  No other corporate proceedings on the part of ACG are necessary to approve the Transaction Documents or to consummate the transactions contemplated thereby.  The Transaction Documents to which ACG is a party have been duly and validly executed and delivered by ACG and (assuming due authorization, execution and delivery by the Vertis Parties) constitute valid and binding obligations of ACG, enforceable against ACG in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

(b)           Neither the execution and delivery of the Transaction Documents by ACG nor the consummation by ACG of the transactions contemplated thereby (including the Merger), nor compliance by ACG with any of the terms or provisions thereof, will (i) violate any provision of the certificate of incorporation or bylaws of ACG or any of the similar governing documents of any of its Subsidiaries; or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained, (A) violate any Law applicable to ACG or any of its Subsidiaries or any of their respective properties or assets, other than any such violations that individually or in the aggregate would not have an ACG Material Adverse Effect; or (B) materially violate, materially conflict with, result in a material breach of any provision of or the

6

loss of any material benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, materially accelerate the performance required by, or result in the creation of any material Lien upon any of the respective material properties or assets of ACG or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ACG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4           Consents and Approvals.  Except for (a) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA; (b) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of ACG Common Stock; and (c) the approval of the ACG Plan by the Bankruptcy Court (as defined in the Restructuring Agreement), no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by ACG of the Transaction Documents; and (ii) the consummation of the Merger and the other transactions contemplated thereby, other than consents, approvals, filings and registrations the failure to obtain or make would not, in the aggregate, have an ACG Material Adverse Effect.

4.5           SEC Filings; Financial Statements.

(a)           Each of ACG and Graphics has filed all forms, reports, statements and certifications and other documents (including all exhibits, amendments and supplements thereto) with the SEC required to be filed by it pursuant to Federal securities Laws and the SEC rules and regulations thereunder since April 1, 2004 (all such forms, reports, statements and certificates and other documents filed since April 1, 2004, collectively, the “ACG SEC Reports”).  None of ACG’s Subsidiaries other than Graphics is required to file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act.  Each of the ACG SEC Reports, as amended prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  None of the ACG SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  ACG has made available to Vertis true, correct and complete copies of all written correspondence between the SEC, on the one hand, and ACG and any of its Subsidiaries, on the other hand, occurring since April 1, 2004, and prior to the date hereof.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the ACG SEC Reports.  To ACG’s knowledge, as of the date hereof, none of the ACG SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

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(b)           The audited and unaudited consolidated financial statements of ACG included in the ACG SEC Reports (collectively, the “ACG Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of ACG and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments.

(c)           The records, systems, controls, data and information of ACG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ACG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described below in this Section 4.5(c).  ACG (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ACG, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of ACG by others within those entities and (ii) the chief executive officer and chief financial officer of ACG have disclosed, based on their most recent evaluation prior to the date hereof, to ACG’s outside auditors and ACG’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect ACG’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in ACG’s internal controls over financial reporting.

(d)           Since April 1, 2004 and prior to the date hereof, neither ACG nor any of its Subsidiaries nor, to ACG’s knowledge, any director, officer, employee, auditor, accountant or representative of ACG or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACG or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.6           Broker’s Fees.  Neither ACG nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

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4.7           Absence of Certain Changes or Events.

(a)           Between March 31, 2007 and the date hereof (i) no ACG Material Adverse Effect has occurred; and (ii) ACG and its Subsidiaries have not taken any material action that would have been prohibited by Section 6.1 if taken after the date hereof.

(b)           Since March 31, 2007, as of the date hereof, ACG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither ACG nor any of its Subsidiaries has, except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable Law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, director, executive or key employee from the amount thereof in effect as of March 31, 2007, or granted or committed to grant any retention incentive, severance or termination pay, entered into any contract to make or grant any retention incentive, severance or termination pay, or paid, committed to pay, or entered into any contract to pay, any bonus, in each case to any such officer, director, executive or key employee, other than pursuant to pre-existing agreements.

4.8           Legal Proceedings.

(a)           Neither ACG nor any of its Subsidiaries is a party to any, and there are no pending or, to ACG’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against ACG or any of its Subsidiaries that would have an ACG Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby.

(b)           Neither ACG nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunctions, orders, judgments, decrees or regulatory restrictions of any Governmental Entity specifically imposed upon ACG, any of its Subsidiaries or the assets of ACG or any of its Subsidiaries that would have an ACG Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby.

4.9           Taxes.

(a)           (i)  Each of ACG and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, except insofar as any reserve shall have been established in the financial statements of ACG (in accordance with GAAP) with respect to possible additional Taxes payable not reflected in such Tax Returns; and (y) paid in full all material amounts of Taxes due or made adequate provision in the financial statements of ACG (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (ii) no material audit or examination is pending with respect to any Tax or Tax Return of ACG or any of its Subsidiaries as of the date hereof; (iii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Tax Returns of ACG or any of its Subsidiaries that remain outstanding; and (iv) there are no material Liens for Taxes upon the assets of either ACG or its Subsidiaries, except for statutory liens for current Taxes not yet due or Liens for Taxes that are

9

being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b)           To ACG’s knowledge, neither ACG nor any of its Subsidiaries (i) is or in the past seven years has been a member of an affiliated group (other than a group the common parent of which is ACG) filing a consolidated tax return; or (ii) has any material liability for Taxes of any Person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of Law, or as a transferee or successor, by contract, or otherwise.

(c)           None of ACG or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than under commercial agreements and arrangements such as leases, credit facilities and loan agreements.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law) has been entered into by or with respect to ACG or any of its Subsidiaries since 1989.

(d)           None of ACG or any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e)           All material amounts of Taxes required to be withheld, collected or deposited by or with respect to ACG and each Subsidiary have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant taxing authority, except insofar as a reserve shall have been established with respect to any of the foregoing in the financial statements of ACG (in accordance with GAAP).

(f)            Neither ACG nor any of its Subsidiaries has requested, or been granted, any waiver of, any Federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax that remains open.

(g)           To ACG’s knowledge, neither ACG nor any of its Subsidiaries has engaged in any transaction that it or any such Subsidiary is required to disclose as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(h)           Neither ACG nor any of its Subsidiaries is or has been, within the five-year period prescribed by Section 897(c)(l) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i)            Section 4.9(i) of the ACG Disclosure Letter sets forth information with respect to any Federal “net operating loss” of ACG or any of its Subsidiaries that at any time since 1989 has been subject to limitation on its use pursuant to Section 382 of the Code.

(j)            As of the date hereof, neither ACG nor any of its Subsidiaries is required for Federal and other applicable income tax purposes, with respect to the taxable year commencing April 1, 2007, to include material amounts in income, or exclude material items of deduction, as a result of (i) the application of Section 481 of the Code; (ii) an installment sale or open transaction; or (iii) a material prepaid amount received or paid.

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(k)           To ACG’s knowledge, (i) neither ACG nor any of its Subsidiaries is a party to any agreement with any taxing authority providing for the material abatement of any Taxes, other than as set forth in Section 4.9(k) of the ACG Disclosure Letter and (ii) ACG and its Subsidiaries have materially complied with all the terms and conditions of the agreements set forth in Section 4.9(k) of the ACG Disclosure Letter.

4.10         Employees; Employee Benefit Plans.

(a)           Section 4.10(a) of the ACG Disclosure Letter sets forth a true and complete list or description of each employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, stock incentive, severance, employment, change-in-control, retention, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension, retirement and other agreements, programs, policies and arrangements, whether formal or informal, written or, to ACG’s knowledge, oral, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (i) that is sponsored by, or maintained or contributed to as of the date hereof by ACG or any of its Subsidiaries or by any entity that is a member of a controlled group of corporations with, under common control with, a member of an affiliated service group with, or otherwise required to be aggregated with, ACG or any of its Subsidiaries in accordance with Code Sections 414(b), (c), (m) or (o) (an “ERISA Affiliate”) or (ii) in respect of which ACG or any of its ERISA Affiliates has any present or future liability (collectively, the “Plans”).

(b)           No Plan is maintained outside the jurisdiction of the United States or covers any current or former employee, director or independent contractor residing or working outside the United States.

(c)           ACG has previously provided or made available to Vertis true and complete copies of each of the Plans and all related trust agreements and (i) the actuarial valuation reports for each Plan (if applicable) for each of the last three plan years, if required; (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan; (iii) any summary plan description and other written communications by ACG or its Subsidiaries to their employees generally concerning the extent of the benefits provided under a Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the 12 months immediately following the date hereof; (v) for the most recently completed plan year and the two preceding plan years, the Form 5500 and attached schedules (including any auditor reports); (vi) any service, consulting or recordkeeping contract related to each Plan; and (vii) any insurance policies providing benefit payments under each Plan, including “stop-loss” policies, currently in force.

(d)           (i)  Each of the Plans has been operated and administered and was established in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, and nothing has occurred that would be reasonably expected to result in any such Plan ceasing to be so qualified; (iii) no Plan provides any material benefits, including death

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or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of ACG, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service other than (A) for a specified severance period no longer than two years as provided in the Plans; (B) coverage mandated by applicable Law; (C) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA; (D) deferred compensation, supplemental pension and post-retirement medical and life insurance benefits accrued as liabilities on the books of ACG, its Subsidiaries or the ERISA Affiliates; or (E) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (iv) no liability under Title IV of ERISA has been incurred by ACG, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the “PBGC”)); (v) no Plan is subject to Title IV of ERISA; (vi) all contributions or other amounts payable by ACG or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been contributed, paid or accrued in accordance with GAAP and Section 412 of the Code; (vii) neither ACG, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction prohibited by ERISA Section 406 or in connection with which ACG, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Sections 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Sections 4975 or 4976 of the Code; (viii) there are no pending, or, to ACG’s knowledge, threatened or anticipated material claims (other than routine claims for benefits), litigation or allegations of breach of fiduciary duty by, on behalf of or against any of the Plans or any trusts related thereto; (ix) no “reportable event” (as such term is defined in Section 4043 of ERISA) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan, (x) no administrative investigation, audit or other administrative proceeding or inquiry (written or otherwise) by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies have been pending or, to ACG’s knowledge, threatened since January 1, 2004 (including, without limitation, any routine requests for information from the PBGC); and (xi) no Plan is a split-dollar life insurance program or otherwise provides for loans to employees (other than any defined contribution plan that has been determined to be “qualified” within the meaning of Section 401(a) of the Code by the Internal Revenue Service).

(e)           No Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent events), in respect of any current or former director, officer, employee or independent contractor of ACG or any of its Subsidiaries, provides for or could result in (i) material severance pay or any material increase in severance pay upon any termination of employment after the date hereof; (ii) acceleration of the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or result in any other material obligation pursuant to, any of the Plans; (iii) limitation or restriction of the right of ACG or its Subsidiaries to merge, amend or terminate any of the Plans; or (iv) payments under any of the Plans that would not be deductible under Sections 162(m) or 280G of the Code.

(f)            All Plans that provide for payment of deferred compensation and that are not exempt from the requirements of Code Section 409A are in operational compliance in all

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material respect with the requirements of Section 409A and the regulations issued thereunder.  ACG has provided to Vertis a complete and accurate list of all material amounts currently owed to all persons entitled to benefits under all Plans that provide for payment of deferred compensation (other than Plans qualified under Code Section 401(a)), regardless of whether or not they are exempt from the requirements of Code Section 409A.

(g)           No Plan is maintained pursuant to a collective bargaining agreement, and no Plan is a “multiemployer plan” as defined in ERISA Section 3(37).

(h)           With respect to any applicable workplace safety and insurance Law, to ACG’s knowledge, there are no (i) material outstanding assessments, orders, penalties, fines, liens, charges, surcharges, or other amounts due or owing under such Law; (ii) material reassessments relating to the past three years under such Law; and (iii) audits currently being performed pursuant to such Law.

4.11         Labor Matters.  Neither ACG nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is ACG or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ACG or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there, as of the date hereof, any strike, work stoppage, slowdown or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to ACG’s knowledge, threatened, nor is ACG aware, as of the date hereof, of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.12         Compliance With Applicable Law.  Except for matters relating to Taxes, employee benefits, labor relations and environmental matters (which matters are governed exclusively by Sections 4.9, 4.10, 4.11 and 4.17), ACG and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation under any, applicable Law of any Governmental Entity relating to ACG or any of its Subsidiaries, and, to ACG’s knowledge, neither ACG nor any of its Subsidiaries has received notice of any violations of any of the above, except for licenses, franchises, permits and authorizations the failure to have, and for violations that, would not have, individually or in the aggregate, an ACG Material Adverse Effect.  To ACG’s knowledge, since January 1, 2004, none of ACG, any of its Subsidiaries or any of their respective directors, officers, employees or agents has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any Federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of ACG or any affiliate of ACG; or (b) established or maintained any fund or asset in respect of any thereof that has not been recorded in the books and records of ACG any of its Subsidiaries.

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4.13         Material Contracts.

(a)           As of the date hereof, neither ACG nor any of its Subsidiaries is a party to or is bound by any written contract, arrangement, commitment or understanding:

(i)            that materially limits the freedom of ACG or any of its Subsidiaries to compete in any material line of business or upon consummation of the Merger will materially restrict the ability of Vertis and its Subsidiaries to engage in any material line of business in any geographic area or with any Person, or that requires exclusive referrals of material business or requires ACG or any of its Subsidiaries to offer specified material products or services to their customers on a priority or exclusive basis or to use specified material products or services of any vendors or requires ACG to make a payment in cash, in kind, a refund in an amount in excess of $50,000 or otherwise use a third party vendor on a priority or exclusive basis;

(ii)           with or to a labor union or guild (including any collective bargaining agreement);

(iii)          that relates to the incurrence of indebtedness in the principal amount of $50,000 or more;

(iv)          that grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of ACG or its Subsidiaries;

(v)           that involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $1,000,000 in all such cases or that involves the purchase or lease by ACG or any of its Subsidiaries of machinery, equipment, supplies, goods, services or other personal property providing for annual payments by ACG or any of its Subsidiaries of $100,000 or more or that cannot be terminated on less than 60 days’ notice without payment by ACG or any of its Subsidiaries of any material penalty;

(vi)          that involves the sale or lease by ACG or any of its Subsidiaries of machinery, equipment, supplies, goods, services or other personal property other than in the ordinary course of business consistent with past practice providing for annual payments to ACG and its Subsidiaries of $50,000 or more over its term;

(vii)         pursuant to which ACG or any of its Subsidiaries leases or subleases any of its real property involving the payment of $100,000 or more in annual rentals;

(viii)        that limits the ability of ACG or any of its Subsidiaries to close any of its facilities or terminate any of its employees in any material respect;

(ix)           that is a consulting agreement or service contract involving the payment of $100,000 or more in annual fees that cannot be terminated on less than 60 days’ notice without payment by ACG or any of its Subsidiaries of any material penalty or is for period of more than two years;

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(x)            that provides for the payment or reimbursement by ACG or any of its Subsidiaries of advisor or legal expenses for any of ACG’s lenders or holder of ACG’s debt securities; or

(xi)           that provides for the payment by ACG or its Subsidiaries of material payments upon a change of control thereof.

(b)           Each contract, arrangement, commitment or understanding set forth on Section 4.13(a) of the ACG Disclosure Letter, whether or not publicly disclosed in the ACG SEC Reports filed prior to the date hereof, is referred to herein as a “Material ACG Contract”.  To ACG’s knowledge, there is, as of the date hereof, no material breach of any of the Material ACG Contracts by any of the other parties thereto.  ACG has provided or made available to Vertis all Material ACG Contracts.

(c)           (i) Each ACG Material Contract is valid and binding on ACG and is in full force and effect in all material respects, and, to ACG’s knowledge, is valid and binding on the other parties thereto; and (ii) ACG and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ACG Material Contract; and (iii) to ACG’s knowledge, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of ACG or any of its Subsidiaries under any such ACG Material Contract.

4.14         Undisclosed Liabilities.  Since March 31, 2007, none of ACG or any of its Subsidiaries has incurred any material liabilities (whether known or unknown or whether accrued, absolute, contingent or otherwise) that are required to be reflected on the face of a consolidated balance sheet of ACG prepared using principles, practices and procedures consistent with those used in the preparation of the 2007 ACG Balance Sheet to the extent in accordance with GAAP, other than liabilities, debts or other obligations (a) reflected or reserved against in the ACG Financial Statements; (b) matters expressly covered by other representations, warranties or covenants in the Transaction Documents; (c) to the extent disclosed or described in the ACG Disclosure Letter or expressly excluded from the coverage of any of the representations, warranties or covenants in the Transaction Documents; (d) in the case of any such liability, debt or other obligation, in an amount equal to any related asset of the Acquired Companies, the amount of which is required to be reflected on the face of a consolidated balance sheet of the Acquired Companies prepared using principles, practices and procedures consistent with those used in the preparation of the 2007 ACG Balance Sheet to the extent in accordance with GAAP; (e) to the extent covered by a collectible insurance, indemnification, counterclaim, contribution right, warranty or other similar arrangement; (f) under any Transaction Document; (g) under the Laws of any jurisdiction, except for liabilities arising out of a violation of such Laws; (h) under any contract, agreement or other instrument, other than liabilities arising out of the breach thereof; and (i) liabilities, debts or other obligations incurred or arising (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by the Transaction Documents since March 31, 2007.

4.15         Anti-Takeover Provisions.  The Board of Directors of ACG has taken all necessary action so that the provisions of Section 203 of the DGCL do not and will not apply to this Agreement, the Merger or the other transactions contemplated hereby and neither any “fair

15

price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or Federal laws in the United States applicable to ACG nor the restrictions set forth in Section 203 of the DGCL (each a “Takeover Statute”) are applicable to this Agreement, the Merger or the other transactions contemplated hereby.  ACG does not have any stockholder rights plan in effect.

4.16         Property.

(a)           Owned Property.  ACG and its Subsidiaries have good title to all real and tangible personal property owned by them free and clear of all Liens, except (i) Liens for taxes or assessments not yet delinquent or being contested in good faith; (ii) mechanics’, materialmen’s or other Liens provided that any such Lien is not yet delinquent or is being contested in good faith; (iii) zoning, entitlement, land use or environmental regulations; (iv) all matters described in the title policies previously delivered to Vertis; (v) Liens to secure indebtedness; or (vi) any other Liens, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that would not, individually or in the aggregate, have an ACG Material Adverse Effect.  All material tangible personal property owned by ACG or any of its Subsidiaries is in normal working order and condition as of the date hereof, ordinary wear and tear excepted, except as would not have, individually or in the aggregate, an ACG Material Adverse Effect.

(b)           Leased Property.  All leases of real property and all other leases material to ACG and its Subsidiaries under which ACG or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms; neither ACG nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or would reasonably result (with or without the giving of notice, the lapse of time or both) in an event of default with respect to any lease or sublease to which it is a party.  All material tangible personal property leased by ACG or any of its Subsidiaries is in normal working order and condition as of the date hereof, ordinary wear and tear excepted, except as would not have, individually or in the aggregate, an ACG Material Adverse Effect.

(c)           Premises.  The premises and fixtures located on the owned and leased real property of ACG, including the walls, ceilings and other structural elements of any improvements erected thereon and the building systems such as heating, plumbing, ventilation, air conditioning, mechanical and electric, are in normal working order, repair and operating condition as of the date hereof, ordinary wear and tear excepted, except as would not have, individually or in the aggregate, an ACG Material Adverse Effect.

(d)           Inventory.  As of the date hereof, the consumable inventory of paper, ink and spare parts of ACG and its Subsidiaries (collectively, “Inventory”) is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be used in the ordinary course of business consistent with past practice, in each case in all material respects.

4.17         Environmental.  To ACG’s knowledge, (a) there are no legal, administrative or arbitral proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations seeking to impose, or that reasonably would be expected to result in the imposition, on ACG or any of its Subsidiaries of

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any material liability or obligation arising under common law standards or under any local, state or Federal environmental statute, regulation or ordinance relating to environmental protection, human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or threatened against ACG or any of its Subsidiaries; (b) during the period of ACG’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties, or ACG’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, except as authorized by law, there were no material releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (“Hazardous Materials”) giving rise to material liability under Environmental Laws, in, on, under or affecting any such property; (c) neither ACG nor any of its Subsidiaries is subject to any agreement, order, judgment or decree, by or with any court, governmental authority, regulatory agency or third party imposing any material remedial liability or obligation or material monetary liability pursuant to or under any Environmental Law; and (d) ACG and its Subsidiaries are and have been in compliance in all material respects in the past three years with Environmental Laws, including, without limitation, all permits issued pursuant to Environmental Laws.  To ACG’s knowledge, there are no requirements under Environmental Laws or any agreements to which ACG or its Subsidiaries are party that will result in an increase in costs of compliance with Environmental Laws over current costs by more than $250,000 annually in any of the next five years.  To ACG’s knowledge, there are no regulated underground storage tanks in use, septic systems, dry wells, waste management units (other than for the pre-treatment of waste water), treatment lagoons, landfills or surface impoundments on any property owned or occupied by ACG or its Subsidiaries.

4.18         Intellectual Property.

(a)           To ACG’s knowledge, ACG and its Subsidiaries own or possess valid and adequate licenses or other legal rights to use all material Intellectual Property as are necessary to permit ACG and its Subsidiaries to conduct the business as currently conducted, free and clear of all Liens, and except for those licenses issued to third parties in the ordinary course of business, free and clear of all material licenses to third parties.  Each material item of Intellectual Property owned or used by ACG and its Subsidiaries immediately prior to the Closing will be owned or available for use on similar or identical terms and conditions immediately after the Closing.

(b)           To ACG’s knowledge, the business as currently conducted does not infringe on the Intellectual Property rights of any Person except for such infringements that, individually or in the aggregate, would not have an ACG Material Adverse Effect.  Neither ACG nor any of its Subsidiaries has received any written communications within the two-year period prior to the date hereof alleging that any of them has violated, misappropriated or infringed any Intellectual Property of any other Person.  To ACG’s knowledge, no Person is challenging, misappropriating, infringing on or otherwise violating any right of ACG or any of its Subsidiaries with respect to any Intellectual Property, used by or in the conduct of their existing businesses, owned by and/or licensed to ACG or its Subsidiaries.

(c)           To ACG’s knowledge, all filings, registrations and issuances pertaining to the material Intellectual Property owned by the Company and its Subsidiaries, including any and

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all patents, registered trademarks and copyright registrations, are in full force and effect and effect and the Company and its Subsidiaries have good title thereto.

(d)           To ACG’s knowledge, there are no threats of claims or challenges to the validity or effectiveness of the Intellectual Property as are necessary to permit ACG and its Subsidiaries to conduct the business as presently conducted, which individually or in the aggregate would have an ACG Material Adverse Effect.

4.19         Customers and Vendors.  Section 4.19 of the ACG Disclosure Letter contains a complete and accurate list of the 20 largest customers (based on revenues) and five largest vendors (based on expenses) for each segment of ACG and its Subsidiaries for the fiscal year ended March 31, 2007.  To ACG’s knowledge, as of the date hereof, no customer or vendor of ACG or its Subsidiaries set forth on Section 4.19 of the ACG Disclosure Letter has indicated to ACG that it plans to discontinue doing business with ACG and its Subsidiaries after the Closing, or plans to reduce by more than 10% (based on revenues or expenses, as applicable, for the fiscal year ended March 31, 2007) its supplies to or volume of orders from ACG or any of its Subsidiaries after the Closing or will not do business on substantially the same terms and conditions with ACG and its Subsidiaries after the Closing as such vendor or customer did with ACG or any of its Subsidiaries before the Closing.

4.20         Financing Transactions.  The Restructuring Agreement has not been amended or modified and the commitments contained therein have not been withdrawn or rescinded in any respect.  The Restructuring Agreement is in full force and effect and is the legal, valid and binding obligation of ACG and, to ACG’s knowledge, the other parties thereto who are, or are advisors to, holders of ACG 10% Notes, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.  To ACG’s knowledge, there are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the Restructuring Agreement or the terms thereof, other than as set forth in the Restructuring Agreement.  ACG does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Restructuring Agreement.  ACG has satisfied all terms and conditions required to be satisfied by it pursuant to the terms of the Restructuring Agreement on or before the date hereof.

4.21         Tax Matters.  ACG has no agreement, plan or intention to enter into any merger, conversion, liquidation, combination or similar transaction following the Merger that would lead to the cessation of existence of ACG for federal income tax purposes.  Further, neither ACG nor any of its Subsidiaries otherwise has taken or agreed to take or has any plan or intention to take any action (including any act of omission), or has any knowledge of any fact or circumstance, that is reasonably likely to cause the Merger to qualify as a “reorganization” described in Section 368(a) of the Code and/or as an exchange governed by Section 351 of the Code or otherwise to prevent the Merger from being treated for federal and other applicable income tax purposes as a taxable disposition by the ACG shareholders to Vertis of the stock of ACG.

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The inclusion of any matter, information or item in any portion of the ACG Disclosure Letter shall not be deemed to constitute an admission of any liability by ACG to any Person or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

5.             REPRESENTATIONS AND WARRANTIES OF VERTIS

Except as set forth in the disclosure letter delivered by Vertis to ACG on or prior to the execution of this Agreement (the “Vertis Disclosure Letter”), which identifies exceptions by specific Section references (and no exception identified to a Section shall apply to any other Section unless specifically identified as an exception to that other Section), and except as disclosed in the Form 10-K of Vertis for the fiscal period ended December 31, 2007 (the “Vertis Form 10-K”), and the Form 10-Q’s and Form
8-K’s filed from the date of the filing of the Vertis Form 10-K to the date of this Agreement (other than disclosures in the “Cautionary Statements” section and statements that are not of fact contained in the “Risk Factors” section of such SEC reports), Vertis hereby represents and warrants to ACG as follows:

5.1           Organization.

(a)           Each Vertis Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Vertis Party has the corporate or other power and authority to own or lease all its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Vertis Material Adverse Effect.

(b)           Copies of the certificate of incorporation and bylaws, or limited liability company agreement, and all documents evidencing debt securities, of Holdings and Victory Merger Sub, and all agreements between Holdings and any of its securityholders, have previously been provided or made available to ACG.  All such agreements and documents are true, complete and correct copies of such documents as in effect as of the date hereof.

5.2           Capitalization.

(a)           The authorized capital stock of Holdings consists of 19,000,000 shares of Holdings Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Holdings Preferred Stock”).  As of the date hereof, there are 12,416,940 shares of Holdings Common Stock outstanding (including 275,900 restricted shares that are subject to forfeiture), no shares of Holdings Common Stock held in Holdings’ treasury, and no shares of Holdings Preferred Stock outstanding.  As of the date hereof, 1,134,054 shares of Holdings Common Stock and no shares Holdings Preferred Stock are reserved or to be made available for issuance.  All the issued and outstanding shares of Holdings Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date hereof, other than pursuant to the Vertis Plan, Holdings does not have and is not bound by any outstanding subscriptions, options,

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warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of Holdings Common Stock, Holdings Preferred Stock or any other equity securities of Holdings or any securities representing the right to purchase or otherwise receive any shares of Holdings Common Stock or Holdings Preferred Stock (including any rights plan or agreement).  Section 5.2(a) of the Vertis Disclosure Letter sets forth, as of the date hereof, a true, complete and correct list of the aggregate number of shares of Holdings Common Stock issuable upon the exercise of each stock option granted under the Holdings Stock Plan that are outstanding as of the date hereof and the exercise price for each such Holdings stock option.

(b)           Neither Holdings nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Holdings or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

5.3           Authority; No Violation.

(a)           Each Vertis Party has full corporate or limited liability company power, as applicable, and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.  The sole member of Victory Merger Sub has duly approved the Merger.  No other corporate or limited liability company proceedings on the part of any Vertis Party are necessary to approve the Transaction Documents or to consummate the transactions contemplated thereby.  The Transaction Documents to which any Vertis Party is a party have been duly authorized, executed and delivered by each such party and (assuming due authorization, execution and delivery by the Acquired Companies) constitute valid and binding obligations of each such party, enforceable against each such party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

(b)           Neither the execution and delivery of the Transaction Documents by any Vertis Party nor the consummation by each such party of the transactions contemplated thereby (including the Merger), nor compliance by each such party with any of the terms or provisions thereof, will (i) violate any provision of the certificate of incorporation or bylaws or certificate of formation or limited liability company agreement of any such party or any of the similar governing documents of any of their respective Subsidiaries; or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained, (A) violate any Law applicable to any Vertis Party or any of their respective properties or assets, other than any such violations that individually or in the aggregate would not have a Vertis Material Adverse Effect; or (B) materially violate, materially conflict with, result in a material breach of any provision of or the loss of any material benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, materially accelerate the performance required by, or result in the creation of any material Lien upon any of the respective material properties or assets of any Vertis Party under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to

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which any Vertis Party is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4           Consents and Approvals.  Except for (a) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and DLLCA; and (b) the approval of the Vertis Plan by the Bankruptcy Court, no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (a) the execution and delivery by any Vertis Party of the Transaction Documents; and (b) the consummation of the Merger and the other transactions contemplated thereby, other than consents, approvals, filings and registrations the failure to obtain or make would not, in the aggregate, have a Vertis Material Adverse Effect.

5.5           SEC Filings; Financial Statements.

(a)           Vertis has filed all forms, reports, statements and certifications and other documents (including all exhibits, amendments and supplements thereto) with the SEC required to be filed by it pursuant to Federal securities Laws and the SEC rules and regulations thereunder since January 1, 2005 (all such forms, reports, statements and certificates and other documents filed since January 1, 2005, collectively, the “Vertis SEC Reports”).  None of Holdings’ Subsidiaries other than Vertis is required to file periodic reports with the SEC the Exchange Act.  Each of the Vertis SEC Reports, as amended prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  None of the Vertis SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Vertis has made available to ACG true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Holdings and any of its Subsidiaries, on the other hand, occurring since January 1, 2005, and prior to the date hereof.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Vertis SEC Reports.  To Vertis’ knowledge, as of the date hereof, none of the Vertis SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b)           The audited and unaudited consolidated financial statements of Vertis included in the Vertis SEC Reports (collectively, the “Vertis Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of Vertis and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments.

5.6           Broker’s Fees.  Neither Holdings nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

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5.7           Absence of Certain Changes or Events.  Since December 31, 2007, (i) no Vertis Material Adverse Effect has occurred; and (ii) Holdings and its Subsidiaries have not taken any material action that would have been prohibited by Section 6.2 if taken after the date hereof.  Since December 31, 2007, as of the date hereof, Holdings and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

5.8           Legal Proceedings.

(a)           Neither Holdings nor any of its Subsidiaries is a party to any, and there are no pending or, to Vertis’ knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Holdings or any of its Subsidiaries that would have a Vertis Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby.

(b)           Neither Holdings nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunctions, orders, judgments, decrees or regulatory restrictions of any Governmental Entity specifically imposed upon Holdings, any of its Subsidiaries or the assets of Holdings or any of its Subsidiaries that would have a Vertis Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby.

5.9           Compliance With Applicable Law.  Holdings and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation under any, applicable Law of any Governmental Entity relating to Holdings or any of its Subsidiaries, and, to Vertis’ knowledge, neither Holdings nor any of its Subsidiaries has received notice of any violations of any of the above, except for licenses, franchises, permits and authorizations the failure to have, and for violations that, would not have, individually or in the aggregate, a Vertis Material Adverse Effect.

5.10         Undisclosed Liabilities.  Since December 31, 2007, none of Holdings or any of its Subsidiaries has incurred any material liabilities (whether known or unknown or whether accrued, absolute, contingent or otherwise) that are required to be reflected on the face of a consolidated balance sheet of Holdings or Vertis prepared using principles, practices and procedures consistent with those used in the preparation of the 2007 Vertis Balance Sheet to the extent in accordance with GAAP, other than liabilities, debts or other obligations (a) reflected or reserved against in the Vertis Financial Statements; (b) matters expressly covered by other representations, warranties or covenants in the Transaction Documents; (c) to the extent disclosed or described in the Vertis Disclosure Letter or expressly excluded from the coverage of any of the representations, warranties or covenants in the Transaction Documents; (d) in the case of any such liability, debt or other obligation, in an amount equal to any related asset of Holdings or any of its Subsidiaries, the amount of which is required to be reflected on the face of a consolidated balance sheet of Holdings or any of its Subsidiaries prepared using principles, practices and procedures consistent with those used in the preparation of the 2007 Vertis Balance Sheet to the extent in accordance with GAAP; (e) to the extent covered by a collectible insurance, indemnification, counterclaim, contribution right, warranty or other similar arrangement; (f) under any Transaction Document; (g) under the Laws of any jurisdiction, except

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for liabilities arising out of a violation of such Laws; (h) under any contract, agreement or other instrument, other than liabilities arising out of the breach thereof; and (i) liabilities, debts or other obligations incurred or arising (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by the Transaction Documents since December 31, 2007.

5.11         Financing Transactions.  The Restructuring Agreement has not been amended or modified and the commitments contained therein have not been withdrawn or rescinded in any respect.  The Restructuring Agreement is in full force and effect and is the legal, valid and binding obligation of Vertis and, to Vertis’ knowledge, the other parties thereto who are, or are advisors to, holders of securities of Vertis, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.  To Vertis’ knowledge, there are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the Restructuring Agreement or the terms thereof, other than as set forth in the Restructuring Agreement.  Vertis does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Restructuring Agreement.  Vertis has fully paid any and all commitment or other fees or expenses that have been incurred and are due and payable in connection with the Restructuring Agreement prior to the date hereof and has otherwise satisfied all other terms and conditions required to be satisfied by it pursuant to the terms of the Restructuring Agreement on or before the date hereof.  Vertis will pay when due all other commitment or other fees or expenses arising under the Restructuring Agreement as and when they become payable.

5.12         Tax Matters.  Neither Holdings nor Vertis nor any of their Subsidiaries has any agreement, plan or intention to enter into any merger, conversion, liquidation, combination or similar transaction following the Merger that would lead to the cessation of existence of ACG for federal income tax purposes.  Further, neither Holdings nor Vertis nor any of their Subsidiaries otherwise has taken or agreed to take or has any plan or intention to take any action (including any act of omission), or has any knowledge of any fact or circumstance, that is reasonably likely to cause the Merger to qualify as a “reorganization” described in Section 368(a) of the Code and/or as an exchange governed by Section 351 of the Code or otherwise to prevent the Merger from being treated for federal and other applicable income tax purposes as a taxable disposition by the ACG shareholders to Vertis of the stock of ACG.

5.13         Tax Status of Victory Merger Sub.  Victory Merger Sub is a “disregarded entity” for federal tax purposes formed by Vertis (and wholly owned by Vertis since its formation) solely for the purpose of effecting the transactions contemplated hereby and having no assets, activities or operations, liabilities, debts or obligations.

The inclusion of any matter, information or item in any portion of the Vertis Disclosure Letter shall not be deemed to constitute an admission of any liability by Vertis to any Person or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

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6.             COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1           Conduct of ACG’s Business Prior to the Effective Time.

(a)           Except as expressly contemplated or permitted by this Agreement or the Restructuring Agreement or set forth on Schedule 6.1 of the ACG Disclosure Letter, or consented to in writing by Holdings, or as required by applicable Law, during the period from the date hereof to the Effective Time, ACG shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, in each case in all material respects and (iii) continue to invoice and collect its accounts receivable and pay its accounts payable in the ordinary course of business and in a manner consistent with ACG’s past practices; provided, however, that in the event ACG deems it necessary to take certain actions that would otherwise be proscribed by this Section 6.1, ACG shall consult with Vertis, and Vertis shall consider in good faith, and respond promptly to, ACG’s request to take such action; provided further that Vertis shall not be obligated to consent to such action.

(b)           Except as expressly contemplated or permitted by this Agreement or the Restructuring Agreement or set forth on Section 6.1 of the ACG Disclosure Letter, or consented to in writing by Holdings, or as required by applicable Law, during the period from the date hereof to the Effective Time, ACG shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do or propose any of the following without the prior written consent of Vertis; provided, however, that in the event ACG deems it necessary to take certain actions that would otherwise be proscribed by this Section 6.1, ACG shall consult with Vertis, and Vertis shall consider in good faith, and respond promptly to, ACG’s request to take such action; provided further that Vertis shall not be obligated to consent to such action:

(i)            adjust, split, combine or reclassify its capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock; or issue or commit to issue any additional shares of capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

(ii)           sell, transfer, license, mortgage, encumber or otherwise dispose of any of its material assets (including intangible assets or Intellectual Property) or any real property to any Person (other than a direct wholly-owned Subsidiary), including by merger, consolidation, asset sale or other business combination (including formation of a joint venture), or cancel, release or assign any indebtedness for borrowed money to any such Person or any material claims held by any such Person, in each case, except in the ordinary course of business consistent with past practice or as required by any contract set forth on the ACG Disclosure Letter;

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(iii)          make (A) any acquisition or investment, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital, or (B) any material property transfers or material purchases of any property or assets, in or from any other Person, other than a wholly-owned Subsidiary of ACG, except, in the case of clause (B), in connection with the sale of products or services in the ordinary course of business consistent with past practice or as required by any contract set forth on the ACG Disclosure Letter;

(iv)          except with respect to capital expenditures permitted under clause (vii) below, enter into, renew, extend, amend or terminate any contract, license or lease that is or would be a Material ACG Contract and which is not either (A) terminable at will on less than 60 days’ notice without payment of a material penalty or (B) has a term of less than one year, except that ACG shall be permitted to enter into, renew or extend contracts (X) as required in any contract set forth on the ACG Disclosure Letter or (Y) in the ordinary course of business with pricing and other terms consistent with past practice provided that such customer contracts do not include any nonsolicitation, noncompetition, no-hire or “most favored nation” clauses and include a disclaimer of consequential damages;

(v)           hire or terminate any officer, executive or employee who has annual compensation in excess of $150,000;

(vi)          other than as set forth in Section 6.1 of the ACG Disclosure Letter or as required by contracts or existing Plans set forth on the ACG Disclosure Letter, or as required by Law, (A) increase, or commit to increase, in any material respect the compensation (including base salary, wages and annual or long-term incentive opportunities or payments) or fringe benefits of any of its employees, (B) pay any severance, benefit, incentive payment, retention or signing bonus, pension or retirement allowance to any of its directors, officers or employees, or (C) become a party to, amend or commit itself (orally or in writing) to establish or enter into any pension, retirement, profit-sharing, severance or welfare benefit plan or agreement or incentive or employment agreement with or for the benefit of any director, independent contractor, officer or employee or accelerate the vesting of any stock options or other stock-based compensation;

(vii)         make any capital expenditures, other than in accordance with the existing capital expenditure plan set forth on Section 6.1 of the ACG Disclosure Letter, or, in ACG’s reasonable discretion, (i) not more than an aggregate of $1 million per calendar month for any single or group of related projects (it being understood that any portion of any such $1 million monthly allocation that is not spent in any month may be spent in any other month), (ii) not more than $100,000 on any single project without the prior written consent of Vertis, which consent shall not be unreasonably withheld or delayed, and (iii) such reasonable amounts up to $250,000, without the prior written consent of Vertis, which consent shall not be unreasonably withheld or delayed, as may be necessary to repair equipment in unexpected or emergency situations (and ACG shall provide Vertis with weekly reports of any such expenditures);

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(viii)        settle any claim, action or proceeding involving monetary damages in excess of $100,000 or agree or consent to the issuance of any material injunction, decree, order, settlement agreement or judgment materially restricting its business or operations;

(ix)           amend its certificate of incorporation, bylaws or similar governing documents;

(x)            provide for any material new sales compensation or incentive programs or arrangements for ACG sales personnel, distributors or customers or alter any existing sales compensation or incentive programs or arrangements with such parties in any material manner;

(xi)           incur any indebtedness for borrowed money, issue any debt securities, or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, in excess of $50,000 in the aggregate, except as permitted by the terms of any existing indebtedness for borrowed money of ACG or any of its Subsidiaries or in accordance with the terms of the Restructuring Agreement;

(xii)          make or change any material Tax election, settle or compromise any material Tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

(xiii)         enter into any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

(xiv)        make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable Law or GAAP or as disclosed in the ACG SEC Reports filed prior to the date hereof, in each case as concurred in by ACG’s independent public accountants; or

(xv)         authorize, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 6.1; provided further, however, that prior to the receipt by Vertis of the New First-Lien Facilities Commitment Letters and the First-Lien Facilities Term Sheets, ACG shall be permitted to take the actions specified in the foregoing clause (iv)  (and clause (xv) with respect to an action specified in clause (iv)) if ACG  consults with Vertis in advance of taking such actions.

Holdings acknowledges that shifting business and market conditions relating to ACG and its affiliates may dictate that the conduct of ACG’s and its subsidiaries’ business in the ordinary course consistent with past practice be modified to the extent it is necessary, or is otherwise in the best interests of ACG, to respond to such conditions, so long as ACG otherwise remains in compliance with this Agreement.

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6.2           Conduct of Holdings’ Business Prior to the Effective Time.

(a)           Except as expressly contemplated or permitted by this Agreement or the Restructuring Agreement or set forth on Section 6.2 of the Vertis Disclosure Letter, or consented to in writing by ACG, or as required by applicable Law, during the period from the date hereof to the Effective Time, Holdings shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual and ordinary course consistent with past practice in all material respects, and (ii) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and retain the services of its officers and key employees, in each case in all material respects; provided, however, that in the event Holdings deems it necessary to take certain actions that would otherwise be proscribed by this Section 6.2, Holdings shall consult with ACG, and ACG shall consider in good faith, and respond promptly to, Holdings request to take such action.

(b)           Except as expressly contemplated or permitted by this Agreement or the Restructuring Agreement or set forth on Section 6.2 of the Vertis Disclosure Letter, or consented to in writing by ACG, or as required by Applicable Law, during the period from the date hereof to the Effective Time, Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do or propose any of the following without the prior written consent of ACG; provided, however, that in the event Holdings deems it necessary to take certain actions that would otherwise be proscribed by this Section 6.2, Holdings shall consult with ACG, and ACG shall consider in good faith, and respond promptly to, Holdings’ request to take such action:

(i)            adjust, split, combine or reclassify its capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock (other than Holdings Options and Holdings Warrants outstanding on the date hereof); or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of Holdings Options or Holdings Warrants outstanding on the date hereof) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

(ii)           merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, or adopt a plan of liquidation;

(iii)          amend its certificate of incorporation, bylaws or similar governing documents, or amend or modify, directly or indirectly (including by entering into other agreements or instruments affecting the rights or obligations of, any of Holdings’ outstanding debt securities other than in connection with the Financing Transactions), in a manner that would adversely affect the economic benefits of the Merger to the equity holders of ACG or prevent or otherwise materially delay or otherwise impair the Merger or the consummation of the other transactions contemplated hereby; or

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(iv)          authorize, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 6.2.

ACG acknowledges that shifting business and market conditions relating to Holdings and its affiliates may dictate that the conduct of Holdings’ and its subsidiaries’ business in the ordinary course consistent with past practice be modified to the extent it is necessary, or is otherwise in the best interests of Holdings, to respond to such conditions, so long as Holdings otherwise remains in compliance with this Agreement.

6.3           No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Holdings or any of its Subsidiaries, directly or indirectly, the right to control or direct ACG’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give ACG, directly or indirectly, the right to control or direct Holdings’ or its Subsidiaries’ operations.  Prior to the Effective Time, each of Holdings and ACG shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.             ADDITIONAL AGREEMENTS

7.1           Further Actions.

(a)           Subject to the terms and conditions of this Agreement, each party shall use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement and the Restructuring Agreement at the earliest practicable date, including preparing and filing as promptly as practicable of all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b)           If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any Legal Proceeding is instituted (or threatened to be instituted) by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated by this Agreement as a result of any Antitrust Law, each of Vertis and ACG shall use commercially reasonable efforts to resolve any such objections or Legal Proceedings so as to permit consummation of the transactions contemplated by this Agreement.  Solely in this context, “commercially reasonable efforts” shall include defending all Legal Proceedings, whether judicial or administrative, that challenge this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement; seeking to have lifted, vacated, or reversed any stay, injunction, temporary restraining order, or other restraint entered by any court or other Governmental Entity; and agreeing to do or permitting to be done any of the foregoing.  Notwithstanding anything to the contrary contained in this Agreement (including pursuant to the immediately preceding sentence), in connection with any filing or submission required or action to be taken by either Vertis or ACG to effect the Merger

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and to consummate the other transactions contemplated hereby, (i) ACG shall not, without Vertis’ prior written consent, commit to any divestiture transaction, or commit to alter its business or commercial practices in any way; and (ii) neither Vertis nor any of its Affiliates shall be required (A) to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, ACG (or any of the businesses, product lines or assets of ACG) or Vertis or any of its Affiliates (or any of the businesses, product lines or assets of  Vertis or any of its Affiliates), or (B) to alter or restrict in any way the business or commercial practices of ACG, Vertis or any of their Affiliates.

Each of Vertis, on the one hand, and ACG, on the other hand, shall, in connection with the efforts referenced in Section 7.1(a) and (b), use its commercially reasonable efforts (i) to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) to keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the FTC, the DOJ, or any other U.S. or foreign Governmental Entity and of any notices or other communications received or given in connection with any proceeding by a private party (except for notices or communications between Vertis, on the one hand, and their attorneys or consultants, on the other, or notices and communications between ACG, on the one hand, and ACG’s attorneys or consultants, on the other), in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in advance any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person (except for communications, meetings, or conferences between Vertis or ACG, on the one hand, an their respective attorneys or consultants, on the other), and to the extent permitted by the FTC, DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)           As promptly as practicable after the date hereof, each of the parties hereto shall make, or cause to be made, all other filings and submissions under Laws applicable to it or to its affiliates as may be required for it to consummate the transactions contemplated by the Transaction Documents and use its commercially reasonable efforts (which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other consents and approvals from all Persons necessary to be obtained by it or its affiliates in order for it to consummate the transactions contemplated by the Transaction Documents.  Holdings acknowledges that, subject to and assuming the accuracy of the representations and warranties made by the Company in Sections 5.3 and 5.4, (i) certain consents and approvals with respect to the transactions contemplated by the Transaction Documents may be required from one or more Persons and that

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such consents and approvals have not been and may not be obtained and (ii) ACG shall not have any liability to Holdings or any of its Subsidiaries arising out of or relating to the failure to obtain any such consents and approvals or because of the termination of any contract as a result thereof, and that no such failure or termination shall result in the failure of any condition set forth in Article 8.  The parties hereto shall coordinate and cooperate with each other in exchanging and providing such information to each other and in making the filings and submissions and requests for consents and approvals referred to in this Section 7.1(c).  The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(d)           In the event that any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Vertis and ACG, to the extent permitted by Law, shall cooperate in all material respects with each other and use its respective commercially reasonable efforts to contest and resist all such Legal Proceedings and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is threatened or in effect and that prohibits, prevents, materially impairs, delays, or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of Vertis and ACG shall use its respective commercially reasonable efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement; provided, however, that no party hereto shall be required to (i) change or agree to change the proposed structure of the transactions contemplated hereby (including if such change would cause a Legal Proceeding to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the transactions contemplated by this Agreement) or (ii) modify any of the material terms of this Agreement.

7.2           Access to Information.

(a)           Subject to confidentiality agreements to which ACG or any of its Subsidiaries is a party or any other legal requirement to which any thereof is subject, ACG shall, and shall cause its Subsidiaries to, (i) afford to Holdings and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (including prospective lenders and their respective agents and representatives) (collectively, the “Holdings Representatives”) reasonable access upon reasonable prior notice to the officers, employees, advisors, customers, suppliers, properties, offices and other facilities of ACG and its Subsidiaries and to the books and records (including audit and tax working papers prepared by its independent accountants) thereof, (ii) furnish promptly to Holdings and the Holdings Representatives such information concerning the business, properties, contracts customers and personnel of ACG and its Subsidiaries as may be reasonably requested, from time to time, by Holdings and (iii) facilitate the transition planning and integration planning efforts of Holdings and the Holdings Representatives at the properties, offices and facilities of ACG and its Subsidiaries.

(b)           The terms of the Vertis/ACG Confidentiality Agreement shall continue in full force and effect until the Effective Time, at which time such Vertis/ACG Confidentiality Agreement and the obligations of the parties under this Section 7.2(b) shall terminate.

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7.3           Stockholders Meeting.  ACG shall duly take all lawful action to call, give notice of, convene and hold a meeting of , or seek written consents from, its stockholders as promptly as practicable following the date hereof (the “ACG Stockholders Meeting”) for the purpose of obtaining the ACG Stockholder Approval and shall take all lawful action to solicit such ACG Stockholder Approval by such stockholders.

7.4           [Intentionally blank].

7.5           Obligations.  Subject to the terms and conditions set forth in this Agreement, Holdings shall take all commercially reasonable action necessary to cause the Vertis Parties to perform their respective obligations hereunder, and to consummate the Merger, on the terms, and subject to the conditions, set forth herein.

7.6           Takeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of ACG and Vertis and their respective Board of Directors shall, subject to applicable law, grant any approvals and take any actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of any Takeover Statute on these transactions.

7.7           Financing Arrangements.

(a)           Vertis and its Representatives shall act as lead negotiators with both Vertis’ and Graphics’ noteholders solely in connection with the transactions contemplated by this Agreement and the Financing Transactions.  Vertis will consult with ACG prior to making any presentation to any Graphics’ noteholder and will provide ACG’s advisors with an opportunity to be present at any meeting or telephone call with any Graphics’ noteholder.  To the extent reasonably requested by Vertis, ACG will cooperate with Vertis and its Representatives in communicating with and marketing the transaction to all noteholders. Vertis agrees to reasonably communicate and inform ACG regarding Vertis’ communications and marketing efforts.  Vertis will provide ACG with reasonable updates on the status of its discussions with all the noteholders at such times as ACG shall request.

(b)           ACG may (i) provide mutually agreed information in response to unsolicited inquiries from Graphics’ noteholders or senior lenders in support of the transactions contemplated by this Agreement or the Restructuring Agreement, (ii) provide information required by contracts with or for the benefit of such noteholders or senior lenders in existence on the date hereof or (iii) provide information required by Law; provided that if ACG determines that it is required to provide such information pursuant to clauses (ii) or (iii), ACG agrees to consult with Vertis as soon as it reaches such a conclusion to make such disclosure as reasonably necessary in its judgment (except to the extent inconsistent with the requirements of Law).

(c)           The Vertis Parties will use all their reasonable commercial efforts to (i) obtain the New First-Lien Facilities Commitment Letters and First-Lien Facilities Term Sheets in accordance with the Restructuring Agreement and (ii) complete the financing transactions described in Exhibit B to the Restructuring Agreement (collectively, the “Financing Transactions”), subject to the terms and conditions described therein, as promptly as possible.

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Vertis shall provide ACG with copies of all drafts of the New First-Lien Facilities Commitment Letters and the First-Lien Facilities Term Sheets and provide ACG with reasonable updates on the status of the New First-Lien Facilities Commitment Letters and the First-Lien Facilities Term Sheets at such times as ACG shall request.

(d)           ACG shall, and shall cause its Subsidiaries to, and shall use its reasonable commercial efforts to cause its ACG Representatives to, provide to Vertis and Holdings all cooperation reasonably requested by Vertis that is reasonably commercially necessary in connection with the arrangement of the Financing Transactions, which cooperation shall include cooperating, in a reasonable commercial manner, with (i) Vertis’ representatives and Holdings Representatives’ preparation of bank books, materials for rating agency presentations, offering documents, private placement memoranda, registration statements, prospectuses, business projections or other appropriate disclosure documents, (ii) reasonable participation in due diligence sessions, including with providers of financing and with Vertis’ and Holdings’ financial advisers, agents and underwriters, and in “roadshow” and other meetings with investors and prospective investors and other sources of financing,  (iii) causing its independent accountants to provide reasonable assistance and cooperation to Vertis and Holdings, including participating in drafting sessions and accounting due diligence sessions, providing consent to Vertis and Holdings to use their audit reports relating to ACG  and its Subsidiaries and providing customary “comfort letters” and agreed procedures letters, (iv) the delivery of audited and unaudited historical and interim financial statements and data of ACG and its Subsidiaries of the type required by Regulation S-X, and the other accounting rules and regulations of the SEC, on or before the date such financial statements would be required to be filed with the SEC and assistance in preparing pro forma financial statements,  (v) Vertis’ representatives and Holdings Representatives’ creation and maintenance of a valid and perfected security interest upon the Closing in the properties and the other assets of ACG  and its Subsidiaries for the benefit of any lenders providing the Financing Transactions and to enable Vertis and Holdings and the lenders to exercise and enforce their rights and remedies with respect to the properties and the other assets of ACG  and its Subsidiaries, (vi) assisting in the negotiation of, and executing and delivering, definitive financing documents, including pledge and security documents, and certificates, legal opinions of Graphics’ employees, management representation letters or other documents, to the extent reasonably requested by Vertis and Holdings (including reasonable commercial efforts to obtain consents of accountants for use of their reports in materials relating to the Financing Transactions) and during reasonable business hours otherwise reasonably facilitating the pledging of collateral upon the Closing, (vii) providing reasonable access to the books and records, officers, directors, agents and Representatives of ACG and its Subsidiaries, including for Vertis’ and Holdings’ legal and financial advisers, agents and underwriters, (viii) assisting Vertis and Holdings obtaining surveys and title insurance reasonably requested by Vertis and Holdings, (ix) furnishing Vertis and Holdings with all information regarding ACG and its Subsidiaries reasonably requested by Vertis and Holdings of the type required by Regulation S-K, (x) taking all corporate actions reasonably necessary or desirable to permit or facilitate consummation of the Financing Transactions, (xi) assisting Vertis and Holdings in obtaining any consents of any third parties necessary or desirable to permit or facilitate consummation of the Financing Transactions, (xii) initiating transactions pursuant to any buy-sell, put/call, right to purchase, prepayment or similar provisions of ACG  and its Subsidiaries pursuant to any Material ACG Contract, debt agreements, loan document or any organizational

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document of ACG  and its Subsidiaries, as reasonably requested by Vertis, (xiii) furnishing Vertis and Holdings with all information regarding ACG and its Subsidiaries reasonably requested by Vertis and Holdings of the type required to be included in a disclosure statement under the Bankruptcy Code with respect to the ACG Plan or the Vertis Plan and (xiv) taking such other actions related to such Financing Transactions as are reasonably required by Vertis and Holdings.

(e)           Each of Holdings and Vertis, ACG and Graphics agree (i) to commence chapter 11 cases through the filing of chapter 11 petitions in the Bankruptcy Court on or prior to the Filing Date (as defined in the Restructuring Agreement) and to pursue confirmation of the ACG Plan and the Vertis Plan and (ii) to consummate the ACG Plan and the Vertis Plan on the terms and conditions contained therein to the extent the ACG Plan and the Vertis Plan are each confirmed by the Bankruptcy Court.

7.8           Certain Employee Matters.

(a)           Following the Effective Time, Holdings and its Subsidiaries will honor and maintain in accordance with their terms the severance arrangements provided under the employment and severance agreements between ACG (or its Subsidiaries) and employees of ACG (or its Subsidiaries) listed on Section 4.10(a) of the ACG Disclosure Letter, and Holdings and its Subsidiaries will maintain a severance policy for employees of Holdings (or one of its Subsidiaries) who were employees of ACG (or its Subsidiaries) immediately prior to the Effective Time (the “Affected Employees”), and the benefits under such severance policy shall be no less favorable to Affected Employees than the severance policies in effect for similarly situated employees of Vertis and its Subsidiaries, as in effect from time to time.

(b)           Holdings agrees that each Affected Employee shall receive credit for his or her service with ACG and its Subsidiaries (and their respective predecessors) before the Effective Time under the employee benefit plans and policies of Vertis and its Subsidiaries for purposes of eligibility and vesting thereunder.  The preceding sentence does not obligate Holdings or its Subsidiaries to provide any particular type or level of employee benefits, or coverage under any particular employee benefit plan, to any Affected Employee.

(c)           ACG acknowledges that Holdings intends to establish an Equity Incentive Plan (the “New Equity Plan”) providing for the issuance of equity awards to officers and key employees of Holdings, ACG and their respective affiliates after the Effective Time.   Awards under the New Equity Plan shall represent an aggregate of 10% of Holdings Common Stock on a fully diluted basis (with anti-dilution protection for the issuance of shares of Holdings Common Stock, if any, upon exercise of the New Warrants (as defined in the Restructuring Agreement), and shall be subject to the terms and conditions of the New Equity Plan and the applicable grant agreement.

(d)           ACG acknowledges that Holdings intends to establish a Cash Bonus Plan (the “New Bonus Plan”) providing for the issuance of cash bonuses to officers and key employees of Holdings, ACG and their respective affiliates, which bonuses will be conditioned on the Effective Time and will be paid upon the Effective Time and subject to the reasonable

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approval and consultation specified in the Restructuring Agreement.  Awards under the New Bonus Plan shall represent an aggregate of no more than $3,000,000.

7.9           Employment Agreements; Other Employee Matters.

(a)           Effective as of the Effective Time, the Surviving Entity shall assume and agree to perform Graphics’ obligations under the ACG Employment Agreements, as amended, in the same manner and to the same extent that Graphics would be required to perform such obligations if the Merger had not taken place.

(b)           All amounts provided to be paid pursuant to the Amended and Restated American Color Graphics, Inc. Supplemental Executive Retirement Plan, as amended to the date hereof shall be paid at the times provided for in the Plan.

(c)           All cash amounts that would be payable to Stephen M. Dyott, Kathleen A. DeKam and Patrick W. Kellick under the ACG Employment Agreements shall be paid in full at the times provided for in such Agreements.

(d)           If any payment or benefit under any ACG agreement or arrangement could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), Graphics shall use reasonable efforts to seek shareholder approval of such payments or benefits that have been conditioned on the receipt of shareholder approval, using the procedures set forth in Section 280G(b)(5)(B) of the Code.  Graphics agrees to provide Holdings with the form of waiver of any payment or benefit in respect of such agreement or arrangement and the disclosure relating to such shareholder approval, to the extent reasonably requested by Holdings.

(e)           Effective as of the Effective Time, Vertis shall assume and agree to perform its obligations under the Vertis Employment Agreements, as amended as of the Effective Time, in the same manner and to the same extent that Vertis would be required to perform such obligations if the Merger had not taken place.

(f)            All cash amounts that would be payable to Michael T. DuBose, John V. Howard, Jr. and Barry C. Kohn under the Vertis Employment Agreements, as amended as of the Effective Time, shall be paid in full at the times provided for in such Agreements.

(g)           If any payment or benefit under any Vertis agreement or arrangement could constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), Holdings shall use reasonable efforts to seek shareholder approval of such payments or benefits that have been conditioned on the receipt of shareholder approval, using the procedures set forth in Section 280G(b)(5)(B) of the Code.  Holdings agrees to provide ACG with the form of waiver of any payment or benefit in respect of such agreement or arrangement and the disclosure relating to such shareholder approval, to the extent reasonably requested by ACG.

7.10         Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless the current and former officers, directors, employees and agents of ACG

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and its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time:

(i)          to the full extent permitted by the DLLCA; or

(ii)         if the protections afforded thereby to an Indemnified Party are greater, to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in ACG’s or its Subsidiary’s certificate of incorporation and bylaws and agreements in effect at the date hereof (to the extent consistent with applicable Law), which provisions will survive the Merger and continue in full force and effect after the Effective Time.

Without limiting the foregoing:

(i)          The Surviving Entity shall periodically advance expenses (including attorney’s fees) as incurred by an Indemnified Party with respect to the foregoing to the full extent permitted under applicable Law; and

(ii)         any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification or advancement of expenses shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Entity and reasonably satisfactory to such Indemnified Party.

(b)        ACG agrees that, from and after the Effective Time, the Surviving Entity, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by ACG subject to the following:

(i)       the Surviving Entity may substitute therefor other policies of at least the same coverage amounts and which are underwritten by insurers of at least equal claims paying ratings and which contain terms and conditions not less advantageous to the beneficiaries of the current policies; provided, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and

(ii)      the Surviving Entity shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by ACG prior to the date hereof and if the Surviving Entity is unable to obtain the insurance required by this Section 7.10(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount; and

(iii)     The Surviving Entity shall be entitled to purchase and maintain tail insurance coverage for such six year period, which insurance coverage shall comply with the coverage amount requirement, and the other requirements, of Section 7.10(b)(i), and the purchase and maintenance of such tail insurance coverage by

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the Surviving Entity, as the case may be, shall be deemed to fulfill the Surviving Entity’s obligations under this Section 7.10(b).

(c)           This Section 7.10 shall survive the consummation of the Merger at the Effective Time, is intended to benefit ACG, the Surviving Entity and the Indemnified Parties, shall be binding on all successors and assigns of Victory Merger Sub and the Surviving Entity, and shall be enforceable by the Indemnified Parties.

7.11         Waiver of Conflicts Regarding Representation.  Recognizing that MWE has acted as legal counsel to ACG, and may be deemed to have acted as legal counsel to Metalmark and the Morgan Stanley Funds and Mr. Dyott, Ms. DeKam and Mr. Kellick prior to the Effective Time, and that MWE intends to act as legal counsel to Metalmark and the Morgan Stanley Funds and Mr. Dyott, Ms. DeKam and Mr. Kellick after the Effective Time, ACG hereby waives, on its own behalf and agrees to cause its Subsidiaries to waive, any conflicts that may arise in connection with MWE representing Metalmark and the Morgan Stanley Funds and Mr. Dyott, Ms. DeKam and Mr. Kellick after the Effective Time.  Each of the Vertis Parties consents to such waiver.  This Section 7.11 shall survive the consummation of the ACG Merger at the Effective Time, is intended to benefit MWE, Metalmark and the Morgan Stanley Funds and Mr. Dyott, Ms. DeKam and Mr. Kellick, shall be binding on all successors and assigns of ACG, Victory Merger Sub, the ACG Surviving Entity and their respective affiliates, and shall be enforceable by MWE, Metalmark and the Morgan Stanley Funds and Mr. Dyott, Ms. DeKam and Mr. Kellick.

7.12         No Representations or Warranties by Certain Persons.

(a)           Each Vertis Party acknowledges and agrees that none of the Acquired Companies’ current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives or any of the Acquired Companies (other than ACG) (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than ACG), agent, independent contractor or other representative of any thereof) has made, or is making, any representations or warranties or covenants with respect to any of the Acquired Companies, their respective assets, liabilities, operations, employees and equityholders, the Transaction Documents or any of the transactions contemplated thereby, or any information distributed to any Vertis Party by or on behalf of the Acquired Companies or any such Person, including any information, documents, projections, forecasts, plans and information made available to any Vertis Party in any “data rooms”, confidential information memoranda or management presentation in connection with the transactions contemplated by the Transaction Documents, and any purported representations, warranties or covenants by any thereof are hereby expressly disclaimed and have not been relied upon by any Vertis Party in connection therewith.  Each Vertis Party acknowledges and agrees that it will not, and, after the Effective Time, will not permit any of the Acquired Companies to, assert any claim against any of the Acquired Companies’ current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives or any of the Acquired Companies (other than ACG) (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than ACG), agent, independent contractor or other representative of any thereof), or hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to information or data furnished by

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the Acquired Companies or such Persons concerning any of the Acquired Companies, their respective assets, liabilities, operations, employees or equityholders, the Transaction Documents or any of the transactions contemplated thereby, or any information, documents, projections, forecasts, plans and information made available to any Vertis Party in any “data rooms”, confidential information memoranda or management presentation in connection with the transactions contemplated by the Transaction Documents.

Each Vertis Party acknowledges and agrees that, except as expressly set forth in Article 4 and the certificate delivered pursuant to Section 8.2(a), ACG has not made, and is not making, any representations or warranties with respect to any of the Acquired Companies, their respective assets, liabilities, operations, employees and equityholders, the Transaction Documents or any of the transactions contemplated thereby, or any information distributed to any Vertis Party by or on behalf of the Acquired Companies or any such Person, including any information, documents, projections, forecasts, plans and information made available to any Vertis Party in any “data rooms”, confidential information memoranda or management presentation in connection with the transactions contemplated by the Transaction Documents, and any purported representations or warranties by ACG are hereby expressly disclaimed and have not been relied upon by any Vertis Party in connection therewith.

In connection with the Vertis Parties’ investigation of the Acquired Companies, the Vertis Parties have received certain projections, forecasts, forward-looking statements, business plan information, and information concerning synergies with respect to ACG and the combined companies.  Each Vertis Party acknowledges that there are uncertainties inherent in attempting to make or estimating such projections, forecasts, forward-looking statements, plans and other information, that the Vertis Parties are familiar with such uncertainties and that the Vertis Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections, forecasts, forward-looking statements, plans and information so furnished to it (including the reasonableness of the assumptions underlying such projections, forecasts, forward-looking statements, plans and information).  Accordingly, none of the Acquired Companies or their current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives (or any current or former officer, director, employee, shareholder, partner, member, affiliate, agent, independent contractor or other representative of any thereof) makes any representation or warranty of any kind with respect to such projections, forecasts, forward-looking statements, plans and information, and each Vertis Party acknowledges and agrees that it is not relying on any purported representation or warranty with respect to any thereof in connection with the Transaction Documents and the transactions contemplated thereby.

(b)           ACG acknowledges and agrees that none of the Vertis Parties’ current or former officers, directors, employees, shareholders, partners, members, affiliates (other than Vertis), agents, independent contractors or other representatives or any Vertis Party (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than Vertis), agent, independent contractor or other representative of any thereof) has made, or is making, any representations or warranties or covenants with respect to any Vertis Party, their respective assets, liabilities, operations, employees and equityholders, the Transaction Documents or any of the transactions contemplated thereby, or any information distributed to ACG by or on behalf of any Vertis Party or any such Person, including any information,

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documents, projections, forecasts, plans and information made available to ACG in any “data rooms”, confidential information memoranda or management presentation in connection with the transactions contemplated by the Transaction Documents, and any purported representations, warranties or covenants by any thereof are hereby expressly disclaimed and have not been relied upon by ACG in connection therewith.  ACG acknowledges and agrees that it will not assert any claim against any Vertis Party’s current or former officers, directors, employees, shareholders, partners, members, affiliates (other than Vertis), agents, independent contractors or other representatives or any Vertis Party (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than Vertis), agent, independent contractor or other representative of any thereof), or hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to information or data furnished by any Vertis Party or such Persons concerning any Vertis Party, their respective assets, liabilities, operations, employees or equityholders, the Transaction Documents or any of the transactions contemplated thereby, or any information, documents, projections, forecasts, plans and information made available to ACG in any “data rooms”, confidential information memoranda or management presentation in connection with the transactions contemplated by the Transaction Documents.

ACG acknowledges and agrees that, except as expressly set forth in Article 5 and the certificate delivered pursuant to Section 8.3(a), the Vertis Parties have not made, and are not making, any representations or warranties with respect to any of the Vertis Parties, their respective assets, liabilities, operations, employees and equityholders, the Transaction Documents or any of the transactions contemplated thereby, or any information distributed to ACG by or on behalf of any Vertis Party or any such Person, including any information, documents, projections, forecasts, plans and information made available to ACG in any “data rooms”, confidential information memoranda or management presentation in connection with the transactions contemplated by the Transaction Documents, and any purported representations or warranties by any Vertis Party are hereby expressly disclaimed and have not been relied upon by ACG in connection therewith.

In connection with ACG’s investigation of the Vertis Parties, ACG has received certain projections, forecasts, forward-looking statements, business plan information, and information concerning synergies with respect to the Vertis Parties and the combined companies.  ACG acknowledges that there are uncertainties inherent in attempting to make or estimating such projections, forecasts, forward-looking statements, plans and other information, that ACG is familiar with such uncertainties and that ACG is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts, forward-looking statements, plans and information so furnished to it (including the reasonableness of the assumptions underlying such projections, forecasts, forward-looking statements, plans and information).  Accordingly, none of the Vertis Parties or their current or former officers, directors, employees, shareholders, partners, members, Affiliates, agents, independent contractors or other representatives (or any current or former officer, director, employee, shareholder, partner, member, affiliate, agent, independent contractor or other representative of any thereof) makes any representation or warranty of any kind with respect to such projections, forecasts, forward-looking statements, plans and information, and ACG acknowledges and agrees that it is not relying on any purported representation or warranty with respect to any thereof in connection with the Transaction Documents and the transactions contemplated thereby.

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7.13         Advice of Changes.  Vertis and ACG shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, would reasonably be expected to constitute a Material Adverse Effect as of the Closing; provided that neither party shall be entitled to recover from the other party any costs or expenses resulting from such party’s failure to comply with the terms of this Section 7.13.

7.14         Tax Treatment.  None of the parties to this Agreement shall take or agree to take any action (including, but not limited to, causing ACG to enter into a merger, conversion, liquidation, combination or similar transaction that would lead to the cessation of existence of ACG for federal income tax purposes, and including any act of omission) that is reasonably likely to cause the Merger to qualify as a “reorganization” described in Section 368(a) of the Code and/or as an exchange governed by Section 351 of the Code or otherwise to prevent the Merger from being treated for federal and other applicable income tax purposes as a taxable disposition by the ACG shareholders to Vertis of the stock of ACG, and each of the parties hereto shall report the Tax effects of the Merger for all applicable Tax purposes in a manner consistent with Section 1.11.

8.             CLOSING CONDITIONS

8.1           Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Law (whether temporary, preliminary or permanent) issued, enacted, entered, enforced or deemed applicable to the Merger or other legal restraint or prohibition shall be in effect in any jurisdiction that prevents or makes illegal the consummation of the Merger on substantially the same terms and conferring on the parties hereto substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending.

(b)           Financing Transactions.  The Financing Transactions shall have been completed (other than the execution and delivery of documents which by their terms are to be completed at or immediately following the Closing) on terms and conditions substantially similar to the terms and conditions set forth on Exhibit B to the Restructuring Agreement.

(c)           Bankruptcy Court Approval.  Each of the Vertis Plan and the ACG Plan shall have been confirmed by the Bankruptcy Court as contemplated by the Restructuring Agreement, and the Vertis Plan and the ACG Plan shall become effective simultaneously with the consummation of the Merger.

8.2           Conditions to Obligations of the Vertis Parties.  The obligations of the Vertis Parties to effect the Merger are also subject to the satisfaction, or waiver by Vertis, at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of ACG contained in this Agreement (disregarding any qualification by ACG Material

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Adverse Effect or materiality qualifiers contained therein) shall be true and correct in all material respects, in each case as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties (disregarding any qualification by ACG Material Adverse Effect or materiality qualifiers contained therein) that address matters only as of a particular date shall remain true and correct as of such date in all material respects, except (in the case of representations other than those contained in Sections 4.2, 4.3(a), 4.5 (except the first sentence thereof to the extent relating to any forms, reports, statements, certifications and documents other than annual reports on Form 10-K and quarterly reports on Form 10-Q), 4.6, 4.14 and 4.19) where the failure of any and all such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have an ACG Material Adverse Effect.  There shall have been delivered to Vertis a certificate to such effect, dated the Closing Date and signed on behalf of ACG by a duly authorized officer of ACG.  For purposes of this Section 8.2, the definition of a “ACG Material Adverse Effect” shall be interpreted in a manner consistent with the laws of the State of Delaware, including, without limitation, the principles enunciated in Frontier Oil Corp. v. Holly Corp., Civ. A. No. 20502, 2005 WL 1039027 (Del. Ch. Apr. 29, 2005).

(b)           Performance of Obligations of ACG.  ACG shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.  Vertis shall have received a certificate signed on behalf of ACG by a duly authorized officer of ACG to such effect.

(c)           Material Adverse Effect.  Since the date of this Agreement, there shall not have been any ACG Material Adverse Effect.  Vertis shall have received a certificate signed on behalf of ACG by a duly authorized officer of ACG to such effect.

(d)           Metalmark Certificate.  Metalmark Subadvisor LLC, a Delaware limited liability company, shall have delivered to Holdings the certificate attached hereto as Exhibit 8.2(d) signed on its behalf by a duly authorized officer thereof.

8.3           Conditions to Obligations of ACG.  The obligation of ACG to effect the Merger is also subject to the satisfaction, or waiver by ACG, at or prior to the Effective Time of the following conditions:

(a)         Representations and Warranties.  Each of the representations and warranties of Vertis contained in this Agreement (disregarding any qualification by Vertis Material Adverse Effect or materiality qualifiers contained therein) shall be true and correct in all material respects, in each case as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties (disregarding any qualification by Vertis Material Adverse Effect or materiality qualifiers contained therein) that address matters only as of a particular date shall remain true and correct as of such date in all material respects, except (in the case of representations other than those contained in Sections 5.2, 5.3(a), 5.5, 5.6 and 5.10) where the failure of any and all such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have an Vertis Material Adverse Effect.  There shall have been delivered to ACG a certificate to such effect, dated the Closing Date and signed on behalf of Vertis by a duly authorized officer of

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Vertis.  For purposes of this Section 8.3, the definition of a “Vertis Material Adverse Effect” shall be interpreted in a manner consistent with the laws of the State of Delaware, including, without limitation, the principles enunciated in Frontier Oil Corp. v. Holly Corp., Civ. A. No. 20502, 2005 WL 1039027 (Del. Ch. Apr. 29, 2005).

(b)        Performance of Obligations of Vertis Parties.  Each of the Vertis Parties shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.  ACG shall have received a certificate signed on behalf of each of the Vertis Parties by a duly authorized officer of each thereof to such effect.

9.             TERMINATION AND AMENDMENT

9.1           Termination.  Subject to Section 1 of the Restructuring Agreement, this Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written consent of ACG and Vertis;

(b)           by ACG or Vertis, if Vertis does not obtain the New First-Lien Facilities Commitment Letters and First-Lien Facilities Term Sheets at the time provided for in the Restructuring Agreement, or if, once obtained, the New First-Lien Facilities Commitment Letters or the First-Lien Facilities Term Sheets shall have expired, or been withdrawn or rescinded, or shall otherwise fail to be in full force and effect;

(c)           by ACG, if the Merger shall not have been consummated within 150 days after the Filing Date, or such later date agreed to in writing by Vertis and ACG; provided, however, that the right to terminate this Agreement shall not be available to ACG if its willful failure to fulfill any obligations hereunder has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

(d)           by Vertis, if the Merger shall not have been consummated within 150 days after the Filing Date, or such later date agreed to in writing by Vertis and ACG; provided, however, that the right to terminate this Agreement shall not be available to Vertis if its willful failure to fulfill any obligations hereunder has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

(e)           by Vertis, if there has been a material breach of any representation, warranty or covenant on the part of ACG set forth in this Agreement or the Restructuring Agreement (other than any such breach of any thereof existing on the date hereof of which Vertis had actual knowledge on the date hereof) and as a result of such breach the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, of the Agreement would not be satisfied by the dates specified in Sections 9.1(c) and (d); provided, however, that, if such breach is curable by ACG within 20 business days of written notice of breach by ACG through the exercise of ACG’s commercially reasonable efforts, then for so long as ACG continues to exercise such commercially reasonable efforts, Vertis may not terminate this Agreement under this Section 9.1(e) unless the breach is not cured within such 20 business-day period;

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(f)            by ACG, if there has been a material breach of any representation, warranty or covenant on the part of any Vertis Party set forth in this Agreement or the Restructuring Agreement (other than any such breach of any thereof existing on the date hereof of which ACG had actual knowledge of the date hereof) and as a result of such breach the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, of the Agreement would not be satisfied by the dates specified in Sections 9.1(c) and (d); provided, however, that, if such breach is curable by the Vertis Parties within 20 business days of written notice of breach by ACG through the exercise of the Vertis Parties’ commercially reasonable efforts, then for so long as the Vertis Parties continue to exercise such commercially reasonable efforts, ACG may not terminate this Agreement under this Section 9.1(f) unless the breach is not cured within such 20 business-day period; or

(g)           by either Vertis or ACG, if (i) any U.S. federal or state or foreign court of competent jurisdiction or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have been final and nonappealable, except if the party seeking to terminate this Agreement pursuant to this Section 9.1(g) has not complied with its obligations under Section 7.1, or (ii) the Restructuring Agreement shall have been terminated in accordance with its terms.

This Agreement will, automatically and without further action or notice, be terminated upon the termination of the Restructuring Agreement in accordance with its terms, notwithstanding anything to the contrary herein.

9.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of any Vertis Party or ACG or any of their respective current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives (or any current or former officer, director, employee, shareholder, partner, member, agent, independent contractor or other representative of any thereof) to the other and all rights and obligations of any party hereto shall cease, except as set forth in Section 7.2(b) and Article 10 and except that nothing herein shall relieve any party for any breach of this Agreement prior to the termination of this Agreement.

9.3           Amendment.  Subject to Section 1 of the Restructuring Agreement and compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4           Extension; Waiver.  Subject to Section 1 of the Restructuring Agreement, at any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation,

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covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.           GENERAL PROVISIONS

10.1         Nonsurvival of Representations, Warranties and Covenants.  None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants contained herein and therein that by their terms apply in whole or in part after the Effective Time.  After the Effective Time, no claim may be asserted nor may any action be commenced against any party hereto (or any other Person) for breach of any such nonsurviving representation, warranty or covenant.

10.2         Expenses.  Each of the parties hereto shall bear its own out of pocket costs and expenses (including, without limitation, fees and disbursements of its financial advisor, legal counsel and accountants) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated thereby.

10.3         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, e-mailed (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Vertis, to:

4775 Walnut Street

Suite D1

Boulder, Colorado  80301

Attention:  Chief Legal Officer

E-mail address:  jhoward@vertisinc.com

with a copy to:

DLA Piper US LLP

6225 Smith Avenue

Baltimore, Maryland  21209

Attention:  R.W. Smith, Jr.

E-mail address:  jay.smith@dlapiper.com

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York  10022

Attention:  Ira Dizengoff, Esq. and David Simonds, Esq.

E-mail address:  idizengoff@akingump.com and dsimonds@akingump.com

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Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York  10038

Attention:  Kristopher M. Hansen, Esq. and Kenneth Pasquale, Esq.

E-mail address:  khansen@stroock.com and kpasquale@stroock.com

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention:  Abhilash M. Raval and Debra Alligood White, Esq.
E-mail address: araval@milbank.com and dwhite@milbank.com

(b)           if to ACG, to:

100 Winners Circle

Brentwood, Tennessee  37027

Attention:  Chief Executive Officer

E-mail address:  steve.dyott@acgholdings.com

10.4         Interpretation; Mutual Drafting.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties.

10.5         Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6         Entire Agreement.  The Transaction Documents constitute the entire agreement of the parties thereto and contain all the representations, warranties, covenants and conditions agreed upon or made by the parties thereto in respect of any of the Acquired Companies, their respective assets, liabilities, operations, employees or equityholders, the Transaction Documents or any of the transactions contemplated or any information or data made available to any of the Vertis Parties or any of their respective representatives in any data room, virtual data room, management presentation or projections, forecasts, projections, business plans or estimates of synergies, or in any other form in expectation of, or in connection with, the transactions contemplated by the Transaction Documents, and supersede all prior agreements, undertakings, negotiations and communications, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and any other purported representations, warranties or covenants are hereby expressly disclaimed and have not been relied upon by the

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parties hereto in connection therewith.  In furtherance thereof, the parties hereto specifically acknowledge the limitations set forth in Section 7.12.

10.7         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware.

(b)           In any action or proceeding between any of the parties arising out of or relating to this Agreement or the agreements delivered in connection herewith or any of the transactions contemplated by this Agreement or by such related agreements, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); provided that, if Holdings, Vertis, ACG or Graphics files a chapter 11 petition pursuant to the terms of the Restructuring Agreement, references in this Section to the Court of Chancery of the State of Delaware shall be deemed to be references to the Bankruptcy Court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE

45

IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(c).

(d)           The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8         Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.9         Publicity.  Vertis and ACG shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable Law.  Without limiting the reach of the preceding sentence, Vertis and ACG shall reasonably cooperate to develop all public announcement materials and make appropriate management reasonably available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.  In addition, ACG and its Subsidiaries shall (a) reasonably consult with Vertis regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby and (b) reasonably allow and facilitate Vertis’s contact with stockholders of ACG, employees and other prospective investors.

10.10       Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except as otherwise provided in Section 7.8, 7.9, 7.10, 7.11, 7.12, 9.1, 9.2, 9.3, 9.4, 10.6 and 10.12, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this

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Agreement.  The Consenting Noteholders (as defined in the Restructuring Agreement) shall be third party beneficiaries of Sections 9.1, 9.2, 9.3 and 9.4 of this Agreement.

10.11       Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.12       Restructuring Agreement.  Each of the Vertis Parties and the Acquired Companies acknowledge and agree to comply with Section 1 of the Restructuring Agreement, to the extent set forth therein.  Any attempted termination, amendment or waiver pursuant to Sections 9.1, 9.2, 9.3 or 9.4 of this Agreement not effected in accordance with Section 1 of the Restructuring Agreement is void.

11.           DEFINITIONS

11.1         Definitions.  For purposes of this Agreement:

“as of the date hereof” means as of May 22, 2008.

“Acquired Companies” means ACG, Graphics, American Color Graphics Finance, LLC, a Delaware limited liability company, and their respective Subsidiaries.

“ACG Employment Agreements” means the Employment Agreements dated as of April 19, 2007, between Graphics and each of Stephen M. Dyott, Kathleen A. DeKam and Patrick W. Kellick, as amended as of August 24, 2007 in the case of Ms. DeKam and Mr. Kellick, and as amended as of October 3, 2007, and May 22, 2008, in the case of Mr. Dyott, Ms. DeKam and Mr. Kellick.

“ACG’s knowledge” means the actual knowledge of Stephen M. Dyott, Kathleen A. DeKam, Patrick W. Kellick and Steven C. Compton.

“ACG Material Adverse Effect” means any event, change or effect that has had, or would reasonably be expected to have, a substantial, material and adverse effect on the business, results of operations, financial condition, assets or liabilities of the Acquired Companies, taken as a whole, in light of existing circumstances with respect to the Acquired Companies;  provided, however, that “ACG Material Adverse Effect” shall not include any event or effect on, or change to, such business, results of operations, financial condition, assets or liabilities, to the extent arising out of, resulting from or attributable to (a) conditions or effects that generally affect the industries and markets in which the Acquired Companies operate, (b) general economic conditions affecting the United States or Canada (except in each of clauses (a) and (b) above, if the Acquired Companies, taken as a whole, are materially and disproportionately affected thereby), (c) effects resulting from changes generally affecting capital market conditions in the United States or Canada (including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of

47

terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) effects arising from changes in Laws or GAAP, (e) effects to the extent resulting from or relating to the transactions contemplated by the Transaction Documents or the announcement or pendency thereof (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services and products, in each case, in and of themselves), or to the extent resulting from or relating to any informational or due diligence requests or investigations with respect to environmental matters made after the date hereof, (f) effects resulting from compliance with the terms and conditions of the Transaction Documents by the Acquired Companies or consented to in writing by Holdings, (g) any breach of the Transaction Documents by any Vertis Party, (h) any failure, or prospective failure, by the Acquired Companies to meet any financial or business projections or forecasts or future synergies in and of themselves or (i) the filing of a chapter 11 petition by ACG or Graphics to the extent required by the Restructuring Agreement.  The Vertis Parties acknowledge and agree that an ACG Material Adverse Effect shall be measured only against past performance of the Acquired Companies, taken as a whole, and not against any forward-looking statements, financial or business projections or forecasts or future synergies of or related to the Acquired Companies, regardless of whether such statements, projections, forecasts or synergies apply to periods before or after the Closing.

“ACG 10% Notes” means the 10% Senior Second Secured Notes Due 2010 of Graphics and the promissory notes due March 15, 2008, dated November 14, 2007, of Graphics, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Graphics” means American Color Graphics, Inc. a New York corporation.

“Holdings Options” means options to acquire shares of Holdings Common Stock pursuant to awards granted under the Holdings Stock Plan.

“Holdings Stock Plan” means the Holding’s 1999 Equity Incentive Plan.

“Intellectual Property” means all intangible property rights, including but not limited to (i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (ii)  trademarks, trade names and service marks, trade dress, logos, Internet domain names, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; copyrights (whether or not registered), moral rights, and all registrations and applications for registration

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thereof, as well as rights to renew copyrights; (iv) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both Source Code and object code form, technical documentation of such software programs, statistical models, supplier lists, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (vi) any and all other tangible or intangible proprietary property, information and materials.

“Law” means any U.S. Federal, state or local or foreign law, statute, ordinance, rule, regulation, permit, order, writ, judgment, injunction or decree.

“Legal Proceeding” means any judicial or administrative action or proceeding.

“MWE” means McDermott Will & Emery LLP.

“Metalmark” means Metalmark Capital LLC, a Delaware limited liability company, and its affiliates.

“Morgan Stanley Funds” means investment funds organized by Morgan Stanley, a Delaware corporation, that are stockholders of ACG.

“New First-Lien Facilities Commitment Letters” and “First-Lien Facilities Term Sheets” have the meanings assigned thereto in the Restructuring Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, or other entity or any government or Governmental Entity.

“Restructuring Agreement” means that certain Restructuring and Lock-Up Agreement dated as of the date hereof among Holdings, Vertis, ACG, Graphics and the other parties thereto.

 “Subsidiary” means, with respect to any Person, any other Person of which such Person is a general partner or owns a majority of the stock or other equity interests in such entity the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Taxes” means any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any

49

kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement, together with the Exhibits and Schedules thereto and the Restructuring Agreement.

“Treasury Regulations” means the rules and regulations in effect from time to time under the Code.

“2007 Vertis Balance Sheet” means the audited consolidated balance sheet of Vertis at December 31, 2007.

“2007 ACG Balance Sheet” means the audited consolidated balance sheet of ACG at March 31, 2007.

“Vertis/ACG Confidentiality Agreement” means the Mutual Evaluation Information Nondisclosure Agreement dated February 12, 2007 between ACG and Vertis, as amended on November 20, 2007.

“Vertis Employment Agreements” means the Employment Agreement of Michael T. DuBose dated as of November 28, 2006, as amended on November 18, 2007, January 31, 2008, Barry C. Kohn dated as of December 18, 2007, and John V. Howard, Jr., dated as of August 31, 2003, as amended on September 13, 2007, and as amended as of May 9, 2008 in the case of Messrs. DuBose, Kohn and Howard.

“Vertis Material Adverse Effect” means any event, change or effect that has had, or would reasonably be expected to have, a substantial, material and adverse effect on the business, results of operations, financial condition, assets or liabilities of Holdings and its Subsidiaries, taken as a whole, in light of existing circumstances with respect to Holdings and its Subsidiaries; provided, however, that “Vertis Material Adverse Effect” shall not include any event or effect on, or change to, such business, results of operations, financial condition, assets or liabilities, to the extent arising out of, resulting from or attributable to (a) conditions or effects that generally affect the industries and markets in which Holdings and its Subsidiaries, (b) general economic conditions affecting the United States or Canada (except in each of clauses (a) and (b) above, if Holdings and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby), (c) effects resulting from changes generally affecting capital market conditions in the United States or Canada (including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) effects arising from changes in Laws or GAAP, (e) effects to the extent resulting from or relating to the transactions contemplated by the Transaction Documents or the announcement or pendency thereof (including, without limitation, any (x) actions by

50

clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services and products, in each case, in and of themselves), (f) effects resulting from compliance with the terms and conditions of the Transaction Documents by Holdings and its Subsidiaries or consented to in writing by ACG, (g) any breach of the Transaction Documents by ACG, (h) any failure, or prospective failure, by Holdings and its Subsidiaries to meet any financial or business projections or forecasts or future synergies in and of themselves or (i) the filing of a chapter 11 petition by Holdings or Vertis to the extent required by the Restructuring Agreement.  The Acquired Companies acknowledge and agree that a Vertis Material Adverse Effect shall be measured only against past performance of Holdings and its Subsidiaries, taken as a whole, and not against any forward-looking statements, financial or business projections or forecasts or future synergies of or related to Holdings and its Subsidiaries, regardless of whether such statements, projections, forecasts or synergies apply to periods before or after the Closing.

“Vertis’ knowledge” means the actual knowledge of Michael T. DuBose, John V. Howard, Jr. and Barry C. Kohn.

“Vertis Parties” means each of Holdings, Vertis and Victory Merger Sub.

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IN WITNESS WHEREOF, Holdings, Vertis, Victory Merger Sub and ACG have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

VERTIS HOLDINGS, INC.

By:	/s/ John V. Howard, Jr.
Name: John V. Howard, Jr.
Title: Secretary

VERTIS, INC.

By:	/s/ John V. Howard, Jr.
Name: John V. Howard, Jr.
Title: Secretary

VICTORY MERGER SUB, LLC

By:	/s/ John V. Howard, Jr.
Name: John V. Howard, Jr.
Title: Secretary

ACG HOLDINGS, INC.

By:	/s/ Stephen M. Dyott
Name: Stephen M. Dyott
Title: Chairman, Chief Executive Officer and President

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EXHIBIT D

RESTRUCTURING AND LOCK-UP AGREEMENT

This Restructuring and Lock-Up Agreement dated as of May 22, 2008 (this “Agreement”) is made by and among (i) the undersigned holders or investment advisers or managers of discretionary accounts that hold the Notes (as defined below) set forth on such holder’s or manager’s signature page hereto (each, a “Consenting Noteholder”), (ii) American Color Graphics, Inc. (“ACG”) and ACG Holdings Inc. (“ACG Holdings” and, together with ACG, the “ACG Parties”), and (iii) Vertis, Inc. (“Vertis” and, together with ACG, the “Companies”), Vertis Holdings, Inc. (“Vertis Holdings”), Webcraft, LLC, Webcraft Chemicals, LLC, Enteron Group, LLC, Vertis Mailing, LLC and USA Direct, LLC (collectively with the other entities in (iii), the “Vertis Parties”) (each of the foregoing, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, ACG Holdings and the Vertis Parties are executing an Agreement and Plan of Merger (the “Agreement and Plan of Merger”) with respect to the proposed merger of ACG Holdings with Victory Merger Sub, LLC, a subsidiary of Vertis (the “Proposed Merger”);

WHEREAS, the Vertis Parties, the ACG Parties, certain of the Consenting Noteholders that are holders of the ACG Second Lien Notes (the “ACG Initial Consenting Noteholders”), certain of the Consenting Noteholders that are holders of one or more of the Vertis Second Lien Notes, the Vertis Senior Notes, and the Vertis Subordinated Notes (the “Vertis Initial Consenting Noteholders,” and together with the ACG Initial Consenting Noteholders, the “Initial Consenting Noteholders”) are negotiating restructuring and recapitalization transactions with respect to the debt of the Companies (including ACG’s $280MM 10% Senior Second Secured Notes due 2010 (the “ACG Second Lien Notes”), Vertis’ $350MM 9.75% Senior Secured Second Lien Notes due 2009 (the “Vertis Second Lien Notes”), Vertis’ $350MM 10.875% Senior Notes due 2009 (the “Vertis Senior Notes”), and Vertis’ $293.5MM 13.5% Senior Subordinated Notes due 2009 (the “Vertis Subordinated Notes” and together with the ACG Second Lien Notes, the Vertis Second Lien Notes and the Vertis Senior Notes, the “Notes”)) in connection with the Proposed Merger and pursuant to the terms and conditions set forth in the Term Sheet attached hereto as Exhibit A (the “Term Sheet”) and in this Agreement (the restructuring and recapitalization transactions, collectively, the “Transactions”);

WHEREAS, it is anticipated that the Transactions will be implemented through a solicitation of votes for a prepackaged plan of reorganization of the Vertis Parties and the ACG Parties, respectively, pursuant to Regulation D under the Securities Act of 1933, as amended, and Sections 1125, 1126 and 1145 of the Bankruptcy Code (the “Vertis Solicitation” and the “ACG Solicitation,” respectively);

WHEREAS, the ACG Parties intend to commence voluntary reorganization cases (the “ACG Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for

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the District of Delaware (the “Bankruptcy Court’) to effect the Transactions through a prepackaged chapter 11 plan of reorganization that is materially consistent with the terms and conditions set forth in the Term Sheet (the “ACG Plan”); and

WHEREAS, the Vertis Parties intend to commence voluntary reorganization cases (the “Vertis Chapter 11 Cases,” together with the ACG Chapter 11 Cases, the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the Bankruptcy Court to effect the Transactions through a prepackaged chapter 11 plan of reorganization that is materially consistent with the terms and conditions set forth in the Term Sheet (the “Vertis Plan”).

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

AGREEMENT

Section 1.                              Agreement and Plan of Merger.  This Agreement is executed in contemplation of the simultaneous completion of the financial restructuring of the Vertis Parties and the ACG Parties pursuant to the Vertis Plan and the ACG Plan, respectively.  The Vertis Parties and the ACG Parties hereby agree that the Agreement and Plan of Merger shall be materially amended, materially modified, restated or terminated only with the consent of the Consenting Noteholders constituting the Requisite Noteholder Consent (as defined below), which consent shall not be unreasonably withheld or delayed, and consistent with the termination provisions herein; provided, however, that (A) the ACG Parties may terminate the Agreement and Plan of Merger if (i) the conditions in Section 8.1 or 8.3 of the Agreement and Plan of Merger have not been satisfied on the proposed Effective Date (as defined in the Term Sheet) or if termination is permitted by Section 9.1(f) or Section 9.1(g) of the Agreement and Plan of Merger on the proposed Effective Date, (ii) the board of directors of the ACG Parties determines that such termination is required in accordance with the exercise of its fiduciary duties, and (iii) the ACG Parties have consulted in good faith with the Vertis Parties and the Consenting Noteholders prior to such termination and (B) the Vertis Parties may terminate the Agreement and Plan of Merger if (x) the conditions in Section 8.1 or 8.2 of the Agreement and Plan of Merger have not been satisfied on the proposed Effective Date or if termination is permitted by Section 9.1(e) or Section 9.1(g) of the Agreement and Plan of Merger on the proposed Effective Date, (y) the board of directors of the Vertis Companies determines that such termination is required in accordance with the exercise of its fiduciary duties, and (z) the Vertis Companies have consulted in good faith with the ACG Parties and the Consenting Noteholders prior to such termination.  Neither the ACG Parties nor the Vertis Parties shall waive any material obligation, material right or material condition under the Agreement and Plan of Merger without the consent of the Consenting Noteholders constituting the Requisite Noteholder Consent, which consent shall not be unreasonably withheld or delayed.  Anything in this Section 1 to the contrary notwithstanding, amendments, waivers, modifications and consents of or under Section 6.1 of the Agreement and Plan of Merger shall not require the consent or agreement of any person other than Vertis and ACG Holdings.  Any consent required pursuant to this Section 1 shall not include the consent of the ACG Initial Consenting Noteholders if such

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requested consent is by the Vertis Parties and shall not include the consent of the Vertis Initial Consenting Noteholders if such requested consent is by the ACG Parties.

Section 2.                              Term Sheet.  The Term Sheet is expressly incorporated herein and is made part of this Agreement.  The general terms and conditions of the Transactions are set forth in the Term Sheet; however, the Term Sheet is supplemented by the terms and conditions of this Agreement.  In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, this Agreement shall govern.

Section 3.                              Commitments Regarding a Transaction.

3.01.        Agreement to Vote.

(a)  Subject to the conditions contained in Section 3.02 hereof and as long as this Agreement has not been terminated in accordance with the terms hereof, each Consenting Noteholder agrees that it shall, subject to the receipt by such Consenting Noteholder of a disclosure statement and other solicitation materials in respect of the ACG Plan or the Vertis Plan, as applicable, that is subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code:

(i) vote its claims against the ACG Parties or the Vertis Parties, as applicable, to accept the ACG Plan or the Vertis Plan, as applicable, by delivering its duly executed and completed ballot accepting such Plan on a timely basis following the commencement of the ACG Solicitation and the Vertis Solicitation, as applicable; provided, however, that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement pursuant to the terms hereof (other than Section 8.06 hereof);

(ii) not change or withdraw (or cause to be changed or withdrawn) such vote; and

(iii) not, in any material respect, (x) object to, delay, impede or take any other action to interfere with acceptance or implementation of either the ACG Plan or the Vertis Plan, or (y) propose, file, support, or vote for any restructuring, workout or plan of reorganization for the ACG Parties or the Vertis Parties other than the ACG Plan and the Vertis Plan (provided, that, notwithstanding anything else to the contrary herein, discussions or negotiations permitted by Section 8.08 of this Agreement may take place).

(b)  For the avoidance of doubt, each Consenting Noteholder also agrees that, unless the Agreement is validly terminated, it will not take any action that would in any material respect interfere with, delay or postpone the consummation of the ACG Plan or the Vertis Plan or the Proposed Merger; provided, however, that, except as set forth in this Agreement, the foregoing prohibition will not limit any Consenting Noteholder’s rights under any indenture governing the Notes (including the exercise of any available remedies), its right, subject to Section 3.03 hereof, to sell or enter into any transactions in connection with any of the Notes, and its rights under any applicable bankruptcy,

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insolvency, foreclosure or similar proceeding, including, without limitation, appearing as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code concerning the Vertis Parties or the ACG Parties so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the Vertis Plan or the ACG Plan and are not for the purpose of hindering, delaying or preventing the consummation of the Transactions; provided further, however, that notwithstanding the foregoing proviso, each Consenting Noteholder agrees, subject to the terms of the existing forbearance agreement with certain holders of Vertis Second Lien Notes, that, so long as this Agreement has not been validly terminated, it will forbear from exercising any rights and remedies resulting from Vertis’ failure to make an interest payment under any of the Notes or from the acceleration of any such Notes.

(c)  Nothing contained herein shall limit (i) the ability of any of the Consenting Noteholders to consult with each other or the ACG Parties or the Vertis Parties or (ii) the ability of any Consenting Noteholder to appear and be heard concerning any matter relating to the Transactions, the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, so long as such appearance is not materially inconsistent with such Consenting Noteholder’s obligations hereunder and the terms of this Agreement.

(d)  The parties agree that any breach by a Consenting Noteholder of the foregoing prohibition would give rise to irreparable damage for which monetary damages would not be an adequate remedy.  Each Consenting Noteholder accordingly agrees that the Vertis Parties and the ACG Parties, as the case may be, will be entitled to enforce the terms of the foregoing prohibition by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach, and the Vertis Parties and the ACG Parties, as the case may be, agree that such relief will be their only remedy against the applicable Consenting Noteholder with respect to a breach of the foregoing prohibition.

3.02         Certain Conditions.  The obligations of each Consenting Noteholder set forth in Section 3.01 hereof are subject to the following conditions:

(a) Each Informal Committee and the Vertis Second-Lien Noteholder Group (as each is defined in the Term Sheet) shall have (i) provided the consents set forth in the Term Sheet with respect to documents described therein that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized and (ii) approved the form and substance of any other applicable agreements or documents implementing the Transactions (i.e., those documents not described in the Term Sheet) that have been executed, filed with the Bankruptcy Court, become effective, or otherwise been finalized, including, without limitation, documents relating to the terms and conditions of the registration rights agreement and documents relating to corporate governance (including bylaws and articles of incorporation), (each of (i) and (ii), a “Transaction Document”) as being consistent in all material respects with this Agreement and the Term Sheet and otherwise acceptable, which approval shall not be unreasonably

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withheld or delayed, with such approval to be reported by counsel to such Informal Committee and the Vertis Second-Lien Noteholder Group;

(b) all material Transaction Documents have been or will be entered into by all applicable parties and have or will become valid, binding and enforceable with respect to each party thereto; and

(c) the Agreement has not been terminated in accordance with the terms hereof.

3.03.        Transfer of Interests and Securities.  Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Noteholder to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any of the Notes, provided, however, that for a period commencing as of the date such Consenting Noteholder executes this Agreement until the termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Noteholder shall Transfer any Notes, and any purported Transfer of Notes shall be void and without effect, unless the transferee is a Consenting Noteholder, or if the transferee is not a Consenting Noteholder, such transferee delivers to the Companies, at or prior to the time of the proposed Transfer, a written agreement containing, among other things, a provision substantially similar to the provision set forth in Exhibit B attached hereto pursuant to which such transferee shall assume all obligations of the Consenting Noteholder transferor hereunder in respect of the Notes Transferred (such transferee, if any, to also be a “Consenting Noteholder” hereunder).  This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Notes; provided, however, that (i) any Consenting Noteholder that acquires additional Notes after executing this Agreement shall notify the Vertis Parties and the ACG Parties of such acquisition within five business days after the closing of such trade and (ii) any such Notes shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to all of the terms of this Agreement whether or not notice is given to the Vertis Parties or the ACG Parties of such acquisition; provided further, however, that the immediately precedent proviso shall not apply to Notes that are acquired after the date hereof in order for the transferee to meet any contractual short sale obligations that the transferee entered into prior to the date of this Agreement.

3.04.        Representation of Consenting Noteholders’ Holdings.  Each of the Consenting Noteholders represents that, as of the date such Consenting Noteholder executes and delivers this Agreement:

(i) it is the beneficial owner and/or the investment adviser or manager of discretionary accounts for the holders or beneficial owners of the aggregate principal amount of the Notes set forth on its signature page (the “Relevant Securities”), with the power to vote and dispose of all or substantially all of the aggregate principal amount of the Relevant Securities on behalf of such holders or beneficial owners and is entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such holdings; provided, however, that notwithstanding anything else to the contrary herein, a Consenting Noteholder may identify on its

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signature page those Notes that shall not be considered Relevant Securities for the purposes herein and that shall not otherwise be subject to the terms and conditions set forth herein in any way;

(ii) it is acquiring the securities to be acquired by it pursuant to the Transaction (the “New Securities”) for investment purposes, solely for its own account and/or the account of a holder for which it serves as the investment adviser or manager and not with a view to, or for resale in connection with, the distribution thereof and such Consenting Noteholder will not resell, transfer, assign or distribute the New Securities acquired by it, except in compliance with this Agreement, until this Agreement is validly terminated, and the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or pursuant to an available exemption therefrom;

(iii) it, or the holder for whom it acts as investment adviser or manager, is an “Accredited Investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act);

(iv) the financial situation of such Consenting Noteholder is such that it can afford to bear the economic risk of holding the New Securities;

(v) the knowledge and experience of such Consenting Noteholder in financial and business matters is such that it, together with its advisors, is capable of evaluating the merits and risks of the investment in the securities;

(vi) such Consenting Noteholder acknowledges that no representations, express or implied, are being made with respect to the ACG Parties, the Vertis Parties, the New Securities being acquired hereunder, or otherwise, other than those expressly set forth herein or in the Term Sheet;

(vii) such Consenting Noteholder understands that the New Securities are a speculative investment that involve a high degree of risk of loss of its investment therein, that there may be substantial restrictions on the transferability of the New Securities and, accordingly, it may not be possible to liquidate such Consenting Noteholder’s investment;

(viii) in making its decision to invest in the New Securities hereunder, such Consenting Noteholder has relied upon independent investigations made by such Consenting Noteholder and, to the extent believed by such Consenting Noteholder to be appropriate, such Consenting Noteholder’s representatives, including such Consenting Noteholder’s own professional, tax and other advisors;

(ix)  such Consenting Noteholder and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the ACG Parties, the Vertis Parties, and their respective representatives concerning the terms and conditions of the investment in the New Securities;

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(x)  it has been advised by the ACG Parties and the Vertis Parties that (a) the offer and sale of the New Securities has not been registered under the Securities Act; (b) the offering and sale of the New Securities is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D thereunder and, if issued pursuant to the ACG Plan or the Vertis Plan, section 1145 of the Bankruptcy Code; and (c) there is no established market for the New Securities and such a public market for the New Securities may not be established in the foreseeable future; and

(xi) it is familiar with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.05.        Confidentiality.  So long as this Agreement has not been terminated in accordance with the terms hereof, to the extent that a Consenting Noteholder has executed a confidentiality agreement with the Vertis Parties or the ACG Parties (a “Confidentiality Agreement”), each Consenting Noteholder, and any Vertis Party or ACG Party who is a counterparty thereto, hereby agrees to be bound by the terms of such Confidentiality Agreement during the period commencing on the date hereof and ending on the earliest of (x) the date information is required to be released pursuant to Section 11.01 hereof (whether or not such information has been released), solely as to the information required to be released pursuant to Section 11.01 hereof, (y) the date that the Transactions are consummated and (z) the date that this Agreement is terminated.

3.06.        Obligations under the Vertis Side Letter.  Each Consenting Noteholder that holds Notes of Vertis agrees to be bound by the terms of Section 6 of the Vertis Side Letter (as defined below), including the releases contained therein, a copy of which Section 6 of the Vertis Side Letter is attached hereto as Exhibit C.

Section 4.                              INTENTIONALLY OMITTED.

Section 5.                              Undertakings and Representations.

5.01         Requisite Noteholder Consent.

In this Agreement, “Requisite Noteholder Consent” means the consent of (i) Consenting Noteholders holding no less than a majority in principal amount of the Vertis Second Lien Notes held at such time by Consenting Noteholders, (ii) Consenting Noteholders holding no less than a majority in principal amount of the Vertis Senior Notes held at such time by Consenting Noteholders and (iii) Consenting Noteholders holding no less than a majority in principal amount of the ACG Second Lien Notes held at such time by Consenting Noteholders.

5.02         Representation of the Vertis Parties and the ACG Parties.

(a)  Each of the ACG Parties and each of the Vertis Parties represents that, as of the date hereof, such entity (in each case other than in connection with the Agreement

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and Plan of Merger and the Proposed Merger) (i) has not resolved to engage in any merger, consolidation, asset sale, or the purchase or acquisition of all or a substantial part of the assets of another entity and (ii) has not been a party to any agreement or engaged in any discussions or negotiations with any person that is reasonably likely to lead to any merger, consolidation, asset sale, or the purchase or acquisition of all or a substantial part of the assets of another entity, in each case, which would be material to the ACG Parties or the Vertis Parties, respectively, except as set forth in Section 5.03(a)(v) hereof and subject to Section 8.08 hereof.

(b)  Each of the ACG Parties and each of the Vertis Parties further represents as to itself only that, other than as a result of filing the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, as applicable, and except as set forth in the disclosure letters to the Agreement and Plan of Merger as of the date hereof, its obligations hereunder and under the Agreement and Plan of Merger do not materially conflict with, or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material contractual obligation of either the ACG Parties or the Vertis Parties.

(c)  Each of the ACG Parties and each of the Vertis Parties represents that, as of the date hereof, the representations and warranties made in the Agreement and Plan of Merger by such Party are true, correct and complete, subject to Section 7.12 of the Agreement and Plan of Merger.

5.03         Conduct of Business Pending the Consummation Date of Plan.

Each of the Vertis Parties and the ACG Parties agree that, prior to the effective date of the Vertis Plan and the ACG Plan and prior to termination of this Agreement, unless (x) otherwise expressly permitted by this Agreement or (y) consented to by the Consenting Noteholders constituting Requisite Noteholder Consent, which consent shall not be unreasonably withheld or delayed:

(a) Each of the Vertis Parties and the ACG Parties shall not, and shall cause each of its respective subsidiaries not to, directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests including, without limitation, capital stock or partnership interests; provided, however, that each of the Vertis Parties and the ACG Parties may honor options and warrants outstanding on the date hereof and issue the New Securities subject to the terms of the Vertis Plan or the ACG Plan, as the case may be; (ii) amend or propose to amend its respective articles of incorporation, bylaws or comparable organizational documents, except pursuant to the Transactions; (iii) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests; (iv) redeem, purchase or acquire or offer to acquire any of its equity interests, including, without limitation, capital stock or partnership interests; (v) acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) (I) any corporation, partnership, limited

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liability company, joint venture or other business organization or division or (II) assets thereof having an aggregate book value in excess of $500,000 individually, or $2,500,000 in the aggregate, for the Vertis Parties, or, other than in the case of capital expenditures, $250,000 individually, or $1,250,000 in the aggregate, for the ACG Parties, other than in the ordinary course of business or pursuant to an existing agreement for the sale of property in Riverside County, California, or, in the case of capital expenditures by the ACG Parties, as permitted by Section 6.1(b)(vii) of the Agreement and Plan of Merger; (vi) incur any indebtedness for borrowed money or issue any debt securities, except (A) indebtedness incurred in the ordinary course of business of the ACG Parties or the Vertis Parties, as applicable, (B) pursuant to the Vertis Plan and the ACG Plan, (C) any financing necessary to fund the operations of the Vertis Parties or the ACG Parties through the commencement of the Chapter 11 Cases, (D) any debtor-in-possession financing or use of cash collateral reasonably acceptable to Consenting Noteholders constituting the Requisite Noteholder Consent, or (E) intercompany indebtedness incurred in the ordinary course of business; (vii) enter into any executive employment agreements other than the new employment agreements specified in the Term Sheet, which employment agreements shall become effective no earlier than the Effective Date; (viii) enter into any non-executive employment agreements other than employment agreements consistent with past practice including in terms of compensation and duration; (ix) allow or settle claims or any pending litigation for more than $500,000 per claim for the Vertis Parties or more than $500,000 per claim for the ACG Parties; provided that such cap shall not apply to workers’ compensation claims; or (x) enter into or modify any agreement with respect to any of the matters set forth in this Section 5.03(a); and

(b) Each of the Vertis Parties and the ACG Parties shall (i) maintain their good standing under the laws of the state or other jurisdiction in which they are incorporated or organized, and (ii) notify the other Parties of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened), in either case of clause (i) or clause (ii), which could reasonably be anticipated to have a Material Adverse Effect (as defined below).

5.04         Certain Additional Chapter 11 Related Matters.  Each of the Vertis Parties and each of the ACG Parties, as the case may be, shall, except where it is not reasonably practicable, provide draft copies of all motions or applications and other documents any of the Vertis Parties or ACG Parties intends to file with the Bankruptcy Court to counsel for the Consenting Noteholders at least three business days prior to the date when the Vertis Parties and the ACG Parties intend to file any such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.

5.05         Advisors to the Consenting Noteholders.  The Vertis Parties or the ACG Parties, as applicable, shall pay, when due and payable, any invoice (for professional fees, expense reimbursement or otherwise) for reasonable fees and expenses presented for payment by the counsel or financial advisors retained by each of the Initial Consenting

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Noteholders in accordance with any engagement letter, as applicable, executed by any of the Vertis Parties or the ACG Parties and by Dewey & LeBoeuf LLP, subject to any cap set forth in the Term Sheet.

5.06         Other Undertakings.

(a)           Subject to Section 8.08 hereof, each of the Vertis Parties and the ACG Parties agree to (i) act in good faith and use commercially reasonable efforts to support and complete successfully the ACG Solicitation and the Vertis Solicitation in accordance with the terms of this Agreement, (ii) do all things reasonably necessary and appropriate in furtherance of consummating the Transactions in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 8.04 hereof), and (iii) act in good faith and use commercially reasonable efforts to consummate the Proposed Merger.

(b)           The Vertis Parties have delivered a side letter from its Shareholders (as defined in the Term Sheet) acceptable to the ACG Parties, each Informal Committee and the Second-Lien Noteholder Group (the “Vertis Side Letter”).  The ACG Parties have delivered a side letter from its Shareholders acceptable to the Vertis Parties, each Informal Committee and the Second-Lien Noteholder Group, (the “ACG Side Letter”).  The Vertis Partis have delivered a side letter from CLI Associates LLC acceptable to the ACG Parties, each Informal Committee and the Vertis Second-Lien Noteholder Group (the “CLI Side Letter”).  The ACG Side Letter shall not be amended, terminated, or restated by the ACG Parties without the consent of the Vertis Parties and Consenting Noteholders constituting the Requisite Noteholder Consent.  The Vertis Side Letter and the CLI Side Letter shall not be amended, terminated, or restated by the Vertis Parties without the consent of the ACG Parties and Consenting Noteholders constituting the Requisite Noteholder Consent.  Upon notice by Consenting Noteholders constituting the Requisite Noteholder Consent, Vertis shall give the Shareholders of Vertis Holdings notice of a termination of the Vertis Side Letter pursuant to Section 9(a)(vii) thereof if Vertis has a right to do so pursuant to such Section 9(a)(vii).

(c)           Subject to Section 3.01 and Section 8.08 hereof, the ACG Parties and each Consenting Noteholder agree that they shall not directly or indirectly, in any material respect, object to, delay, impede or take any other action that interferes with the acceptance or implementation of the Plans and/or the Proposed Merger other than upon the occurrence of a Standalone Event (as defined below).

Section 6.                              Mutual Representations, Warranties, and Covenants.  Each of the Parties represents, warrants, and covenants to the others, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

6.01.        Enforceability.  It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

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6.02.        No Consent or Approval.  Except as expressly provided in this Agreement or in Section 4.4 or Section 5.4 of the Agreement and Plan of Merger, no consent or approval is required by any other person or entity in order for it to carry out the transactions contemplated by, and perform the respective obligations under, this Agreement (including the consummation of the Proposed Merger).

6.03         Power and Authority.  Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Transactions contemplated by, and perform its respective obligations under, this Agreement (including the consummation of the Proposed Merger).

6.04         Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder (including the consummation of the Proposed Merger) have been duly authorized by all necessary action on its part.

Section 7.                      No Waiver of Participation and Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Noteholder or the ability of each of the Consenting Noteholders to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Vertis Parties and the ACG Parties.  If the transactions contemplated by this Agreement are not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 8.06 hereof), the Parties fully reserve any and all of their rights.

Section 8.                      Termination Events.

8.01         Consenting Noteholder Termination Events.  This Agreement may be terminated by delivery to the ACG Parties and the Vertis Parties of a written notice in accordance with Section 10.12 hereof by the Consenting Noteholders holding no less than the majority in principal amount of the Vertis Second Lien Notes held at such time by Consenting Noteholders, Consenting Noteholders holding no less than the majority in principal amount of the Vertis Senior Notes held at such time by Consenting Noteholders, or Consenting Noteholders holding no less than the majority in principal amount of the ACG Second Lien Notes held at such time by Consenting Noteholders, upon the occurrence and continuance of any of the following events (each, a “Consenting Noteholders’ Termination Event”);

(a) the breach in any material respect by the Vertis Parties or the ACG Parties of any of the undertakings, representations, warranties or covenants of such Parties set forth in this Agreement and the Agreement and Plan of Merger which remains uncured for a period of three business days after the receipt of notice of such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions;

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(c) the occurrence of an Event of Default (other than an Event of Default resulting from the filing of the Chapter 11 Cases or from the failure to make any interest payments) as defined  in and under any indenture governing any of the Notes, in each case which is not waived pursuant to the terms of or remains uncured for the applicable period under the relevant indenture, (and except in each case for any such Event of Default, relating to any obligations to file, furnish or deliver any reports, information or documents under the terms of the indentures governing such Notes);

(d) if any change, effect, event, occurrence, development, circumstance or state of facts occurs that has or would be expected to have a Material Adverse Effect or that materially impairs the ability of any of the Vertis Parties or the ACG Parties to perform its obligations under this Agreement or have a material adverse effect on, or prevent or materially delay the consummation of, the Transactions.  As used herein “Material Adverse Effect” shall have the meaning on Schedule I, attached hereto;

(e) subject to Section 8.08 hereof, the ACG Parties or the Vertis Parties lose the exclusive right to file and solicit acceptances of a plan of reorganization;

(f) any term of any Transaction Document that has been executed, been filed with the Bankruptcy Court, become effective or been otherwise finalized, has not been approved in accordance with Section 3.02 hereof or any such Transaction Document that has been approved is modified without Requisite Noteholder Consent;

(g) an examiner with expanded powers or a trustee shall have been appointed in the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code, or the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court;

(h) the ACG Parties or the Vertis Parties file any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Term Sheet and such motion or pleading has not been withdrawn prior to the earlier of (i) two business days of the ACG Parties or the Vertis Parties, as applicable, receiving notice that such motion or pleading is inconsistent with this Agreement or the Term Sheet and (ii) entry of an order of the Bankruptcy Court approving such motion;

(i) the Bankruptcy Court grants relief that is inconsistent with this Agreement or the Term Sheet in any material respect, including with respect to the adequate protection to the holders of the Vertis Second Lien Notes provided for in the Term Sheet;

(j) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets having an aggregate value in excess of $1,000,000;

(k) other than pursuant to the Vertis Plan or the ACG Plan, the Vertis Parties or the ACG Parties have moved for, or the Bankruptcy Court shall have entered, an order

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authorizing or directing the assumption of an executory contract or unexpired lease without Requisite Noteholder Consent, which consent shall not be unreasonably withheld or delayed, if (i) the cure amount plus the future contractual obligations of any of the Vertis Parties or the ACG Parties, as the case may be, under such executory contract or unexpired lease, as of the date of such assumption, exceeds $1,000,000 per contract or lease or $6,750,000 in the aggregate for all such contracts or leases or (ii) any counterparty to such executory contract or unexpired lease is an insider (as such term is defined in section 101 of the Bankruptcy Code) of the Vertis Parties or the ACG Parties; or

(l) subject to the execution of an appropriate and otherwise reasonable confidentiality agreement, the failure by the Vertis Parties or the ACG Parties to provide to the Initial Consenting Noteholders and their advisors, including Akin Gump Strauss Hauer & Feld LLP, Jefferies & Company, Inc., Skadden, Arps, Slate, Meagher & Flom LLP, Stroock & Stroock & Lavan LLP, Houlihan Lokey Howard & Zukin Capital, Inc., Milbank, Tweed, Hadley & McCloy LLP, Perella Weinberg Partners L.P. and Wachtell, Lipton, Rosen & Katz (i) reasonable access to the books and records of the Vertis Parties and the ACG Parties, as applicable and (ii) reasonable access to the respective management and advisors of the Vertis Parties and the ACG Parties for the purposes of evaluating the Vertis Parties’ and ACG Parties’ respective business plans and participating in the plan process with respect to the Transactions.

8.02         Company Termination Events.  Either the Vertis Parties or the ACG Parties may terminate this Agreement as to all Parties upon three business days’ prior written notice, delivered in accordance with Section 10.12 hereof, upon the occurrence of any of the following events (each, a “Company Termination Event”):  (a) the breach by any of the Consenting Noteholders of any of the representations, warranties or covenants of such Consenting Noteholders set forth in this Agreement that would have a material adverse impact on the Vertis Parties or the ACG Parties, or with respect to the consummation of the Transactions, that remains uncured for a period of three business days after the receipt by the Consenting Noteholders of notice of such breach; (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Transactions; or (c) the Agreement and Plan of Merger is terminated in accordance with its terms and Section 1 hereof.

8.03         Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement among (a) both of the Companies and (b) any of the following: (i) Consenting Noteholders representing not less than two-thirds in principal amount of the ACG Second Lien Notes held by the Consenting Noteholders, (ii) Consenting Noteholders representing not less than two-thirds in principal amount of the Vertis Second Lien Notes held by the Consenting Noteholders or (iii) Consenting Noteholders representing not less than two-thirds in principal amount of the Vertis Senior Notes held by the Consenting Noteholders.

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8.04         Automatic Termination. This Agreement, and the obligations of all Parties hereunder shall terminate automatically without any further required action or notice:

(a) at 5:00 P.M. prevailing Eastern Time on the date that is twenty days after the execution of this Agreement unless the ACG Parties and the Vertis Parties have commenced the ACG Solicitation and the Vertis Solicitation, respectively (the “Solicitation Commencement Date”);

(b) at 5:00 P.M. prevailing Eastern Time on the date that is twenty-one business days after the Solicitation Commencement Date (the “Solicitation Termination Date”) unless the ACG Parties and the Vertis Parties have successfully concluded the ACG Solicitation and the Vertis Solicitation, respectively (i.e., have obtained votes accepting the ACG Plan from holders of the ACG Second Lien Notes sufficient to satisfy the conditions for acceptance set forth in Sections 1126(b) and (c) of the Bankruptcy Code and have obtained votes accepting the Vertis Plan from holders of each of the Vertis Second Lien Notes and the Vertis Senior Notes sufficient to satisfy the conditions for acceptance set forth in Sections 1126 (b) and (c) of the Bankruptcy Code);

(c) at 5:00 P.M. prevailing Eastern Time on the date that is three business days after the Solicitation Termination Date unless the ACG Parties and the Vertis Parties have commenced chapter 11 cases and have filed, and are pursuing confirmation of, the ACG Plan and the Vertis Plan, respectively;

(d) at 5:00 P.M. prevailing Eastern Time on the 60th day after the filing of chapter 11 petitions by the ACG Parties and/or the Vertis Parties if the ACG Plan and/or the Vertis Plan, as applicable, has not been confirmed by the Bankruptcy Court on or before such date; provided, however, that so long as the Vertis Parties are proceeding in good faith towards confirmation and/or consummation of the Vertis Plan, upon notice from the Vertis Parties to the ACG Parties and Consenting Noteholders holding ACG Second-Lien Notes, there shall be a 30-day extension of such 60-day period;

(e) at 5:00 P.M. prevailing Eastern Time on the 60th day after the filing of chapter 11 petitions by the ACG Parties and/or the Vertis Parties if the ACG Plan and/or the Vertis Plan, as applicable, has not been consummated on or before such date; provided, however, that so long as the Vertis Parties are proceeding in good faith towards confirmation and/or consummation of the Vertis Plan, upon notice from the Vertis Parties to the ACG Parties and Consenting Noteholders holding ACG Second Lien Notes, there shall be a 30-day extension of such 60-day period;

(f) at 5:00 P.M. prevailing Eastern Time five business days after the date of this Agreement if this Agreement has not been executed by the holders of at least 66-2/3% of the outstanding principal amount of each of the Vertis Second Lien Notes, the Vertis Senior Notes and the ACG Second Lien Notes and the holders of at least 58% of the outstanding principal amount of the Vertis Subordinated Notes;

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(g) upon the commencement of any chapter 11 cases against any of the Vertis Parties or any of the ACG Parties prior to the Solicitation Commencement Date;

(h) at 5:00 P.M. prevailing Eastern Time on July 8, 2008 if Vertis and/or the ACG Parties, as the case may be, fail to obtain a Vertis Debtor-in-Possession Commitment Letter and an ACG Debtor-in-Possession Commitment Letter (as such terms are defined in the Term Sheet) materially consistent with the Term Sheet (including obtaining the consents set forth therein) by the earlier of such date and the date that is at least five (5) business days prior to the commencement of any Chapter 11 Case;

(i) at 5:00 P.M. prevailing Eastern Time on July 8, 2008 if Vertis fails to obtain New Credit Facilities Commitment Letters and New Credit Facilities Term Sheets (as such terms are defined in the Term Sheet) materially consistent with the Term Sheet (including obtaining the consents set forth therein) by the earlier of such date and the date that is at least five business days prior to the commencement of any Chapter 11 Case; provided that the New Facilities Commitment Letters and New Facilities Term Sheets  shall be deemed acceptable to the Vertis Second-Lien Noteholder Group if acceptable to the Vertis Second-Lien Noteholder Advisors (as such terms are defined in the Term Sheet);

(j) if the Vertis Debtor-in Possession Commitment Letter, the ACG Debtor-in-Possession Commitment Letter, or any of the New Credit Facilities Commitment Letters has been validly terminated by the lender(s) party thereto;

(k) upon the termination of the Agreement and Plan of Merger in accordance with its terms and Section 1 hereof; and

(l) subject to Section 8.08 hereof, the ACG Parties or the Vertis Parties file, propound or otherwise support any plan of reorganization other than the ACG Plan and the Vertis Plan, as the case may be;

provided, however, any of the dates set forth in this Section 8.04 may be extended by agreement among the ACG Parties, the Vertis Parties, and the Consenting Noteholders constituting the Requisite Noteholder Consent.

8.05         Effect of Termination.  Subject to Section 10.09 hereof, upon termination of this Agreement, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement.  Upon the occurrence of any termination of this Agreement any and all consents tendered by the Consenting Noteholders prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement.  Notwithstanding anything else to the contrary in this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger

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shall be deemed terminated for all purposes upon the termination of this Agreement.  Nothing in this Section 8.05 shall apply to a termination pursuant to Section 8.06 hereof.

8.06         Termination Upon Effective Date of Plans.  This Agreement shall terminate automatically without any further required action or notice on the date that the Vertis Plan and the ACG Plan become effective.

8.07         Automatic Stay.  The Vertis Parties and the ACG Parties acknowledge that after the commencement of the Vertis Chapter 11 Cases or the ACG Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, however, nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

8.08        ACG Parties Standalone Restructuring.

(a)           So long as the Vertis Parties are complying with the terms of this Agreement and the Agreement and Plan of Merger in all material respects, neither the Vertis Parties, the ACG Parties, nor the Consenting Noteholders (subject to Section 3.01 hereof) shall seek, solicit, negotiate or otherwise take any action to encourage the making of any alternative proposal to effect a reorganization, restructuring, recapitalization, merger or sale of all or substantially all of its assets in a single transaction or series of related or unrelated transactions, or provide any information to any party contemplating such transaction.

(b)           Notwithstanding anything to the contrary in Section 8.08(a) hereof, but subject to the provisos in this Section 8.08(b), the ACG Parties may take any actions they deem necessary to effect a standalone restructuring in a “prepackaged” bankruptcy case in lieu of the Transactions (the “ACG Standalone Restructuring”); provided, however, that to consummate the ACG Standalone Restructuring (a) a vote cast in favor of any plan of reorganization embodying such ACG Standalone Restructuring will be valid only if the party casting such vote has voted (and not withdrawn) a valid vote in favor of the ACG Plan in the same amount as any claim voted in favor of the ACG Standalone Restructuring and such party has not voted to reject the ACG Plan with respect to any claim such party holds and (b) either (i) the Agreement and Plan of Merger or this Agreement has validly terminated in accordance with the terms thereof and Section 1 hereof or (ii) the Effective Date (as defined in the Term Sheet) has not occurred within 60 days after the commencement of the Chapter 11 Cases (such events (i) or (ii) constituting a “Standalone Event”); provided further, however, that so long as the Vertis Parties are proceeding in good faith towards confirmation and/or consummation of the Vertis Plan, upon notice from the Vertis Parties to the ACG Parties and Consenting Noteholders holding ACG Second-Lien Notes, there shall be a 30-day extension of such 60-day period.  The ACG Parties shall provide the Vertis Parties and counsel to each Informal Committee and the Vertis Second-Lien Noteholder Group a draft of any ACG Standalone Restructuring plan of reorganization and related disclosure statement at least three (3) business days before commencing solicitation thereon.

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Section 9.                      Effectiveness; Amendments.  This Agreement shall become effective and binding upon each of the Parties that have executed and delivered counterpart signature pages hereto; provided, however, that signature pages executed by Consenting Noteholders shall be delivered to (a) other Consenting Noteholders in a redacted form that removes such Consenting Noteholders’ holdings of the Notes and (b) the Companies and advisors to the Consenting Noteholders in an unredacted form; provided further, however, that the advisors to the Consenting Noteholders shall not disclose the unredacted signature pages to any Consenting Noteholder.  Once effective, this Agreement, including the Term Sheet, may not be modified, amended, or supplemented (except as expressly provided herein or therein) except in writing signed by the Vertis Parties, the ACG Parties and the Consenting Noteholders constituting the Requisite Noteholder Consent; provided, however, the value of the distributions to holders of Vertis Subordinated Notes may not be diminished by changes to provisions directly specifying distributions to holders of Vertis Subordinated Notes or materially diminished by changes to provisions governing distributions to other entities, other than by changes that affect the holders of the Vertis Subordinated Notes in the same manner as other parties receiving New Senior Notes and New Common Stock (as such terms are defined in the Term Sheet) with respect to those securities (i.e., changes that do not affect the holders of Vertis Subordinated Notes disproportionately with respect to each New Senior Note and each share of New Common Stock), except in writing signed by the Vertis Parties, the ACG Parties, the Consenting Noteholders constituting the Requisite Noteholder Consent, and any party that is a signatory hereto and holds only Vertis Subordinated Notes (i.e., does not hold any other Notes).

Section 10.                      Miscellaneous.

10.01.        Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the ACG Solicitation, the Vertis Solicitation, the ACG Plan, the Vertis Plan, the Proposed Merger and/or the Transaction, as applicable.

10.02.        Complete Agreement.  This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto, except for any Confidentiality Agreement described in Section 3.05 hereof.  No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

10.03.        Parties.  This Agreement shall be binding upon, and inure to the benefit of, the Parties.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.03 hereof.  Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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10.04.        Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

10.05.        GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, to the extent possible, in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided, however, that if either ACG files the ACG Plan or Vertis files the Vertis Plan, then the Bankruptcy Court shall be the sole Chosen Court.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

10.06.        Execution of Agreement.  This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered in accordance with Section 9 herein, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

10.07.        Interpretation.  This Agreement is the product of negotiations between the Vertis Parties, the ACG Parties and Initial Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

10.08.        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.  The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

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10.09.        Survival.  Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 10 and in Sections 5.05, 7, 8.05 hereof, and clause (b) of the last sentence of Section 11.02 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.  Notwithstanding the termination of this Agreement pursuant to Section 8.06 hereof, the agreements and obligations of the Parties in Section 3.06 of this Agreement shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

10.10.        Creditors’ Committee.  Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on an official committee of creditors in the ACG Chapter 11 Cases or the Vertis Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, further, that nothing in this Agreement shall be construed as requiring any Consenting Noteholder to serve on any official committee in any such chapter 11 case.

10.11.        Relationship Among Parties.  It is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any form with any other Consenting Noteholder, and, except as provided in this Agreement, there are no commitments among or between them.  In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Notes or other debt or equity securities of the Vertis Parties or the ACG Parties without the consent of the Vertis Parties or the ACG Parties, as the case may be, or any other Consenting Noteholder, subject to applicable securities laws and the terms of this Agreement; provided further that no Consenting Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Consenting Noteholders shall in any way affect or negate this understanding and agreement.

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10.12.        Notices.  All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, e-mail, courier or by registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(1)                                  if to the ACG Parties, to:

100 Winners Circle

Brentwood, Tennessee  37027

Attention:  Chief Executive Officer

E-mail address:  steve.dyott@acgholdings.com

 with copies to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022-4611

Attention:  Paul M. Basta, Esq.

E-mail address:  pbasta@kirkland.com

and

Kirkland & Ellis LLP

Aon Center

200 East Randolph Dr.

Chicago, IL 60601

Attention:  Ray C. Schrock, Esq.

E-mail address:  rschrock@kirkland.com

(2)                                  if to the Vertis Parties, to:

4775 Walnut Street

Suite D1

Boulder, CO 80301

Attention:  Chief Legal Officer

E-mail address:  jhoward@vertisinc.com

 with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153

Attention:  Gary Holtzer, Esq. and Ted S. Waksman, Esq.
E-mail addresses:  gary.holtzer@weil.com and ted.waksman@weil.com

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(3)                               if to a Consenting Noteholder (other than as identified above) or a transferee thereof, to the addresses or telecopier numbers set forth below following the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be with copies to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention:  Abhilash M. Raval, Esq. and Debra Alligood White, Esq.
E-mail address: araval@milbank.com and dwhite@milbank.com

and

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York  10022
Attention:  Ira Dizengoff, Esq. and David Simonds, Esq.
E-mail address:  idizengoff@akingump.com and dsimonds@akingump.com

and

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Kristopher M. Hansen, Esq. and Jayme T. Goldstein, Esq.

E-mail address: khansen@stroock.com and jgoldstein@stroock.com

and

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019-6092

Attention:  Martin Bienenstock, Esq.

E-mail address:  mbienenstock@dl.com

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Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

10.13      Third Party Beneficiary.  The Shareholders (as defined in the Term Sheet) of Vertis Holdings are third party beneficiaries of this Agreement solely with respect to Section 3.06 of this Agreement.

Section 11.                     Disclosure; Publicity.

11.01    Obligation to Disclose Materials.

(a)  Within three (3) business days after the execution of this Agreement, and subject to the limitations set forth in Section 11.02 hereof, Vertis shall disclose to the public (i) the Agreement and Plan of Merger and the projections anticipated at such time to be included in the disclosure statement, to the extent that the failure to make such information public would result in any Consenting Noteholder, based upon the advice of such Consenting Noteholder’s counsel, being prohibited (by contract, law, or otherwise) from buying or selling any of the Notes, and (ii) this Agreement (including the schedules and exhibits hereto), with such redactions (in the case of this Agreement and its schedules and exhibits) as may be reasonably requested by any Consenting Noteholder’s counsel to maintain the confidentiality of the items identified in Section 11.02 hereof or as may be required by Section 9 hereof.  Vertis will submit to counsel for the Initial Consenting Noteholders and ACG a draft of the form of disclosure pursuant to the immediately preceding sentence and afford such counsel a reasonable opportunity, but in no event less than two (2) business days, to review and comment on such proposed disclosure and Vertis shall consider such comments in good faith.  Each of the Vertis Parties and the ACG Parties consent to the disclosure required by this Section 11.01.  In the event that Vertis fails to make the foregoing disclosures in compliance with the terms specified herein, any of the Initial Consenting Noteholders may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to any redactions required hereby).  Vertis hereby waives any claims against the Initial Consenting Noteholders solely arising as a result of such disclosure by the Initial Consenting Noteholders in compliance with this Agreement.

(b)       Within three (3) business days after the execution of this Agreement, and subject to the limitations set forth in Section 11.02 hereof, ACG shall disclose to the public, unless otherwise disclosed by Vertis (i) the Agreement and Plan of Merger and the projections anticipated at such time to be included in the disclosure statement, to the extent that the failure to make such information public would result in any Consenting Noteholder, based upon the advice of such Consenting Noteholder’s counsel, being prohibited (by contract, law, or otherwise) from buying or selling any of the Notes, and (ii) this Agreement (including the schedules and exhibits hereto), with such redactions (in the case of this Agreement and its schedules and exhibits) as may be reasonably requested by any Consenting Noteholder’s counsel to maintain the confidentiality of the items identified in Section 11.02 hereof or as may be required by Section 9 hereof.  ACG will submit to counsel for the Initial Consenting Noteholders and Vertis a draft of the proposed form of disclosure pursuant to the immediately preceding sentence and afford such counsel a reasonable opportunity, but in no event less than two (2) business days, to review and comment on such proposed disclosure and ACG shall

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consider such comments in good faith.  In the event that ACG fails to make the foregoing disclosures in compliance with the terms specified herein, any of the Initial Consenting Noteholders may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to any redactions required hereby).  ACG hereby waives any claims against the Initial Consenting Noteholders solely arising as a result of such disclosure by the Initial Consenting Noteholders in compliance with this Agreement.

11.02       Publicity.  The Vertis Parties and the ACG Parties will submit to counsel for the Initial Consenting Noteholders all press releases and public documents that constitute the initial disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement.  Except as required by law (as determined by outside counsel to the Vertis Parties and/or the ACG Parties, as applicable, and with reasonable prior notice to the Consenting Noteholders), neither the Vertis Parties, the ACG Parties, nor counsel to the Initial Consenting Noteholders shall (a) use the name of any Consenting Noteholder in any public manner without such Consenting Noteholder’s prior written consent (except to the extent that the name of a Consenting Noteholder is otherwise set forth herein or the Term Sheet, not including the signature pages hereto) or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Noteholder) other than advisors to the Vertis Parties and/or the ACG Parties the principal amount or percentage of any Notes or any other securities of the ACG Parties, the Vertis Parties or any of their respective subsidiaries held by any Consenting Noteholder; provided, however, that the Vertis Parties and the ACG Parties shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of each series of Notes held by Consenting Noteholders or by persons who have otherwise agreed to participate in the ACG Solicitation and/or the Vertis Solicitation, as applicable, as a group.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

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EXHIBIT A

TERM SHEET

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EXECUTION COPY

VERTIS HOLDINGS, INC., ET AL.

ACG HOLDINGS, INC., ET AL.

RESTRUCTURING TERM SHEET

MAY 22, 2008

This restructuring term sheet, which is Exhibit A to the Restructuring and Lock-Up Agreement, dated May 22, 2008 (the “Restructuring Agreement”), presents the material terms of a proposed restructuring (the “Restructuring”) of Vertis Holdings, Inc. (“Vertis Holdings”) and certain of its direct and indirect subsidiaries (the “Vertis Companies”) and ACG Holdings, Inc. (“ACG Holdings”) and certain of its direct and indirect subsidiaries (the “ACG Companies”), through “pre-packaged” plans of reorganization (the “Vertis Plan” and the “ACG Plan,” respectively, and, collectively, the “Plans”) under title 11 of the United States Code (the “Bankruptcy Code”), which Restructuring shall include, and is contingent upon, the merger of Victory Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of Vertis, Inc., and ACG Holdings (the “Merger”) pursuant to a certain agreement and plan of merger to be executed contemporaneously herewith (the “Merger Agreement”).  The Restructuring is being considered by (a) the Vertis Companies; (b) the ACG Companies; (c) an informal committee (the “Vertis Informal Committee”) comprised of certain holders of the Vertis Companies’ 10-7/8 % Senior Notes due 2009 (the “Vertis Senior Notes”); (d) an informal committee (the “ACG Informal Committee” and, collectively with the Vertis Informal Committee, the “Informal Committees”) comprised of certain holders of the ACG Companies’ 10% Senior Secured Notes due 2010 (the “ACG Second-Lien Notes”); (e) an ad hoc group (the “Vertis Second-Lien Noteholder Group”) comprised of certain holders of the Vertis Companies’ 9-¾ % Senior Secured Second-Lien Notes due 2009 (the “Vertis Second-Lien Notes”); and (f) certain holders of the Vertis Companies’ 13-½ % Senior Subordinated Notes due 2009 (the “Vertis Senior Subordinated Notes”).  The corporate organizational chart of the Vertis Companies and the ACG Companies after the Effective Date (as defined below) is attached hereto as Exhibit A.  The terms and conditions described herein are part of a comprehensive compromise, each element of which is consideration for the other elements and an integral aspect of the Restructuring.

This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.  Until publicly disclosed by the Vertis Companies and/or the ACG Companies, with the prior written consent of each of the Informal Committees, this term sheet and the information contained herein shall remain strictly confidential and may not be shared with any person other than the Vertis Companies, the ACG Companies, the Vertis Second-Lien Noteholder Group, the Vertis Informal Committee and the ACG Informal Committee and their respective professional advisors.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OR A LEGALLY BINDING OBLIGATION OF THE VERTIS INFORMAL COMMITTEE OR THE ACG INFORMAL COMMITTEE, OR ANY OTHER PARTY, NOR DOES IT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE.

TRANSACTION OVERVIEW

Vertis Filing Entities	Vertis Holdings, Vertis, Inc. (“Vertis”), USA Direct, LLC, Vertis Mailing, LLC, Webcraft Chemicals, LLC, Webcraft, LLC and Enteron Group LLC (each, a “Vertis Filing Entity”).

ACG Filing Entities	American Color Graphics, Inc. and ACG Holdings Inc. (each, an “ACG Filing Entity”).

Chapter 11 Cases

Each Vertis Filing Entity and each ACG Filing Entity shall commence a solicitation of votes in favor of its respective Plan from parties entitled to vote thereon no later than twenty days after the execution of the Restructuring Agreement.  Each such solicitation shall be concluded within 21 business days after the commencement of each such solicitation.  Each Vertis Filing Entity and each ACG Filing Entity shall file a voluntary petition for reorganization under chapter 11 of the Bankruptcy Code no later than three business days after the conclusion of the solicitation (the date of such filing being the “Filing Date”), commencing chapter 11 cases (the “Vertis Chapter 11 Cases” and the “ACG Chapter 11 Cases”, respectively, and, collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Vertis Plan and the ACG Plan shall be filed concurrently with the commencement of the Chapter 11 Cases.  One or more orders of the Bankruptcy Court confirming each Plan shall be entered no later than 60 days after the Filing Date, subject to extension, as provided in Section 8.04 of the Restructuring Agreement.  The Plans and Merger Agreement shall be contemporaneously consummated no later than 60 days after the Filing Date, subject to extension, as provided in Section 8.04 of the Restructuring Agreement.

The ACG Companies and the Vertis Companies shall seek, at the outset of each of the ACG Chapter 11 Cases and the Vertis Chapter 11 Cases, respectively, a procedural order from the Bankruptcy Court that coordinates the administration of the Chapter 11 Cases, including the scheduling of parallel events, deadlines and milestones (e.g., 341 meeting, objection deadlines, and hearing dates for disclosure statement approval and plan confirmation and other matters); provided, however, the ACG Chapter 11 Cases and the Vertis Chapter 11 Cases shall not be jointly administered for procedural purposes.

Vertis Debtor-in-Possession Financing	Debtor-in-possession financing (the “Vertis Debtor-in-Possession Financing”) shall be provided by one or more

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institutions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group, in an amount of no less than $350 million and no more than $450 million (less any Vertis Prepetition Credit Agreement Claims (as defined below) not repaid with the proceeds of the Vertis Debtor-in-Possession Financing), the terms and conditions of which shall be (i) consistent with a commitment letter and detailed term sheet (the “Vertis Debtor-in-Possession Commitment Letter”) reasonably approved by each Informal Committee and the Vertis Second-Lien Noteholder Group prior to execution by Vertis Holdings and (ii) otherwise reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group.  On the effective date of the Vertis Plan (the “Vertis Plan Effective Date”), all Allowed(1) claims arising under the Vertis Debtor-in-Possession Financing shall be paid in full in cash from the Exit Funding (as defined below).  Vertis shall use its commercially reasonable efforts to obtain a fully executed Vertis Debtor-in-Possession Commitment Letter at least five days prior to the Filing Date, but in no event later than July 8, 2008.  Vertis shall in good faith share drafts of the Vertis Debtor-in-Possession Commitment Letter with the advisors to each of the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group at least three business days in advance of execution thereof.

ACG Debtor-in-Possession Financing

Debtor-in-possession financing (the “ACG Debtor-in-Possession Financing”, together with the Vertis Debtor-in-Possession Financing, the “Debtor-in-Possession Financing”) shall be provided by one or more institutions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group, in an amount of no less than $125 million and no more than $150 million (less any Allowed claims under the ACG Preptition Credit Agreement, ACG 2008 Facility or ACG Receivables Facility (each as defined below) not repaid with the proceeds of the ACG Debtor-in-Possession Financing), the terms and conditions of which shall be (i) consistent with a commitment letter and detailed term sheet (the “ACG Debtor-in-Possession Commitment Letter”) reasonably approved by each Informal Committee and the Vertis Second-Lien Noteholder Group prior to execution by ACG Holdings and (ii) otherwise reasonably acceptable to each Informal Committee and the

(1) “Allowed” shall mean any claim that is determined to be an allowed claim in the Chapter 11 Cases in accordance with section 502 and/or 506 of the Bankruptcy Code.

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Vertis Second-Lien Noteholder Group.  On the effective date of the ACG Plan (the “ACG Plan Effective Date”, together with the Vertis Plan Effective Date, the “Effective Date”), all Allowed claims arising under the ACG Debtor-in-Possession Financing shall be paid in full in cash from the Exit Funding (as defined below).  The ACG Companies shall use their commercially reasonable efforts to obtain a fully executed ACG Debtor-in-Possession Commitment Letter at least five days prior to the Filing Date, but in no event later than July 8, 2008.  The ACG Companies shall in good faith share drafts of the ACG Debtor-in-Possession Commitment Letter with the advisors to each of the Vertis Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group at least three business days in advance of execution thereof.

Merger of ACG Companies and Vertis Companies

Contemporaneously with, and as a condition to, emergence from the Chapter 11 Cases, Merger Sub will be merged with and into ACG Holdings, with ACG Holdings as the surviving entity pursuant to (a) the Plans and (b) the Merger Agreement.  Upon consummation of the Merger, ACG Holdings will be a wholly owned subsidiary of Vertis.

EMERGENCE FUNDING/CURRENCIES

New Credit Facilities

On the Effective Date, Vertis shall enter into (a) a revolving loan/letter of credit facility in an amount of up to $250 million or otherwise reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group, and (b) one or more term loan facilities in an aggregate amount of no less than $200 million and no more than $400 million or otherwise reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group ((a) and (b) collectively, and including amounts under the Vertis Prepetition Credit Agreement to the extent not paid off prior to or on the Effective Date, the “New Credit Facilities”), which New Credit Facilities shall be (i) in an amount of no more than $650 million, (ii) on terms consistent with the New Credit Facilities Commitment Letters (defined below), (iii) with lenders reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group (it being understood that a lender that is a Consenting Noteholder shall be reasonably acceptable to such parties) and (iv) otherwise reasonably acceptable to the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group.  Vertis shall use its commercially

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reasonable efforts to obtain one or more fully executed commitment letters (the “New Credit Facilities Commitment Letters”) and detailed term sheets (the “New Credit Facilities Term Sheets”) with regard to the New Credit Facilities reasonably acceptable to the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group, and/or the advisors to such parties, at least five business days prior to the Filing Date, but in no event later than July 8, 2008.  Vertis shall in good faith share drafts of the New Credit Facilities Commitment Letters and New Credit Facilities Term Sheets with the advisors to each of the ACG Companies, each Informal Committee and the Vertis Second-Lien Noteholder Group periodically and at least three business days in advance of execution thereof.

A summary of certain salient terms of the New Credit Facilities is set forth on Exhibit B hereto.  New Credit Facilities that do not adhere to the terms set forth on Exhibit B shall not be considered reasonably acceptable.

New Second-Lien Notes

On the Effective Date, Vertis shall issue second-lien notes (the “New Second-Lien Notes”), having a total principal amount equal to the total outstanding principal amount of the Vertis Second-Lien Notes (i.e., $350 million), on terms and conditions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group.

A summary of certain salient terms of the New Second-Lien Notes is set forth on Exhibit C hereto.  New Second-Lien Notes that do not adhere to the terms set forth on Exhibit C shall not be considered reasonably acceptable.

New Senior Notes

On the Effective Date, Vertis shall issue senior unsecured notes (the “New Senior Notes”) having a total principal amount of $200 million, on terms and conditions reasonably acceptable to each Informal Committee and the Vertis Second-Lien Noteholder Group.

A summary of certain salient terms of the New Senior Notes is set forth on Exhibit D hereto.  New Senior Notes that do not adhere to the terms set forth on Exhibit D shall not be considered reasonably acceptable.

Exit Funding

The proceeds of the New Credit Facilities and the cash of the Vertis Companies on the Effective Date shall be referred to as the “Exit Funding.”  The Exit Funding shall be used for the purpose of funding certain payment obligations under the Plans,

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as described herein, and funding the operations of the Vertis Companies. A sources and uses schedule for the Restructuring is annexed hereto as Exhibit E.

New Common Stock	Vertis Holdings shall issue one class of common stock (the “New Common Stock”).

New Warrants

Vertis Holdings shall issue warrants (the “New Warrants”) to purchase a number of shares of New Common Stock equal to 11.5% of the number of outstanding shares of New Common Stock as of the Effective Date at an exercise price of $0.01 per share.  The New Warrants shall only be exercisable if, at the time of a Liquidity Event (defined below), the Trigger (defined below) has been achieved.  The “Trigger” shall be a fixed amount at which the product of (x) fully-diluted per share equity value of Vertis Holdings at the time of the Liquidity Event and (y) the number of shares of New Common Stock issued to the Vertis Senior Noteholders on the Effective Date exceeds (i) the sum of (a) the Allowed Vertis Senior Noteholder Claim Amount (as defined below) and (b) all unpaid interest and all other Obligations (as defined in the indenture for the Vertis Senior Notes) that accrue from the Filing Date through and including the Effective Date, minus (ii) the face value, as of the Effective Date of the New Senior Notes issued to the Vertis Senior Noteholders (i.e., $107 million).  The New Warrants will have the benefit of anti-dilution protection resulting from the issuances of any New Common Stock upon the exercise of options granted under the New Equity Plan (defined below).  The New Warrants will participate in any cash dividends paid on the New Common Stock on an “as if exercised” basis.

“Liquidity Event” means:  (i) a sale of Vertis Holdings or all or substantially all of the assets of Vertis Holdings and its subsidiaries (a “Sale”), (ii) an initial public offering of the equity securities of Vertis Holdings (an “IPO”) or (iii) an Appraisal (as defined below) if neither a Sale or an IPO has occurred prior to the date that is nine and a half years after the Effective Date.  For purposes of clause (iii), Vertis Holdings shall hire a nationally recognized appraisal or valuation firm to conduct an appraisal of the equity value of Vertis Holdings as of the date that is nine and a half years after the Effective Date (the “Appraisal”).  The New Warrants shall expire on the earlier of (x) thirty days after the consummation of a Liquidity Event and (y) the tenth anniversary of the Effective Date.

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Vertis Holdings shall provide to each holder of New Common Stock and New Warrants that has executed a “Valuation CA” (as defined below) an annual valuation (the “Valuation”) prepared by an appraisal or valuation firm selected by Vertis Holdings, of all the New Common Stock on a fully diluted basis.  The Valuation shall include and set forth (a) the number of shares of New Common Stock on a fully diluted basis as of the Valuation date, (b) a calculation of the Trigger as if a Liquidity Event had occurred on such valuation date (the “Trigger Valuation”), and (c) the positive or negative difference between the Trigger and the Trigger Valuation.  The Valuation shall be delivered annually no later than 40 days after the date Vertis Holdings completes its annual audit for such fiscal year.  The Valuation CA shall include a non-reliance acknowledgement and shall provide that the holder will keep the Valuation confidential, except for disclosure required by applicable law and to the preparer of the holder’s financial statements on a confidential basis; provided, however, nothing in the Valuation CA shall require the holder to keep its financial statements confidential provided that such financial statements do not include the Valuation (but such financial statements may include information derived from the Valuation).

TREATMENT OF VERTIS CLAIMS AND INTERESTS

Vertis Administrative Expense Claims

“Vertis Administrative Expense Claims” shall include, among other things, (i) Allowed claims for reasonable fees and expenses of professionals retained in the Vertis Chapter 11 Cases with the approval of the Bankruptcy Court, (ii) all reasonable fees and expenses incurred by the professional advisors to the Vertis Informal Committee (the “Vertis Committee Advisors”) and its members, consisting of Akin Gump Strauss Hauer & Feld LLP and Jefferies & Company, Inc., pursuant to the terms of their respective pre-petition engagement letters, and Skadden, Arps, Slate, Meagher & Flom LLP, in each case, without any requirement for the filing of retention applications or fee applications in the Vertis Chapter 11 Cases, (iii) all reasonable fees and expenses incurred by the professional advisors to the Vertis Second-Lien Noteholder Group (the “Vertis Second-Lien Noteholder Advisors”), consisting of Stroock & Stroock & Lavan LLP  and Houlihan Lokey Howard & Zukin Capital, Inc., in each case, pursuant to the terms of their respective pre-petition engagement letters, without any requirement for the filing of retention applications or fee applications in the Vertis

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Chapter 11 Cases, (iv) all reasonable fees and expenses after the date hereof incurred by Dewey & LeBoeuf LLP, as counsel to certain holders of Vertis Subordinated Notes, up to a cap of $100,000, without any requirement for the filing of retention applications or fee applications in the Vertis Chapter 11 Cases, (v) claims for out-of-pocket expenses incurred by the members of the Vertis Informal Committee and the Vertis Second-Lien Noteholder Group in connection with the Restructuring; provided, however, the Vertis Companies shall not be required to reimburse the members of the Vertis Informal Committee for out-of-pocket expenses in excess of $20,000 in the aggregate and the Vertis Companies shall not be required to reimburse the members of the Vertis Second-Lien Noteholder Group for out-of-pocket expenses in excess of $20,000 in the aggregate, and (vi) claims against the Vertis Companies arising under section 503(b) of the Bankruptcy Code.

Each holder of an Allowed Vertis Administrative Expense Claim will receive payment in full in cash of the unpaid portion of such Allowed Vertis Administrative Expense Claim (a) in the case of professional fees and expenses of the Vertis Committee Advisors, the Vertis Second-Lien Noteholder Advisors, and Dewey & LeBoeuf LLP, in the ordinary course of business pursuant to the terms of their respective prepetition engagement letters, as applicable, but no later than the Effective Date, (b) in the case of professional fees and expenses for professionals other than the Vertis Committee Advisors and the Vertis Second-Lien Noteholder Advisors, as soon as practicable after Bankruptcy Court approval thereof, (c) with respect to all other holders of Allowed Vertis Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Vertis Companies’ businesses, or (d) with respect to any claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such claim and, with the reasonable consent of each Informal Committee, the Vertis Second-Lien Noteholder Advisors and the Vertis Companies.

Vertis Prepetition Secured Lender Claims

On the Effective Date, each holder (each, a “Vertis Prepetition Secured Lender”) of an Allowed claim under the Secured Credit Agreement (the “Vertis Prepetition Credit Agreement”) dated December 22, 2004, as amended, by and between Vertis as borrower, General Electric Capital Corporation as lenders and Vertis Holdings and certain subsidiaries of Vertis as guarantors (with respect to Vertis and its subsidiaries, the “Vertis Prepetition Credit Agreement Claims” and with respect to the guarantee claims against Vertis Holdings as guarantor, the

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“Vertis Holdings Prepetition Credit Agreement Guarantee Claims”), at the election of the Vertis Companies, with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group will (a) be paid in full on the Effective Date in cash from the Exit Funding; (b) receive deferred cash payments, of a value, as of the Effective Date, of at least the amount of such holder’s Allowed Vertis Prepetition Credit Agreement Claims and Allowed Vertis Holdings Prepetition Credit Agreement Guarantee Claims with a maturity date no later than the maturity date of the term loan portion of the Exit Funding; or (c) be treated as otherwise agreed to by (i) the Vertis Companies with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group and (ii) the holder of such claim.

The Allowed Vertis Prepetition Credit Agreement Claims may, only if provided for in the Vertis Debtor-in-Possession Commitment Letter, be repaid in full with proceeds from the Vertis Debtor-in-Possession Financing.

Vertis Priority Tax Claims	Allowed claims against the Vertis Companies under Bankruptcy Code section 507(a)(8) (“Vertis Priority Tax Claims”) will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Vertis Other Priority Claims

On the Effective Date, each holder of an Allowed claim against the Vertis Companies under Bankruptcy Code section 507(a) other than a Vertis Administrative Expense Claim or a Vertis Priority Tax Claim will receive payment in full in cash from the Exit Funding or as otherwise agreed by (i) the Vertis Companies with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group, and (ii) the holder of such claim.

Vertis Off-Balance Sheet Receivables Facility	To be repaid in full with proceeds from the Vertis Debtor-in-Possession Financing.

Vertis Senior Secured Second-Lien Notes

On the Effective Date, each holder (each, a “Vertis Second-Lien Noteholder”) of an Allowed claim (the “Vertis Second-Lien Noteholder Claims”) under the Vertis Second Lien Notes, will receive from Vertis, in exchange for such claim, its pro rata share of New Second-Lien Notes and cash in an amount equal to the accrued but unpaid interest under the Vertis Second-Lien Notes as of the Effective Date.

The Vertis Second-Lien Noteholder Claims shall be Allowed in an amount equal to (i) $350 million, plus (ii) the accrued but

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unpaid interest at the non-default contract rate under the Vertis Second-Lien Notes as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the indenture for the Vertis Second-Lien Notes), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Second-Lien Notes are otherwise provided to be paid or satisfied.

As “adequate protection” during the Chapter 11 Cases, the Vertis Second-Lien Noteholders shall receive, so long as the Restructuring  Agreement has not been terminated pursuant to its terms, (i) on the date of entry of the interim order approving the Vertis Debtor-in-Possession Financing (the “Interim DIP Order”), payment in cash of all accrued but unpaid interest to such date at the non-default contract rate, together with interest on the accrued but unpaid interest that was due and payable on April 1, 2008 from April 1, 2008 through and including such date; (ii) subsequent to the date of approval of the Interim DIP Order, payment in cash on a monthly basis of all interest accruing on the Vertis Second-Lien Notes at the non-default contract rate; (iii) payment in cash on a current basis of all reasonable fees and expenses of the Vertis Second-Lien Noteholder Advisors, in each case, pursuant to the terms of their respective pre-petition engagement letters; (iv) superpriority administrative expense claims with respect to the foregoing amounts, junior in all respects to the superpriority administrative expense claims, if any, of the Vertis Prepetition Secured Lenders and the lenders under the Vertis Debtor-in-Possession Financing; and (v) replacement liens, junior in all respects to the liens of the Vertis Prepetition Secured Lenders (on the same basis as those liens existed prior to the commencement of the Vertis Chapter 11 Cases and only to the extent that those liens remain outstanding after entry of the final order approving the Vertis Debtor-in-Possession Financing) and the liens of the lenders under the Vertis Debtor-in-Possession Financing.  The foregoing shall not be used or construed as evidence of any entitlement of the Vertis Second-Lien Noteholders to adequate protection.

Vertis Senior Note Claims

On the Effective Date, each holder (each, a “Vertis Senior Noteholder”) of an Allowed claim (the “Vertis Senior Noteholder Claims”) under the Vertis Senior Notes will receive from Vertis, in exchange for such claim, its pro rata share of (i) a number of shares of New Common Stock equal to 57.04% of the number of shares of New Common Stock outstanding on the Effective Date and (ii) New Senior Notes having a principal amount equal to $107 million.

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The Vertis Senior Noteholder Claims shall be Allowed in an amount equal to (i) $350 million, plus (ii) the accrued but unpaid interest under the Vertis Senior Notes as of the Filing Date, plus (iii) all other Obligations (as defined in the indenture for the Vertis Senior Notes), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Senior Notes are otherwise provided to be paid or satisfied (the “Allowed Vertis Senior Noteholder Claim Amount”).

Vertis Senior Subordinated Note Claims

On the Effective Date (or as soon thereafter as reasonably practicable), each holder of an Allowed claim (the “Vertis Senior Subordinated Noteholder Claims”) under the Vertis Senior Subordinated Notes will receive from Vertis, in exchange for such claim, its pro rata share of (i) New Senior Notes having a principal amount equal to $27 million, (ii) 10% of the number of shares of New Common Stock outstanding on the Effective Date and (iii) the New Warrants.

The Vertis Senior Subordinated Noteholder Claims shall be Allowed in an amount equal to $293,495,000, plus (ii) the accrued but unpaid interest under the Vertis Senior Subordinated Notes as of the Filing Date, plus (iii) all other Obligations (as defined in the indenture for the Vertis Senior Subordinated Notes), except to the extent that claims of the Vertis Indenture Trustee under the Vertis Subordinated Notes are otherwise provided to be paid or satisfied.

Vertis Holdings Mezzanine Debt and Other Claims

Each holder of an Allowed claim in the class (the “Vertis Holdings Unsecured Claims Class”) consisting of (i) claims against Vertis Holdings arising from the Mezzanine Note and Warrant Purchase Agreement, dated as of December 7, 1999, by and between Vertis Holdings and certain persons named therein, as amended (the “Vertis Holdings Mezzanine Notes”), under which approximately $240 million in mezzanine notes are outstanding as of May 1, 2008 (the “Vertis Holdings Mezzanine Notes Claims”) and (ii) any other claim against Vertis Holdings (other than guarantee claims relating to the Vertis Prepetition Credit Agreement) will receive from Vertis Holdings, in exchange for and in full satisfaction of such claim, its pro rata share of the Intercompany Payment (defined below).  In addition, if the Vertis Side Letter and the CLI Side Letter have not been terminated prior to the Effective Date, each such holder shall receive the payments described in the Vertis Side Letter and the CLI Side Letter.  Each holder of a claim in the Vertis Holdings Unsecured Claims Class that is an accredited investor may elect on its ballot to receive all or a portion of its recovery

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in New Common Stock instead of cash (the “Vertis Holdings Alternate Recovery”); provided, however, that the value of the New Common Stock to be issued on account of the Vertis Holdings Alternate Recovery (based on the reorganized equity value set forth in the disclosure statement) shall not exceed $400,000 in the aggregate, and if the amount of cash elected to be foregone in respect of the Vertis Holdings Alternate Recovery exceeds $400,000, the Vertis Holdings Alternate Recovery shall be divided pro rata among all claims for which such election was made; provided, further, however, that such maximum amounts allocable directly or indirectly to THL shall not exceed $250,000.  As to the New Common Stock that a holder elects to receive on account of the Vertis Holdings Alternate Recovery, the holder shall have the right, exercisable within 30 days after the first anniversary of the Effective Date, to sell (in whole and not in part) the shares of New Common Stock to Vertis Holdings for an amount in Cash equal to the holder’s foregone cash recovery (the “Vertis Holdings Alternate Recovery Put Right”).(2)  For every dollar of cash recovery any holder foregoes in respect of the Vertis Holdings Alternate Recovery, (i) it shall receive the number of shares of New Common Stock equal to the value of the foregone cash based on the reorganized equity value set forth in the disclosure statement and (ii) the Intercompany Payment shall be reduced by one dollar.  The New Common Stock issued pursuant to the Vertis Holdings Alternate Recovery shall dilute pro rata all other recipients of New Common Stock to be issued on the Effective Date.

Vertis General Unsecured Claims

Each holder of an Allowed Vertis general unsecured claim (including claims of advisors to the Vertis Companies, claims of the Vertis Committee Advisors, and claims of the members of the Vertis Informal Committee and the Vertis Second-Lien Noteholder Group for out-of-pocket expenses (as described and limited to $20,000 per committee/group above), to the extent that any such claims do not become Allowed Vertis Administrative Expense Claims), will receive payment in full in cash of the unpaid portion of such Allowed Vertis general unsecured claim on the latest of (a) the Effective Date (or as soon thereafter as reasonably practicable), (b) the date on which such claim would be paid in the ordinary course of the Vertis Companies’ businesses, and (c) as otherwise agreed by (i) the

(2) The indentures for the New Second-Lien Notes and New Senior Notes shall not restrict payments on account of the Vertis Holdings Alternate Recovery Put Right.

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Vertis Companies with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group, and (ii) the holder of such claim; provided, however, that subject to the approval of the lenders under the Vertis Debtor-in-Possession Financing, the Vertis Companies, with the reasonable consent of the Vertis Informal Committee and the Vertis Second-Lien Noteholder Group, may seek authority to pay certain general unsecured claims (and miscellaneous secured claims) in advance of the Effective Date in the ordinary course of business.

Vertis Indenture Trustee Claims

On the Effective Date, Vertis shall pay all reasonable fees, costs and expenses incurred by the respective indenture trustee under the indentures (the “Prepetition Vertis Indentures”) for the Vertis Second-Lien Notes and the Vertis Senior Notes (collectively, the “Vertis Indenture Trustees”) in the performance of their duties and as provided under the Prepetition Vertis Indentures (including, but not limited to, the reasonable fees, costs and expenses incurred by the Vertis Indenture Trustees’ professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs and expenses are reimbursable under the terms of the applicable Prepetition Vertis Indenture and provided, further that Vertis shall pay all reasonable fees, costs and expenses incurred by the financial advisor to the indenture trustee for the Vertis Second-Lien Notes so long as such financial advisor is the same financial advisor retained by the Vertis Second-Lien Noteholder Group.  Vertis shall pay all reasonable fees, costs and expenses incurred by any Vertis Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Plans or the implementation of any provisions of the Plans (including, but not limited to, the reasonable fees, costs and expenses incurred by the Vertis Indenture Trustees’ professionals).

Vertis Intercompany Claims

The net intercompany claim reflected by Vertis’ financial statements as owing to Vertis Holdings from Vertis and certain of its subsidiaries (the “Intercompany Claim”) shall be Allowed in the amount of $3.232 million and paid in full in cash (the “Intercompany Payment”) on the Effective Date, minus any cash forgone in connection with the Vertis Holdings Alternate Recovery; it being understood that Vertis shall not make any payments or other transfers to or on behalf of Vertis Holdings from the date hereof through the Effective Date, other than on account of Vertis Holdings’ franchise or tax payments.  The Intercompany Payment shall be distributed pro rata to holders of claims in the Vertis Holdings Unsecured Claims Class, subject to

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the Vertis Holdings Alternate Recovery.

On or after the Effective Date, all other of the Vertis Companies’ intercompany claims will be adjusted, paid, continued, or discharged to the extent reasonably determined appropriate by the Vertis Companies, with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group.

Vertis Section 510(b) Claims	Any claim against the Vertis Companies that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution and shall be extinguished.

Vertis Equity Interests

The holders of equity interests in the Vertis Companies will receive no distributions under the Vertis Plan on account of such interests.  All existing equity interests of any nature issued by Vertis Holdings will be extinguished on the Effective Date.  Equity interests in direct and indirect subsidiaries of Vertis Holdings will remain in place or, if necessary, be replaced with new equivalent equity interests.

TREATMENT OF ACG CLAIMS AND INTERESTS

ACG Administrative Expense Claims

“ACG Administrative Expense Claims” shall include, among other things, (i) Allowed claims for reasonable fees and expenses of professionals retained in the ACG Chapter 11 Cases with the approval of the Bankruptcy Court, (ii) all reasonable fees and expenses incurred by the professional advisors to the ACG Informal Committee (the “ACG Committee Advisors”), including, without limitation, the following: Milbank, Tweed, Hadley & McCloy, L.L.P, and Perella Weinberg Partners, L.P., pursuant to the terms of their respective pre-petition engagement letters, as applicable, and Wachtell, Lipton, Rosen & Katz, in each case, without any requirement for the filing of retention applications or fee applications in the ACG Chapter 11 Cases, (iii) claims for out-of-pocket expenses incurred by the members of the ACG Informal Committee in connection with the Restructuring; provided, however, the ACG Companies shall not be required to reimburse the members of the ACG Informal Committee for out-of-pocket expenses in excess of $20,000 in the aggregate, and (iv) claims against the ACG Companies under section 503(b) of the Bankruptcy Code.

Each holder of an Allowed ACG Administrative Expense Claim will receive payment in full in cash of the unpaid portion of such

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Allowed ACG Administrative Expense Claim (a) in the case of professional fees and expenses of the ACG Committee Advisors, in the ordinary course of business pursuant to the terms of their respective pre-petition engagement letters, as applicable, but no later than the Effective Date, (b) in the case of professional fees and expenses for professionals other than the ACG Committee Advisors, as soon as practicable after Bankruptcy Court approval thereof, (c) with respect to all other holders of Allowed ACG Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the ACG Companies’ businesses, or (d) with respect to any claim described in clauses (a) through (c) hereof, as otherwise agreed by the holder of such claim and, with the reasonable consent of each Informal Committee, the Vertis Second-Lien Noteholder Group, the ACG Companies and Vertis.

ACG Prepetition Secured Lender Claims

On the Effective Date, each holder of an Allowed claim under (a) (each an “ACG Prepetition Secured Lender”) the Amended and Restated Credit Agreement, dated May 5, 2005, as amended, by and between American Color Graphics, Inc. as borrower, ACG Holdings as guarantor,  Bank of America, N.A., as administrative agent, and certain lenders named therein (the “ACG Prepetition Credit Agreement”) and (b) (each a “Bridge Facility Lender”) the Bridge Facility Agreement, dated as of March 3, 2008, as amended, by and among ACG, Inc. as borrower, ACG Holdings and certain other subsidiaries as guarantors, Special Situations Investing Group, Inc. as administrative agent and certain lenders party thereto (the “ACG 2008 Facility”)(3) and (c) (each an “ACG Receivables Lender”) the ACG Receivables Facility (the “ACG Receivables Facility”) will be paid all amounts due and owing to such holder in full in cash from the Exit Funding.

All amounts due and owing under the ACG Prepetition Credit Agreement, ACG 2008 Facility and ACG Receivables Facility may, only if provided for in the ACG Debtor-in-Possession Commitment Letter, be repaid in full with proceeds from the ACG Debtor-in-Possession Financing.

(3) Any additional secured financing obtained by the ACG Parties in compliance with Section 5.03(a)(vi)(C) of the Restructuring Agreement shall receive the same treatment provided under this term sheet to the ACG 2008 Facility.

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Subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, as “adequate protection” during the Chapter 11 Cases, the ACG Prepetition Secured Lenders and the ACG Receivables Lenders (to the extent not repaid in full with proceeds from the ACG Debtor-in-Possession Financing) shall receive on or beginning on, as the case may be, the date of entry of the interim order approving the ACG Debtor-in-Possession Financing (the “ACG Interim DIP Order”), (i) payment in cash on a monthly basis of all interest accruing on such indebtedness at the non-default contract rate, (ii) payment in cash on a current basis of all reasonable fees and expenses of counsel, (iii) superpriority administrative expense claims with respect to the foregoing amounts junior in all respects to the superpriority administrative expense claims of the lenders under the ACG Debtor-in-Possession Financing, and (iv) replacement liens, junior in all respects to the liens of the lenders under the ACG Debtor-in-Possession Financing.

Subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, as “adequate protection” during the ACG Chapter 11 Cases, the Bridge Facility Lenders, (to the extent not repaid in full with proceeds from the ACG Debtor-in-Possession Financing) shall receive on or beginning on, as the case may be, the date of entry of the ACG Interim DIP Order, (i) payment in cash on a current basis of all reasonable fees and expenses of counsel, (ii) superpriority administrative expense claims with respect to the foregoing amounts junior in all respects to the superpriority administrative expense claims of the lenders under the ACG Debtor-in-Possession Financing, and (iii) replacement liens, junior in all respects to the liens of the lenders under the ACG Debtor-in-Possession Financing.

ACG Priority Tax Claims	Allowed claims against the ACG Companies under Bankruptcy Code section 507(a)(8) (“ACG Priority Tax Claims”) will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

ACG Other Priority Claims

On the Effective Date, each holder of an Allowed claim against the ACG Companies under Bankruptcy Code section 507(a) other than an ACG Administrative Expense Claim or an ACG Priority Tax Claim will receive payment in full in cash from the Exit Funding or as otherwise agreed by (i) the ACG Companies, with the reasonable consent of the Vertis Companies, each Informal Committee, and the Vertis Second-Lien Noteholder Group and (ii) the holder of such claim.

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ACG Second-Lien Notes

On the Effective Date, each holder (each an “ACG Second-Lien Noteholder”) of an Allowed claim (the “ACG Second-Lien Noteholder Claims”) under the ACG Second-Lien Notes will receive from Vertis, in exchange for such claim, its pro rata share of (i) a number of shares of New Common Stock equal to 32.96% of the number of shares of New Common Stock outstanding on the Effective Date and (ii) New Senior Notes having a principal amount equal to $66 million.

The ACG Second-Lien Noteholder Claims shall be Allowed in an amount equal to (i) $280 million, plus (ii) the accrued but unpaid interest under the ACG Second-Lien Notes as of the Filing Date, plus all other Obligations (as defined in the indenture for the ACG Second-Lien Notes), except to the extent that the Claims of the ACG Indenture Trustee are otherwise provided herein to be paid or satisfied.

Subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, as “adequate protection” during the Chapter 11 Cases, the ACG Second Lien Noteholders shall receive on the date of entry of the ACG Interim DIP Order (i) payment in cash on a current basis of all reasonable fees and expenses of advisors including the ACG Committee Advisors (ii) superpriority administrative expense claims with respect to the foregoing amounts junior in all respects to the superpriority administrative expense claims of the lenders under the ACG Debtor-in-Possession Financing; and (iii) replacement liens, junior in all respects to the liens of the lenders under the ACG Debtor-in-Possession Financing.

ACG Secured Non-Interest Bearing Notes	On the Effective Date, the ACG secured non-interest bearing notes due 2008 will be cancelled without consideration.

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ACG General Unsecured Claims

Each holder of an Allowed ACG general unsecured claim will receive payment in full in cash of the unpaid portion of such Allowed ACG general unsecured claim (including claims of advisors to the ACG Companies, claims of the ACG Committee Advisors, and claims of the members of the ACG Informal Committee for out-of-pocket expenses (as described and limited to $20,000 above), to the extent that any such claims do not become Allowed ACG Administrative Expense Claims) on the latest of (a) the Effective Date (or as soon thereafter as reasonably practicable), (b) the date on which such payment would be made in the ordinary course of the ACG Companies’ businesses, and (c) as otherwise agreed by (i) the ACG Companies, with the reasonable consent of the Vertis Companies, each Informal Committee, and the Vertis Second-Lien Noteholder Group and (ii) the holder of such claim; provided, however, that subject to the approval of the lenders under the ACG Debtor-in-Possession Financing, the ACG Companies, with the reasonable consent of the ACG Informal Committee, may seek authority to pay certain general unsecured claims (and miscellaneous secured claims) in advance of the Effective Date in the ordinary course of business.

ACG Indenture Trustee Claims

On the Effective Date, ACG shall pay all reasonable fees, costs and expenses incurred by the indenture trustee under the indentures (the “Prepetition ACG Indenture”) for the ACG Second-Lien Notes (the “ACG Indenture Trustee”) in the performance of its duties and as provided under the Prepetition ACG Indenture (including, but not limited to, the reasonable fees, costs and expenses incurred by the ACG Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of such date), provided that such fees, costs and expenses are reimbursable under the terms of the Prepetition ACG Indenture.  ACG shall pay all reasonable fees, costs and expenses incurred by the ACG Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Plans or the implementation of any provisions of the Plans (including, but not limited to, the reasonable fees, costs and expenses incurred by the ACG Indenture Trustee’s professionals).

ACG Intercompany Claims

On or after the Effective Date, all the ACG Companies’ intercompany claims will be paid, adjusted, continued, or discharged to the extent reasonably determined appropriate by the Vertis Companies, with the reasonable consent of each Informal Committee and the Vertis Second-Lien Noteholder Group.

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ACG Section 510(b) Claims	Any claim against the ACG Companies that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution and shall be extinguished.

ACG Equity Interests

On the Effective Date, each holder of an equity interest in the ACG Companies will receive its pro rata share of an amount of cash equal to 0.05% of the reorganized equity value set forth in the disclosure statement.  All existing equity interests of any nature issued by ACG Holdings will be extinguished on the Effective Date.  Equity interests in direct and indirect subsidiaries will remain in place or, if necessary, be replaced with new equivalent equity interests.

OTHER PROVISIONS

Employment Agreements/Management Incentive Plan

Appropriate employment agreements with Vertis management shall be entered into as of the Effective Date, subject to further discussion with certain Vertis management and subject to the reasonable approval of Avenue Investments, LP (“Avenue”), upon consultation with Goldman Sachs (“Goldman”) and Trust Company of the West (“TCW”).  To the extent such agreements are not agreed upon, existing Vertis employment agreements shall be assumed.

All other obligations of Vertis and its subsidiaries and all obligations of ACG and its subsidiaries to officers, directors, and employees thereof that are referred to in the Merger Agreement shall be assumed in the Vertis Plan and ACG Plan, as applicable.

Vertis Holdings shall establish an Equity Incentive Plan (the “New Equity Plan”) providing for the issuance of equity awards to officers and key employees of the Vertis Companies, the ACG Companies, and their respective affiliates after the Effective Date.  Awards under the New Equity Plan shall represent an aggregate of 10% of the New Common Stock on a fully diluted basis (with anti-dilution protection for the issuance of shares of New Common Stock, if any, issued upon exercise of the New Warrants), and shall be subject to the terms and conditions of the New Equity Plan and the applicable grant agreement.

Vertis Holdings intends to establish a Cash Bonus Plan (the “New Bonus Plan”) providing for the issuance of cash bonuses to officers and key employees of Vertis Companies, the ACG Companies, and their respective affiliates, which bonuses will be conditioned on the Effective Date and will be paid upon the Effective Date and subject to the reasonable approval of

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Avenue, upon consultation with Goldman and TCW. Awards under the New Bonus Plan shall represent an aggregate of no more than $3 million.

Stock of Vertis Holdings

The New Common Stock will not be publicly traded.

Any person who receives more than 5% of the New Common Stock and/or who is referenced in the Shareholder Agreement Term Sheet (defined herein), will have the registration rights described in Exhibit G.

Reporting/Trading

All Vertis Filing Entities and all ACG Filing Entities, upon emergence, shall not be SEC reporting companies.  Reporting obligations applicable to the New Second-Lien Notes and the New Senior Notes are set forth on Exhibit F hereto and as to the holders of New Common Stock are set forth in the Shareholder Agreement.

Shareholder Agreement

On the Effective Date, Vertis Holdings and certain holders of the New Common Stock (including those parties referenced on Exhibit G) shall enter into a shareholder agreement (the “Shareholder Agreement”) on terms and conditions consistent with the Shareholder Agreement Term Sheet annexed hereto as Exhibit G and otherwise reasonably acceptable to each Informal Committee.

Corporate Governance

The initial board of directors of Vertis Holdings will consist of five directors, one of whom shall be Vertis Holdings’ Chief Executive Officer, two of whom shall be selected by Avenue, one of whom shall be selected by the Vertis Informal Committee (with such selection being made by one or more members of such committee who hold, in the aggregate, more than 50% of the face amount of the Vertis Senior Notes held by the members of such committee) and one of whom shall be selected by the ACG Informal Committee.

Advisory Services Agreements

On the Effective Date, each of the ACG Companies and Vertis Companies will enter into an Advisory Services Agreement (the “Avenue Advisory Services Agreement”) with an affiliate of Avenue Capital Management (the “Avenue Manager”).  During the term of the Avenue Advisory Services Agreement, the ACG Companies and the Vertis Companies shall pay the Avenue Manager an annual advisory fee of $750,000 per year (payable quarterly in advance ) (the “Avenue Annual Fee”).  The Avenue Annual Fee will be accrued during the period in which the New Second Lien Notes are outstanding and all unpaid Avenue Annual Fees shall be outstanding and paid in full when all

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obligations under the indenture for the New Second Lien Notes, including any premiums, fees or other charges but excluding any contingent obligations for which no claim has been asserted (collectively, the “Second Lien Obligations”) are refinanced or no longer outstanding.  The Avenue Annual Fee will be expressly subordinated to the prior payment in full of the Second Lien Obligations, including any such obligation accruing after the commencement of any subsequent insolvency proceedings (but excluding any contingent obligations for which no claim has been asserted).  In addition, the ACG Companies and the Vertis Companies shall reimburse on a current basis the Avenue Manager for all reasonable out-of-pocket expenses incurred by the Avenue Manager in connection with providing the advisory services (e.g., expenses for travel, meals and lodging).  The Avenue Advisory Services Agreement shall terminate upon the earlier of (w) the tenth anniversary of the Effective Date, (x) the date the Avenue Manager and its affiliates collectively own less than 5% of the then-outstanding New Common Stock and (y) the consummation of a Sale or an IPO.

On the Effective Date, each of the ACG Companies and Vertis Companies will enter into an Advisory Services Agreement (the “Goldman/TCW Advisory Services Agreement”) with an affiliate of Goldman (the “Goldman Manager”) and an affiliate of TCW (the “TCW Manager”).  During the term of the Goldman/TCW Advisory Services Agreement, the ACG Companies and the Vertis Companies shall pay the Goldman Manager and TCW Manager an aggregate annual advisory fee of $250,000 per year (payable quarterly in advance) (the “Goldman/TCW Annual Fee”).  The Goldman/TCW Annual Fee will be accrued during the period in which the New Second Lien Notes are outstanding and all unpaid Goldman/TCW Annual Fees shall be outstanding and paid in full when the Second Lien Obligations are refinanced or no longer outstanding.  The Goldman/TCW Annual Fee will be expressly subordinated to the prior payment in full of the Second Lien Obligations, including any such obligation accruing after the commencement of any subsequent insolvency proceedings (but excluding any contingent obligations for which no claim has been asserted).  In addition, the ACG Companies and the Vertis Companies shall reimburse on a current basis the Goldman Manager and the TCW Manager, as applicable, for all reasonable out-of-pocket expenses incurred by such entity in connection with providing the advisory services (e.g., expenses for travel, meals and lodging).  The Goldman/TCW Advisory Services Agreement shall terminate upon the earlier of (w) the tenth anniversary of the Effective Date, (x) the date the Goldman

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Manager, the TCW Manager and their affiliates collectively own less than 5% of the then-outstanding New Common Stock, and (y) the consummation of a Sale or an IPO.

Releases

To the extent permitted by applicable law and approved by the Bankruptcy Court, the Vertis Companies, the ACG Companies and each person who, directly or indirectly, is entitled to receive a distribution under the Plans, including, without limitation, persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall, effective upon the Effective Date, be deemed to forever release, waive and discharge all claims, demands, causes of action and the like, relating to the Vertis Companies and their affiliates and the ACG Companies and their affiliates, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, subject to a limited carve-out (the “Carve-out”) solely for criminal acts and fraud (excluding, in the case of Shareholders of Vertis Holdings, payments on account of interest on Notes or Vertis Holdings Mezzanine Notes, management fees, or expense reimbursements) against (I) each Consenting Noteholder, (II) each Vertis Indenture Trustee, (III) the ACG Indenture Trustee, (IV) each Informal Committee and its respective members (V) the Vertis Second-Lien Noteholder Group and its members, (VI) any Shareholders of Vertis Holdings, (VII) any Shareholder of ACG Holdings, (VIII) the current (as of the Effective Date) and former (as of the Effective Date) directors, officers, and employees of the Vertis Companies and the ACG Companies, (IX) the Vertis Companies and the ACG Companies, (X) the lenders under the ACG 2008 Facility and the administrative agent under the ACG 2008 Facility, (XI) the professional advisors, sub-advisors, managers, and managing and executive directors of the parties described in clauses (I) through (X) hereof, and (XII) the directors, officers, partners, members, representatives and employees of the parties described in clauses (I) through (VII) hereof; provided, however, that pursuant to the CLI Side Letter, CLI will only be releasing the Vertis Companies, the ACG Companies (with respect to matters relating to any of the Vertis Companies) and any current (as of the Effective Date) or former (as of the Effective Date) director or officer of any of the Vertis Companies, with such release applying solely to acts or omissions taken or omitted in their capacity as an officer or director of any of the Vertis Companies; provided further, however, that to the extent any party does not

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provide the release provided herein to another person or entity, that non-releasing party shall not receive a release from such other person or entity.

Notwithstanding anything to the contrary herein, the Carve-out shall not include claims, demands, causes of action and the like of the ACG Companies for constructive fraudulent conveyances or preferences, whether brought under the Bankruptcy Code or other applicable law.

Waiver of Avoidance Actions

The Plan shall provide for a waiver (i) by the Vertis Companies of any fraudulent transfer claims against the Shareholders of Vertis Holdings relating to payments on account of interest on Notes or Vertis Holdings Mezzanine Notes, management fees, or expense reimbursements and (ii) by the ACG Companies of all constructive fraudulent conveyance claims and preference claims, in each case whether brought under the Bankruptcy Code or other applicable law.

Exculpation

To the extent permitted by applicable law and approved by the Bankruptcy Court, the Vertis Filing Entities (including as reorganized), the ACG Filing Entities (including as reorganized), each Informal Committee, the Vertis Second-Lien Noteholder Group, the Vertis Indenture Trustees, and the ACG Indenture Trustee, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons) shall have no liability to any holder of a claim or equity interest (including, notwithstanding anything herein to the contrary, CLI) for any act or omission in connection with, or arising out of, the negotiation of the Restructuring Agreement, the negotiation and the pursuit of approval of the disclosure statement, the Vertis Plan or the ACG Plan or the solicitation of votes for, or confirmation of, the Vertis Plan or the ACG Plan, the funding of the Vertis Plan or the ACG Plan, the consummation of the Vertis Plan or the ACG Plan, or the administration of the Vertis Plan or the ACG Plan or the property to be distributed under the Vertis Plan or the ACG Plan, except for willful misconduct or gross negligence as determined by a final order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Vertis Plan or the ACG Plan.

Indemnification Claims	Notwithstanding anything to the contrary herein, the indemnification rights of directors, officers and employees of the Vertis Companies or the ACG Companies to indemnification

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from the Vertis Companies or the ACG Companies, as applicable, shall not be released, waived or discharged and such rights shall be reinstated pursuant to the Vertis Plan and the ACG Plan, as applicable.

Additional Conditions

1.    The Plans will contain other customary conditions to effectiveness in form and substance to be agreed upon, including, without limitation:  (i) closing of the Exit Funding; (ii) the Restructuring Agreement has not been terminated; (iii) no stay of the confirmation order(s); (iv) consummation of the Merger (and with the occurrence of the Effective Date being a condition to the effectiveness of the Merger); and (v) the conditions set forth in Sections 8.2(a) and 8.3(a) of the Merger Agreement have been satisfied (and not waived).

2.    (a) The Vertis Plan and the ACG Plan, shall provide that, as applicable, any and all claims asserted or otherwise existing against Vertis, Inc., ACG Holdings, Inc. and their respective direct and indirect subsidiaries by: (i) Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P. and Thomas H. Lee Investors, L.P. (collectively, “THL Fund Parties”), the shareholders of Vertis Holdings who have invested in the securities of Vertis with the THL Fund Parties and have signed or hereafter sign the Vertis Side Letter, Thomas H. Lee Capital, LLC, and THL Equity Advisors IV, LLC ; (ii) Evercore Capital Partners, L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners, L.P. and Evercore Advisors Inc., (iii) Metalmark Subadvisor LLC, and (iv) the controlled affiliates of the entities in (i)-(iii) (other than the “portfolio companies” controlled or managed by them and the Vertis Companies and ACG Companies, as applicable) ((i)-(iv) collectively, the “Shareholders”), for management fees or otherwise shall be waived, extinguished and/or disallowed in their entirety, (b) any order confirming the ACG Plan or the Vertis Plan shall provide that such claims shall, as of the Effective Date, be extinguished and disallowed in their entirety and such Shareholders shall not be entitled to any distributions under the Plans on account thereof, provided, however, the Shareholders may assert Vertis Second-Lien Noteholder Claims, Vertis Senior Subordinated Noteholder Claims, Vertis Subordinated Noteholder Claims and ACG Second-Lien Noteholder Claims, if any, which noteholder claims shall be treated in accordance with this Term Sheet and the Shareholders may

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assert any claims it has against Vertis Holdings, including for management fees and the Vertis Holdings Mezzanine Notes Claims, and (c) subject to the immediately preceding proviso, any management agreement or other agreement with any Shareholder (other than the Vertis Side Letter and the ACG Side Letter, which shall each be assumed under the Plan on the Effective Date unless terminated prior to the Effective Date) shall be either rejected or terminated pursuant to its terms as of the Effective Date, with any rejection damage claim resulting therefrom being treated in accordance with clauses (a) and (b) of this paragraph, except for a rejection damage claim resulting from an agreement with Vertis Holdings, which claim shall be treated in accordance with the treatment set forth for the Vertis Holdings Unsecured Claims Class; it is understood, however, that notwithstanding anything herein to the contrary, the THL/Evercore Parties (as defined in the Vertis Side Letter) will not be releasing any claims to which the Carve-out applies and such claims shall be treated as provided in the Term Sheet.

3.    The Proposed Merger and the other transactions, obligations and agreements provided for in the Merger Agreement, which shall be an exhibit to the Vertis Plan and the ACG Plan, shall be a part of and implemented through such plans.

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EXHIBIT A

Post-Effective Date Organizational Structure

EXHIBIT B

Terms of the New Credit Facilities

As indicated above, the Restructuring contemplated herein provides for Vertis to borrow funds under the New Credit Facilities. Set forth below is a summary of certain salient terms of the New Credit Facilities, which shall be comprised of:  (i) a “New Revolving Loan Facility” and (ii) “New Term Loan Facilities.”

Item	Proposed Term

Facility	New Revolving Loan Facility

Borrower	Vertis

Guarantors	All domestic subsidiaries of Vertis (the “Subsidiary Guarantors”) and Vertis Holdings.

Amount	Up to $250m

Item	Proposed Term

Facility	New Term Loan Facilities

Borrower	Vertis.

Amount	$200m – 400m in the aggregate

EXHIBIT C

Terms of New Second-Lien Notes

As indicated above, the Restructuring contemplated herein provides for the issuance by Vertis of the New Second-Lien Notes. Set forth below is a summary of certain salient terms of the New Second-Lien Notes:

Item	Proposed Term

Issuer	Vertis

Guarantors	The Subsidiary Guarantors.

Maturity Date	Four years from the Effective Date

Interest Rate	13% (cash)/3% (PIK).(4)

Call Protection	Year 1 (prior to first anniversary of closing) -105; Year 2 – 102; Year 3 -101; and thereafter – 100.

Cash Interest to Senior Noteholders	No cash interest payable to holders of the New Senior Notes until New Second-Lien Notes are repaid in full.

Additional Terms	See attached Indenture Annex.

(4)  Notwithstanding Section 9 of the Restructuring Agreement, it is understood that this rate can be increased with the consent of the Vertis Companies, the ACG Companies, each Informal Committee, the Vertis Second-Lien Noteholder Group, and/or such parties’ respective advisors.

Additional Indenture Terms for New Second-Lien Notes

Except as otherwise set forth herein, terms of the indenture for the New Second-Lien Notes shall be consistent with those in the indenture for the Vertis Second-Lien Notes.

Provision	Existing Second-Lien Notes	New Second-Lien Notes
Restricted Payments
RP basket build	50% of CNI + 100% of net cash proceeds of equity issuances	Same +100% FMV certain non-cash proceeds of equity issuances
Basket start date for RPs	Issue date (2002)	Start of fiscal quarter after Effective Date
RP for corporate overhead at Holdings	$5 million	$5 million
RP for stock buybacks from employees	$10 million	$15 million
RP basket for buyback of fractional shares	$500,000	$500,000
General RP basket	$13 million	$20 million
RP basket for refinancing of subordinated debt (with senior debt)	$50 million basket for repayment of subordinated credit facility	Not applicable
Debt Covenant
Incurrence ratio: Coverage test	Fixed charge coverage ratio of 2.25 to 1.00, stepping up to 2.50 to 1.00 on January 1, 2005	Fixed charge coverage ratio of 2.00 to 1.00
Credit facility basket	$670 million, including a/r facility in an amount not to exceed $150 million	$650 million aggregate, including off-balance-sheet a/r facility in an amount not to exceed $175 million
Acquired debt basket	$40 million (shared with capital leases)	$60 million (stand-alone)
Capital lease basket	$40 million (shared)	$60 million (stand-alone)
General debt basket	$35 million	$50 million
Permitted Investments
Loans to employees	$10 million	$15 million
General investment basket	$20 million	$30 million
Asset Sales
De minimis asset sale	$2.5 million	$5 million
Asset sale offer trigger	$20 million	$30 million
Affiliate Transactions
Thresholds	$5 million for disinterested board member approval; $20 million for fairness opinion	$5 million for disinterested board member approval; $20 million for fairness opinion
Carve out for loans to employees	$10 million	$15 million
Liens
Permitted Liens: Capital leases and PMSI carveouts	Liens must be junior to second liens	$60 million basket for non-junior liens; otherwise must be junior

Provision	Existing Second-Lien Notes	New Second-Lien Notes
Senior Secured Leverage Ratio	1.75x	2x
General liens basket	Liens related to general debt basket as long as liens junior	Liens related to general debt basket as long as liens junior
Carve out for management fees	$250,000 per quarter to THL and $62,500 to Evercore	As provided in section of Term Sheet entitled “Advisory Services Agreement”
Events of Default
Cross default/judgment defaults thresholds	$20 million	$30 million
Change of Control
Third Party Trigger for Change of Control	Any person or group acquires in excess of 50% of voting power	Any person or group acquires in excess of 50% of voting power; exceptions for Permitted Holders, which includes Avenue and/or its affiliates/control parties
Reporting Covenant	Deliver to Trustee and Holders all information required by Forms 10-K, 10-Q and 8-K.	As set forth on Exhibit F
Consolidated Fixed Charges	Definition of Consolidated Interest Expense includes cash and non-cash interest	Non-cash interest to be excluded from Consolidated Interest Expense for purposes of this definition

EXHIBIT D

Terms of New Senior Notes

As indicated above, the Restructuring contemplated herein provides for the issuance by Vertis of the New Senior Notes.  Set forth below is a summary of certain salient terms of the New Senior Notes:

Issuer:	Vertis, Inc. (the “Company”)

Securities:	Senior Notes

Issue Date:	The Effective Date

Principal Amount at Issuance:	$200,000,000

Interest:	13.5% per annum PIK

Maturity:	Five and a half years from Effective Date

Interest Payment Dates:	Semi-annual

Use of Proceeds:	No cash proceeds.

Collateral:	None

Guarantors:

All existing and future subsidiaries that guarantee the New Credit Facilities or the New Second-Lien Notes. Also, all existing and future holding companies that guarantee the New Second-Lien Notes (or any other funded debt of the Company junior to such New Second Lien Notes), if any.

Mandatory Offers to Purchase and Mandatory Redemption:

If a specified change of control event occurs, subject to certain conditions, the Company must make an offer to repurchase the New Senior Notes at a purchase price of 101% of the principal amount of the New Senior Notes, plus accrued and unpaid interest. “Change of Control” will include exceptions for certain permitted holders (Avenue and/or its affiliates/control parties).

Certain asset dispositions will be triggering events that may require the Company to use the net proceeds from those asset dispositions to make an offer to repurchase Notes at 100% of their principal amount, together with accrued and unpaid interest, if such proceeds are not otherwise used within 360 days to repay certain specified types of indebtedness or reinvest in “Productive Assets.”

Optional Redemption:

The Company may redeem the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on the Effective Date and each anniversary thereof at the redemption prices indicated below:

Year	Percentage
2008	105.00%
2009	102.00%
2010	101.00%
2011 and thereafter	100.00%

Ranking:

The New Senior Notes and related guarantees will be unsecured senior obligations of the Company and the Guarantors. The New Senior Notes and related guarantees will (1) rank pari passu in right of payment with all secured senior obligations of the Company and the

Guarantors, including, without limitation, the New Credit Facilities and the New Second-Lien Notes and all guarantees thereof, but in each case effectively subordinated to such obligations to the extent of the collateral securing such obligations, (2) rank pari passu in right of payment with any unsecured senior obligations of the Company and the Guarantors, (3) rank senior in right of payment to any future subordinated indebtedness of the Company and the Guarantors, and (4) be structurally subordinated to all obligations of subsidiaries of the Company that are not Guarantors.

Covenants:

Financial Maintenance Covenants:	None

Negative Covenants:

The indenture governing the New Senior Notes will be based on the indenture governing the Vertis Senior Notes, and will contain negative covenants having a similar scope and structure. The negative covenants will include, without limitation, restrictions on indebtedness, liens, restricted payments, upstream payment restrictions, asset sales, and affiliate transactions. The negative covenants and the exceptions thereto will be modified from the Vertis Senior Notes to reflect the Restructuring transactions and the circumstances of the Company post-Restructuring, including, without limitation, the modifications indicated on the attached indenture annex, and others consistent with other post-Restructuring debt of the Company. At the Effective Date, all subsidiaries of the Company shall be Restricted Subsidiaries.

Events of Default:

Based on the indenture governing the Vertis Senior Notes, with modifications to reflect the Restructuring transactions and the circumstances of the Company post-Restructuring, including, without limitation, the modifications indicated on the attached indenture annex.

Voting:

The indenture governing the New Senior Notes shall expressly provide that New Senior Notes owned by holders that directly or indirectly control, or are controlled by or under direct or indirect common control with, the Company will not be disregarded for purposes of voting with respect to amendments, waivers, directions and consents.

Additional Indenture Terms for New Senior Notes

Except as otherwise set forth herein, terms of the indenture for the New Senior Notes shall be consistent with those in the indenture for the Vertis Senior Notes.

Provision	Existing Senior Notes	New Senior Notes
Restricted Payments
RP basket build	50% of CNI + 100% of net cash proceeds of equity issuances	Same +100% FMV certain non-cash proceeds of equity issuances
Basket start date for RPs	Issue date (2002)	Start of fiscal quarter after Effective Date
RP for corporate overhead at Holdings	$5 million	$5 million
RP for stock buybacks from employees	$10 million	$15 million
RP basket for buyback of fractional shares	$500,000	$500,000
General RP basket	$13 million	$20 million
RP basket for refinancing of subordinated debt (with senior debt)	$50 million basket for repayment of subordinated credit facility	Not applicable
Debt Covenant
Incurrence ratio: Coverage test	Fixed charge coverage ratio of 2.25 to 1.00, stepping up to 2.50 to 1.00 on January 1, 2005	Fixed charge coverage ratio of 2.00 to 1.00
Credit facility basket	$670 million, including a/r facility in an amount not to exceed $150 million	$650 million aggregate, including off-balance-sheet a/r facility in an amount not to exceed $175 million
Acquired debt basket	$40 million (shared with capital leases)	$60 million (stand-alone)
Capital lease basket	$40 million (shared)	$60 million (stand-alone)
General debt basket	$35 million	$50 million
Permitted Investments
Loans to employees	$10 million	$15 million
General investment basket	$20 million	$30 million
Asset Sales
De minimis asset sale	$2.5 million	$5 million
Asset sale offer trigger	$20 million	$30 million
Affiliate Transactions
Thresholds	$5 million for disinterested board member approval; $20 million for fairness opinion	$5 million for disinterested board member approval; $20 million for fairness opinion
Carve out for loans to employees	$10 million	$15 million
Permitted Liens	Liens related to general debt basket permitted	general liens basket of $50 million
Carve out for management fees	$250,000 per quarter to THL and	As provided in section of Term

Provision	Existing Senior Notes	New Senior Notes
	$62,500 to Evercore	Sheet entitled “Advisory Services Agreement”
Events of Default
Cross default/judgment defaults thresholds	$20 million	$30 million
Change of Control
Third Party Trigger for Change of Control	Any person or group acquires in excess of 50% of voting power	Any person or group acquires in excess of 50% of voting power; exceptions for Permitted Holders, which includes Avenue and/or its affiliates/control parties
Reporting Covenant	Deliver to Trustee and Holders all information required by Forms 10-K, 10-Q and 8-K.	As set forth on Exhibit F
Consolidated Fixed Charges	Definition of Consolidated Interest Expense includes cash and non-cash interest	Non-cash interest to be excluded from Consolidated Interest Expense for purposes of this definition

EXHIBIT E

Schedule of Estimated Sources and Uses

(as of September 30, 2008 assuming September 1, 2008 closing)(5)

Sources	Amount
$250mm ABL Revolver	$125
New 1st Lien Term Loans	350
Rollover Vertis Term Loan	50
Exchanged 2nd Lien Notes	350
New Unsecured Sr. Notes	200

Total sources	$1,075

Uses	Amount
Refinance Vertis DIP Revolver & Term Loan	$312
Refinance Vertis Term Loan	50
Exchange 9 3/4 2nd Lien Notes	350
Refinance ACG Revolver/Cap leases (excl. Fees)	60
Refinance ACG Term Loan	40
Refinance ACG Bridge Facility	8
New Sr. Notes to 10 7/8 Notes Holders	107
New Sr. Notes to 13 1/2 Note Holders	27
New Sr. Notes to ACG 2nd Lien Note Holders	66
Accrued Interest to 9 3/4 2nd Lien Notes	3
ACG Fees Payable at Closing	5
Vertis Professional and Financing Fees	32
Merger/Change-of Control Fees & Other Contingencies	15

Total uses	$1,075

(5)  Sources and uses may vary due to closing date and size of ultimate term loan.

EXHIBIT F

Reporting Obligations

Post on a confidential website (access to which shall require signature on a non-negotiable customary confidentiality agreement established on such website as a condition to access thereof (the “CA”)) the following information, and not file it with the SEC, unless subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

-within 100 days of the end of the fiscal year, audited year end financial statements of the issuer and its subsidiaries and an MD&A

-within 50 days of the end of each of the first three fiscal quarters, unaudited quarterly financial statements of the issuer and its subsidiaries and an MD&A

-within 5 business days of the occurrence of the following events:

•                 change in the executive officers or directors of the issuer;

•                 any incurrence of any material long-term debt;

•                 acceleration of any indebtedness of the issuer or any of its restricted subsidiaries;

•                 any issuance by the issuer of its equity interests (excluding pursuant to any equity incentive plan in the ordinary course of business) generating net cash proceeds greater than $10 million;

•                 entry into an agreement by the issuer or any of its subsidiaries relating to a transaction that has or may result in a change of control;

•                 any resignation or termination of the issuer’s independent accountants or any new engagement of independent accountants;

•                 any determination by the issuer or the receipt of advice or notice by the issuer from its independent accountants relating to non-reliance on previously issued financial statements, a related audit opinion or a completed interim review; and

•                 the completion by the issuer and any of its restricted subsidiaries of the acquisition or disposition of a significant amount of assets,

in each case, solely to the extent such information would be required to be filed on a Form 8-K by an SEC registrant; provided there shall be no obligation to provide financial statement or  pro forma financial statements with respect to a business acquired or disposed of.

The Company will provide any prospective purchaser of New Second Lien Notes or New Senior Notes identified by an existing noteholder with access to the website if such prospective purchaser agrees to be bound by the CA.

Upon written request of any holder of New Second Lien Notes or New Senior Notes (which request may be by electronic mail), the Company shall, subject to execution of a CA, provide a copy of the Budget (as defined below) to such noteholder; provided, however, that the Company will not be obligated to comply with any such request if it reasonably determines, in good faith, that such noteholder is a competitor of the Company; provided further, however, the Company shall not have an obligation to update any Budget previously provided to a noteholder.  The Budget shall be a summary budget prepared once a year, consisting of annual sales, adjusted EBITDA, and free cash flow.  For avoidance of doubt, the Budget shall not be required to be posted on any website maintained by the Company.

EXHIBIT G

Shareholders Agreement Term Sheet(6)

Parties:

Vertis Holdings, Inc. (following the Restructuring) (the “Company”), Avenue Capital Management II, LP (together with its affiliates, the “Avenue Shareholder”), [Goldman Shareholders] (together with their affiliates, the “Goldman Shareholder”), [TCW Shareholders] (together with their affiliates, the “TCW Shareholder” and, together with the Goldman Shareholder, the “ACGN Shareholders”) and Holders of 5% of more of the post-restructuring common stock of the Company. The Avenue Shareholder, the Goldman Shareholder, the TCW Shareholder and any other shareholders that become parties to the Shareholders Agreement after the Effective Date, are referred to herein as a “Stockholder” and together, the “Stockholders”.

Additional Parties:

The Company may require that any person that is offered shares of New Common Stock (“Common Stock”), options to purchase Common Stock or other equity interests that are convertible into or exchangeable for Common Stock become, as a condition to the acquisition of such shares, options or other equity interests, a party to the Shareholders Agreement and become bound by all of the restrictions therein. All Stockholders (other than the Avenue Shareholder) shall be referred to herein as the “Other Stockholders.”

Stock Covered by Agreement

All Common Stock of the Company owned or acquired from and after the Effective Date by (i) the Stockholders, (ii) any member of management who acquires stock through the exercise of options acquired on or after the Effective Date (the “Management Stockholders”) and (iii) any other shareholder of the Company that becomes a party to the Shareholders Agreement following the Effective Date. All transferees acquiring Common Stock from a Stockholder shall execute a joinder to the Shareholders Agreement as a condition to the effectiveness of such acquisition.

(6)  Some of the provisions herein may be incorporated into the Company’s certificate of incorporation.

Board of Directors:

The Board of Directors (the “Board”) of the Company will oversee the management and affairs of the Company. The Board will consist of five directors and, commencing at the first meeting of the shareholders to elect the Board, shall be designated as follows: (i) subject to the following paragraph, three directors will be designated by the Avenue Shareholder (for so long as the Avenue Shareholder owns at least 20.0% of the then outstanding Common Stock); (ii) one director will be designated by the ACGN Shareholders (for so long as the ACGN Shareholders own, in the aggregate, at least 5.0% of the then outstanding Common Stock); and (iii) one director will be the Chief Executive Officer of the Company.

If the Avenue Shareholder holds less than 20% of the then outstanding Common Stock but 5% or more of the then outstanding Common Stock then the Avenue Shareholder shall be entitled to designate 1 director. The foregoing designation reductions are hereinafter referred to as the “Reduction Events.” Any undesignated director based on the Reduction Events shall be elected by the shareholders of the Company.

The Avenue Shareholder and the ACGN Shareholders shall have the exclusive right to remove and appoint their respective directors described above, if applicable, as well as the exclusive right to fill vacancies created by reason of death, removal or resignation of their respective directors described above, if applicable.

Prior to a Reduction Event, the Avenue Shareholder shall have the right to designate two directors to serve on each committee of the Board. After a Reduction Event, the Avenue Shareholder shall have the right to designate one director to serve on each committee of the Board for so long as the Avenue Shareholder has the right to designate a director as described above.

The ACGN Shareholders shall have the right to designate one director to serve on each committee of the Board for so long as the ACGN Shareholders have the right to designate a director as described above.

The ACGN Shareholders shall have the right to designate one observer to the Board for so long the ACGN Shareholders own at least 1.0% of the then outstanding Common Stock.

A majority of the then existing directors will constitute a quorum. The Board will act by a vote of a majority of the quorum.

All Stockholders agree to vote all shares of Common Stock at any meeting of stockholders called for the purpose of filling positions on the Board, or in any written consent executed in lieu of such meeting, and shall take all actions reasonably necessary to ensure that the Board is composed of the directors designated in accordance with the foregoing. For so long as the Avenue Shareholder has the right to designate a director as described above, the consent of the Avenue Shareholder shall be required to increase or decrease the size of the Board. For so long as the ACGN Shareholders have the right to designate a director as described above, the consent of the ACGN Shareholders shall be required to increase or decrease the size of the Board.

Transfer Restrictions:

The Avenue Shareholder may transfer shares of Common Stock to a third party or any of its affiliates at any time.

Until the date that is 18 months after the Effective Date, the Other Stockholders shall not have any right to transfer their equity interests in the Company, other than (i) in connection with transfers approved by the Avenue Shareholder, (ii) pursuant to the exercise of the Drag-Along Right or Tag-Along Right described below, (iii) a sale to another holder of Common Stock (but subject to the Right of First Offer described below) or (iv) transfers by any Other Stockholder to an affiliate of such Other Stockholder who agrees in writing to be bound by the terms and conditions of the Shareholders Agreement.

Right of First Offer:

Until the date that is 18 months after the Effective Date (except with respect to transfers to affiliates of an Other Stockholder), prior to any disposition of Common Stock permitted by the Transfer Restrictions described above, such Other Stockholder shall first offer the Avenue Shareholder a right of first offer with respect to the shares of Common Stock proposed to be sold prior to selling or otherwise disposing of any of their shares of Common Stock.

From and after the date that is 18 months after the Effective Date, except with respect to transfers to affiliates of an Other Stockholder, no Other Stockholder shall sell or otherwise dispose of any of their shares of Common Stock without first offering the Avenue Shareholder, the Goldman Shareholder and the TCW Shareholder (for so long as such persons individually own more than 2.5% of the outstanding Common Stock) a pro rata right of first offer with respect to the shares of Common Stock proposed to be sold.

Tag-Along:

In the event that at any time the Avenue Shareholder proposes to transfer shares of Common Stock to any Person that is not an affiliate of Avenue, then the Other Stockholders shall have the right to sell a percentage of such party’s equity interests in the Company equal to the percentage of the Avenue Shareholder’s shares of Common Stock proposed to be sold to such third party on the same terms and conditions (including the same type and pro rata amount of consideration paid per security) as the sale by the Avenue Shareholder (the “Tag-Along Right”). The Tag-Along Right shall not apply to any sale of capital stock pursuant to a public offering of the Company’s capital stock that is registered under the Securities Act of 1933, as amended (a “Public Offering”).

Preemptive Rights:

If the Company issues shares of any equity or equity-linked securities, the Stockholders (excluding Management Stockholders who are not “accredited investors”) will have the right to purchase a pro rata portion of such offering based upon their equity ownership (excluding any compensation based equity acquired by the Management Stockholders on or after the Effective Date), subject to standard exceptions (including, but not limited to, issuances to fund acquisitions).

Drag-Along:

If the Avenue Shareholder proposes to sell, whether through a stock sale or a merger, more than 25% of its shares of Common Stock to a Bona Fide Third Party (or to any person, including any affiliate of the Avenue Shareholder, if such transaction is approved by stockholders of the Company owning a majority of the then outstanding Common Stock and an investment bank acceptable to the Avenue Shareholder and the Goldman Shareholder (such acceptable investment bank, an “Acceptable Investment Bank”) issues a written fairness opinion with respect to such transaction), the Avenue Shareholder shall have the right, at its option, to require the Other Stockholders to join in such sale by selling the same percentage of their equity interests in the Company as the percentage of the Avenue Shareholder’s shares proposed to be sold by the Avenue Shareholder to such third party on the same terms and conditions (including the same type and pro rata amount of consideration paid per security) and the Avenue Shareholder and such Other Stockholders shall vote in favor of such transaction. As used herein “Bona Fide Third Party” means any person in which the Avenue Shareholder holds no more than 5% of the equity of such person or no more than 10% of the debt of any tranche of such person.

If the exercise of the Drag-Along results in any person other than the Avenue Shareholder owning more than 50% of the outstanding Common Stock, the approval of the stockholders of the Company owning a majority of the then outstanding Common Stock shall be required.

Notwithstanding anything to the contrary contained herein, a Drag-Along event with an affiliate of the Avenue Shareholder shall not be subject to the requirements of Limitation on Affiliate Transactions.

Limitation on Affiliate Transactions:

So long as the Avenue Shareholder has the right to designate a majority of the Board, any transaction between any affiliate of the Avenue Shareholder and the Company or its subsidiaries may not be consummated unless either (i) (x) an Acceptable Investment Bank issues a written fairness opinion with respect to such transaction and (y) the approval of the stockholders of the Company owning 60% or more of the then outstanding Common Stock is obtained or (ii) such transaction is approved by a majority of the disinterested members of the Board (and, with respect to clause (ii) only, for so long as the Board is comprised of 5 members, of which 3 members are appointed by the Avenue Shareholder, one is appointed by the ACGN Shareholder and one member who is the chief executive officer of the Company, then such transaction is approved by the member appointed by the ACGN Shareholders and the member who is the chief executive officer of the Company). Any director appointed by the Avenue Shareholder shall be deemed to be “interested” solely for the purposes of voting on any matter described in the foregoing clause (ii). For the avoidance of doubt, any affiliate transaction not approved by a majority of the disinterested directors as contemplated by the foregoing clause (ii) shall nonetheless be effected if it otherwise satisfies the requirements of the foregoing clause (i).

As used in Drag-Along and this Limitation on Affiliate Transactions, the term “affiliate of the Avenue Shareholder” shall mean any person in which the Avenue Shareholder holds more than 5% of the equity of such person or holds more than 15% of the debt of any tranche of such person.

The transactions contemplated by the Restructuring Agreement and Term Sheet and approved by the Plans shall not be subject to the foregoing restrictions.

Termination:

The Shareholders Agreement will continue until the earlier of (i) the mutual written agreement of the Stockholders, (ii) the consummation of an initial Public Offering and (iii) the sale of all or substantially all of the assets or equity interests in the Company to a Bona Fide Third Party; provided, in the case of clause (ii), all of the provisions of the Shareholders Agreement shall terminate except for those relating to registration rights. In addition, any party to the agreement shall cease to be a party to the agreement from and after the time such party ceases to own shares of Common Stock or other securities convertible into, or exchangeable for, shares of Common Stock.

Confidentiality and Access to Information:

Each Stockholder will keep confidential and not disclose, except with prior written consent, the confidential information of the Company, each Stockholder and their respective affiliates, subject to customary exceptions.

The Company will provide each Stockholder and any prospective purchaser of the debt or equity of the Company identified by a Stockholder, in each case, who agrees to be bound to a customary confidentiality agreement, with access to a website containing the most recently available information required to be provided by Exhibit F of the Restructuring Agreement and will provide a copy of the Budget (as that term is defined in Exhibit F of the Restructuring Agreement) upon the terms and conditions specified in Exhibit F of the Restructuring Agreement.

Governing Law:	Delaware

Amendments:

The consent of the Avenue Shareholder (for so long as it owns 50% of the Common Stock held by it on the Effective Date), the Goldman Shareholder (for so long as it owns 50% of the Common Stock held by it on the Effective Date), the TCW Shareholder (for so long as it owns 50% of the Common Stock held by it on the Effective Date) and a majority of the Common Stock subject to the Shareholders Agreement shall be required to amend the Shareholders Agreement.

Registration Rights

Demand Rights

Following the consummation of an initial Public Offering, (i) for so long as the Avenue Shareholder owns at least 20.0% of the then outstanding Common Stock, on a fully diluted basis, the Avenue Shareholder will have unlimited demand rights; (ii) for so long as the Avenue Shareholder owns at least 2.5% of the then outstanding Common Stock, on a fully diluted basis, the Avenue Shareholder will have two demand rights per 12-month period; provided, that the offering size relating to such demand right must be at least $3.0 million; (iii) for so long as the Goldman Shareholder owns at least 2.5% of the then outstanding Common Stock, on a fully diluted basis, the Goldman Shareholder will have one demand right per 12-month period; provided, that the offering size relating to such demand right must be at least $3.0 million; and (iv) for so long as the TCW Shareholder owns at least 2.5% of the then outstanding Common Stock, on a fully diluted basis, the TCW Shareholder will have one demand right per 12-month period; provided, that the offering size relating to such demand right must be at least $3.0 million.

Piggyback Rights

If the Company files a registration statement for an initial Public Offering, the Stockholders will have pro rata rights to sell their shares in the initial Public Offering, subject only to the right of the Company to sell shares first and subject to a pro rata cutback for all Stockholders and the additional cutback for the Management Stockholders described above. The Management Stockholders may be subject to an additional cutback of his or her shares if the Board, in consultation with the underwriter, determines in good faith that the participation of such Management Stockholders would adversely affect the marketability or offering price of the other securities to be sold.

If the Avenue Shareholder exercises its demand rights, the Goldman Shareholder, TCW Shareholder and Management Stockholders will have piggyback rights, subject to a pro rata cutback and the additional cutback for the Management Stockholders described above.

If the Goldman Shareholder exercises its demand rights, the Avenue Shareholder, TCW Shareholder and the Management Stockholders will have piggyback rights, subject to a pro rata cutback and the additional cutback for the Management Stockholders described above.

If the TCW Shareholder exercises its demand rights, the

Avenue Shareholder, Goldman Shareholder and the Management Stockholders will have piggyback rights, subject to a pro rata cutback and the additional cutback for the Management Stockholders described above.

Following the initial Public Offering, if the Company proposes to effect a registration of shares of Common Stock (other than a demand registration described above) for its own account, the Stockholders will have piggyback rights, subject to the Company’s right to sell shares first and subject to a pro rata cutback for all Stockholders and the additional cutback for the Management Stockholders described above.

Lockup	Each of the Stockholders will agree to a lockup following the initial Public Offering of up to 180 days, depending on the managing underwriter’s requirements.

EXHIBIT B

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring and Lock-Up Agreement, dated [   ], 2008 (the “Agreement”), by and among American Color Graphics, Inc., ACG Holdings, Inc., Vertis, Inc., Vertis Holdings, Inc. and [Transferor Consenting Noteholder Name], and certain other noteholders, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Noteholder”) under the terms of the Agreement.

Date Executed: , 2008
Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

Aggregate principal amount of Notes beneficially owned or managed on behalf of accounts that hold or beneficially own such Notes:

ACG Second Lien Notes:
$

Vertis Second Lien Notes:
$

Vertis Senior Notes:
$

Vertis Subordinated Notes:
$

EXHIBIT C

SECTION 6 OF VERTIS SIDE LETTER

6.                                      Obligations and Rights of Consenting Noteholders.

(a)           Pursuant to Section 3.06 of the Restructuring Agreement, as of the date hereof and, provided that the Effective Date occurs, as of the Effective Date, and regardless of whether the Bankruptcy Court approves the releases set forth in the Plan, each Consenting Noteholder that holds Notes of Vertis (i) agrees to release the Releasees to the extent set forth in Section 3 hereof,(1) including Exhibit A, (ii) covenants not to sue the Releasees for any matter described in Section 3 hereof, including Exhibit A, (iii) agrees to turn over to the THL Shareholder Parties any recoveries it receives in respect of any lawsuit against the THL Shareholder Parties relating to any matter for which a Releasee is receiving a release under Section 3 hereof, including Exhibit A, (iv) agrees to turn over to the Evercore Shareholder Parties any recoveries it receives in respect of any lawsuit against the Evercore Shareholder Parties relating to any matter for which a Releasee is receiving a release under Section 3 hereof, including Exhibit A; and (v) agrees not to instruct the Vertis Indenture Trustees to bring any action against any Releasee for which the Releasee is receiving a release under Section 3 hereof, including Exhibit A.

(b)           As of the date hereof and, provided that the Effective Date occurs, as of the Effective Date, and regardless of whether the Bankruptcy Court approves the releases set forth in the Plan, each THL/Evercore Party agrees to release each Consenting Noteholder that holds Notes of Vertis (and each such Consenting Noteholder’s directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, and managing and executive directors) to the extent of the releases set forth in the Term Sheet as of the date hereof, including Exhibit A, and covenants not to sue any Consenting Noteholder that holds Notes of Vertis (or any such Consenting Noteholder’s directors, officers, partners, members, representatives, employees, professional advisors, sub-advisors, managers, and managing and executive directors) for any matter described in the releases set forth in the Term Sheet as of the date hereof, including Exhibit A.

(c)           Notwithstanding anything herein to the contrary, the THL/Evercore Parties are not releasing any claims arising under this Letter Agreement or the Plan.

 (1) Section 3 of the Vertis Side Letter provides, in relevant part, that “The Plans shall provide for the releases of the THL/Evercore Parties (the “Releasees”) set forth in the Term Sheet as of the date hereof. . .”

SCHEDULE I

“Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the ACG Parties or the Vertis Parties;  provided, however, that “Material Adverse Effect” shall not include any event or effect on, or change to, such business, results of operations, financial condition, assets or liabilities, to the extent arising out of, resulting from or attributable to (a) conditions or effects that generally affect the industries and markets in which the ACG Parties or the Vertis Parties operate, (b) general economic conditions affecting the United States or Canada, (c) effects resulting from changes generally affecting capital market conditions in the United States or Canada (except in each of clauses (a), (b) and (c) above, if the ACG Parties or the Vertis Parties are disproportionately affected thereby (but taking into account for purposes of determining a Material Adverse Effect only the disproportionate impact), but  including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism or other similar national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) effects arising from changes in Laws or GAAP, (e) effects to the extent resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement and/or the Agreement and Plan of Merger (including, without limitation, any (x) actions by clients or competitors, (y) loss of personnel or clients, or (z) the delay or cancellation of orders for services and products, in each such case to the extent resulting from or relating to the announcement or pendency of the transactions contemplated by this Agreement and/or the Agreement and Plan of Merger), or (f) effects resulting from compliance with the terms and conditions of this Agreement and/or the Agreement and Plan of Merger by the ACG Parties or the Vertis Parties.